As filed with the Securities and Exchange Commission on June 20, 2023

Registration No. 333-269773

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHA HEALTHCARE ACQUISITION CORP. III

(Exact name of Registrant as specified in its charter)

Delaware	6770	86-1645738
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Telephone: (646) 494-3296

(Address, including zip code and telephone number, including area code, of  Registrant’s principal executive offices)

Rajiv Shukla

Chairman and Chief Executive Officer

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

(646) 494-3296

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jocelyn M. Arel Jeffrey A. Letalien Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Scott R. Jones Troutman Pepper Hamilton Sanders LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312 (610) 640-7800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus does not constitute an offer to sell or a solicitation of offers to buy these securities in any jurisdiction in which such offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 20, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF

ALPHA HEALTHCARE ACQUISITION CORP. III

PROSPECTUS FOR 15,000,000 SHARES OF CLASS A COMMON STOCK

All of the members of the board of directors of Alpha Healthcare Acquisition Corp. III, a Delaware corporation (“ALPA”), voting on the transaction approved the Business Combination Agreement, dated as of January 4, 2023 (as amended from time to time, the “Business Combination Agreement”), by and among ALPA, Candy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ALPA (“Merger Sub”), and Carmell Therapeutics Corporation (“Carmell”), pursuant to which Merger Sub will merge with and into Carmell™, with Carmell surviving as a wholly owned subsidiary of ALPA (the “Business Combination”). In connection with the consummation of the Business Combination, ALPA will change its corporate name to “Carmell Therapeutics Corporation” In this proxy statement/prospectus, when we refer to “Carmell” we mean Carmell Therapeutics Corporation prior to the consummation of the Business Combination, and when we refer to “New Carmell” or the “Combined Company” we mean Alpha Healthcare Acquisition Corp. III, under its new corporate name after the consummation of the Business Combination.

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of Carmell common stock will be cancelled and converted into the right to receive a number of shares of common stock of New Carmell (the “New Carmell common stock”) equal to the Exchange Ratio (as defined in this proxy statement/prospectus); (ii) each outstanding share of Carmell preferred stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to (A) the aggregate number of shares of Carmell common stock that would be issued upon conversion of the shares of Carmell preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio; and (iii) each outstanding Carmell option or warrant will be converted into an option or warrant, as applicable, to purchase a number of shares of Class A Common Stock equal to (A) the number of shares of Carmell common stock subject to such option or warrant multiplied by (B) the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio; in each case, rounded down to the nearest whole share. See the section titled “Proposal 1: The Business Combination Proposal.” As of the Record Date the Exchange Ratio is approximately 0.083. Based on this Exchange Ratio, the total number of shares of New Carmell common stock expected to be issued in connection with the Business Combination (not including shares that will be issuable as consideration or upon exercise of outstanding stock options) is approximately 12,146,460 shares, and these shares are expected to represent approximately 38.06% and 66.19% of the issued and outstanding shares of New Carmell common stock immediately following the closing of the Business Combination, assuming no redemptions occur and maximum redemptions occur, respectively.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented for approval by ALPA’s stockholders at the special meeting of stockholders of ALPA (the “Special Meeting”) scheduled to be held on July [●], 2023, in virtual format.

ALPA’s units, Class A Common Stock and warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols ALPAU, ALPA and ALPAW, respectively. Each unit consists of one share of Class A Common Stock and one-fourth of one warrant. ALPA intends to apply to continue the listing of the shares of New Carmell common stock and warrants effective upon the consummation of the Business Combination on Nasdaq under the proposed symbols “CTCX” and “CTCXW,” respectively. ALPA will not have units traded on Nasdaq following consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the New Carmell common stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and initial listing requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition set forth in the Business Combination Agreement is waived by the parties to that agreement.

ALPA is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus incorporates by reference important business and financial information about ALPA from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of ALPA with the Securities and Exchange Commission (the “SEC”) by visiting its website at www.sec.gov or requesting them in writing or by telephone from ALPA at the following address:

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Telephone: (646) 494-3296

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by July [●], 2023 (five business days prior to the date of the Special Meeting) in order to receive them before the Special Meeting.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of this proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus or the securities referenced herein, passed upon the merits or fairness of the Business Combination or related transactions, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus is dated June [●], 2023 and is first being mailed to stockholders of ALPA on or about June [●], 2023.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF ALPHA HEALTHCARE ACQUISITION CORP. III

To Be Held On July [●], 2023

To the Stockholders of Alpha Healthcare Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Alpha Healthcare Acquisition Corp. III, a Delaware corporation (“ALPA,” “we,” “our” or “us”), will be held on July [●], 2023, at [●]A.M. Eastern time, via live webcast at the following address: [●]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. ALPA recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting to consider the following proposals (the “Proposals”):

1.

to (a) adopt and approve the Business Combination Agreement, dated as of January 4, 2023 (the “Business Combination Agreement”), among ALPA, Candy Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ALPA (“Merger Sub”), and Carmell Therapeutics Corporation, a Delaware corporation (“Carmell”), pursuant to which Merger Sub will merge with and into Carmell, with Carmell surviving the merger as a wholly-owned subsidiary of ALPA (the “Combined Company”) and (b) approve such merger and the other transactions contemplated by the Business Combination Agreement (the “Business Combination”). Subject to the terms and conditions set forth in the Business Combination Agreement, at the effective time of the Business Combination (the “Effective Time”):

(i)

each outstanding share of Carmell common stock will be cancelled and converted into the right to receive a number of shares of common stock of New Carmell (the “New Carmell common stock”) equal to the Exchange Ratio (as defined in the accompanying proxy statement/prospectus);

(ii)

each outstanding share of Carmell preferred stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to (A) the aggregate number of shares of Carmell common stock that would be issued upon conversion of the shares of Carmell preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (as defined in the Business Combination Agreement);

(iii)

each outstanding Carmell option or warrant will be converted into an option or warrant, as applicable, to purchase a number of shares of Class A Common Stock equal to (A) the number of shares of Carmell common stock subject to such option or warrant multiplied by (B) the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio; in each case, rounded down to the nearest whole share; and

(iv)	each share of Class A Common Stock and each share of Class B Common Stock that is issued and outstanding immediately prior to the Effective Time shall become one share of New Carmell common stock.

We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

2.

to approve, assuming the Business Combination Proposal is approved and adopted, a proposed third amended and restated certificate of incorporation (the “Proposed Charter,” a copy of which is attached to the accompanying proxy statement/prospectus as Annex C), which will amend and restate ALPA’s current Second Amended and Restated Certificate of Incorporation (the “Current Charter”), and which Proposed Charter will be in effect upon the closing (the “Closing”) of the Business Combination (the “Charter Amendment Proposal”);

3.

to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented pursuant to guidance of the Securities and Exchange Commission as seven separate sub-proposals (the “Advisory Charter Amendment Proposals”):

(a)	Advisory Charter Proposal A — to change the corporate name of the Combined Company to “Carmell Therapeutics Corporation”;

(b)	Advisory Charter Proposal B — to increase the authorized shares of common stock of ALPA to 250,000,000 shares;

(c)	Advisory Charter Proposal C — to increase the authorized shares of “blank check” preferred stock that the Combined Company’s board of directors could issue to 20,000,000 shares;

(d)

Advisory Charter Proposal D — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66 2⁄3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

(e)

Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66 2⁄3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendment;

(f)

Advisory Charter Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring ALPA to be dissolved and liquidated 24 months following the closing of ALPA’s initial public offering (the “Initial Public Offering”), and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and

(g)	Advisory Charter Proposal G — to remove the provision that allows the Class B common stockholders to act by written consent as opposed to holding a stockholders meeting;

4.

to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635 (the “Nasdaq Listing Rule”), the issuance of up to 15,000,000 shares of New Carmell common stock in connection with the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus (the “Nasdaq Proposal”);

5.

to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of nine directors who, upon consummation of the Business Combination, will become directors of the Combined Company (the “Director Election Proposal”);

6.

to approve, assuming the Business Combination Proposal is approved and adopted, the Carmell Therapeutics Corporation 2023 Long-Term Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which will become effective as of and contingent on the consummation of the Business Combination (the “Incentive Plan Proposal”); and

7.

to approve a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the board of directors of ALPA (the “Board”) or the officer presiding over the Special Meeting, for ALPA to consummate the Business Combination (the “Adjournment Proposal”).

Only holders of record of Class A Common Stock and Class B Common Stock of ALPA (collectively, the “ALPA Common Stock”) at the close of business on June 20, 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of ALPA stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of ALPA for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, ALPA is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, upon the Closing, the shares of Class A Common Stock (the “Public Shares”) issued in the Initial Public Offering then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of the Initial Public Offering. For illustrative purposes, based on funds in the Trust Account of approximately $159,671,775 on the Record Date, the estimated per share redemption price would have been approximately $10.34. Public Stockholders may elect to redeem Public Shares even if they vote for the Business Combination Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the Public Shares issued in the Initial Public Offering. Pursuant to the Current Charter, the shares of Class A Common Stock held by the Sponsor are not subject to redemption, and such shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Sponsor and ALPA’s other initial stockholders have agreed to vote any shares of ALPA Common Stock owned by them in favor of the Business Combination Proposal, which represent approximately 21.9% of the voting power of ALPA as of the Record Date. These holders also have agreed to vote their shares in favor of all other Proposals being presented at the Special Meeting.

Pursuant to ALPA’s bylaws, a majority of the shares of ALPA Common Stock entitled to vote, represented at the Special Meeting or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Under the Delaware General Corporation Law, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present.

The approval of the Business Combination Proposal, of the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of ALPA Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of each of the ALPA Class A Common Stock and ALPA Class B Common Stock, voting separately.

The approval of the Director Election Proposal requires a plurality vote of the ALPA Common Stock present (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal will not be presented to the ALPA stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Director Election Proposal and the Equity Incentive Plan Proposal are preconditions to the Closing.

As of the Record Date, there was approximately $159,671,775 in the Trust Account. Each redemption of Public Shares by Public Stockholders will decrease the amount in the Trust Account. ALPA will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the Annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (646) 494-3296.

June [●], 2023
By Order of the Board of Directors

Rajiv Shukla
Chief Executive Officer and Chairman of the Board

Page
MARKET AND INDUSTRY DATA	1
TRADEMARKS	1
FREQUENTLY USED TERMS	2
QUESTIONS AND ANSWERS	5
SUMMARY	19
FORWARD-LOOKING STATEMENTS	31
RISK FACTORS	33
SPECIAL MEETING OF ALPA STOCKHOLDERS	78
PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL	83
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	134
PROPOSAL 2: THE CHARTER AMENDMENT PROPOSAL	153
PROPOSAL 3: THE ADVISORY CHARTER AMENDMENT PROPOSALS	155
PROPOSAL 4: THE NASDAQ PROPOSAL	157
PROPOSAL 5: THE DIRECTOR ELECTION PROPOSAL	159
PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL	161
PROPOSAL 7: THE ADJOURNMENT PROPOSAL	167
INFORMATION ABOUT ALPA	168
INFORMATION ABOUT CARMELL	181
BENEFICIAL OWNERSHIP	232
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	236
DESCRIPTION OF NEW CARMELL’S SECURITIES AFTER THE BUSINESS COMBINATION	241
COMPARISON OF STOCKHOLDERS’ RIGHTS	249
MANAGEMENT OF THE COMBINED COMPANY	260
LEGAL MATTERS	272
EXPERTS	272
STOCKHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO STOCKHOLDERS	272
WHERE YOU CAN FIND MORE INFORMATION	272
INDEX TO FINANCIAL STATEMENTS	F-1
Annex A Business Combination Agreement by and among Alpha Healthcare Acquisition Corp. III, Candy Merger Sub, Inc. and Carmell Therapeutics Corporation, dated as of January 4, 2023	A-1
Annex B Opinion of Cabrillo, dated as of January 3, 2023	B-1
Annex C Form of Alpha Healthcare Acquisition Corp. III Third Amended and Restated Certificate of Incorporation	C-1
Annex D Carmell Therapeutics Corporation 2023 Long-Term Incentive Plan	D-1

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and ALPA’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“2023 Plan” means the Carmell Therapeutics Corporation 2023 Long-Term Incentive Plan, approved by the Board of ALPA, effective as of and contingent on the consummation of the Business Combination.

“ALPA” means Alpha Healthcare Acquisition Corp. III, a Delaware corporation.

“ALPA Common Stock” means the Class A Common Stock and Class B Common Stock of ALPA.

“ALPA’s initial stockholders” means the Sponsor and the independent directors of ALPA.

“Board” means ALPA’s board of directors.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 4, 2023, by and among ALPA, Merger Sub and Carmell, as amended from time to time.

“Business Combination Consideration” means the consideration to be paid to holders of Carmell common stock, Carmell preferred stock, Carmell options and Carmell warrants upon the closing of the Business Combination pursuant to the Business Combination Agreement.

“Carmell” means Carmell Therapeutics Corporation, a Delaware corporation.

“Carmell common stock” means the common stock, par value $0.001 per share, of Carmell.

“Carmell options” means options to purchase Carmell common stock, whether vested or unvested.

“Carmell preferred stock” means the preferred stock, par value $0.001 per share, of Carmell designated as Series A redeemable convertible preferred stock (“Series A preferred”), Series B redeemable convertible preferred stock (“Series B preferred”), and Series C redeemable convertible preferred stock (“Series C preferred”).

“Carmell warrants” means warrants to purchase Carmell common stock.

“Class A Common Stock” means the Class A Common Stock of ALPA.

“Class B Common Stock” means the Class B Common Stock of ALPA, which is convertible into shares of Class A Common Stock on a one-for-one basis.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means ALPA subsequent to the Business Combination (also referred to herein as “New Carmell”).

“Continental” means Continental Stock Transfer & Trust Company, transfer agent for ALPA.

“Current Charter” means ALPA’s second amended and restated certificate of incorporation.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dollars” or “$” means U.S. dollars.

“Effective Time” means the effective time of the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning given to such term in the Business Combination Agreement.

“Founder Shares” mean the shares of Class B Common Stock initially purchased by the Sponsor, and the shares of Class A Common Stock issuable upon conversion thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Public Offering” or “IPO” means the initial public offering of ALPA, which closed on July 29, 2021.

“Investor Rights Agreement” means the investor rights agreement into which ALPA, certain of the Carmell stockholders and certain of the ALPA stockholders will enter into at the Effective Time.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Cabrillo” means Cabrillo Capital Markets, LLC, ALPA’s financial advisor in connection with the Business Combination.

“Merger Sub” means Candy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ALPA.

“Nasdaq” means The Nasdaq Capital Market.

“New Carmell” refers the Combined Company following the consummation of the Business Combination.

“New Carmell Board” means the board of directors of New Carmell.

“New Carmell common stock” means the common stock, par value $0.0001 per share, of New Carmell.

“New Carmell Public Warrant” means each Public Warrant after the Business Combination.

“Private Placement Shares” means the shares of Class A Common Stock that were issued in the private placement that closed concurrently with the Initial Public Offering.

“Proposals” means each of the Proposals to be considered for approval at the Special Meeting.

“Proposed Charter” means the third amended and restated certificate of incorporation of ALPA, attached to this proxy statement/prospectus as Annex C.

“Public Shares” means the shares of Class A Common Stock issued in the Initial Public Offering.

“Public Stockholders” means holders of Class A Common Stock.

“Public Warrant” means each whole Warrant issued in the Initial Public Offering.

“Record Date” means June 20, 2023.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of stockholders of ALPA, scheduled to be held on July [●], 2023 at [●]A.M.

“Sponsor” means AHAC Sponsor III LLC, a Delaware limited liability company.

“Trust Account” means the trust account maintained by Continental, acting as trustee, established for the benefit of holders of Class A Common Stock in connection with the Initial Public Offering.

“Units” mean units of ALPA consisting of one share of Class A Common Stock and one-fourth of one Warrant.

“Warrants” means warrants to purchase Class A Common Stock.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the Proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to ALPA stockholders. ALPA stockholders are urged to read this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	What is the Business Combination?

A:

ALPA, Merger Sub, and Carmell have entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into Carmell, with Carmell surviving the Business Combination as a wholly owned subsidiary of ALPA.

Q:	Why am I receiving this proxy statement/prospectus?

A:

ALPA and Carmell have agreed to a Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and ALPA encourages its stockholders to read it in its entirety. ALPA’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for the Business Combination whereby Merger Sub will merge with and into Carmell, with Carmell surviving as a wholly owned subsidiary of ALPA. See the section titled “Proposal 1: The Business Combination Proposal.”

This document is a proxy statement because the Board is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because ALPA, in connection with the Business Combination, is offering shares of New Carmell common stock in exchange for the outstanding shares of Carmell common stock and Carmell preferred stock. See the section titled “Proposal 1: The Business Combination Proposal.”

Q:	What will Carmell stockholders and holders of Carmell options and Carmell warrants receive in the Business Combination?

A:	If the Business Combination is completed:

•

Each outstanding share of Carmell common stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to the Exchange Ratio (rounded down to the nearest whole share).

•

Each outstanding share of Carmell preferred stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to (A) the aggregate number of shares of Carmell common stock that would be issued upon conversion of the shares of Carmell preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (rounded down to the nearest whole share).

•

Each outstanding Carmell option or Carmell warrant will be converted into an option or warrant, as applicable, to purchase a number of shares of New Carmell common stock equal to (A) the number of shares of Carmell common stock subject to such option or warrant multiplied by (B) the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio (rounded down to the nearest whole share). Each option and warrant to purchase shares of New Carmell common stock will otherwise be subject to the same terms as the Carmell option and Carmell warrants, as applicable, prior to such conversion.

The consideration described in the foregoing bullets is referred to collectively as the “Business Combination Consideration.” Based on the number of shares of Carmell common stock and Carmell preferred stock outstanding and the number of shares of Carmell common stock underlying outstanding Carmell options and Carmell warrants, in each case as of the Record Date, the total number of shares of New Carmell common stock expected to be issued as Business Combination Consideration is approximately shares. See the section titled “Proposal 1: The Business Combination Proposal — Structure of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for July [●], 2023; however, the Special Meeting could be adjourned, as described herein. ALPA cannot assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of ALPA and Carmell could result in the Business Combination being completed at a different time or not at all. ALPA must first obtain the approval of its stockholders for certain of the Proposals set forth in this proxy statement/prospectus.

Q:	What happens if the Business Combination is not consummated?

A:

If ALPA does not complete the Business Combination with Carmell, for whatever reason, ALPA will search for another target business with which to complete a business combination. If ALPA does not complete the Business Combination with Carmell or another business combination by July 29, 2023 (or such later date as may be approved by ALPA stockholders in an amendment to its Current Charter), ALPA must redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to ALPA to pay its franchise and income taxes on such amounts (less up to $100,000 of such interest to pay dissolution expenses), divided by the number of then outstanding shares of Class A Common Stock. The Founder Shares held by the Sponsor and ALPA’s directors are not subject to redemption, and accordingly, in the event that a business combination is not effected by ALPA in the required period of time, the Founder Shares held by them will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to the outstanding Warrants. Accordingly, the Warrants will expire worthless. In addition, recent changes in U.S. federal tax law may increase ALPA’s tax liabilities if the stockholder redemption occurs on or after January 1, 2023.

Q:	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes, the Board obtained a fairness opinion from Cabrillo in connection with its determination to approve the Business Combination. See “Proposal 1: The Business Combination Proposal — Opinion of ALPA’s Financial Advisor” for further information regarding this opinion.

Q:	What interests do the current officers and directors of ALPA have in the Business Combination?

A:

In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Charter Amendment Proposal and the other Proposals, ALPA stockholders should keep in mind that the Sponsor (which is affiliated with certain of ALPA’s officers and directors) and ALPA’s officers and directors have interests in such proposals that are different from, or in addition to, your interests as an ALPA stockholder or warrant holder. These interests include, among other things:

•

If the Business Combination with Carmell or another business combination is not consummated by July 29, 2023 (or such later date as may be approved by ALPA’s stockholders), ALPA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, the (i) Founder Shares held by the Sponsor and certain of ALPA’s officers and directors, which were acquired by the Sponsor for a purchase price of approximately $0.00696 per share, or $25,000 in the aggregate, prior to the Initial Public Offering, and (ii) the Units purchased by the Sponsor in the concurrent private placement for a purchase price of $10.00 per Unit, or $4,638,820.00 in the aggregate, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such securities. Such securities had an aggregate market value of approximately $44.5 million based upon the closing price of $10.28 per share on Nasdaq on the Record Date. As a result of the lower price per share of the investment made by our Sponsor, officers and directors as compared with the price per share paid by our Public Stockholders, a transaction which results in an increase in the value of the price per share of the shares held by our Sponsor, officers and directors may result in a dilution in the price per share of the shares held by our Public Stockholders, and as a result, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other ALPA shareholders experience a negative rate of return in New Carmell.

This further highlights the risk that the Sponsor, its officers and directors may incentivized to complete a business combination of a less favorable target company on terms less favorable to Public Stockholders as opposed to liquidate.

•

If ALPA is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by ALPA for services rendered or contracted for or products sold to ALPA. If ALPA consummates a business combination, on the other hand, ALPA will be liable for all such claims.

•

The Business Combination Agreement provides for the continued indemnification of ALPA’s current directors and officers and the continuation of directors and officers liability insurance covering ALPA’s current directors and officers.

•

None of ALPA’s officers or directors will be required to commit his or her full time to the affairs of New Carmell and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•

In the course of their other business activities, ALPA’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to New Carmell as well as the other entities with which they are affiliated. ALPA’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

Pursuant to the Current Charter, the Founder Shares and Private Placement Shares held by the Sponsor and ALPA’s directors are not subject to redemption in connection with the consummation of ALPA’s initial business combination or if ALPA fails to consummate its initial business combination within 24 months after the closing of the Initial Public Offering. If ALPA does not complete its initial business combination within such applicable time period, the proceeds of the sale of the Units sold in the concurrent private placement that are held in the Trust Account will be used to fund the redemption of its Public Shares, and the securities sold in the concurrent private placement will expire worthless. The Founder Shares and the Units purchased in the concurrent private placement held by ALPA’s initial stockholders had an aggregate market value of approximately $44.5 million based upon the closing price of $10.28 per share on Nasdaq on the Record Date. In addition, the Founder Shares will not be transferable or assignable by the Sponsor until the earlier to occur of:

(x) one year following the Closing, or (y) the date on which ALPA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of ALPA’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to limited exceptions. In addition, 50% of the Founder Shares are subject to forfeiture, if in the five years since Closing, the New Carmell common stock price does not exceed $11.50 for any 20 trading days within any 30-trading day period.

With certain limited exceptions, the Units sold in the concurrent private placement, the Private Placement Warrants, the Class A Common Stock underlying the Private Placement Warrants and the Private Placement Shares will not be transferable, assignable or saleable by the Sponsor or its permitted transferees until 30 days after the completion of ALPA’s initial business combination. Since the Sponsor and ALPA’s officers and directors may directly or indirectly own ALPA Common Stock and Warrants following the Initial Public Offering, ALPA’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate ALPA’s initial business combination.

•

ALPA’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•

The Sponsor and ALPA’s officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as ALPA may obtain loans from the Sponsor or an affiliate of the Sponsor or any of ALPA’s officers or directors to finance transaction costs in connection with an intended initial business combination. As of the Record Date, approximately $0.1 million of such loans are outstanding. The terms of such loans have not been determined and no written agreements exist with respect to such loans. The loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted into units of the post-business combination entity at a price of $10.00 per unit, and it is expected that the units issued upon conversion of such loans would be identical to the Units sold in the Initial Public Offering, except that such securities would not be redeemable given that such securities would be issued after completion of the initial business combination.

•

The Sponsor as well as Messrs. Shukla, Sturgeon, Podsiadlo, Woodward and Ms. DeRemer, directors or executive officers of ALPA, will be party to the Investors Rights Agreement, which will come into effect at the Effective Time.

•

Each of the executive officers and directors of ALPA presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. The Current Charter provides that ALPA renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of ALPA and such opportunity is one ALPA is legally and contractually permitted to undertake and would otherwise be reasonable for ALPA to pursue, and to the extent the director or officer is permitted to refer that opportunity to ALPA without violating another legal obligation. ALPA does not believe, however, that the pre-existing fiduciary duties or contractual obligations of its officers and directors will materially undermine our ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect its search for an acquisition target.

•

The Board of ALPA may elect to waive certain conditions to the Closing of the Business Combination that are subject to waiver under applicable law, without requiring the consent of the Public Stockholders if they deem such changes to be in the best interest of ALPA and its stockholders.

•	The fact that both of the executive officers of ALPA will be directors of New Carmell following the Closing.

Q:	What is the expected per share value of the cash consideration to be received by Carmell in the Business Combination?

A:

The net cash to the balance sheet of Carmell and the total number of New Carmell common stock will depend upon the extent to which Public Stockholders exercise their redemption rights with respect to Public

Shares. Although the parties to the Business Combination have deemed the value of New Carmell common stock to be equal to $10.00 per share for determining the number of New Carmell common stock issuable to holders of Carmell’s securities and the cash value per share of New Carmell common stock, the trading price of New Carmell common stock following the Business Combination may be substantially less than $10.00 per share. Set forth below is a calculation of the net cash per New Carmell common stock resulting from the proceeds of the Trust Account, as well as potential net proceeds of the Common Stock Purchase Agreement and exercises of the Public Warrants and Private Placement Warrants, in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. Such calculations are based upon (i) cash held in the Trust Account as of the Record Date of approximately $10.34 per Public Share (rounded to the nearest cent) and (ii) transaction expenses of $3.6 million. Except as described in the footnotes to the table below, the calculations do not assume the receipt of any debt or equity financing in connection with the closing of the Business Combination.

	Assuming No Redemption(1)	Assuming 25% Redemption(2)	Assuming 75% Redemption(3)	Assuming Maximum Redemption(4)
New Carmell common stock not redeemed	15,444,103	11,467,107	3,513,114	1,020,520
Redemption Price as of Record Date	$10.34	$10.34	$10.34	$10.34
ELOC price per share with 3% discount to price as of Record Date (5)	$9.97	$9.97	$9.97	$9.97
Warrant strike price	$11.50	$11.50	$11.50	$11.50
Gross Cash Proceeds of Trust Account, as of Record Date	$159,671,775	$118,554,851	$36,320,992	$10,550,839
Cash Transaction Expenses	$3,597,000	$3,597,000	$3,597,000	$3,597,000
Net Cash Proceeds of Trust Account at Record Date	$156,074,775	$114,957,851	$32,723,992	$6,953,839
Net Cash Proceeds from ELOC (6)	$0	$0	$0	$8,344,205
Net Cash Proceeds of Business Combination (Trust Account plus Financing)	$156,074,775	$114,957,851	$32,723,992	$15,298,043

Founder Shares (7)	3,861,026	3,861,026	3,861,026	3,861,026
ALPA Class A Common Stock not subject to possible redemption	463,882	463,882	463,882	463,882
New Carmell shares issued in merger to Carmell	12,146,460	12,146,460	12,146,460	12,146,460
New Carmell shares issued to ELOC Investor (8)	21,278	21,278	21,278	858,075
Total Shares Outstanding	31,936,749	27,959,753	20,005,760	18,349,963
Net Cash per New Carmell common stock Outstanding	$4.89	$4.11	$1.64	$0.83

Additional Cash from ELOC (9)	$25,000,000	$25,000,000	$25,000,000	$16,655,795
Additional Cash Upon Exercise of Public Warrants	$44,401,799	$44,401,799	$44,401,799	$44,401,799
Additional Cash Upon Exercise of Private Placement Warrants	$1,333,667	$1,333,667	$1,333,667	$1,333,667
Additional Cash Upon Exercise of Carmell Options and Warrants	$4,905,865	$4,905,865	$4,905,865	$4,905,865
Total Additional Cash Proceeds assuming full exercise of ELOC, private placement warrants and public warrants	$75,641,331	$75,641,331	$75,641,331	$67,297,126
Total Net Cash	$231,716,105	$190,599,181	$108,365,323	$82,595,169

Additional Shares Issuable Under ELOC (10)	2,507,120	2,507,120	2,507,120	1,670,323
Additional Shares Issuable Upon Exercise of Public Warrants	3,861,026	3,861,026	3,861,026	3,861,026
Additional Shares Issuable Upon Exercise of Private Placement Warrants	115,971	115,971	115,971	115,971
Additional Shares Issuable Upon Exercise of Carmell Options and Warrants	2,853,540	2,853,540	2,853,540	2,853,540
Fully Diluted Total Shares Potentially Outstanding assuming full exercise of ELOC, private placement warrants and public warrants	41,274,406	37,297,410	29,343,417	26,850,823
Net Cash per Fully Diluted Share assuming full exercise of ELOC, private placement warrants and public warrants	$5.61	$5.11	$3.69	$3.08

(1)	This scenario assumes that no Public Shares are redeemed by the Public Stockholders.
(2)	This scenario assumes that 3,976,996 Public Shares are redeemed by the Public Stockholders.
(3)	This scenario assumes that 11,930,989 Public Shares are redeemed by the Public Stockholders.
(4)

This scenario assumes that 14,423,583 Public Shares are redeemed by the Public Stockholders, which specifically excludes redemption of Public Shares held by Sandstone Asset Management. On May 1, 2023, Sandstone Asset Management notified ALPA that it intends to stay invested in its anchor investor position through the Closing of the Business Combination. As of May 1, 2023, Sandstone Asset Management held 1,020,520 shares of Class A Common Stock and 285,875 warrants.

(5)	Based on the market price of ALPA common stock on the Record Date of $10.28.
(6)

Reflects the net proceeds of $8,344,205 from an equity line of credit to be drawn upon under the maximum redemption scenario in order to satisfy the net tangible assets requirement in the Business Combination Agreement. Per the terms of the Business Combination Agreement, ALPA may not redeem Public Shares unless ALPA’s net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of the initial business combination. Reflects the issuance of 858,075 Class A Common stock shares as a result of the draw down on the Equity Line of Credit, including 836,797 shares issued at $9.97 (based on the market price of ALPA common stock on the Record Date of $10.28 less 3% Equity Line of Credit fees), and 21,278 of Commitment Shares (as defined herein).

(7)	All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.
(8)

Per the terms of the Business Combination Agreement, ALPA may not redeem Public Shares unless ALPA’s net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of the initial business combination. To satisfy this requirement, the maximum redemption scenario assumes a cash draw down of $8,344,205 and the related issuance of 858,075 shares (including 21,278 Commitment Shares) of New Carmell Class A Common Stock under the Equity Line of Credit (as defined herein).

(9)	Assumes the issuance of the shares described in footnote 10 below at the assumed market price described in footnote 6 above.
(10)

Reflects maximum potential proceeds of the Equity Line of Credit, assuming 3% Equity Line of Credit fees. For the maximum redemption scenario, excludes the $8,344,205 of net proceeds of the equity line of credit included in footnote 6 above.

Q:	What equity will current ALPA stockholders and Carmell stockholders have in New Carmell.

A:

It is anticipated that based on Carmell’s capitalization as of March 31, 2023, and after giving effect to the consummation of the Business Combination, the fully-diluted ownership of New Carmell assuming various redemption levels by the Public Stockholders will be as follows:

	No redemption	25% redemption	50% redemption	75% redemption	Maximum redemption
	# of shares	# of shares	# of shares	# of shares	# of shares
Public Shares	15,444,103	11,583,077	7,722,052	3,861,026	1,020,520
Public Warrants (a)	3,861,026	3,861,026	3,861,026	3,861,026	3,861,026
Total Public (1)	19,305,129	15,444,103	11,583,078	7,722,052	4,881,546
Private Placement Shares	463,882	463,882	463,882	463,882	463,882
Private Placement Warrants	115,971	115,971	115,971	115,971	115,971
Total Founder Shares (2)	3,861,026	3,861,026	3,861,026	3,861,026	3,861,026
Sponsor Total (3)	4,440,879	4,440,879	4,440,879	4,440,879	4,440,879
Carmell Total (4)	12,146,460	12,146,460	12,146,460	12,146,460	12,146,460
Shares Issuable Upon Exercise of Carmell Stock Options and Warrants	2,853,540	2,853,540	2,853,540	2,853,540	2,853,540
Shares Issued to ELOC Investor (5)	21,278	21,278	21,278	21,278	858,075
Total	38,767,286	34,906,260	31,045,235	27,184,209	25,180,500

(1)	Fully-diluted total Public shares is based on sum of Public Shares and Public Warrants.
(2)	Founder Shares, of which 50% are linked to achievement of a $11.50 price per share within five years of the Closing.
(3)	Fully-diluted number of shares held by Sponsor is based on sum of Private Placement Shares plus Private Placement Warrants plus Founder Shares held by Sponsor, as adjusted pursuant to footnote 2.

(4)	Fully-diluted Carmell total shares is based on the sum of the Shares issued to Carmell stockholders plus Carmell options and Carmell warrants.
(a)	Assumes the exercise of all Public Warrants of New Carmell in shares of New Carmell common stock.
(b)	Assumes the exercise of all Private Placement Warrants of New Carmell into shares of New Carmell common stock.
(c)	Assumes the exercise of all outstanding Carmell options for shares of New Carmell common stock.
(d)	Assumes the exercise of all outstanding Carmell warrant for shares of New Carmell common stock.
(5)

For all scenarios, reflects the issuance of 21,278 Commitment Shares. Per the terms of the Business Combination Agreement, ALPA may not redeem Public Shares unless ALPA’s net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of the initial business combination. To satisfy this requirement, the maximum redemption scenario assumes a cash draw down of $8,344,205 and the related issuance of 858,075 shares (including 21,278 Commitment Shares) of New Carmell Class A Common Stock under the Equity Line of Credit.

Based on the table above, the fully-diluted ownership of the Public Stockholders, Sponsor, Carmell, and the ELOC Investor (as defined herein) assuming no redemptions, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions would be as follows: (i) no redemptions: 49.80%, 11.46%, 38.69%, 0.05%; (ii) 25% redemptions: 44.24%, 12.72%, 42.97%, 0.06%; (iii) 50% redemptions: 37.31%, 14.30%, 48.32%, 0.07%; (iv) 75% redemptions 28.41%, 16.34%, 55.18%, 0.08% and (v) maximum redemptions. 19.39%, 17.64%, 59.57% and 3.41%.

Share ownership presented in the table above is only presented for illustrative purposes and are based on a number of assumptions. ALPA cannot predict how many of its Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages and voting power of current ALPA shareholders and Carmell shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions. Public Stockholders that do not elect to redeem their Public Shares will experience dilution as a result of the Business Combination. The Public Stockholders currently own 78.1% of ALPA’s Capital Stock, assuming that no warrants have been exercised and 81.3% on a fully diluted basis. As noted in the above table, if no Public Stockholders redeem their Public Shares in the Business Combination, the Public Stockholders will go from owning 78.1% of the ALPA’s Capital Stock prior to the Business Combination to owning 49.80% of the total shares outstanding of the New Carmell. The Public Stockholders will own representing approximately 41.26%, 31.89%, 18.97% and 5.56% (assuming no warrants have been exercised) and 44.24%, 37.31%, 28.41% and 19.39% (on a fully diluted basis) of the total shares outstanding of New Carmell, assuming redemptions equaling 25.0%, 50.0% and 75.0% and Maximum Redemption scenarios as shown above, respectively.

QUESTIONS AND ANSWERS ABOUT ALPA’S SPECIAL MEETING

Q:	How do I attend a virtual meeting?

A:

As a registered stockholder, along with this proxy statement/prospectus, you received a proxy card from Continental, ALPA’s transfer agent, which contains instructions on how to attend the virtual Special Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, contact Continental at (917) 262-2373, or email Continental at proxy@continentalstock.com.

You can pre-register to attend the virtual Special Meeting starting on July [●], 2023 (five business days prior to the meeting). Enter the following URL address into your browser ([●]), then enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-login using the same control number and, if you want to vote during the meeting, you will be prompted to enter your control number again.

Beneficial owners who own their Class A Common Stock through a bank, broker or other nominee will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your broker, bank or other nominee or, if you would like to join and not vote, Continental can issue you a guest control number with proof of ownership. Either way you must contact Continental at the number or email address above for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Special Meeting by dialing 1-877-770-3647 (toll-free, within the U.S. and Canada) or 1-312-780-0854 (with toll, outside the U.S. or Canada) and when prompted, enter the pin [●]#. This method supports listening only, so you will not be able to vote or enter questions during the Special Meeting.

Q:	Are there any other matters being presented to ALPA stockholders at the meeting?

A:	In addition to voting on the Business Combination Proposal, assuming it is approved and adopted, the stockholders of ALPA will vote on the following:

1.

To approve the Proposed Charter, which will amend and restate the Current Charter, which Proposed Charter will be in effect upon the Closing. See the section titled “Proposal 2: The Charter Amendment Proposal.” A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex C.

2.

Separate Proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter: (i) to change the corporate name of the Combined Company to “Carmell Therapeutics Corporation”; (ii) to increase the authorized shares of ALPA Common Stock to 250,000,000 shares; (iii) to increase the authorized shares of “blank check” preferred stock that the Combined Company’s board of directors could issue to 20,000,000 shares; (iv) to provide that the removal of any director be only for cause and by the affirmative vote of at least 66 2⁄3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors; (v) to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66 2⁄3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendment; (vi) to make the Combined Company’s corporate existence perpetual instead of requiring ALPA to dissolve and liquidate 24 months following the closing of its Initial Public Offering and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition corporations; and (vii) to remove the provision that allows Class B stockholders to act by written consent as opposed to holding a stockholders meeting (together, the “Advisory Charter Amendment Proposals”). See the section titled “Proposal 3: The Advisory Charter Amendment Proposals.”

3.

To approve the issuance of up to 15,000,000 shares of New Carmell common stock in connection with the Business Combination in order to comply with applicable Nasdaq Listing Standards. See the section titled “Proposal 4: The Nasdaq Proposal.”

4.

To approve the appointment of nine directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section titled “Proposal 5: The Director Election Proposal.”

5.	To approve the 2023 Plan. See the section titled “Proposal 6: The Incentive Plan Proposal.” A copy of the 2023 Plan is attached to this proxy statement/prospectus as Annex D.

6.

To adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the Board or the officer presiding over the Special Meeting, for ALPA to consummate the Business Combination (including to solicit additional votes in favor of any of the foregoing Proposals). See the section titled “Proposal 7: The Adjournment Proposal.”

ALPA will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read it carefully.

Consummation of the Business Combination is conditioned on approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal (and each such Proposal is cross-conditioned on the approval of such other Proposals). If any of these Proposals is not approved, the other Proposals will not be presented to stockholders for a vote.

The vote of stockholders is important. ALPA stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	I am an ALPA Warrant holder. Why am I receiving this proxy statement/prospectus?

A:

After the consummation of the Business Combination, the holders of the Warrants will be entitled to purchase New Carmell common stock at a purchase price of $11.50 per share beginning 30 days after the Closing. This proxy statement/prospectus includes important information about ALPA and the business of New Carmell following the Closing. Because holders of Warrants will be entitled to purchase New Carmell common stock 30 days after the Closing, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q:	What will happen to ALPA’s securities upon consummation of the Business Combination?

A:

ALPA’s Units, Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols ALPAU, ALPA and ALPAW, respectively. Upon the Closing, the Combined Company will have one class of common stock — referred to herein as New Carmell common stock — which will be listed on Nasdaq under the symbol CTCX, and its warrants will be listed on Nasdaq under the symbol CTCXW. ALPA will not have Units traded on Nasdaq following the Closing, and its Units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the Trust Account need not submit Public Shares, and such shares of stock (which will be New Carmell common stock upon the Closing) will remain outstanding. Each outstanding Warrant will entitle the holder to purchase shares of New Carmell common stock beginning 30 days after the Closing. Each outstanding share of Class B Common Stock, by its terms, will automatically convert into one share of New Carmell common stock upon the Closing.

Q:	Why is ALPA proposing the Business Combination?

A:	ALPA was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On July 29, 2021, ALPA closed its Initial Public Offering of 15,000,000 units at a price of $10.00 per unit generating gross proceeds of $150,000,000 before transaction costs (including deferred underwriting expenses to be paid upon completion of ALPA’s initial business combination). Each unit consisted of one share of Class A Common Stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock for $11.50 per share, subject to certain adjustments.

Carmell is a regenerative medicine biotech company focused on leveraging its core platform technology to stimulate tissue repair or growth after severe injury, disease or aging.

Based on its due diligence investigations of Carmell and the industry in which it operates, including the financial and other information provided by Carmell in the course of the negotiations in connection with the Business Combination Agreement, ALPA believes that Carmell has an appealing market opportunity and growth profile and a compelling valuation. As a result, ALPA believes that the Business Combination with Carmell will provide ALPA stockholders with an opportunity to participate in the ownership of a company with significant value. See the section titled “Proposal 1: The Business Combination Proposal — The Board’s Reasons for Approval of the Business Combination.”

Q:	Do I have redemption rights?

A:

If you are an ALPA stockholder holding Public Shares, you have the right to demand that ALPA redeem your Public Shares for a pro rata portion of the cash held in the Trust Account. We sometimes refer to these rights to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a stockholder, together with any affiliate or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares without the prior consent of ALPA.

Q:	How do I exercise my redemption rights?

A:

A Public Stockholder may exercise redemption rights regardless of whether it votes on the Business Combination Proposal or if it is a stockholder on the Record Date. If you are a Public Stockholder and wish to exercise your redemption rights, you must demand that ALPA redeem your Public Shares for cash and deliver your Public Shares to ALPA’s transfer agent, Continental, at Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004, Attn: Mark Zimkind, physically or electronically using mzimkind@continentalstock.com, at least two business days before the Special Meeting, or July, 2023. As opposed to delivering your Public Shares directly to Continental, you may deliver your Public Shares either physically or electronically through DTC to Continental at least two business days before the Special Meeting. Any Public Stockholder seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $159,671,775, or $10.34 per share, as of the Record Date), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your Public Shares for redemption directly to Continental, or deliver your Public Shares either physically or electronically through DTC to Continental, and later decide prior to the Special Meeting not to elect redemption, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the phone number or address set forth in this proxy statement/prospectus.

Any written demand of redemption rights must be received by Continental at least two business days prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental.

If you are a Public Stockholder and you exercise your redemption rights, it will not result in the loss of any Warrants that you may hold. Your Warrants will each become exercisable to purchase one share of New Carmell common stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Q:	If I am a holder of Units, can I exercise redemption rights with respect to my Units?

A:

No. Holders of issued and outstanding Units must elect to separate their Units into the underlying Public Shares and Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Warrants and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are required to cause your Public Shares to be separated and delivered to Continental, ALPA’s transfer agent, by     , 2023 (two business days before the Special Meeting) in order to exercise your redemption rights with respect to your Public Shares.

Q:	How do the Public Warrants differ from the Private Warrants, and what are the related risks for any holder of Public Warrants post-Business Combination?

A:

Each Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering and 30 days after the completion of ALPA’s initial business combination. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade.

Once the Public Warrants become exercisable, ALPA may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each Public Warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before ALPA sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by ALPA, ALPA may not exercise its redemption right if the issuance of shares of Class A Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or ALPA is unable to effect such registration or qualification.

ALPA has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and ALPA issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If ALPA calls the Public Warrants for redemption as described above, ALPA’s management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” ALPA’s management will consider, among other factors, ALPA’s cash position, the number of Warrants that are outstanding and the dilutive effect on ALPA’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of the Public Warrants. If ALPA’s management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If ALPA’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. ALPA believes this feature is an attractive option to ALPA if the company does not need the cash from the exercise of the Public Warrants after its initial business combination. If ALPA calls the Public Warrants for redemption and ALPA’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Redemption of the outstanding Warrants could force holders of the Warrants to (a) exercise Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holders to do so, (b) sell Warrants at the then-current market price when they might otherwise wish to hold their Warrants or (c) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. Notwithstanding the foregoing, the Private Placement Warrants are not subject to the same risk of redemption as the Public Warrants as the Private Placement Warrants are not redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by ALPA.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. Neither ALPA stockholders nor holders of its Units or Warrants have appraisal rights in connection with the Business Combination under Delaware law.

Q:	What happens if a substantial number of stockholders votes in favor of the Business Combination Proposal and exercise redemption rights?

A:

Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights and are not required to vote in any way to exercise redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shares are substantially reduced as a result of redemption by Public Stockholders (however, the condition to the consummation of the Business Combination requiring that ALPA have at least $5,000,001 of net tangible assets may not be waived). Also, with fewer Public Shares and Public Stockholders, the trading markets for New Carmell common stock and warrants following the closing of the Business Combination may be less liquid than the market for Class A Common Stock and Warrants were prior to the Business Combination and New Carmell may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New Carmell’s business will be reduced and New Carmell may not be able to achieve its business plans.

Q:	How do the Sponsor and the officers and directors of ALPA intend to vote on the Proposals?

A:

The Sponsor, as well as ALPA’s officers and directors, beneficially own and are entitled to vote an aggregate of 21.9% of the outstanding ALPA Common Stock as of the Record Date. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also agreed to vote their shares in favor of all other Proposals being presented at the Special Meeting.

Q:	What do I need to do now?

A:	ALPA urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of ALPA. ALPA stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of ALPA Common Stock on the Record Date, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a legal proxy from your broker, bank or nominee.

If you do not give instructions to your brokerage firm, the brokerage firm will not be allowed to vote your shares with respect to Proposals. The Proposals are “non-discretionary” items. Your broker may not vote for non-discretionary items, and those votes will be counted as broker “non-votes.”

After obtaining a valid legal proxy from your broker, bank or other agent, to register to attend the Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the special meeting online should contact Continental no later than     July [●], 2023 to obtain this information. Written requests can be emailed to proxy@continentalstock.com.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. ALPA stockholders may send a later-dated, signed proxy card to Continental at the address set forth above so that it is received prior to the vote at the Special Meeting or attend the Special Meeting virtually and vote. ALPA stockholders also may revoke their proxy by sending a notice of revocation to Continental, which must be received prior to the vote at the Special Meeting.

Q:	What happens if I fail to take any action with respect to the Special Meeting?

A:

If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a holder of New Carmell common stock or warrants, as applicable. As a corollary, failure to deliver your stock certificate(s) to ALPA’s transfer agent (either physically or electronically) no later than two business days prior to the Special Meeting means you will not have any right in connection with the Business Combination to exchange your Public Shares for a pro rata share of the funds held in the Trust Account. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder or Warrant holder of ALPA, as applicable.

Q:	What should I do with my share or Warrant certificates?

A:

Warrant holders and those Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the Trust Account need not submit their certificates. Public Stockholders who exercise their redemption rights must deliver their share certificates to Continental (either physically or electronically) or through DTC to Continental at least two business days before the Special Meeting as described above.

Q:	What should I do if I receive more than one set of voting materials?

A:

ALPA stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your ALPA shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your ALPA shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ALPA shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email:

You may also obtain additional information about ALPA from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are an ALPA stockholder and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to Continental (or through DTC to Continental) at the address listed below at least two business days prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Annexes attached to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section titled “Proposal 1: The Business Combination Proposal.”

The Parties

ALPA

Alpha Healthcare Acquisition Corp. III (“ALPA”) is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. ALPA was incorporated under the laws of the State of Delaware on January 21, 2021.

On July 29, 2021, ALPA closed its Initial Public Offering of 15,000,000 units at a price of $10.00 per unit generating gross proceeds of $150,000,000 before transaction costs (including deferred underwriting expenses to be paid upon completion of ALPA’s initial business combination). Each unit consisted of one share of Class A common Stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to certain adjustments. Simultaneous with the closing of the Initial Public Offering, ALPA completed the sale of 455,000 units in a private placement at a price of $10.00 per unit to Sponsor. In connection with the Initial Public Offering, ALPA also granted the underwriters a 45-day option to purchase an additional 2,250,000 units at a price of $10.00 per unit. On August 3, 2021, the underwriters exercised their option to purchase 444,103 additional units for the total amount of $4,441,030, received on August 6, 2021. On August 6, 2023, ALPA also issued 8,882 units in a private placement, generating additional $88,820 in gross proceeds. The units sold in the private placement are identical to the units sold in the Initial Public Offering except that the shares of Class A common stock issued in such units do not have associated redemption rights. Following the Initial Public Offering, the sale of the units in a private placement and the exercise of the over-allotment option, a total of $154,441,030 was placed in the Trust Account, and ALPA had $1,550,000 of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes. As of the Record Date, there was approximately $159,671,775 held in the Trust Account.

ALPA’s Units, Class A Common Stock and Warrants are listed on Nasdaq under the symbols ALPAU, ALPA and ALPAW, respectively.

The mailing address of ALPA’s principal executive office is 1177 Avenue of the Americas, 5th Floor, New York, New York 10036, and its telephone number is (646) 494-3296. After the consummation of the Business Combination, ALPA’s principal executive office will be that of Carmell.

For additional information about ALPA, see the section titled “Information about ALPA.”

Merger Sub

Merger Sub is a wholly owned subsidiary of ALPA formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of Delaware as a corporation on January 4, 2023. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 1177 Avenue of the Americas, 5th Floor, New York, New York 10036, and its telephone number is (646) 494-3296. After the consummation of the Business Combination, Merger Sub will cease to exist.

Carmell

Carmell Therapeutics Corporation is a regenerative medicine biotech company focused on leveraging its core platform technology, Plasma-based Bioactive Material (“PBM”) to stimulate tissue repair or growth after severe injury, disease or aging. The technology is a proprietary method of utilizing fresh frozen platelet-enriched plasma to manufacture multiple forms to be placed directly at the anatomical site in need of enhanced and accelerated healing with the ability to reside in the local tissue for weeks to months. Carmell’s PBM technology is based on patents licensed from Carnegie Mellon University (“CMU”) that claim the ability to plasticize allogeneic platelet-enriched plasma and crosslink proteins with genipin, a derivative of the gardenia plant, to provide a controlled degradation profile in vivo. Carmell’s lead product candidate, Bone Healing Accelerant (“BHA”), a biologic, has been designated by U.S. Food and Drug Administration (“FDA”) as a potential combination product, containing the Carmell’s core technology of PBM plus ß Tri-Calcium Phosphate (“ß-TCP”) an already approved medical device.

Carmell was incorporated under the laws of the State of Delaware on November 5, 2008. The mailing address of Carmell’s principal executive office is 2403 Sidney Street, Suite 300, Pittsburgh, PA 15293, and its telephone number is 412-894-8248.

As of March 31, 2023, and December 31, 2022 Carmell had cash on hand of $27,190 and $128,149, respectively and an accumulated deficit of $44,522,174 and $42,382,291, respectively. To date, our liquidity had been satisfied through proceeds from convertible notes, promissory notes and the issuance of stock. For the three months ended March 31, 2023 and 2022, we had a loss from operations of $1,274,871 and $950,757 respectively, and negative cash flows from operations of $475,959 and $1,597,658, respectively. We have devoted substantially all of our financial resources and efforts to research and development, including preclinical studies and clinical trials, and we anticipate that our expenses will continue to increase over the next several years as we continue these activities. Accordingly, we expect to continue to incur substantial operating losses for the foreseeable future, which may fluctuate significantly from quarter-to-quarter and year-to-year.

Carmell’s recurring losses from operations, accumulated deficit and lack of revenues raise substantial doubt about Carmell’s ability to continue as a going concern. As a result, Carmell’s independent registered public accounting firm included an explanatory paragraph in its report on our financial statements with respect to this uncertainty. Based on Carmell’s cash balance as of March 31, 2022 and projected cash needs for 2023 and subsequent fiscal periods, management estimates that it will need to raise additional capital to cover operating and capital requirements.

While Carmell believes that the net proceeds from the Business Combination, together with Carmell’s existing cash and cash equivalents, will be sufficient for us to fund Carmell’s operating expenses and capital expenditures requirements through at least the next twelve (12) months from the date of this filing, Carmell has based these estimates on assumptions that may prove to be wrong, and Carmell may need to raise additional funds in the next twelve months to fund continuing development. Although management has been successful to date in raising necessary funding, there is no assurance Carmell will be successful in obtaining such additional financing on terms acceptable to Carmell, if at all, and Carmell may not be able to enter into other arrangements. If Carmell is unable to obtain funding, Carmell could be forced to delay, reduce or eliminate our research and development programs, expansion or commercialization efforts, which could adversely affect Carmell’s business prospects and ability to continue operations. Carmell’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For additional information about Carmell, see the section titled “Information about Carmell.”

Emerging Growth Company

ALPA is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, ALPA is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

New Carmell will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which New Carmell has total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which New Carmell is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which New Carmell has issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

The Business Combination Proposal

Pursuant to the Business Combination Agreement, a Business Combination between ALPA and Carmell will be effected whereby Merger Sub will merge with and into Carmell, with Carmell surviving as a wholly owned subsidiary of ALPA.

After consideration of the factors identified and discussed in the section titled “Proposal 1: The Business Combination Proposal — The Board’s Reasons for Approval of the Business Combination,” the Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its Initial Public Offering, including that Carmell has a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the execution of the Business Combination Agreement.

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. ALPA encourages you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see the section titled “Proposal 1: The Business Combination Proposal.”

Business Combination Consideration

Pursuant to the Business Combination Agreement:

•

Each outstanding share of Carmell common stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to the Exchange Ratio (rounded down to the nearest whole share).

•	Each outstanding share of Carmell preferred stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to (A) the aggregate number of shares of Carmell common stock that would be issued upon conversion of the shares of Carmell preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (rounded down to the nearest whole share).

•

Each outstanding Carmell option or warrant will be converted into an option or warrant, as applicable, to purchase a number of shares of Class A Common Stock equal to (A) the number of shares of Carmell common stock subject to such option or warrant multiplied by (B) the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio (rounded down to the nearest whole share). See the section titled “Proposal 1: The Business Combination Proposal — Structure of the Business Combination.”

As of the Record Date, the Exchange Ratio was approximately 0.083. Based on this Exchange Ratio, the total number of shares of New Carmell common stock expected to be issued in connection with the Business Combination is approximately12,146,460 shares, and these shares are expected to represent approximately 38.03% or 66.15% of the issued and outstanding shares of New Carmell common stock immediately following the closing of the Business Combination assuming no redemptions occur and maximum redemptions occur, respectively.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

•	the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated, to the extent applicable;

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

•

this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the approval of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination) by the requisite vote of Carmell’s stockholders in accordance with the DGCL, Carmell’s governing documents, the Carmell right of first refusal and co-sale agreement, and the Carmell investor rights agreement;

•

the approval of the Business Combination Agreement and the transactions contemplated thereby, and each of the other proposals being submitted to a vote of ALPA’s stockholders pursuant to this proxy statement/prospectus, in each case by the requisite vote of ALPA’s stockholders in accordance with the DGCL and ALPA’s governing documents (the “ALPA Stockholder Approval”);

•

ALPA’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, ALPA satisfying any applicable initial and continuing listing requirements of Nasdaq, and ALPA not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New Carmell common stock (including the shares of New Carmell common stock to be issued in connection with the Business Combination) having been approved for listing on Nasdaq; and

•

after giving effect to the transactions contemplated by the Business Combination Agreement, ALPA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

All of these closing conditions, with the exception of the approval of the Nasdaq listing application, cannot be waived as they represent legal requirements that must be satisfied in order to close the Business Combination. With respect to the Nasdaq listing application having been approved, the parties have agreed that they would not waive such Closing condition as one of the rationales for this Business Combination was to create a public entity that has access to the public financial markets.

Other Conditions to the Obligations of the ALPA Parties

The obligations of the ALPA Parties (as defined in the Business Combination Agreement) to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by ALPA) of the following further conditions:

•

the representations and warranties of Carmell in the Business Combination Agreement regarding organization and qualification of Carmell and its subsidiaries, ownership of Carmell’s equity securities, amounts payable upon a change of control of Carmell, the authority of Carmell to, among other things, enter into the Business Combination Agreement and consummate the transactions contemplated by the Business Combination Agreement, and brokers fees, each being true and correct (without giving effect to any limitation of “materiality” or “Carmell Material Adverse Effect” (as defined and discussed below) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of Carmell in the Business Combination Agreement regarding the capitalization of Carmell being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Carmell in the Business Combination Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Carmell Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Carmell Material Adverse Effect;

•

Carmell having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Carmell Material Adverse Effect having occurred that is continuing; and

•	ALPA having received the Investor Rights Agreement duly executed by certain stockholders of Carmell.

The ALPA Parties have the right to waive compliance with any of these Closing conditions.

Other Conditions to the Obligations of Carmell

The obligations of Carmell to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by Carmell) of the following further conditions:

•

the representations and warranties of the ALPA Parties in the Business Combination Agreement regarding organization and qualification of the ALPA Parties, the authority of the ALPA Parties to, among other things, enter into the Business Combination Agreement and consummate the transactions contemplated by the Business Combination Agreement, the capitalization of Merger Sub, the indebtedness of ALPA, and brokers fees, each being true and correct (without giving effect to any limitation of “materiality” or “ALPA Material Adverse Effect” (as defined and discussed below) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of the ALPA Parties in the Business Combination Agreement regarding the capitalization of ALPA being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of the ALPA Parties in the Business Combination Agreement being true and correct (without giving effect to any limitation of “materiality” or “ALPA Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ALPA Material Adverse Effect;

•

the ALPA Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no ALPA Material Adverse Effect having occurred that is continuing;

•

the New Carmell Board consisting of up to nine directors, and comprising the individuals, in each case designated by Carmell pursuant to the Business Combination Agreement (which gives Carmell the right to designate up to seven such directors, and ALPA the right to designate two directors); and New Carmell having received the written resignations of all of the directors and officers of ALPA and Merger Sub (other than the persons referenced above), effective as of the Effective Time; and

•	Carmell having received the Investor Rights Agreement duly executed by certain stockholders of ALPA.

Carmell has the right to waive compliance with any of these Closing conditions.

Board’s Reasons for the Business Combination

ALPA was formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. With respect to the proposed Business Combination, the Board considered the following positive factors, although not weighted or in any order of significance:

•

Phase 2-stage biotechnology platform with multiple product candidates. The Board considered Carmell’s Phase 2-stage biotechnology platform with multiple product candidates designed to be: (a) allogeneic, with no need for (i) extraction of blood from patients, (ii) capital equipment to harvest biomaterials at the clinical care facility, (iii) staff training, (b) ready to use off-the-shelf including (i) assured levels of biomaterials, (ii) formulated to be available over weeks and months, providing sustained local tissue bioavailability of growth factors and other bioactive molecules important for healing, (c) eliminating waiting time for tissue processing, (d) eliminating the need to harvest tissue from a patient with existing morbidity.

•

Anticipated clinical applications. The Board considered anticipated clinical applications for Carmell’s products including: (a) orthopedic healing applications such as (i) tibia fractures, to treat open fractures of the shinbone that require intramedullary rodding, (ii) fusion hindfoot or ankle arthrodesis, to aid surgical fusion of foot/ankle joint in degenerative arthritis, (iii) spinal fusion, to aid surgical fusion of spinal vertebrae due to deformity, injury or degenerative disease, and (iv) dental bone graft, an alternative to bone grafting in dental restoration/implants. (b) Soft tissue healing applications such as (i) surgical/chronic wounds, to promote healing after surgical incisions or open wounds caused due to diseases such as diabetic foot ulcers, (ii) alopecia, to promote regrowth of hair in men and women, and (iii) cosmetic skin rejuvenation, to improve the appearance of damaged/aged skin.

•

Clinical proof of concept. The Board considered that Carmell’s previous Phase 2 trial (HEAL I) in open tibia fractures suggested that the product candidate may have the potential to accelerate bone healing and reduce rate of infections.

•

Regulatory considerations. The Board considered the potential regulatory pathways for Carmell’s product candidates, including that Carmell received Fast Track designation from the FDA for its tibia fracture (lead) indication.

•	Intellectual property protection. The Board considered Carmell’s intellectual property portfolio, including 21 patents, as well as proprietary biomanufacturing know-how and trade secrets.

•	In-house manufacturing. The Board considered Carmell’s in-house manufacturing with 11 release tests developed for lot-to-lot consistency and that Carmell is ISO 13485 certified.

•	Experienced management team. The Board believes that Carmell has a proven and experienced management team that will effectively lead the Combined Company after the Business Combination.

•

Opinion of Financial Advisor. The Board considered the oral opinion of Cabrillo rendered to the Board, which addresses fairness to all stockholders of ALPA as opposed to just the unaffiliated shareholders of ALPA, which was subsequently confirmed by delivery of a written opinion that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Cabrillo in preparing its opinion, (i) the consideration to be paid by ALPA to Carmell equityholders in the Business Combination under the Business Combination Agreement is fair, from a financial point of view, to ALPA and (ii) Carmell has a fair market value equal to at least 80% of the balance of funds in Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80% test), as more fully described below under the heading titled “Proposal 1: The Business Combination Proposal — Opinion of ALPA’s Financial Advisor.”

•

Results of Due Diligence. The Board considered the scope of the due diligence investigation carried out by ALPA’s management and outside advisors, and evaluated the results thereof and information available to it related to Carmell, including (i) virtual meetings and calls with Carmell’s management team regarding its operations, intellectual property, timeline projections with respect to Carmell’s various product candidates and the terms of the proposed transaction; (ii) review of historical financial and other business information made available by Carmell in its virtual data room, including financial statements, material contracts, benefit plans and employee compensation matters, corporate governance, intellectual property, information technology, privacy and data regulation, litigation information, regulatory and compliance matters, and other legal and business diligence; and (iii) the fair market value analyses prepared by the independent financial advisor, all of which supported the conclusion that Carmell was an attractive opportunity.

The Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•	Clinical Risk. While Carmell has data from a past clinical trial, there is no assurance that ongoing clinical trials will succeed.

•

FDA Approval. While Carmell has received Fast Track designations, the Board considered risks associated with the failure to receive FDA approval for Carmell’s product candidates in late-stage clinical development in a timely matter, or at all, for the commercialization of its products.

•	Manufacturing. While Carmell has an existing manufacturing facility, the Board considered the risks associated with scaling up production for commercial sales.

•

Commercialization. The Board considered the risk that Carmell will be unable to commercialize its product candidates in its pipeline, if approved, and that Carmell is subject to competition from other regenerative medicine companies.

•	Reimbursement. The Board considered the risk that Carmell’s product candidates, if approved, do not become eligible for third-party coverage and/or approved for reimbursement.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits ALPA from soliciting other business combination proposals, which restricts ALPA’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•

Other risks. Various other risks associated with the Business Combination, the business of ALPA and the business of Carmell described in the section titled “Risk Factors,” including Carmell’s need to raise additional capital to finance its operations.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ALPA will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Carmell’s operations will comprise all of the ongoing operations of New Carmell, and Carmell’s directors will represent the majority of the board of directors of New Carmell. Accordingly, the financial statements will reflect the net assets of ALPA and Carmell at historical cost with no goodwill or other intangible assets recognized.

Material U.S. Federal Tax Consequences

For a discussion regarding the tax consequences of the proposed transaction, please see the “Material U.S. Federal Tax Consequences” section contained in this proxy statement/prospectus.

Summary Pro Forma Ownership Following Closing

The following summarizes the pro forma shares of New Carmell Class A Common Stock issued and outstanding immediately after the Business Combination as of March 31, 2023. The pro forma table excludes New Carmell shares reserved for the future issuance of Carmell vested options and warrants. For further information, please see the “Unaudited Pro Forma Condensed Combined Financial Information” section contained in this proxy statement/prospectus for further information.

	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership
New Carmell Class A public shares	15,907,985	49.81%	1,484,402	8.08%
Founder Shares	3,861,026	12.09%	3,861,026	21.03%
New Carmell shares issued in merger to Carmell	12,146,460	38.03%	12,146,460	66.15%
New Carmell shares issued to ELOC Investor	21,551	0.07%	869,066	4.73%

Shares outstanding	31,937,022	100.00%	18,360,954	100.00%

(1)	All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.

Additional Matters Being Voted On By ALPA Stockholders

The Charter Amendment Proposal

In addition to voting on the Business Combination Proposal, the stockholders of ALPA will vote on a proposal to approve the Proposed Charter, which will amend and restate the Current Charter. The Proposed Charter will be in effect upon the closing of the Business Combination. See the section titled “Proposal 2: The Charter Amendment Proposal.” A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex C.

The Advisory Charter Amendment Proposals

The stockholders of ALPA will vote on separate proposals, on a non-binding advisory basis, to approve amendments to the Current Charter to: (i) change the corporate name of the Combined Company to “Carmell Therapeutics Corporation”; (ii) increase the authorized shares of ALPA Common Stock to 250,000,000 shares; (iii) increase the authorized shares of “blank check” preferred stock that the Combined Company’s board of directors could issue to 20,000,000 shares; (iv) provide that the removal of any director be only for cause and by the affirmative vote of at least 66 2⁄3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors; (v) provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66 2⁄3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendment; (vi) make the Combined Company’s corporate existence perpetual instead of requiring ALPA to dissolve and liquidate 24 months following the closing of its Initial Public Offering and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition corporations; and (vii) remove the provision that allows Class B common stockholders to act by written consent as opposed to holding a stockholders meeting. See the section titled “Proposal 3: The Advisory Charter Amendment Proposals.” A copy of the Proposed Charter effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex C.

The Nasdaq Proposal

The number of shares of New Carmell common stock to be issued in connection with the consummation of the Business Combination will exceed 20% of the ALPA Common Stock issued and outstanding as of the Record

Date. To comply with the Nasdaq Listing Rules applicable to ALPA, stockholders are being asked to approve the issuance of the New Carmell common stock pursuant to the Business Combination Agreement. See the section titled “Proposal 4: The Nasdaq Proposal.”

The Director Election Proposal

The stockholders of ALPA will vote to approve of the appointment of nine directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section titled “Proposal 5: The Director Election Proposal.”

The Incentive Plan Proposal

The proposed 2023 Plan will reserve a number of shares equal to 4 % of the shares of New Carmell common stock issued and outstanding immediately after the Closing for issuance in accordance with the 2023 Plan’s terms, subject to certain adjustments. In addition, such aggregate number of shares will automatically increase on January 1 of each year commencing January 1, 2024, in an amount equal to 4% of the number of shares of New Carmell’s capital stock outstanding on December 31 of the preceding year, unless the New Carmell Board acts prior to January 1 of a given year to provide that the increase for such year will be a lesser number. The purpose of the 2023 Plan is to attract, retain, incentivize and reward top talent through stock ownership, to improve operating and financial performance and strengthen the mutuality of interest between eligible service providers and stockholders. The proposed 2023 Plan is attached as Annex D to this proxy statement/prospectus. You are encouraged to read the proposed 2023 Plan in its entirety. See the section titled “Proposal 6: The Incentive Plan Proposal.”

The Adjournment Proposal

ALPA stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the Board or the officer presiding over the Special Meeting, for ALPA to consummate the Business Combination (including to solicit additional votes in favor of any of the Proposals). See the section titled “Proposal 7: The Adjournment Proposal.”

Sponsor and Officers and Directors

As of the Record Date, the Sponsor and ALPA’s officers and directors beneficially owned and were entitled to vote an aggregate of 4,324,908 shares of ALPA Common Stock (463,822 shares of ALPA Class A Common Stock and 3,861,026 shares of ALPA Class B Common Stock). The shares owned by the Sponsor and ALPA’s officers and directors currently constitute 21.9% of the outstanding ALPA Common Stock.

In connection with the Initial Public Offering, the Sponsor and each of ALPA’s officers and directors agreed to vote their Founder Shares and Private Placement Shares in favor of an initial business combination. In addition, with certain limited exceptions, the Founder Shares will not be transferable or assignable by the Sponsor until the earlier to occur of: (x) one year following the Closing, or (y) the date on which ALPA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of ALPA’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to limited exceptions. In addition, 50% of the Founder Shares are subject to forfeiture, if in the five years since Closing, the New Carmell common stock price does not exceed $11.50 for any 20 trading days within any 30- trading day period. With certain limited exceptions, the Units sold in the concurrent private placement, the Private Placement Warrants, the Class A Common Stock underlying the Private Placement Warrants and the Private Placement Shares will not be transferable, assignable or saleable by the Sponsor or its permitted transferees until 30 days after the completion of ALPA’s initial business combination.

Summary of Risk Factors

The following is a summary of principal risks to which (i) Carmell’s business, operations and financial performance and (ii) the Business Combination are subject. Each of these risks is more fully described in the individual risk factors set forth under “Risk Factors” in this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Carmell prior to the consummation of the Business Combination, which will be the business of the Combined Company following the consummation of the Business Combination.

Risks Related to the Business, Operations and Financial Performance of Carmell

•	Carmell’s product candidates are at an early stage of development and may not be successfully developed or commercialized;

•

The results of preclinical studies or earlier clinical trials are not necessarily predictive of future results. Carmell’s lead product candidate in clinical trials, and any other product candidates that may advance into clinical trials, may not have favorable results in later clinical trials or receive regulatory approval;

•	If the FDA or any other regulatory authorities outside of the United States change the classification of a product candidate, Carmell may be subject to additional regulations or requirements;

•	Additional time may be required to obtain regulatory approval for Carmell’s lead product candidate and future product candidates because of their status as combination products;

•

Carmell has conducted a clinical trial and may in the future conduct clinical trials for current or future product candidates outside the U.S., and the FDA and comparable foreign regulatory authorities may not accept data from such trials;

•	Carmell operates in a highly competitive environment;

•	Carmell’s future success is dependent, in part, on the performance and continued service of its officers and directors;

•	Acceptance of Carmell’s formulations or products in the marketplace, if approved, is uncertain and failure to achieve market acceptance will prevent or delay its ability to generate revenues; and

•	Carmell will need to grow the size of its organization in the future, and it may experience difficulties in managing this growth.

Risks Related to the Business Combination

•	The opinion of Cabrillo, ALPA’s financial advisor, does not reflect changes in circumstances between January 3, 2023, the date the opinion was issued, and the Closing;

•

The exercise of ALPA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of ALPA’s stockholders;

•

If ALPA is unable to complete the Business Combination with Carmell or another business combination by July 29, 2023 (or such later date as may be approved by ALPA’s stockholders), ALPA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against ALPA and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share;

•

There is no guarantee that a Public Stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position;

•

The shares of New Carmell Class A Common Stock that may be issued under the Common Stock Purchase Agreement (as defined herein) following the Business Combination may dilute the Combined Company’s shareholders.

•

Subsequent to the Closing, New Carmell may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment; and

•

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When ALPA discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, ALPA’s management.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	ALPA’s ability to complete the Business Combination or, if ALPA does not consummate such Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Business Combination Agreement;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the projected financial information, anticipated growth rate, and market opportunities of the Combined Company;

•	the ability to obtain or maintain the listing of New Carmell common stock and New Carmell warrants on Nasdaq following the Business Combination;

•	New Carmell’s public securities’ potential liquidity and trading;

•	New Carmell’s ability to raise financing in the future;

•	New Carmell’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

•	ALPA officers and directors allocating their time to other businesses and potentially having conflicts of interest with ALPA’s business or in approving the Business Combination;

•	the use of proceeds not held in the Trust Account or available to ALPA from interest income on the Trust Account balance;

•	factors relating to the business, operations and financial performance of Carmell, including:

•	Carmell’s product candidates are at an early stage of development and may not be successfully developed or commercialized;

•

The results of preclinical studies or earlier clinical trials are not necessarily predictive of future results. Carmell’s lead product candidate in clinical trials, and any other product candidates that may advance into clinical trials, may not have favorable results in later clinical trials or receive regulatory approval;

•	If the FDA or any other regulatory authorities outside of the United States change the classification of a product candidate, Carmell may be subject to additional regulations or requirements;

•	Additional time may be required to obtain regulatory approval for Carmell’s lead product candidate and future product candidates because of their status as combination products;

•

Carmell has conducted a clinical trial and may in the future conduct clinical trials for current or future product candidates outside the U.S., and the FDA and comparable foreign regulatory authorities may not accept data from such trials;

•	Carmell operates in a highly competitive environment;

•	Carmell’s future success is dependent, in part, on the performance and continued service of its officers and directors.

•	Acceptance of Carmell’s formulations or products in the marketplace, if approved, is uncertain and failure to achieve market acceptance will prevent or delay its ability to generate revenues; and

•	Carmell will need to grow the size of its organization in the future, and it may experience difficulties in managing this growth.

ALPA cautions you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus.

These forward-looking statements are only predictions based on the current expectations and projections of ALPA and Carmell about future events and are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this proxy statement/prospectus. Moreover, Carmell operates in a competitive industry, and new risks emerge from time to time. It is not possible for the management of ALPA or Carmell to predict all risks, nor can ALPA or Carmell assess the impact of all factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements ALPA may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement/prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this proxy statement/prospectus.

The forward-looking statements included in this proxy statement/prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although ALPA believes that the expectations reflected in its forward-looking statements are reasonable, neither ALPA nor Carmell can guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Neither ALPA nor Carmell undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus to conform these statements to actual results or to changes in expectations, except as required by law.

You should read this proxy statement/prospectus and the documents that have been filed as Annexes and exhibits hereto with the understanding that the actual future results, levels of activity, performance, events and circumstances of ALPA and Carmell may be materially different from what is expected.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. The value of your investment in New Carmell following consummation of the Business Combination will be subject to the significant risks affecting Carmell and inherent to the industry in which it operates. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of the Combined Company’s common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Carmell prior to the consummation of the Business Combination, which will be the business of the Combined Company following the consummation of the Business Combination.

Summary of Risk Factors

The following is a summary of principal risk to which (i) our business, operations and financial performance and (ii) the Business Combination are subject. Each of these risks is more fully described in the individual risk factors immediately following this summary.

Risks Related to the Business, Operations and Financial Performance of Carmell

•	Carmell’s product candidates are at an early stage of development and may not be successfully developed or commercialized;

•

The results of preclinical studies or earlier clinical trials are not necessarily predictive of future results. Carmell’s lead product candidate in clinical trials, and any other product candidates that may advance into clinical trials, may not have favorable results in later clinical trials or receive regulatory approval;

•	If the FDA or any other regulatory authorities outside of the United States change the classification of a product candidate, Carmell may be subject to additional regulations or requirements;

•	Additional time may be required to obtain regulatory approval for Carmell’s lead product candidate and future product candidates because of their status as combination products;

•

Carmell has conducted a clinical trial and may in the future conduct clinical trials for current or future product candidates outside the U.S., and the FDA and comparable foreign regulatory authorities may not accept data from such trials;

•	Carmell operates in a highly competitive environment.

•	Carmell’s future success is dependent, in part, on the performance and continued service of its officers and directors.

•	Acceptance of Carmell’s formulations or products in the marketplace, if approved, is uncertain and failure to achieve market acceptance will prevent or delay its ability to generate revenues.

•	Carmell will need to grow the size of its organization in the future, and it may experience difficulties in managing this growth.

Risks Related to the Business Combination

•	The opinion of Cabrillo, ALPA’s financial advisor, does not reflect changes in circumstances between January 3, 2023, the date the opinion was issued, and the Closing.

•

The exercise of ALPA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of ALPA’s stockholders.

•

If ALPA is unable to complete the Business Combination with Carmell or another business combination by July 29, 2023 (or such later date as may be approved by ALPA’s stockholders), ALPA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against ALPA and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

•

There is no guarantee that a Public Stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

•	The shares of New Carmell Class A Common Stock that may be issued under the Common Stock Purchase Agreement following the Business Combination may dilute the Combined Company’s shareholders.

•

Subsequent to the Closing, New Carmell may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•

The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

RISKS RELATED TO CARMELL’S BUSINESS AND INDUSTRY

Risks Related to the Development and Regulatory Approval of our Product Candidates

Our product candidates are at an early stage of development and may not be successfully developed or commercialized.

Our product candidates are in the early stage of development and will require substantial further capital expenditures, development, testing and regulatory approval prior to commercialization. The development and regulatory approval process takes many years, and it is not likely that our product candidates, technologies or processes, even if successfully developed and approved by the FDA, would be commercially available for five or more years. Of the large number of product candidates in development, only a small percentage successfully complete the FDA regulatory approval process and are commercialized. Accordingly, even if we are able to obtain the requisite financing to fund our development programs, we cannot assure you that our product candidates will be successfully developed or commercialized, if approved. Our failure to develop, manufacture or receive regulatory approval for or successfully commercialize any of our product candidates, could result in the failure of our business and a loss of all of your investment in our company.

Any product candidates advanced into clinical development are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize such product candidates, if approved.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates and commercialization, if approved, are subject to extensive regulation by the FDA in the U.S. and by comparable health authorities in foreign markets. In the U.S., we may not market our product candidates until we receive approval of our Biologics License Application (“BLA”) from the FDA. The process of obtaining regulatory approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the product candidate involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these product candidates depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or facilities are insufficient to justify approval. Approval policies or regulations may change and the FDA has substantial discretion in the approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

•	The FDA or comparable foreign regulatory authorities may disagree with the design or implementation of clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for any indication;

•	the FDA may not accept clinical data from trials which are conducted by individual investigators or in countries where the standard of care is potentially different from the U.S.;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA for approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;

•	the FDA may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies; or

•	the approval policies or regulations of the FDA may significantly change in a manner rendering our preclinical studies or clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. Any delay in obtaining, or inability to obtain, applicable regulatory approvals could prevent us from commercializing our product candidates. Specifically, Carmell™ plans to submit for a CE Mark approval in the European Union, which may or may not be successful. The new Medical Devices Regulation (Regulation (EU) 2017/745) in the European Union (“EU MDR”) became applicable in the European Union on May 26, 2021 and may make approval times longer and standards more difficult to pass, given the new Regulation imposes more stringent requirements in respect of device safety and clinical evaluation. Any delay in obtaining, or inability to obtain, applicable regulatory approvals could prevent us from commercializing our product candidates, if approved. In addition, our Notified Body is experiencing significant EU MDR-related delays, which has significantly limited our ability to interact and work with our Notified Body. It is not known when these delays will be resolved, and this could significantly delay any potential EU CE Mark approvals.

Delays in the commencement of clinical trials could result in increased costs and delay our ability to pursue regulatory approval.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining regulatory clearance to commence a clinical trial;

•	identifying, recruiting and training suitable clinical investigators;

•

reaching agreement on acceptable terms with prospective clinical research organizations, and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different clinical research organizations and trial sites;

•	obtaining sufficient quantities of a product candidate for use in clinical trials;

•	obtaining an IRB or ethics committee approval to conduct a clinical trial at a prospective site;

•

identifying, recruiting and enrolling patients to participate in a clinical trial; retaining patients who have initiated a clinical trial but may withdraw due to adverse events from the therapy, insufficient efficacy, fatigue with the clinical trial process or other issues; and

•	uncertainties or delays as a result of the ongoing COVID-19 pandemic and the efforts to mitigate it.

Any delays in the commencement of clinical trials will delay our ability to pursue regulatory approval for our product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Suspensions or delays in the completion of clinical testing could result in increased costs to us and delay or prevent our ability to complete development of that product candidate or generate product revenues from commercialization if approved.

Once a clinical trial has begun, patient recruitment and enrollment may be slower than we anticipate. Clinical trials may also be delayed as a result of ambiguous or negative interim results or difficulties in obtaining sufficient quantities of product manufactured in accordance with regulatory requirements. Further, a clinical trial may be modified, suspended or terminated by us, an IRB, an ethics committee or a data safety monitoring committee overseeing the clinical trial, any clinical trial site with respect to that site, or the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	stopping rules contained in the protocol;

•	unforeseen safety issues or any determination that the clinical trial presents unacceptable health risks;

•	lack of adequate funding to continue the clinical trial;

•	changes in regulatory requirements; and/or

•	advances in medicine and science.

In addition, FDA may not agree that information submitted to our IND is sufficient to support our planned clinical development and may impose a clinical hold. The FDA may require us to conduct additional preclinical studies or make other changes, which could delay development of our product candidates. For example, for our Bone Healing Accelerant (“BHA”) program, FDA has indicated that we must resolve certain chemistry, manufacturing, and controls (“CMC”) comments from the Agency prior to submitting protocols to initiate clinical studies intended to provide the primary evidence of effectiveness to support a marketing authorization. Our inability to resolve these comments from the Agency, or to provide the information needed to support initiation of pivotal trials, could impact our ability to advance our lead candidate through the regulatory approval process. Additionally, changes in the current regulatory requirements and guidance also may occur, and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing and the likelihood of a successful completion of a clinical trial. If we experience delays in the completion of, or if we must suspend or terminate, any clinical trial of any product candidate, our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. In addition, many of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

We may expend our limited resources to pursue a particular product candidate or multiple product candidates and indications and fail to capitalize on product candidates or indications for which there may be a greater likelihood of success.

Because we have limited financial and managerial resources, we are primarily focused on one lead clinical stage program, our BHA candidate, and one additional candidate, our Tissue Healing Accelerant (“THA”), for which we have not yet initiated any clinical studies. As a result, we may forego or delay pursuit of opportunities with other product candidates or, for other indications for which there may be a greater likelihood of success or may prove to have greater commercial potential. Notwithstanding our investment to date and anticipated future expenditures, we may never successfully develop, any marketed treatments using these products. Research programs to identify new product candidates or pursue alternative indications for current product candidates require substantial technical, financial and administrative support.

Also, pursuing more than one program at a time, may cause the company to deplete the necessary resources to finalize the necessary work on the lead program, BHA, for severe tibia fractures. As all of the programs that Carmell envisions pursuing are costly, time consuming and have inherent regulatory risks, pursing more than one program at any time may dilute the Company’s resources, both human and financial.

Our research and development activities could be affected or delayed as a result of possible restrictions on animal testing.

Certain laws and regulations require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted, delayed or become more expensive.

We may find it difficult to enroll patients in our clinical trials which could delay or prevent the start of clinical trials for our product candidate.

Identifying and qualifying patients to participate in clinical trials of our lead product candidate, BHA, is essential to our success. The timing of our clinical trials depends in part on the rate at which we can recruit patients to participate in clinical trials of our product candidates, and we may experience delays in our clinical trials if we encounter difficulties in enrollment. If we experience delays in our clinical trials, the timeline for obtaining regulatory approval of our product candidate will most likely be delayed.

Many factors may affect our ability to identify, enroll and maintain qualified patients, including the following:

•	eligibility criteria of our ongoing and planned clinical trials with specific characteristics appropriate for inclusion in our clinical trials;

•	design of the clinical trial;

•	size and nature of the patient population;

•	patients’ perceptions as to risks and benefits of the product candidate under study and the participation in a clinical trial generally in relation to other available therapies;

•	the availability and efficacy of competing therapies and clinical trials;

•	pendency of other trials underway in the same patient population;

•	willingness of physicians to participate in our planned clinical trials;

•	severity of the disease or intended use under investigation;

•	proximity of patients to clinical sites;

•	patients who do not complete the trials for personal reasons;

•	issues with Contract Research Organizations (“CROs”), clinical trial investigators, IRBs, and/or with other vendors that may be involved in our clinical trials; and

•	difficulties as a result of the ongoing COVID-19 pandemic and the efforts to mitigate it.

We may not be able to initiate or continue to support clinical trials of our product candidates, for one or more applications, or any future product candidates if we are unable to locate and enroll a sufficient number of eligible participants in these trials as required by the FDA or other regulatory authorities. For example, we plan to pursue a clinical study of BHA in different anatomical locations, evaluating different fractures and fusion sites (such as foot/ankle fusion), as we anticipate that it may be difficult to locate and enroll patients with tibial fractures, who are the target patient population of our planned HEAL II study. Even if we are able to enroll a sufficient number of patients in our clinical trials, if the pace of enrollment is slower than we expect, the development costs for our product candidate may increase and the completion of our trials may be delayed or our trials could become too expensive to complete.

If we experience delays in the completion of, or termination of, any clinical trials of our product candidate, the commercial prospects of our product candidates could be harmed, and our ability to generate product revenue from any of our product candidate, if approved, could be delayed or prevented. In addition, any delays in completing our clinical trials would likely increase our overall costs, impair product candidate development and jeopardize our ability to obtain regulatory approval relative to our current plans. Any of these occurrences may harm our business, financial condition, and prospects significantly.

The results of preclinical studies or earlier clinical trials are not necessarily predictive of future results. Our lead product candidate in clinical trials, and any other product candidates that may advance into clinical trials, may not have favorable results in later clinical trials or receive regulatory approval.

Success in preclinical studies and early clinical trials does not ensure that later clinical trials will generate adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience than us, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier preclinical studies or clinical trials.

Despite the results reported in earlier preclinical studies or clinical trials for our product candidate, we do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market our product candidate for a particular indication, in any particular jurisdiction. Efficacy data from prospectively designed trials may differ significantly from those obtained from retrospective subgroup analyses. We have only conducted one early-stage clinical trial with our BHA candidate, which was not powered for statistical significance. In order for the results of a clinical trial to be reliable, the clinical trial must be sufficiently powered to detect valid statistical differences. If later-stage appropriately powered clinical trials do not produce favorable results, our ability to achieve regulatory approval for our product candidate may be adversely impacted. Even if we believe that we have adequate data to support an application for regulatory approval to market our current product candidate or any future product candidates, the FDA or other regulatory authorities may not agree and may require that we conduct additional preclinical testing or clinical trials.

Our product candidates or future product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential, or result in significant negative consequences.

Adverse events or other undesirable side effects caused by our product candidates or future product candidates could cause us or regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by regulatory authorities. Side effects related to a drug or biologic could affect patient recruitment, the ability of enrolled patients to complete the study, and/or result in potential product liability claims. Moreover, even though we believe our product candidates may have a favorable tolerability profile when compared to currently approved products, regulatory authorities may not agree. For example, in the single clinical trial we have completed with BHA, we reported a lower rate of infections among patients in the treatment group than in the control group. However, FDA noted that the rates of infection in the control group observed during our trial were much higher than what has been observed in clinical practice and published literature, and we will need to closely monitor infection rates during our planned clinical trials of BHA.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects or adverse events caused by such products or the severity and prevalence is greater than anticipated, a number of potentially significant negative consequences could result.

Regulatory authorities may withdraw approvals of such products or impose restrictions on distribution. They may require additional warnings or contraindications on the product label that could diminish the usage or otherwise limit the commercial success of the product. We may be required to change the way the product is administered, conduct additional clinical trials or post-approval studies. We may be forced to suspend marketing of the product or required to create a Risk Evaluation and Mitigation Strategy (“REMS”). In addition, our reputation may suffer. Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations, and prospects.

Fast track designation by the FDA or any future designations may not lead to a faster development, regulatory review or approval process and it does not increase the likelihood that any of our product candidates will receive marketing approval.

We have received fast track designation for BHA to accelerate bone healing when used as an adjunct for treating acute Gustilo-Anderson Type IIIA or IIIB open tibia fractures that have been stabilized with mechanical fixation after appropriate wound management. We may, in the future, apply for additional fast track designations or other expedited programs from the FDA (such as breakthrough therapy or accelerated approval). Designation for these programs is within the discretion of the FDA. Accordingly, even if we believe a product candidate meets the criteria for such designation, the FDA may disagree. In any event, the receipt of a designation may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and, in any event, does not assure ultimate approval by the FDA. In addition, even though our BHA product candidate has received fast track designation, the FDA may later decide that it no longer meets the criteria for designation and revoke it. If we apply for designation to additional accelerated programs or fast track designation for future product candidates, the FDA might not grant the designation. Any of the above could adversely affect our business, financial condition and results of operations.

If the FDA or any other regulatory authorities outside of the United States change the classification of a product candidate, we may be subject to additional regulations or requirements.

Our lead product candidate, BHA, has been classified by the FDA as a biologic/device combination product, containing the Company’s core technology of PBM plus ß Tri-Calcium Phosphate (“ß-TCP”). BHA has been assigned to the Center for Biologics Evaluation and Research (“CBER”) as the lead agency center for review and regulation, and we plan to complete studies to support a BLA as the basis for marketing authorization. If the FDA determines that BHA or another product candidate should be classified as a different type of product, we may be subject to additional regulations and requirements.

In the European Union, we intend to pursue a CE Mark for BHA under the EU MDR with an anticipated label as a bone void filler. We have not sought or received advice from the EMA on whether the BHA is classified as a medical device or biological product. If the EMA determines that BHA should be classified as a biological product, we may be subject to the more stringent European Union pharmaceutical regulations and requirements.

Additional time may be required to obtain regulatory approval for our lead product candidate and future product candidates because of their status as combination products.

Our lead product candidate, BHA, is a biologic-device combination product that requires coordination within the FDA and comparable foreign regulatory authorities for review of its device and biologic components, and our future product candidates may similarly be regulated as combination products. Although the FDA and comparable foreign regulatory authorities have systems in place for the review and approval of combination products such as ours, we may experience delays in the development and commercialization of our product candidates due to regulatory timing constraints and uncertainties in the product development and approval process. Of note, prior clearance or approval of one component of a combination product does not increase the likelihood that FDA will approve a later product combining the previously cleared product or approved active ingredient with a novel active ingredient.

Risks associated with operating in foreign countries could materially adversely affect our product development.

We have previously conducted a clinical study outside the U.S. and may conduct future studies in countries outside of the U.S. Consequently, we may be subject to risks related to operating in foreign countries. Risks associated with conducting operations in foreign countries include:

•	differing regulatory requirements for conducting clinical trials and obtaining regulatory approvals;

•	more stringent privacy requirements for data to be supplied to our operations in the U.S., (e.g., General Data Protection Regulation in the European Union);

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	differing payor reimbursement regimes, governmental payors or patient self-pay systems and price controls;

•	foreign currency fluctuations, which could result in increased operating expenses or reduced revenues, and other obligations incident to doing business or operating in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, and as a result of the ongoing COVID-19 pandemic and the efforts to mitigate it.

We have conducted and may in the future conduct clinical trials for current or future product candidates outside the U.S., and the FDA and comparable foreign regulatory authorities may not accept data from such trials.

Our only clinical study completed to date was conducted outside the U.S., in South Africa, and while we plan to conduct our next clinical trial primarily in the U.S., we may also conduct future clinical trials outside the U.S. The acceptance of study data from clinical trials conducted outside the U.S. or another jurisdiction by the FDA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the sole basis for marketing approval in the

U.S., the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; (ii) the trials were performed by clinical investigators of recognized competence and pursuant to Good Clinical Practice (“GCP”) regulations; and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, even where the foreign study data are not intended to serve as the sole basis for approval, the FDA will not accept the data as support for an application for marketing approval unless the study is well-designed and well-conducted in accordance with GCP and the FDA is able to validate the data from the study through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the U.S. or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in current or future product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.

Failure to obtain regulatory approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In addition to regulations in the U.S., to market and sell our product candidate in the European Union, United Kingdom, many Asian countries and other jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the U.S. does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. The regulatory approval process outside the U.S. generally includes all of the risks associated with obtaining FDA approval as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. The approval procedure varies among countries and can involve additional testing, and regulatory authorities outside the U.S. may not agree with the FDA’s determination of the primary mode of action and regulatory classification of our product candidates, which may result in additional clinical trials, or additional work on our part to comply with other regulatory standards. The time required to obtain approval outside the U.S. may differ substantially from that required to obtain FDA approval. We may not be able to obtain approvals from regulatory authorities outside the U.S. on a timely basis, if at all. Clinical trials accepted in one country may not be accepted by regulatory authorities in other countries. In addition, many countries outside the U.S. require that a product be approved for reimbursement before it can be approved for sale in that country. A product candidate that has been approved for sale in a particular country may not receive reimbursement approval in that country.

We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our product candidates in any market. If we are unable to obtain approval of any of our current product candidates or any future product candidates we may pursue by regulatory authorities in the European Union, United Kingdom, Asia or elsewhere, the commercial prospects of that product candidate may be significantly diminished, our business prospects could decline and this could materially adversely affect our business, results of operations and financial condition.

Even if our current product candidates received regulatory approval, they may still face future development and regulatory difficulties.

Even if we obtain regulatory approval for our product candidates, that approval would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, adverse event reporting, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-marketing information. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance by us and/or our Contract Manufacturing Organizations

(“CMOs”), and CROs or clinical trial investigators for any post-approval clinical trials that we may conduct. The safety profile of any product candidate, if approved, will continue to be closely monitored by the FDA and comparable foreign regulatory authorities after approval. If the FDA or comparable foreign regulatory authorities become aware of new safety information after approval of our product candidate, they may require labeling changes or establishment of a REMS, impose significant restrictions on such product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.

In addition, manufacturers of drugs, biologics, devices and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with Current Good Manufacturing Practice (“cGMPs”), GCP, and other regulations. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue Form FDA 483s, warning letters or untitled letters;

•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners and payors;

•	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to successfully commercialize our product candidates, if approved, and generate revenues.

Advertising and promotion of any product candidates that obtains approval in the U.S. is heavily scrutinized by the FDA, the Department of Justice, the Office of Inspector General of Health and Human Services, state attorneys general, members of Congress and the public. A company can make only those claims relating to safety and efficacy, purity and potency that are consistent with the FDA approved label. Additionally, advertising and promotion of any product candidate that obtains approval outside of the U.S. is heavily scrutinized by comparable foreign regulatory authorities.

Violations, including actual or alleged promotion of our product for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA, as well as prosecution under various healthcare laws, including the federal False Claims Act. Any actual or alleged failure to comply with labeling and promotion requirements may have a negative impact on our business.

We may fail to retain or recruit necessary personnel, and we may be unable to secure the services of consultants.

As of the date of this filing, we have seven full-time employees and eight part-time employees. We also have engaged and plan to continue to engage regulatory consultants to advise us on our dealings with the FDA and other foreign regulatory authorities and have been and will be required to retain additional consultants and employees.

Certain of our directors, officers, scientific advisors, and consultants serve as officers, directors, scientific advisors, or consultants of other healthcare and life science companies or institutes that might be developing competitive products. None of our directors are obligated under any agreement or understanding with us to make any additional products or technologies available to us. Similarly, we can give no assurances, and we do not expect and investors should not expect, that any biomedical or pharmaceutical product or technology identified by any of our directors or affiliates in the future would be made available to us other than corporate opportunities. We can give no assurances that any such other companies will not have interests that are in conflict with its interests.

Losing key personnel or failing to recruit necessary additional personnel would impede our ability to attain our development objectives. There is intense competition for qualified personnel in the biomedical-development field, and we may not be able to attract and retain the qualified personnel we need to develop our business. We rely on independent organizations, advisors and consultants to perform certain services for us, including handling substantially all aspects of seeking regulatory approval, conduct of our preclinical studies and clinical trials, manufacturing, and expect to rely on organizations and individuals for the marketing, and sales of our product candidates, if approved. We expect that this will continue to be the case. Such services may not always be available to us on a timely basis.

We rely on third parties to supply our raw materials, and if certain manufacturing-related services do not timely supply these products and services, it may delay or impair our ability to develop, manufacture and market our product candidates, if approved.

We rely on suppliers for raw materials and other third parties for certain manufacturing-related services to produce material that meets appropriate content, quality and stability standards and to use in clinical trials of our product candidates. To succeed, clinical trials require adequate supplies of such materials, which may be difficult or uneconomical to procure or manufacture. We and our suppliers and vendors may not be able to (i) produce our product candidates to appropriate standards for use in clinical studies, (ii) perform under any definitive manufacturing, supply or service agreements or (iii) remain in business for a sufficient time to successfully produce and market our product candidates, if approved. If we do not maintain important manufacturing and service relationships, we may fail to find a replacement supplier or required vendor or develop our own manufacturing capabilities which could delay or impair our ability to obtain regulatory approval for our product candidates and substantially increase our costs or deplete profit margins, if any. If we do find replacement providers, we may not be able to enter into agreements with suppliers on favorable terms and conditions, or there could be a substantial delay before a new third party could be qualified and registered with the FDA and foreign regulatory authorities as a provider.

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or do not meet regulatory requirements or expected deadlines, we may not be able to obtain timely regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We depend upon third-party investigators and scientific collaborators, such as universities and medical institutions and CROs, to monitor and manage clinical trials and collect data during our preclinical studies and clinical programs. We plan to rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that their conduct meets regulatory requirements and that each of our studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on CROs does not relieve us of our regulatory responsibilities. Thus, we and our CROs are required to comply with GCPs, which are regulations and guidelines promulgated by the FDA and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may not accept the data or may require us to perform additional clinical trials before considering our filing for regulatory approval or approving our marketing application. We cannot assure you that upon inspection by a regulatory authority, such regulatory authority will determine that any of our clinical trials complies with GCPs. While we have agreements governing activities of our CROs, we may have limited influence over their actual performance and the qualifications of their personnel conducting work on our behalf. Failure to comply with applicable regulations in the conduct of the clinical studies for our product candidates may require us to repeat clinical trials, which would delay the regulatory approval process.

We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

As is common in the pharmaceutical and medical device industry, we engage the services of consultants to assist in the development of our product candidates. Many of these consultants were previously employed at, or may have previously been or are currently providing consulting services to, other healthcare and life science companies, including our competitors or potential competitors.

Business interruptions could adversely affect future operations and financial conditions, and may increase our costs and expenses.

Our operations, and those of our directors, employees, advisors, contractors, consultants, CROs, and collaborators, could be adversely affected by earthquakes, floods, hurricanes, typhoons, extreme weather conditions, fires, water shortages, power failures, business systems failures, medical epidemics, including the ongoing COVID-19 pandemic, and other natural and man-made disaster or business interruptions. Our phones, electronic devices and computer systems and those of our directors, employees, advisors, contractors, consultants, CROs, and collaborators are vulnerable to damages, theft and accidental loss, negligence, unauthorized access, terrorism, war, electronic and telecommunications failures, and other natural and man- made disasters. Operating as a virtual company, our employees conduct business outside of our headquarters and leased or owned facilities. These locations may be subject to additional security and other risk factors due to the limited control of our employees. If such an event as described above were to occur in the future, it may cause interruptions in our operations, delay research and development programs, clinical trials, regulatory activities, manufacturing and quality assurance activities, sales and marketing activities, hiring, training of employees and persons within associated third parties, and other business activities. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

Likewise, we will rely on third parties to manufacture our product candidates and conduct clinical trials, and similar events as those described in the prior paragraph relating to their business systems, equipment and facilities could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidate, if approved, could be delayed or altogether terminated.

Our employees or others acting on our behalf may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We may be exposed to the risk of fraud or other misconduct by employees or others acting on our behalf, including intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, provide accurate information to the FDA or comparable foreign regulatory authorities, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, report financial information or data accurately or disclose unauthorized activities to us. Misconduct by employees or others acting on our behalf could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions or investigations are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions or investigations could have a significant impact on our business, results of operations and reputation including the imposition of significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and integrity oversight and reporting obligations.

Risks Related to our Intellectual Property

We rely on patents and patent applications and various regulatory exclusivities to protect some of our product candidates, and our ability to compete may be limited or eliminated if we are not able to protect our products.

The patent positions of medical device companies are uncertain and involve complex legal and factual questions. We may incur significant expenses in protecting our intellectual property and defending or assessing claims with respect to intellectual property owned by others. Any patent or other infringement litigation by or against us could cause us to incur significant expenses and divert the attention of our management.

Others may file patent applications or obtain patents on similar technologies that compete with our products. We cannot predict how broad the claims in any such patents or applications will be and whether they will be allowed. Once claims have been issued, we cannot predict how they will be construed or enforced. We may infringe upon intellectual property rights of others without being aware of it. If another party claims we are infringing their technology, we could have to defend an expensive and time consuming lawsuit, pay a large sum if we are found to be infringing, or be prohibited from selling or licensing our products unless we obtain a license or redesign our products, which may not be possible.

We also rely on trade secrets and proprietary know-how to develop and maintain our competitive position. Some of our current or former employees, consultants, scientific advisors, contractors, current or prospective corporate collaborators, may unintentionally or willfully disclose our confidential information to competitors or use our proprietary technology for their own benefits. Furthermore, enforcing a claim alleging the infringement of our trade secrets would be expensive and difficult to prove, making the outcome uncertain. Our competitors may also independently develop similar knowledge, methods, and know-how or gain access to our proprietary information through some other means.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights, as well as costs associated with lawsuits.

If any other person filed patent applications, or is issued patents, claiming technology also claimed by us, we may be required to participate in interference or derivation proceedings in the U.S. Patent and Trademark Office to determine priority and/or ownership of the invention. Our licensors or we may also need to participate in interference proceedings involving issued patents and pending applications of another entity.

The intellectual property environment in our industry is particularly complex, constantly evolving and highly fragmented. Other companies and institutions have issued patents and have filed or will file patent applications that may issue into patents that cover or attempt to cover products, processes or technologies similar to us. We have not conducted freedom-to-use patent searches on all aspects of our product candidates or potential product candidates, and may be unaware of relevant patents and patent applications of third parties. In addition, the freedom-to-use patent searches that have been conducted may not have identified all relevant issued patents or pending patent applications. We cannot provide assurance that our proposed products in this area will not ultimately be held to infringe one or more valid claims owned by third parties which may exist or come to exist in the future or that in such case we will be able to obtain a license from such parties on acceptable terms.

We cannot guarantee that our technologies will not conflict with the rights of others. In some foreign jurisdictions, we could become involved in opposition proceedings, either by opposing the validity of others’ foreign patents or by persons opposing the validity of our foreign patents.

We may also face frivolous litigation or lawsuits from various competitors or from litigious securities attorneys. The cost of any litigation or other proceeding relating to these areas, even if deemed frivolous or resolved in our favor, could be substantial and could distract management from its business. Uncertainties resulting from initiation and continuation of any litigation could have a material adverse effect on our ability to continue our operations.

If we infringe the rights of others, we could be prevented from selling products or forced to pay damages.

If our products, methods, processes, and other technologies are found to infringe the rights of other parties, we could be required to pay damages, or may be required to cease using the technology or to license rights from the prevailing party. Any prevailing party may be unwilling to offer us a license on commercially acceptable terms.

We cannot be certain we will be able to obtain patent protection to protect our product candidates and technology.

We cannot be certain that all patents applied for will be issued. If a third party has also filed a patent application relating to an invention claimed by us or one or more of our licensors, we may be required to participate in an interference or derivation proceeding declared or instituted by the United States Patent and Trademark Office, which could result in substantial uncertainties and cost for us, even if the eventual outcome is favorable to us. The degree of future patent protection for our product candidates and technology is uncertain. For example:

•	we or our licensors might not have been the first to make the inventions covered by our issued patents, or pending or future patent applications;

•	we or our licensors might not have been the first to file patent applications for the inventions;

•	others may independently develop duplicative, similar or alternative technologies;

•

it is possible that our patent applications will not result in an issued patent or patents, or that the scope of protection granted by any patents arising from our patent applications will be significantly narrower than expected;

•

any patents under which we hold ultimate rights may not provide us with a basis for commercially- viable products, may not provide us with any competitive advantages or may be challenged by third parties as not infringed, invalid, or unenforceable under United States or foreign laws;

•	any patent issued to us in the future or under which we hold rights may not be valid or enforceable; or

•

we may develop additional technologies that are not patentable and which may not be adequately protected through trade secrets; for example, if a competitor independently develops duplicative, similar, or alternative technologies.

If we fail to comply with our obligations in the agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose rights that are important to our business.

We have entered and may be required to enter into intellectual property license agreements that are important to our business, including our license agreements with CMU. These license agreements have imposed various diligence, milestone payment, royalty and other obligations on us. For example, we may enter into exclusive license agreements with various third parties (for example, universities and research institutions), we may be required to use commercially reasonable efforts to engage in various development and commercialization activities with respect to licensed products, and may need to satisfy specified milestones and royalty payment obligations. If we fail to comply with any obligations under our agreements with any of these licensors, we may be subject to termination of the license agreements in whole or in part; increased financial obligations to our licensors or loss of exclusivity in a particular field or territory, in which case our ability to develop or commercialize products covered by the license agreements will be impaired.

In addition, disputes may arise regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology, products, methods and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our diligence obligations under the license agreement and what activities satisfy those obligations;

•

if a third party expresses interest in an area under a license that we are not pursuing, under the certain terms of our license agreement, we may be required to sublicense rights in that area to the third party, and that sublicense could harm our business; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us.

If disputes over the intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

We may need to obtain licenses from third parties to advance our research to allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

Under the license agreement with CMU, we have exclusive rights to develop and commercialize plasma-based bioactive material, also known as “Biocompatible Plasma-Based Plastics” for all fields of use and all worldwide geographies. We are required to use our best efforts to effect introduction of the licensed technology into the commercial market as soon as possible and meet certain milestones as stipulated within the agreement. CMU retains the right to use any derivative technology developed by us as a result of the use of this technology and retains the intellectual property rights to the licensed technology under the agreement including patents, copyrights, and trademarks. We may establish all proprietary rights for the Company in the intellectual property developed by us which includes, or is based in whole or in part on, the licensed technology under the agreement, which may also include Carmell-created modifications, enhancements or other technology, whether in the nature of trade secrets, copyrights, patents or other rights. CMU has the right to use such intellectual property developed by us solely for research, education, academic and/or administrative purposes. In addition, we own all right, title and interest (including patents, copyrights, and trademarks) in and to the results of collaboration that are developed solely by us while CMU owns all of the right, title and interest (including patents, copyrights and trademarks) in and to the results of collaboration that are developed solely by CMU. Our rights to use these patents and employ the inventions claimed in these licensed patents, as well as the exploitation of licensed technology and know-how, are subject to the continuation of, and our compliance with, the terms of our license agreement with CMU. If our license agreement with CMU is terminated, we may not be able to develop, manufacture, market or sell the product candidates covered by our agreement and those being tested or approved in combination with such product. Such an occurrence could materially adversely affect the value of the product candidate being developed under any such agreement.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We cannot guarantee that our products or product candidates, or manufacture or use of our products or product candidates, will not infringe third-party patents. Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates or products. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. Some of these third parties may be better capitalized and have more resources than us. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In that event, we may not have a viable way to get around the patent and may need to halt commercialization of the relevant product candidate(s) or product(s). In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. In addition, we may be obligated to indemnify our licensors and collaborators against certain intellectual property infringement claims brought by third parties, which could require us to expend additional resources. The pharmaceutical, medical device and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, and then we will have to defend an infringement action or challenge the validity of the patent in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, fail to develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid or unenforceable, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;

•	patent applications in the United States are typically not published until 18 months after the priority date; and

•	publications in the scientific literature often lag behind actual discoveries.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent applications may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed US patent applications on inventions similar to ours that claims priority to any applications filed prior to the priority dates of our applications, we may have to participate in an interference proceeding declared or a derivation proceed instituted by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar inventions prior to our own inventions, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and thus the third party’s patent or patent application may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed alleged trade secrets.

As is common in the medical device, biotechnology and pharmaceutical industries, we employ, and may employ in the future, individuals who were previously employed at other medical device, biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we could lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Our intellectual property may not be sufficient to protect our products from competition, which may negatively affect our business as well as limit our partnership or acquisition appeal.

We may be subject to competition despite the existence of intellectual property we license or own. We can give no assurances that our intellectual property will be sufficient to prevent third parties from designing around the patents we own or license and developing and commercializing competitive products. The existence of competitive products that avoid our intellectual property could materially adversely affect our operating results and financial condition. Furthermore, limitations, or perceived limitations, in our intellectual property may limit the interest of third parties to partner, collaborate or otherwise transact with us, if third parties perceive a higher than acceptable risk to commercialization of our products or future products.

Our approach involves filing patent applications covering new methods of use and/or new formulations of previously known, studied and/or marketed devices. Although the protection afforded by patents issued from our patent applications may be significant, when looking at our patents’ ability to block competition, the protection offered by our patents may be, to some extent, more limited than the protection provided by patents claiming the composition of matter previously unknown. If a competitor were able to successfully design around any method of use and formulation patents we may have in the future, our business and competitive advantage could be significantly affected.

We may elect to sue a third party, or otherwise make a claim, alleging infringement or other violation of patents, trademarks, trade dress, copyrights, trade secrets, domain names or other intellectual property rights that we either own or license. If we do not prevail in enforcing our intellectual property rights in this type of litigation, we may be subject to:

•	paying monetary damages related to the legal expenses of the third party;

•

facing additional competition that may have a significant adverse effect on our product pricing, market share, business operations, financial condition, and the commercial viability of our products; and

•

restructuring our company or delaying or terminating select business opportunities, including, but not limited to, research and development, clinical trials, and commercialization activities, due to a potential deterioration of our financial condition or market competitiveness.

A third party may also challenge the validity, enforceability or scope of the intellectual property rights that we license or own; and, the result of these challenges may narrow the claim scope of or invalidate patents that are integral to our product candidates in the future. There can be no assurance that we will be able to successfully defend patents we own or licensed in an action against third parties due to the unpredictability of litigation and the high costs associated with intellectual property litigation, amongst other factors.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the United States and Europe, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated, rendered unenforceable or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products or product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our product candidates in all of our expected significant foreign markets. If we or our licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished, and we may face additional competition from others in those jurisdictions.

Changes to patent law, for example the Leahy-Smith America Invests Act, AIA or Leahy-Smith Act, of 2011 and the Patent Reform Act of 2009 and other future article of legislation in the U.S., may substantially change the regulations and procedures surrounding patent applications, issuance of patents, prosecution of patents, challenges to patent validity, and patent enforcement. We can give no assurances that our patents and those of our licensor(s) can be defended or will protect us against future intellectual property challenges, particularly as they pertain to changes in patent law and future patent law interpretations.

In addition, enforcing and maintaining our intellectual property protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by the U.S. Patent and Trademark Office and courts, and foreign government patent agencies and courts, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

If we are not able to protect and control our unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm.

We also rely on proprietary trade secrets and unpatented know-how to protect our research and development activities, particularly when we do not believe that patent protection is appropriate or available. However, trade secrets are difficult to protect. We will attempt to protect our trade secrets and unpatented know-how by requiring our employees, consultants, collaborators, and advisors to execute a confidentiality and non-use agreement. We cannot guarantee that these agreements will provide meaningful protection, that these agreements will not be breached, that we will have an adequate remedy for any such breach, or that our trade secrets will not otherwise become known or independently developed by a third party. Our trade secrets, and those of our present or future collaborators that we utilize by agreement, may become known or may be independently discovered by others, which could adversely affect the competitive position of our product candidates.

We may incur substantial costs enforcing our patents, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to patent and other intellectual property rights.

We may be unaware of or unfamiliar with prior art and/or interpretations of prior art that could potentially impact the validity or scope of our patents, pending patent applications, or patent applications that we will file. We may have elected, or elect now or in the future, not to maintain or pursue intellectual property rights that, at some point in time, may be considered relevant to or enforceable against a competitor.

We take efforts and enter into agreements with employees, consultants, collaborators, and advisors to confirm ownership and chain of title in intellectual property rights. However, an inventorship or ownership dispute could arise that may permit one or more third parties to practice or enforce our intellectual property rights, including possible efforts to enforce rights against us.

We may not have rights under some patents or patent applications that may cover technologies that we use in our research, product candidates and particular uses thereof that we seek to develop and commercialize, as well as synthesis of our product candidates. Third parties may own or control these patents and patent applications in the United States and elsewhere. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. We or our collaborators therefore may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product or product candidate, or forced to cease some aspect of our business operations, as a result of patent infringement claims, which could harm our business.

There has been substantial litigation and other legal proceedings regarding patent and other intellectual property rights in the pharmaceutical, medical device and biotechnology industries. Although we are not currently a party to any patent litigation or any other adversarial proceeding, including any interference or derivation proceeding declared or instituted before the United States Patent and Trademark Office, regarding intellectual property rights with respect to our products, product candidates and technology, it is possible that we may become so in the future. We are not currently aware of any actual or potential third-party infringement claim involving our product candidates. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. The outcome of patent litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party, especially in pharmaceutical, medical device and biotechnology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent or other proceeding is resolved against us, we may be enjoined from researching, developing, manufacturing or commercializing our products or product candidates without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could harm our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

If we are unable to protect our intellectual property rights, our competitors may develop and market products with similar features that may reduce demand for our potential products.

The following factors are important to our success:

•	receiving patent protection for our product candidates;

•	preventing others from infringing our intellectual property rights; and

•	maintaining our patent rights and trade secrets.

We will be able to protect our intellectual property rights in patents and trade secrets from unauthorized use by third parties only to the extent that such intellectual property rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Because issues of patentability involve complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patents may be challenged, invalidated, found unenforceable, or circumvented. United States patents and patent applications may be subject to interference and derivation proceedings, United States patents may also be subject to post grant proceedings, including re-examination, derivation, Inter Partes Review and Post Grant Review, in the United States Patent and Trademark Office and foreign patents may be subject to opposition or comparable proceedings in corresponding foreign patent offices, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, derivation, post grant and opposition proceedings may be costly. Thus, any patents that we own or license from others may not provide any protection against competitors. Furthermore, an adverse decision in an interference or derivation proceeding can result in a third-party receiving the patent rights sought by us, which in turn could affect our ability to market a potential product to which that patent filing was directed. Our pending patent applications, those that we may file in the future, or those that we may license from third parties may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology.

Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. For example, compulsory licenses may be required in cases where the patent owner has failed to “work” the invention in that country, or the third-party has patented improvements. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of our patents. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which makes it difficult to stop infringement.

In addition, our ability to enforce our patent rights depends on our ability to detect infringement. It is difficult to detect infringers who do not advertise or otherwise promote the compositions that are used in their products. Any litigation to enforce or defend our patent rights, even if we prevail, could be costly and time-consuming and would divert the attention of management and key personnel from business operations.

We will also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We will seek to protect this information by entering into confidentiality agreements with parties that have access to it, such as strategic partners, collaborators, employees, contractors and consultants. Any of these parties may breach these agreements and disclose our confidential information or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were disclosed to, or independently developed by, a competitor, our business, financial condition and results of operations could be materially adversely affected.

Risks Relating to Commercializing of our Current Product Candidates and Future Product Candidates, if Approved

Our commercial success depends upon attaining significant market acceptance of our current product candidates and future product candidates, if approved, among physicians, patients, healthcare payors and treatment centers.

Even if we obtain regulatory approval for our current product candidates or any future product candidates, the products may not gain market acceptance among physicians, healthcare payors, patients or the medical community, including treatment centers. Market acceptance of any product candidates for which we receive approval depends on a number of factors, including:

•	the efficacy and safety of such product candidates as demonstrated in clinical trials;

•	the clinical indications and patient populations for which the product candidate is approved;

•	acceptance by physicians, major treatment centers and patients of the product candidates as a safe and effective treatment;

•	the potential and perceived advantages of product candidates over alternative treatments;

•	any restrictions on use together with other medications;

•	the prevalence and severity of any side effects;

•	unfavorable product labeling or limitations of use by the FDA or comparable regulatory authorities;

•	the timing of market introduction of our product candidates, if approved, as well as competitive products;

•	the development of manufacturing and distribution processes for commercial scale manufacturing for our current product candidates and any future product candidates, if approved;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement from third-party payors and government authorities;

•	relative convenience and ease of administration; and

•	the effectiveness of sales and marketing efforts for product candidates which are granted regulatory approval.

If our current product candidates and any future product candidates are approved but fail to achieve market acceptance among physicians, patients, healthcare payors or surgery centers, we will not be able to generate significant revenues, which would compromise our ability to become profitable.

Even if we are able to commercialize our current product candidates or any future product candidates, if approved such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

In the United States and in other countries, patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. We believe our success depends on obtaining and maintaining coverage and adequate reimbursement for our product candidates, if approved, and the extent to which patients will be willing to pay out-of-pocket for such products. For further discussion on coverage and reimbursement, see the section titled “Business Overview – Government Regulation – Coverage and Reimbursement” in this proxy statement/prospectus.

There can be no assurance that any of our product candidates, if approved for sale in the United States or in other countries, will be considered medically reasonable and necessary and/or cost-effective by third-party payors, that coverage or an adequate level of reimbursement will be available or that reimbursement policies and practices in the United States and in foreign countries where our products are sold will not adversely affect our ability to sell our product candidates profitably, even if they are approved for sale.

Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations.

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of our product candidates or any future product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell a product for which we obtain marketing approval. Changes in applicable laws, rules, and regulations or the interpretation of existing laws, rules, and regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business. For further discussion on healthcare reform, see the section titled “Business Overview – Government Regulation – Healthcare Reform” in this proxy statement/prospectus.

We expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product candidate. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our drugs, and could have a material adverse effect on our business, financial condition, and results of operations.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shut downs, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, the ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Risks Related to Our Business Operations

Our future success is dependent, in part, on the performance and continued service of our officers and directors.

We are presently dependent largely upon the experience, abilities and continued services of the Carmell Senior Leadership including, our President and Chief Executive Officer, Randolph W Hubbell. The loss of services of

Mr. Hubbell could have a material adverse effect on our business, financial condition or results of operation. In addition, other key executives are important to the ongoing capability of the company to advance the programs through the clinical and regulatory pathway. These executives include Dr. James Hart, Chief Medical Officer, Dr. Janet Vargo, VP of Clinical Sciences, Donna Godward, Chief Quality Officer, Sean Buckley, Chief Financial Officer & Executive Vice-President of Operations. The competition of executive talent may make it difficult to replace any of these key positions in a timely manner.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

As of March 31, 2023, and December 31, 2022 we had cash on hand of $27,190 and $128,149, respectively and a working capital deficit of $8,305,949 and $6,689,745.

The accompanying unaudited financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2023, we had no income from continuing operations. The Company does not have a marketed product or service nor expects to in the near-term years. This has been the case since the Company’s inception and forces the Company to rely on continuously raising capital to fund the Company’s operations. Based on our cash balance as of the date of filing these financial statements and projected cash needs for the next twelve months, management estimates that it will need to consummate its proposed Business Combination and/or raise additional capital to cover operating and capital requirements. Management will need to raise the additional funds through issuing additional shares of common stock or other equity securities or obtaining debt financing. There can be no assurance that such Business Combination will occur or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Accordingly, the accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern.

We have identified a material weakness in our internal control over financial reporting, and the failure to remediate this material weakness may adversely affect our business, investor confidence in our company, our financial results and the market value of our common stock.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness we identified related to the design of internal control around the Company’s preparation of financial statements in accordance with generally accepted accounting principles, including the appropriate accounting treatment for complex financial instruments that require management to apply complex accounting principles, which could adversely affect the Company’s ability to record, process, summarize, and report financial data. This material weakness resulted in the restatement of our 2021 financial statements. We are in the process of implementing measures designed to improve internal control over financial reporting to remediate the control deficiencies that led to our material weakness.

While we believe the remedial efforts we are taking and will take will improve our internal controls and address the underlying causes of the material weakness, we cannot be certain that these steps will be sufficient to remediate the control deficiencies that led to our material weakness in our internal controls over financial reporting or prevent future material weaknesses or control deficiencies from occurring.

If we fail to effectively remediate the material weakness in our internal controls over financial reporting described above, we may be unable to accurately or timely report our financial condition or results of operations. Such failure may adversely affect our business, investor confidence in our company, our financial condition and the market value of our common stock.

We have never generated product revenue and have incurred significant losses to date. We expect to continue to incur losses for the foreseeable future and may never generate product revenue or be profitable.

Since inception, we have generated no product revenue, and prior to receipt of marketing approval from regulatory authorities, we will be unable to do so. For the three months ended March 31, 2023 and 2022, we had a loss from operations of $1,274,871 and $950,757 respectively, and negative cash flows from operations of $475,959 and $1,597,658, respectively. At March 31, 2023 and December 31, 2022, we had an accumulated deficit of $44,522,174 and $42,382,291, respectively. To date, we have financed our operations primarily through the sale of equity securities and convertible debt. We have devoted substantially all of our financial resources and efforts to research and development, including preclinical studies and clinical trials, and we anticipate that our expenses will continue to increase over the next several years as we continue these activities. Accordingly, we expect to continue to incur substantial operating losses for the foreseeable future, which may fluctuate significantly from quarter-to-quarter and year-to-year.

To become and remain profitable, we must succeed in obtaining marketing approval for our product candidates, and in developing and commercializing additional product candidates that generate significant revenue. We may never succeed in these activities and, even if we do, may never generate revenue that is sufficient to achieve profitability.

Even if we do achieve profitability, we may not be able to sustain or increase profitability. Our failure to become and remain profitable would depress the value of our Company and could impair our ability to maintain our research and development efforts, expand our business, diversify our product offerings or even continue our operations. A decline in the value of New Carmell could also cause you to lose all or part of your investment.

Acceptance of our formulations or products in the marketplace is uncertain and failure to achieve market acceptance will prevent or delay our ability to generate revenues.

Our future financial performance will depend, at least in part, upon the introduction and customer acceptance of our products. Even if approved for marketing by the necessary regulatory authorities, our formulations or products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

•	receipt of regulatory approval of marketing claims for the uses that we are developing;

•	establishment and demonstration of the advantages, safety and efficacy of our formulations, products and technologies;

•	pricing and reimbursement policies of government and third-party payers such as insurance companies, health maintenance organizations and other health plan administrators;

•	Our ability to attract corporate partners, including medical device, biotechnology and pharmaceutical companies, to assist in commercializing our proposed products; and

•	Our ability to market our product candidates, if approved.

Physicians, patients, payers or the medical community in general may be unwilling to accept, utilize or recommend any of our proposed formulations or product candidates, if approved. If we are unable to obtain regulatory approval, commercialize and market our proposed formulations or product candidates when planned, we may not achieve any market acceptance or generate revenue.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

We will face competition from numerous medical device, pharmaceutical and biotechnology enterprises, as well as from academic institutions, government agencies and private and public research institutions for our current product candidates. We cannot provide any assurances that any other company will not obtain FDA approval for similar products that might adversely affect our ability to develop and market our products, if approved, in the U.S. We are aware that other companies have intellectual property protection and have conducted clinical trials. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any product candidates that we may develop and for which we receive approval. Competition could result in reduced sales and pricing pressure on our current product candidates, if approved, which in turn would reduce our ability to generate meaningful revenues and have a negative impact on our results of operations. In addition, significant delays in the development of our product candidates could allow our competitors to bring products to market before we do and impair our ability to commercialize our product candidates, if approved. The biotechnology industry is intensely competitive and involves a high degree of risk. We compete with other companies that have far greater experience and financial, research and technical resources than us. Potential competitors in the U.S. and worldwide are numerous and include medical device, pharmaceutical and biotechnology companies, educational institutions and research foundations, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than ours. Some of our competitors may develop and commercialize products that compete directly with those incorporating our technology or may introduce products to market earlier than our product candidates, if approved, or on a more cost-effective basis. Our competitors compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our technology. We may face competition with respect to potential efficacy and safety, ease of use and adaptability to various modes of administration, acceptance by physicians, the timing and scope of regulatory approvals, availability of resources, reimbursement coverage, price and patent position, including the potentially dominant patent positions of others. An inability to successfully complete our product development or commercializing our product candidate, if approved, could result in our having limited prospects for establishing market share or generating revenue.

Many of our competitors or potential competitors have significantly greater established presence in the market, financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do, and as a result may have a competitive advantage over us. Mergers and acquisitions in the medical device, pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or potentially advantageous to our business.

As a result of these factors, these competitors may obtain regulatory approval of their products before we are able to obtain patent protection or other intellectual property rights, which will limit our ability to develop or commercialize our current product candidate, if approved. Our competitors may also develop products that are safer, more effective, more widely used and cheaper than ours, and may also be more successful than us in manufacturing and marketing their products. These appreciable advantages could render our product candidate, if approved, obsolete or non-competitive before we can recover the expenses of development and commercialization. In addition, we may not be successful in establishing license agreements with strategic distributors necessary for commercializing in each of the therapeutic areas and therefore would need to try to commercialize with a direct sales and marketing organization. Under this approach, the expense to commercialize new products is high and there are no guarantees that we will be able to raise the necessary capital to commercialize our technology independently.

Our business may be adversely affected by the ongoing COVID-19 pandemic.

The outbreak of the novel coronavirus (“COVID-19”) in 2020 evolved into a global pandemic, and this pandemic continues to have varying impacts on the global economy and the ability of biotechnology companies to develop their product candidates, including on their ability to conduct trials, source materials, and manufacture product candidates as planned. The extent to which COVID-19 impacts our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19 and the actions to contain the spread of the virus or treat its impact, among others.

As a result of the continued spread of COVID-19, our business operations could be delayed or interrupted. For instance, our clinical trials may be affected by the pandemic. Site initiation, participant recruitment and enrollment, and study monitoring and data analysis may be paused or delayed due to changes in hospital or university policies, federal, state or local regulations, prioritization of hospital resources toward pandemic efforts, or other reasons related to the pandemic. Some participants and clinical investigators may not be able to comply with clinical trial protocols. For example, quarantines or other travel limitations (whether voluntary or required) may impede participant movement, affect sponsor access to study sites, or interrupt healthcare services, and we may be unable to conduct our clinical trials. Further, if the spread of COVID-19 continues and our operations are adversely impacted, we risk a delay, default and/or non-performance under existing agreements which may increase our costs. These cost increases may not be fully recoverable or adequately covered by insurance.

Infections and deaths related to the pandemic may disrupt the United States’ healthcare and healthcare regulatory systems. Such disruptions could divert healthcare resources away from, or materially delay FDA review and/or approval with respect to, our product candidates. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of our product candidates.

We currently utilize third parties to, among other things, manufacture raw materials. If either any third-party parties in the supply chain for materials used in the production of our product candidates are adversely impacted by restrictions resulting from the COVID-19 outbreak, our supply chain may be disrupted, limiting our ability to manufacture our product candidates for our clinical trials and research and development operations.

As a result of the shelter-in-place order and other mandated local travel restrictions, our employees conducting research and development or manufacturing activities may not be able to access their laboratory or manufacturing space which may result in our core activities being significantly limited or curtailed, possibly for an extended period of time.

The spread of COVID-19, which has caused a broad impact globally, including restrictions on travel and quarantine policies put into place by businesses and governments, may have a material economic effect on our business. While the potential economic impact brought by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the spread of COVID-19 could materially and adversely affect our business and the value of our common stock.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole. However, these effects could have a material impact on our operations, financial position and prospects and we will continue to monitor the situation closely.

The current economic downturn may harm our business and results of operations.

Our overall performance depends, in part, on worldwide economic conditions. In recent months, we have observed increased economic uncertainty in the United States and abroad. Impacts of such economic weakness include:

•	falling overall demand for goods and services, leading to reduced profitability;

•	reduced credit availability;

•	higher borrowing costs;

•	reduced liquidity;

•	volatility in credit, equity and foreign exchange markets; and

•	bankruptcies.

These developments could lead to supply chain disruption, inflation, higher interest rates, and uncertainty about business continuity, which may adversely affected our business and our results of operations.

Recent increases in interest rates may increase our borrowing costs, and may also affect our ability to obtain working capital through borrowings such as bank credit lines and public or private sales of debt securities, which may result in lower liquidity, reduced working capital and other adverse impacts on our business.

Continued increases in interest rates will increase the cost of new indebtedness/servicing our outstanding indebtedness/refinancing our outstanding indebtedness, and could materially and adversely affect our results of operations, financial condition, liquidity and cash flows.

Hostilities in Ukraine could have a material adverse effect, including the availability and cost of services that we rely upon for our business operations, which could have a material adverse impact on our business operations.

Russia’s invasion of Ukraine, which has persisted for months, and the global response, including the imposition of sanctions by the United States and other countries, could create or exacerbate risks facing our business. Given the continuing conflict, our supply chain could be disrupted due to the demise of commercial activity in impacted regions and due to the severity of sanctions on the businesses that we and our suppliers rely on. Further, state-sponsored cyberattacks could expand as part of the conflict, which could adversely affect our and our suppliers’ ability to maintain or enhance key cyber security and data protection measures.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although a statement by the Department of the Treasury, the Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature Bank or any other financial institution that is placed into receivership by the

FDIC may be unable to access undrawn amounts thereunder. Although we are not a borrower or party to any such instruments with SVB, Signature or any other financial institution currently in receivership, if any of our lenders or counterparties to any such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our customers, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to SVB credit agreements and arrangements, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of SVB and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program. Additionally, there is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions, or that they would do so in a timely fashion.

Although we assess our banking and customer relationships as we believe necessary or appropriate, our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect the Company, the financial institutions with which the Company has credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which the Company has financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These could include, but may not be limited to, the following:

•	Delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

•

Delayed or lost access to, or reductions in borrowings available under revolving existing credit facilities or other working capital sources and/or delays, inability or reductions in the company’s ability to refund, roll over or extend the maturity of, or enter into new credit facilities or other working capital resources;

•	Potential or actual breach of contractual obligations that require the Company to maintain letters of credit or other credit support arrangements;

•	Potential or actual breach of financial covenants in our credit agreements or credit arrangements;

•	Potential or actual cross-defaults in other credit agreements, credit arrangements or operating or financing agreements; or

•	Termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our customers or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a customer may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a customer or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on the Company, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. Any customer or supplier bankruptcy or insolvency, or the failure of any customer to make payments when due, or any breach or default by a customer or supplier, or the loss of any significant supplier relationships, could result in material losses to the Company and may have a material adverse impact on our business.

Significant disruptions of information technology systems, computer system failures or breaches of information security could adversely affect our business.

We rely to a large extent upon sophisticated information technology systems to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, but not limited to, personal information and intellectual property). The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we may contract, make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including, but not limited to, industrial espionage and market manipulation) and expertise. While we intend to invest in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches.

Our internal computer systems, and those of our CROs, our CMOs, and other business vendors on which we may rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. We exercise little or no control over these third parties, which increases our vulnerability to problems with their systems. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs. Any interruption or breach in our systems could adversely affect our business operations or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us or allow third parties to gain material, inside information that they use to trade in our securities. For example, the loss of clinical trial data from completed or ongoing clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, the further development of our current and future product candidates could be delayed and our business could be otherwise adversely affected.

We will need to grow the size of our organization in the future, and we may experience difficulties in managing this growth.

As of March 31, 2023, we had nine full-time employees and five part-time employees, although upon closing of the Business Combination, we anticipate that we will have 13 full-time employees and four part-time employees. We will need to grow the size of our organization in order to support our continued development and potential commercialization of our product candidates. As our development and commercialization plans and strategies continue to develop, our need for additional managerial, operational, manufacturing, sales, marketing, financial and other resources may increase. Our management, personnel and systems currently in place may not be adequate to support this future growth. Future growth would impose significant added responsibilities on members of management, including:

•	managing our clinical trials effectively;

•	identifying, recruiting, maintaining, motivating and integrating additional employees;

•	managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors and other third parties;

•	improving our managerial, development, operational, information technology, and finance systems; and expanding our facilities.

If our operations expand, we will also need to manage additional relationships with various strategic partners, suppliers and other third parties. Our future financial performance and our ability to commercialize our product candidate and to compete effectively will depend, in part, on our ability to manage any future growth effectively, as well as our ability to develop a sales and marketing force when appropriate for our company. To that end, we must be able to manage our development efforts and preclinical studies and clinical trials effectively and hire, train and integrate additional management, research and development, manufacturing, administrative and sales and marketing personnel. The failure to accomplish any of these tasks could prevent us from successfully growing our company.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our current product candidates or future product candidates in human clinical trials and will face an even greater risk if we commercially sell any product candidates that we may develop and for which we receive approval. Product liability claims may be brought against us by subjects enrolled in our clinical trials, patients, healthcare providers or others using, administering or selling our product. If we cannot successfully defend ourselves against claims that our product candidate or product caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates that we may develop and for which we receive approval;

•	termination of clinical trial sites or entire clinical trial programs;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial subjects or patients;

•	loss of revenue;

•	diversion of management and scientific resources from our business operations; and

•	the inability to commercialize any product candidates that we may develop and for which we receive approval.

Prior to engaging in future clinical trials, we intend to obtain product liability insurance coverage at a level that we believe is customary for similarly situated companies and adequate to provide us with insurance coverage for foreseeable risks; however, we may be unable to obtain such coverage at a reasonable cost, if at all. If we are able to obtain product liability insurance, we may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise and such insurance may not be adequate to cover all liabilities that we may incur. Furthermore, we intend to expand our insurance coverage for products to include the sale of commercial products if we obtain regulatory approval for our product candidate in development, but we may be unable to obtain commercially reasonable product liability insurance for any products that receive regulatory approval. Large judgments have been awarded in class action lawsuits based on devices that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

Risks Related to Healthcare Compliance Regulations

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings. If we or they are unable to comply with these provisions, we may become subject to civil and criminal investigations and proceedings that could have a material adverse effect on our business, financial condition and prospects.

Although we do not currently have any products on the market, our current and future operations may be directly, or indirectly through our relationships with investigators, health care professionals, customers and third-party payors, subject to various U.S. federal and state healthcare laws and regulations. Healthcare providers, physicians and others play a primary role in the recommendation and prescription of any therapies for which we may obtain marketing approval. These laws impact, among other things, our research activities and proposed sales, marketing and education programs and constrain our business and financial arrangements and relationships with third-party payors, healthcare professionals who participate in our clinical research program, healthcare professionals and others who recommend, purchase, or provide our approved therapies, and other parties through which we market, sell and distribute our therapies for which we obtain marketing approval. In addition, we may be subject to patient data privacy and security regulation by both the U.S. federal government and the states in which we conduct our business, along with foreign regulators (including European data protection authorities). Finally, our current and future operations are subject to additional healthcare-related statutory and regulatory requirements and enforcement by foreign regulatory authorities in jurisdictions in which we conduct our business. For further discussion on healthcare laws and other compliance requirements, see the section titled “Business Overview – Government Regulation – Healthcare Laws and Regulations” in this proxy statement/prospectus.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Even if precautions are taken, it is possible that governmental authorities will conclude that our business practices including compensation of physicians with stock or stock options, could, despite efforts to comply, be subject to challenge under current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, reputational harm and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, that person or entity may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect our business in an adverse way.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

RISKS RELATED TO NEW CARMELL AND THE NEW CARMELL COMMON STOCK FOLLOWING THE BUSINESS COMBINATION

The price of New Carmell common stock may be volatile.

The price of New Carmell common stock may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in its quarterly and annual results and those of other public companies in industry;

•	mergers and strategic alliances in the industry in which it operates;

•	market prices and conditions in the industry in which it operates;

•	changes in government regulation;

•	the impact of the COVID-19 pandemic on New Carmell’s business and operations;

•	potential or actual military conflicts or acts of terrorism;

•	announcements concerning New Carmell or its competitors; and

•	the general state of the securities markets.

These market and industry factors may materially reduce the market price of New Carmell common stock, regardless of New Carmell’s operating performance.

Reports published by analysts, including projections in those reports that differ from New Carmell’s actual results, could adversely affect the price and trading volume of New Carmell common stock.

ALPA currently expects that securities research analysts will establish and publish their own periodic projections for the business of New Carmell. These projections may vary widely and may not accurately predict the results New Carmell actually achieves. New Carmell’s stock price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on New Carmell downgrades its stock or publishes inaccurate or unfavorable research about its business, New Carmell’s stock price could decline. If one or more of these analysts ceases coverage of New Carmell or fails to publish reports on New Carmell regularly, its stock price or trading volume could decline. While ALPA expects research analyst coverage following the Business Combination, if no analysts commence coverage of New Carmell, the trading price and volume for New Carmell common stock could be adversely affected.

New Carmell may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of New Carmell common stock.

Upon consummation of the Business Combination, New Carmell will have warrants outstanding to purchase up to an aggregate of shares of New Carmell common stock and former Carmell options and warrants outstanding to purchase up to our aggregate shares of New Carmell common stock, based on its outstanding options and warrants as of the Record Date. Under the 2023 Plan, New Carmell will also have the ability to issue a number of shares equal to 4% of the shares of New Carmell common stock issued and outstanding immediately after the

Closing (assuming the 2023 Plan is approved by ALPA stockholders at the Special Meeting). In addition, such aggregate number of shares under the 2023 Plan will automatically increase on January 1 of each year commencing January 1, 2024, in an amount equal to 4%, of the number of shares of New Carmell’s capital stock outstanding on December 31 of the preceding year, unless the New Carmell Board acts prior to January 1 of a given year to provide that the increase for such year will be a lesser number. New Carmell may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

New Carmell’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•	ALPA’s existing stockholders’ proportionate ownership interest in New Carmell will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of New Carmell’s shares of common stock may decline.

New Carmell’s actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus, which may not be indicative of what New Carmell’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Carmell’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from New Carmell’s business operations.

As a public company, New Carmell will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, New Carmell will incur significant legal, accounting and other expenses that Carmell did not previously incur. New Carmell’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in New Carmell incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for New Carmell to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for New Carmell to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

New Carmell will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the New Carmell common stock less attractive to investors and may make it more difficult to compare performance with other public companies.

New Carmell will be an emerging growth company as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the New Carmell common stock less attractive because New Carmell will continue to rely on these exemptions. If some investors find the New Carmell common stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.

An emerging growth company may elect to delay the adoption of new or revised accounting standards. With ALPA making this election, Section 102(b)(2) of the JOBS Act allows New Carmell to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this proxy statement/prospectus and those that New Carmell will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

If New Carmell fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in New Carmell’s financial and other public reporting, which would harm its business and the trading price of the New Carmell common stock.

Effective internal control over financial reporting is necessary for New Carmell to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause New Carmell to fail to meet its reporting obligations. In addition, any testing by New Carmell conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by New Carmell’s independent registered public accounting firm, may reveal deficiencies in New Carmell’s internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to New Carmell’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in New Carmell’s reported financial information, which could have a negative effect on the trading price of the New Carmell common stock.

New Carmell will be required to disclose changes made in its internal controls and procedures on a quarterly basis and its management will be required to assess the effectiveness of these controls annually. However, for as long as New Carmell is an emerging growth company under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. New Carmell could be an emerging growth company for up to five years from the last day of the fiscal year of ALPA’s Initial Public Offering. An independent assessment of the effectiveness of New Carmell’s internal control over financial reporting could detect problems that New Carmell’s management’s assessment might not. Undetected material weaknesses in New Carmell’s internal control over financial reporting could lead to financial statement restatements and require New Carmell to incur the expense of remediation.

The Proposed Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between New Carmell and its stockholders.

The Proposed Charter, which will become effective upon the Closing, will provide that, unless New Carmell consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Carmell, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employees or agent of New Carmell to New Carmell or its stockholders, (iii) any action or proceeding asserting a claim against New Carmell arising pursuant to any provision of the DGCL, or the Proposed Charter or the Bylaws (iv) any action or proceeding asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware or (v) any action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants.

If a suit is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions. This provision also does not apply for any claims made under the Securities Act and the rules and regulations issued thereunder, for which the Court of Chancery and the U.S. federal courts shall have concurrent jurisdiction. This exclusive-forum provision does not apply to any claims arising under the Exchange Act.

This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New Carmell or its directors, officers, or other employees, which may discourage lawsuits against New Carmell and its directors, officers, and other employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, New Carmell may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

RISKS RELATED TO ALPA, THE BUSINESS COMBINATION AND REDEMPTIONS

The opinion of Cabrillo, ALPA’s financial advisor, does not reflect changes in circumstances between January 3, 2023, the date the opinion was issued, and the Closing.

ALPA’s financial advisor, Cabrillo, rendered an opinion dated January 3, 2023, to the Board that, as of such date, and subject to and based on the considerations referred to in its opinion, (i) the consideration to be paid by ALPA in the Business Combination pursuant to the Business Combination Agreement was fair to ALPA, from a financial point of view, and (ii) the fair market value of Carmell implied by the various financial analyses Cabrillo conducted in connection with its opinion equaled or exceeded 80% of the amount held by ALPA in trust for the benefit of its Public Stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account). The opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date thereof.

Changes in the operations and prospects of Carmell, general market and economic conditions and other factors on which Cabrillo’s opinion was based, may significantly alter the value of Carmell at the time the Business Combination is completed. The opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. For a description of the opinion issued by Cabrillo to the Board, please see “Proposal No. 1: The Business Combination Proposal —Opinion of ALPA’s Financial Advisor.”

ALPA and Carmell will incur significant transaction and transition costs in connection with the Business Combination.

ALPA and Carmell have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. ALPA and Carmell may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Carmell following the closing of the Business Combination.

ALPA will not have any right to make damage claims against Carmell or Carmell’s stockholders for the breach of any representation, warranty or covenant made by Carmell in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, ALPA will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Carmell at the time of the Business Combination.

The Equity Line of Credit is subject to satisfaction or waiver of several conditions.

Completion of the Equity Line of Credit is subject to the satisfaction of several conditions precedent, certain of which are outside of ALPA’s and Carmell’s control, including, but not limited to, an effective registration statement pursuant to which the ELOC Investor is permitted to utilize the prospectus thereunder to resell the shares issuable to it and other customary conditions. A substantial delay in satisfying such conditions or the imposition of unfavorable terms or conditions in connection with satisfaction of such conditions, including SEC, stock exchange and FINRA approvals, could result in the termination of the Common Stock Purchase Agreement. There can be no certainty, nor can ALPA or Carmell provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Equity Line of Credit is not completed, ALPA or Carmell may not be able to obtain alternative financing on acceptable terms or at all.

The shares of New Carmell Class A Common Stock that may be issued under the Common Stock Purchase Agreement following the Business Combination may dilute the Combined Company’s shareholders.

A significant number of the shares of New Carmell Class A Common Stock would become potentially issuable to the ELOC Investor under the Common Stock Purchase Agreement. The lower the market or trading price of shares of New Carmell Class A Common Stock in the future, the greater the number of shares of New Carmell Class A Common Stock that would become potentially issuable to the ELOC Investor. Factors both within and beyond the Combined Company’s control could cause the market or trading price of New Carmell Class A Common Stock to decline, even significantly, in the future. As a result, shareholders of the Combined Company will have their positions significantly diluted by the potential increase in additional outstanding New Carmell Class A Common Stock to the ELOC Investor.

If the Business Combination is completed, and subject to the terms of the Common Stock Purchase Agreement, the potential issuance of shares of New Carmell Class A Common Stock to the ELOC Investor, the sale of New Carmell Class A Common Stock in the public market from time to time, and any disclosures to be made by the Combined Company relating thereto, could depress the market price for New Carmell Class A Common Stock.

If the Common Stock Purchase Agreement is terminated or the Equity Line of Credit is not consummated, there could be a potential material adverse effect on the Combined Company.

If the Equity Line of Credit is not completed, the market price of shares of New Carmell Class A Common Stock may decline to the extent that the market price reflects a market assumption that the Business Combination and the Equity Line of Credit will be completed. If the Equity Line of Credit is not completed and the board of directors of the Combined Company decides to seek a committed equity facility from another investor, there can be no assurance that it will be able to find an investor that would be willing to provide a committed equity facility in an aggregate amount of $25.0 million with terms no less favorable to the Combined Company than the Common Stock Purchase Agreement. Failure by the Combined Company to have access to financing on the terms and conditions of the Equity Line of Credit may be materially adverse to the Combined Company.

Subsequent to the Closing, New Carmell may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although ALPA has conducted due diligence on Carmell, ALPA cannot assure you that this diligence revealed all material issues that may be present in Carmell’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ALPA’s and Carmell’s control will not later arise. As a result, after the Closing, New Carmell may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if ALPA’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with ALPA’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New Carmell’s liquidity, the fact that New Carmell may charges of this nature could contribute to negative market perceptions about the Combined Company’s securities. In addition, charges of this nature may cause New Carmell to be unable to obtain future financing on favorable terms or at all. Accordingly, any ALPA stockholder who chooses to remain a stockholder of the Combined Company following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by ALPA’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

The Sponsor and ALPA’s officers and directors own ALPA Common Stock and Warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with Carmell.

The Sponsor and ALPA’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and additional securities that they purchased in the concurrent private placement. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Carmell or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $44.5 million based upon the closing prices of the Class A Common Stock and Warrants on Nasdaq on the Record Date. Furthermore, the Sponsor and ALPA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ALPA’s behalf, such as identifying and investigating possible business targets and business combinations. Any such expenses will be repaid upon completion of the Business Combination with Carmell. As of the Record Date, $0.1 million of reimbursable expenses have been incurred. If ALPA fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, ALPA may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section titled “Proposal 1: The Business Combination Proposal —Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of ALPA’s directors to approve the Business Combination with Carmell and to continue to pursue such Business Combination. In considering the recommendations of ALPA’s Board to vote for the Business Combination Proposal and other proposals, ALPA’s stockholders should consider these interests.

The Public Stockholders will experience immediate dilution as a consequence of the issuance of New Carmell common stock as consideration in the Business Combination.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each outstanding share of Carmell common stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to the Exchange Ratio; (ii) each outstanding share of Carmell preferred stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to (A) the aggregate number of shares of Carmell common stock that would be issued upon conversion of the shares of Carmell preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio; and (iii) each outstanding Carmell option or warrant will be converted into an option or warrant, as applicable, to purchase a number of shares of New Carmell common stock equal to (A) the number of shares of Carmell common stock subject to such option or warrant multiplied by (B) the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio; in each case, rounded down to the nearest whole share. The issuance of additional New Carmell common stock will significantly dilute the equity interests of existing holders of ALPA securities, and may adversely affect prevailing market prices for the New Carmell common stock and/or New Carmell warrants.

Warrants will become exercisable for New Carmell common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding Warrants will become exercisable for an aggregate of 3,976,997 shares of New Carmell common stock in accordance with the terms of the warrant agreement governing those securities. These Warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these Warrants will be $11.50 per share. To the extent such Warrants are exercised, additional shares of New Carmell common stock will be issued, which will result in dilution to the holders of New Carmell common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of New Carmell common stock. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. See “— Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless, and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.”

Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless, and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

The Warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and ALPA. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants (as defined herein) to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, ALPA may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Warrants sold as part of the Units in the concurrent private placement (the “Private Placement Warrants”) or any provision of the warrant agreement with respect to the Private Placement Warrants, holders of at least 50% of the number of the then outstanding Private Placement Warrants. Although ALPA’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period or decrease the number of shares of New Carmell common stock purchasable upon exercise of a Warrant.

ALPA may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

ALPA has the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of the New Carmell common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date ALPA sends the notice of redemption to the holders thereof. As of the Record Date, the price per share of the Class A Common Stock was $10.28, therefore, considerable appreciation in the stock price will be required post-Closing of the Business Combination in order for the Public Warrants to become redeemable. If and when the Public Warrants become redeemable by ALPA, ALPA may exercise its redemption right even if ALPA is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you to: (i) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants.

The Private Placement Warrants are not subject to the same risk of redemption as the Public Warrants as the Private Placement Warrants are not redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by ALPA.

We have no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the Warrant Agreement, in the event we decide to redeem the warrants, we are required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date.

Public stockholders who redeem their shares of Class A Common Stock may continue to hold any Public Warrants they own, which would result in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

Public stockholders who redeem their common shares may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (i) all redeeming public stockholders acquired units in the ALPA IPO and continue to hold the Public Warrants that were included in the units, and (ii) maximum redemption of the common shares held by the redeeming public stockholders, 3,861,026 Public Warrants would be retained by redeeming public stockholders with a value of $254,828, based on the market price of $0.066 of the Public Warrants as of June 20, 2023. As a result, the redeeming public stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $254,828, while non-redeeming public stockholders would suffer additional dilution in their percentage ownership and voting interest of the Company upon exercise of the Public Warrants held by redeeming public stockholders.

The exercise of ALPA’s directors’ and officers’ discretion in agreeing to changes or permitted waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of ALPA’s stockholders.

In the period leading up to the Closing events may occur that, pursuant to the Business Combination Agreement, would require ALPA to agree to amend the Business Combination Agreement, to consent to certain actions taken by Carmell or to waive rights that ALPA is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Carmell’s business, a request by Carmell to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Carmell’s business and would entitle ALPA to terminate the Business Combination Agreement. In any of such circumstances, it would be at ALPA’s discretion, acting through its Board, to grant its consent or waive those rights. For example, ALPA could agree to waive the Closing condition related to no material adverse effect having occurred with respect to Carmell between the date of the Business Combination Agreement and the Closing. If ALPA were to waive this Closing condition and proceed to Closing of the Business Combination, the price of the New Carmell common stock could be materially depressed.

The existence of the financial and personal interests of the directors described herein may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for ALPA and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ALPA does not believe there will be any material changes or waivers that ALPA’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. ALPA will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

If ALPA is unable to complete the Business Combination with Carmell or another business combination by July 29, 2023 (or such later date as may be approved by ALPA’s stockholders), ALPA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against ALPA and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of the Current Charter ALPA must complete the Business Combination with Carmell or another business combination by July 29, 2023 (or such later date as may be approved by ALPA stockholders in an amendment to its Current Charter), or ALPA must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against ALPA. Although ALPA seeks waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties will waive any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that vendors, regardless of whether they execute such waivers, will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders. If ALPA is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by ALPA for services rendered or contracted for or products sold to ALPA. However, the Sponsor may not be able to meet such obligation as its only assets are securities of ALPA. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if ALPA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if ALPA otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of ALPA’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, ALPA may not be able to return to its Public Stockholders at least $10.00 per share of ALPA Common Stock.

ALPA’s stockholders may be held liable for claims by third parties against ALPA to the extent of distributions received by them.

If ALPA is unable to complete the Business Combination with Carmell or another business combination within the required time period, ALPA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for cash, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. ALPA cannot assure you that it will properly assess all claims that may potentially be brought against ALPA. As such, ALPA’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, ALPA cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by ALPA.

If ALPA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by ALPA’s stockholders. Furthermore, because ALPA intends to distribute the proceeds held in the Trust Account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, ALPA’s Board may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and Carmell to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. ALPA cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing ALPA stockholders to increase the likelihood of approval of the Business Combination Proposal and the other Proposals could have a depressive effect on ALPA Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ALPA or its securities, the Sponsor, ALPA’s officers, directors and stockholders from prior to the Initial Public Offering, Carmell or Carmell’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ALPA Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on ALPA Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Special Meeting.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

There is no guarantee that a stockholder’s decision whether to redeem their shares of ALPA Common Stock for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

ALPA can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in ALPA’s share price, and may result in a lower value realized now than a stockholder of ALPA might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If ALPA stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, Public Stockholders are required to submit a request in writing and deliver their stock to ALPA’s transfer agent at least two business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of ALPA Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders of ALPA who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as fully described in the section titled “Special Meeting of ALPA Stockholders —Redemption Rights,” deliver their shares (either physically or electronically) to Continental (or through DTC to Continental) prior to 5:00 P.M., local time, on [●].

In addition, holders of outstanding ALPA Units must separate the underlying shares of Class A Common Stock and Warrants prior to exercising redemption rights with respect to the Public Shares.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile or email to Continental. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTCC’s DWAC (deposit/withdrawal at custodian) system, a withdrawal of the relevant Units and a deposit of an equal number of shares of Class A Common Stock and Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of ALPA Common Stock issued in the Initial Public Offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of common stock issued in the Initial Public Offering.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in an amount in excess of 20% of the Class A Common Stock included in the Units sold in the Initial Public Offering. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, ALPA will require each Public Stockholder seeking to exercise redemption rights to certify to ALPA whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to ALPA at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which ALPA makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over ALPA’s ability to consummate the Business Combination and you could suffer a material loss on your investment in ALPA if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if ALPA consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the Initial Public Offering and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. ALPA cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of New Carmell common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge ALPA’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, ALPA’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

ALPA may be subject to the excise tax included in the Inflation Reduction Act of 2022 in connection with redemptions of ALPA Common Stock on or after January 1, 2023.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (H.R. 5376), which, among other things, imposes a 1% excise tax on certain domestic corporations that repurchase their stock on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. The Excise Tax is expected to apply to any redemptions of ALPA Class A Common Stock occurring on or after January 1, 2023, including redemptions in connection with the Business Combination, unless an exemption is available. Issuances of securities in connection with the Business Combination are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the fair market value of securities redeemed may exceed the fair market value of securities issued. In addition, ALPA may be required to use funds from sources other than the Trust Account to pay the Excise Tax, and such amounts could be material.

The per share value of New Carmell common stock is expected to be less than the per share value of the Trust Account.

Although the parties to the Business Combination have deemed the value of New Carmell common stock to be equal to $10.00 per share for determining the number of New Carmell common stock issuable to holders of Carmell common stock, the cash value per share of New Carmell common stock following the Business Combination is expected to be substantially less than $10.00 per share. See “Questions and Answers About the Proposals for Shareholders—What is the expected per share value of the cash consideration to be received by New Carmell in the Business Combination?” The cash held in the Trust Account as of the Record Date, was approximately $10.34 per Public Share. Accordingly, Public Stockholders who do not exercise redemption rights will receive New Carmell common stock that is expected to have a value substantially less than the amount they would receive upon exercise of redemption rights. In addition, the shares of most companies that have recently completed business combinations between a special purpose acquisition company and an operating company have traded at prices substantially below $10.00 per share. Public Stockholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is primarily established by means of negotiations between the target company and the SPAC. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the Business Combination.

If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On March 29, 2023, ALPA received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that ALPA was not in compliance with Listing Rule 5550(a)(3), which requires ALPA to have at least 300 public holders for continued listing on the Nasdaq Capital Market (the “Minimum Public Holders Rule”). The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of ALPA securities on the Nasdaq Capital Market.

The Notice states that ALPA has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. ALPA has submitted a plan to regain compliance with the Minimum Public Holders Rule to NASDAQ. This plan notes that ALPA will be in compliance following the closing of the Business Combination. If Nasdaq accepts ALPA’s plan, Nasdaq may grant ALPA an extension of up to 180 calendar days from the date of the Notice to evidence compliance with the Minimum Public Holders Rule. If Nasdaq does not accept ALPA’s plan, ALPA will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

If Nasdaq delists ALPA’s securities from trading on its exchange, ALPA could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity with respect to its securities;

•

a determination that its shares are “penny stock” which will require brokers trading in its shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage for it; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

SPECIAL MEETING OF ALPA STOCKHOLDERS

General

ALPA is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on July [●], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides ALPA’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on July [●], 2023, at, Eastern time, via live webcast at the following address:                . The Special Meeting will be completely virtual.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of ALPA Common Stock at the close of business on June 20, 2023, which is the Record Date. You are entitled to one vote for each share of ALPA Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 19,769,011 shares of ALPA Common Stock outstanding, of which 15,444,103 are Public Shares, and 4,324,908 shares are held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the Initial Public Offering, ALPA entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of ALPA Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting. These agreements apply to the Sponsor as it relates to the Founder Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other Proposals presented to ALPA stockholders in this proxy statement/prospectus.

ALPA’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of ALPA Common Stock issued or purchased in the Initial Public Offering or in the aftermarket, in connection with Business Combination.

Quorum and Required Vote for Proposals

A quorum of ALPA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of ALPA Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of June 20, 2023, the Record Date, there were 15,907,985 shares of Class A Common Stock and 3,861,026 shares of Class B Common Stock outstanding; therefore, a total of 9,884,506 shares of ALPA Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. As of the Record Date, the Sponsor holds approximately 21.9% of the outstanding ALPA Common Stock.

The Proposals presented at the Special Meeting will require the following votes:

•

The approval of the Business Combination Proposal, of the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of ALPA Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

•

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of each of the ALPA Class A Common Stock and ALPA Class B Common Stock, voting separately.

•

The approval of the Director Election Proposal requires a plurality vote of the ALPA Common Stock present (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Abstentions and Broker Non-Votes

At the Special Meeting, ALPA will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on any of the Proposals presented at the Special Meeting.

Recommendation of the Board

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of ALPA and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:

•	vote “FOR” the Business Combination Proposal;

•	vote “FOR” the Charter Amendment Proposal;

•	vote “FOR” each of the Advisory Charter Amendment Proposals;

•	vote “FOR” the Nasdaq Proposal;

•	vote “FOR” the Director Election Proposal;

•	vote “FOR” the Incentive Plan Proposal; and

•	vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers of ALPA have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. See “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination” for additional information on interests of ALPA’s Sponsor, directors and executive officers.

Voting Your Shares

Each share of ALPA Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of ALPA Common Stock at the Special Meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•

You Can Attend the Special Meeting and Vote Through the Internet. You will be able to attend the Special Meeting online and vote during the meeting by visiting [●]and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way ALPA can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	submit a new proxy card bearing a later date;

•	give written notice of your revocation to ALPA’s Secretary, which notice must be received by ALPA’s Secretary prior to the vote at the Special Meeting; or

•

vote electronically at the Special Meeting by visiting [●] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your ALPA Common Stock, you may call contact Continental at (917) 262-2373 or by email at proxy@continentalstock.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under the Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Initial Public Offering (including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $159,671,775 on the Record Date, the estimated per share redemption price would have been approximately $10.34.

In order to exercise your redemption rights, you must:

•	check the box on the enclosed proxy card to elect redemption;

•

provide, in the written request to redeem your Public Shares for cash to Continental, a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of ALPA Common Stock;

•

prior to July [●], 2023 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that ALPA redeem your Public Shares for cash to Continental, ALPA’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com; or

•

deliver your Public Shares either physically or electronically through DTC to Continental at least two business days before the Special Meeting. Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is ALPA’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, ALPA does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with ALPA’s consent, until the closing of the Business Combination. If you delivered your shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at (917) 262-2373, by email at proxy@continentalstock.com or by writing to the address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in ALPA Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case ALPA will promptly return any Public Shares previously delivered by the Public Stockholders.

Dissenter Rights

ALPA stockholders do not have dissenter rights in connection with the Business Combination or the other Proposals.

Potential Purchases of Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase ALPA Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of ALPA’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of ALPA Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Proxy Solicitation

ALPA is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. ALPA and its directors, officers and employees may also solicit proxies in person. ALPA will file with the SEC all scripts and other electronic communications that constitute proxy soliciting materials. ALPA will bear the cost of the solicitation.

ALPA has hired Morrow Sodali to assist in the proxy solicitation process. ALPA has agreed to pay Morrow Sodali approximately $[●] for proxy solicitation services.

ALPA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ALPA will reimburse them for their reasonable expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact ALPA at (646) 494-3296 or Morrow Sodali (individuals call toll-free (800) 662-5200; banks and brokers call (203) 658-9400), or Email:

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to ALPA prior to the consummation of the Business Combination.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•	the corporate headquarters and principal executive offices of New Carmell will be located at 2403 Sidney Street, Suite 300, Pittsburg, PA 15293; and

•	New Carmell common stock and New Carmell warrants are expected to be traded on Nasdaq under the symbols CTCX and CTCXW, respectively.

Background of the Business Combination

ALPA is a blank check company incorporated on January 21, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, as described in greater detail below, ALPA utilized the global network and investing, industry and sector and transaction experience of Sponsor, ALPA’s management and the ALPA Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among ALPA, Carmell and their respective representatives and advisors. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.

On July 29, 2021, ALPA closed its Initial Public Offering of 15,000,000 units at a price of $10.00 per unit generating gross proceeds of $150,000,000 before transaction costs (including deferred underwriting expenses to be paid upon completion of ALPA’s initial business combination). Each unit consisted of one share of Class A common Stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to certain adjustments. Simultaneous with the closing of the Initial Public Offering, ALPA completed the private sale of 455,000 units in a private placement at a price of $10.00 per unit to Sponsor. In connection with the Initial Public Offering, ALPA also granted the underwriters a 45-day option to purchase an additional 2,250,000 units at a price of $10.00 per unit. On August 3, 2021, the underwriters exercised their option to purchase 444,103 additional units for the total amount of $4,441,030, received on August 6, 2021. On August 6, 2023, ALPA also issued 8,882 units in a private placement, generating additional $88,820 in gross proceeds. The units sold in the private placement are identical to the units sold in the Initial Public Offering except that the shares of Class A common stock issued in such units do not have associated redemption rights. Prior to the consummation of ALPA’s Initial Public Offering, neither ALPA, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving ALPA.

Following the completion of its Initial Public Offering, ALPA’s officers and directors commenced an active, targeted search for an initial set of business combination targets. ALPA considered a number of potential target businesses with the objective of consummating a business combination. Representatives of ALPA contacted, and were contacted by, a number of individuals and entities with respect to potential business combination opportunities, including financial advisors and companies in the life sciences and medical technology sectors. ALPA primarily considered businesses that it believed could benefit from the substantial expertise, experience and network of its management team, that ALPA determined have a scientific or other competitive advantage in the markets in which they operate and have attractive growth prospects. ALPA’s preliminary due diligence exercise included evaluations of various aspects of the potential target companies, including their product candidate pipelines and related scientific data, their market potential and financial information, in each case based on publicly available information and other market research available to the management team and its advisors.

In the process that led to identifying Carmell as an attractive business combination opportunity, ALPA’s management team evaluated a number of different potential business combination targets. In the period between the closing of the Initial Public Offering and the execution of the Business Combination Agreement on January 4, 2023, representatives of ALPA contacted and were contacted by representatives of 52 such potential combination targets to discuss the potential for a business combination transaction within the biotechnology and medical device sectors. In connection with such evaluation, ALPA’s management team compiled a list of high priority potential targets and updated and supplemented such list from time to time. ALPA considered businesses that it believed had attractive long-term growth potential, were well positioned within their industry and would benefit from the operational experience and network of ALPA’s management team. This pipeline was periodically discussed with the ALPA Board.

All of the potential business combination targets that were considered operate in the life sciences industry, with the majority being clinical or pre-clinical stage therapeutics, digital health and medical device companies. ALPA entered into nondisclosure agreements with 23 such potential business combination targets (including Carmell). The nondisclosure agreements that ALPA entered into with these potential business combination targets were mutual, relating to confidential information provided to ALPA before and after its execution, and contained, among other provisions, customary non-disclosure and non-use provisions and a customary trust account waiver pursuant to which the counterparty waived any right, title, interest or claim in ALPA’s Trust Account and agreed not to seek recourse against the Trust Account for any reason. None of these non-disclosure agreements had standstills or don’t ask don’t waive provisions. ALPA’s management team discontinued discussions with 7 out of the 23 potential business combination targets because we felt that these potential targets did not fit well within our key acquisition criteria provided in our IPO prospectus, which include (i) opportunities for organic growth and add-on acquisitions, (ii) offers an unrecognized value proposition, (iii) history of, or potential for free cash generation, or (iv) experienced and motivated management team.

Following further discussions and initial diligence ALPA’s management discontinued discussions with 13 of the 16 business combination targets because ALPA’s management believed that pursuing a merger with these targets was not in the best interest of ALPA’s stockholders for various reasons including early stage of research and development, quality of clinical data, size of potential market opportunity, and disagreement around merger terms including enterprise valuation. ALPA’s management team engaged in material discussions with three potential business combination targets, including Carmell.

One of the potential business combination targets (“Company A”), was a clinical stage cell and gene therapy company. Representatives of ALPA conducted an introductory teleconference meeting with representatives of Company A on September 20, 2021 and ALPA entered into a nondisclosure agreement with Company A on September 23, 2021. Following initial diligence on Company A and preliminary discussions on terms of a potential business combination, ALPA’s management determined that a business combination with Company A was not in the best interests of ALPA shareholders because of sub-optimal clinical data related to Company A’s lead R&D candidate, and on December 2, 2021 ALPA and Company A mutually terminated discussions.

Another of the potential business combination targets (“Company B”), was a clinical stage biopharmaceutical company developing vaccines for various indications including a lead R&D candidate for COVID-19. Representatives of ALPA first met with representatives of Company B on December 6, 2021 and ALPA entered into a nondisclosure agreement with Company B on December 7, 2021. Following initial diligence on Company B, ALPA’s management considered Company B for the business combination. ALPA’s management ultimately determined that a business combination with Company B was not in the best interests of ALPA shareholders because of sharply dropping COVID-19 infection rates and a drop in vaccine orders, and on June 28, 2022, ALPA and Company B mutually terminated discussions.

Negotiations with Carmell

On October 25, 2022, Randy Hubbell, CEO of Carmell emailed Mr. Shukla, CEO of ALPA. There had been no previous interactions between the two organizations or their employees and Directors and advisors. On October 26, 2022, Mr. Shukla and Mr. Sturgeon, the CFO of ALPA, on behalf of ALPA, and Mr. Hubbell on behalf of Carmell, met via video conference. Mr. Hubbell presented an investor presentation regarding Carmell and its business operations, including historical financial information, views on competitive positioning and market opportunity, and background on the Carmell management team. At the meeting, the parties discussed Carmell’s business and strategic prospects, as well as how a potential business combination with ALPA could be structured and the potential benefits of a business combination involving ALPA and Carmell. Both the ALPA and Carmell representatives expressed interest in further exploring a potential business combination.

On October 26, 2022 representatives of ALPA and Carmell executed a mutual non-disclosure agreement, which contained, among other provisions, customary non-disclosure and non-use provisions and a customary trust account waiver pursuant to which Carmell waived any right, title, interest or claim in ALPA’s trust account and agreed not to seek recourse against ALPA’s trust account for any reason. None of these non-disclosure agreements had standstills or don’t ask don’t waive provisions. Pursuant to that mutual non-disclosure agreement, Carmell provided Goodwin Procter LLP (“Goodwin”), ALPA’s legal counsel, and DLA, ALPA’s financial advisors, with access to confidential data via a confidential online data room with legal, operational, regulatory and tax information, documents and data for purposes of conducting preliminary business and financial due diligence on Carmell.

On October 26, 2022, ALPA submitted to Carmell a non-binding term sheet setting forth certain proposed key terms with respect to a potential business combination between ALPA and Carmell (the “Term Sheet”), which was executed on October 27, 2022. The Term Sheet provided for, among other things, a binding exclusivity period through December 27, 2022 (subject to certain exceptions) to allow for due diligence and customary documentation. The Term Sheet indicated an implied Carmell equity valuation of $150,000,000 (without taking into account the funds held in the ALPA Trust Account to be utilized in the transaction), with no adjustment for Carmell’s cash or debt. The key negotiation points between Carmell and ALPA with respect to the Term Sheet were (1) ALPA proposed the application of a 1-year lockup for all equity holders of Carmell to Carmell. Carmell agreed to the term subject to the same lock-up period being applied to the shares held by the Sponsor to which ALPA agreed, (2) ALPA offered to link 50% of shares held by the Sponsor to the achievement of share price targets which was accepted by Carmell, and (3) Carmell asked whether vested or unvested options would be incremental to the implied equity valuation — ALPA indicated that such options would not be incremental to the implied equity valuation to which Carmell agreed.

Pursuant to the non-binding term sheet, the parties agreed to proceed with due diligence on October 26, 2022, with respect to each other’s business position and outlook, which included research on Carmell’s platform technology, management team, R&D pipeline, pre-clinical and clinical data, commercial market outlook, and having conference calls and email exchanges with Randy Hubbell, and Sebby Borriello, Carmell’s Chief Business Officer, regarding the potential merits of a potential business combination involving ALPA and Carmell.

On October 28, 2022, representatives of each of ALPA and Carmell and Goodwin and Troutman Pepper Hamilton Sanders LLP (“Troutman”), legal counsel to Carmell, conducted a video conference meeting, where the parties discussed the potential timeline and steps to signing a definitive agreement for a business combination, and discussed and tentatively agreed to a work plan.

Between October 27, 2022 and December 29, 2022, representatives of ALPA conducted further business and financial due diligence with respect to Carmell and, over the same period of time, Goodwin Procter conducted legal and regulatory due diligence with respect to Carmell.

The due diligence process included the following:

•

a comprehensive review of the materials, including legal, operational, historical financial, and regulatory documents (including a Draft Registration Statement filed by Carmell with the SEC on September 1, 2022 and SEC comments received on September 30, 2022), provided in the confidential online data room;

•

requests for follow-up data and information from Carmell regarding intellectual property portfolio, interactions with regulatory authorities, and Carmell’s existing outstanding convertible debt, including Carmell management responses to due diligence questions;

•

in-person meeting with Randy Hubbell, videoconferences and calls with Carmell’s management team, including Randy Hubbell, Dr. James Hart, Carmell’s Chief Medical Officer, Sebby Borriello, Carmell’s Chief Business Officer, Donna Godward, Carmell’s Chief Quality Office, and Dr. Janet Vargo, Vice President, Clinical Research of Carmell. among others, regarding Carmell’s business and product candidates, operations, and technical diligence matters, as well as tax and legal matters, including those related to intellectual property and information technology matters, regulatory matters and clinical operations, corporate matters (including material contracts, capitalization and other customary corporate matters), labor and employment matters, environmental matters and international trade matters;

•

during in-person meetings between management of Carmell and ALPA’s management, the parties discussed the potential impact that the proposed business combination could have on Carmell’s key vendors and vendor selection; the need to ensure that New Carmell has sufficient cash on hand to ensure that it can make payment of amounts due to Carmell’s existing debtholders; and the need to ensure that ALPA has sufficient liquidity to support such a payment at Closing;

•	review of publicly available industry data including peer reviewed scientific publications;

•	diligence call on November 9, 2022 to discuss certain follow-up queries with specialist groups;

•

diligence calls with scientific experts in the fields of orthopedic surgery and dermatology – specifically, the former Vice Chairman and Professor of Orthopedic Surgery at the University of Pittsburgh Medical Center, the Chief of Orthopaedic Trauma Service and Associate Professor at the University of Pennsylvania Hospital and the author of the book, “PRP and Microneedling in Aesthetic Medicine” and Co-chair, “Regenerative Medicine in Aesthetics” at the 2022 American Society of Dermatologic Surgery Annual Meeting;

•

a summary by ALPA management to the ALPA Board with respect to their key findings with respect to their business, operational and financial due diligence with respect to historical financial statements of Carmell, which summary included an overview of the legal due diligence findings by Goodwin; and

•	a fairness analysis, including review and analysis on certain financial information provided by Carmell, that was prepared by Cabrillo Advisors.

On November 3, 2022, representatives of Goodwin distributed to representatives of Carmell and Troutman, on behalf of ALPA, an initial draft of the Business Combination Agreement.

On November 14, 2022, representatives of Troutman and Goodwin held a meeting via teleconference, on behalf of their respective clients, to discuss the changes reflected in the draft Business Combination Agreement circulated by Goodwin. The main changes to the Business Combination Agreement that were discussed were changes proposed by ALPA regarding the scope of certain representations and warranties to be provided by Carmell, whether certain portions of such representations and warranties would be knowledge qualified, as well as the proposed size and composition of the post-closing board of directors for New Carmell. The parties mutually agreed to acceptable changes to the scope of certain representations and warranties to be provided by Carmell, knowledge qualifiers for certain portions of representations and warranties and the size and composition of the post-closing board of directors for New Carmell, which would include two representatives of ALPA.

From November 2, 2022 through December 30, 2022, representatives of Goodwin and Troutman, on behalf of their respective clients, continued to negotiate the terms of the Business Combination Agreement and ancillary transaction documents, including those regarding, among other things, Carmell’s obligations with respect to the operation of its business between signing and closing, including its agreement to avoid taking certain corporate actions without the prior written consent of ALPA. Based on further financial diligence, upon mutual agreement of Carmell and ALPA, the parties agreed to add a closing condition to the Business Combination Agreement to require the retirement of certain Carmell debt in connection with the Closing.

On November 5, 2022, Mr. Sturgeon began engaging with several independent financial advisory firms to explore their ability deliver an independent fairness opinion related to the Carmell transaction. ALPA selected Cabrillo Advisors to deliver a fairness opinion to the ALPA Board in connection with the Business Combination and, on November 22, 2022 provided them with access to the Carmell data room under NDA. Pursuant to their engagement letter executed on December 19, 2022, ALPA made a payment of $120,000 on December 19, 2022 and a payment of $80,000 on January 3, 2023 to Cabrillo in advance of Cabrillo delivering their independent fairness opinion to the ALPA Board on January 3, 2023. Other than the delivery of such fairness opinion, Cabrillo Advisors has not performed any services for Carmell and has not received any compensation from ALPA, in each case, in the two-year period preceding the date that ALPA and Carmell entered into the Business Combination Agreement nor is due to receive any additional compensation on closing of the Carmell transaction or any other transaction by ALPA.

Between October 2022 and December 2022, representatives and advisors of ALPA and Carmell held various calls and meetings to discuss the Business Combination Agreement, the draft S-4 proxy filing and the form investor management presentation, which did not include any revenue projections, research analyst coverage and outstanding information requests for the investor management presentation.

On November 22, 2022, representatives of Goodwin distributed to representatives of Carmell and Troutman, on behalf of ALPA, an initial draft of the registration statement/proxy.

On December 10, 2022, representatives of Goodwin distributed to representatives of Carmell and Troutman, on behalf of ALPA, following negotiation between Goodwin and Troutman, comments to the Business Combination Agreement and the disclosure schedules to the Business Combination Agreement.

On December 23, 2022, ALPA and Carmell mutually agreed to extend the exclusivity period by 3 weeks to enable the parties and their respective advisors to have sufficient time to complete diligence and negotiate the definitive transaction documents.

The final documentation, including with respect to mechanics relating to the treatment in the Business Combination of certain of Carmell’s outstanding securities (such as Carmell’s preferred stock, warrants, options and other equity-linked securities), restrictions on the conduct of ALPA’s and Carmell’s respective businesses between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties and certain other terms of conditions, the details of which were not fully addressed in the Term Sheet, required additional negotiation by the parties.

On the afternoon of January 3, 2023, the ALPA Board held a meeting via videoconference and representatives of Goodwin and Cabrillo Advisors joined the meeting. At the meeting, the senior management of ALPA provided an overview of the proposed business combination and Carmell as the proposed business combination target (including the rationale for the combined business) and updated the ALPA Board regarding the final negotiations of the terms of the proposed business combination. A representative of Goodwin gave a presentation to the ALPA board of directors on the directors’ fiduciary duties under Delaware law in this context and on the terms of the final proposed Business Combination Agreement. Also at this meeting, Cabrillo Advisors reviewed its financial analysis on Carmell and the Business Combination, and rendered to the ALPA Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, which we refer to as the Opinion, as to (i) the fairness, from a financial point of view, to ALPA of the Merger Consideration to be payable by ALPA to the holders of Carmell Shares under the Business Combination Agreement and (ii) whether Carmell has a fair market value equal to at least 80 percent of the balance of funds in ALPA’s trust account (excluding deferred underwriting commissions and taxes payable). The ALPA Board, with the assistance of Goodwin and Cabrillo, discussed the proposed business combination, including Carmell as the proposed business combination target, the terms and conditions of the Business Combination Agreement and the key ancillary agreements (copies of all of which were provided to all of the members of the ALPA Board in advance of the meeting), the potential benefits of, and risks relating to the proposed business combination and the reasons for entering into the Business Combination Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. See “—ALPA Board of Directors’ Reasons for Approval of the Business Combination” for additional information related to the factors considered by the ALPA Board in approving the Business Combination. Following additional discussion on these and related matters, ALPA’s board of directors unanimously determined, among other things, that the Business Combination Proposal is in the best interests of ALPA and its shareholders and recommended that its shareholders vote “FOR” the proposal.

On January 4, 2023, ALPA, Carmell and Merger Sub executed the Business Combination Agreement.

ALPA and Carmell issued a joint press release announcing the execution of the Business Combination Agreement and ALPA filed a Current Report on Form 8-K with the investor presentation providing information on Carmell and used in connection with meetings with potential investors regarding Carmell and the Business Combination.

In the week following January 4, 2023, Mr. Shukla and Mr. Sturgeon engaged with multiple investors on the phone as well as in person at the J.P. Morgan Healthcare Conference held between January 9 and January 12, 2023 in San Francisco. On January 11, 2023, ALPA received a term sheet for a $200 million common stock purchase commitment from a structured debt provider but declined to execute it due to unattractive commercial terms. Starting at the J.P. Morgan Healthcare Conference until the middle of March 2023, Mr. Shukla and Mr. Sturgeon engaged with five venture debt providers but none of the conversations progressed to a term sheet due to the market conditions resulting from issues at Silicon Valley Bank. Between mid-March and early May 2023, ALPA received term sheets from three investors (the “Term Sheet Providers”). On May 1, 2023, Sandstone Asset Management notified ALPA that it intends to stay invested in its anchor investor position through the Closing of the merger. As of May 1, 2023, Sandstone Asset Management held 1,020,520 shares of Class A Common Stock and 285,875 warrants. ALPA filed an 8-K on May 2, 2023 to notify investors of Sandstone’s commitment. On May 5, 2023, ALPA entered into a Letter of Intent with one of the Term Sheet Providers for a Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement and subject to (i) the consummation of the transactions contemplated in the Business Combination Agreement, (ii) the payment of a commitment fee in the amount of $218,750 (the “Commitment Fee”) payable in shares of New Carmell Class A Common Stock (the “Commitment Shares”) and (iii) the satisfaction of the other customary conditions set forth in the Common Stock Purchase Agreement, the Combined Company will have the right, after the Closing Date from time to time, to sell to such investor (the “ELOC Investor”) up to $25.0 million worth of shares of New Carmell Class A Common Stock, subject to certain limitations, including caps on exchanges and issuances based on trading volumes and certain beneficial ownership limitations, as set forth in the Common Stock Purchase Agreement (the “Equity Line of Credit”). The purchase price of the shares of Common Stock that the Combined Company may elect to sell from time to time under the terms of the Common Stock Purchase Agreement will be determined by reference to the lowest daily VWAP of the Common Stock during the three (3) consecutive trading days beginning on the date on which the ELOC Investor receives a written notice to purchase shares under the Common Stock Purchase Agreement (a “Purchase Notice”), multiplied by 0.970 (representing a discount to the market price of such shares as of the date of such purchase. Each Purchase Notice may be in an amount of shares equal to the lesser of (i) 100% of the average daily trading volume in New Carmell Class A Common Stock on the securities listing exchange on which the New Carmell Class A Common Stock is trading as of such date (the “Applicable Exchange”) for the five (5) consecutive trading day period ending on (and including) the trading day immediately preceding the applicable purchase date; (ii) the product (rounded up or down to the nearest whole number) obtained by multiplying (A) the daily trading volume in the New Carmell Class A Common Stock on the Applicable Exchange on the applicable purchase date by (B) 0.40; and (iii) the quotient (rounded up or down to the nearest whole number) obtained by dividing (A) $5,000,000 by (B) the VWAP on the Applicable Exchange on the trading day immediately preceding the applicable purchase date (in each case to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the applicable period). “VWAP” means, for any trading day, the daily volume weighted average price of New Carmell Class A Common Stock for such date on the securities listing exchange on which New Carmell Class A Common Stock is trading as of such date during regular trading hours as reported by Bloomberg L.P. The Common Stock Purchase Agreement will commence on the date of the initial satisfaction of all conditions under the Common Stock Purchase Agreement and will continue until the first day of the month next following the 12-month anniversary of the Closing Date, subject to earlier termination under certain circumstances. The Common Stock Purchase Agreement will provide for reimbursement of all of the ELOC Investor’s reasonable out-of-pocket expenses. ALPA also intends to enter into a registration rights agreement (the “Equity Line RRA”) with the ELOC Investor, pursuant to which, within 30 days following the Closing Date, the Combined Company will be obligated to file a registration statement (the “Initial Registration Statement”) with the SEC under the Securities Act to register the resale of the shares of Common Stock that may be sold by the Combined Company under the Common Stock Purchase Agreement. For further information on the Common Stock Purchase Agreement and the Equity Line RRA, see “Proposal 1: The Business Combination Proposal—Related Agreements,” in this prospectus/proxy statement. ALPA choose this Letter of Intent as opposed to the term sheets from the other Term Sheet Providers since it offered the best commercial terms relative to the other Term Sheet Providers.

The Board’s Reasons for Approval of the Business Combination

ALPA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. ALPA sought to do this by utilizing the networks and industry experience of both its management team and the Board to identify, acquire and operate one or more businesses within or outside of the United States.

On January 3, 2023, the Board unanimously approved the Business Combination and the Business Combination Agreement. Prior to reaching the decision to approve the Business Combination and the Business Combination Agreement, the Board consulted with our management, as well as with our legal and financial advisors. In making its determination with respect to the transactions, the Board also considered the fairness analysis undertaken by Cabrillo Advisors, Inc, financial advisor to ALPA in connection with the Business Combination. Cabrillo Advisors, Inc. rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, which we refer to as the Opinion, as to (i) the fairness, from a financial point of view, to ALPA of the Business Combination Consideration payable by ALPA to the holders of Carmell securities under the Business Combination Agreement and (ii) whether Carmell has a fair market value equal to at least 80% of the balance of funds in Trust Account (excluding deferred underwriting commissions and taxes payable). See “— Opinion of ALPA’s Financial Advisor.”

The Board noted that the interests of the Sponsor and ALPA’s directors and officers as at the time of negotiating the Business Combination had been disclosed in the final prospectus for ALPA’s Initial Public Offering (the “IPO Prospectus”). The Board also noted that such interests of the Sponsor had been materially altered in the following respects:

•

Longer lockup period (12 months from Closing) for Sponsor interests versus the term described in the IPO Prospectus that permitted sale of 50% of the Founder Shares if the reported last sale price of ALPA’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after ALPA’s initial business combination. The Board observed that a longer lockup period would limit the ability of the Sponsor and Carmell’s stockholders to sell their shares whereas Public Shareholders would be under no such restriction. Further, the Board observed that a longer lockup period would incentivize Sponsor and New Carmell to focus on long-term value creation, provided that neither Sponsor nor the New Carmell teams can provide any assurances that their efforts will result in long-term value creation.

•

Potential reduction in Sponsor interests if the price of New Carmell common stock does not achieve certain price levels within five (5) years of Closing. Forfeiture of 50% of the Founder Shares if, in the five (5) years since Closing, the New Carmell common stock price does not exceed $11.50 for any 20 trading days within any 30-trading day period. The Board observed that the Sponsor could potentially earn a higher return than Public Shareholders given its lower purchase price per share, but also noted that the Sponsor had voluntarily offered to lower its ownership of New Carmell if a certain price target had not been reached within five (5) years following the Closing. The Board noted that such an arrangement would incentivize the Sponsor to assist New Carmell in creating shareholder value, provided that neither Sponsor nor the New Carmell teams can provide any assurances that their efforts would result in stock price appreciation above $11.50.

•

Beyond the Sponsor interests mentioned in the IPO Prospectus, which were altered as described above, the Sponsor did not negotiate any additional equity or cash compensation related to Business Combination.

In addition, the Board reviewed various industry and scientific data, including, but not limited to, Carmell’s existing business model, Carmell’s clinical trial progress and pipeline, and reviewed the results of management’s due diligence review of Carmell which took place over an approximately two-month period beginning October 26, 2022 and continuing through the signing of the Business Combination Agreement on January 4, 2023, including extensive meetings and calls with Carmell’s management team, review of Carmell’s material contracts, intellectual property matters, labor matters, operations, financial and accounting due diligence, tax due diligence, engaging and consulting financial advisors including, but not limited to, DLA and Cabrillo Advisors, Inc. and other legal due diligence with assistance from our legal counsel before determining that the Business Combination was in the best interest of ALPA. The Board also considered the various interests of ALPA’s executive officers and directors in the Business Combination, which are discussed herein, when considering the potential Business Combination. The Board also determined, after a thorough review of other business combination opportunities reasonably available, that the Business Combination represents the best potential business combination based upon the process utilized to evaluate and assess other potential acquisition targets.

The Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of ALPA’s reasons for the Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Forward-Looking Statements.”

In particular, the Board considered the following positive factors, although not weighted or in any order of significance:

•

Phase 2-stage biotechnology platform with multiple product candidates. The Board considered Carmell’s Phase 2-stage biotechnology platform with multiple product candidates designed to be: (a) allogeneic, with no need for (i) extraction of whole blood from patients, (ii) capital equipment to harvest biomaterials at the clinical care facility, (iii) staff training, (b) ready to use off-the-shelf including (i) assured levels of biomaterials, (ii) formulated to be available over weeks and months, providing sustained local tissue bioavailability of growth factors and other bioactive molecules important for healing, (c) eliminating waiting time for tissue processing, (d) eliminating the need to harvest tissue from a patient with existing morbidity.

•

Anticipated clinical applications. The Board considered anticipated clinical applications for Carmell’s products including: (a) orthopedic healing applications such as (i) tibia fractures, to treat open fractures of the shinbone that require intramedullary rodding, (ii) fusion hindfoot or ankle arthrodesis, to aid surgical fusion of foot/ankle joint in degenerative arthritis, (iii) spinal fusion, to aid surgical fusion of spinal vertebrae due to deformity, injury or degenerative disease, and (iv) dental bone graft, an alternative to bone grafting in dental restoration/implants. (b) Soft tissue healing applications such as (i) surgical/chronic wounds, to promote healing after surgical incisions or open wounds caused due to diseases such as diabetic foot ulcers, (ii) alopecia, to promote regrowth of hair in men and women, and (iii) cosmetic skin rejuvenation, to improve the appearance of damaged/aged skin.

•

Clinical proof of concept. The Board considered that Carmell’s previous Phase 2 trial (HEAL I) in open tibia fractures suggested that the product candidate may have the potential to accelerate bone healing and reduce rate of infections.

•

Regulatory considerations. The Board considered the potential regulatory pathways for Carmell’s product candidates, including that Carmell received Fast Track designation from the FDA for its tibia fracture (lead) indication.

•	Intellectual property protection. The Board considered Carmell’s intellectual property portfolio, including 21 patents, as well as proprietary biomanufacturing know-how and trade secrets.

•	In-house manufacturing. The Board considered Carmell’s in-house manufacturing with 11 release tests developed for lot-to-lot consistency and that Carmell is ISO 13485 certified.

•	Experienced management team. The Board believes that Carmell has a proven and experienced management team that will effectively lead the Combined Company after the Business Combination.

•

Opinion of Financial Advisor. The Board considered the oral opinion of Cabrillo Advisors, Inc. rendered to the Board, which addresses fairness to all stockholders of ALPA as opposed to just the unaffiliated shareholders of ALPA, which was subsequently confirmed by delivery of a written opinion that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Cabrillo Advisors, Inc. in preparing its opinion, (i) the consideration to be paid by ALPA to Carmell equityholders in the Business Combination under the Business Combination Agreement is fair, from a financial point of view, to ALPA and (ii) Carmell has a fair market value equal to at least 80% of the balance of funds in Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80% test), as more fully described below under the heading titled “Proposal 1: The Business Combination Proposal — Opinion of ALPA’s Financial Advisor.”

•

Results of Due Diligence. The Board considered the scope of the due diligence investigation carried out by ALPA’s management team and outside advisors, and evaluated the results thereof and information available to it related to Carmell, including (i) virtual meetings and calls with Carmell’s management team regarding its operations, intellectual property, timeline projections with respect to Carmell’s various R&D product candidates and the terms of the proposed transaction; (ii) review of financial and other business information made available by Carmell in its virtual data room, including historical financial statements, material contracts, benefit plans and employee compensation matters, corporate governance, intellectual property, information technology, privacy and data regulation, litigation information, regulatory and compliance matters, and other legal and business diligence; and (iii) the fair market value analyses prepared by the independent financial advisor, all of which supported the conclusion that Carmell was an attractive opportunity.

The Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•	Clinical Risk. While Carmell has data from a past clinical trial, there is no assurance that ongoing clinical trials will succeed.

•

FDA Approval. While Carmell has received Fast Track designations, the Board considered risks associated with the failure to receive FDA approval for Carmell’s product candidates in late-stage clinical development in a timely matter, or at all, for the commercialization of its products.

•	Manufacturing. While Carmell has an existing manufacturing facility, the Board considered the risks associated with scaling up production for commercial sales.

•

Commercialization. The Board considered the risk that Carmell will be unable to commercialize its product candidates in its pipeline, if approved and that Carmell is subject to competition from other regenerative medicine companies.

•	Reimbursement. The Board considered the risk that Carmell’s product candidates, if approved, do not become eligible for third-party coverage and/or approved for reimbursement.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits ALPA from soliciting other business combination proposals, which restricts ALPA’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•	Other risks. Various other risks associated with the Business Combination, the business of ALPA and the business of Carmell described in the section titled “Risk Factors.”

Based on its review of the forgoing considerations, the Board concluded that the potential risk factors associated with the Business Combination were outweighed by the potential benefits that it expects ALPA shareholders will receive as a result of the Business Combination. The Board noted that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered by the Board in connection with its evaluation of the Business Combination, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Forward-Looking Statements.”

Description of Fairness Opinion of Cabrillo

ALPA retained Cabrillo to provide to the board of directors a fairness opinion on January 3, 2023 (the “Opinion”) with respect to the acquisition of Carmell by means of a merger via Candy Merger Sub, Inc (“Merger Sub). On January 3, 2023, Cabrillo delivered its Opinion, dated January 3, 2023, to our Board that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the Business Combination was fair, from a financial point of view, to ALPA.

In selecting Cabrillo, our board of directors considered, among other things, the fact that Cabrillo is a reputable valuation and investment banking firm with experience in providing strategic advisory services. Cabrillo is engaged in the valuation of businesses and their securities in connection with corporate and financial reporting purposes.

The full text of the Opinion is attached hereto as Annex B and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the

Opinion. ALPA Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered, and limitations of the review undertaken by Cabrillo in connection with such Opinion. Cabrillo’s Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, our board of directors for its information and assistance in connection with its consideration of the financial terms of the business combination.

In rendering its Opinion, Cabrillo, among other things:

1.	reviewed the Business Combination Agreement;

2.	reviewed the business information of ALPA provided by ALPA to us or otherwise also publicly available;

3.	reviewed the business and financial information of Carmell provided by Carmell to us or otherwise also publicly available;

4.	reviewed ALPA’s audited financial statements for the year ended December 31, 2021;

5.	reviewed Carmell’s audited financial statements for the years ended December 31, 2020 and December 31, 2021;

6.	reviewed Carmell’s interim unaudited financial statements for the year ended December 31, 2019 and the period ended November 30, 2022;

7.	reviewed certain business presentations regarding Carmell, prepared by the representatives of Carmell;

8.	discussed Carmell’s long-term business plans and short and long-term cash needs;

9.	reviewed the current economic conditions in general and for Carmell’s industry sector(s), based on discussions with Carmell, industry research and certain research provided to us by Carmell and ALPA;

10.	discussed the past and current operations and financial condition and prospects of Carmell with ALPA management and Carmell management;
11.	discussed the transaction process for the Business Combination with ALPA management and members of the Board;

12.

reviewed and relied upon a letter dated January 2, 2023, from the management of ALPA which made certain representations as to ALPA’s and Carmell’s financial results through a recent date, and which confirmed that there have been no material changes through the date of this letter;

13.

reviewed and relied upon a letter dated January 1, 2023, from the management of Carmell which made certain representations as to Carmell’s financial results through a recent date, and which confirmed that there have been no material changes through the date of this letter;

14.	conducted an analysis of ALPA’s organizational structure, financial and operating history, strategic and operational plans, and key management;

15.

conducted an analysis of Carmell’s organizational structure, financial and operating history, strategic and operational plans, key management, the nature of its business, and its industry and competitive position;

16.	reviewed certain other publicly available financial data and historical trading prices for certain companies that we believe to be similar to Carmell; and

17.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

In rendering its Opinion, Cabrillo assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness, and fair presentation of all of the financial and other information that was provided to Cabrillo by Carmell, ALPA or that was publicly available.

In rendering its Opinion, Cabrillo also assumed that in all respects material to its analysis that the final executed form of the draft Business Combination Agreement does not differ in any material respects from the draft provided to Cabrillo, that the representations and warranties of each party contained in the Business Combination Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement, and that all conditions to the consummation of the Business Combination will be satisfied without waiver thereof, which would affect the amount or timing of the purchase. Cabrillo also assumed that there will not, as a result of the consummation of the transactions contemplated by the Business Combination Agreement, be any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Carmell or any of its subsidiaries or affiliates is a party, and that all material assets and liabilities (contingent or otherwise, known or unknown) of Carmell were as set forth in the consolidated financial statements provided to Cabrillo by ALPA as of the respective dates of such financial statements.

Cabrillo did not provide any service for ALPA other than delivery of the opinion. For example, Cabrillo did not provide typical investment banking services such as advice concerning the structure, the specific amount of the consideration (such as whether the consideration should be more or less or in some other form) or any other aspects of the Business Combination.

The Opinion was limited to whether, as of the date of the Opinion, the Business Combination was fair, from a financial point of view, to ALPA. The Opinion did not address tax, legal, or accounting matters, the relative merits of the transactions contemplated by the Business Combination Agreement as compared to any alternative transactions that might be available to ALPA, nor did it address the underlying business decision by ALPA to engage in the business combination or the terms of the Business Combination Agreement or the documents referred to therein. The Opinion did not constitute a recommendation as to how any holder of shares of Common Stock should vote or act on any matter relevant to the Business Combination Agreement.

Cabrillo is not a legal, tax or accounting advisor and relied upon ALPA and its legal, tax and accounting advisors to make its own assessment of all legal, tax and accounting matters related to ALPA and the business combination. Cabrillo did not take into account any tax consequences of the Business Combination to ALPA or its stockholders.

The summary set forth below does not purport to be a complete description of the analyses performed by Cabrillo, but describes, in summary form, the material elements of the presentation that Cabrillo made to our board of directors on January 3, 2023, in connection with Cabrillo’s Opinion.

Cabrillo employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by Cabrillo in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Cabrillo employed in reaching its conclusions. None of the analyses performed by Cabrillo were assigned a greater significance by Cabrillo than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Cabrillo. The summary text describing each financial analysis does not constitute a complete description of Cabrillo’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Cabrillo. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Cabrillo with respect to any of the analyses performed by it in connection with its Opinion. Rather, Cabrillo made its determination as to the fairness of the Business Combination, from a financial point of view, to ALPA, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by Cabrillo in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before the date Cabrillo delivered its Opinion and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, nor to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Selected Public Companies Analysis: Cabrillo reviewed, analyzed, and compared certain financial and operating information relating to Carmell to corresponding publicly available financial information for ten publicly traded companies that focus on regenerative bioactive technology and the orthopedics market segment. The publicly traded companies are primarily in clinical stages of development. AVITA Medical, Inc. (“AVITA”), Vericel Corporation (“Vericel”) and ProKidney Corp. (“ProKidney”) were excluded from the calculations, as AVITA’s and Vericel’s respective businesses include commercial products, and ProKidney’s lead drug candidates are further along in development. Cabrillo reviewed, among other things, the range of enterprise values of the selected publicly traded companies.

The following table sets forth the enterprise values for the selected publicly traded companies identified. Although none of the selected companies are directly comparable to Carmell , Cabrillo included these companies in its analysis given they maintain operations that may be considered similar to the operations of Carmell. Based on the below enterprise value ranges, Cabrillo determined an enterprise value indication of Carmell.

Guideline Public Companies ($ mm, except multiples)	Market Cap	Debt	Cash	Preferred Stock	Minority Interest	Total Enterprise Value
Comparable Public Companies (Clinical)
HCW Biologics Inc.	$68.7	$6.7	$26.2	$—	$—	$49.1
Frequency Therapeutics, Inc.	135.8	44.2	99.3	—	—	80.7
AVITA Medical, Inc.	167.9	1.1	84.2	—	—	84.8	(x	)
Humacyte, Inc.	217.6	50.9	171.7	—	—	96.7
Evelo Biosciences, Inc.	176.5	54.9	69.1	—	—	162.3
BioAtla, Inc.	390.7	4.3	178.1	—	—	216.9
Sangamo Therapeutics, Inc.	514.6	39.7	313.6	—	—	240.7
Rani Therapeutics Holdings, Inc.	291.2	15.4	98.2	—	44.4	252.9
Vericel Corporation	1,243.9	48.1	110.9	—	—	1,181.0	(x	)
ProKidney Corp.	$1,596.7	$2.1	$506.3	$—	$1,616.9	$2,709.4	(x	)
Minimum						$49.1
Lower Quartile						88.7
Average						157.0
Median						162.3
Higher Quartile						228.8
Maximum						252.9

Data	provided by Capital IQ, a division of Standard & Poor’s.
An(x)	indicates that the item has been excluded from calculations.

Cabrillo identified an additional 20 publicly traded companies, which have commercial products that focus on regenerative bioactive technology and the orthopedics market segment, as set forth in the following table. Cabrillo did not consider these publicly traded companies in its determination of an enterprise value indication of Carmell.

Guideline Public Companies ($ mm, except multiples)	Market Cap	Debt	Cash	Preferred Stock	Minority Interest	Total Enterprise Value
Comparable Public Companies (Commercial)
Exagen Inc.	$39.2	$35.5	$68.7	$—	$—	$5.9
Xtant Medical Holdings, Inc.	71.7	14.5	17.4	—	—	68.8
Protalix BioTherapeutics, Inc.	69.4	33.1	20.8	—	—	81.7
Aziyo Biologics, Inc.	68.5	20.0	8.1	—	—	80.4
Organogenesis Holdings Inc.	352.2	130.7	108.1	—	—	374.8
Precigen, Inc.	316.4	91.0	71.3	—	—	336.1

Guideline Public Companies ($ mm, except multiples)	Market Cap	Debt	Cash	Preferred Stock	Minority Interest	Total Enterprise Value
Anika Therapeutics, Inc.	432.4	31.1	87.8	—	—	375.8
Orthofix Medical Inc.	410.8	27.0	51.7	—	—	386.2
MiMedx Group, Inc.	315.5	55.9	73.2	92.5	—	390.7
AxoGen, Inc.	422.0	72.1	53.1	—	—	441.0
Bioventus Inc.	202.9	442.0	34.4	—	35.7	646.3
OrthoPediatrics Corp.	909.5	1.2	120.1	—	—	790.6
ADMA Biologics, Inc.	857.1	152.7	34.9	—	—	974.9
PTC Therapeutics, Inc.	2,786.1	415.0	288.4	—	—	2,912.6
NuVasive, Inc.	2,150.0	1,007.4	237.5	—	—	2,919.9
Integra LifeSciences Holdings Corporation	4,682.9	1,714.4	525.0	—	—	5,872.2
Globus Medical, Inc.	7,415.3	—	405.3	—	—	7,010.0
Zimmer Biomet Holdings, Inc.	26,756.2	5,896.5	568.2	—	6.4	32,090.9
Stryker Corporation	92,522.3	13,224.0	1,497.0	—	—	104,249.3
Medtronic plc	103,381.6	26,617.0	11,430.0	—	177.0	118,745.6
Minimum						$5.9
Lower Quartile						365.1
Average						13,937.7
Median						543.6
Higher Quartile						3,658.0
Maximum						118,745.6

Data provided by Capital IQ, a division of Standard & Poor’s.

Cabrillo selected the companies used in this analysis on the basis of its professional judgment and experience and knowledge of companies in the industry and various factors, including the size of the companies and the similarity of their product pipelines and leading drug candidates to Carmell’s product pipeline and leading drug candidate, as well as the business models, product/service offerings, and the end-market exposure of such companies. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

Based upon the information presented for this analysis, Cabrillo’s experience as business valuation, advisory, and accounting firm in the biotechnology and pharmaceutical industry, and its professional judgement, Cabrillo selected the median and higher quartile enterprise values of the clinical stage guideline public companies as an indicated range of Carmell’s implied enterprise value. Given the similarity between Carmell and the guideline public companies with respect to certain factors, which include, but are not limited to, applicable clinical phase, the number of drug candidates within the Company’s product pipeline, and leading drug candidates, focusing on regenerative bioactive technology and the orthopedics market segment, Cabrillo selected the median guideline public company enterprise value as representative of the low end of Carmell’s implied enterprise value range. Given Carmell’s developmental progress through the date of the Opinion, including its receipt of a fast track approval from the United States Food and Drug Administration and the Company’s successful enrollment of patients within its clinical trials, Cabrillo selected the higher quartile guideline public company enterprise value as representative of the high end of Carmell’s implied enterprise value range.

Initial Public Offering Analysis: Cabrillo reviewed, analyzed, and compared certain financial and operating information relating to Carmell to corresponding publicly available financial information for 122 initial public offerings of biotechnology and pharmaceutical companies in pre-clinical and clinical stages of development, from 2013 to the date of the Opinion.

The following tables set forth the enterprise values of the selected initial public offerings identified. Although none of the selected initial public offerings are directly comparable to Carmell, Cabrillo included these initial public offerings in its analysis given the underlying companies maintain operations that may be considered similar to the operations of Carmell. Based on the below enterprise value ranges, Cabrillo determined an enterprise value indication of Carmell.

Public Companies (in $ mm)	Offer Date	Phase at IPO	Disease Indication	Pre-IPO Enterprise Value
Lipella Pharmaceuticals Inc.	12/19/2022	Phase II	Cancer	$25.9
Prime Medicine, Inc.	10/19/2022		Genetic therapies	1,702.3
bioAffinity Technologies, Inc.	9/1/2022		Cancer	22.8
MAIA Biotechnology, Inc.	7/27/2022	Phase II	Cancer	31.4
PepGen Inc.	5/5/2022	Phase I	Neurological Diseases	193.2
Blue Water Vaccines, Inc.	2/18/2022	Pre-clinical	Influenza	76.7
Arcellx, Inc.	2/3/2022	Phase I	Cancer	482.0
Hillstream BioPharma, Inc.	1/12/2022	Phase I	Cancer & Solid Tumor	32.0
Vaxxinity, Inc.	11/11/2021	Phase II	Neurology and Coronavirus	1,514.9
Aura Biosciences, Inc.	10/28/2021	Phase II	Tumor	446.5
Entrada Therapeutics, Inc.	10/28/2021	Pre-clinical	Neuromuscular	476.8
Xilio Therapeutics, Inc.	10/21/2021	Phase I	Cancer	432.3
IsoPlexis Corporation	10/7/2021		Curative & Personlised Medicines	574.1
Pasithea Therapeutics Corp.	9/14/2021		Psychiatric and neurological	23.8
SeqLL Inc.	8/26/2021		Genetic analysis	4.8
Dermata Therapeutics, Inc.	8/12/2021	Phase II	Aesthetic skin	16.9
Eliem Therapeutics, Inc.	8/9/2021	Phase II	Depressive disorder	281.9
IN8bio, Inc.	7/30/2021	Phase I	Cancer	169.2
Omega Therapeutics, Inc.	7/29/2021		Gene therapy	743.1
Tenaya Therapeutics, Inc.	7/29/2021		Cardiovascular disease	530.9
Absci Corporation	7/21/2021	Five Pre-Clinical, one Phase	Cell Therapy	1,371.6
Rapid Micro Biosystems, Inc.	7/14/2021	Phase III	Gene Therapy	662.6
Sera Prognostics, Inc.	7/14/2021		Pregnancy related conditions	520.7
Unicycive Therapeutics, Inc.	7/13/2021	Phase I	Kidney	28.3
Alpha Teknova, Inc.	6/24/2021			370.7
Miromatrix Medical Inc.	6/24/2021	Phase I	Organ transplantation	170.0
Ambrx Biopharma Inc.	6/17/2021		Cancer	165.8
Century Therapeutics, Inc.	6/17/2021	Phase I	Solid tumor and hematological	1,067.0
Cyteir Therapeutics, Inc.	6/17/2021	Phase II	Cancer and tumors	540.1
Singular Genomics Systems, Inc.	5/26/2021		Sequencing and Multiomics	1,372.4
Vera Therapeutics, Inc.	5/13/2021	Phase II	Immunoglobulin	263.3
Akoya Biosciences, Inc.	4/15/2021		Spatial biology solutions	670.5
Recursion Pharmaceuticals, Inc.	4/15/2021	Phase I	Brain disorders, cancer	2,510.7
Finch Therapeutics Group, Inc.	3/18/2021	Phase II	Colitis and Crohn’s disease	809.2

Public Companies (in $ mm)	Offer Date	Phase at IPO	Disease Indication	Pre-IPO Enterprise Value
Gain Therapeutics, Inc.	3/17/2021		Genetic diseases and neurological	$78.4
Decibel Therapeutics, Inc.	2/11/2021	Phase I	Gene Therapies	442.8
Longeveron Inc.	2/12/2021	Phase II	Aging-related and life-threatening	6.3
NexImmune, Inc.	2/11/2021	Phase II	Cancer and life-threatening	318.6
Bolt Biotherapeutics, Inc.	2/4/2021	Phase I	Solid tumors	550.1
Vor Biopharma Inc.	2/5/2021	Pre-clinical	Cancer	526.9
Sana Biotechnology, Inc.	2/3/2021	Pre-clinical	Cell engineering platform	4,480.6
Virios Therapeutics, Inc.	12/16/2020	Phase II	Fibromyalgia	52.1
Seer, Inc.	12/3/2020		Therapeutic &Diagnostic research, and C lin ical t	853.8
Sigilon Therapeutics, Inc.	12/3/2020	Phase II	Hemophilia	501.2
Maravai LifeSciences Holdings, Inc.	11/19/2020	Pre-clinical	Gene therapy	1,112.0
Sotera Health Company	11/19/2020		Sterilization, and Lab testing and	8,117.8
SQZ Biotechnologies Company	10/29/2020	Phase I	Solid Tumor	392.1
Galecto, Inc.	10/28/2020	Phase II	Myelofibrosis	368.1
Shattuck Labs, Inc.	10/8/2020	Phase I	Cancer	495.9
Aziyo Biologics, Inc.	10/7/2020		Tissue repair	159.2
Prelude Therapeutics Incorporated	9/24/2020	Phase I	Solid tumors	715.2
Dyne Therapeutics, Inc.	9/16/2020	Phase II	Myotonic dystrophy type 1	588.1
Inhibrx, Inc.	8/18/2020	Phase I	Cancer	613.5
ALX Oncology Holdings Inc.	7/16/2020	Phase I	Cancer and tumors	583.1
Berkeley Lights, Inc.	7/16/2020		Digital Cell Biology	1,360.6
Relay Therapeutics, Inc.	7/15/2020	Phase I	Soli tumor	1,565.6
Aditxt, Inc.	6/29/2020	Pre-clinical	Autoimmune diseases	11.7
Biora Therapeutics, Inc.	6/19/2020		Bowel diseases	638.6
Vaxcyte, Inc.	6/11/2020	Phase II	Pneumococcal infections	640.2
Lantern Pharma Inc.	6/10/2020	Phase II	Cancer	66.4
Revolution Medicines, Inc.	2/12/2020	Clinical	Tumors	898.3
Beam Therapeutics Inc.	2/5/2020		Genetic Medicines	879.2
Black Diamond Therapeutics, Inc.	1/29/2020		Cancer	488.2
Galera Therapeutics, Inc.	11/6/2019	Phase III	Cancer	268.9
Cabaletta Bio, Inc.	10/24/2019	Phase I	Autoimmune diseases	155.6
Vir Biotechnology, Inc.	10/10/2019	Clinical Stage	Series Infectious Diseases	827.7
Frequency Therapeutics, Inc.	10/2/2019	Phase II	Degenerative diseases	284.4
Viela Bio, Inc.	10/2/2019	Clinical stage	Inflammation and autoimmune	308.5
IGM Biosciences, Inc.	9/17/2019	Completed Pre-Clinical	Cancer	210.7
10x Genomics, Inc.	9/11/2019		Biological systems	804.9
Castle Biosciences, Inc.	7/24/2019	Commercial stage	Cancers	441.5
Adaptive Biotechnologies Corporation	6/26/2019		Cancer	1,426.7

Public Companies (in $ mm)	Offer Date	Phase at IPO	Disease Indication	Pre-IPO Enterprise Value
Akero Therapeutics, Inc.	6/19/2019	Phase I	Serious metabolic diseases	$421.7
Prevail Therapeutics Inc.	6/19/2019	Developing and	Neurodegenerative diseases	264.4
IDEAYA Biosciences, Inc.	5/22/2019	Pre-clinical	Cancer	328.5
Applied Therapeutics, Inc.	5/13/2019	Phase II	Cardiovascular diseases	319.4
Axcella Health Inc.	5/8/2019		Dysregulated metabolism	544.6
Precision BioSciences, Inc.	3/27/2019		Cancer and Immunotherapy	554.9
Kaleido BioSciences, Inc.	2/27/2019	Pre-clinical	Hyperammonemia	461.8
Harpoon Therapeutics, Inc.	2/7/2019	Phase I	Cancer	846.3
Alector, Inc.	2/6/2019	Phase I	Neurodegenerative diseases	1,024.7
Moderna, Inc.	12/6/2018		m-RNA based Vaccines	7,749.7
Twist Bioscience Corporation	10/30/2018		DNA Synthesis Platform	498.8
Equillium, Inc.	10/11/2018	Phase I	Immuno-inflammatory disorders	175.8
Vaccinex, Inc.	8/9/2018	Phase II	Cancer	215.4
Replimune Group, Inc.	7/19/2018	Phase II	Cancer	388.5
Rubius Therapeutics, Inc.	7/17/2018		Chronic refractory gout	1,567.1
Translate Bio, Inc.	6/27/2018	Phase II	Cystic Fibrosis	616.8
Neon Therapeutics, Inc.	6/26/2018	Phase I	Metastatic Melanoma	467.2
Kezar Life Sciences, Inc.	6/20/2018	Phase I	Cancer	230.7
Unity Biotechnology, Inc.	5/2/2018		Musculoskeletal Disease	714.8
Surface Oncology, Inc.	4/18/2018	Phase I	Cancer Therapy	441.3
Calyxt, Inc.	7/19/2017		Agricultural Biotechnology	167.6
Jounce Therapeutics, Inc.	1/26/2017	Phase II	Immune System Against Cancer	352.7
SenesTech, Inc.	12/8/2016		Animal Pest Control	73.4
Novan, Inc.	9/20/2016	Late-Stage	Dermatology	207.0
Audentes Therapeutics, Inc.	7/20/2016	Pre-clinical	Gene Defects	295.8
Wave Life Sciences Ltd.	11/10/2015	Phase I	Genetically Defined Diseases	233.2
Edge Therapeutics, Inc.	9/30/2015	Late-Stage	Neurological Diseases	260.8
REGENXBIO Inc.	9/16/2015	Phase II	Wet AMD	445.3
NantKwest, Inc.	7/28/2015	Phase II	Cancer	1,730.3
aTyr Pharma, Inc.	5/6/2015	Phase II	Facioscapulohumeral Muscular	330.7
Flex Pharma, Inc.	1/28/2015	Pre-clinical	Neuromuscular	198.5
Aldeyra Therapeutics, Inc.	5/1/2014	Phase I	CNS	71.6
Applied Genetic Technologies Corporation	3/26/2014	Pre-clinical	Ophthalmology	156.7
Eleven Biotherapeutics, Inc.	2/5/2014	Phase II	Eye disease	153.4
Revance Therapeutics, Inc.	2/5/2014	Phase III	Aesthetics	324.5
Enzymotec Ltd.	9/26/2013		Cancer	216.0
Foundation Medicine, Inc.	9/24/2013		Various human diseases	432.7
Five Prime Therapeutics, Inc.	9/17/2013	Phase II	Various medical needs	253.9
Conatus Pharmaceuticals Inc.	7/24/2013	Phase III	Various medical needs	165.9
Esperion Therapeutics, Inc.	6/25/2013	Phase II	Aesthetic; hair and fat biology	178.4
bluebird bio, Inc.	6/18/2013	Phase III	Genetic Disease and Cancer	262.0
Enanta Pharmaceuticals, Inc.	3/20/2013	Phase III	Autoimmune, inflammatory and	296.8
Gritstone bio, Inc.	9/27/2018	Pre-clinical	Cancer	444.3
Sutro Biopharma, Inc.	9/26/2018	Phase I	Autoimmune and cancer	383.3

Public Companies (in $ mm)	Offer Date	Phase at IPO	Disease Indication	Pre-IPO Enterprise Value
Magenta Therapeutics, Inc.	6/20/2018	Phase I	Autoimmune, genetic and cancer	$466.5
Evelo Biosciences, Inc.	5/8/2018	Pre-clinical	Inflammatory and cancer	480.8
Quanterix Corporation	12/6/2017	Phase I	Inflammatory, cardiology and cancer	377.8
Zai Lab Limited	9/20/2017	Phase III	Autoimmune, tumor and cancer	244.4
Aileron Therapeutics, Inc.	6/28/2017	Phase II	Cancer and tumors	279.5
UroGen Pharma Ltd.	5/3/2017	Phase II	Cancer	71.0

Overall
Minimum	$4.8
Lower Quartile	207.9
Average	638.7
Median	406.9
Higher Quartile	616.0
Maximum	8,117.8

Phase I
Minimum	$28.3
Lower Quartile	202.6
Average	524.6
Median	436.8
Higher Quartile	574.8
Maximum	2,510.7

Phase II
Minimum	$6.3
Lower Quartile	165.9
Average	390.0
Median	318.6
Higher Quartile	473.9
Maximum	1,730.3

Phase III
Minimum	$165.9
Low Quartile	253.2
Average	317.9
Median	268.9
High Quartile	310.6
Maximum	662.6

Data provided by Capital IQ, a division of Standard & Poor’s

Cabrillo selected the initial public offerings used in this analysis on the basis of its professional judgment and experience and knowledge of companies in the industry and various factors, including the size of the companies and the similarity of their product pipelines and leading drug candidates to Carmell’s product pipeline and leading drug candidate, as well as the business models, product/service offerings, and the end-market exposure of such companies. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected initial public offerings and other factors.

Based upon the information presented for this analysis, Cabrillo’s experience as a business valuation, advisory, and accounting firm in the biotechnology and pharmaceutical industry, and its professional judgement, Cabrillo selected the lower quartile and median enterprise values of the Phase II initial public offering comparables as an indicated range of Carmell’s implied enterprise value (in this instance, the high indication represents a midpoint of the lower quartile and median). In comparing Carmell to the Phase II initial public offering comparables, there are certain fundamental differences which render the initial public offering analysis less directly applicable than the guideline public company analysis, such as a limited amount of available initial public offering data as of the date of the Opinion and the fact that many of the initial public offerings from the analysis took place during periods when market conditions were more favorable. Because many of the initial public offerings from the analysis took place when market conditions were more favorable, Cabrillo selected ranges that are generally below the ranges from the guideline public company analysis. In this case, Cabrillo selected the lower quartile enterprise value of the Phase II initial public offering comparables as representative of the low end of Carmell’s implied enterprise value range. Furthermore, given that many of the Phase II initial public offering comparables include biotechnology and pharmaceutical companies with leading drug candidates that target larger end-markets, such as certain types of cancer treatments, when compared to Carmell and its target end-market, Cabrillo concluded that Carmell may have a more narrow valuation range than many of the comparable companies from the initial public offering analysis. Cabrillo further concluded that Carmell’s upside is closer to the lower quartile enterprise value of the Phase II initial public offering comparables than it is to the median enterprise value of the Phase II initial public offering comparables. As such, Cabrillo selected the midpoint of the lower quartile and median enterprise values of the Phase II initial public offering comparables as representative of the high end of Carmell’s implied enterprise value range for purposes of this analysis.

Range of Implied Enterprise and Equity Values: The range of implied enterprise values derived from the Public Companies Analysis and the Initial Public Offering Analysis were adjusted for debt and cash to arrive at implied equity values, as set forth in the following table:

	Market Approach	Market Approach
Valuation Approach	Initial Public Offering Method	Guideline Public Company Method
Low Indication
Indicated Enterprise Value	$165,891,560	$162,283,506
Less: Debt (1)	(3,018,142)	(3,018,142)
Plus: Cash (1)	15,065	15,065

Indicated Equity Value, Rounded	$162,888,000	$159,280,000
High Indication
Indicated Enterprise Value	$242,246,766	$228,801,389
Less: Debt (1)	(3,018,142)	(3,018,142)
Plus: Cash (1)	15,065	15,065

Indicated Equity Value, Rounded	$239,244,000	$225,798,000

Cabrillo then compared these implied enterprise value ranges to the enterprise value implied by the merger consideration of $150.0 million.

Conclusion:

Based upon the foregoing analyses, as well as the assumptions and limitations set forth in the text of Cabrillo’s Opinion, Cabrillo was of the opinion that, as of the date of Cabrillo’s Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the Business Combination was fair, from a financial point of view, to ALPA.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its Opinion, Cabrillo considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Cabrillo believes that the summary provided, and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Cabrillo’s analyses and the Opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Cabrillo’s view of the actual value of Carmell.

Cabrillo was entitled to a fee of $200,000 in connection with its engagement to render the Opinion, which they received in full before rendering their Opinion. No portion of the fee was contingent upon consummation of the Business Combination and no portion of the fee was creditable against any advisory fee. Cabrillo did not receive any other significant payment or compensation contingent upon the successful consummation of the Business Combination. In the two years prior to the date hereof, Cabrillo has not provided financial advisory or other services to ALPA or Carmell. Cabrillo may seek to provide such services to ALPA and Carmell in the future and would expect to receive fees for the rendering of these services. In addition, ALPA agreed to indemnify Cabrillo for certain liabilities arising out of its engagement.

Satisfaction of 80% Test

The Board concluded that Carmell has a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the execution of the Business Combination Agreement.

Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination

The Board noted that the interests of the Sponsor and ALPA’s directors and officers as at the time of negotiating the Business Combination had been disclosed in the final prospectus for ALPA’s Initial Public Offering (the “IPO Prospectus”). The Board also noted that such interests of the Sponsor had been materially altered in the following respects:

•

Longer lockup period (12 months from Closing) for Sponsor interests the term described in the IPO Prospectus that permitted sale of 50% of the Founder Shares if the reported last sale price of ALPA’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after ALPA’s initial business combination. The Board observed that a longer lockup period would limit the ability of the Sponsor and Carmell’s stockholders to sell their shares whereas Public Shareholders would be under no such restriction. Further, the Board observed that a longer lockup period would incentivize Sponsor and New Carmell to focus on long-term value creation, provided that neither Sponsor nor the New Carmell teams can provide any assurances that their efforts will result in long-term value creation.

•

Potential reduction in Sponsor interests if the price of New Carmell common stock does not achieve certain price levels within five (5) years of Closing. Forfeiture of 50% of the Founder Shares if, in the five (5) years since Closing, the New Carmell common stock price does not exceed $11.50 for any 20 trading days within any 30-trading day period. The Board observed that the Sponsor could potentially earn a higher return than Public Shareholders given its lower purchase price per share, but also noted that the Sponsor had voluntarily offered to lower its ownership of New Carmell if a certain price target had not been reached within five (5) years following the Closing. The Board noted that such an arrangement would incentivize the Sponsor to assist New Carmell in creating shareholder value, provided that neither Sponsor nor the New Carmell teams can provide any assurances that their efforts would result in stock price appreciation above $11.50.

•

Beyond the Sponsor interests mentioned in the IPO Prospectus, which were altered as described above, the Sponsor did not negotiate any additional equity or cash compensation related to Business Combination.

In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Charter Amendment Proposal and the other Proposals, ALPA stockholders should keep in mind that the Sponsor (which is affiliated with certain of ALPA’s officers and directors) and ALPA’s officers and directors have interests in such proposals that are different from, or in addition to, your interests as an ALPA stockholder or warrant holder. These interests include, among other things:

•

If the Business Combination with Carmell or another business combination is not consummated by July 29, 2023 (or such later date as may be approved by ALPA’s stockholders), ALPA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, the (i) Founder Shares held by the Sponsor and certain of ALPA’s officers and directors, which were acquired by the Sponsor for a purchase price of approximately $0.00696 per share, or $25,000 in the aggregate, prior to the Initial Public Offering, and (ii) the Units purchased by the Sponsor in the concurrent private placement for a purchase price of $10.00 per Unit, or $4,638,820.00 in the aggregate, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such securities. Such securities had an aggregate market value of approximately $44.5 million based upon the closing price of $10.28 per share on Nasdaq on the Record Date. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our Public Stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our Public Stockholders, and as a result, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other ALPA shareholders experience a negative rate of return in New Carmell. This further highlights the risk that the Sponsor, its officers and directors may incentivized to complete a business combination of a less favorable target company on terms less favorable to Public Stockholders as opposed to liquidate.

•

If ALPA is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by ALPA for services rendered or contracted for or products sold to ALPA. If ALPA consummates a business combination, on the other hand, ALPA will be liable for all such claims.

•

The Business Combination Agreement provides for the continued indemnification of ALPA’s current directors and officers and the continuation of directors and officers liability insurance covering ALPA’s current directors and officers.

•

None of ALPA’s officers or directors will be required to commit his or her full time to the affairs of New Carmell and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•

In the course of their other business activities, ALPA’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to New Carmell as well as the other entities with which they are affiliated. ALPA’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

Pursuant to the Current Charter, the Founder Shares and Private Placement Shares held by the Sponsor and ALPA’s directors are not subject to redemption in connection with the consummation of ALPA’s initial business combination or if ALPA fails to consummate its initial business combination within 24 months after the closing of the Initial Public Offering. If ALPA does not complete its initial business combination within such applicable time period, the proceeds of the sale of the Units sold in the concurrent private placement that are held in the Trust Account will be used to fund the redemption of its Public Shares, and the securities sold in the concurrent private placement will expire worthless. The Founder Shares and the Units purchased in the concurrent private placement held by ALPA’s initial stockholders had an aggregate market value of approximately $44.5 million based upon the closing price of $10.28 per share on Nasdaq on the Record Date. In addition, with certain limited exceptions, the Founder Shares will not be transferable or assignable by the Sponsor until the earlier to occur of: (x) one year following the Closing, or (y) the date on which ALPA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of ALPA’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to limited exceptions. In addition, 50% of the Founder Shares are subject to forfeiture, if in the five years since Closing, the New Carmell common stock price does not exceed $11.50 for any 20 trading days within any 30-trading day period. With certain limited exceptions, the Units sold in the concurrent private placement, the Private Placement Warrants, the Class A Common Stock underlying the Private Placement Warrants and the Private Placement Shares will not be transferable, assignable or saleable by the Sponsor or its permitted transferees until 30 days after the completion of ALPA’s initial business combination. Since the Sponsor and ALPA’s officers and directors may directly or indirectly own ALPA Common Stock and Warrants following the Initial Public Offering, ALPA’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate ALPA’s initial business combination.

•

ALPA’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•

The Sponsor and ALPA’s officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as ALPA may obtain loans from the Sponsor or an affiliate of the Sponsor or any of ALPA’s officers or directors to finance transaction costs in connection with an intended initial business combination. As of the Record Date, $0.1 million of such loans are outstanding. The terms of such loans have not been determined and no written agreements exist with respect to such loans. The loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted into units of the post-business combination entity at a price of $10.00 per unit, and it is expected that the units issued upon conversion of such loans would be identical to the Units sold in the Initial Public Offering, except that such securities would not be redeemable given that such securities would be issued after completion of the initial business combination.

•

The Sponsor as well as Messrs. Shukla, Sturgeon, Podsiadlo, Woodward and Ms. DeRemer, directors or executive officers of ALPA, will be party to the Investors Rights Agreement, which will come into effect at the Effective Time.

•

Each of the executive officers and directors of ALPA presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. The Current Charter provides that ALPA renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of ALPA and such opportunity is one ALPA is legally and contractually permitted to undertake and would otherwise be reasonable for ALPA to pursue, and to the extent the director or officer is permitted to refer that opportunity to ALPA without violating another legal obligation. ALPA does not believe, however, that the pre-existing fiduciary duties or contractual obligations of its officers and directors will materially undermine our ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect its search for an acquisition target.

•

The Board of ALPA may elect to waive certain conditions to the Closing of the Business Combination that are subject to waiver under applicable law, without requiring the consent of the Public Stockholders if they deem such changes to be in the best interest of ALPA and its stockholders.

•	The fact that both of the executive officers of ALPA will be directors of New Carmell following the Closing.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual(1)	Entity	Entity’s Business	Affiliation
Rajiv Shukla	Constellation Alpha Holdings	Investments, advisory and research	Chief Executive Officer

	Alpha Healthcare Acquisition Corp. III	Special Purpose Acquisition Company	Chairman and Chief Executive Officer

	Humacyte, Inc.	Biotechnology company	Director

Patrick Sturgeon	Brookline Capital Markets	Mergers and acquisitions, public financing, private capital raising, secondary offerings, and capital markets	Managing Director

	Alpha Healthcare Acquisition Corp. III	Special Purpose Acquisition Company	Chief Financial Officer

Darlene DeRemer	Syracuse University	Education	Board of Trustees and Investment and Endowment Committee

	ARK Invest ETF Trust	Investment fund	Chairman

	Confluence Technologies LLC	Software company	Chairman of Compensation Committee

Eugene Podsiadlo	The Singapore Forum	Thought leadership	Board of Advisors

William Woodward	Anthem Venture Partners	Venture capital	Managing General Partner

(1)	Each person has a fiduciary duty with respect to the listed entities next to their respective names.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding ALPA or its securities, the Sponsor, ALPA’s officers and directors, Carmell or Carmell stockholders or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of ALPA Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the Special Meeting to approve the Business Combination Proposal vote in its favor and that ALPA has in excess of the required dollar amount to consummate the Business Combination under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the ALPA initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on ALPA Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that ALPA will have in excess of the required amount of cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. ALPA will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any Closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Summary of Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules delivered by each of ALPA and Carmell to each other (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ALPA, Merger Sub, Sponsor, Carmell or any other matter.

Structure of the Business Combination

On January 4, 2023, ALPA, Merger Sub and Carmell entered into the Business Combination Agreement, which provides, among other things, that, on the Closing Date, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Carmell, with Carmell as the surviving company in the merger and, after giving effect to such merger, Carmell shall be a wholly owned subsidiary of ALPA.

Pursuant to the Business Combination Agreement, at the Effective Time:

•

each outstanding share of Carmell common stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock determined by an Exchange Ratio, the numerator of which is (i) $150 million, divided by (ii) the sum of (A) the aggregate number of shares of Carmell common stock outstanding as of immediately prior to the Effective Time, plus (B) the aggregate number of shares of Carmell common stock subject to Carmell equity awards to the extent not included in clause (A) as of immediately prior to the Effective Time; and the denominator of which is $10;

•

each outstanding share of Carmell preferred stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to (i) the aggregate number of shares of Carmell common stock that would be issued upon conversion of the shares of Carmell preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio; and

•

each outstanding option to purchase Carmell stock or warrant to purchase Carmell stock will be converted into an option or warrant, as applicable, to purchase a number of shares of New Carmell common stock equal to (A) the number of shares of Carmell common stock subject to such option or warrant multiplied by (B) the Exchange Ratio at an exercise price per share equal to (C) the current exercise price per share for such option or warrant divided by (D) the Exchange Ratio;

in each case, rounded down to the nearest whole share.

The consideration described in the foregoing bullets is collectively referred to as the “Business Combination Consideration.”

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Investor Rights Agreement. See “— Related Agreements” for more information.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

•	the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated, to the extent applicable;

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

•

this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the approval of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination) by the requisite vote of Carmell’s stockholders in accordance with the DGCL, Carmell’s governing documents, the Carmell right of first refusal and co-sale agreement, and the Carmell investor rights agreement;

•	the approval of the Business Combination Agreement and the transactions contemplated thereby, and each of the other proposals being submitted to a vote of ALPA’s stockholders pursuant to this proxy statement/prospectus, in each case by the requisite vote of ALPA’s stockholders in accordance with the DGCL and ALPA’s governing documents (the “ALPA Stockholder Approval”);

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ALPA’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, ALPA satisfying any applicable initial and continuing listing requirements of Nasdaq, and ALPA not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New Carmell common stock (including the shares of New Carmell common stock to be issued in connection with the Business Combination) having been approved for listing on Nasdaq; and

•

after giving effect to the transactions contemplated by the Business Combination Agreement, ALPA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the ALPA Parties

The obligations of the ALPA Parties (as defined in the Business Combination Agreement) to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by ALPA) of the following further conditions:

•

the representations and warranties of Carmell in the Business Combination Agreement regarding organization and qualification of Carmell and its subsidiaries, ownership of Carmell’s equity securities, amounts payable upon a change of control of Carmell, the authority of Carmell to, among other things, enter into the Business Combination Agreement and consummate the transactions contemplated by the Business Combination Agreement, and brokers fees, each being true and correct (without giving effect to any limitation of “materiality” or “Carmell Material Adverse Effect” (as defined and discussed below) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of Carmell in the Business Combination Agreement regarding the capitalization of Carmell being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Carmell in the Business Combination Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Carmell Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Carmell Material Adverse Effect;

•

Carmell having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Carmell Material Adverse Effect having occurred that is continuing; and

•	ALPA having received the Investor Rights Agreement duly executed by certain stockholders of Carmell.

Other Conditions to the Obligations of Carmell

The obligations of Carmell to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by Carmell) of the following further conditions:

•

the representations and warranties of the ALPA Parties in the Business Combination Agreement regarding organization and qualification of the ALPA Parties, the authority of the ALPA Parties to, among other things, enter into the Business Combination Agreement and consummate the transactions contemplated by the Business Combination Agreement, the capitalization of Merger Sub, the indebtedness of ALPA, and brokers fees, each being true and correct (without giving effect to any limitation of “materiality” or “ALPA Material Adverse Effect” (as defined and discussed below) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of the ALPA Parties in the Business Combination Agreement regarding the capitalization of ALPA being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of the ALPA Parties in the Business Combination Agreement being true and correct (without giving effect to any limitation of “materiality” or “ALPA Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ALPA Material Adverse Effect;

•

the ALPA Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no ALPA Material Adverse Effect having occurred that is continuing;

•

the New Carmell Board consisting of up to nine directors, and comprising the individuals, in each case designated by Carmell pursuant to the Business Combination Agreement (which gives Carmell the right to designate up to seven such directors, and ALPA the right to designate two directors), and as discussed in further detail below under “— Board of Directors and Executive Officers”; and New Carmell having received the written resignations of all of the directors and officers of ALPA and Merger Sub (other than the persons referenced above), effective as of the Effective Time; and

•	Carmell having received the Investor Rights Agreement duly executed by certain stockholders of ALPA.

Representations and Warranties

Representations and Warranties of Carmell

Under the Business Combination Agreement, Carmell made various representations and warranties to ALPA that are subject, in some cases, to specified exceptions and qualifications contained in the Business Combination Agreement or in the disclosure schedule that Carmell delivered to ALPA in connection with the Business Combination Agreement. These representations and warranties relate to, among other things:

•	organization and qualification;

•	organizational documents and other agreements among the stockholders of Carmell;

•	capitalization, and the existence of any obligations to make payments upon a change of control of Carmell;

•	authority of Carmell to, among other things, enter into the Business Combination Agreement and consummate the transactions contemplated thereby;

•	financial statements;

•	the absence of undisclosed liabilities;

•	consents, approvals and permits;

•	material contracts;

•	absence of material changes or of a Carmell Material Adverse Effect since January 1, 2021;

•	litigation;

•	compliance with applicable law;

•	employee benefit plans;

•	labor matters

•	environmental matters;

•	intellectual property;

•	data privacy and security;

•	insurance matters;

•	tax matters;

•	real and personal property;

•	broker fees payable in connection with the Business Combination;

•	transactions with affiliates;

•	compliance with international trade and anti-corruption laws;

•	information supplied;

•	regulatory compliance and investigation; and

•	various matters pertaining to compliance by Carmell with healthcare and drug regulatory requirements.

Representations and Warranties of the ALPA Parties

Under the Business Combination Agreement, the ALPA Parties made various representations and warranties to Carmell that are subject, in some cases, to specified exceptions and qualifications contained in the Business Combination Agreement or in the disclosure schedule that Carmell delivered to ALPA in connection with the Business Combination Agreement. These representations and warranties relate to, among other things:

•	organization and qualification;

•	consents and approvals;

•	information supplied;

•	authority of each ALPA Party to, among other things, enter into the Business Combination Agreement and consummate the transactions contemplated thereby;

•	broker fees payable in connection with the Business Combination;

•	capitalization of ALPA and Merger Sub;

•	indebtedness of ALPA;

•

timely making of all past SEC filings by ALPA, compliance of such filings with all applicable legal requirements, and such filings not containing any untrue statements of material fact or omitting to state any material fact;

•

the balance of funds in Trust Account, the investment of such funds, the existence of agreements giving any person any right to any such funds, and compliance with the trust agreement relating to such Trust Account;

•	transactions with affiliates;

•	litigation;

•	compliance with applicable law;

•	the absence of any activities by Merger Sub other than those related to the entry into the Business Combination Agreement or in connection with the transactions contemplated thereby;

•	internal controls over financial reporting and other financial disclosure compliance requirements;

•	compliance with Nasdaq listing requirements applicable to its shares of common stock and warrants;

•	financial statements;

•	the absence of undisclosed liabilities;

•	employee matters;

•	tax matters; and

•	regulatory compliance and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Carmell and the ALPA Parties are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Carmell and the ALPA Parties are qualified in whole or in part by certain “material adverse effect” standards for purposes of determining whether a breach of such representations and warranties has occurred (and for purposes of determining whether certain conditions to Closing have been satisfied, as discussed above in “— Conditions to Closing of the Business Combination”.

Pursuant to the Business Combination Agreement, a “Carmell Material Adverse Effect” means any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or condition (financial, regulatory, clinical or otherwise) of Carmell, or (b) the ability of Carmell to consummate the Business Combination; except that, in the case of clause (a), none of the following will be taken into account in determining whether a Carmell Material Adverse Effect has occurred or is reasonably likely to occur: any adverse event, change, effect, occurrence, circumstance or development arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable laws or GAAP after the date of the Business Combination Agreement, (v) any event, change, effect, occurrence, circumstance or development that is generally applicable to the industries or markets in which Carmell operates, (vi) subject to certain exceptions, the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Carmell with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, or other third parties related thereto, (vii) any failure by Carmell to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing. Any event, change, effect, occurrence, circumstance or development resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Carmell Material Adverse Effect has occurred or is reasonably likely to occur to the extent the same has a disproportionate adverse effect on Carmell relative to other participants operating in the industries or markets in which Carmell operates.

Pursuant to the Business Combination Agreement, an “ALPA Material Adverse Effect” means any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or condition (financial or otherwise) of the ALPA Parties, taken as a whole, or (b) the ability of ALPA or Merger Sub to consummate the Business Combination; except that, in the case of clause (a), none of the following will be taken into account in determining whether an ALPA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse event, change, effect, occurrence, circumstance or development arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable laws or GAAP after the date of the Business Combination Agreement, (v) any event, change, effect, occurrence, circumstance or development that is generally applicable to the industries or markets in which any ALPA Party operates, (vi) subject to certain exceptions, the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of any ALPA Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) any failure by any ALPA Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemic (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing. Any event, change, effect, occurrence, circumstance or development resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether an ALPA Material Adverse Effect has occurred or is reasonably likely to occur to the extent the same has a disproportionate adverse effect on the ALPA Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the ALPA Parties operate.

Covenants of the Parties

Covenants of Carmell

Carmell made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by ALPA (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Carmell will operate its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties and material business relations.

•

Subject to certain exceptions, prior to the Closing, Carmell will not do any of the following without ALPA’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first or fifteenth sub-bullets below):

•	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase, any equity securities of Carmell;

•	merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization or division thereof;

•	adopt any amendments, supplements, restatements or modifications to Carmell’s governing documents, the Carmell right of first refusal and co-sale agreement and the Carmell investor rights agreement;

•	dispose of, or subject to a lien (other than certain permitted liens), any material assets or properties of Carmell, other than inventory or obsolete equipment in the ordinary course of business;

•

other than grants to current and new employees, officers and directors pursuant to an existing Carmell equity plan in the ordinary course consistent with past practice, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of Carmell or any options, warrants, rights of conversion or other rights obligating Carmell to issue, deliver and sell any equity securities of Carmell;

•	incur, create or assume any indebtedness in excess of $1,000,000, individually or in the aggregate;

•

enter into, amend, modify, waive any material benefit or right under or terminate any material contract (excluding any expiration or automatic extension or renewal of any such material contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material contract);

•

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, in excess of $200,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the ordinary course of business;

•

except as required under the terms of any employee benefit plan, (i) amend, adopt or terminate any material employee benefit plan, (ii) increase the compensation or benefits payable to any current or former director, manager, officer or employee at the level of senior vice president or above, or any individual, independent contractor or service provider with annual fees of $250,000 or above, other than in each case annual and merit-based raises made in the ordinary course of business, (iii) take any action to accelerate any payment, right to payment, or benefit payable to any current or former director, manager, officer, employee, or individual, independent contractor or service provider, (iv) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above, or (v) terminate (other than for cause) or furlough the employment of any director, manager, officer, or employee at the level of senior vice president or above, or group of employees if such group termination would trigger the U.S. Worker Adjustment and Retraining Notification Act of 1988;

•

make, change or revoke any material tax election or material tax accounting method, file any material tax return in a manner inconsistent with past practices, amend any material tax return, enter into any agreement with a governmental entity with respect to a material amount of taxes, settle or compromise any claim or assessment by a governmental entity in respect of any material amount of taxes, or consent to any extension or waiver of the statutory period of limitation applicable to any claim or assessment in respect of income taxes, or enter into any tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to taxes);

•	enter into any settlements in excess of $1,000,000, in the aggregate, or that impose any material non-monetary obligations on Carmell;

•	authorize, recommend, propose or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•	change Carmell’s methods of accounting, other than changes that are made in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards;

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	make any change of control payment that is not disclosed to ALPA on the Carmell disclosure schedules; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the foregoing.

•

As promptly as reasonably practicable (and in any event within five business days) following the time at which the registration statement of which the proxy statement/prospectus forms a part is declared effective under the Securities Act, Carmell is required to obtain and deliver to ALPA a true and correct copy of a written consent approving the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement (including the Business Combination), duly executed by the Carmell stockholders that hold at least the requisite number of issued and outstanding shares of Carmell’s stock to approve and adopt such matters (the “Carmell Stockholder Written Consent”), and through its board of directors, will recommend to the Carmell stockholders, the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination).

•

Subject to certain exceptions, at or prior to the Closing, Carmell will purchase and maintain in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing liability insurance coverage for Carmell’s directors and officers with respect to any acts, errors or omissions occurring on or prior to the Effective Time.

•

Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Carmell shall not, and shall cause its respective representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Carmell Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Carmell Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Carmell Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Carmell (or any affiliate or successor of Carmell); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing. A “Carmell Acquisition Proposal” means any transaction or series of related transactions under which any person(s), directly or indirectly, acquires or otherwise purchases Carmell or all or a material portion of Carmell’s assets or businesses, or any material equity or similar investment in Carmell, in each case excluding the Business Combination Agreement and the transactions contemplated thereby.

Covenants of ALPA

ALPA made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by Carmell (such consent not to be unreasonably withheld, conditioned or delayed if such matter is in furtherance of the transactions contemplated by the Business Combination Agreement), prior to the Closing, ALPA will not, and will cause its subsidiaries not to, do any of the following:

•

seek an approval from ALPA’s stockholders, or otherwise adopt any amendments, supplements, restatements or modifications to the ALPA trust agreement, warrant agreement or the governing documents of any ALPA Party or any of their subsidiaries;

•

declare, set aside, make or pay any dividends or distributions or payment in respect of, any equity securities of ALPA or any of its subsidiaries, or repurchase, redeem or otherwise acquire, any outstanding equity securities of ALPA or any of its subsidiaries;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•	incur, create guarantee or assume any indebtedness except for indebtedness for borrowed money in an amount not to exceed $1,000,000 in the aggregate;

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, ALPA or any of its subsidiaries;

•

issue any equity securities of ALPA or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of ALPA or any of its subsidiaries;

•	enter into, renew, modify or revise any ALPA related party transaction;

•

engage in any activities or business, or incur any material liabilities, other than activities, businesses or liabilities permitted or contemplated by, or liabilities incurred in connection with, the Business Combination Agreement or any ancillary document thereto;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•

make, change or revoke any material tax election or material tax accounting method, adopt any material tax accounting method in a manner inconsistent with past practice, file any material tax return in a manner inconsistent with past practices, amend any material tax return, enter into any agreement with a governmental entity with respect to a material amount of taxes, settle or compromise any claim or assessment by a governmental entity in respect of any material amount of taxes, or consent to any extension or waiver of the statutory period of limitation applicable to any claim or assessment in respect of income taxes, or enter into any tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to taxes);

•

take any action or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the intended tax treatment of the Business Combination Agreement;

•	waive, release, compromise, settle or satisfy any pending or threatened material claim;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by ALPA’s independent accountants;

•	make or permit to be made any distribution of amounts held in Trust Account (other than interest income earned on the funds held therein as permitted by its trust agreement);

•	create any new subsidiary; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the foregoing.

•

ALPA shall use its reasonable best efforts to cause: (i) the New Carmell common stock issuable in accordance with the Business Combination Agreement to be approved for listing on Nasdaq; (ii) ALPA to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the ticker under which the New Carmell common stock is listed for trading on Nasdaq to be changed to “CTCX” and have the New Carmell common stock listed for trading with such trading ticker.

•

Prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the ALPA will approve and adopt the 2023 Plan, and ALPA will reserve a number of shares equal to 4% of the shares of New Carmell common stock issued and outstanding immediately after the Closing for grant thereunder.

•

Subject to certain exceptions, at or prior to the Closing, ALPA will purchase and maintain in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy providing liability insurance coverage for ALPA’s directors and officers with respect to any acts, errors or omissions occurring on or prior to the Effective Time.

•

Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the ALPA Parties shall not, and each of them shall direct their representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an ALPA Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an ALPA Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding an ALPA Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any ALPA Party (or any affiliate or successor of any ALPA Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. An “ALPA Acquisition Proposal” means any transaction or series of related transactions under which ALPA or any of its controlled affiliates, directly or indirectly, acquires or otherwise purchases any other person(s), engages in a business combination with any other person(s) or acquires or otherwise purchases at least a majority of the voting securities of such person or all or a material portion of the assets or business of any other person(s), in each case excluding the Business Combination Agreement and the transactions contemplated thereby.

•

At the Closing, ALPA shall (i) cause the documents, certificates and notices required pursuant to the trust agreement pertaining to Trust Account to be so delivered to the trustee of such account and (ii) make all appropriate arrangements to cause such trustee to (A) pay as and when due all amounts payable to any Public Stockholders who elect to redeem their Public Shares, (B) pay any amounts due to the underwriters of the Initial Public Offering for their deferred underwriting commissions as set forth in such trust agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to ALPA in accordance with such trust agreement. After compliance with the foregoing, Trust Account shall terminate.

Mutual Covenants of the Parties

The parties made certain mutual covenants under the Business Combination Agreement, including, among others, the following:

•

using reasonable best efforts to consummate the Business Combination, including to obtain all consents of governmental entities as may be required to consummate the Business Combination, and making appropriate filings pursuant to the HSR Act and take other actions to cause the expiration or termination of any applicable waiting periods under the HSR Act, to the extent the HSR Act is applicable;

•

notify the other party in writing promptly after learning of any stockholder demands or other stockholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•

keeping certain information confidential in accordance with the existing non-disclosure agreements between ALPA and Carmell, and providing each other with reasonable access to each other’s directors, officers, books and records (subject to certain customary restrictions);

•	obtaining each other’s consent prior to making relevant public announcements regarding the Business Combination, subject to certain exceptions; and

•	using commercially reasonable efforts to cause the Business Combination to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the U.S. Internal Revenue Code.

In addition, ALPA and Carmell agreed that ALPA and Carmell will prepare and mutually agree upon, and ALPA will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors and Executive Officers

Following the Closing, it is expected that the New Carmell Board, which will be divided into three classes, will consist of up to nine directors, up to seven of whom shall be designated by Carmell and two of whom will be designated by ALPA. Seven of the directors to be designated by Carmell and the two directors to be designated by ALPA shall be designated prior to the mailing of this proxy statement/prospectus to ALPA’s stockholders.

Following the Closing, it is expected that the current executive officers of Carmell will become the executive officers of New Carmell.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements which, by their terms, contemplate performance after the Effective Time.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of ALPA and Carmell;

•

by ALPA, if any of the representations or warranties made by Carmell in the Business Combination Agreement are not true and correct or if Carmell fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of ALPA, as described above in the section titled “— Conditions to Closing of the Business Combination — Other Conditions to the Obligations of the

ALPA Parties” could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) June 30, 2023 (the “Termination Date”). This termination right is not available to ALPA if ALPA is then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of Carmell, as described above in the section titled “— Conditions to Closing of the Business Combination — Other Conditions to the Obligations of Carmell,” from being satisfied;

•

by Carmell, if any of the representations or warranties made by the ALPA Parties in the Business Combination Agreement are not true and correct or if any ALPA Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Carmell, as described above in the section titled “— Conditions to Closing of the Business Combination — Other Conditions to the Obligations of Carmell” could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) the Termination Date. This termination right is not available to Carmell if Carmell is then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of the ALPA Parties, as described above in the section titled “— Conditions to Closing of the Business Combination — Other Conditions to the Obligations of the ALPA Parties,” from being satisfied;

•

by either ALPA or Carmell, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•	by either ALPA or Carmell, if:

•

any governmental entity issues an order or takes any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action becomes final and nonappealable;

•	the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, ALPA’s stockholders have duly voted and the ALPA Stockholder Approval was not obtained; and

•	by ALPA, if Carmell does not deliver the Carmell Stockholder Written Consent when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a “Willful Breach” (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or “Fraud” (as defined in the Business Combination Agreement).

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement, the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses, except that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Carmell shall pay, or cause to be paid, all unpaid Carmell expenses and ALPA shall pay, or cause to be paid, all unpaid ALPA expenses and (ii) if the Closing occurs, then New Carmell shall pay, or cause to be paid, all unpaid Carmell expenses and all unpaid ALPA expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) if prior to Closing, ALPA and Carmell, and (ii) if after the Closing, New Carmell and the Sponsor.

Related Agreements

Investor Rights Agreement

At the Effective Time, ALPA and certain of the Carmell stockholders and ALPA stockholders will enter into the Investor Rights Agreement, pursuant to which, among other things, (i) will agree not to effect any sale or distribution of any shares held by any of them during the agreed upon lock-up periods, (ii) will be granted certain registration rights with respect to certain shares of securities held by them, and (iii) provides for certain provisions related to the New Carmell Board, in each case, on the terms and subject to the conditions therein. Pursuant to the Investor Rights Agreement, the Sponsor will have the right to designate, and the New Carmell Board will nominate, two individuals for election to the New Carmell Board.

The foregoing description of the Investor Rights Agreement is subject to and qualified in its entirety by reference to the full text of the form of Investor Rights Agreement.

Equity Line of Credit Agreement. On May 5, 2023, ALPA entered into a Letter of Intent for a Common Stock Purchase Agreement with the ELOC Investor. Pursuant to the Common Stock Purchase Agreement and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement, the Combined Company will have the right, after the Closing Date from time to time, to sell to such an investor up to $25.0 million worth of shares of New Carmell Class A Common Stock subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. ALPA also intends to enter into a registration rights agreement (the “Equity Line RRA”) with the ELOC Investor, pursuant to which, within 30 days following the Closing Date, the Combined Company will be obligated to file a registration statement (the “Initial Registration Statement”) with the SEC under the Securities Act to register the resale the shares of Common Stock that may be sold to it by the Combined Company under the Common Stock Purchase Agreement. The Common Stock Purchase Agreement will provide for a Commitment Fee in the amount of $218,750 payable in shares of New Carmell common stock and reimbursement of all of the ELOC Investor’s reasonable out-of-pocket expenses (the “Reimbursable Fees”).

Sales of Common Stock under the Common Stock Purchase Agreement, and the timing of any sales, will be determined by the Combined Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Common Stock and determinations by the Combined Company regarding the use of proceeds from the shares its Common Stock. The net proceeds from any sales under the Common Stock Purchase Agreement will depend on the amount of Common Stock sold and the price of each sale.

The Combined Company’s right to sell its Common Stock under the Common Stock Purchase Agreement will not become effective until the satisfaction of certain closing conditions as set forth in the Common Stock Purchase Agreement (such date, the “Common Stock Investment Closing Date”). Once those conditions are satisfied (the “Commencement”), the Combined Company will have the right (at its sole discretion), after the

Common Stock Investment Closing Date and from time to time, up to $25.0 million worth of shares of Common Stock until the first day of the month next following the 12-month anniversary of the Common Stock Investment Closing Date or until the date on which the equity facility has been fully utilized, if earlier.

The purchase price of the shares of Common Stock that the Combined Company may elect to sell (a “VWAP Purchase”) from time to time under the terms of the Common Stock Purchase Agreement will be determined by reference to the lowest daily VWAP of the Common Stock during the three (3) consecutive trading days beginning on the date on which the Combined Company delivers a Purchase Notice under the Common Stock Purchase Agreement (“VWAP Purchase Exercise Date”) for such VWAP Purchase, multiplied by 0.970 (representing a discount to the market price of such shares as of the date of such VWAP Purchase). There is no upper limit on the price per share that the investor could be obligated to pay for the Common Stock under the Common Stock Purchase Agreement.

The Common Stock Purchase Agreement will also prohibit the Combined Company from directing the investor to purchase any shares of New Carmell Class A Common Stock if those shares, when aggregated with all other shares of New Carmell Class A Common Stock then beneficially owned by as investor (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in such investor beneficially owning more than 4.99% of the outstanding shares of New Carmell Class A Common Stock (the “Beneficial Ownership Cap”); provided, that, the investor may, in its sole discretion, elect to increase the Beneficial Ownership Cap to permit it to beneficially own up to 9.99% of the outstanding shares of New Carmell Class A Common Stock.

Because the purchase price per share to be paid for the shares of New Carmell Class A Common Stock that the Combined Company may elect to sell to the investor under the Common Stock Purchase Agreement, if any, will fluctuate based on the market prices of New Carmell Class A Common Stock during the applicable valuation period for each VWAP Purchase, as of the date of this proxy statement/prospectus, it is not possible for the Combined Company to predict the number of shares of New Carmell Class A Common Stock that it will sell under the Common Stock Purchase Agreement, the actual purchase price per share to be paid those shares, or the actual gross proceeds to be raised by the Combined Company from those sales, if any. The issuance of securities pursuant to the Common Stock Purchase Agreement is contingent upon, among other things the closing of the Business Combination.

The Common Stock Purchase Agreement will terminate automatically on the earliest to occur of (i) the first day of the month next following the 12-month anniversary of the Closing Date, (ii) the date on which the investor shall have purchased the total commitment under the Common Stock Purchase Agreement, (iii) the date on which Common Stock shall have failed to be listed or quoted on the trading market, (iv) the thirtieth (30th) trading day next following the date on which, pursuant to applicable bankruptcy laws, the Combined Company commences a voluntary case or any person commences a proceeding against the Combined Company, and (v) the date on which a custodian is appointed for the Combined Company or for all or substantially all of its property, or the Combined Company makes a general assignment for the benefit of its creditors.

The Common Stock Purchase Agreement may be terminated by the Combined Company upon five (5) trading days prior written notice to the ELOC Investor. The Company Stock Purchase Agreement may be terminated by the ELOC Investor upon five (5) trading days prior written notice, if (i) any condition, occurrence, state of facts or event constituting a material adverse effect has occurred and is continuing; (ii) the Combined Company has undergone a change of control transaction, (iii) the registration statement required by the Equity Line RRA has not been deemed effective by the agreed upon effectiveness deadline, or the Combined Company is otherwise in breach or default in any material respect under any of the other provisions of the Equity Line RRA, and, such breach or default has not been cured within ten (10) trading days prior written notice, (iv) any required registration statement under the Equity Line RRA does not remain effective for certain time periods set forth in the Equity Line RRA; (iv) trading in the New Carmell common stock on the trading market shall have been suspended and such suspension continues for a period of three (3) consecutive trading days; (F) the

Combined Company is in material breach or default of the Common Stock Purchase Agreement, and such breach or default is not cured within ten (10) trading days prior written notice; or (G) the Business Combination Closing Date shall not have occurred prior to September 30, 2023. In the event of any early termination of the Common Stock Purchase Agreement, the Combined Company shall have paid to the ELOC Investor the Commitment Fee and the Reimbursable Fees in full prior to the effectiveness of such early termination.

The foregoing description of the Common Stock Purchase Agreement is qualified in its entirety by reference to the Form of Common Stock Purchase Agreement filed as Exhibit 10.33 to the registration statement of which this proxy statement/prospectus forms a part.

Material U.S. Federal Income Tax Consequences

This section describes material U.S. federal income tax considerations relevant to (i) U.S. Holders (as defined below) of Carmell common stock and Carmell preferred stock (collectively, “Carmell Capital Stock”) who exchange their Carmell Capital Stock for New Carmell common stock in connection with the Business Combination, (ii) holders of Class A Common Stock who elect to have their Class A Common Stock redeemed for cash upon the Closing of the Business Combination and (iii) the ownership and disposition of New Carmell common stock and New Carmell Public Warrants following the Business Combination. This discussion applies only to holders with respect to shares of Carmell Capital Stock and shares of Class A Common Stock and, after the completion of the Business Combination, New Carmell common stock and New Carmell Public Warrants, as the case may be, that hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property that is held for investment). Based upon and subject to the assumptions, qualifications and limitations set forth herein and in the opinion filed as Exhibit 8.1 to the registration statement of which this prospectus forms a part, the statements of law and legal conclusions set forth below in the section titled “Material Tax Considerations of the Business Combination to U.S. Holders of Carmell Capital Stock” represent the opinion of Troutman Pepper Hamilton Sanders LLP.

This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. No rulings have been or will be sought from the IRS concerning the tax consequences of the Business Combination, the redemption or any related matter. Accordingly, there can be no assurance that the IRS will not take a contrary position to that discussed below regarding the tax consequences of the Business Combination or the redemption discussed below, or that any such contrary position would not be sustained by the courts. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

The following discussion does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws and any applicable U.S. state or local or non-U.S. tax laws are not discussed.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Common Stock or Carmell Capital Stock or, following the Business Combination, New Carmell common stock, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more of the voting stock of Carmell, ALPA or, following the Business Combination, New Carmell by vote or value;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•

persons who hold or received Carmell Capital Stock, Class A Common Stock or New Carmell common stock, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation or pursuant to the exercise of an option or warrant;

•

persons who hold or received Carmell Capital Stock, Class A Common Stock or New Carmell common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	U.S. Holders of Carmell Capital Stock, Class A Common Stock or New Carmell common stock that hold such stock as Section 306 stock;

•	controlled foreign corporations and passive foreign investment companies;

•	holders of Dissenting Shares (as defined in the Business Combination Agreement);

•	tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts or pension plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by one or more qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Carmell Capital Stock, Class A Common Stock or, following the Business Combination, New Carmell common stock or New Carmell Public Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity and certain determinations made at the owner level. Accordingly, entities and arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the exchange of their Carmell Capital Stock for New Carmell common stock in the Business Combination or the redemption of their Class A Common Stock or the ownership and disposition of New Carmell common stock and New Carmell Public Warrants following the Business Combination, as applicable.

HOLDERS OF CARMELL CAPITAL STOCK, CLASS A COMMON STOCK OR, FOLLOWING THE BUSINESS COMBINATION, NEW CARMELL COMMON STOCK OR NEW CARMELL PUBLIC WARRANTS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Carmell Capital Stock, Class A Common Stock, New Carmell common stock or New Carmell Public Warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of Class A Common Stock that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Class A Common Stock will depend on whether the redemption qualifies as a sale of the Class A Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Class A Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Sale, Exchange or Other Disposition of New Carmell Common Stock and New Carmell Public Warrants” below.

The redemption of Class A Common Stock generally will qualify as a sale of Class A Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeemed U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Carmell or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Class A Common Stock actually owned by such U.S. Holder, but also other shares of that are constructively owned by such U.S. Holder. A redeemed U.S. Holder may constructively own, in addition to Class A Common Stock owned directly, Class A Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Class A Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the Public Warrants.

The redemption of Class A Common Stock generally will be “substantially disproportionate” with respect to a redeemed U.S. Holder if the percentage of ALPA’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of ALPA’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of the Class A Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Class A Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of the Class A Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Class A Common Stock owned by certain family members and such U.S. Holder does not constructively own any other Class A Common Stock. The redemption of Class A Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such

U.S. Holder’s proportionate interest in ALPA. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to Class A Common Stock, the U.S. federal income tax consequences of which are described under “Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Distributions on Shares of New Carmell common stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other shares constructively owned by it.

A U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption.

Material Tax Considerations of the Business Combination to U.S. Holders of Carmell Capital Stock

The Business Combination transaction may also be referred to herein and in the opinion included in exhibit 8.1 as the “Merger.”

Treatment of the Merger

The U.S. federal income tax consequences of the Merger to U.S. Holders of Carmell Capital Stock will depend on whether the Merger qualifies as a “reorganization” under the provisions of Section 368 of the Code. On the basis of certain facts, representations and assumptions (including factual representations provided by officers of Carmell and ALPA), and conditioned on the fact that consideration paid in respect of Dissenting Shares (as defined in the Business Combination Agreement) will not exceed 3% of the total value of all consideration paid with respect to the Company Shares, the Merger will qualify as a reorganization. In the Business Combination Agreement, each of Carmell and ALPA has agreed to, and to cause its affiliates to, use commercially reasonable efforts to qualify the Merger as a reorganization. The obligation of each of Carmell and ALPA to complete the Merger, however, is not conditioned upon the receipt of an opinion from counsel or the IRS regarding the qualification of the Merger as a “reorganization” within the meaning of section 368(a) of the Code. Furthermore, an opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Carmell nor ALPA will request a ruling from the IRS with respect to the tax treatment of the Merger. As a result, no assurance can be given that the IRS will not challenge the treatment of the Merger or that a court would not sustain such a challenge.

Except as otherwise noted, the following discussion is based upon the Merger being a reorganization within the meaning of section 368(a) of the Code.

U.S. Holders

If the Merger qualifies as a reorganization within the meaning of section 368(a) of the Code, a U.S. Holder will generally not recognize gain or loss for U.S. federal income tax purposes upon the exchange of Carmell Capital Stock for shares of New Carmell common stock pursuant to the Merger. A U.S. Holder’s aggregate tax basis in New Carmell common stock received pursuant to the Merger will equal the U.S. holder’s aggregate tax basis in the Carmell Capital Stock exchanged therefor. A U.S. Holder’s holding period in New Carmell common stock received pursuant to the Merger will include the holding period for its shares of Carmell Capital Stock surrendered in exchange therefor. U.S. Holders who hold shares of Carmell Capital Stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of New Carmell common stock received in the Merger. If a holder of Carmell Capital Stock owns both shares of Carmell preferred stock and shares of Carmell common stock or owns shares of different series of Carmell preferred stock, that U.S. Holder will be treated as having separately exchanged its shares of Carmell preferred stock or Carmell common stock, as applicable, for shares of New Carmell common stock.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. Holder who receives shares of New Carmell common stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. Holders who owned immediately before completion of the Merger at least 1% (by vote or value) of the total outstanding stock of Carmell, or Carmell “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Merger is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in and fair market value of such U.S. Holder’s shares of Carmell Capital Stock, and any such “securities” surrendered in the Merger, the date of completion of the Merger and the name and employer identification number of each of Carmell and ALPA.

If, notwithstanding the foregoing, the Merger does not qualify as a reorganization within the meaning of section 368(a) of the Code, a U.S. Holder generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value, at the time of the Merger, of the New Carmell common stock received in the Merger and such U.S. Holder’s tax basis in the Carmell Capital Stock surrendered in the Merger. Gain or loss must be calculated separately for each block of Carmell Capital Stock exchanged by such U.S. Holder for New Carmell common stock if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Carmell Capital Stock is more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in New Carmell common stock received in the Merger would be equal to the fair market value of such New Carmell common stock as of the effective time of the Merger, and such U.S. Holder’s holding period in such common stock would begin on the day following the Merger.

Information Reporting and Backup Withholding

A U.S. Holder of Carmell Capital Stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes in connection with the Merger. The current backup withholding rate is 24%. U.S. Holders of shares of Carmell Capital Stock should consult their tax advisors regarding the backup withholding and information reporting requirements in connection with the Merger. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. Holder may be subject to penalties imposed by the IRS.

Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants

Distributions on Shares of New Carmell common stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any distribution paid with respect to shares of New Carmell common stock, to the extent the distribution is paid out of New Carmell’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Carmell common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Carmell common stock and will be treated as described under “Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Sale, Exchange or Other Disposition of Shares of New Carmell common stock and New Carmell Public Warrants” below.

Dividends that New Carmell pays to a U.S. Holder that is a corporation generally will qualify for the dividends received deduction if the requisite holding period requirement is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Carmell pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Carmell common stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New Carmell common stock and New Carmell Public Warrants

Upon a sale or other taxable disposition of shares of New Carmell common stock or New Carmell Public Warrants which, in general, would include a redemption of shares of New Carmell common stock or New Carmell Public Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Carmell common stock or New Carmell Public Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Carmell common stock or New Carmell Public Warrants so disposed of. See “Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Exercise, Lapse or Redemption of New Carmell Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New Carmell Common Shares acquired pursuant to the exercise of a New Carmell Public Warrant.

Exercise, Lapse or Redemption of New Carmell Public Warrants

Except as discussed below with respect to the cashless exercise of a New Carmell Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Carmell common stock upon exercise of a New Carmell Public Warrant for cash. The U.S. Holder’s tax basis in the share of New Carmell common stock received upon exercise of the New Carmell Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Carmell Public Warrant, and the exercise price of such New Carmell Public Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Carmell common stock received upon exercise of the New Carmell Public Warrant will commence on the date of exercise of the New Carmell Public Warrant or the day following the date of exercise of the New Carmell Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Carmell Public Warrant. If a New Carmell Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New Carmell Public Warrant.

The tax consequences of a cashless exercise of a New Carmell Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Carmell common stock received generally should equal the U.S. Holder’s tax basis in the New Carmell Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Carmell common stock would be treated as commencing on the date of exercise of the New Carmell Public Warrant or the day following the date of exercise of the New Carmell Public Warrant. If the cashless exercise is treated as a recapitalization, the holding period of the shares of New Carmell common stock received would include the holding period of the New Carmell Public Warrants exercised therefor.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New Carmell Public Warrants having a value equal to the exercise price for the total number of New Carmell Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Carmell Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the New Carmell Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Carmell common stock received would equal the sum of the U.S. Holder’s tax basis in the New Carmell Public Warrants exercised, and the exercise price of such New Carmell Public Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Carmell common stock would commence on the date of exercise of the New Carmell Public Warrant or the day following the date of exercise of the New Carmell Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Carmell Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Carmell common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New Carmell Public Warrant occurring after New Carmell’s giving notice of an intention to redeem the New Carmell Public Warrants described in the section titled “Description of New Carmell’s Securities After the Business Combination—Warrants—Carmell Public Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Carmell redeemed such New Carmell Public Warrant for shares of New Carmell common stock or as an exercise of the New Carmell Public Warrant. If the cashless exercise of New Carmell Public Warrants for shares of New Carmell common stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New Carmell common stock received should equal the U.S. Holder’s tax basis in the New Carmell Public Warrants and the holding period of the shares of New Carmell common stock should include the holding period of the New Carmell Public Warrants. Alternatively, if the cashless exercise of a New Carmell Public Warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “Ownership and Disposition of New Carmell common stock and New Carmell Public Warrant—Exercise, Lapse or Redemption of New Carmell Public Warrants.” In the case of an exercise of a New Carmell Public Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “Ownership and Disposition of New Carmell common stock and New Carmell Public Warrant—Exercise, Lapse or Redemption of New Carmell Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New Carmell Public Warrant occurring after New Carmell has given notice of an intention to redeem the New Carmell Public Warrant as described above.

If New Carmell redeems New Carmell Public Warrants for cash or if New Carmell purchases New Carmell Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “Ownership and Disposition of New Carmell common stock and New Carmell Public Warrant—Sale, Exchange or Other Disposition of Shares of New Carmell common stock and New Carmell Public Warrants.”

Possible Constructive Distributions.

The terms of each New Carmell Public Warrant provide for an adjustment to the exercise price of the New Carmell Public Warrant or an increase in the shares of New Carmell common stock issuable on exercise in certain circumstances discussed in “Description of New Carmell’s Securities After the Business Combination—Warrants—Carmell Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New Carmell Public Warrants would, however, be treated as receiving a constructive distribution from New Carmell if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Carmell’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Carmell common stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New Carmell common stock which is taxable to them as described under “Ownership and Disposition of New Carmell common stock and New Carmell Public Warrant—Distributions on Shares of New Carmell common stock” above. For example, U.S. Holders of New Carmell Public Warrants would generally be treated as receiving a constructive distribution from New Carmell where the exercise price of the New Carmell Public Warrants is reduced in connection with the payment of certain dividends as described in “Description of New Carmell’s Securities After the Business Combination—Warrants—Carmell Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New Carmell Public Warrant received a cash distribution from New Carmell equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New Carmell Public Warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Carmell Public Warrant.

Information Reporting and Backup Withholding

Distributions with respect to the New Carmell common stock to a U.S. Holder (whether or not such distributions qualify as dividends for U.S. federal income tax purposes), constructive dividends deemed paid with respect to the New Carmell Public Warrants and proceeds from the sale, exchange or redemption of the New Carmell common stock and New Carmell Public Warrants by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding (currently at a 24% rate) may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, fails to furnish a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Class A Common Stock, Carmell Capital Stock, New Carmell common stock or New Carmell Public Warrants, as applicable, that is not a U.S. Holder.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of Class A Common Stock that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Class A Common Stock will depend on whether the redemption qualifies as a sale of the Class A Common Stock redeemed, as described above under “—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Class A Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—Non-U.S. Holders—Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Sale, Exchange or Other Disposition of Shares of New Carmell common stock and New Carmell Public Warrants.” If such a redemption does not qualify as a sale of Class A Common Stock, the Non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “Non-U.S. Holders—Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Distributions on Shares of New Carmell common stock.”

A Non-U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption.

Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants

Distributions on Shares of New Carmell common stock

In general, any distributions made to a Non-U.S. Holder with respect to shares of New Carmell common stock, to the extent paid out of New Carmell’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an applicable IRS Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Carmell common stock and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Carmell common stock, which will be treated as described below under “Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants — Sale, Exchange or Other Disposition of Shares of New Carmell common stock and New Carmell Public Warrants.”

Dividends paid by New Carmell to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale, Exchange or Other Disposition of Shares of New Carmell common stock and New Carmell Public Warrants

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Carmell common stock or New Carmell Public Warrants unless:

(i)

such Non-U.S. Holder is an individual who was present in the United States for a period or periods aggregating 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States to which such gain is attributable), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rate applicable to U.S. Holders, and, if the

Non-U.S. Holder is a corporation, also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items; or

(iii)

New Carmell is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period and either (A) the shares of New Carmell common stock has ceased to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time, during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period, more than 5% of outstanding shares of New Carmell common stock.

If paragraph (iii) above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of shares of New Carmell common stock or New Carmell Public Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Carmell common stock or New Carmell Public Warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Carmell will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Carmell is, or has been at any time since its formation, a “U.S. real property holding corporation,” and we do not expect New Carmell to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determinations are factual and in nature and subject to change and no assurance can be provided as to whether New Carmell will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New Carmell Public Warrants

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a New Carmell Public Warrant, or the lapse of a New Carmell Public Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Exercise, Lapse or Redemption of New Carmell Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders—Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Sale, Exchange or Other Disposition of Shares of New Carmell common stock and New Carmell Public Warrants.” If New Carmell redeems New Carmell Public Warrants for cash or if it purchases New Carmell Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the Non-U.S. Holder, the consequences of which would be similar to those described above under “Non-U.S. Holders—Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Sale, Exchange or Other Disposition of Shares of New Carmell common stock and New Carmell Public Warrants.”

Possible Constructive Distributions.

The terms of each New Carmell Public Warrant provide for an adjustment to the exercise price of the New Carmell Public Warrant or an increase in the shares of New Carmell common stock issuable on exercise in certain circumstances discussed in “Description of New Carmell’s Securities After the Business Combination—Warrants—Carmell Public Warrants.” As described above under “—U.S. Holders—Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Possible Constructive Distributions,” certain adjustments with respect to the Public Warrants can give rise to a constructive distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a cash distribution from New Carmell equal to the fair market value of such increased interest, the consequences of which would be similar to those described above under “Non-U.S. Holders—Ownership and Disposition of New Carmell common stock and New Carmell Public Warrants—Distributions on Shares of New Carmell common stock.” If withholding applies to any constructive distribution received by a Non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the Non-U.S. Holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New Carmell Public Warrants are complex, and Non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Carmell Public Warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Carmell common stock and New Carmell Public Warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. In addition, redemption proceeds that are treated as proceeds from a sale or other taxable disposition of New Carmell common stock and New Carmell Public Warrants within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from the sale, exchange or other taxable disposition of New Carmell common stock or and New Carmell Public Warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished by such Non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Class A Common Stock, Carmell Capital Stock, New Carmell Public Warrants and shares of New Carmell common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or, (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class A Common Stock, Carmell Capital Stock, New Carmell Public Warrants and shares of New Carmell common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Class A Common Stock, Carmell Capital Stock, New Carmell Public Warrants and shares of New Carmell common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Class A Common Stock, Carmell Capital Stock, shares of New Carmell common stock or New Carmell Public Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Class A Common Stock, Carmell Capital Stock, New Carmell Public Warrants or shares of New Carmell common stock.

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ALPA will be treated as the acquired company for financial reporting purposes; whereas, Carmell will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Carmell issuing stock for the net assets of ALPA, accompanied by a recapitalization. The net assets of ALPA will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Carmell. Carmell has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•	it is expected that the New Carmell Board will consist of up to nine directors, up to seven of whom shall be designated by Carmell and two of whom will be designated by ALPA;

•	Carmell’s existing senior management team will comprise the senior management of the Combined Company; and

•	Carmell’s operations prior to the Business Combination will comprise the ongoing operations of New Carmell.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination.

Required Vote of ALPA Stockholders

The approval of the Business Combination Proposal, will require the affirmative vote of the holders of a majority of the outstanding shares of ALPA Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. Additionally, the Business Combination will not be consummated if ALPA has less than $5,000,001 of net tangible assets after taking into account the redemption into cash of all Public Shares properly demanded to be redeemed by Public Stockholders.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ALPA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of ALPA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ALPA and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ALPA’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of ALPA and Carmell, adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refer to New Carmell and its consolidated subsidiaries after giving effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023, combines the historical balance sheet of ALPA as of March 31, 2023, and the historical balance sheet of Carmell as of March 31, 2023, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023, combines the historical statements of operations of ALPA for the three months ended March 31, 2023, and the historical statements of operations of Carmell for the three months ended March 31, 2023 on a pro forma basis as if the Business Combination, the other events contemplated by the Business Combination Agreement and the financing transaction had been consummated on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical statements of operations of ALPA for the year ended December 31, 2022, and the historical statements of operations of Carmell for the year ended December 31, 2022 on a pro forma basis as if the Business Combination, the other events contemplated by the Business Combination Agreement and the financing transaction had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•

the historical unaudited condensed consolidated financial statements of ALPA as of and for the three months ended March 31, 2023, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of ALPA as of and for the year ended December 31, 2022, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•

the historical unaudited condensed financial statements of Carmell as of and for the three months ended March 31, 2023, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of Carmell as of and for the year ended December 31, 2022, and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•

other information relating to ALPA and Carmell contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “Proposal 1: The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Information about ALPA — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information about Carmell — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On January 4, 2023, ALPA, Merger Sub (a wholly owned subsidiary of ALPA) and Carmell entered into the Business Combination Agreement pursuant to which Merger Sub will merge with and into Carmell, with Carmell surviving the Merger. Carmell will become a wholly owned subsidiary of ALPA and ALPA will immediately be renamed “Carmell Therapeutics Corporation” Upon the consummation of the Business Combination, the Business Combination Consideration will be distributed as follows (in each case, rounded down to the nearest whole share):

•

each outstanding share of Carmell common stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to the Exchange Ratio (rounded down to the nearest whole share);

•

each outstanding share of Carmell preferred stock will be cancelled and converted into the right to receive a number of shares of New Carmell common stock equal to (A) the aggregate number of shares of Carmell common stock that would be issued upon conversion of the shares of Carmell preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (rounded down to the nearest whole share); and

•

each outstanding Carmell option or Carmell warrant will be converted into an option or warrant, as applicable, to purchase a number of shares of New Carmell common stock equal to (A) the number of shares of Carmell common stock subject to such option or warrant multiplied by (B) the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio (rounded down to the nearest whole share). Each option and warrant to purchase shares of New Carmell common stock will otherwise be subject to the same terms as the Carmell option and Carmell warrants, as applicable, prior to such conversion.

On May 1, 2023, Sandstone Asset Management notified ALPA that it intends to stay invested in its anchor investor position through the Closing of the merger. As of May 1, 2023, Sandstone Asset Management held 1,020,520 shares of Class A Common Stock and 285,875 warrants. ALPA filed an 8-K on May 2, 2023 to notify investors of Sandstone’s commitment.

On May 5, 2023, ALPA entered into a Letter of Intent for a Common Stock Purchase Agreement with the ELOC Investor. Pursuant to the Common Stock Purchase Agreement and subject to (i) the consummation of the transactions contemplated in the Business Combination Agreement, (ii) the payment of the Commitment Fee in the amount of $218,750 payable in Commitment Shares and (iii) the satisfaction of the other customary conditions set forth in the Common Stock Purchase Agreement, the Combined Company will have the right, after the Closing Date from time to time, to sell to the ELOC Investor up to $25.0 million worth of shares of New Carmell Class A Common Stock subject to certain limitations, including caps on exchanges and issuances based on trading volumes and certain beneficial ownership limitations, as set forth in the Common Stock Purchase Agreement. The purchase price of the shares of Common Stock that the Combined Company may elect to sell from time to time under the terms of the Common Stock Purchase Agreement will be determined by reference to the lowest daily VWAP of the Common Stock during the three (3) consecutive trading days beginning on the date on which the ELOC Investor receives a Purchase Notice under the Common Stock Purchase Agreement, multiplied by 0.970 (representing a discount to the market price of such shares as of the date of such purchase. Each Purchase Notice may be in an amount of shares equal to the lesser of (i) 100% of the average daily trading volume in New Carmell Class A Common Stock on the Applicable Exchange for the five (5) consecutive trading day period ending on (and including) the trading day immediately preceding the applicable purchase date; (ii) the product (rounded up or down to the nearest whole number) obtained by multiplying (A) the daily trading volume in the New Carmell Class A Common Stock on the Applicable Exchange on the applicable purchase date by (B) 0.40; and (iii) the quotient (rounded up or down to the nearest whole number) obtained by dividing (A) $5,000,000 by (B) the VWAP on the Applicable Exchange on the trading day immediately preceding the applicable purchase date (in each case to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the applicable period). “VWAP”

means, for any trading day, the daily volume weighted average price of New Carmell Class A Common Stock for such date on the securities listing exchange on which New Carmell Class A Common Stock is trading as of such date during regular trading hours as reported by Bloomberg L.P. The Common Stock Purchase Agreement will commence on the date of the initial satisfaction of all conditions under the Common Stock Purchase Agreement and will continue until the first day of the month next following the 12-month anniversary of the Closing Date, subject to earlier termination under certain circumstances. The Common Stock Purchase Agreement will provide for reimbursement of all of the ELOC Investor’s reasonable out-of-pocket expenses. ALPA also intends to enter into the Equity Line RRA with the ELOC Investor, pursuant to which, within 30 days following the Closing Date, the Combined Company will be obligated to file the Initial Registration Statement with the SEC under the Securities Act to register the resale of the shares of Common Stock that may be sold by the Combined Company under the Common Stock Purchase Agreement. For further information on the Common Stock Purchase Agreement and the Equity Line RRA, see “Proposal 1: The Business Combination Proposal—Related Agreements,” in this prospectus/proxy statement.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, ALPA will be treated as the acquired company and Carmell will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Carmell will represent a continuation of the financial statements of Carmell, with the Business Combination treated as the equivalent of Carmell issuing stock for the net assets of ALPA, accompanied by a recapitalization. The net assets of ALPA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Carmell. Carmell has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•	it is expected that the New Carmell Board will consist of up to nine directors, up to seven of whom shall be designated by Carmell and two of whom shall be designated by ALPA;

•	Carmell’s existing senior management team will comprise the senior management of the Combined Company; and

•	Carmell’s operations prior to the Business Combination will comprise the ongoing operations of New Carmell as ALPA had minimal operations pre-combination.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Carmell upon consummation of the Business Combination in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Carmell following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. ALPA and Carmell have not had any historical relationship prior to the transactions discussed in this proxy statement/prospectus. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the ALPA stockholders approve the Business Combination. Pursuant to ALPA’s current Charter, the Public Stockholders may elect to redeem their Public Shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. ALPA cannot predict how many of its Public Stockholders will exercise their right to redeem their Public Shares for cash. Therefore, the unaudited pro forma condensed combined financial information present two redemption scenarios as follows:

•	Assuming No Redemption — this scenario assumes that no Public Stockholders of ALPA exercise redemption rights with respect to their Public Shares; and

•

Assuming Maximum Redemption — this scenario assumes that 14,423,583 shares of ALPA Class A Common Stock are redeemed at an assumed redemption price of approximately $10.25 per share based on the funds held in the Trust Account available for redemptions as of March 31, 2023 of approximately $147.9 million. The redemptions exclude 1,020,520 shares of Class A Common Stock held by Sandstone Asset Management, which notified ALPA on May 1, 2023 that it intends to stay invested in its anchor investor position through the Closing. As a result, the amount of the funds available for satisfaction of redemption requests under the maximum redemption scenario excludes $10,464,753 related to the commitment from Sandstone Asset Management. In addition, per the terms of the Merger Agreement, ALPA may not redeem Public Shares unless ALPA’s net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of the initial business combination. To satisfy this requirement, the maximum redemption scenario assumes a cash draw down of $8,344,237 and the related issuance of 869,066 shares (including 21,551 Commitment Shares) of Class A Common stock pursuant to the Equity Line of Credit.

The two redemption scenarios assumed in the unaudited pro forma condensed combined balance sheet and statement of operations do not include adjustments for the 3,861,026 outstanding Public Warrants issued in connection with ALPA’s Initial Public Offering as such securities are not exercisable until 30 days after the Closing.

The convertible notes of Carmell were assumed to be fully settled at the merger date under the No Redemption and the Maximum Redemption scenarios.

	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership
New Carmell Class A public shares	15,907,985	49.81%	1,484,402	8.08%
Founder Shares	3,861,026	12.09%	3,861,026	21.03%
New Carmell shares issued in merger to Carmell	12,146,460	38.03%	12,146,460	66.15%
New Carmell shares issued to ELOC Investor	21,551	0.07%	869,066	4.73%

Shares outstanding	31,937,022	100.00%	18,360,954	100.00%

The following summarizes the pro forma New Carmell common stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios:

(1)	All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.

The pro forma table above excludes New Carmell shares reserved for the future exercises of Carmell options and warrants.

The following table summarizes the total New Carmell shares issuable to the Carmell shareholders in both the no redemption and maximum redemption scenarios as of March 31, 2023:

	Shares	%
Common Stockholders	909,994	6.1%
Series A Preferred Stockholders	2,007,461	13.4%
Series B Preferred Stockholders	2,861,345	19.1%
Series C-1 Preferred Stockholders	431,152	2.9%
Series C-2 Preferred Stockholders	5,911,508	39.3%
2022 Note Holder	25,000	0.2%
Reserved for stock option exercises	2,340,250	15.6%
Reserved for Warrants exercises	513,290	3.4%

Total	15,000,000	100.0%

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2023

(in thousands)

			Assuming No Redemption Scenario			Assuming Maxium Redemption Scenario
	ALPA (Historical)	Carmell (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Current assets:
Cash	$16	$27	$158,369	(1)	$152,352	$(147,904)		(10)	$12,792
			(2,542)	(4)		8,344		(11)
			(3,518)	(9)
Deferred offering costs	—	1,055	(1,055)	(4)	—	—			—
Prepaid expenses	111	7	—		118	—			118
Other current assets	—	17	—		17	—			17

Total current assets	127	1,106	151,254		152,487	(139,560)			12,927
Marketable securities held in trust account	158,369	—	(158,369)	(1)	—	—			—
Operating lease right-of-use assets, net	—	823	—		823	—			823
Intangible assets, net of accumulated	—	28	—		28	—			28
Property and equipment, net	—	232	—		232	—			232

Total assets	$158,496	$2,189	$(7,115)		$153,570	$(139,560)			$14,010

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$2,958	$—		$2,958	$—			$2,958
Note payable	—	—	—		—	—			—
Accrued expenses	1,817	1,282	—		3,099	—			3,099
Due to related party	71	—	—		71	—			71
Income taxes payable	735	—	—		735	—			735
Accrued interest—non-related parties	—	740	(740)	(9)	—	—			—
Promissory notes, net of debt discount	—	370	—		370	—			370
Convertible notes payable, current	—	2,778	(2,778)	(9)	—	—			—
Derivative liabilities	—	1,152	(1,152)	(9)	—	—			—
Lease liability, current	—	132	—		132	—			132

Total current liabilities	2,623	9,412	(4,670)		7,365	—			7,365
Lease liability, net of current portion	—	794	—		794	—			794

Total liabilities	2,623	10,206	(4,670)		8,159	—			8,159
Commitments and contingencies
Class A common stock subject to possible redemption	157,181	—	(157,181)	(2)	—	—			—
Redeemable Convertible Preferred stock
Series A Preferred stock	—	7,789	(7,789)	(3)	—	—			—
Series B Preferred stock	—	7,025	(7,025)	(3)	—	—			—
Series C-1 Preferred stock	—	791	(791)	(3)	—	—			—
Series C-2 Preferred stock	—	16,122	(16,122)	(3)	—	—			—

Total redeemable convertible preferred stock	—	31,727	(31,727)		—	—			—
Stockholders’ (deficit) equity
Class A common stock	—	—	1	(2)	3	(1	) (10)		2
			1	(3)
			1	(6)
Class B common stock	1	—	(1)	(6)	—	—			—
Common stock	—	15	(15)	(7)	—	—			—
Additional paid-in-capital	—	4,764	157,180	(2)	189,029	(147,903)		(10)	49,470
			31,726	(3)		8,344		(11)
			(1,347)	(4)

			Assuming No Redemption Scenario			Assuming Maxium Redemption Scenario
	ALPA (Historical)	Carmell (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
			3,563	(5)
			15	(7)
			(7,122)	(8)
			250	(9)
Accumulated (deficit) equity	(1,309)	(44,523)	(2,250)	(4)	(43,621)	—	(43,621)
			(3,563)	(5)
			7,122	(8)
			902	(9)

Total stockholders’ (deficit) equity	(1,308)	(39,744)	186,463		145,411	(139,560)	5,851

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$158,496	$2,189	$(7,115)		$153,570	$(139,560)	$14,010

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

(1)	Reflects the liquidation and reclassification of cash and marketable securities held in the Trust Account that becomes available for general use by New Carmell following the Business Combination.
(2)	Reflects the transfer of ALPA’s Class A Common Stock subject to possible redemptions as of March 31, 2023 to permanent equity.
(3)

Reflects the exchange of all Carmell preferred stock (Series A preferred, Series B preferred, and Series C preferred) into New Carmell common stock pursuant to the conversion rate for such shares of Carmell preferred stock effective immediately prior to the Closing.

(4)

Reflects the preliminary estimated payment of direct and incremental transaction costs incurred prior to or concurrent with the Business Combination of approximately $3.6 million (exclusive of the deferred underwriters’ discount discussed below) which are to be cash settled upon Closing in accordance with the Business Combination Agreement. Transaction costs includes legal, accounting, financial advisory and other professional fees related to the Business Combination. Of the total cash transaction costs of approximately $3.6 million, approximately $1.3 million were incurred by Carmell and charged to additional paid-in capital and approximately $2.3 million were incurred by ALPA and charged to expenses through accumulated deficit.

(5)

Reflects the non-cash transaction costs including: (a) $3.2 million representing the fair value of the Risk Incentive Private Shares to be recorded as a capital contribution from the Sponsor upon the closing of the initial Business Combination and (b) the non-cash charge of $0.4 million representing the compensation expense attributable to shares of Class B common stock transferred by the Sponsor to each of the three independent director nominees as compensation for their service on the board of directors, which awards vest simultaneously with the closing of an initial Business Combination.

(6)	Reflects the conversion of ALPA’s Class B Common Stock to Class A Common Stock.
(7)	Reflects the recapitalization of equity as a result of the exchange of Carmell common stock for Class A Common Stock at the Exchange Ratio.
(8)	Reflects the elimination of ALPA’s accumulated deficit to additional paid-in capital.
(9)

Reflects the settlement of the Convertible Notes upon the closing of the Business Combination. The Convertible Notes were assumed to be fully settled at the merger date under the No Redemption and the Maximum Redemption scenarios.

(10)	Reflects the cash disbursement for the redemption of 14,423,583 shares of Class A Common Stock at a redemption price of approximately $10.25 per share, totaling approximately $147.9 million, under the maximum redemption scenario. The redemptions exclude 1,020,520 shares of Class A Common Stock (and the corresponding amount of approximately $10.5 million held in the Trust Account) held by Sandstone Asset Management, which notified ALPA on May 1, 2023 that it intends to stay invested in its anchor investor position through the Closing.
(11)

Reflects the net proceeds of $8,344,205 from an equity line of credit to be drawn upon under the maximum redemption scenario in order to satisfy the net tangible assets requirement in the Merger Agreement. Per the terms of the Merger Agreement, ALPA may not redeem Public Shares unless ALPA’s net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of the initial business combination. The pro forma adjustment reflects the issuance of 869,066 New Carmell Class A Common Stock shares as a result of the draw down on the Equity Line of Credit, including 847,515 shares issued at $9.85 (based on the market price of ALPA common stock on March 31, 2023 of $10.15 less 3% Equity Line of Credit fees), and 21,551 of Commitment Shares. The issuance of the Commitment Shares, which represents an equity issuance cost, is reflected as an increase and simultaneous decrease to additional paid-in capital.

The computations of the pro forma net tangible assets under the no redemption and maximum redemption scenarios are as follows:

(in thousands)	Assuming No Redemption	Assuming Maximum Redemption
Total stockholders’ equity (deficit)	145,411	5,851
Intangible assets	(851)	(851)

Proforma net tangible assets	144,560	5,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2023

(in thousands, except share and per share data)

			Assuming No Redemption			Assuming Maximum Redemption
	ALPA (Historical)	Carmell (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative	756	510	—		1,266	—	1,266
Research and development	—	741	—		741	—	741
Depreciation and amortization	—	24	—		24	—	24

Total operating expenses	756	1,275	—		2,031	—	2,031
Loss from operations	(756)	(1,275)	—		(2,031)	—	(2,031)
Other income (expense)
Dividend and interest income	1,675	—	(1,675	)(1)	—	—	—
Other income	—	35	—		35	—	35
Change in fair value of derivative liabilities	—	(325)	—		(325)	—	(325)
Interest expense, non-related party	—	(263)	263	(2)	—	—	—
Amortization of debt discount	—	(1)	—		(1)	—	(1)

Net income (loss) before income taxes	919	(1,829)	(1,412)		(2,322)	—	(2,322)
Income tax provision	(343)	—	—		(343)	—	(343)

Net income (loss)	$576	$(1,829)	$(1,412)		$(2,665)	$—	$(2,665)

Weighted average shares outstanding of Carmell common stock - basic and diluted		18,303,103
Basic and diluted net loss per share - Carmell common stock		$(0.12)

Weighted average shares outstanding of Class A common stock subject to possible redemption - basic and diluted	15,444,103
Basic and diluted net loss per share - Class A common stock subject to possible redemption	$0.03

Weighted average shares outstanding of Class B common stock - basic and diluted	3,861,026
Basic and diluted net loss per share - Class B common stock	$0.03

Weighted average shares outstanding of Class A common stock - basic and diluted	463,882				32,169,435		18,593,367
Basic and diluted net loss per share - Class A common stock	$0.03				$(0.08)		$(0.14)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 are as follows:

(1)	Reflects an adjustment to eliminate interest income related to the Trust Account.
(2)

Represents the elimination of the interest expense incurred in relation to the Convertible Notes, as they are assumed to have been settled upon the closing of the Business Combination as of January 1, 2022 for pro forma purposes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

			Assuming No Redemption			Assuming Maxium Redemption
	ALPA (Historical)	Carmell (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative	1,651	3,218	394	(3)	5,263	—	5,263
Research and development	—	2,196	—		2,196	—	2,196
Depreciation and amortization	—	94	—		94	—	94
Transaction costs	—	—	2,250	(2)	5,419	—	5,419
			3,169	(3)

Total operating expenses	1,651	5,508	5,813		12,972	—	12,972
Loss from operations	(1,651)	(5,508)	(5,813)		(12,972)	—	(12,972)
Other income (expense)
Dividend and interest income	2,247	—	(2,247	)(1)	—	—	—
Other income	—	11	—		11	—	11
Change in fair value of derivative liabilities	—	1,259	—		1,259	—	1,259
Loss on debt extinguishment	—	(1,065)	—		(1,065)	—	(1,065)
Interest expense, related party	—	(52)	—		(52)	—	(52)
Interest expense, non-related party	—	(1,652)	—		(1,652)	—	(1,652)
Amortization of debt discount	—	(2,044)	—		(2,044)	—	(2,044)
Gain on the settlement of the Convertible Notes	—	—	902	(4)	902	—	902

Net income (loss) before income taxes	596	(9,051)	(7,158)		(15,613)	—	(15,613)
Income tax provision	(391)	—	—		(391)	—	(391)

Net income (loss)	$205	$(9,051)	$(7,158)		$(16,004)	$—	$(16,004)

Weighted average shares outstanding of Carmell common stock - basic and diluted		28,546,036
Basic and diluted net loss per share - Carmell common stock		$(0.34)

Weighted average shares outstanding of Class A common stock subject to possible redemption - basic and diluted	15,444,103
Basic and diluted net loss per share - Class A common stock subject to possible redemption	$0.01

Weighted average shares outstanding of Class B common stock - basic and diluted	3,861,026
Basic and diluted net loss per share - Class B common stock	$0.01

Weighted average shares outstanding of Class A common stock - basic and diluted	463,882				32,169,435		18,593,367
Basic and diluted net loss per share - Class A common stock	$0.01				$(0.50)		$(0.86)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

(1)	Reflects an adjustment to eliminate interest income related to the Trust Account.
(2)

Represents the transaction costs expected to be incurred by ALPA. Since the Business Combination is expected to be accounted for as a reverse merger and recapitalization of Carmell into ALPA, the costs incurred by ALPA to consummate the merger are expensed as incurred. This adjustment is non-recurring in nature and is not expected to have a continuing effect on future period statements of operations.

(3)

Represents approximately $3.6 million on non-cash costs including: (a) approximately $3.2 million of transaction costs representing the fair value of the Risk Incentive Private Shares to be recorded as a capital contribution from the Sponsor upon the closing of the initial Business Combination and (b) the non-cash expense of approximately $0.4 million representing the compensation expense attributable to shares of Class B common stock transferred by the Sponsor to each of the three independent director nominees as compensation for their service on the board of directors, which awards vest simultaneously with the closing of an initial Business Combination. This adjustment is non-recurring in nature and is not expected to have a continuing effect on future period statements of operations.

(4)

Represents approximately $0.9 million gain on the settlement of the Convertible Notes upon the closing of the Business Combination. Refer to adjustment 9 on the unaudited pro forma condensed combined balance sheet as of March 31, 2023. This adjustment is non-recurring in nature and is not expected to have a continuing effect on future period statements of operations.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ALPA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Carmell will represent a continuation of the financial statements of Carmell, and the Business Combination will be treated as the equivalent of Carmell issuing stock for the net assets of ALPA, accompanied by a recapitalization. The net assets of ALPA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Carmell.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023, combines the historical balance sheet of ALPA as of March 31, 2023, and the historical balance sheet of Carmell as of March 31, 2023, on a pro forma basis as if the Business Combination, the other events contemplated by the Business Combination Agreement and financing transaction had been consummated on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023, combines the historical statements of operations of ALPA for the three months ended March 31, 2023, and the historical statements of operations of Carmell for the three months ended March 31, 2023 on a pro forma basis as if the Business Combination, the other events contemplated by the Business Combination Agreement and financing transaction had been consummated on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical statements of operations of ALPA for the year ended December 31, 2022, and the historical statements of operations of Carmell for the year ended December 31, 2022 on a pro forma basis as if the Business Combination, the other events contemplated by the Business Combination Agreement and financing transaction had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•

the historical unaudited condensed consolidated financial statements of ALPA as of and for the three months ended March 31, 2023, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of ALPA as of and for the year ended December 31, 2022, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•

the historical unaudited condensed financial statements of Carmell as of and for the three months ended March 31, 2023, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of Carmell as of and for the year ended December 31, 2022, and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•

other information relating to ALPA and Carmell contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “Proposal 1: The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Information about ALPA — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information about Carmell — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this proxy statement/prospectus. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred by Carmell prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the New Carmell’s additional paid-in capital and are assumed to be cash settled. Since the Business Combination is expected to be accounted for as a reverse merger and recapitalization of Carmell into ALPA, the costs incurred by ALPA to consummate the merger are expensed as incurred.

2. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Carmell upon consummation of the Business Combination in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Carmell following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. ALPA and Carmell have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the ALPA stockholders approve the Business Combination. Pursuant to its existing charter, ALPA will provide stockholders the opportunity to redeem the outstanding shares of common stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement (including interest earned on the funds held in the Trust Account, net of taxes) upon the closing of the transactions contemplated by the Merger Agreement.

The level of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Public Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the consummation of the Business Combination.

The following summarizes the pro forma shares of New Carmell Class A Common Stock issued and outstanding immediately after the Business Combination, presented under the above scenarios:

	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership
New Carmell Class A public shares	15,907,985	49.81%	1,484,402	8.08%
Founder Shares	3,861,026	12.09%	3,861,026	21.03%
New Carmell shares issued in merger to Carmell	12,146,460	38.03%	12,146,460	66.15%
New Carmell shares issued to ELOC Investor	21,551	0.07%	869,066	4.73%

Shares outstanding	31,937,022	100.00%	18,360,954	100.00%

(1)	All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.

The pro forma table above excludes New Carmell shares reserved for the future issuance of Carmell vested options and warrants.

The following table summarizes the total New Carmell shares issuable to the Carmell shareholders in both the no redemption and maximum redemption scenarios as of March 31, 2023:

	Shares	%
Common Stockholders	909,994	6.1%
Series A Preferred Stockholders	2,007,461	13.4%
Series B Preferred Stockholders	2,861,345	19.1%
Series C-1 Preferred Stockholders	431,152	2.9%
Series C-2 Preferred Stockholders	5,911,508	39.3%
2022 Note Holder	25,000	0.2%
Reserved for stock option exercises	2,340,250	15.6%
Reserved for Warrants exercises	513,290	3.4%

Total	15,000,000	100.0%

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

The pro forma basic and diluted income per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.

3. Loss per Share

Represents the net loss per share calculated using the historical shares of ALPA Common Stock outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming all shares were outstanding since January 1, 2022. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. Under the maximum redemption scenario, the shares assumed to be redeemed by the Public Stockholders are eliminated as of January 1, 2022. The stock options and warrants were excluded in the earnings per share calculation as they would be anti-dilutive.

	Three Months Ended March 31, 2023 Pro Forma Combined
(in thousands, except share and per-share data)	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$(2,665)	$(2,665)
Weighted average shares outstanding-basic and diluted	32,169,435	18,593,367
Net loss per share-basic and diluted (1)	$(0.08)	$(0.14)

New Carmell Class A shares	15,907,985	1,484,402
Founder Shares (2)	3,861,026	3,861,026
New Carmell shares issued in merger to Carmell	12,146,460	12,146,460
New Carmell shares issued to ELOC Investor	21,551	869,066
Common stock warrants exercisable at $0.01 per share	232,413	232,413

Shares outstanding	32,169,435	18,593,367

(1)

Includes 232,413 common stock warrants exercisable into 232,413 Class A common stock shares of New Carmell at $0.01 per share. The remaining outstanding warrants and stock options of New Carmell are anti- dilutive and are not included in the calculation of basic or diluted net loss per share.

(2)	All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.

	Year Ended December 31, 2022 Pro Forma Combined
(in thousands, except share and per-share data)	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$(16,004)	$(16,004)
Weighted average shares outstanding-basic and diluted	32,169,435	18,593,367
Net loss per share-basic and diluted (1)	$(0.50)	$(0.86)

New Carmell Class A shares	15,907,985	1,484,402
Founder Shares (2)	3,861,026	3,861,026
New Carmell shares issued in merger to Carmell	12,146,460	12,146,460
New Carmell shares issued to ELOC Investor	21,551	869,066
Common stock warrants exercisable at $0.01 per share	232,413	232,413

Shares outstanding	32,169,435	18,593,367

(1)

Includes 232,413 common stock warrants exercisable into 232,413 Class A common stock shares of New Carmell at $0.01 per share. The remaining outstanding warrants and stock options of New Carmell are anti- dilutive and are not included in the calculation of basic or diluted net loss per share.

(2)	All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.

The following outstanding shares of common stock equivalents are excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented as they have an anti-dilutive effect.

	For the Three Months Ended March 31, 2023
	Pro Forma Combined
	Assuming No Redemption	Assuming Maximum Redemption
ALPA Public Warrants	3,861,026	3,861,026
ALPA Private Warrants	115,971	115,971
Carmell Series B Preferred Stock Warrants	51,429	51,429
Carmell Series C-1 Preferred Stock Warrants	199,483	199,483
Carmell Stock Options	2,340,250	2,340,250
Carmell Common Stock Warrants	29,965	29,965

Total	6,598,124	6,598,124

	For the Year Ended December 31, 2022
	Pro Forma Combined
	Assuming No Redemption	Assuming Maximum Redemption
ALPA Public Warrants	3,861,026	3,861,026
ALPA Private Warrants	115,971	115,971
Carmell Series B Preferred Stock Warrants	51,429	51,429
Carmell Series C-1 Preferred Stock Warrants	199,483	199,483
Carmell Stock Options	2,340,250	2,340,250
Carmell Common Stock Warrants	29,965	29,965

Total	6,598,124	6,598,124

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following tables set forth:

•	historical per share information of ALPA for the three months ended March 31, 2023 and the year ended December 31, 2022;

•	historical per share information of Carmell for the three months ended March 31, 2023 and the year ended December 31, 2022;

•

unaudited pro forma per share information of the combined company for the three months ended March 31, 2023 and the year ended December 31, 2022, after giving effect to the Business Combination, as follows:

Assuming No Redemption: This presentation assumes that no public stockholders of ALPA exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

Assuming Maximum Redemption: This presentation assumes that 14,423,583 shares of ALPA Class A Common Stock are redeemed at an assumed redemption price of approximately $10.25 per share based on the funds held in the Trust Account available for redemptions as of March 31, 2023 of approximately $147.9 million. The redemptions exclude 1,020,520 shares of Class A Common Stock held by Sandstone Asset Management, which notified ALPA on May 1, 2023 that it intends to stay invested in its anchor investor position through the Closing. As a result, the amount of the funds available for satisfaction of redemption requests under the maximum redemption scenario excludes $10,464,753 related to the commitment from Sandstone Asset Management. In addition, per the terms of the Merger Agreement, ALPA may not redeem Public Shares unless ALPA’s net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of the initial business combination. To satisfy this requirement, the maximum redemption scenario assumes a cash draw down of $8.344,205 and the related issuance of 869,066 shares of Class A Common stock (including 21,551 Commitment Shares) under the Equity Line of Credit.

The following tables should be read in conjunction with the summary historical financial information included elsewhere in this proxy statement/information statement/prospectus, and the historical financial statements of ALPA and Carmell and the related notes thereto that are included elsewhere in this proxy statement/information statement/prospectus. The unaudited ALPA and Carmell pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/ information statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the periods presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of ALPA and Carmell would have been had the companies been combined during the periods presented.

			Combined Pro Forma		Carmell Equivalent Per Share Pro Forma (b)
	ALPA (Historical)	Carmell (Historical)	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
As of and for the three months ended March 31, 2023
March 31, 2023 book value per share (a)	$(0.30)	$(2.17)	$4.52	$0.31	$0.35	$0.02
Weighted average shares:
Weighted average shares outstanding of Class A common stock subject to possible redemption—basic and diluted	15,444,103	—	—	—	—	—
Weighted average shares outstanding of Class A common stock—basic and diluted	463,882	—	—	—	—	—
Weighted average shares outstanding of Class B common stock—basic and diluted	3,861,026	—	—	—	—	—
Weighted average shares outstanding of Carmell common stock—basic and diluted	—	18,303,103	32,169,435	18,593,367	—	—
Loss per share:
Basic and diluted net loss per share—Class A common stock subject to possible redemption	$0.03	$—	$—	$—	$—	$—
Basic and diluted net loss per share—Class A common stock	$0.03	$—	$—	$—	$—	$—
Basic and diluted net loss per share—Class B common stock	$0.03	$—	$—	$—	$—	$—
Basic and diluted net loss per share—Carmell common stock	$—	$(0.12)	$(0.08)	$(0.14)	$(0.01)	$(0.01)
As of and for the year ended December 31, 2022
Weighted average shares:
Weighted average shares outstanding of Class A common stock subject to possible redemption—basic and diluted	15,444,103	—	—	—	—	—
Weighted average shares outstanding of Class A common stock—basic and diluted	463,882	—	—	—	—	—
Weighted average shares outstanding of Class B common stock—basic and diluted	3,861,026	—	—	—	—	—
Weighted average shares outstanding of Carmell common stock—basic and diluted	—	28,546,036	32,169,435	18,593,367	—	—
Loss per share:
Basic and diluted net loss per share—Class A common stock subject to possible redemption	$0.01	$—	$—	$—	$—	$—
Basic and diluted net loss per share—Class A common stock	$0.01	$—	$—	$—	$—	$—
Basic and diluted net loss per share—Class B common stock	$0.01	$—	$—	$—	$—	$—
Basic and diluted net loss per share—Carmell common stock	$—	$(0.34)	$(0.50)	$(0.86)	$(0.04)	$(0.07)

(a)	Book value per share is calculated using the formula: total permanent equity divided by the total number of shares of common stock outstanding classified in permanent equity.
(b)	The Carmell equivalent pro forma basic and diluted per share data and book value is calculated by multiplying the combined pro forma

PROPOSAL 2: THE CHARTER AMENDMENT PROPOSAL

The Charter Amendment Proposal, if approved, will approve the following amendments to the Current Charter to:

•	change the name of the new public entity to “Carmell Therapeutics Corporation” as opposed to “Alpha Healthcare Acquisition Corp. III”;

•

increase ALPA’s capitalization so that it will have 250,000,000 authorized shares of a single class of common stock and 20,000,000 authorized shares of preferred stock, as opposed to ALPA having 100,000,000 authorized shares of Class A Common Stock, 10,000,000 authorized shares of Class B Common Stock and 1,000,000 authorized shares of preferred stock;

•

require that the removal of any director be only for cause and by the affirmative vote of at least 66 2⁄3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

•

require that the affirmative vote of two-thirds of the directors then in office and the holders of at least 66 2⁄3% of the then outstanding shares of capital stock then entitled to vote generally in the election of directors be required to amend, alter, change or repeal the provisions of the Proposed Charter governing the election and functions of the board of directors and the provisions governing amendments to the Proposed Charter;

•	remove the provision allowing Class B common stockholders to act by written consent in lieu of holding a meeting of stockholders; and

•	delete the various provisions applicable only to special purpose acquisition corporations.

In the judgment of the Board, the Charter Amendment Proposal is desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination with Carmell and the combined business going forward;

•

the greater number of authorized number of shares of capital stock is desirable for the Combined Company to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the Warrants and of equity grants currently outstanding or made under the 2023 Plan (assuming it is approved at the Special Meeting);

•

the single class of common stock is desirable because all shares of Class B Common Stock will be exchanged for Class A Common Stock upon consummation of the Business Combination, and because it will allow the Combined Company to have a streamlined capital structure;

•

it is desirable to increase the voting threshold required to remove a director from the Combined Company board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the Combined Company board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•

it is desirable to delete the provisions that relate to the operation of ALPA as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or to discourage an attempt to obtain control of New Carmell and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Carmell’s securities. If, in the due exercise of its fiduciary obligations, for example, the board of New Carmell were to determine that a takeover proposal was not in the best interests of New Carmell, such shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Carmell to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. ALPA currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Under the Business Combination Agreement, the approval of the Charter Amendment Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will not be presented at the Special Meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of each of the ALPA Class A Common Stock and ALPA Class B Common Stock, voting separately.

A copy of ALPA’s Proposed Charter, as will be in effect assuming approval of all of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex C.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ALPA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of ALPA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ALPA and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ALPA’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL 3: THE ADVISORY CHARTER AMENDMENT PROPOSALS

In connection with the Business Combination, ALPA is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal. Pursuant to SEC guidance, ALPA is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on ALPA or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal).

ALPA stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented as seven separate sub-proposals (the “Advisory Charter Amendment Proposals”):

(a)	Advisory Charter Proposal A — to change the corporate name of the Combined Company to “Carmell Therapeutics Corporation”;

(b)	Advisory Charter Proposal B — to increase the authorized shares of ALPA Common Stock to 250,000,000 shares;

(c)	Advisory Charter Proposal C — to increase the authorized shares of “blank check” preferred stock that the Combined Company’s board of directors could issue to 20,000,000 shares;

(d)

Advisory Charter Proposal D — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66 2⁄3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors.

(e)

Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66 2⁄3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendment;

(f)

Advisory Charter Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring ALPA to be dissolved and liquidated 24 months following the closing of its Initial Public Offering and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and

(g)	Advisory Charter Proposal G — to remove the provision that allows the Class B common stockholders to act by written consent as opposed to holding a stockholders meeting,

Reasons for the Charter Amendments

In the judgment of the Board, the amendments to the Current Charter are desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination with Carmell and the combined business going forward;

•

the greater number of authorized number of shares of capital stock is desirable for the Combined Company to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the Warrants and of equity grants currently outstanding or made under the 2023 Plan (assuming it is approved at the Special Meeting);

•

the single class of common stock is desirable because all shares of Class B Common Stock will be exchanged for Class A Common Stock upon consummation of the Business Combination, and because it will allow New Carmell to have a streamlined capital structure;

•

it is desirable to increase the voting threshold required to remove a director from the Combined Company board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the Combined Company board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•

it is desirable to delete the provisions that relate to the operation of ALPA as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or to discourage an attempt to obtain control of New Carmell and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Carmell’s securities. If, in the due exercise of its fiduciary obligations, for example, the board of New Carmell were to determine that a takeover proposal was not in the best interests of New Carmell, such shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Carmell to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. ALPA currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

The approval of each Advisory Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of ALPA Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

A copy of ALPA’s Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex C.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ALPA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENT PROPOSALS.

The existence of financial and personal interests of one or more of ALPA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ALPA and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ALPA’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL 4: THE NASDAQ PROPOSAL

For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Stock Market Listing Rules, stockholders of ALPA are being asked to approve the issuance of up to 15,000,000 shares of New Carmell common stock in connection with the Business Combination.

Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. The Business Combination Consideration will exceed 20% or more of the outstanding ALPA Common Stock and 20% or more of the voting power, in before the issuance of such shares in connection with the Business Combination.

Under Nasdaq Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Business Combination Consideration will result in a “change of control” of ALPA.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of New Carmell common stock will be issued in exchange for all of the equity interests of Carmell, the deemed issuance price of the shares of the New Carmell common stock may be less than the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement. If the Business Combination Proposal is approved, the issuance of the shares of New Carmell common stock will exceed 20% of the shares of ALPA Common Stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement, the Nasdaq Rules may require that ALPA obtain stockholder approval of the issuance of the shares of New Carmell common stock in connection with the consummation of the Business Combination.

As a result of the foregoing, ALPA is required to obtain stockholder approval pursuant to The Nasdaq Stock Market Listing Rule 5635.

The approval of the Nasdaq Proposal will require the affirmative vote of a majority of the issued and outstanding shares of ALPA Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the Special Meeting, voting as a single class.

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ALPA STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of ALPA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ALPA and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ALPA’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL 5: THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the Special Meeting, it is proposed that nine directors will be elected to be the directors of the Combined Company (also referred to as New Carmell) upon consummation of the Business Combination. The Combined Company’s board of directors will reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial reclassification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such reclassification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such reclassification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the New Carmell Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) New Carmell’s board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the Company’s board of directors consist of the following directors:

•	Class I directors: Rich Upton, William Newlin, David Anderson;

•	Class II directors: Steve Bariahtaris, Kathryn Gregory, Jaime Garza;

•	Class III directors, Randy Hubbell, Patrick Sturgeon and Rajiv Shukla:

Information regarding each nominee is set forth in the section titled “Management of the Combined Company.”

Under Delaware law, the election of directors requires a plurality vote of the ALPA Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by ALPA’s Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting.

Following consummation of the Business Combination, the election of directors of the Combined Company will be governed by New Carmell’s certificate of incorporation and the Bylaws and the laws of the State of Delaware.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ALPA STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

The existence of financial and personal interests of one or more of ALPA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ALPA and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ALPA’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL

Background of the 2023 Plan

ALPA’s Board approved, subject to ALPA stockholder approval, the Carmell Therapeutics Corporation 2023 Long-Term Incentive Plan (the “2023 Plan”), effective as of and contingent on the consummation of the Business Combination. If the 2023 Plan is approved by ALPA stockholders, New Carmell will be authorized to grant equity and cash incentive awards to eligible service providers. A copy of the 2023 Plan is attached to this proxy statement/prospectus as Annex D. ALPA stockholders are being asked to approve the 2023 Plan. If approved, the 2023 Plan will replace the Carmell Therapeutics Corporation Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”), and no new awards will thereafter be made under the 2009 Plan.

Purpose of the 2023 Plan

The purpose of the 2023 Plan is to attract, retain, incentivize and reward top talent through stock ownership, to improve operating and financial performance and strengthen the mutuality of interest between eligible service providers and stockholders. ALPA believes that the equity-based awards to be issued under the 2023 Plan will motivate recipients to offer their maximum effort to the Combined Company and help focus them on the creation of long-term value consistent with the interests of the Combined Company’s stockholders. ALPA believes that grants of incentive awards are necessary to enable the Combined Company to attract and retain top talent.

Reasons for the Approval of the Incentive Plan Proposal

Stockholder approval of the 2023 Plan is necessary in order for ALPA to (1) meet the stockholder approval requirements of Nasdaq and (2) grant incentive stock options (“ISOs”) under the 2023 Plan.

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by ALPA stockholders, the 2023 Plan will not become effective and New Carmell will not be able to grant equity awards under the 2023 Plan. Additionally, ALPA believes the Combined Company’s ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Material Terms of the 2023 Plan

The material terms of the 2023 Plan, as approved by ALPA’s Board, are summarized below, a copy of which is attached to this proxy statement/prospectus as Annex D. This summary is qualified in its entirety by reference to the complete text of the 2023 Plan. ALPA stockholders are being asked to approve the 2023 Plan as presented. If the terms of the 2023 Plan are materially amended in a manner that would require stockholder approval under the rules of Nasdaq, other relevant listing authority or the ISO requirements, stockholders will be asked to approve such material amendment.

Shares Subject to 2023 Plan. The maximum number of shares that may be issued under our 2023 Plan will be the sum of: (i) a number equal to 4% of the outstanding shares of New Carmell’s common stock determined on a fully diluted basis as of the closing of this offering, (ii) an annual increase on January 1, 2024 and each anniversary of such date prior to the termination of the 2023 Plan, equal to the lesser of (A) 4% of the outstanding shares of our common stock determined on a fully diluted basis as of the immediately preceding December 31 and (B) such smaller number of shares as determined by our board or compensation committee, and (iii) up to                additional shares of common stock subject to 2009 Plan awards.

The maximum number of shares of New Carmell’s common stock that may be issued under the 2023 Plan through incentive stock options is 1,500,000 shares (or if less, 4% of the outstanding shares of our common stock determined on a fully diluted basis as of the closing of this offering), provided that this limit will automatically increase on January 1 of each year, for a period of not more than ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2032, by an amount equal to the lesser of 1,500,000 shares or the number of shares added to the share pool as of such January 1, as described in clause (ii) of the preceding sentence.

The following shares will be added (or added back) to the shares available for issuance under the 2023 Plan:

•	Shares subject to 2009 Plan or 2023 Plan awards that expire, terminate or are cancelled or forfeited for any reason after the effectiveness of the 2023 Plan;

•	Shares that after the effectiveness of the 2023 Plan are withheld to satisfy the exercise price of an option issued under our 2009 Plan or 2023 Plan;

•	Shares that after the effectiveness of the 2023 Plan are withheld to satisfy tax withholding obligations related to any award under the 2009 Plan or 2023 Plan; and

•	Shares that after the effectiveness of the 2023 Plan are subject to a stock appreciation right that are not delivered on exercise or settlement.

However, the total number of shares underlying 2009 Plan awards that may be recycled into the 2023 Plan pursuant to the above-described rules will not exceed [●] shares, which was the number of shares underlying 2009 Plan awards as of the date the Board adopted the 2023 Plan.

Shares of our common stock issued by us through the assumption or substitution of awards in connection with a future acquisition of another entity will not reduce the shares available for issuance under the 2023 Plan.

Eligibility. Awards may be granted under the 2023 Plan to officers, employees, consultants, and advisors of New Carmell and of any other company or other trade or business that “controls,” is “controlled by” or is “under common control” with New Carmell, including its subsidiaries, and to New Carmell’s non-employee directors. Incentive stock options may be granted only to employees of New Carmell or its subsidiaries. As of the closing of the Business Combination, there will be approximately seven officers, 10 non-officer employees, five consultants and eight non-employee directors eligible for awards under the 2023 Plan.

Plan Administration. The 2023 Plan will be administered by New Carmell’s compensation committee. The administrator of the 2023 Plan will have the authority to, among other things, interpret the plan and award agreements, select grantees, determine the vesting, payment and other terms of awards, and modify or amend awards, and accelerate vesting or exercisability of awards. Our compensation committee may delegate its authority to delegate to any individual or committee of individuals, including without limitation the authority to grant awards under the 2023 Plan.

Awards. The 2023 Plan authorizes the award of both equity-based and cash-based incentive awards, including: (i) stock options (both incentive stock options and nonqualified stock options), (ii) stock appreciation rights, or SARs, (iii) restricted stock awards, or RSAs, (iv) restricted stock units, or RSUs, and (v) cash or other stock based awards. Incentive stock options may be granted only to employees. All other types of awards may be issued to employees, directors, consultants and other service providers.

The administrator has the authority to set the terms of all awards. In particular, the administrator is authorized to determine the service-based or performance-based vesting criteria applicable to awards granted under the 2023 Plan, as set out in the award agreement. The award agreement will also specify any circumstances under which awards may be forfeited. The following provides additional information on the types of awards that may be granted under the 2023 Plan:

•	Stock options. The 2023 Plan provides for the grant of both incentive stock options and non-qualified stock options to purchase shares of New Carmell’s common stock at a stated exercise price. The exercise price of stock options granted under the 2023 Plan must be at least equal to the fair market value of New Carmell’s common stock on the date of grant. The fair market value of a share of ALPA common stock as of June 20, 2023 was $10.28. The maximum term of options granted under our 2023 Plan is ten years. The compensation committee may provide in the terms of the applicable award agreement that the participant may exercise an unvested portion in exchange for restricted stock subject to the same vesting terms as the option.

•

Stock appreciation rights (SAR). An SAR provides for a payment, in cash or shares of New Carmell’s common stock or a combination of both, to the holder based upon the difference between the fair market value of New Carmell’s common stock on the date of exercise and a predetermined exercise price, multiplied by the number of shares. The base price of a SAR must be at least the fair market value of a share of New Carmell’s our common stock on the date of grant. SARs may not have a term that is longer than ten years from the date of grant.

•

Restricted stock awards (RSA). An RSA is an issuance of shares of New Carmell’s common stock subject to forfeiture restrictions that lapse based on the satisfaction of service and/or performance conditions. The price, if any, of each share subject to an RSA will be determined by the compensation committee. During the vesting period, a participant will have the right to vote and receive any dividends with respect to restricted stock, provided that our compensation committee may specify that any such dividends are subject to the same vesting schedule as the shares to which they relate.

•

Restricted stock units (RSU).    RSUs represent the right to receive shares of New Carmell’s common stock (or cash equal to the value of such shares) at a specified time in the future, following the satisfaction of specified service and/or performance conditions. RSUs may include dividend equivalents as determined by the compensation committee.

•

Cash or other stock based awards. Cash or other stock based awards (including awards to receive unrestricted shares of New Carmell’s common stock or immediate cash payments) may be granted to participants. Our compensation committee will determine the terms and conditions of each such award, including, as applicable, the term, any exercise or purchase price, performance goals, vesting conditions, and other terms and conditions. Payment in respect of a cash or other stock based award may be made in cash, shares of New Carmell’s common stock, or a combination of both, at the discretion of our compensation committee.

Other Terms and Provisions

Transferability. Except for certain estate planning transfers authorized by the compensation committee, awards granted under the 2023 Plan are generally nontransferable except by will or by the laws of descent and distribution.

Tax Withholding. A grantee must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before New Carmell will deliver stock certificates (or other consideration payable pursuant to the award) or otherwise recognize ownership of shares under an award.

Adjustments. In the event of certain corporate events or transactions (such as a merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, spin-off, stock dividend, or similar transaction or change in our capital structure), the compensation committee will make adjustments or substitutions to the number and kind of shares that may be issued under the 2023 Plan, the number and kind of shares subject to outstanding awards, the exercise price or base price of outstanding awards, and/or any other affected terms and conditions of the 2023 Plan or outstanding awards, in each case as it deems appropriate and equitable.

Change in control.    Upon or in anticipation of a change in control (which includes certain merger, asset or stock transactions, certain changes in the New Carmell board composition and any other event deemed by our board of directors to constitute a change in control), our compensation committee may take such actions as it deems appropriate with respect to outstanding awards under the 2023 Plan. Such actions may include (among other things) the acceleration of award vesting, the substitution of awards, the cancellation of unexercised or unvested awards and the redemption or cashout of awards. In the discretion of our compensation committee, any cash or other substitute consideration payable upon redemption or cashout    of an award may be subjected to the same vesting terms that applied to the original award, or earn-out, escrow, holdback or similar arrangements comparable to those applicable to stockholders in connection with the change in control. The compensation committee need not treat all outstanding awards in an identical manner.

Prohibition on Repricing. The compensation committee and the board may not reprice options or SARs without stockholder approval, whether such repricing is accomplished by: (i) means of a cancellation/ re-grant program pursuant to which options or stock appreciation rights outstanding are cancelled in exchange for new options or stock appreciation rights with a lower exercise or base price per share; (ii) cancellation of underwater options or stock appreciation rights outstanding under the 2023 Plan in exchange for consideration payable in our equity securities or cash; (iii) directly or indirectly reducing the exercise or base price of options or SARs outstanding under the 2023 Plan or (iv) any other method.

Director Compensation Limits. Beginning in 2024, the aggregate amount of equity and cash compensation payable to a non-employee director with respect to a fiscal year for his or her service as a director may not exceed $750,000 (or $1,000,000 in the case of a newly appointed or newly elected non- employee director’s first year of service with us). This director compensation limit will not apply to (i) compensation earned by a non-employee director solely in his or her capacity as chairperson of the Board or lead independent director, (ii) compensation earned by a non-employee director for services he or she performs outside of his or her role as a non-employee director (i.e., as an advisor or consultant), or (iii) compensation awarded by the Board to a non-employee director in extraordinary circumstances, as determined by the Board in its discretion, so long as, in each case, the non-employee director does not participate in the decision to award him- or herself the additional compensation.

Plan Amendment or Termination

The New Carmell Board has the authority to amend, suspend, or terminate the 2023 Plan, although certain material amendments require the approval of the company’s stockholders, and amendments that would adversely affect the rights of any participant require the consent of that participant. In no event will any amendment increase the maximum number of shares of common stock with respect to which awards may be granted under the 2023 Plan without stockholder approval. No awards are permitted to be granted after the tenth anniversary of the earlier of (i) the date the New Carmell Board adopts the 2023 Plan and (ii) the date the company’s stockholders approve the 2023 Plan, and the 2023 Plan does not permit any awards to be granted while it is suspended or after it is terminated.

The administrator has the authority to amend, modify or terminate any outstanding award, but the grantee will be required to consent to such action unless the amendment, modification or termination would not materially and adversely affect the grantee’s rights under the 2023 Plan, the change is permitted in connection with specified corporate transactions or capitalization adjustments, or the change is required or advisable for New Carmell, the 2023 Plan or the award to satisfy applicable law or accounting standards.

Certain U.S. Federal Income Tax Aspects of Awards Under the 2023 Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the 2023 Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the 2023 Plan depend upon the type of award.

Nonqualified Stock Options. A participant recognizes no taxable income when a non-qualified stock option is granted. Upon exercise of a non-qualified stock option, a participant will recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified stock option. A participant’s tax basis in shares of common stock received upon exercise of a non-qualified stock option will generally be equal to the fair market value of those shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of shares of common stock received upon exercise of a non-qualified stock option, the participant will realize short-term or long-term capital gain or loss, depending on the period the shares are held. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Incentive Stock Options. A participant recognizes no taxable income when an incentive stock option is granted or exercised. So long as the participant meets the applicable holding period requirements for shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), gain or loss realized by a participant upon sale of the shares received upon exercise will be long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will then recognize ordinary income. The amount of ordinary income recognized by the participant is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares of common stock on the date of exercise and the option exercise price. Any gain realized in excess of this amount will be treated as short- or long-term capital gain (depending on how long the shares are held). If the option price exceeds the amount realized upon such a disposition, the difference will be short- or long-term capital loss (depending on how long the shares are held). Notwithstanding the above, individuals subject to alternative minimum tax may recognize ordinary income upon exercise of an incentive stock option.

Restricted Stock. If a participant receives shares of restricted stock under the 2023 Plan and does not make the election described in the next paragraph, the participant will recognize no taxable income upon the receipt of the shares. When the forfeiture conditions with respect to the restricted stock lapse, the participant will recognize ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares. A participant’s tax basis in shares of restricted stock will generally be equal to the income recognized when the forfeiture conditions lapse, and the participant’s holding period for the shares will begin at that time. Upon sale of the shares, the participant will realize short- or long-term gain or loss, depending on how long the shares are held after the forfeiture conditions lapse. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the participant’s tax basis in the shares.

Participants receiving shares of restricted stock may make an election under Section 83(b) of the Code. By making a Section 83(b) election, the participant elects to recognize compensation income when the shares are received rather than at the time the forfeiture conditions lapse. The amount of such compensation income will be equal to the fair market value of the shares upon receipt (valued without regard to the forfeiture conditions and transfer restrictions applicable to the shares), less any amount paid for the shares. By making a Section 83(b) election, the participant will recognize no additional compensation income when the forfeiture conditions lapse. The participant’s tax basis in shares with respect to which a Section 83(b) election is made will generally be equal to the income recognized at grant, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares, the participant will realize short- or long-term capital gain or loss, depending on the period the shares were held. However, if the shares are forfeited, the participant will not be entitled to claim a deduction with respect to any income tax paid upon making the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with his or her employer, each within 30 days after the shares of restricted stock are issued.

Stock Appreciation Rights, RSUs, and Cash or Other Stock-Based Awards. Generally, a participant will realize no taxable income upon the grant of a stock appreciation right, RSU, or a cash or other stock based award. Generally, upon delivery of cash or shares in respect of the award, a participant will realize ordinary income equal to the amount of cash or the fair market value of shares received. A Participant’s tax basis in shares of common stock received will be equal to the fair market value of such shares when the participant receives them. Upon sale of those shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Equity Compensation Plan Information

ALPA does have any compensation plans under which ALPA’s equity securities are authorized for issuance as of March 31, 2023.

2023 Plan Benefits

Grants of awards under the 2023 Plan are subject to the discretion of the administrator. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2023 Plan.

Interests of Certain Persons in this Proposal

ALPA’s directors and executive officers may be considered to have an interest in the approval of the 2023 Plan because they may in the future receive awards under the 2023 Plan. In particular, Rajiv Shukla will be Executive Chairman of the Combined Company following the Business Combination. Nevertheless, ALPA’s Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2023 Plan.

Registration with the SEC

If the 2023 Plan is approved by ALPA stockholders and becomes effective, ALPA intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2023 Plan as soon as reasonably practicable thereafter.

Required Vote of ALPA Stockholders

The Incentive Plan Proposal requires the affirmative vote of a majority of the issued and outstanding shares of ALPA Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class.

If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented at the Special Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ALPA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of ALPA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ALPA and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ALPA’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL 7: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to adjourn the Special Meeting to a later date or dates if ALPA is unable to consummate the Business Combination for any reason. In no event will ALPA solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Business Combination Agreement or its Current Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to consummate the Business Combination, if necessary and appropriate. See the section titled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and ALPA’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the Special Meeting upon approval of an adjournment proposal, the Board is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order. In such event, ALPA will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an Adjournment Proposal is presented at the Special Meeting and is not approved by the stockholders, the Board may not be able to adjourn the Special Meeting to a later date if ALPA is unable to consummate the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote of ALPA Stockholders

Adoption of an Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of ALPA Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ALPA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ALPA

Introduction

Our Company

We are a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. Our management team has an extensive track record of creating value for stockholders by acquiring attractive businesses at disciplined valuations, investing in growth while fostering financial discipline and ultimately improving financial results. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to ALPA prior to the consummation of the Business Combination,

Our Management Team

Our management team is led by Rajiv Shukla, our Chairman and Chief Executive Officer, and Patrick A. Sturgeon, our Chief Financial Officer.

Rajiv S. Shukla has been our Chairman and Chief Executive Officer since inception and has two decades of buyouts, investments and operations experience in the healthcare industry. Mr. Shukla served as Chairman and Chief Executive Officer of Alpha Healthcare Acquisition Corp. (“AHAC”), a Nasdaq-listed special purpose acquisition company which raised $100 million in its initial public offering in September 2020. In August 2021, AHAC successfully closed its initial business combination with Humacyte, Inc. (“Humacyte”), a clinical-stage biotechnology platform company developing universally implantable bioengineered human tissue at commercial scale, together with a concurrent $175 million private placement from several fundamental healthcare investors. Mr. Shukla served as Chairman and Chief Executive Officer of Constellation Alpha Capital Corp. (“CNAC”), a Nasdaq-listed special purpose acquisition company, from June 2017 to August 2019. CNAC raised $144 million in proceeds from a Nasdaq initial public offering and successfully closed its initial business combination with DermTech, Inc., or DermTech, in August 2019. DermTech is a molecular dermatology company that develops and markets non-invasive diagnostic tests. The transaction was financed in part with proceeds from a private placement transaction with investors including RTW Investments, Farallon Capital, Victory RS Science and Technology Fund, Irwin Jacobs, RTW Investments and HLM Venture Partners.

Mr. Shukla has served as Director of Humacyte since August 2021. From August 2019 to August 2022, Mr. Shukla served as an independent director on the board of directors of InflammX Therapeutics, formerly known as Ocunexus Therapeutics, a clinical stage biotech company. From June 2013 to May 2015, Mr. Shukla served as Chief Executive Officer of Pipavav Defence & Offshore Engineering Company (now Reliance Naval and Engineering Ltd.), an Indian listed shipbuilding and defense manufacturing company. In this role, he successfully implemented an extensive financial restructuring project and sold control to the Reliance ADA Group. Between 2008 and 2013, Mr. Shukla worked as an investor at ICICI Venture, Morgan Stanley Investment Management and Citi Venture Capital International. Throughout his investment career, Mr. Shukla has been involved with numerous investments in healthcare companies. As a private equity investor, Mr. Shukla was involved with numerous control and minority healthcare investments and served as a member of the board of directors of I-ven Medicare, a hospital roll-up platform comprising multiple control investments and significant minority stakes in tertiary care hospitals and outpatient treatment centers, Ranbaxy Fine Chemicals Ltd, a roll-up of specialty chemicals and animal health businesses, Swiss Bio, a U.S. based clinical CRO, Bharat Biotech, a vaccine company, three specialty pharma companies: Arch Pharmalabs, Malladi Drugs and Unimark Remedies. From 2001 to 2006, Mr. Shukla served as Senior Director at Pfizer, Inc. In this role, he played a key role in several acquisitions including Pharmacia in 2003, Meridica in 2004, Vicuron Pharmaceuticals and Idun Pharmaceuticals in 2005, and Rinat Neuroscience in 2006. Mr. Shukla also led the operational integration of these organizations into Pfizer across multiple sites around the world. Mr. Shukla graduated from Harvard University with a Masters in Healthcare Management and Policy and received a Bachelor’s in Pharmaceutics from the Indian Institute of Technology.

Patrick A. Sturgeon has been our Chief Financial Officer since inception and has nearly two decades of experience with M&A and equity capital market transactions in the healthcare and other sectors. Mr. Sturgeon serves as Chief Financial Officer of ALPA. Mr. Sturgeon served as Chief Financial Officer of Brookline Capital Acquisition Corp., a Nasdaq-listed special purpose acquisition company which raised $50 million in its initial public offering in January 2021 and successfully closed its initial business combination with Apexigen in August 2022. He has also served as a Managing Director at Brookline Capital Markets, a division of Arcadia Securities, LLC (“BCAC”) since March 2016. At Brookline, Mr. Sturgeon focuses on mergers and acquisitions, public financing, private capital raising, secondary offerings, and capital markets. On the public financing front, he focuses on SPAC transactions, primarily underwritten initial public offerings and initial business combinations. From July 2013 to February 2016, Mr. Sturgeon served as a Managing Director at Axiom Capital Management. He worked at Freeman & Co. from October 2002 to November 2011, where he focused on mergers and acquisitions in the financial services sector. Mr. Sturgeon received his B.S. in Economics from the University of Massachusetts, Amherst and his M.B.A. in Finance from New York University.

Past performance of our management team does not guarantee either (i) success with respect to any business combination we may consummate or (ii) that we will be able to identify a suitable candidate for our initial business combination. The historical performance record of our management team is not an indication of our future performance. Additionally, in the course of their respective careers, members of our management team have been involved in businesses and deals that were unsuccessful. Other than Rajiv Shukla, our Chief Executive Officer, and Patrick A. Sturgeon, our Chief Financial Officer, none of our directors has experience with blank check companies or special purpose acquisition companies. In addition, our executive officers and directors may have conflicts of interest with other entities to which they owe fiduciary or contractual obligations with respect to initial business combination opportunities.

As noted above, our executive officers have been involved with several other deSPAC transactions to date. The performance of these transactions is highlighted in this paragraph.

Mr. Shukla served as Chairman & CEO and Mr. Sturgeon served as Chief Financial Officer of AHAC. On August 24, 2021, the date of closing of the business combination of AHAC and Humacyte, the closing price of the common stock of Humacyte on the Nasdaq Stock Market was $10.10 per share. Humacyte stock reached a high price of $17.45 per share during regular market hours on September 1, 2021 and a low price of $1.96 per share during regular market hours on December 30, 2022. As of March 16, 2023, the closing price of the common stock of Humacyte on the Nasdaq Stock Market was $2.84 per share.

Mr. Shukla served as Chairman & CEO of CNAC. On August 30, 2019, the date of closing of the business combination between CNAC and DermTech, the closing price of the common stock of DermTech on the Nasdaq Stock Market was $5.48 per share. DermTech stock reached a high price of $84.49 per share during regular market hours on February 22, 2021 and a low price of $1.55 per share during regular market hours on December 27, 2022. As of March 16, 2023, the closing price of the common stock of DermTech on the Nasdaq Stock Market was $3.70 per share.

Mr. Sturgeon served as Chief Financial of BCAC. On August 1, 2022, the date of closing of the business combination between BCAC and Apexigen, the closing price of the common stock of Apexigen on the Nasdaq Stock Market was $21.35 per share. Apexigen stock reached a high price of $31.35 per share during regular market hours on August 1, 2022 and a low price of $0.61 per share during regular market hours on January 3, 2023. As of March 16, 2023, the closing price of the common stock of Apexigen on the Nasdaq Stock Market was $0.74 per share.

Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they, in the exercise of their respective business judgement, deem necessary to our affairs until we have completed our initial business combination. The amount of time that any member of our management team will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process. We do not have an employment agreement with any member of our management team.

We believe our management team’s operating and transaction experience and relationships with companies will provide us with a substantial number of potential business combination targets. Over the course of their careers, the members of our management team have developed a broad network of contacts and corporate relationships in the healthcare industry. This network has grown through the activities of our management team sourcing, acquiring and financing businesses, our management team’s relationships with sellers, financing sources and target management teams and the experience of our management team in executing transactions under varying economic and financial market conditions.

Financial Position

We have funds available for an initial business combination initially in the amount of $159,671,775, before fees and expenses associated with our initial business combination. The underwriters from our Initial Public Offering agreed via email to waive the requirement that we pay deferred underwriting fees in connection with the Closing. The underwriters offered this waiver to us as they have not been involved in the Business Combination process and have no further ongoing relationship with us.

Effecting Our Initial Business Combination

Selection of a Target Business and Structuring of our Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The Board determined that this test was met in connection with the proposed Business Combination.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.00 per share as of the Record Date. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our Initial Public Offering. Pursuant to the Current Charter, the Founder Shares and Private Placement Shares held by the Sponsor and ALPA’s directors are not subject to redemption in connection with the consummation of ALPA’s initial business combination or if ALPA fails to consummate its initial business combination within 24 months after the closing of the Initial Public Offering.

Limitation on Redemption Right

Notwithstanding the foregoing, in no event will we redeem our Public Shares in an amount that would case our net tangible assets to be less than $5,000,001.

Redemption of Public Shares and Liquidation if no Initial Business Combination

We have until July 29, 2023 (unless extended) to complete our initial business combination. If we are unable to complete our initial business combination by such date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by July 29, 2023 (unless extended).

The Founder Shares and Private Placement Shares are not entitled to liquidating distributions from the Trust Account if we fail to complete our initial business combination by July 29, 2023 (unless extended). The Sponsor, directors and officers have waived any redemption rights, including with respect to shares of ALPA Common Stock issued or purchased in the Initial Public Offering or in the aftermarket, in connection with Business Combination.

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Current Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our Current Charter prior thereto or to redeem 100% of our Public Shares if we do not complete our initial business combination by July 29, 2023 (unless extended) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding Public Shares. However, we may not redeem our Public Shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account, although we cannot provide any assurance that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the Initial Public Offering and the concurrent private placement, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. We cannot provide any assurance that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot provide any assurance that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Adeptus Partners, LLC, our independent registered public accounting firm, and the underwriters of the Initial Public Offering, have not executed agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot provide any assurance that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,000,000 from the proceeds of the Initial Public Offering and the concurrent private placement with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that the Initial Public Offering expenses exceed our estimate of $550,000, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by July 29, 2023 (unless extended) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by July 29, 2023 (unless extended), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by July 29, 2023 (unless extended), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot provide any assurance that we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot provide any assurance that claims will not be brought against us for these reasons.

Competition

If we succeed in effecting the Business Combination with Carmell, we may compete with other regenerative medicine companies focused on orthopedics and aesthetic indications. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, safer, have fewer or less severe side effects, are more convenient or are less expensive than the products that we develop. We cannot assure you that subsequent to the Business Combination that we will have the resources to compete effectively.

Facilities

Our executive offices are located at 1177 Avenue of the Americas, 5th Floor, New York, NY 10036 and our telephone number is (646) 494-3296. Our executive offices are provided to us by an affiliate of the Sponsor. We have agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. We consider our current office space adequate for our current operations.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.

Periodic Reporting and Financial Information

We have registered our Units, Class A Common Stock and Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC.

We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have an auditor attest to our internal control procedures. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination. We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our Class A Common Stock, Units and Warrants under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of Class A Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company if (1) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter, or (2) our annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter are less than $100 million and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

References to the “Company,” “our,” “us” or “we” refer to Alpha Healthcare Acquisition Corp. III. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, the proposed Business Combination, and related matters, as well as all other statements other than statements of historical fact included in this proxy statement/prospectus. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those set forth in the Risk Factors section hereof.

Overview

We are a blank check company formed under the laws of the State of Delaware on January 21, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On January 4, 2023, we entered into the Business Combination Agreement with Carmell, pursuant to which Carmell would merge with and into our wholly-owned subsidiary, Candy Merger Sub, Inc., at the Closing, if such transaction is approved by our stockholders. We have generated no operating revenues to date and we do not expect that we will generate operating revenues until we consummate the Business Combination or we identify an alternative business combination. We intend to effectuate our initial business combination using cash from the proceeds of our Initial Public Offering and the private placement of the units, our shares, debt or a combination of cash, equity and debt. We cannot assure you that our plans to raise capital or to complete our initial Business Combination will be successful.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, activities necessary to prepare for and complete our Initial Public Offering, and activities related to identifying a potential target for an initial business combination. Since our Initial Public Offering, we have not generated any operating revenues, and do not expect to generate any operating revenues, until after completion of our initial business combination. $3,927,960 of dividend and interest income has been earned in the Trust Account from inception through March 31, 2023. We will continue to generate non-operating income in the form of dividend and interest income on cash and cash equivalents held in the Trust Account. We may withdraw interest from the Trust Account to pay taxes, if any. As a result of being a public company, we have incurred, and will continue to incur, legal, financial reporting, accounting and auditing compliance expenses, as well as due diligence expenses related to potential targets.

For the three months ended March 31, 2023, we had net income of $576,067, which was primarily due to $1,675,392 of dividend and interest income earned in the Trust Account, offset by $756,466 of general and administrative costs and $343,328 of income tax provision. For the three months ended March 31, 2022, we had a net loss of $527,530, which was attributable to $535,142 of general and administrative costs, partially offset by $7,612 of dividend and interest income earned in the Trust Account. The increase in dividend and interest income during the three months ended March 31, 2023 versus the three months ended March 31, 2022 was due to increased interest rates. The increase in income tax expense during the three months ended March 31, 2023 versus the three months ended March 31, 2022 was primarily attributable to the increase in dividend and interest income earned in the Trust Account, combined with temporary tax differences related to certain expenses. General and administrative costs increased during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022 due to the Company’s activities to prepare for the business combination with Carmell.

Liquidity, Capital Resources and Going Concern

Until the consummation of the IPO, our only source of liquidity was an initial purchase of Class B common stock by the Sponsor and loans from our Sponsor for $25,000.

On July 29, 2021, we consummated the IPO of 15,000,000 Units at a price of $10.00 per Public Unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 455,000 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit generating gross proceeds of $4,550,000. We incurred $9,897,599 in transaction costs, including $3,000,000 of underwriting fees, $1,186,448 representing the fair value of the Founder Shares transferred from the Sponsor to certain investors as an incentive to purchase the Units, underwriting fees of $5,250,000 that will be paid only if a business combination is entered into, and $461,151 of other offering costs.

On August 3, 2021, the Underwriters exercised their option to purchase 444,103 additional Units for the total amount of $4,441,030 resulting from the partial over-allotment exercise. The Company also issued 8,882 Private Placement Units, generating additional $88,820 in gross proceeds. Transaction costs related to the Underwriters’ partial over-allotment exercise amounted to $247,506, consisting of $88,820 of underwriting fees, deferred underwriting fees of $155,436 that will be paid only if a business combination is entered into, and $3,250 of other offering costs. In March 2023, the underwriters agreed to waive the deferred underwriting fees.

Following our IPO, the sale of the Private Placement Units and the exercise of the over-allotment option, a total of $154,441,030 was placed in the Trust Account, and we had $1,550,000 of cash held outside of the Trust Account, after payment of costs related to the IPO, and available for working capital purposes. As of March 31, 2023, the Company had cash outside the Trust Account of $16,133 available for working capital needs.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, to complete our Business Combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into placement units of the post-business combination entity at a price of $10.00 per placement unit at the option of the lender. The placement units would be identical to the units. No such loans were received through March 31, 2023.

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services provided to the Company. We began incurring these fees on July 26, 2021 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.

As of the IPO Date, the Underwriters were entitled to a deferred fee of $0.35 per unit, or $5,405,436 in the aggregate, payable from the amounts held in the Trust Account, solely in the event that we complete a Business Combination (the “Deferred Underwriting Fee”). On March 20, 2023, the Company received notice from representatives of BofA Securities, Inc. and on May 10, 2023 from PJT Partners LP., waiving any entitlement to the Deferred Underwriting Fee at their own election.

As of March 31, 2023, we had cash, negative working capital and an accumulated deficit of $16,133, ($2,495,637) and $1,308,073, respectively. The $16,133 held outside of the Trust Account may not be sufficient to allow us to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. We may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

We have until July 29, 2023 to consummate the Business Combination. It is uncertain whether we will be able to consummate the proposed Business Combination by this date. If a Business Combination is not consummated by this date, then, unless that time is extended, there will be a mandatory liquidation and subsequent dissolution of the Company. Extension of the business combination period would require an amendment to our amended and restated certificate of incorporation. Amending the amended and restated certificate of incorporation will require the approval of holders of 65% of our common stock, and, in connection with this, amending the warrant agreement will require a vote of holders of at least a majority of the Public Warrants (which may include Public Warrants acquired by the Sponsor or its affiliates in this offering or thereafter in the open market, In addition, the amended and restated certificate of incorporation requires the Company to provide its Public Stockholders with the opportunity to redeem their public shares for cash if the Company proposes an amendment to the amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to allow redemption in connection with the initial business combination or certain amendments to the charter prior thereto or to redeem 100% of the Public Shares if we do not complete the initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity.

These conditions raise substantial doubt about our ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date we are required to liquidate, no later than July, 29, 2023. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

We believe that the proceeds raised in the IPO and the funds potentially available from loans from the Sponsor or any of their affiliates will be sufficient to allow us to meet the expenditures required for operating our business. However, if the estimate of the costs are greater than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of Public Shares upon completion of the Business Combination, in which case the we may issue additional securities or incur debt in connection with such Business Combination.

Critical Accounting Policies and Estimates

We prepare our financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions about future events that affect reported amounts. Estimations are considered critical accounting estimates based on, among other things, its impact on the portrayal of our financial condition, results of operations, or liquidity, as well as the degree of difficulty, subjectivity, and complexity in its deployment. Critical accounting estimates address accounting matters that are inherently uncertain due to unknown future resolution of such matters. Management routinely discusses the development, selection, and disclosure of each critical accounting estimates. There have been no significant changes to our estimates and assumptions during the three-months ended March 31, 2023. Reference should be made to the financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a full description of other significant accounting policies.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Executive Compensation

Executive Officer and Director Compensation

None of our officers has received any cash compensation for services rendered to us. We have agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers or directors or any affiliate of the Sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. On July 27, 2021, Sponsor transferred 25,000 Founder Shares to each of Darlene DeRemer, Eugene Podsiadlo, and William Woodward, independent directors of ALPA.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

INFORMATION ABOUT CARMELL

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Carmell prior to the consummation of the Business Combination.

Business Overview

We are a regenerative medicine biotech company focused on leveraging our core platform technology, Plasma-based Bioactive Material (“PBM”) to stimulate tissue repair or growth after severe injury, disease or aging. The technology is a proprietary method of utilizing fresh frozen platelet-enriched plasma to manufacture multiple forms to be placed directly at the anatomical site in need of enhanced and accelerated healing with the ability to reside in the local tissue for weeks to months. Our PBM technology is based on patents licensed from Carnegie Mellon University (“CMU”) that claim the ability to plasticize allogeneic platelet-enriched plasma and crosslink proteins with genipin, a derivative of the gardenia plant, to provide a controlled degradation profile in vivo. The Company’s lead product candidate, Bone Healing Accelerant (“BHA”), a biologic, has been designated by U.S. Food and Drug Administration (“FDA”) as a combination product, containing the Company’s core technology of PBM plus b Tri-Calcium Phosphate (“b-TCP”) an already approved medical device.

The Company was founded as a private company by scientists at CMU with the help of Pittsburgh Life Sciences Greenhouse (“PLSG”) in 2008. The early years of the Company were focused on discovering and formulating the PBM technology, filing for now issued patents, conducting preclinical experiments aimed at exploring promising areas for accelerated and enhanced healing and conducting a Phase 2 clinical trial (HEAL I), the design and results of which are discussed below.

Since 2016, the Company has focused on moving two product candidates, BHA and Tissue Healing Accelerant (“THA”) from research to development. BHA is designed to be used in multiple bone applications, such as trauma fixation surgeries, including severe tibia fractures, spinal fusion, foot/ankle fusion and dental bone graft substitutes. The second product candidate, THA, designed to be used in chronic wound care and aesthetic applications, is similar in formulation to BHA minus one material, b-TCP. The form of these two product candidates will feel different to the physicians/surgeons, with BHA being a “putty” form (due to the b-TCP) and THA being a “paste” form.

Our Lead Product Candidate, Bone Healing Accelerate

We are a clinical development stage company. The production of our product candidates and ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States, including the FDA. Prior to marketing in the United States, any product candidate developed by us must undergo rigorous preclinical (animal) and clinical (human) testing and an extensive regulatory approval process implemented by FDA under the Food, Drug and Cosmetic Act. There can be no assurance that we will not encounter problems in preclinical testing or clinical trials that will cause us or FDA to delay or suspend the ongoing clinical trials or delay or prohibit us from initiating future clinical trials. The marketing of our product candidates, if approved, will also be subject to extensive regulation by numerous governmental authorities in the United States.

In the United Kingdom the Medicines and Healthcare products Regulatory Agency (“MHRA”) has indicated that, if the claims made to the product and the primary mode of action of the product is achieved by the mechanical scaffold components and the medicines included have an ancillary mode of action, BHA would be regulated as a “Class III” medical device. The MHRA cannot, however, provide guidance on how BHA would be regulated at an EU level under the new EU MDR. The Company plans to pursue a CE Mark for BHA under the EU MDR with an anticipated label as a bone void filler. Our plans are subject to discussion with the EMA, MHRA, and other regulatory authorities outside the United States

Our success will depend in part on our ability to obtain patents and product license rights, maintain trade secrets, and operate without infringing on the proprietary rights of others, both in the United States and other countries. There can be no assurance that patents issued to or licensed by us will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to us.

CMU Exclusive License Agreement

On January 30, 2008, Carmell and CMU entered into an Exclusive License Agreement, as amended by that certain Amendment No. 1 to the Amended Exclusive License Agreement, dated as of July 19, 2011, as further amended by that certain Amendment No. 2 to the Amended Exclusive License Agreement, dated as of February 8, 2016, as further amended by that certain Amendment No. 3 to the Amended Exclusive License Agreement, dated as of February 27, 2020 and as further amended by that certain Amendment No. 4 to the Amended Exclusive License Agreement, dated November 23, 2021 (collectively, the “Amended Exclusive License Agreement”). Under the terms of the Amended Exclusive License Agreement, CMU grants the Company exclusive rights to develop and commercialize plasma-based bioactive material, also known as “Biocompatible Plasma-Based Plastics” for all fields of use and all worldwide geographies. The Company is required to use its best efforts to effect introduction of the licensed technology into the commercial market as soon as possible and meet certain milestones as stipulated within the agreement. CMU retains the right to use any derivative technology developed by the Company as a result of its use of this technology and retains the intellectual property rights to the licensed technology under the Amended Exclusive License Agreement, including patents, copyrights, and trademarks. Carmell may establish all proprietary rights for itself in the intellectual property developed by Carmell which includes, or is based in whole or in part on, the licensed technology under the Amended Exclusive License Agreement, which may also include Carmell-created modifications, enhancements or other technology, whether in the nature of trade secrets, copyrights, patents or other rights. CMU has the right to use such intellectual property developed by Carmell solely for research, education, academic and/or administrative purposes. In addition, Carmell owns all right, title and interest (including patents, copyrights, and trademarks) in and to the results of collaboration that are developed solely by Carmell, while CMU owns all of the right, title and interest (including patents, copyrights and trademarks) in and to the results of collaboration that are developed solely by CMU.

The Amended Exclusive License Agreement is effective until January 30, 2028, or until the expiration of the last-to-expire patent relating to this technology, whichever comes later, unless otherwise terminated pursuant to another provision within the agreement. The last-to-expire patent relating to the technology is expected to expire on September 2, 2030. Failure to perform in accordance with the agreed upon milestones is grounds for CMU to terminate the agreement prior to the expiration date, in addition to a default by Carmell in the payment of any amount required to be paid under the license agreement. As a partial royalty for the license rights, in 2008, the Company issued 66,913 shares of the Company’s common stock to CMU. In addition, in 2008, the Company issued a warrant for common stock to be exercised upon the earlier of (a) the Company’s cumulative capital funding and/or receipt of cumulative revenues collectively equals the sum of $2,000,000, or (b) thirty (30) days prior to any change in control event that provides for the issuance of shares that, when added to the number of shares then held by CMU, results in an amount equal to 8.2% of the outstanding shares of the Company. During 2011, CMU exercised the warrant in full and the Company issued 1,607,705 shares of common stock to CMU. Prior to a qualified initial public offering or a qualified sale, CMU has the right to subscribe for additional equity securities so as to maintain its then percentage of ownership in the Company. The Business Combination does not qualify as a qualified initial public offering or qualified sale under the Amended Exclusive License Agreement.

We have agreed to pay certain royalties to CMU under the Amended Exclusive License Agreement at the rate of two and seven hundredths percent (2.07%) of net sales of (as defined in the Amended Exclusive License Agreement) until the Amended Exclusive License Agreement expires or is terminated in accordance with its terms. No royalties are due or payable for a period of three (3) years following the effective date or until the closing of a change in control event, whichever occurs sooner. We have also agreed to pay CMU twenty-five percent (25%) of sublicense fees received, due and payable upon receipt of sublicense fees by the Company. All payments due to CMU are due within sixty (60) days after the end of each fiscal quarter. All overdue payments bear interest at a rate equal to the Prime rate in effect at the date such amounts are due plus 4%. Royalties accrued and paid during the three months ended March 31, 2023 and 2022, were $0.

The Company is obligated to reimburse CMU for all patent expenses and fees incurred to date by CMU for the licensed technology at the earlier of (1) three (3) years from the effective date; (2) the closing date of a change in control event; (3) for international patents, from the start of expenses for patenting outside of the United States of America. There were no reimbursed expenses and no owed related to reimbursable expenses for the three months ended March 31, 2023 and 2022, respectively.

The Company is not obligated to pay milestone payments but is required to meet certain “Minimum Performance Requirements”, as outlined in the Amended Exclusive License Agreement, to maintain the license as exclusive. Such Minimum Performance Requirements include: (i) CE Mark submission under the European Medical Devices Regulation by December 31, 2023, (ii) United States Food and Drug Administration BLA submission involving the licensed product by December 31, 2026, (iii) BLA approval for the licensed product by December 31, 2027 and (iv) introduction of a licensed product to be achieved within 12 months of receipt of FDA clearance to market.

Products

We have developed a platform technology through significant laboratory work, small and large animal research, successful patent work leading to 21 issued patents, a RCT, and over fourteen years of research and development to generate the current applications across broad fields of use.

The platform is our PBM, a proprietary formulation of multiple Growth Factors (“GFs”) and other regenerative factors contained in platelet-enriched plasma which is intended to accelerate and enhance healing in bone, skin, and other tissues, as well as stimulate hair regrowth and collagen production. PBM is designed to be delivered locally at the treatment site with a degradation profile specific to the clinical application to allow for the regenerative properties to reside in the local tissue for an extended period of time. The Company obtained the rights to the patents from CMU that protect these technologies.

BHA is an investigational product and is currently classified as a biologic/device combination product by the FDA and has been assigned to the Center for Biologics Evaluation and Research (“CBER”) as the lead agency center for review and regulation.

PBM, made from platelet-enriched plasma, and bTCP are the active ingredients in BHA. Both have been used extensively in humans. Allogenic plasma has been used to treat humans since the early 1900s. Plasma has been processed in various ways including fresh frozen, liquid and lyophilized prior to use in humans. Platelet-enriched plasma, uses allogenic fresh frozen plasma, as the source material and is processed into Carmell’s proprietary PBM. b-TCP is used in numerous FDA 510(k)-cleared products. A number of companies market b-TCP as a bone filler by itself (e.g., Vitoss, Stryker, MI). Other companies use it as one of the active ingredients in their products (e.g., OpteMx, Exactech Biologics, IsoTis Mozaik, SeaSpine). In addition, the FDA has approved a combination product (AUGMENT® Injectable) of b-TCP with a recombinant growth factor through the premarket approval (“PMA”) pathway. BHA has been classified by the FDA as a biologic/device combination product and assigned to CBER for premarket review. Approval of a BLA will be necessary for marketing authorization. The FDA’s prior clearance and approval of b-TCP as a standalone medical device and an active ingredient in combination products, respectively, does not increase the likelihood that the FDA will approve the BLA for BHA. As required by FDA regulations, the FDA will conduct the same thorough review of the BLA for BHA that it conducts for all other BLAs.

BHA is manufactured under strict, controlled processes with quality inspections for multiple in-process steps and final product testing, which are designed to ensure that the product candidate has consistent bioactivity and tolerability.

We are pursuing a Phase 2 trial for accelerated bone healing in severe open tibia fractures and other indications where healing bone fractures/defects/fusion is needed. The product formulation for these applications is a combination product containing the Company’s proprietary PBM technology and b-TCP. To date, we have successfully achieved multiple critical milestones:

•	FDA Investigational New Drug (“IND”) submission, for the lead product candidate, BHA, in severe open tibia fractures.

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FDA has agreed that we may begin our proposed Phase 2 clinical trial under the IND subject to the Company addressing the CMC issues identified by the FDA. We are currently working to address the CMC issues identified by the FDA. An overview of the actions the Company has taken and plans to complete are listed below under “Research & Publications.”

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FDA granted fast track designation, for the BHA program, which supports BHA’s potential to address a significant unmet need. However, fast track designation may not result in a faster development process, review, or approval compared to products considered for approval under conventional FDA procedures and, in any event, does not assure ultimate approval by FDA.

•	Production of three ICH batches (The International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use) of BHA.

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ISO 13485 Certification (the International Organization for Standardization represents the requirements for a comprehensive quality management system for the design and manufacture of medical devices.)

•	Completion of preclinical toxicity studies in rodents.

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Completion of first-in-human, multi-center randomized, prospective clinical trial in 30 patients, supporting our belief in the ability of BHA to achieve healing at an accelerated time point of six months on an injury that may take greater than nine months to fully heal.

•	Three preclinical publications on the use of PBM in multiple applications including infection prevention and skin healing and re-epithelialization after radiation burns.

•	We believe that MHRA will designate BHA as Class III medical device.

While the platform technology of PBM is initially targeted to accelerate and enhance healing in bone applications, in keeping with our Amended Exclusive License Agreement, we believe PBM may have the ability to deliver many regenerative factors, including important GFs directly to the area in need of enhanced tissue healing. We believe the encouraging initial data from both animal testing and human clinical studies position the core technology for potential use in a variety of therapeutic areas including:

Orthopedic Bone Applications

According to market research, the global orthobiologics market was worth $6.2 billion in the year 2021. It is estimated to grow at a compound annual growth rate (“CAGR”) of 5.20%, earning revenue of around $8.8 billion by the end of 2028. Orthobiologics have considerably impacted orthopedic surgeries. The concept, which was earlier used for regenerative medicines, has now expanded its area of application to spinal fusion, dental, maxillofacial, cartilage repair, knee arthroscopies and many others.

Trauma Fixation Procedures. Orthopedic Trauma refers to the surgical treatment of complex bone fractures. In these fractures, commonly those of the tibia, humerus and femur, metal fixation devices such as plates, intramedullary nails and screws are used to rigidly fix bone fragments together, enabling them to heal. Depending on the severity of the injury, patient age and health factors (e.g. diabetes, smoking, obesity), traumatic bone fractures are at risk of delayed healing or non-union. Our lead product candidate, BHA, is being developed as a bone healing accelerant, intended to be applied locally around the fracture during a surgical procedure. Results of the initial clinical trial and future development plans are discussed below.

Spinal Fusion. Spine fusion is a commonly performed surgery to address pathology of the vertebral column secondary to degeneration or deformity. In spine fusion surgery, two adjacent vertebrae (known as a level) are fused together to eliminate motion, and resultant pain. In more complex spine fusion cases, multiple levels are fused during the same procedure. Spine fusion procedures require the use of hardware (typically metal fixation devices) to hold adjacent vertebral segments together. In addition, autograft (bone transplanted from the same patient) or bone graft substitutes (off the shelf products used in place of autograft) are implanted within and around the hardware fixation to provide a scaffold and stimulus for bone healing. We are in early preclinical testing of BHA to evaluate its capability to act as an enhancer to bone healing in this indication.

Foot/Ankle Fusion. Foot/Ankle fusion is a standard surgical procedure to address end-stage, degenerative arthritis of the foot and ankle. The procedure involves surgical removal of articular cartilage from the affected joint, followed by rigid fixation with surgical screws or plates. As the surgical construct heals, newly formed bone fills the joint space, “fusing” the adjacent bones together. The fusion eliminates motion at the affected joint, alleviating pain. Bone grafting materials are frequently employed to improve or enhance fusion procedures, however new therapeutic solutions with the potential to speed healing, reduce non-union incidence and reduce the likelihood of post-operative infection or complications are needed.

Dental Bone Graft Substitutes. Autologous bone grafts or bone graft substitutes are frequently required for bone augmentation as a part of patients’ overall dental implant restorations. Sufficient high-quality bone is required for implantation of dental implants to allow for osteointegration and strong mechanical support of the implant. Autologous bone grafting has been the gold standard technique for tooth extraction socket preservation, alveolar ridge augmentation (needed for alveolar ridge atrophy), or for maxillary lift procedures to provide adequate bone volume and strength to support the eventual implant post osteointegration and subsequent full restoration. Autologous bone grafts are harvested as separate procedures to obtain sufficient bone and are associated with some morbidity. Alternatively, bone graft substitutes can be used, avoiding the morbidity of autologous bone harvesting. Examples are allogeneic cadaver bone and synthetic bone graft substitutes. This market is forecast to have a high growth rate with what we believe are significant unmet clinical needs. Whatever bone graft material is used, nearly all patients require multi-staged reconstruction with an initial bone augmentation procedure followed several months later by placement of the implant post. Following the implant post implantation, patients must wait another several weeks to a few months to allow for secure osteointegration of the post prior to final tooth restoration. Biologic products are being used adjunctively to try to enhance and accelerate the initial bone augmentation phase as well as the osteointegration phase. Our BHA product is undergoing preclinical testing as an orthobiologic dental bone graft substitute, alone or in combination with synthetic materials. The intent is to accelerate and improve the quality of bone augmentation in dental implants surgery in order avoid the need for autologous bone harvesting and, potentially, to reduce the time needed to achieve clinical success.

Other Bone Graft Substitute Applications. The Company is exploring via market research, the use of regulatory expert consultants and preclinical studies the potential that BHA could be used as a bone graft substitute to accelerate and enhance bone healing due to the known bioactivity of BHA. Some of these applications under consideration are severe extremity fractures other than tibia such as radial, femur, humerus and maxillofacial.

Aesthetic Market

Androgenetic Alopecia. According to research reports, the global alopecia market was valued at $2.65 billion in 2019 and is forecasted to reach $5.25 billion in 2027 at a CAGR of 8.9%. Androgenetic alopecia is growing the fastest, estimated at 11.3% CAGR between 2019 – 2027.

Androgenetic Alopecia (“AGA”) is the most common form of hair loss in men and women. Current treatments include hair transplants, topical solutions, pharmaceuticals, and autologous Platelet Rich Plasma (“PRP”).

Autologous PRP (“A-PRP”) is considered standard routine for dermatologists and plastic surgeon experts in hair growth (“HG”). The efficacy of A-PRP in patients who suffer AGA is clear and it has also been reported in several journals. A-PRP contains at least six major GFs, including basic fibroblast growth factor (b- FGF”), epidermal growth factor (“EGF”), transforming growth factor-b (“TGF-b”), insulin-like growth factor-1 (“IGF-1”), PDGF, and VEGF, which are released after platelet activation. Each one of these major GFs is involved in a specific bio-molecular activity during Hair ReGrowth (“HRG”). In each case, the GFs serve to promote angiogenesis, follicular cell proliferation, and initiation of cell division, thus having a fundamental role in HRG.

Dr. Amelia Hausauer conducted a randomized clinical study showing that A-PRP (a common formulation of A-PRP derived from the patient’s whole blood, also known as an “autologous” product not Carmell’s THA product) was successful at increasing hair volume and density at six months by 29% respectively compared to baseline. Our proprietary liquid paste (THA), is intended to be delivered into the scalp where the material will reside for days to weeks, constantly bathing the area with GFs and other regenerative factors. Utilizing the work by Dr. Hausauer and others that have shown A-PRP to have some benefit in regrowing hair as a proof of concept, we are developing our THA with the goal of being an “off the shelf”, ready-to-use alternative to the A-PRP product. THA remains in early preclinical development, and our planned clinical studies will be designed to measure improvement versus baseline for hair volume and hair density at six months.

Wound Care

Wound healing difficulties may arise from a variety of causes, such as severity of injury, age and co- morbidities such as obesity, diabetes, smoking, cardiovascular and peripheral vascular disease and other chronic conditions. The underlying etiology for different tissue healing challenges may vary. At a cellular level many of the problems with tissue healing are the same. Some of these problems are uncontrolled inflammatory processes and shortages of GFs that are critical to healing and are part of the cell signaling pathways.

Our technology has been designed to deliver GFs directly to the injured site over days and weeks to enhance and amplify the healing environment with important GFs (PDGF, TGFb, VEGF, IGF, FGF, EGF and others) and other regenerative factors found in platelet-enriched plasma.

Advanced Wound Care Market

The Advanced Wound Care market is sub-segmented into advanced wound dressings, biologics, negative pressure wound therapy and other treatments. Based on market research, the Advanced Wound Care market is valued at an estimated $1.8 billion in 2022 and is projected to reach $2.4 billion by 2027, at a CAGR of 5.4%. Acceleration and enhancing the healing of both acute and chronic wounds is associated with significant health care savings.

The wound healing market is divided into acute and chronic, with the latter accounting for most of the expenses due to the complexity and length of treatment.

Chronic Wounds

Chronic wounds are wounds that have not appropriately closed after four weeks of treatment with traditional treatment such as dressings. Chronic wounds include:

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Venous Leg Ulcers: chronic cutaneous and deeper wounds that occur in the leg caused by localized elevated venous blood pressure with reduced local perfusion pressure with resultant reduced nutrient blood flow.

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Diabetic Foot Ulcers: chronic cutaneous and deeper wounds in diabetic patients caused by poor tissue perfusion related to macro and microvascular arterial disease, these predominantly occur on the bottom of the foot.

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Pressure Ulcers: localized injuries to the skin and/or underlying tissues as a result reduced local nutrient circulation as a result of prolonged mechanical pressure or pressure in combination with shear.

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Surgical Wounds: acute wounds caused by surgical incisions that become chronic wounds if they do not heal properly. Surgical wounds may also become infected, SSI (Surgical Site Infections), which are a pathogenic contamination of wound due to surgical procedures and weak immune resistance to bacteria.

The table below summarizes data from market research regarding the markets for each of the sub-segments of the Advanced Woundcare Market.

Chronic Wound Type	Value (Year)	Projected Value (Year)	CAGR*- Forecast Period
VLU (Venous Leg Ulcer)	$ 2.95 billion (2018)	$4.84 billion (2026)	6.49%
DFU (Diabetic Foot Ulcer)	$7.03 billion (2019)	$11.05 billion (2027)	5.9%
PU (Pressure Wound)	$6.69 billion (2018)	$11.23 billion (2026)	6.79%
SSI (Surgical Site Infection)	$4.0 billion (2017)	$5.9 billion (2023)	6.4%

*	Compounded Annual Growth Rate

Carmell Solution

Carmell’s second product candidate, THA, is formulated using PBM which utilizes the same drug substance as BHA. In a Phase 2 study using BHA to accelerate bone fracture healing (HEAL I), results suggest that local soft tissue healing may also have been accelerated and that the risk for surgical site infection within one year may have been reduced relative to untreated wounds. Preclinical studies with THA were conducted to test the ability of THA to reduce infections in methicillin-resistant bacterially contaminated surgical pacemaker pockets in rabbits. When no treatment was delivered to contaminated pockets, all pacemaker pockets became grossly purulent and culture positive. In the presence of THA, only 60% of the pockets were culture positive, and all were free of purulence. THA was also evaluated as a carrier for the release of antibiotics in this study. All animals in the THA + antibiotics group were free of purulence and culture negative.

Also, in a radiation burn model in rodents, THA was tested to determine if animals treated with THA plus a vehicle experienced accelerated healing versus animals treated with vehicle alone. The endpoint to measure wound size at 17 weeks showed the THA plus vehicle arm to have more complete healing and reduction in wound size, with a statistically significant smaller average wound size versus those treated with the vehicle alone at week 14.

Wound area closure over time for the mice in the THA (n=22) and vehicle (n=22) groups. Week 0 (time point not shown) represents the time point of maximum wound area (100%) and is 3-4 weeks after irradiation. The mean value is denoted as ◇.

* = p<0.05. See Government Regulations on page 164 for an explanation of FDA’s use of p values.

Given these results of the preclinical studies conducted to date, we believe that THA should continue to be studied as a potential treatment for chronic wounds.

Research & Publications

Numerous published studies explore the use of A-PRP for applications including bone healing, wound healing, sports injuries, improvements in scarring, and dental applications, among others. While some studies report positive outcomes, there is no consensus for the effectiveness of PRP treatments in this body of literature.

Several factors influence the variable outcomes of A-PRP treatments. Because there are no standard preparation techniques for A-PRP, results may vary from clinic to clinic. Additionally, the PRP quality may change with each patient, and can differ based on factors such as age, gender and platelet count. Platelet counts have even been shown to be highly variable for the same patient across repeated blood draws.

To overcome these inconsistencies associated with A-PRP, Carmell’s PBMs are processed with a number of controls in place such as: incoming specifications for all raw materials, calibrated equipment, defined manufacturing steps and detailed batching records. Platelet-enriched plasma source material has incoming specifications for several properties, including a minimum platelet level. To further standardize biological content, PBM batches are created by pooling plasma from donors to achieve a consistent level of regenerative factors from batch to batch. PBMs are produced using established standard procedures to remove variability caused by differing preparation techniques. To verify that these controls are effective, in-process and release testing is performed to confirm bioactivity levels and growth factor content of the PBMs. For example, a potency matrix consisting of a bioassay to determine bioactivity and quantification of two growth factors important in bone and soft tissue regrowth (TGFb & PDGF) is used to test and release drug substance, drug product and process intermediates, as well as to characterize material at several other manufacturing steps.

We believe that scientific evidence supports the potential use of PBM to accelerate healing in skin, bone, hair and increased collagen production.

Carmell has conducted multiple preclinical studies that support our belief that BHA has the potential to heal wounds and accelerate bone healing of high quality, as measured by density, vascularity, and the presence of woven bone. Results of the initial clinical trial (HEAL I) are discussed below.

Carmell plans to conduct a Phase 2 clinical study in the United States, South Africa, and European Union (HEAL II — a study to evaluate Healing Enhanced & Accelerated in Long-bone fracture) with a clinical design very similar to the Phase 2 study (HEAL I), while leveraging learnings from HEAL I. HEAL II has been cleared by FDA to start enrolling and, in contrast to HEAL I, will be powered to detect any valid statistical differences between BHA and standard of care alone. The design of a clinical trial must be sufficiently powered in order to detect valid statistical differences in clinical trial outcomes whether it is favorable or not. The study preparation including site selection and contracting, IRB approval, database design and eCRF creation is on-going.

FDA has advised Carmell that certain CMC issues must be addressed prior to initiation of clinical studies intended to provide the primary evidence of effectiveness to support a marketing application. Carmell has implemented a detailed plan with allocated resources to provide FDA with responses to their questions. We are working on the following key CMC issues: stability studies, refinement of the bioassay, and further establishment and characterization of the manufacturing process.

Proposed Initial Clinical Application

BHA is intended to accelerate bone healing when used as an adjunct to standard of care for treating acute, open tibial shaft fractures that have been stabilized with mechanical fixation after appropriate wound management. Between 5% – 10% of bone fractures result in delayed union or non-unions requiring additional surgical procedures and hospitalizations for treatment. Biologics are used to accelerate the healing in 10.5% of the more than 1.3 million open surgical procedures to treat fractures of the extremities (humerus, radius/ulnar, femoral, tibia/fibula). There remains an unmet need for a product that would efficiently, effectively and safely accelerate bone healing, reduce the number of secondary procedures needed to promote healing, and lead to an earlier return to pain-free ambulation and full activity. Our first product candidate, BHA, is being studied as an adjunct to the standard of care in patients with severe tibia fractures that have penetrated the skin. These injuries may take greater than nine months to heal and are subject to infections due to wound contamination as well the compromised surrounding soft tissue. The standard of care treatment is an open reduction surgery where the bone is fixed with hardware such as: intramedullary rod, plates, screws, etc. Currently it is not standard to use an adjunctive material for the purposes of accelerating the bone healing to get the patient back to full function. Carmell’s BHA is designed to be placed in the cracks and crevices of the fracture line at the very end of the procedure after the hardware is placed and before a definitive wound closure. The material is designed to fill the bone void and degrade over two months. As it degrades it will be replaced by new bone that will bridge the fracture line. In the HEAL I (Phase 2) study, more fracture lines were bridged at six months with the hardware plus BHA group vs. the hardware only group, although the study was not powered to detect statistically significant differences. As noted above, the design of a clinical trial must be sufficiently powered to detect valid statistical differences. No treatment-related serious adverse events (“SAEs”) were reported in HEAL I. The PBM product was also well tolerated in the numerous preclinical animal studies. In the HEAL I study per protocol analysis population, eight of ten subjects in the control group were reported to have had Adverse Events while eight of 19 BHA subjects were reported to have had Adverse Events. Adverse events were those typically seen in the study population and included external fixture pin tract infections, urinary tract infection, osteitis, septic non-union, superficial wound infection, calcaneus infection, abscess, temperature spike, infection, chest pains, and cellulitis. No treatment-related adverse events were reported in HEAL I. Three subjects reported to have had SAEs. Two subjects were in the control group and one was in the BHA group. The subject in the BHA group experienced two SAEs; after initially experiencing pin tract infections and contact dermatitis, the subject was diagnosed with cellulitis and tibia osteitis, requiring amputation. These events were deemed to be unrelated to the study product. The PBM technology was also generally well tolerated in preclinical studies conducted to date.

Description of the “combination” BHA Product

BHA, Carmell’s lead product candidate, is made of two components, the PBM and b-TCP. The PBM production process utilizes allogeneic pooled platelet-enriched plasma from healthy donors that are strictly screened and processed by an FDA-registered and American Association of Blood Banks-accredited U.S. blood bank, and each unit is individually tested to ensure that it is free from blood-borne pathogens. As an additional safety precaution, the pooled plasma is heat treated and irradiated to inactivate any viruses. BHA has been studied in both animals and humans. BHA has been generally well tolerated in animal studies conducted to date and BHA is classified as a nonirritant. Results of the initial clinical trial are discussed below.

FDA considers PBM, with b-TCP (which is regulated as a medical device) to be a combination product that has been assigned to CBER as the lead center. Carmell will pursue approval through a Biologics License Application (“BLA”). Our lead program will test BHA in severe tibia fractures. BHA will also be tested in other bone healing applications such as ankle/foot fusion, dental bone graft substitutes and spinal fusion. Preclinical testing conducted to evaluate our understanding of the mechanism of action supports our belief that PBM together with b-TCP has the potential to result in the accelerated growth of stronger, high-quality bone measured by density, amount of woven bone and amount of bone vascularity than either component alone.

In the European Union, we intend to pursue a CE Mark for BHA under the EU MDR with an anticipated label as a bone void filler. We have not sought or received advice from the EMA on whether BHA is a medical device or biological product. The filing will include the results from HEAL I. It is still not known what additional clinical data will be needed for CE Mark approval. Our plans are subject to discussion with the applicable EU regulatory authorities.

BHA is formulated from platelet-enriched plasma and beta-tricalcium phosphate. bTCP and our PBM are the active ingredients. Proteins in the pooled platelet-enriched plasma are cross-linked using proprietary processes to facilitate the local release of platelet and plasma derived regenerative factors as the material degrades by proteolysis over a period up to three months. We believe these factors serve to promote bone and wound healing ancillary to the osteoconductive function of the b-TCP. b-TCP is a well-known, osteoconductive ceramic material with a long history of use that mimics the structure of native cancellous bone once incorporated and remodeled. Other products containing TCP, either on its own or mixed with other constituents, have been cleared by FDA as bone void fillers and are currently marketed for orthopedic and dental bone applications by a number of companies.

The BHA formulation has been tested in preclinical models according to industry standards including ISO 10993-6 and tested clinically in the Phase 2 study, HEAL I. The BHA formulation has been generally well tolerated in studies to date. All Carmell product candidates are manufactured at the Company’s Pittsburgh facility, which has been granted a Certificate of Registration by BSI (The British Standards Institution) and holds Certificate Number: MD 698289 and operates a Quality Management System which complies with the requirements of ISO 13485:2016 & EN 13485:2016 for the following scope: The design, manufacture, packing and distribution of sterile PBMs, including plasma pooling, lyophilization, grinding and other processing steps.

HEAL I was conducted in South Africa and concluded in 2014. It was not conducted under an IND. The primary objective of this study was to evaluate the safety and initial product performance of BHA as an adjunct to standard of care in the treatment of open tibia fractures. Safety and performance of the product were evaluated compared to a control group receiving standard of care (in standard of care the reduction, fracture repair, is maintained by application of internal implant, intermedullary nail or an external fixator). The trial was a double arm, randomized controlled open-label clinical study. HEAL I was a first in human study designed to provide an initial assessment of the safety and effectiveness of the use of BHA in a small number of subjects. It was not powered for statistical significance. Comparisons were conducted between the two treatment groups with a one-sided significance level of a =0.05 for exploratory purposes only. Although the findings are informative, no conclusive scientific inferences can be drawn from the data. As noted previously, the design of a clinical trial must be sufficiently powered to detect valid statistical differences.

A total of 20 treatment group patients and 10 control group patients were enrolled in the study at two hospitals in Cape Town, South Africa. Follow-up examinations, including X-ray and clinical assessments, occurred at 14, 30, 60, 90, 180, and 365 days. The primary endpoint of the study was a composite success/failure endpoint relative to safety and radiographic evidence of fracture healing; secondary endpoints included assessments of infections, wound closure, adverse events, pain, swelling and tenderness. BHA was placed at the site of the bone fracture during open reduction and mechanical stabilization, with some BHA migrating into surrounding soft tissues. The PBM material is designed to degrade over several weeks, slowly bathing the injured tissue with natural regenerative factors while also recruiting the body’s immune system to combat infections. In the study, 70% of patients had severe (Gustilo* type IIIA, IIIB) injuries, 67% were smokers, and 70% received external fixation, which are associated with a high rate of pin tract infections. No adverse events related to the use of BHA were reported. An infection rate of 80% in the control group was observed, compared to 22% in the treatment group, and 100% in the control group compared to 25% in the treatment group with the more severe IIIA, IIIB fractures. We note that the infection rate in the control group for HEAL I was substantially higher than what is typically experienced and what is commonly in the literature, for example, according to J.J. Christie’s 2007 review in The Internet Journal of Orthopedic Surgery, for “for type I fractures the rate of infection is 0-2%, for type II 2-7%, for type IIIA 7%, for type IIIB 10-50% and for type IIIC 25-50% (with a rate of amputation of 50% or more). The overall infection rate for type III fractures is from 10-25%.” A lower percentage of subjects in the treatment group compared to the percentage in the control group experienced an adverse event.

Adverse Events: Importantly, there were no adverse events related to the use of the BHA throughout the yearlong study. In the HEAL 1 study per protocol analysis population, eight of ten subjects in the control group were reported to have had Adverse Events while eight of 19 BHA subjects were reported to have had Adverse Events. Adverse events were those typically seen in the study population and included external fixture pin tract infections, urinary tract infection, osteitis, septic non-union, superficial wound infection, calcaneus infection, abscess, temperature spike, infection, chest pains, and cellulitis. There were three subjects reported to have had SAEs. Two were in the control group and one was in the BHA group. The subject in the BHA group experienced two SAEs; after initially experiencing pin tract infections and contact dermatitis, the subject was diagnosed with cellulitis and tibia osteitis, requiring amputation. These events were deemed to be unrelated to the study product.

No treatment-related Adverse Events were reported in HEAL I. Based on animal and in vitro testing, it was estimated that the plasma-based material in the BHA would be degraded and essentially absorbed by day 60.

For the lead program, BHA in severe open tibia fractures, we have submitted the results of HEAL I, our initial Phase 2 study, to FDA in connection with our 2019 IND submission, and in December 2019, the FDA allowed us to open an IND under which we plan to conduct HEAL II as a Phase 2 study. BHA received fast track designation from FDA in April 2020 to accelerate bone healing with used as an adjunct for treating acute Gustilo-Anderson Type IIIA or Type IIIB open tibia fractures that have been stabilized with mechanical fixation after appropriate wound management. We continue to work to implement FDA’s guidance and feedback on our planned clinical development program for the purposes of pursuing BLA approval for BHA. FDA requires two pivotal studies (clinical studies that will be used for approval of the BLA), that are “adequate and well-controlled”.

Our planned HEAL II study will be very similar in design to HEAL I with the primary endpoint being a composite demonstration of definitive bone healing at six months for severe open tibia fractures and, in contrast to HEAL I, powered to detect any valid statistical differences between BHA and standard of care alone. The primary effectiveness hypothesis is that the probability of healing success at 6 months is superior among subjects treated with BHA + standard of care compared to those treated with standard of care alone.

The composite endpoint will include radiographic measurement at six months by a blinded independent core radiology lab to determine healing according to the mRUST (Radiology Union Scale for Tibia fracture). This scale applies a numerical value (one through four) to the extent of bone healing at each of four bone cortices visible on standard orthogonal view anterior- posterior and lateral radiographic views. These four scores are summed such that the lowest score would be four (four multiplied by one) and the highest possible score would be 16 (four multiplied by four) at the prescribed time period. FDA has indicated that a total score of 13 or higher on the mRUST scale would denote that the fracture is healed. Other components of the composite endpoint include no secondary intervention to promote healing and the ability to ambulate without assistance at or before the six-month time point. The HEAL II study will be conducted at approximately 25 to 30 sites in the United States, Europe and South Africa. The investigator brochure has been completed, and we have initiated site selection. A CRO (“Clinical Research Organization”) has been selected, and we are putting in place the agreements and clinical database needed to conduct the trial. The Company is also required by FDA as part of the clinical development process to provide CMC updates that satisfy the FDA’s stated concerns before any clinical study intended to support marketing approval can be initiated.

Our Business Plan

Carmell Therapeutics is advancing our lead program through the FDA regulatory process. FDA has reviewed information regarding the CMC and a proposed Phase 2 clinical trial protocol. There are two major steps to the manufacturing of BHA: Drug Substance, or “active ingredient”, and Drug Product, or “finished product”. FDA has allowed us to proceed with a clinical study, HEAL II under our open IND. Also, FDA granted our BHA candidate fast track designation. Fast track is a process designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need. Receipt of this designation may not result in a faster development process, review, or approval compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by FDA.

All Carmell products will utilize the same drug substance (PBM), providing the company with potential cost synergies in advancing the secondary programs for aesthetics and wound care. Although the formulation for these secondary programs has not been finalized, we believe they will largely be the same as BHA, the lead program formulation, minus one ingredient, bTCP. These secondary programs need to follow the necessary steps for regulatory approval, including, for example, finalizing CMC and performing randomized clinical studies. We believe that the CMC and clinical trial data obtained through development of our first program, BHA for severe open tibia fracture healing, will be of great value in pursuing future programs due to the similarity in the formulations (i.e., all use same drug substance).

Carmell manufactures all its products at our worldwide headquarters facility in Pittsburgh. This facility houses material shipping and receiving, manufacturing, quality control and product release testing labs. BSI has granted Carmell’s Pittsburgh facility a Certificate of Registration (Certificate Number MD 698289). The Quality Management System complies with the requirements of ISO 13485:2016 & EN 13485:2016 for the design, manufacture, packing and distribution of PBMs. The leased facility provides the ability for manufacturing expansion to meet the production needs for many years post commercialization of both BHA and THA.

The Company has two lease agreements for office space. Under the terms of the lease agreement for the Company’s 6,432 square foot facility, rent is payable in monthly installments on the first day of each calendar month throughout the term of the lease at a rate of $9,648 starting from June 1, 2022 to December 31, 2028. Under the terms of the lease agreement for the Company’s 4,953 square foot facility, rent is payable in monthly installments on the first day of each calendar month through the term of the lease at a rate of $7,429.50 starting from January 1, 2020 to December 31, 2028. Both of the lease agreements expire on December 31, 2028. The facilities include a Manufacturing Suite with ISO Class 7 cleanroom, research and development and quality laboratories. The facilities are suitable for the production of combination medical device – biologic products (BHA and THA) and has been certified to ISO 13485.

The proprietary manufacturing processes are treated as Company trade secrets, with our critical steps being patent protected. Significant process development work has been completed. Product quality and consistency is evaluated throughout the manufacturing process.

Raw materials have established incoming specifications, including those for platelet-enriched plasma, which is screened using FDA-licensed tests to show it is free of viruses prior to arrival at Carmell. Manufacturing processes also include two orthogonal viral inactivation steps that have been validated by an independent laboratory. Even with the above-described controls in place, our cost of performing these manufacturing steps is relatively low compared to other biologic products, as they may require more complex processes, such as plasma fractionation, separation, or protein isolation.

The Company’s commercialization plans are to be a discovery and development platform company and an original equipment manufacturer (OEM) with license agreements for global distribution with large multi-national organizations with therapeutic focus and expertise per field of use (i.e., bone orthopedics, aesthetics, chronic wound care and dental). These license agreements are expected to be established upon completion of early clinical data in the respective therapeutic area (field of use). The Company forecasts that these partnerships will include license fees, upfront payment(s), royalty payments on end user sales revenue and a transfer price for finished products. The Company’s commercialization plans benefit from a senior management team that have had direct responsibility for global product launches at multiple large multi- national companies and with business development expertise. The Company may not be successful in establishing the license agreements with strategic distributors necessary for commercializing in each of the therapeutic areas and therefore would need to try to commercialize with a direct sales and marketing organization. Under this approach, the expense to commercialize new products is high and there are no guarantees that the Company will be able to raise the necessary capital to commercialize its technology independently.

Competition

The orthobiologic and orthopedic industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. We face substantial competition from many different sources, including large and specialty orthopedic companies, biotechnology companies, academic research institutions and governmental agencies along with public and private research institutions.

Our business is in a very competitive and evolving field, that faces competition from large established orthopedic companies such as (but not limited to) Medtronic, Stryker, Zimmer-Biomet, and DePuy-Synthes that possess considerably more resources than Carmell Therapeutics.

Our commercial opportunity could be reduced if our competitors develop and commercialize products that are safer, more effective, are more convenient or are less expensive than any product candidates that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our product candidates, which could result in our competitors establishing a strong market position before we are able to enter the market.

Intellectual Property

We have an intellectual property portfolio that includes exclusive, worldwide licenses from CMU which we believe constitute a formidable barrier to entry. The table below summarizes our patent portfolio as of January 1, 2023.

Title	Matter ID	Issue Date	Patent No.	Status	Inventors	Type of Protection	Assignee/ Applicant	Expiration
BARBS FOR FIXATION OF BIOLOGIC PLASTICS	23683-0009CA1	9/25/2018	2825580	ISSUED/ Canada	Phil G. Campbell, Lee Weiss, Alan West, Jason Smith	The invention pertains to bioresorbable barbs and spikes designed to affix biologically-active blood plasma-derived plastics adjacent to injured tissue for wound coverings, patient implantation devices, or in other medical applications where such affixation is required.	Carmell	2032-01-25

BARBS FOR FIXATION OF BIOLOGIC PLASTICS	23683-0009DE1	3/15/2017	2667791	ISSUED/ Germany	Phil G. Campbell, Lee Weiss, Alan West, Jason Smith	The invention pertains to bioresorbable barbs and spikes designed to affix biologically-active blood plasma-derived plastics adjacent to injured tissue for wound coverings, patient implantation devices, or in other medical applications where such affixation is required.	Carmell	2032-01-25

BARBS FOR FIXATION OF BIOLOGIC PLASTICS	23683-0009EP1	3/15/2017	2667791	ISSUED/ European Patent Convention	Phil G. Campbell, Lee Weiss, Alan West, Jason Smith	The invention pertains to bioresorbable barbs and spikes designed to affix biologically-active blood plasma-derived plastics adjacent to injured tissue for wound coverings, patient implantation devices, or in other medical applications where such affixation is required.	Carmell	2032-01-25

Title	Matter ID	Issue Date	Patent No.	Status	Inventors	Type of Protection	Assignee/ Applicant	Expiration
BARBS FOR FIXATION OF BIOLOGIC PLASTICS	23683-0009FR1	3/15/2017	2667791	ISSUED/ France	Phil G. Campbell, Lee Weiss, Alan West, Jason Smith	The invention pertains to bioresorbable barbs and spikes designed to affix biologically-active blood plasma-derived plastics adjacent to injured tissue for wound coverings, patient implantation devices, or in other medical applications where such affixation is required.	Carmell	2032-01-25

BARBS FOR FIXATION OF BIOLOGIC PLASTICS	23683-0009GB1	3/15/2017	2667791	ISSUED/ United Kingdom	Phil G. Campbell, Lee Weiss, Alan West, Jason Smith	The invention pertains to bioresorbable barbs and spikes designed to affix biologically-active blood plasma-derived plastics adjacent to injured tissue for wound coverings, patient implantation devices, or in other medical applications where such affixation is required.	Carmell	2032-01-25

BARBS FOR FIXATION OF BIOLOGIC PLASTICS	23683-0009IT1	3/15/2017	2667791	ISSUED/ Italy	Phil G. Campbell, Lee Weiss, Alan West, Jason Smith	The invention pertains to bioresorbable barbs and spikes designed to affix biologically-active blood plasma-derived plastics adjacent to injured tissue for wound coverings, patient implantation devices, or in other medical applications where such affixation is required.	Carmell	2032-01-25

Title	Matter ID	Issue Date	Patent No.	Status	Inventors	Type of Protection	Assignee/ Applicant	Expiration
BIOCOMPATIBLE POLYMERS AND METHODS OF USE	36293-0002CA1	7/8/2014	2616865	ISSUED/ Canada	Phil Campbell, Lee E. Weiss, Jason Smith, David M. Sipe, Prashant Kumta, Gregory W. Fisher	A compressed biocompatible plastic product made from a mixture comprising fibrin powder and plasticizer, the plasticizer comprising a phthalate plasticizer, adipate plasticizer, trimellitate plasticizer, maleate plasticizer, sebacate plasticizer From the group consisting of agents, benzoate plasticizers, epoxidized vegetable oils, sulfonamide plasticizers, phosphate plasticizers, polyalcohols, glycols, glycerol, glycerol, polyethers, acetylated monoglycerides, alkyl citrates, polymer plasticizers and combinations thereof is selected, the mixture Ru is compressed at a temperature of less than pressure and 80 ° C. to form a biopolymer matrix, article of manufacture.	Carnegie Mellon University	2026-07-28

Title	Matter ID	Issue Date	Patent No.	Status	Inventors	Type of Protection	Assignee/ Applicant	Expiration
BIOCOMPATIBLE POLYMERS AND METHODS OF USE	36293-0002JP1	2/14/2014	5475283	ISSUED/ Japan	Phil Campbell, Lee E. Weiss, Jason Smith, David M. Sipe, Prashant Kumta, Gregory W. Fisher	A compressed biocompatible plastic product made from a mixture comprising fibrin powder and plasticizer, the plasticizer comprising a phthalate plasticizer, adipate plasticizer, trimellitate plasticizer, maleate plasticizer, sebacate plasticizer From the group consisting of agents, benzoate plasticizers, epoxidized vegetable oils, sulfonamide plasticizers, phosphate plasticizers, polyalcohols, glycols, glycerol, glycerol, polyethers, acetylated monoglycerides, alkyl citrates, polymer plasticizers and combinations thereof is selected, the mixture Ru is compressed at a temperature of less than pressure and 80 ° C. to form a biopolymer matrix, article of manufacture.	Carnegie Mellon University	2026-07-28

METHOD AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0005001	10/23/2012	8,293,530	ISSUED/ United States	Phil Campbell, James E. Burgess, Lee E. Weiss, Jason Smith	A method of making a bioplastic, and a bioplastic produced thereby, by using human plasma in which human plasma is clotted, either dried through its gel phase or dried and powdered, and processed into a bioplastic with the addition of at least one plasticizer followed by forming and heating to form a final bioplastic construct.	Carnegie Mellon University Allegheny Singer Research Institute	2029-12-17

Title	Matter ID	Issue Date	Patent No.	Status	Inventors	Type of Protection	Assignee/ Applicant	Expiration
METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0006AU1	7/31/2014	2008279578	ISSUED/ Australia	Phil Campbell, James E. Burgess, Lee E. Weiss, Jason Smith	A blood-derived plastic article comprising at least partially dried clotted blood plasma, and at least one biological response modifier, wherein the at least partially dried clotted blood plasma comprises whole plasma, including a plasma clot and serum.	Carnegie Mellon, Allegheny- Singer Research Institute, and Carmell	2028-04-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0006CA1	5/23/2017	2701187	ISSUED/ Canada	Phil Campbell, James E. Burgess, Lee E. Weiss, Jason Smith	The invention pertains to bioplastics for patient implantation or application, made at least in part from patient tissue or fluids such as plasma.	Carnegie Mellon, Allegheny- Singer Research Institute, and Carmell	2028-04-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0006DE1	6/15/2011	2182994	ISSUED/ Germany	Phil Campbell, James E. Burgess, Lee E. Weiss, Jason Smith	Blood-derived plastic articles prepared from compositions including blood and, in some embodiments, at least one crosslinking agent and/or at least one biological response modifier, that can be useful for biological applications such as wound repair and tissue grafts; methods of making and using the same; methods for assessing the concentration of a biological response modifier in an article; and systems for preparing blood-derived plastic articles are provided.	Carnegie Mellon, Allegheny- Singer Research Institute, and Carmell	2028-04-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0006EP1	6/15/2011	2182994	ISSUED/ European Patent Convention	Phil Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2028-04-17

Title	Matter ID	Issue Date	Patent No.	Status	Inventors	Type of Protection	Assignee/ Applicant	Expiration
METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0006FR1	6/15/2011	2182994	ISSUED/ France	Phil Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2028-04-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0006GB1	6/15/2011	2182994	ISSUED/ United Kingdom	Phil Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2028-04-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0006IT1	6/15/2011	2182994	ISSUED/ Italy	Phil Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2028-04-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0006MX1	12/8/2011	293347	ISSUED/ Mexico	Phil Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon and Carmell	2028-04-17

METHOD AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0007001	9/10/2013	8,529,956	ISSUED/ United States	Phil G. Campbell, James E. Burgess, Lee E. Weiss, Jason Smith	METHOD AND APPARATUS FOR MANUFACTURING PLASMA BASED PLAST ICS AND BIOPLASTICS PRODUCED THEREFROM	Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2030-09-02

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0007002	9/10/2013	8,529,958	ISSUED / United States	Phil G. Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2027-10-17

Title	Matter ID	Issue Date	Patent No.	Status	Inventors	Type of Protection	Assignee/ Applicant	Expiration
METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0007004	9/10/2013	8,529,959	ISSUED/ United States	Phil G. Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2027-10-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0007005	9/10/2013	8,529,960	ISSUED/ United States	Phil G. Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2027-10-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0007006	9/10/2013	8,529,961	ISSUED/ United States	Phil G. Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2027-10-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0007007	12/16/2014	8,911,789	ISSUED/ United States	Phil G. Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2027-10-17

METHODS AND APPARATUS FOR MANUFACTURING PLASMA BASED PLASTICS AND BIOPLASTICS PRODUCED THEREFROM	36293-0007008	6/14/2016	9,364,503	ISSUED/ United States	Phil G. Campbell, James E. Burgess, Lee E. Weiss, Jason Smith		Carnegie Mellon, Allegheny-Singer Research Institute, and Carmell	2027-10-17

Government Regulation

In the United States, biological products are licensed by FDA for marketing under the Public Health Service Act, referred to as the PHS Act, and regulated under the Federal Food, Drug, and Cosmetic Act, or the FDCA. Both the FDCA and the PHS Act and their corresponding regulations govern, among other things, the testing, manufacturing, safety, purity, potency, efficacy, labeling, packaging, storage, record keeping, distribution, marketing, sales, import, export, reporting, advertising and other promotional practices involving drug and biological products. FDA clearance of an investigational new drug application, or IND must be obtained before initiating clinical testing of biologic products. FDA licensure also must be obtained before marketing biological products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Development Process

The process required by the FDA before biologic product may be marketed in the United States generally involves the following:

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completion of nonclinical laboratory tests and animal studies according to Good Laboratory Practices, or GLPs, and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•	preparation of clinical trial material in accordance with Good Manufacturing Practices, or GMPs;

•	submission to the FDA of an application for an Investigational New Drug, or IND application, which must become effective before human clinical trials may begin;

•	approval by an institutional review board, or IRB, reviewing each clinical site before each clinical trial may be initiated;

•

performance of adequate and well-controlled human clinical trials according to Good Clinical Practices, or GCPs and any additional requirements for the protection of human research subjects and their health information, to establish the safety, purity, potency, and efficacy, of the proposed drug or biological product for its intended use;

•

submission to the FDA of a Biologics License Application, or BLA, for marketing approval that includes substantive evidence of safety, purity, potency, and efficacy from results of nonclinical testing and clinical trials;

•

satisfactory completion of an FDA inspection prior to BLA approval of the manufacturing facility or facilities where the biological product is produced to assess compliance with GMPs, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;

•	potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the BLA;

•	potential FDA Advisory Committee meeting to elicit expert input on critical issues and including a vote by external committee members;

•	FDA review and approval, or licensure, of the BLA, and payment of associated user fees, when applicable; and

•

compliance with any post approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategies, or REMS, and the potential requirement to conduct post approval studies.

Before testing any biological product candidate in humans, the product candidate enters the preclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, pharmacology, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements including GLPs.

The clinical study sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some nonclinical testing typically continues after the IND is submitted. An IND is an exemption from the FDCA that allows an unapproved product to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer an investigational product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA requests certain changes to a protocol before the trial can begin, or the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA.

Clinical trials may involve the administration of the biological product candidate to healthy volunteers or subjects under the supervision of qualified investigators, generally physicians not employed by or under the study sponsor’s control. Clinical trials involving some products for certain diseases, including some rare diseases may begin with testing in patients with the disease. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research subjects or his or her legal representative provide informed consent. Further, each clinical trial must be reviewed and approved by an independent IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•

Phase 1. The investigational product is initially introduced into healthy human subjects and tested for safety. In the case of some products for rare diseases, the initial human testing is often conducted in patients.

•

Phase 2. The investigational product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

•

Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. In biologics for rare diseases where patient populations are small and there is an urgent need for treatment, Phase 3 trials might not be required if an adequate risk/ benefit can be demonstrated from the Phase 2 trial.

An Open Label Expansion study may also be conducted. An OLE study typically enrolls participants of previous clinical trials and is designed to gather the long-term safety and tolerability data on a potential new medicine beyond the time period of the original studies.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reactions over that listed in the protocol or

investigator brochure. The sponsor must submit an IND safety report within    15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2, and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the investigational product has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the investigational product as well as finalize a process for manufacturing the product in commercial quantities in accordance with GMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHS Act emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

There are also various laws and regulations regarding laboratory practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances in connection with the research. In each of these areas, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals.

Information about certain clinical trials must be submitted within specific timeframes to the NIH for public dissemination on its clinicaltrials.gov website. Sponsors or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious diseases or conditions must also have a publicly available policy on evaluating and responding to requests for expanded access requests.

U.S. Review and Approval Processes

After the completion of clinical trials of a biological product, FDA approval of a BLA must be obtained before commercial marketing of the product. The BLA must include results of product development, laboratory and animal studies, human studies, information on the manufacture and composition of the product, proposed labeling and other relevant information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act, as amended, or PDUFA, each BLA may be accompanied by a significant user fee. Under federal law, the submission of most applications is subject to an application user fee. The sponsor of an approved application is also subject to an annual program fee. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for product candidates designated as orphan drugs, unless the product candidate also includes a non-orphan indication.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. The application also needs to be published and submitted in an electronic format that can be processed through the FDA’s electronic systems. If the electronic submission is not compatible with FDA’s systems, the BLA can be refused for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, potent, and effective, for its intended use. In making these determinations, FDA will consider any statistical comparisons that have been conducted by the sponsor, including the calculation of p values. P-values are statistical calculations that relate to the probability that the observed difference between groups happened by chance, with a p-value of less than 0.05 (i.e., less than 5% probability that the observed difference happened by chance) generally considered as the threshold to indicate statistical significance in clinical trials. FDA will also determine whether the proposed product has an acceptable purity profile, and whether the product is being manufactured in accordance with GMPs to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the biological product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the FDA will not approve the BLA without a REMS, if required.

Before approving a BLA, the FDA may inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with GMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical trial sites to assure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. To assure GMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than the sponsor interprets the same data. If the agency decides not to approve the BLA in its present form, the FDA will issue a complete response letter that usually describes all of the specific deficiencies in the BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized. As a condition for approval, the FDA may also require additional nonclinical testing as a Phase 4 commitment.

One of the performance goals agreed to by the FDA under the PDUFA is to review standard BLAs in 10 months from filing and priority BLAs in six months from filing, whereupon a review decision is to be made. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs and its review goals are subject to change from time to time. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the BLA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Combination Products

A combination product is a product comprised of two or more regulated components (e.g., two drugs or biologics, drug or biologic and medical device), that are physically combined and produced as a single entity, packaged together in a single package, or packaged separately but intended to be labeled for use together. The FDA is divided into various branches, or Centers, by product type. Different Centers typically review drug, biologic, or device applications. In order to review an application for a combination product, the FDA must decide which Center should be responsible for the review. FDA regulations require that the FDA determine the combination product’s primary mode of action, or PMOA, which is the single mode of a combination product that provides the most important therapeutic action of the combination product.

The Center that regulates that portion of the product that generates the PMOA becomes the lead evaluator. If there are two independent modes of action, neither of which is subordinate to the other, the FDA makes a determination as to which Center to assign the product based on consistency with other combination products raising similar types of safety and effectiveness questions or to the Center with the most expertise in evaluating the most significant safety and effectiveness questions raised by the combination product. When evaluating an application, a lead Center may consult other Centers but still retain complete reviewing authority, or it may collaborate with another Center, by which the Center assigns review of a specific section of the application to another Center, delegating its review authority for that section. Typically, the FDA requires a single marketing application submitted to the Center selected to be the lead evaluator, although the agency has the discretion to require separate applications to more than one Center. The FDA has also established an Office of Combination Products to address issues surrounding combination products and provide more certainty to the regulatory review process. That office serves as a focal point for combination product issues for agency reviewers and industry. It is also responsible for developing guidance and regulations to clarify the regulation of combination products, and for assignment of the FDA center that has primary jurisdiction for review of combination products where the jurisdiction is unclear or in dispute.

Even when a single marketing application is required for a combination product, such as an BLA for a combination biologic and device product, both CBER or CDER and FDA’s Center for Devices and Radiological Health may participate in the review. If a product candidate is considered a biologic-device combination product, an applicant will also need to discuss with the Agency how to apply certain premarket requirements and post-marketing regulatory requirements, including conduct of clinical trials, adverse event reporting and good manufacturing practices, including applicable portions of the FDA’s Quality System regulation, to their combination product.

Some combination products feature a device constituent part that may be used as a platform across multiple products. Additionally, the same device information may be applicable to and used to support multiple submissions to FDA. For such combination products, a device master file may be submitted. A device master file is a submission that includes technical, manufacturing, preclinical, clinical and safety information about a medical device component or material that may be incorporated by reference into a sponsor’s IDE, BLA or other submission to the FDA. A master file is not approved by FDA, but is a mechanism to provide information regarding the device constituent part when the same information is applicable to several other applications.

An investigational device exemption, or IDE, allows an investigational device to be used in a clinical study in order to collect safety and effectiveness data. A 30-day waiting period after the submission of each IDE is required prior to the commencement of clinical testing in humans. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for abbreviated IDE requirements. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by appropriate institutional review boards at the clinical trial sites. The FDA’s approval of an IDE allows clinical testing to go forward, but it does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and effectiveness, even if the trial meets its intended success criteria. All clinical trials must be conducted in accordance with the FDA’s IDE regulations that govern investigational device labeling, prohibit promotion, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s regulations for institutional review board approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Although the FDA’s Quality System Regulation does not fully apply to investigational devices, the requirement for controls on design and development does apply. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that FDA may impose with respect to manufacturing.

Post-Approval Requirements

Maintaining substantial compliance with applicable federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of biological products continues after approval, particularly with respect to GMP. We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Manufacturers of our products are required to comply with applicable requirements in the GMP regulations, including quality control and quality assurance and maintenance of records and documentation.

Following approval, the manufacturing facilities are subject to biennial inspections by the FDA and such inspections may result in an issuance of Form FDA 483 deficiency observations, an untitled letter, or a warning letter, which can lead to plant shutdown to correct the issues cited by FDA and other more serious penalties and fines. Prior to the institution of any manufacturing changes, a determination needs to be made whether FDA approval is required in advance. If not done in accordance with FDA expectations, the FDA may restrict supply and may take further action. Manufacturers of approved products are required to submit product reports to FDA on an annual basis. Other post-approval requirements applicable to biological products, include reporting of GMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record-keeping requirements, reporting of adverse events, reporting updated safety and efficacy information, and complying with electronic record and signature requirements.

After BLA is approved, the product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA may conduct laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of drug and biological products. Systems need to be put in place to record and evaluate adverse events reported by health care providers and patients and to assess product complaints. An increase in severity or new adverse events can result in labeling changes or product recall. Defects in manufacturing of commercial products can result in product recalls.

We also must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or inpatient populations that are not consistent with the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant or manufacturer to administrative or judicial civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval or license revocation, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect.

Biological product manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with GMPs and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain GMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including withdrawal of the product from the market. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Expedited Review and Approval Programs

The FDA has various programs, including fast track designation, priority review, accelerated approval, and breakthrough therapy designation, that are intended to expedite or simplify the process for the development and FDA review of drug and biological products that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drug and biological products to patients earlier than under standard FDA review procedures. To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a BLA for a product with fast track designation before the application is complete, a process known as rolling review.

The FDA may give priority review designation to drug or biological products that treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. Most products that are eligible for fast track designation may also be considered appropriate to receive a priority review. In addition, under the accelerated approval pathway, products studied for their safety and effectiveness in treating serious or life- threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug or biological product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a product receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint and, under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”), the FDA is now permitted to require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a drug or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, the FDA generally requires, unless otherwise informed by the agency, pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Moreover, under the Food and Drug Administration Safety and Innovation Act, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug or biological product that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biological product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same drug if relevant criteria are met. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decides that the time period for FDA review or approval will not be shortened. Furthermore, fast-track designation, priority review, accelerated approval and breakthrough therapy designation, do not change the standards for approval and may not ultimately expedite the development or approval process.

Biologics Price Competition and Innovation Act

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, which was enacted as part of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or PPACA, created an abbreviated approval pathway for biological products that are demonstrated to be “biosimilar” or “interchangeable” with an FDA-licensed reference biological product via an approved BLA. Biosimilarity to an approved reference product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity is demonstrated in steps beginning with rigorous analytical studies or “fingerprinting”, in vitro studies, in vivo animal studies, and generally at least one clinical study, absent a waiver from the Secretary of Health and Human Services. The biosimilarity exercise tests the hypothesis that the investigational product and the reference product are the same. If at any point in the stepwise biosimilarity process a significant difference is observed, then the products are not biosimilar, and the development of a stand-alone BLA is necessary. In order to meet the higher hurdle of interchangeability, a sponsor must demonstrate that the biosimilar product can be expected to produce the same clinical result as the reference product, and for a product that is administered more than once, that the risk of switching between the reference product and biosimilar product is not greater than the risk of maintaining the patient on the reference product. Under the BPCIA, a reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product.

FDA Review and Approval of Medical Devices

Medical devices are strictly regulated by the FDA in the United States. Under the FDCA, a medical device is defined as “an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component, part or accessory which is, among other things: intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or intended to affect the structure or any function of the body of man or other animals, and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes.” This definition provides a clear distinction between a medical device and other FDA-regulated products such as drugs or biologics. If the primary intended use of a medical product is achieved through chemical action or by being metabolized by the body, the product is usually a drug or biologic. If not, it is generally a medical device. Unless an exemption applies, a new medical device may not be marketed in the United States unless and until it has been cleared through the premarket notification, or 510(k), process, or approved by the FDA pursuant to a premarket approval application, or PMA. The information that must be submitted to the FDA in order to obtain clearance or approval to market a new medical device varies depending on how the medical device is classified by the FDA.

Medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are those low risk devices for which reasonable assurance of safety and effectiveness can be provided by adherence to the FDA’s general controls for medical devices, which include applicable portions of the FDA’s Quality System Regulation, or QSR; facility registration and product listing; reporting of adverse medical events and malfunctions; and appropriate, truthful and non-misleading labeling, advertising and promotional materials. Most Class I devices are exempt from premarket regulation; however, some Class I devices require premarket clearance by the FDA through the 510(k) process.

Class II devices are moderate risk devices and are subject to the FDA’s general controls, and any other special controls, such as performance standards, post-market surveillance, and FDA guidelines, deemed necessary by the FDA to provide reasonable assurance of the devices’ safety and effectiveness. Premarket review and clearance by the FDA for most Class II devices is accomplished through the 510(k) process, although some Class II devices are exempt from the 510(k) requirements. To obtain 510(k) clearance, a sponsor must submit to the FDA a premarket notification demonstrating that the device is substantially equivalent to a device that is already legally marketed in the United States and for which a PMA was not required (i.e., a Class II device). The device to which the sponsor’s device is compared for the purpose of determining substantial equivalence is called a “predicate device.” The FDA’s goal is to make a substantial equivalence determination within 90 days of FDA’s receipt of the 510(k) application, but it often takes longer if the FDA requests additional information. Most 510(k)s do not require supporting data from clinical trials, but the FDA may request such data. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new clearance or possibly a pre-market approval. Premarket notifications are subject to user fees, unless a specific exemption applies.

Class III devices are deemed by the FDA to pose the greatest risk to patients, such as those for which reasonable assurance of the device’s safety and effectiveness cannot be assured solely by the general controls and special controls described above and that are life-sustaining or life-supporting. All Class III devices must be reviewed and approved by the FDA through the PMA process. A PMA must be supported by extensive data including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use.

After a PMA is sufficiently complete, the FDA will accept the application for filing and begin an in-depth review of the submitted information. By statute, the FDA has 180 days to review the accepted application, although review of the application generally can take between one and three years. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. Although the FDA is not bound by the advisory panel decision, it considers such recommendations when making final decisions on approval. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with the QSR. New premarket approval applications or premarket approval application supplements are also required for product modifications that affect the safety and efficacy of the device. PMA (and supplemental PMAs) are subject to significantly higher user fees than are 510(k) premarket notifications.

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they ultimately pose to patients and/or users. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II based on a benefit-risk analysis demonstrating the device actually presents low or moderate risk, rather than requiring the submission and approval of a PMA application.

Clinical trials are almost always required to support a PMA application and are sometimes required for a de novo classification request or 510(k) pre-market notification. In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, an investigator acting on behalf of the company must, among other things, apply for and obtain IRB approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the company sponsoring the investigation must also submit and obtain FDA approval of an IDE. An IDE must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specified number of study participants, unless the product is deemed a non-significant risk device and eligible for abbreviated IDE requirements. Generally, clinical trials for a significant risk device may begin once the IDE is approved by the FDA and the study protocol and informed consent are approved by a duly-appointed IRB at each clinical trial site.

FDA’s IDE regulations govern investigational device labeling, prohibit promotion, and specify an array of GCP requirements, which include, among other things, recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s regulations for IRB approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant approval or clearance of a product.

Post-Marketing Requirements for Medical Devices

After a medical device is placed on the market, numerous regulatory requirements apply that in some ways mirror the post-approval requirements for prescription drugs and biologics. These include, but are not limited to:

•	submitting and updating establishment registration and device listings with the FDA;

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compliance with the QSR, which requires manufacturers to follow stringent design, testing, control, documentation, record maintenance, including maintenance of complaint and related investigation files, and other quality assurance controls during the manufacturing process;

•	unannounced routine or for-cause device facility inspections by the FDA;

•	labeling regulations, which prohibit the promotion of products for uncleared or unapproved (or “off-label”) uses and impose other restrictions relating to promotional activities;

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corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health; and

•	post- market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Under the FDA medical device reporting, or MDR, regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or a similar device of such manufacturer were to recur. The decision to file an MDR involves a judgment by the manufacturer. If the FDA disagrees with the manufacturer’s determination, the FDA can take enforcement action.

As with prescription drugs or biologics, the failure to comply with applicable device regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	Form 483s, warning letters, fines, injunctions or civil penalties;

•	recalls, detentions or seizures of products;

•	operating restrictions;

•	delays in the introduction of products into the market;

•	total or partial suspension of production;

•	delay or refusal of the FDA or other regulators to grant 510(k) clearance or PMA approvals of new products;

•	withdrawals of marketing authorization; or

•	in the most serious cases, criminal prosecution.

Healthcare Laws and Regulations

In addition to FDA restrictions on the marketing of pharmaceutical products, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry. Healthcare providers, physicians, and third party payors play a primary role in the recommendation and prescription of drug products for which we obtain marketing approval. Arrangements with third party payors, healthcare providers and physicians, in connection with the clinical research, sales, marketing and promotion of products, once approved, and related activities, may expose a pharmaceutical manufacturer to broadly applicable fraud and abuse and other healthcare laws and regulations. In the United States, these laws include, without limitation, state and federal anti-kickback, false claims, physician transparency, and patient data privacy and security laws and regulations, including but not limited to those described below:

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the federal Anti-Kickback Statute, or AKS, which makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer or pay any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, that is intended to induce or reward, referrals including the purchase recommendation, order or prescription of a particular drug for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

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the federal civil and criminal false claims laws, including the False Claims Act, which impose criminal and civil penalties, including through civil “qui tam” or “whistleblower” actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal health care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay money to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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the civil monetary penalties law, which prohibits, among other things, the offering or giving of remuneration, which includes, without limitation, any transfer of items or services for free or for less than fair market value (with limited exceptions), to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of items or services reimbursable by a federal or state governmental program;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payer (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it;

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HIPAA, as amended by HITECH, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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the federal Physician Payments Sunshine Act, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, and its implementing regulations, which requires applicable manufacturers of drugs, devices, biological products and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the Centers for Medicare and Medicaid Services, or CMS, under the Open Payments Program, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Effective January 1, 2022, these reporting obligations extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

•	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Efforts to ensure that our business arrangements comply with applicable healthcare laws involve substantial costs. It is possible that governmental and enforcement authorities will conclude that a pharmaceutical manufacturer’s business practices do not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If a pharmaceutical manufacturer’s operations, including its arrangements with physicians and other healthcare providers, some of whom receive stock options as compensation for services provided, are found to be in violation of any of such laws or any other governmental regulations that apply, governmental and enforcement authorities may institute action. If the pharmaceutical manufacturer is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, imprisonment, possible exclusion or suspension from participation in Medicare, Medicaid and other federal healthcare programs, integrity and oversight agreements to resolve allegations of non-compliance, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of operations, any of which could adversely affect a pharmaceutical manufacturer’s ability to operate its business and the financial results of operations. Additionally, private individuals have the ability to bring actions on behalf of the U.S. government under the federal False Claims Act as well as under the false claims laws of several states against a pharmaceutical manufacturer. The approval and commercialization of a pharmaceutical manufacturer’s product candidates outside the United States will also likely subject it to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. Lastly, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs, which may also adversely affect our business.

The risk of our being found in violation of these laws is increased by the fact that many of these laws have not been fully interpreted by the regulatory authorities or the courts, their provisions are open to a variety of interpretations, and are currently the subject of legal challenge. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain a robust system to comply with multiple jurisdictions with different compliance and reporting requirements increases the possibility that a healthcare company may violate one or more of the requirements. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial cost.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or the “FCPA”, generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our industry is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the health care providers who prescribe pharmaceuticals are employed by their government, and the purchasers of pharmaceuticals are government entities; therefore, our dealings with these prescribers and purchasers are subject to regulation under the FCPA. Recently, the SEC and Department of Justice have increased their FCPA enforcement activities with respect to pharmaceutical companies. Violations could result in fines, criminal sanctions against us, our officers, or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of our business. Enforcement actions may be brought by the Department of Justice or the Securities and Exchanges Commission (“SEC”), and recent enacted legislation has expanded the SEC’s power to seek disgorgement in all FCPA cases filed in federal court and extended the statute of limitations in SEC enforcement actions in intent-based claims such as those under the FCPA from five years to ten years.

Healthcare Reform

The U.S. and many other jurisdictions have enacted or proposed legal changes affecting the healthcare system that could prevent or delay marketing approval of our product candidates, affect our ability to profitably sell our product candidates once approved, and restrict or regulate post-approval activities. Changes in the legal requirements, or their interpretation, could impact our business by compelling, for example, modification to: our manufacturing arrangements; product labeling; pricing and reimbursement arrangements; private or governmental insurance coverage; the sale practices for, or availability of, our products; or record-keeping activities. If any such changes were to be imposed, they could adversely affect the operation of our business.

Third party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In the U.S. and certain other jurisdictions, there have been, and are expected to continue to be, a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably. In the U.S., however, significant uncertainty exists regarding the provision and financing of healthcare because the newly elected administration and federal legislators have publicly declared their intention to review and potentially significantly modify the current legal and regulatory framework for the healthcare system.

Current legislation at the U.S. federal and state levels seeks to reduce healthcare costs and improve the quality of healthcare. For example, the U.S. Affordable Care Act, enacted in March 2010, subjected biologic products to potential competition by lower-cost biosimilars; introduced a new methodology to calculate manufacturers’ rebates under the Medicaid Drug Rebate Program for certain drugs, including infused or injected drugs; increased manufacturers’ minimum Medicaid rebates under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to pharmaceutical prescriptions of individuals enrolled in Medicaid managed care organizations; imposed new annual fees and taxes for certain branded prescription drugs and biologic agents; created the Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts as of January 1, 2019, off negotiated prices on certain brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research. At this time, the full effect that the Affordable Care Act would have on our business remains unclear.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA and we expect there will be additional challenges and amendments to the ACA in the future. The Tax Cuts and Jobs Act of 2017 (“Tax Act”) includes a provision that decreased the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, commonly referred to as the “individual mandate,” to $0, effective January 1,

2019. On December 14, 2018, a federal district court in Texas ruled the individual mandate is a critical and inseverable feature of the ACA and, therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals (“Fifth Circuit”) held that the individual mandate is unconstitutional, and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. Following an appeal by certain defendants, on June 17, 2021, the U.S. Supreme Court dismissed the plaintiffs’ challenge to the ACA for lack of standing without specifically ruling on the constitutionality of the ACA, and reversed the Fifth Circuit’s judgment and remanded the case with instructions to dismiss. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge, repeal or replace the ACA, will impact our business.

Other legislative changes relevant to the healthcare system have been adopted in the U.S. since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional Congressional action is taken. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through March 31, 2022 due to the COVID-19 pandemic. Following the suspension, a 1% payment reduction occurred beginning April 1, 2022 through June 30, 2022, and the 2% payment reduction resumed on July 1, 2022. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers, cancer centers and other treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The Inflation Reduction Act of 2022 contains substantial drug pricing reforms, including the establishment of a drug price negotiation program within the U.S. Department of Health and Human Services that would require manufacturers to charge a negotiated “maximum fair price” for certain selected drugs or pay an excise tax for noncompliance, the establishment of rebate payment requirements on manufacturers of certain drugs payable under Medicare Parts B and D to penalize price increases that outpace inflation, and requires manufacturers to provide discounts on Part D drugs. Substantial penalties can be assessed for noncompliance with the drug pricing provisions in the Inflation Reduction Act of 2022. The Inflation Reduction Act of 2022 could have the effect of reducing the prices we can charge and reimbursement we receive for our products, if approved, thereby reducing our profitability, and could have a material adverse effect on our financial condition, results of operations and growth prospects. The effect of Inflation Reduction Act of 2022 on our business and the pharmaceutical industry in general is not yet known.

Additionally, on July 9, 2021, President Biden issued an executive order directing the FDA to, among other things, work with states and tribes to safely import prescription drugs from Canada and to continue to clarify and improve the approval framework for generic drugs and biosimilars, including the standards for interchangeability of biological products, facilitate the development and approval of biosimilar and interchangeable products, clarify existing requirements and procedures related to the review and submission of BLAs, and identify and address any efforts to impede generic drug and biosimilar competition. It is unclear whether the FDA will make changes or additions to current requirements and procedures relating to BLAs and, if so, how such changes or additions could impact our business.

In August 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into law. The IRA includes several provisions that will impact our business to varying degrees, including provisions that create a $2,000 out-of-pocket cap for Medicare Part D beneficiaries, impose new manufacturer financial liability on all drugs in Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D pricing for certain high-cost drugs and biologics without generic or biosimilar competition, require companies to pay rebates to Medicare for drug prices that increase faster than inflation, and delay the rebate rule that would require pass through of pharmacy benefit manager rebates to beneficiaries. The effect of IRA on our business and the healthcare industry in general is not yet known.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. As indicated previously, significant uncertainty exists regarding the future scope and effect of current healthcare legislation and regulations because of recent changes in U.S. executive and legislative branches, and elected officials’ public declarations of their intention to significantly modify or repeal the current legislative framework. We cannot predict the initiatives that may be adopted in the future, any of which could limit or modify the amounts that foreign, federal and state governments as well as private payors, including patients, will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Coverage and Reimbursement

The regulations that govern regulatory approvals, pricing and reimbursement for new products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product candidate in a particular country, but then be subject to price regulations that delay our commercial launch of the product candidate, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product candidate in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain marketing approval.

Our ability to commercialize any product candidates successfully also will depend in part on the extent to which coverage and reimbursement for these product candidates and related treatments will be available from government authorities, private health insurers and other organizations. In the U.S. and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance.

In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services (CMS), an agency within the U.S. Department of Health and Human Services (HHS). CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. The availability of coverage and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford treatments. Sales of these or other products that we may identify will depend substantially, both domestically and abroad, on the extent to which the costs of our therapeutics will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If coverage and adequate reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our therapeutics. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment. Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular products. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for products. We cannot be sure that coverage will be available for any product candidate that we commercialize and, if coverage is available, the level of reimbursement.

Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price (ASP) and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the EU do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Regulation Outside of the United States

In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries regarding drug development and commercialization. The approval process varies from country to country and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

In the E.U., medical devices are regulated by the EU MDR, which became applicable on 26 May 2021 and replaced the EU Medical Devices Directive 93/42/EEC (“EU MDD”). The EU MDR and its associated guidance documents and harmonized standards, govern, among other things, device design and development, preclinical and clinical or performance testing, premarket conformity assessment, registration and listing, manufacturing, labeling, storage, claims, sales and distribution, export and import and post-market surveillance, vigilance, and market surveillance for medical devices.

Before a device can be placed on the market in the E.U., compliance with the general safety and performance requirements of the EU MDR must be demonstrated in order to affix the CE Mark to the product. The method of assessing conformity varies depending on the (risk) class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by an independent organization designated as a “Notified Body” for conformity assessments. This third-party assessment may consist of an audit of the manufacturer’s quality system or specific testing of the manufacturer’s product. The Notified Body issues a CE certificate of conformity to confirm successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements provided in the EU MDR. Under transitional provisions provided in the EU MDR, medical devices that had valid CE certificates of conformity issued under the EU MDD prior to 26 May 2021 may continue to be placed on the E.U. market for the remaining validity of the certificate, and until 27 May 2024 at the latest, provided that manufacturers comply with certain new requirements set forth in the EU MDR. After the expiry of any applicable transitional period, only devices that have been CE marked on the basis of the MDR may be placed on the market in the E.U. A CE mark under the EU MDR is also valid for placing a medical device on the market in the additional countries of the European Economic Area (Norway, Liechtenstein and Iceland). One of the key new requirements under the EU MDR is for certain information, including the manufacturer’s information and a unique device identifier (UDI) for the device, to be registered on the new electronic database known as EUDAMED. These new requirements aim at ensuring better identification and traceability of the devices. EUAMED is not yet fully functional, however the European Commission is aiming to have a fully functional version of the system available in the second quarter of 2024. The Medical Device Coordination Group (MDCG) has published guidance on administrative practices for manufactures until EUDAMED is fully functional.

Post-Brexit the EU MDR does not apply in Great Britain (which includes England, Scotland and Wales); Northern Ireland has adopted a hybrid approach as a result of the divergence in accordance with the Northern Ireland Protocol. The medical device legislative framework in the United Kingdom is set out in the Medical Devices Regulations 2002. These Regulations are based on the EU MDD but have been amended so that they function properly now the United Kingdom is no longer part of the E.U. The updated Medical Devices Regulations 2002 have introduced several changes including (but not limited to) replacing the CE mark with a UKCA marking (although E.U. CE marks will be recognized in Great Britain until 30 June 2024), requiring manufacturers outside of the United Kingdom to appoint a “UK Responsible Person” if they place devices on the Great British market and more wide-ranging device registration requirements.

Sales in other jurisdictions are subject to the foreign government regulations of the relevant jurisdiction, and in most cases we must obtain approval by the appropriate regulatory authorities before we can commence clinical trials or marketing activities in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required to obtain a marketing authorization in the United States or the CE mark in the E.U. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change, and additional government regulations may be enacted that could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature, or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Employees and Human Capital

As of the date hereof, we have seven full-time employees and eight part-time employees. We have relied and plan on continuing to rely on independent organizations, advisors and consultants to perform certain services for us, including handling substantially all aspects of regulatory approval, clinical management, manufacturing, marketing, and sales. Such services may not always be available to us on a timely basis or at costs that we can afford. Our future performance will depend in part on our ability to successfully integrate newly hired officers and to engage and retain consultants, as well as our ability to develop an effective working relationship with our management and consultants.

Legal Proceedings

We are not currently subject to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CARMELL THERAPEUTICS CORP.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes in the S-4/A (“S4”) filed with the Securities and Exchange Commission on May 5, 2023. Unless the context otherwise requires, when we use the terms “we,” “us,” and “our” in the following discussion and analysis we are referring to Carmell Therapeutics Corporation prior to the completion of the business combination with Alpha Healthcare Acquisition Corp. III (ALPA).

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, some of the information contained in this discussion and analysis or set forth in the S4, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections of the proxy statement/prospectus titled “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a regenerative medicine biotech company focused on leveraging our core platform technology, Plasma-based Bioactive Material (“PBM”) to stimulate tissue repair or growth after severe injury, disease or aging. The technology is a proprietary method of utilizing fresh frozen platelet-enriched plasma to manufacture multiple forms to be placed directly at the anatomical site in need of enhanced and accelerated healing with the ability to reside in the local tissue for weeks to months. The PBM technology is based on important patents licensed from Carnegie Mellon University (“CMU”) that claim the ability to plasticize allogeneic platelet-enriched plasma and crosslink proteins with genipin, a derivative of the gardenia plant, to provide a controlled degradation profile in vivo. The Company’s lead product candidate, Bone Healing Accelerant (“BHA”), a biologic, has been designated by the U.S. - Food and Drug Administration (“FDA”) as a combination product, containing the Company’s core technology of PBM plus ß Tri-Calcium Phosphate (“ß-TCP”), and is an already approved medical device.

The Company was founded as a private company by scientists at CMU with the help of Pittsburgh Life Sciences Greenhouse (PLSG) in 2008. The early years of the company were focused on discovering and formulating the PBM technology, filing for now issued patents, conducting pre-clinical experiments, and conducting a First-In-Human Prospective Randomized Clinical Trial in South Africa (HEAL I).

COVID-19 Pandemic and Russia-Ukraine War

Management continues to evaluate the impact of the COVID-19 pandemic and Russia-Ukraine war on the economy and the capital markets and has concluded that, while it is reasonably possible that such events could have negative effects on the Company’s financial position, the specific impacts are not readily determinable as of the date of these audited financial statements. The audited financial statements do not include any adjustments that might result from the outcome of these uncertainties

The current challenging economic climate may lead to adverse changes in cash flows, working capital levels and/or debt balances, which may also have a direct impact on the Company’s future operating results and financial position. The ultimate duration and magnitude of the impact and the efficacy of government interventions on the economy and the financial effect on the Company is not known at this time. The extent of such impact will depend on future developments, which are highly uncertain and not in the Company’s control.

Results of Operations for the Quarters Ended March 31, 2023 and 2022

Results of Operations

The following is a comparative discussion of our results of operations for the Quarter Ended March 31, 2023 and 2022:

	For the Three Months Ended March 31,
	2023	2022	Change
Revenue	$—	$—	$—	%
Operating expenses:
Research and development	740,325	464,911	275,414	59%
General and administrative	510,445	462,432	48,013	10%
Depreciation and amortization of intangible assets	24,101	23,414	687	3%

Total operating expenses	1,274,871	950,757	324,114	34%

Loss from operations	(1,274,871)	(950,757)	(324,114)	(34%)

Other expense, net	(553,844)	(507,503)	(46,341)	(9)%

Net loss before tax	$(1,828,715)	$(1,458,260)	$(370,455)	(25)%

Operating Expenses

Total operating expenses increased during the quarter ended March 31, 2023 compared to the prior period by $324,114. This increase was primarily driven by increases of expenses in research and development and general and administrative costs. The increased spending is a direct result of executing our strategic plan to commercialize our technology and business.

Research and development expenses increased by $275,414 in 2023 primarily due to an increase in clinical trial costs of $116,967, salaries and benefits of $93,349, lab supplies of $39,542 and clinical contractor services of $19,679. The majority of expenses for research and development are shared between both product candidates due to the synergy of the product composition. The majority of the research and development expenses are allocated to the lead product candidate, BHA. All the research and development expenses in 2023 were laboratory related to either conduct experiments or to maintain the laboratory equipment.

General and administrative expenses increased by $48,013 in 2023 primarily due to an increase in consulting fees of $33,827 which was mainly attributable to costs associated with accounting and legal fees and stock-based compensation of $8,326.

Depreciation and amortization of intangible assets expense remained relatively flat in 2023 when compared to the prior period.

Other Expenses, Net

Other expenses, net increased by $46,341 in 2023 primarily due to a decrease in the amortization of debt discount of $618,919 partially offset by an increase of other expense resulting from a change in the fair value of derivative liabilities during the period of $662,582.

Liquidity, Capital Resources and Going Concern

As of March 31, 2023, and December 31, 2022 we had cash on hand of $27,190 and $128,149, respectively and a working capital deficit of $8,305,949 and $6,689,745. The working capital deficit was primarily attributable to accounts payable, convertible notes payable which are currently in default, accrued expenses and other liabilities and derivative liabilities. To date, our liquidity had been satisfied through proceeds from convertible notes, promissory notes and the issuance of stock.

The accompanying unaudited financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2023, we had no income from continuing operations. The Company does not have a marketed product or service nor expects to in the near-term years. This has been the case since the Company’s inception and forces the Company to rely on continuously raising capital to fund the Company’s operations. Based on our cash balance as of the date of filing these financial statements and projected cash needs for the next twelve months, management estimates that it will need to consummate its proposed Business Combination and/or raise additional capital to cover operating and capital requirements. Management will need to raise the additional funds through issuing additional shares of common stock or other equity securities or obtaining debt financing. There can be no assurance that such Business Combination will occur or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Accordingly, the accompanying unaudited financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The audited financial statements do not include any adjustments that might result from the outcome of this uncertainty. The audited financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern.

Cash Flows

The following table summarizes our cash flows for the quarters ended March 31, 2023, and 2022:

	For the Three Months Ended March 31,
	2023	2022	Change
Net cash used in operating activities	$(475,959)	$(1,597,658)	$1,121,699	70%
Net cash used in investing activities	$0	$(3,579)	$3,579	100%
Net cash provided by investing activities	$375,000	$2,230,292	$(1,855,292)	(83)%

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2023 decreased by $1,121,699. The drivers of the decrease of cash used in operating activities are the positive impacts on cash resulting from a change in accounts payable of $927,636, a change in accrued expenses of $327,129, and in the change of the change in the fair value of the derivative liability of $662,582. These changes were negatively offset by a change from the increase in net loss of $370,455 and a decrease in amortization of debt discount of $618,919.

Investing Activities

Net cash used in investing activities during the three months ended March 31, 2023 increased by $3,579 due to the purchase of property and equipment in 2022.

Financing Activities

Net cash provided by financing activities decreased by $1,855,292 primarily due to proceeds from convertible notes payable of $2,612,514 partially offset by the payment of debt financing fees of $382,222 in 2022 and proceeds from promissory notes of $375,000 in 2023.

Off-Balance Sheet Arrangements

As of March 31, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act.

Contractual Obligations and Commitments

In addition to financing obligations under short-term promissory notes and convertible notes, and derivative liabilities, our major contractual obligations and commercial commitments include expenditures for clinical trials, leases and royalty payments. For further information on our license agreement, see note 8 to our condensed financial statements.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported expenses and net loss incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

There have been no material changes to our critical accounting estimates during the three months ended March 31, 2023 from those described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the S-4 for the years ended December 31, 2022 and 2021, as filed with the SEC on May 5, 2023.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity- based transactions and disclosure of contingent assets and liabilities at the date of the audited financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from estimates included in these financial statements.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair charges are expensed as incurred. The assets are depreciated using the straight-line method over the estimated useful life. Lab equipment and furniture and fixtures are depreciated over seven years. Leasehold improvements are amortized over the lesser of 10 years or the remaining life of the lease.

Intangible Assets

Intellectual property consists entirely of patent costs. The Company capitalizes legal costs directly associated with the submission of Company patent applications and are amortized on a straight-line basis over the patent term. Such assets are periodically evaluated as to the recoverability of their carrying values. Costs billed to the Company as reimbursement for third parties’ patent submissions are considered as license fees and expensed as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities for tax years ended 2019 to 2022.

Fair Value Measurements and Fair Value of Financial Instruments

Our financial instruments consist primarily of accounts payable, accrued expenses and short-term debt. The carrying value of cash, prepaid expenses, other current assets, accounts payable and accrued expenses approximates fair value because of the short-term maturity of such instruments. We also have a derivative liability associated with our convertible notes which is a Level 3 instrument.

We have categorized our assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3).

Research and Development Costs

The Company is currently conducting research and development activities to operationalize certain patented technology that the Company owns and licenses. The Company expenses costs related to these activities in the period incurred.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed like basic earnings per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options, if dilutive. The dilutive effect, if any, of convertible instruments or warrants is calculated using the treasury stock method. There are no outstanding dilutive instruments as the outstanding convertible instruments and warrants would be anti-dilutive if converted or exercised, respectively, as of March 31, 2023 and December 31, 2022.

Stock-based Compensation

The Company applies the provisions of ASC 718, Compensation — Stock Compensation, (“ASC 718”) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options, in the statements of operations.

For stock options issued to employees and members of the Board of Directors (the “Board) for their services, the Company estimates the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

Pursuant to Accounting Standards Update (“ASU”) 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, the Company accounts for stock options issued to non-employees for their services in accordance with ASC 718. The Company uses valuation methods and assumptions to value the stock options that are in line with the process for valuing employee stock options noted above.

Leases

The Company adopted ASC Topic 842, Leases, as amended, on January 1, 2020. We elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease.

The Company’s leases consist of leaseholds on office space. The Company determines if an arrangement contains a lease at inception as defined by ASC 842. In order to meet the definition of a lease under ASC 842, the contractual arrangement must convey to us the right to control the use of an identifiable asset for a period of time in exchange for consideration. ROU (Right of Use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies of the Notes to the Financial Statements for a discussion of recent accounting pronouncements.

Executive Compensation

Our named executive officers, or NEOs, for the year ended December 31, 2022, which consist of our principal executive officer and our two most highly compensated executive officers, are:

•	Randolph W. Hubbell, our Chief Executive Officer and President;

•	Donna Godward, our Chief Quality Officer; and

•	James Hart, our Chief Medical Officer.

Summary Compensation Table

The following table provides information regarding the compensation earned by or granted to our NEOs for the year ended December 31, 2022.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Randolph W. Hubbell	2022	363,000	—	—	—	—	363,000
Chief Executive Officer and President	2021	378,126	—	702,105	—	—	1,080,231
Donna Godward	2022	170,000	—	40,000	—	—	210,000
Chief Quality Officer	2021	101,218	—	174,167	—	—	275,385
James Hart	2022	170,000	—	40,000	—	—	210,000
Chief Medical Officer	2021	101,237	—	160,770	—	—	262,007

(1)

The amounts in this column represent the amount of base salary or base consulting fees earned for service during 2021 and 2022. A portion of that base salary was not paid during 2021 and 2022 due to cash flow constraints. The following base salary or base consulting fee amounts for 2021 were accrued but unpaid as of December 31, 2021: $284,213 for Mr. Hubbell, $45,000 for Donna Godward and $45,000 for Dr. James Hart. The following base salary or base consulting fee amounts for 2022 were accrued but unpaid as of December 31, 2022: $299,338 for Mr. Hubbell, $140,000 for Donna Godward and $140,000 for Dr. James Hart. Carmell anticipates that the Combined Company will pay all such amounts following the closing of the Business Combination when the prior cash flow constraints are resolved.

(2)

Amounts shown in this column represent the aggregate grant date fair value of the stock options awarded to the NEOs in fiscal years 2021 and 2022. These values have been determined in accordance with FASB ASC Topic 718 using a Black-Scholes model. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards contained in Note 2 Summary of Significant Accounting Policies, to Carmell’s financial statements included elsewhere in this filing. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs upon exercise of the stock options.

Narrative Disclosure to the Summary Compensation Table

Elements of Compensation

The compensation of our NEOs generally consists of base salary, annual cash bonus opportunities, long term incentive compensation in the form of equity awards and other benefits, as described below.

Base Salary

The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, responsibilities, and contributions. For the NEOs who provide services as consultants, “base salary” refers to the base consulting fees. Each NEO’s initial base compensation was specified in their employment agreement or consulting agreement, as described below, and is reviewed (and, if applicable, adjusted) from time to time by Carmell’s board of directors. For 2022, the NEOs earned a base compensation in the amount of: $363,000 for Randy Hubbell, $180,000 for Donna Godward and $180,000 for Dr. James Hart.

Upon the closing of this Business Combination and in accordance with the terms of their new employment and consulting agreements described below, the NEOs’ annual base salary rates will be as follows: $410,000 for Randy Hubbell, $180,000 for Donna Godward and $180,000 for Dr. James Hart. The amount for Mr. Hubbell reflects a 13% increase to his annual base salary rate in effect at the end of 2022.

Annual Performance-Based Bonus

Upon the closing of this Business Combination the Carmell Board intends for the NEO’s to be eligible for a performance-based cash bonus opportunity to be expressed as a percentage of their respective annual base salary that can be achieved at a target level by meeting predetermined corporate and individual performance objectives. Each executive’s target bonus is set annually by Carmell’s compensation committee. For the NEOs did not receive performance-based cash bonuses for 2021 and 2022 in order to conserve cash.

Long Term Equity Incentives

Carmell’s equity-based incentive awards are designed to align their interests and the interests of their stockholders with those of their employees and consultants, including the NEOs. The Carmell board of directors or compensation committee approves equity grants. Ms. Hart and Dr. Godward received options to purchase shares of Carmell common stock in 2022. See “Outstanding equity awards at fiscal year-end” for more information regarding equity awards made in 2022 to the NEOs.

Employment Arrangements with our NEOs

Randolph W. Hubbell

In February 2016, Carmell entered into an employment agreement with Mr. Hubbell to serve as the Chief Executive Officer and President of Carmell and provided for a one-year term through February 2017 with automatic one-year extensions on each anniversary unless terminated by either Mr. Hubbell or the Company with at least ninety (90) days’ advanced notice. Mr. Hubbell’s employment agreement sets forth his initial annual base salary of $300,000 and a target bonus opportunity upon achievement of certain performance conditions in connection with capital raising offerings of 30% – 40% of his base salary.

Mr. Hubbell’s employment agreement also provides for the issuance of stock options to purchase shares of Carmell’s common stock representing up to 6% of Carmell’s fully diluted equity upon his achievement of certain performance conditions related to an offering of Carmell’s equity securities (the “Series B Option”). The Series B Option was granted in 2017 and became vested over a four (4) year period ending in 2021.

Mr. Hubbell’s employment agreement provides for severance benefits upon a termination of his employment by Carmell without cause subject to Mr. Hubbell’s execution of a mutual release of claims. The severance benefits consist of (i) continuation of his base salary for six (6) months and (ii) contributions towards Mr. Hubbell’s medical, dental, disability, life and 401(k) plan benefits for six (6) months, including COBRA premiums paid by Carmell until the earlier of the end of the six (6) month period following his termination or the date he becomes eligible for such benefits through another employer.

Mr. Hubbell’s employment agreement also contains customary provisions regarding confidentiality and ownership of intellectual property, and certain restrictive covenants that apply for a period of one-year following termination of his employment with Carmell. The payment of any severance benefits under Mr. Hubbell’s employment agreement is conditioned on continued compliance with such covenants.

Carmell entered into a new employment agreement with Mr. Hubbell that will be effective as of the first date that Carmell’s common stock is traded on a national stock exchange or national market system. This new employment agreement will replace his current employment agreement described above. The new employment agreement provides for Mr. Hubbell’s at-will employment and sets forth an annual base salary of $410,000, a target annual bonus opportunity at 50% of base salary, and eligibility to participate generally in our employee benefit plans. In addition, Mr. Hubbell’s new employment agreement provides that he may receive equity awards at time and on terms described by the compensation committee in its discretion. In addition, Mr. Hubbell has entered into a Restrictive Covenant Agreement, described below on page [●] in greater detail.

Mr. Hubbell’s new employment agreement also provides for severance benefits upon a termination of his employment by Carmell without “cause,” or due to his resignation for “good reason”. The severance benefits consist of: (x) (a) payment of all accrued and unpaid base salary, (b) any business expenses properly incurred but not yet reimbursed, and (y) subject to Mr. Hubbell’s execution of a general release of claims, (i) payment of any otherwise earned but unpaid annual bonus for the prior fiscal year, (ii) payment of his annual bonus for the fiscal year in which his termination occurs based on actual performance results and prorated for the partial year of employment, (iii) twelve (12) months’ continuation of his base salary, and (iv) COBRA premiums for him and his eligible dependents paid by Carmell for up to twelve (12) months. In addition, if Mr. Hubbell’s employment is terminated by Carmell without “cause” or if he resigns for “good reason” within the eighteen (18) month period beginning on the date that is three (3) months prior to the change in control date (the “Protection Period”), then Mr. Hubbell’s base salary and COBRA continuation periods set forth above will be extended from twelve (12) months to eighteen (18) months, he will receive a lump sum payment in an amount equal to his target annual bonus for the fiscal year in which such termination of employment occurs (whether or not such bonus was expected to be achieved had he remained employed), and all outstanding equity awards subject to vesting solely based on the passage of time and Mr. Hubbell’s continued employment will become vested upon the later of the termination date and the first change in control that occurs during the Protection Period.

Mr. Hubbell’s employment agreement provides that if any portion of the benefits under the agreement or under any other agreement would constitute an “excess parachute payment” for purposes of Section 280G of the Code, he will receive the better, on an after-tax basis, of either a payment $1 less than the safe harbor amount under Section 280G of the Code or the full payment subject to applicable excise taxes.

Donna Godward

In December 2020, Carmell entered into an amended and restated consulting agreement with Ms. Godward to serve as Carmell’s Chief Quality Officer, which set forth her monthly fee of $15,000 for her consulting services as well as reimbursement of reasonable out-of-pocket expenses. Ms. Godward’s consulting agreement also provides for the continued vesting of previously granted option awards in accordance with terms of each grant agreement (and in accordance with the 2009 Plan). Her agreement allowed for immediate termination by either party.

In September 2022, Carmell entered into a new consulting agreement with Ms. Godward. The new consulting agreement replaced her prior consulting agreement described above. The new consulting agreement generally provides for the same terms as Ms. Godward’s prior consulting agreement, such as the same monthly fee of $15,000 for approximately twenty (20) hours per week of services. The new consulting agreement provides for termination by either party with sixty (60) days advanced written notice. In the event of her termination, Carmell will pay Ms. Godward for all fees incurred through the date of termination. The new consulting agreement also includes restrictive covenant provisions, such as customary prohibitions against competition with us and solicitation of our customers and employees, both during her term and for twelve (12) months following any termination. The Combined Company expects to maintain this consulting agreement in effect following the consummation of the Business Combination.

Dr. James Hart

In December 2020, Carmell entered into an amended and restated consulting agreement with Dr. Hart to serve as Carmell’s Chief Medical Officer, which set forth his monthly fee of $15,000 for his consulting services as well as reimbursement of reasonable out-of-pocket expenses. Dr. Hart’s consulting agreement also provides for the continued vesting of previously granted option awards in accordance with terms of each grant agreement (and in accordance with the 2009 Plan). His agreement allowed for immediate termination by either party.

In September 2022, Carmell entered into a new consulting agreement with Dr. Hart. The new consulting agreement replaced her prior consulting agreement described above. The new consulting agreement generally provides for the same material terms as Dr. Hart’s prior consulting agreement, such as the same monthly fee of $15,000 for approximately twenty (20) hours per week of services. The new consulting agreement provides for termination by either party with sixty (60) days advanced written notice. In the event of his termination, Carmell will pay Dr. Hart for all fees incurred through the date of termination. The new consulting agreement also includes restrictive covenant provisions, such as customary prohibitions against competition with us and solicitation of our customers and employees, both during his term and for twelve (12) months following any termination. The Combined Company expects to maintain this consulting agreement in effect following the consummation of the Business Combination.

Restrictive Covenant Agreement

In connection with the Business Combination and Carmell entering into a new employment agreement with Mr. Hubbell, he entered into a new Restrictive Covenant Agreement. The new Restrictive Covenant Agreement include customary prohibitions against competition with Carmell and solicitation of Carmell’s customers and employees, both during employment and for two (2) years following any cessation of employment. The Restrictive Covenant Agreement also includes standard provisions relating to the Company’s intellectual property rights, and prohibiting the executive from disclosing confidential information. The Restrictive Covenant Agreement is incorporated by reference into the new employment agreement and payment of any severance benefits under Mr. Hubbell’s new employment agreement is conditioned on continued compliance with his Restrictive Covenant Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the outstanding equity awards held by our NEOs    as of December 31, 2021. All awards were granted pursuant to 2009 Plan. See “Equity Incentive Plans — 2009 Plan” below for additional information.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Randolph W. Hubbell	6/20/2017	3,528,822	(1)	—		0.11	6/20/2027
	7/19/2019	522,436	(2)	89,196		0.14	7/19/2029
	9/23/2021	2,437,864	(3)	5,363,302		0.13	9/23/2031
Donna Godward	6/20/2017	33,959	(1)	—		0.11	6/20/2027
	7/19/2019	66,248	(2)	20,163		0.14	7/19/2029
	9/23/2021	604,745	(3)	1,330,439		0.13	9/23/2031
	7/13/2022	—		200,000	(5)	0.13	7/12/2032
	12/15/2022	—		200,000	(5)	0.16	12/14/2032
Dr. James Hart	6/20/2017	33,790	(1)	—		0.11	6/20/2027
	7/19/2019	66,248	(2)	20,163	(2)	0.14	7/19/2029
	7/17/2020	89,933	(4)	58,921	(4)	0.14	7/17/2030
	9/23/2021	558,228	(3)	1,228,102	(3)	0.13	9/23/2031
	7/13/2022	—		200,000	(5)	0.13	7/12/2032
	12/15/2022	—		200,000	(5)	0.16	12/14/2032

(1)	This option became fully vested and exercisable on June 20, 2021.

(2)

This option vests as follows: 25% vested on July 19, 2020 and the remaining 75% becomes vested in 36 equal monthly installments thereafter, subject to continued service through each vesting date. Any unvested options will accelerate and become fully vested and exercisable immediately prior to a change of control as defined in the 2009 Plan.

(3)

This option vests as follows: 25% vested on September 23, 2022 and the remaining 75% becomes vested in 36 equal monthly installments thereafter, subject to continued service through each vesting date. Any unvested options will accelerate and become fully vested and exercisable immediately prior to a change of control as defined in the 2009 Plan.

(4)

This option vests as follows: 25% vested on May 31, 2021 and the remaining 75% becomes vested in 36 equal monthly installments thereafter, subject to continued service through each vesting date. Any unvested options will accelerate and become fully vested and exercisable immediately prior to a change of control as defined in the 2009 Plan.

(5)

This option vests as follows: 25% on the first anniversary of the grant date and the remaining 75% vesting in 36 equal monthly installments thereafter, subject to continued service through each vesting date. Any unvested options will accelerate and become fully vested and exercisable immediately prior to a change of control as defined in the 2009 Plan.

Equity Incentive Plan

2009 Plan

The 2009 Stock Incentive Plan, or the 2009 Plan, was originally adopted Carmell’s board of directors and approved by the Carmell stockholders on May 26, 2009. Carmell’s employees, officers, directors and consultants are eligible to receive awards under the 2009 Plan.

While the 2009 Plan permits the grant of stock options and restricted stock awards, only stock options have been awarded under the 2009 Plan to date.

Subject to adjustment for any stock split, stock dividend, combination, reclassification or similar event, the maximum number of shares that may be granted under the 2009 Plan is 45,072,120. As of December 31, 2022, there were stock options with respect to 36,320,980 shares outstanding and 5,998,277 shares available for issuance in respect of new awards under the 2009 Plan. Under the terms of the 2009 Plan, shares underlying awards that are forfeited, canceled, reacquired by Carmell prior to vesting, satisfied in cash or otherwise terminated, and shares that are withheld in settlement of a tax withholding obligation associated with an award or in satisfaction of the exercise price of an award, again became available for grant under the plan.

Upon closing of the Business Combination, the 2009 Plan will be replaced by the 2023 Plan, subject to approval by ALPA’s stockholders. See Proposal 6, “The Incentive Plan Proposal,” for more information about the 2023 Plan.

Other Benefits

While the Company offers other standard employee benefits, none of the NEOs are currently eligible for those benefits. No other special perks or benefits are currently provided to the NEOs.

Non-Employee Director Compensation

Immediately prior to the Business Combination, Mr. Richard Upton and Mr. David Anderson served as non-employee directors of our board and Mr. Steve Bariahtaris, Dr. Jamie Garza, Ms. Kathryn Gregory and Mr. William Newlin provided advisory services to the board. All of these individuals will serve as non-employee directors of the board immediately following the Business Combination.

Historically, Carmell has not compensated non-employee directors or advisors to the board on a regular fixed schedule, but has provided periodic cash or equity compensation in respect of their services

2022 Non-Employee Director Compensation Table

No cash, equity awards, or other compensation was paid to non-employee directors or advisors to our board during the year ended December 31, 2022. Accordingly, a Director Compensation Table for 2022 is not included. However, in accordance with SEC rules, we have provided here the number of outstanding compensatory stock options that each individual who will serve as a non-employee director after the Business Combination held as of December 31, 2022: Mr. Upton, 1,249,168; Mr. Anderson, 1,249,168; Mr. Bariahtaris, 1,249,168; Dr. Garza, 1,249,168; Ms. Gregory, 1,249,168; and Mr. Newlin, 1,757,579.

For Mr. David Anderson, these options represent, collectively, periodic stock option grants received as compensation for services as a member of the board between 2016 and 2021. Outstanding options granted to the remaining individuals were all made in September 2021. The stock option grants made in September 2021 were intended to provide those individuals with equity compensation for their current and/or future service to the board over a four (4) year period, and we do not anticipate that these individuals will begin to receive regular, annual grants of additional equity awards for their board service until after that four-year period of service has been completed.

Generally, these stock options have a ten (10)-year term and four (4)-year vesting schedule, with 25% of the options vesting twelve (12) months after the grant date, and the remaining 75% vesting monthly over a period of thirty-six (36) months thereafter, subject to each individual’s continued service with the Company through each vesting date. Mr. Newlin’s option grant has a two (2)-year vesting schedule, with 50% vesting twelve (12) months after the grant date, and the remaining 50% vesting monthly for the remaining twelve (12) months. If a change of control (as defined in the 2009 Plan) occurs and the individual continues to provide services to the Company until at least immediately prior to the change of control, all of the outstanding options will become fully vested and exercisable immediately prior to the effective time of the change of control.

Carmell reimburses its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of directors and committee meetings. Mr. Hubbell, Carmell’s President and Chief Executive Officer, does not receive additional compensation for his services as a director.

BENEFICIAL OWNERSHIP

The following table and accompanying footnotes set forth information regarding the (1) actual beneficial ownership of shares of ALPA Common Stock as the Record Date, and (2) expected beneficial ownership of shares of New Carmell common stock immediately following the consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption scenario” as described below) by:

•	ALPA’s current executive officers and directors;

•	each person who is expected to become one of the executive officers or directors of New Carmell following the Business Combination, assuming the Director Election Proposal is approved;

•	all of ALPA’s current executive officers and directors as a group, and all of the executive officers and directors of New Carmell, assuming the Director Election Proposal is approved, as a group; and

•

each person who is known to be the beneficial owner of more than 5% of the outstanding ALPA Common Stock or is expected to be the beneficial owner of more than 5% of shares of New Carmell common stock following the Business Combination.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days. The table below assumes the Private Placement Warrants held by the Sponsor are exercisable within 60 days of the Record Date.

The beneficial ownership of shares of ALPA Common Stock prior to the Business Combination is calculated based on 19,769,011 shares of ALPA Common Stock (consisting of 15,907,985 shares of Class A Common Stock and 3,861,026 shares of Class B Common Stock) issued and outstanding as of the Record Date. For purposes of the table below, voting power represents the combined voting power of Class A Common Stock and Class B Common Stock owned beneficially by such person and, on all matters to be voted upon, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. Currently, all of the Class B Common Stock are convertible into Class A Common Stock on a one-for-one basis.

The expected beneficial ownership of shares of New Carmell common stock following the Business Combination is calculated based on 31,915,471 shares of New Carmell common stock expected to be outstanding immediately following consummation of the Business Combination in a no redemption scenario and 18,350,799 shares of New Carmell common stock expected to be outstanding immediately following consummation of the Business Combination in a maximum redemption scenario, and assumes an exchange ratio for converting each share of Carmell preferred stock and/or Carmell common stock into shares of New Carmell common stock of 0.083.

The expected beneficial ownership of shares of New Carmell common stock following the Business Combination also assumes two redemption scenarios as follows:

•	Assuming No Redemption: This presentation assumes that no Public Stockholders of ALPA exercise redemption rights with respect to their Public Shares.

•

Assuming Maximum Redemption: This presentation assumes that (i) 14,423,583 shares of ALPA Class A Common Stock are redeemed, which excludes 463,882 shares of Class A Common Stock held by the Sponsor, at an assumed redemption price of approximately $10.34 per share based on the funds held in the Trust Account as of June 20, 2023 for an aggregate payment of $149,120,936 million and (ii) the issuance of 858,075 shares (including 21,278 Commitment Shares) of Class A Common stock under the Equity Line of Credit.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	ALPA Pre-Business Combination		New Carmell Post-Business Combination
	ALPA Common Stock		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of ALPA Common Stock	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of ALPA
Rajiv Shukla	—	—	—	—	—	—
Patrick A. Sturgeon	—	—	—	—	—	—
Darlene DeRemer	25,000	*	25,000	*	25,000	*
Eugene Podsiadlo	25,000	*	25,000	*	25,000	*
William Woodward	25,000	*	25,000	*	25,000	*
All Director and Executive Officers of ALPA as a Group (Five Individuals)	—	—	—	—	—	—
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination
Randolph W. Hubbell(1)			493,332	1.5%	493,332	2.6%
James Hart, M.D(2) .			104,490		104,490
Donna Godward(3)			103,547		103,547
Janet Vargo, Ph.D.(4)			103,548		103,548
Rich Upton(5)(16)			1,807,994	5.7%	1,807,994	9.8%
David Anderson(6)			61,170		61,170
Steve Bariahtaris(7)			37,480		37,480
Jamie Garza, MD(8)			37,480		37,480
Kathryn Gregory(9)			41,500		41,500
William Newlin(10)(17)			1,341,520	4.2%	1,341,520	7.3%
Rajiv Shukla	—	—		—	—	—
Patrick Sturgeon	—	—	—	—	—	—
All Directors and Executive Officers of the Combined Company as a Group (13 Individuals)
Five Percent Holders
Atlas Diversified Master Fund, Ltd. and affiliates(11)	1,485,000	7.5%	1,485,000	4.7. %
Sculptor Capital LP and its affiliates(12)	1,471,470	7.5%	1,471,470	4.6%
UBS O’Connor LLC(13)	1,485,000	7.5%	1,485,000	4.7%
AHAC Sponsor III LLC(14)	3,786,026	19.2%	3,786,026	11.8%
Sandstone Asset Management Inc.(15)	1,020,520	5.2%	1,020,520	3.2%	1,020,520	5.6%
Harbor Light District Investment LP and its affiliates(16)	—		1,770,492	5.5%	1,770,492	9.6%
Newlin Investment Company, L.P.(17)			1,304,018	4.1%	1,304,018	7.1%
Pittsburgh Life Sciences Greenhouse and its affiliates(18)			1,047,232	3.3%	1,047,232	5.7%

(1)	Following the Business Combination, includes 493,332 shares of common stock that may be acquired by Mr. Hubbell pursuant to the exercise of stock options within 60 days of June 20, 2023.

(2)

Following the Business Combination, includes 37,958 shares of common stock owned by Dr. Hart and 66,532 shares of common stock that may be acquired by Dr. Hart pursuant to the exercise of stock options within 60 days of June 20, 2023.

(3)

Following the Business Combination, includes 37,947 shares of common stock owned by Ms. Godward and 65,600 shares of common stock that may be acquired by Ms. Godward pursuant to the exercise of stock options within 60 days of June 20, 2023.

(4)

Following the Business Combination, includes 27,502 shares of common stock owned by Dr. Vargo and 76,046 shares of common stock that may be acquired by Dr. Vargo pursuant to the exercise of stock options within 60 days of June 20, 2023.

(5)	Following the Business Combination, includes 37,480 shares of common stock that may be acquired by Mr. Upton pursuant to the exercise of stock options within 60 days of June 20, 2023.
(6)	Following the Business Combination, includes 61,170 shares of common stock that may be acquired by Mr. Anderson pursuant to the exercise of stock options within 60 days of June 20, 2023.
(7)	Following the Business Combination, includes 37,480 shares of common stock that may be acquired by Mr. Bariahtaris pursuant to the exercise of stock options within 60 days of June 20, 2023.
(8)	Following the Business Combination, includes 37,480 shares of common stock that may be acquired by Dr. Garza pursuant to the exercise of stock options within 60 days of June 20, 2023.
(9)	Following the Business Combination, includes 41,500 shares of common stock that may be acquired by Ms. Gregory pursuant to the exercise of stock options within 60 days of June 20, 2023.
(10)	Following the Business Combination, includes 37,480 shares of common stock that may be acquired by Mr. Newlin pursuant to the exercise of stock options within 60 days of June 20, 2023.
(11)

Includes common stock directly owned by Atlas Diversified Master Fund, Ltd. and its affiliates based solely on the Schedule 13G/A filed by the reporting persons with the SEC on February 14, 2023. Atlas Diversified Master Fund, Ltd. is a Cayman corporation (“ADMF”), Atlas Diversified Fund, Ltd. is a Cayman corporation (“ADF LTD”), Atlas Diversified Fund, L.P. is a Delaware limited partnership (“ADF LP”), Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), Atlas Global, LLC. Is a Delaware limited liability company (“AG”), Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), Atlas Enhanced Master Fund, Ltd. is a Cayman corporation (“AEMF”), Atlas Enhanced Fund, L.P. is a Delaware limited partnership (“AEF LP”), Atlas Enhanced Fund, Ltd. is a Cayman corporation (“AEF LTD”), Atlas Portable Alpha, LP is a Delaware limited partnership (“APA LP”), Atlas Terra Fund, Ltd. is a Cayman corporation (“ATF LTD”), Atlas Institutional Equity Fund, L.P. is a Delaware limited partnership (“AIEF LP”). Balyasny Asset Management L.P. (“BAM” or the “Advisor”) serves as the investment manager to each of ADMF, ADF LTD, ADF LP, AMF, AG, AGI, AEMF, AEF LP, AEF LTD, APA LP, ATF LTD and AIEF LP. Dmitry Balyasny is the Managing Partner and Chief Investment Officer of the Advisor. The business address of each of ADF LP, AG, AEF LP, APA LP, AIEF LP, the Advisor and Mr. Balyasny is 444 W. Lake Street, 50th Floor Chicago, IL 60606. The business address for ADMF, ADF LTD, AMF, AGI, AEMF, AEF LTD, and ATF LTD is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(12)

Includes common stock directly owned by Sculptor Capital LP and its affiliates based solely on the Schedule 13G/A filed jointly with the SEC on February 14, 2023. The following represents the shares directly held by Sculptor Capital LP (“Sculptor”): (i) Sculptor Master Fund, Ltd. (“SCMF”), a Cayman Islands exempted limited partnership, is the beneficial owner of 750,450 shares; Sculptor is the investment adviser to SCMF. (ii) Sculptor Credit Opportunities Master Fund, Ltd. (“SCCO”), a Cayman Islands company, is the beneficial owner of 222,720 shares; Sculptor is the investment adviser to SCCO. (iii) Sculptor SC II LP (“NJGC”), a Delaware limited partnership, is the beneficial owner of 441,441 shares; Sculptor Capital II LP (“Sculptor-II”), a Delaware limited partnership that is wholly owned by Sculptor, is the investment adviser to NJGC. (iv) Sculptor Enhanced Master Fund, Ltd. (“SCEN”), a Cayman Islands Company, is the beneficial owner of 58,859 shares; Sculptor is the investment adviser to SCEN. (v) Sculptor Special Funding, LP (“NRMD”) is a Cayman Islands exempted limited partnership, is the beneficial owner of 750,450 shares, that is wholly owned by SCMF. Sculptor and Sculptor-II serve as the principal investment managers and thus may be deemed beneficial owners of the shares in the accounts managed by Sculptor and Sculptor-II. Sculptor Capital Holding II LLC, a Delaware limited liability company

(“SCHC-II”) serves as the sole general partner of Sculptor-II and is wholly owned by Sculptor. Sculptor Capital Holding Corporation, a Delaware corporation (“SCHC”), serves as the sole general partner of Sculptor. As such, SCHC and SCHC-II may be deemed to control Sculptor as well as Sculptor-II and, therefore, may be deemed to be the beneficial owners of the shares in the accounts managed by Sculptor and Sculptor-II. Sculptor Capital Management, Inc., a Delaware corporation (“SCU”) is the sole shareholder of SCHC, and may be deemed a beneficial owner of the shares in the accounts managed by Sculptor and Sculptor-II. The business address of Sculptor, Sculptor-II, SCHC, SCHC-II, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The business address of SCMF, SCEN, and SCCO is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way — Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman Islands. The business address of NJGC is c/o The Corporation Trust Company 1209 Orange Street, Wilmington DE 19801. The address of the registered office of NRMD is c/o MaplesFS Limited, P.O. Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands.
(13)

Based on Scheduled 13G filed by UBS O’Connor LLC on February 14, 2023. Blake Hiltabrand is the Chief Investment Officer of UBS O’Connor LLC, the investment manager of Nineteen77 Global Multi-Strategy Alpha Master Limited, and may be deemed to have voting and dispositive power over the shares held by Nineteen77 Global Multi-Strategy Alpha Master Limited. The business address of UBS O’Connor LLC is 1 N. Wacker Drive, Chicago, IL 60606.

(14)

AHAC Sponsor III LLC, is the record holder of the securities reported herein. Rajiv Shukla, Chief Executive Officer, is the managing member of AHAC Sponsor III LLC. By virtue of this relationship, Mr. Shukla may be deemed to share beneficial ownership of the securities held of record by AHAC Sponsor III LLC. Mr. Shukla disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(15)

Includes common stock directly owned by Sandstone Asset Management Inc. based solely on the Schedule 13G/A filed by the reporting persons with the SEC on March 23, 2023. The business address of Sandstone Asset Management Inc. is 115, 101-6 Street SW Calgary, AB Canada T2P 5K7.

(16)

Following the Business Combination, includes 530,993 shares of common stock directly owned by Harbor Light Direct Investment, LP and 1,239,499 shares of common stock directly owned by Carmell Series of Harbor Light Direct Investment, LLC. The business address of the entities listed above is 91 Court Street, Keene, NH 03431. Mr. Upton, a member of the Board of Directors of New Carmell, is General Partner at Harbor Light Capital Partners, which is affiliated with the entities listed above. By virtue of this relationship, Mr. Upton may be deemed to share beneficial ownership of the securities held of record by the entities listed above. Mr. Upton disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(17)

Following the Business Combination, includes common stock directly owned by Newlin Investment Company, L.P. The business address of the Newlin Investment Company, L.P. is 428 Beaver Street, 2nd Floor, Sewickley, PA 15143. Mr. Newlin, a member of the Board of Directors of New Carmell, is Chairman and Founder of Newlin Investment Company, L.P. By virtue of this relationship, Mr. Newlin may be deemed to share beneficial ownership of the securities held of record by Newlin Investment Company, L.P. Mr. Newlin disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(18)

Following the Business Combination, includes 688,721 shares of common stock directly owned by Pittsburgh Life Sciences Greenhouse and 358,510 shares of common stock directly owned by PLSG Accelerator Fund, LLC. The business address of the entities listed above is 2730 Sidney Street, Suite 300, Pittsburgh, PA 15203.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

ALPA’s Code of Conduct and Ethics requires ALPA to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in ALPA’s public filings with the SEC. Under ALPA’s Code of Conduct and Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. Additionally, ALPA’s related party transaction policy sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which ALPA is a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee of ALPA’s Board, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by ALPA of a related party. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

ALPA’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that ALPA enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction.

ALPA Related Party Transactions

On January 21, 2021, our sponsor subscribed to purchase 3,593,750 shares of our common stock. On January 25, 2021, our sponsor paid $25,000, or approximately $0.00696 per share, for certain expenses on behalf of us in exchange for issuance of the founder shares. On March 1, 2021, we effected a 1:1.2 stock split of our common stock which resulted in the 3,593,750 shares being converted into 4,312,500 shares of our Class B common stock. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the issued and outstanding shares (excluding the placement shares underlying the placement units) upon completion of our Initial Public Offering. On July 27, 2021, our sponsor transferred 25,000 founder shares to each of Darlene DeRemer, Eugene Podsiadlo, and William Woodward. The awards will vest simultaneously with the closing of an initial business combination, provided the director has continuously served on the Company’s board of directors through the closing of such initial business combination.

Our sponsor purchased 455,000 placement units for a purchase price of $4,550,000 in a private placement that occurred simultaneously with the closing of our Initial Public Offering. As a result of the partial over-allotment exercise on August 3, 2021, the Company also issued 8,882 Private Placement Units, generating an additional $88,820 in gross proceeds. The placement units (including the placement shares, placement warrants and Class A common stock issued upon the exercise or conversion thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

As more fully discussed in the section of this proxy statement/prospectus titled “Management — Conflicts of Interest,” if any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

We currently maintain our executive offices at 1177 Avenue of the Americas, 5th Floor, New York, New York 10036. The cost for our use of this space is included in the $10,000 per month fee we will pay to an affiliate of our sponsor for office space, administrative and support services, commencing on the date that our securities are first listed on the Nasdaq. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid to our sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts.

In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into placement units at $10.00 per placement unit at the option of the lender. The placement units would be identical to the units, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or any of their affiliates as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

In addition, our direct anchor investors have purchased membership interests in our sponsor entitling them to an economic interest in certain of the founder shares owned by our sponsor and in certain of the placement units to be purchased by our sponsor. Each of P. Schoenfeld Asset Management LP, Balyasny Asset Management L.P., and Antara Capital LP has entered into the risk capital subscription agreement with our sponsor. Each of Linden Capital L.P., Sculptor Capital LP, and UBS O’Connor LLC has entered into the non-risk capital subscription agreement with our sponsor. Pursuant to their subscription agreements with our sponsor, the direct anchor investors will not be granted any material additional stockholder or other rights, and will only be issued membership interests in our sponsor with no right to control our sponsor or vote or dispose of any founder shares, placement units or underlying securities (which will continue to be held by our sponsor until following our initial business combination).

We have granted to the direct anchor investors an option, in their sole discretion, to subscribe to a forward purchase agreement for up to an aggregate of 60% (up to 10% per direct anchor investor) of the securities sold in one or multiple private placements to close prior to or concurrently with the closing of our initial business combination. The aggregate proceeds from the sale of any securities pursuant to these forward purchase agreements will be used by us for purposes related to our initial business combination.

We have entered into a registration rights agreement pursuant to which our initial stockholders, and their permitted transferees, if any, will be entitled to certain registration rights with respect to the placement units, placement shares, the placement warrants, the securities issuable upon conversion of working capital loans (if any) and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the founder share

Carmell Related Party Transactions

Convertible Notes

Since 2018, the Company has issued two series of convertible promissory notes to various investors, certain shareholders of the Company and certain members of the Board of Directors of the Company. Series 1 convertible notes were issued from July 2018 to September 2019, and Series 2 convertible notes were issued beginning in September 2019 and continue to be issued by the Company. The interest rate on all of the Series 1 convertible notes and Series 2 convertible notes is 8% per annum and the initial maturity on all of the Series 1 convertible notes and Series 2 convertible notes is three years from the date of the first issued note in such series. The Series 1 convertible notes, due to mature on July 9, 2021, were amended on July 9, 2021, September 9, 2021 and June 24, 2022 to extend the maturity date. The maturity date of the Series 1 convertible notes is July 9, 2023. In the event of a qualified financing (as defined in the promissory notes), the unpaid principal amount of the Series 1 Notes and Series 2 Notes, and all accrued and unpaid interest, are automatically converted into shares of the newly created series of stock issued in the qualified financing, equal to the calculation defined in the promissory notes. In the event of a non-qualified financing (as defined in the promissory notes), the holder has the option, but not the obligation, to convert the unpaid principal amount of the Series 1 Notes and Series 2 Notes and all accrued and unpaid Interest into the same series of stock issued in the non-qualified financing, at a price per share equal to the calculation defined in the promissory notes. The outstanding principal balances of Series 1 convertible notes and Series 2 convertible notes were $6,109,560 and $3,440,163, respectively, as of December 31, 2021. The Series 1 convertible notes and the Series 2 convertible notes were converted to Series C-2 preferred equity shares on September 23, 2022 in full including all outstanding principal and interest. The total amount of principal and interest for the Series 1 convertible notes was $6,109,560 and $1,829,865, respectively. The total amount of principal and interest for the Series 2 convertible notes was $3,965,495 and $629,920, respectively. Series C-2 preferred stock and the Series 2 convertible note warrants convert to common stock when exercised. The table below sets forth the number of Series C-2 preferred stock issuable upon conversion of the Series 1 convertible notes sold to our directors, executive officers and holders of more than 5% of our capital stock or any affiliate or member of the immediate family of the foregoing persons and the aggregate total purchase price paid by such directors, executive officers and holders of more than 5% of our capital stock or any affiliate or member of the immediate family of the foregoing persons, as of May 18, 2022.

Series 1 Convertible Notes	Shares of Series C-2 preferred stock Issuable Upon Conversion of Series 1 Convertible Notes	Aggregate Total Purchase Price
Entities affiliated with Harbor Light Capital Partners (1)	5,998,416	$800,000

(1)

Includes Series 1 convertible notes sold to (i) Harbor Light Direct Investment, LP, (ii) Carmell Series of Harbor Light Direct Investment, LLC and (iii) Harbor Light Direct Holdings, LLC. Mr. Upton, a member of our Board of Directors, is General Partner at Harbor Light Capital Partners.

Executive Officer and Director Compensation

Following the consummation of the Business Combination, New Carmell intends to develop an executive compensation program that is designed to align compensation with business objectives and the creation of stockholder value, while enabling New Carmell to attract, retain, incentivize and reward individuals who contribute to its long-term success. Decisions regarding the executive compensation program will be made by the compensation committee of the board of directors.

Employment Agreements

We have entered into employment agreements and letter agreements with certain of our executive officers that, among other things, provide for certain compensatory and change in control benefits, as well as severance benefits. For a description of these agreements with our NEOs, see the section titled “Executive Compensation — Employment Arrangements with our NEOs.”

Indemnification Agreements

We have entered and intend to continue to enter into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. For more information regarding these indemnification agreements, see “Management — Limitation on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

Due to the small size of our Company, we do not at this time have a formal written policy regarding the review of related party transactions, and rely on our full Board of Directors to review, approve or ratify such transactions and identify and prevent conflicts of interest. Our Board of Directors reviews any such transaction in light of the particular affiliation and interest of any involved director, officer or other employee or stockholder and, if applicable, any such person’s affiliates or immediate family members. Management aims to present transactions to our Board of Directors for approval before they are entered into or, if that is not possible, for ratification after the transaction has occurred. If our Board of Directors finds that a conflict of interest exists, then it will determine the appropriate action or remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with our best interests and the best interest of our stockholders.

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Combined Company’s board of directors will adopt a written Related Person Transactions Policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company’s board of directors) for review. To identify related person transactions in advance, Carmell will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to the Combined Company and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

DESCRIPTION OF NEW CARMELL’S SECURITIES AFTER THE BUSINESS COMBINATION

As a result of the Business Combination, ALPA stockholders who receive shares of Class A Common Stock will become the stockholders of the Combined Company. Your rights as the Combined Company stockholders will be governed by Delaware law and the Proposed Charter, if approved, and ALPA’s Bylaws. The following description of the material terms of the Combined Company’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the Business Combination, ALPA will amend and restate the Current Charter. The following summary of the material terms the Combined Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex C to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Bylaws in their entirety for a complete description of the rights and preferences of the Combined Company securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 270,000,000 shares, consisting of 250,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value. As of the Record Date, there were 15,907,985 shares of Class A Common Stock and 3,861,026 shares of Class B Common Stock outstanding. In connection with the Business Combination and subject to the terms of the Current Charter, all shares of outstanding Class B Common Stock will automatically be converted into shares of Class A Common Stock. No shares of preferred stock are currently outstanding.

Common Stock

The Proposed Charter, which ALPA will adopt if the Charter Amendment Proposal is approved, provides the following with respect to the rights, powers, preferences and privileges of the New Carmell common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Carmell common stock possess all voting power for the election of the Combined Company’s directors and all other matters requiring stockholder action. Holders of New Carmell common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of New Carmell common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Combined Company’s board of directors in its discretion out of funds legally available therefor. ALPA has not historically paid any cash dividends on its Class A Common Stock or Class B Common Stock to date and does not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon New Carmell’s revenues and earnings, if any, capital requirements and general financial conditions. In no event will any stock dividends or stock splits or combinations of stock be declared or made on New Carmell common stock unless the shares of New Carmell common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of the Combined Company’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the New Carmell common stock will be entitled to receive an equal amount per share of all of the Combined Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the New Carmell common stock.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. New Carmell’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. New Carmell’s board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New Carmell common stock and could have anti-takeover effects. The ability of New Carmell’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New Carmell or the removal of existing management. ALPA has no preferred stock currently outstanding.

Registration Rights

ALPA, certain of the Carmell stockholders and certain of the ALPA stockholders will enter into an Investor Rights Agreement, pursuant to which, among other things, such stockholders will be granted certain registration rights with respect to certain shares of securities held by them. A copy of the Investor Rights Agreement is attached as Exhibit 10.7 hereto and incorporated herein by reference.

Anti-Takeover Provisions

Proposed Charter and Bylaws

Among other things, the Proposed Charter and Bylaws will:

•

permit the Combined Company’s board of directors to issue up to 20,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the number of directors of the Combined Company may be changed only by resolution of the Combined Company’s board of directors;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2⁄3% of all of the Combined Company’s then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that Special Meetings of the Combined Company’s stockholders may be called the Combined Company’s board of directors pursuant to a resolution adopted by a majority of the board;

•

provide that the Combined Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms (see the section titled “Management of the Combined Company”), therefore making it more difficult for stockholders to change the composition of the board of directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of New Carmell common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for the existing stockholders to replace the Combined Company’s board of directors as well as for another party to obtain control of the Combined Company by replacing the Combined Company’s board of directors. Because the Combined Company’s board of directors will have the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for the Combined Company’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the Combined Company.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Combined Company’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Combined Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Company’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Combined Company’s stock.

Certain Anti-Takeover Provisions of Delaware Law

ALPA is currently subject to the provisions of Section 203 of the DGCL and the Combined Company will also be subject to these provisions. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

•	the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control of the Combined Company.

Warrants

Public Warrants

Each whole Warrant issued in the Initial Public Offering (“Public Warrant”) entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering and 30 days after the completion of ALPA’s initial business combination. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade.

The Public Warrants will expire five years after the completion of ALPA’s initial business combination, at 5:00 P.M., New York City time, or earlier upon redemption or liquidation.

ALPA will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to ALPA satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and ALPA will not be obligated to issue shares of Class A Common Stock upon exercise of a Public Warrant unless Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will ALPA be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Unit containing such Public Warrant will have paid the full purchase price for the Unit solely for the share of Class A Common Stock underlying such Unit.

ALPA has not registered the shares of Class A Common Stock issuable upon exercise of the Public Warrants. However, ALPA has agreed that as soon as practicable, but in no event later than 15 business days after the closing of ALPA’s initial business combination, ALPA will use its best efforts to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of ALPA’s initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when ALPA will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of ALPA’s initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when ALPA shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

Once the Public Warrants become exercisable, ALPA may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each Public Warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before ALPA sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by ALPA, ALPA may not exercise its redemption right if the issuance of shares of Class A Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or ALPA is unable to effect such registration or qualification.

ALPA has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and ALPA issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If ALPA calls the Public Warrants for redemption as described above, ALPA’s management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” ALPA’s management will consider, among other factors, ALPA’s cash position, the number of Warrants that are outstanding and the dilutive effect on ALPA’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of the Public Warrants. If ALPA’s management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If ALPA’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. ALPA believes this feature is an attractive option to ALPA if the company does not need the cash from the exercise of the Public Warrants after its initial business combination. If ALPA calls the Public Warrants for redemption and ALPA’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis.

A holder of a Public Warrant may notify ALPA in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if ALPA, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of ALPA’s obligation to allow redemption in connection with its initial business combination or certain amendments to ALPA’s charter prior thereto or to redeem 100% of our Class A Common Stock if ALPA does not complete its initial business combination within 24 months from the closing of the Initial Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, orI) in connection with the redemption of Public Shares upon ALPA’s failure to complete its initial business combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of ALPA Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of ALPA with or into another corporation (other than a consolidation or merger in which ALPA is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ALPA as an entirety or substantially as an entirety in connection with which ALPA is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model ian accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ALPA. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

In addition, if (x) ALPA issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a Newly Issued Price (as defined in the warrant agreement) of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by ALPA’s Board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of ALPA’s initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the Market Value (as defined in the warrant agreement) is below $9.20 per share, then the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to ALPA, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, ALPA will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

ALPA is incorporated under the laws of the State of Delaware and the rights of ALPA stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and ALPA’s Bylaws. In connection with the Business Combination, ALPA stockholders will vote on the Proposed Charter, which (if approved) will become effective as of the Closing. ALPA, subsequent to the Business Combination, is referred to as New Carmell. Following the Business Combination, the rights of ALPA stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter (if approved).

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of ALPA stockholders under the Current Charter and the Bylaws (left column) and under the Proposed Charter and the Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of the Current Charter and Bylaws and the Proposed Charter, which is attached to this proxy statement/prospectus as Annex C, as well as the relevant provisions of the DGCL. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being an ALPA stockholder before the Business Combination and being a New Carmell stockholder following the completion of the Business Combination.

For more information on the Charter Amendment Proposal and the Advisory Charter Amendment Proposals, see the sections entitled “Proposal 2: The Charter Amendment Proposal” and “Proposal 3: The Advisory Charter Amendment Proposals.”

ALPA	New Carmell

Name Change
ALPA’s current name is Alpha Healthcare Acquisition Corp. III	ALPA will change its corporate name to Carmell Therapeutics Corporation

Purpose
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized in Delaware. In addition, ALPA has the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of ALPA, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination.	The purpose of the corporation will be to engage in any lawful act or activity for which corporations may be organized in Delaware.

Authorized Capital Stock
The total number of shares of all classes of capital stock which ALPA is authorized to issue is 111,000,000 shares, each with a par value of $0.0001 per share, consisting of:	The total number of shares of all classes of capital stock which the Corporation is authorized to issue will be 270,000,000 shares each with a par value of $0.0001 per share.

ALPA	New Carmell

ALPA Common Stock. The authorized common stock of ALPA consists of (i)110,000,000 shares of common stock, including 100,000,000 shares of Class A Common Stock, of which 10,355,000 were issued and outstanding as of June 10, 2021, and (ii) 10,000,000 shares of Class B Common Stock, of which 2,500,000 were issued and outstanding as of June 10, 2021.

ALPA preferred stock. The authorized preferred stock of ALPA consists of 1,000,000 shares of preferred stock, of which no shares were issued and outstanding as of June 10, 2021.

New Carmell common stock. The authorized common stock of New Carmell will consist of 250,000,000 shares of common stock.

New Carmell preferred stock. The authorized preferred stock of New Carmell will consist of 20,000,000 shares of preferred stock.

Rights of Preferred Stock
The Current Charter permits ALPA’s Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preference and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL.	The Proposed Charter would permit New Carmell’s Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preference and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a Preferred Stock Designation filed pursuant to the DGCL.

Conversion
The Class B Common Stock shall convert into Class A Common Stock on a one-for-one basis at the option of the holder and automatically on the closing of the Business Combination, provided that in the case of the additional issuance of certain securities above specified amounts, the conversion ratio shall be adjusted. The adjustment of the conversion ratio may be waived by written consent of a majority of the holders of Class B Common Stock, but in no event shall the conversion ratio be less than one-to-one.	Any right of conversion of New Carmell preferred stock, as it may be issued from time to time, into any other series of preferred stock or common stock in New Carmell, shall be fixed by the Board as part of the preferred stock’s terms.

Number and Qualification of Directors
Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute the Board shall be determined from time to time by resolution of the majority of the Board. Directors need not be stockholders of ALPA.	Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute New Carmell Board shall be determined from time to time by resolution of the majority of the Board. Directors need not be stockholders of New Carmell.

ALPA	New Carmell

Structure of Board; Election of Directors

Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Current Charter, the Board is classified into three classes of directors with staggered terms of office.

If the number of directors changes, the change will be distributed to keep the class sizes as close as possible, but a decrease in the number of directors will not shorten the term of any incumbent. If one or more series of preferred stock are granted the right to elect one or more directors, those directors shall be excluded from the allocation of directors into three classes unless otherwise expressly provided in the applicable Preferred Stock Designation.

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast.

Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Proposed Charter, New Carmell Board will be classified into three classes of directors with staggered terms of office.

If the number of directors changes, the change will be distributed in the discretion of the Board, but a decrease in the number of directors will not shorten the term of any incumbent. If one or more series of preferred stock are granted the right to elect one or more directors, those directors shall be excluded from the allocation of directors into three classes unless otherwise expressly provided in the applicable Preferred Stock Designation.

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast.

Removal of Directors
Directors may be removed at any time, but only for cause and only by the affirmative vote of the majority of the voting power of all then outstanding capital shares of ALPA entitled to vote in the election of directors, voting together as a single class.	Directors may be removed at any time, but only for cause and only by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding capital shares of New Carmell entitled to vote in the election of directors, voting together as a single class.

Voting

Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, the ALPA Common Stock possesses all power of voting, and each share of ALPA Common Stock shall entitle the holder to one vote. The ALPA Common Stock shall generally vote as a single class.

Subject to the rights of the holders of preferred stock to elect directors pursuant to the terms of one or more series of preferred stock, at all meetings at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes, unless the matter is one upon which, by applicable law, the Current Charter, the

Except as otherwise required by statute, the Proposed Charter or any Preferred Stock Designation that may be adopted, New Carmell common stock will possess all power of voting, and each share of New Carmell common stock shall entitle the holder to one vote.

Subject to the rights of the holders of preferred stock to elect directors pursuant to the terms of one or more series of preferred stock, as it may be issued from time to time, at all meetings at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes, unless the matter is one upon

ALPA	New Carmell

Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control.

The ALPA Common Stock shall not have the right to vote on any amendment to the Charter affecting the rights of any class of preferred stock or ALPA Common Stock if the Current Charter, including any Preferred Stock Designation, grants exclusive rights to vote on the amendment to one or more specified series of preferred stock or ALPA Common Stock.

In addition, the powers, preferences, and rights of the Class B Common Stock may not be modified without the prior vote or written consent of a majority of the holders of the Class B Common Stock then outstanding.

which, by applicable law, the Proposed Charter, New Carmell Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control.

New Carmell common stock shall not have the right to vote on any amendment to the Proposed Charter affecting the rights of any class of preferred stock that may be issued if the Proposed Charter, including any Preferred Stock Designation which may be subsequently adopted, grants exclusive rights to vote on the amendment to one or more specified series of preferred stock.

Supermajority Voting Provisions

Any amendment to Article IX of the Current Charter, restricting certain actions by ALPA prior to the Business Combination requires an affirmative vote of at least 65% of the holders of all then outstanding shares of ALPA Common Stock.

The Bylaws provide that any amendments to Article VIII of the Bylaws, concerning indemnification of directors, officers, and other specified individuals, requires an affirmative vote of at least 66.7% of the voting power of all outstanding shares of capital stock of ALPA.

Removal of any Director during their term may only be for cause and must be pursuant to the affirmative vote of at least 66 2/3% of the voting power of all then outstanding capital shares of New Carmell entitled to vote in the election of directors, voting together as a single class.

The affirmative vote of the holders of (i) not less than two thirds of the outstanding shares of capital stock entitled to vote thereon and (ii) not less than two thirds of the outstanding shares of each class entitled to vote thereon as a class, will be required to amend, alter, change or repeal certain provisions of the Proposed Charter governing the election of the Board of Directors.

Cumulative Voting
Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Charter bars cumulative voting.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Charter does not grant any such cumulative voting rights.

Vacancies on the Board of Directors
Vacancies may be filled exclusively by a majority of the directors then in office, though less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such	Vacancies may be filled exclusively by a majority of the directors then in office, though less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified,

ALPA	New Carmell
director’s earlier death, resignation, retirement, disqualification or removal.	subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors
ALPA’s Bylaws provide that Special Meetings of the Board may be called by the Chairman of the Board, the President, the Secretary or on written request of at least a majority of directors then in office. Notice of the Special Meeting must be provided to directors in advance unless waived. Unless otherwise specified in the Current Charter or Bylaws or by statute, the Board may undertake any business permitted at a regular meeting at a Special Meeting and the meeting notice need not disclose the purpose of the meeting.	New Carmell’s Bylaws will provide that Special Meetings of New Carmell Board may be called by the Chairman of the Board, the President, or on written request of at least a majority of directors then in office. Notice of the Special Meeting must be provided to directors in advance unless waived. Unless otherwise specified in the Proposed Charter or Bylaws or by statute, the Board may undertake any business permitted at a regular meeting at a Special Meeting and the meeting notice need not disclose the purpose of the meeting.

Amendment to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law.

Prior to an initial Business Combination (as defined in the Charter), the Current Charter provides that any amendment to the business combination provisions of the existing Charter requires the approval of the holders of at least 65% of all outstanding shares of ALPA Common Stock.

The Proposed Charter may be amended as permitted under Delaware law.

In addition to any affirmative vote of the holders of any particular class or series of the capital stock of New Carmell required by law or the Proposed Charter, including any Preferred Stock Designation, the affirmative vote of the holders of (i) two-thirds of the directors then in office and (ii) the holders of at least 66 2/3% of the then outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal certain provisions of the Proposed Charter governing the election of the Board of Directors.

Provisions Specific to a Blank Check Company
The Current Charter prohibits ALPA from entering into a Business Combination with solely another blank check company or similar company with nominal operations.	Not applicable.

Amendment of Bylaws
The Board is expressly authorized to adopt, amend, alter or repeal the Bylaws on affirmative vote of the majority of directors. In addition, the Bylaws may be adopted, amended, altered or repealed by ALPA stockholders by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding capital stock of ALPA entitled to vote in the election of directors, voting together as a class. Adoption and amendment of	The Board would be expressly authorized to adopt, amend, alter or repeal the Bylaws on affirmative vote of the majority of directors. In addition, the Bylaws could be adopted, amended, altered or repealed by New Carmell stockholders by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a class.

ALPA	New Carmell
the Bylaws by stockholders shall not invalidate any prior act of the Board that would have been valid absent the adoption of the new Bylaws	Adoption and amendment of the Bylaws by stockholders would not invalidate any prior act of the Board that would have been valid absent the adoption of the new Bylaws.

Quorum

Board of Directors. A majority of the total number of duly elected directors then in office shall constitute a quorum, except as may be otherwise specifically provided by statute, the Bylaws or the Current Charter.

Stockholders. The holders of a majority of the shares of capital stock of ALPA issued and outstanding and entitled to vote shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Current Charter. If a matter may only be voted on by one or more specified series of ALPA Common Stock or preferred stock, then a majority of the shares of stock issued and outstanding and entitled to vote on that matter shall constitute a quorum.

If a quorum is not present, then the chairman of the meeting shall have power to adjourn the meeting until a quorum attends. The stockholders present at a duly convened meeting may continue to transact business notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Board of Directors. A majority of the total number of duly elected directors then in office shall constitute a quorum, except as may be otherwise specifically provided by statute, the Bylaws or the Proposed Charter.

Stockholders. The holders of a majority of the shares of capital stock of New Carmell issued and outstanding and entitled to vote shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Proposed Charter.

If a quorum is not present, then the chairman of the meeting shall have power to adjourn the meeting until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Stockholder Action by Written Consent
Under the Current Charter, any action required or permitted to be taken by the stockholders of ALPA must be effected by a duly called annual or Special Meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the Class B Common Stock with respect to those actions which may be taken by written consent.	Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Carmell must be effected by a duly called annual or Special Meeting of such stockholders and may not be effected by written consent of the stockholders.

Special Stockholder Meetings
Subject to the rights of any outstanding series of preferred stock and the requirements of law, Special Meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of ALPA, or by a resolution passed by the majority of the Board. Special Meetings may not be called by stockholders or any other person except as specified above. The business transacted at special stockholder meetings shall be limited to the purpose(s) for which the	Subject to the rights of any outstanding series of preferred stock and the requirements of law, Special Meetings of stockholders may be called only by a resolution passed by the majority of the Board. Special Meetings may not be called by stockholders or any other person except as specified above. The business transacted at special stockholder meetings shall be limited to the purpose(s) for which the meeting was called, as indicated in the written notice of Special Meeting sent to stockholders.

ALPA	New Carmell
meeting was called, as indicated in the written notice of Special Meeting sent to stockholders.

Notice of Stockholder Meetings
Except as otherwise provided in the Bylaws or permitted by statute, all notices of meetings with ALPA stockholders shall be in writing and shall be sent or otherwise given in accordance with ALPA’s Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and hour of the meeting, and in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Notice of meetings also may be given to stockholders by means of electronic transmission in accordance with statute.	Except as may otherwise be provided in the Bylaws or permitted by statute, all notices of meetings with New Carmell stockholders shall be in writing and shall be sent or otherwise given in accordance with New Carmell’s Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and hour of the meeting, and in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Notice of meetings also may be given to stockholders by means of electronic transmission in accordance with statute.

Stockholder Nominations of Persons for Election as Directors
Nominations of persons for election to ALPA’s Board may be made at an annual meeting or at a Special Meeting of stockholders at which directors are to be elected pursuant to ALPA’s notice of meeting only by giving notice to the Secretary. Notice must be received by the Secretary at the principal executive offices of ALPA (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by ALPA; and (ii) in the case of a Special Meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the Special Meeting is first made by ALPA. The stockholder’s notice to the Secretary must be in proper form, including all information required by the Bylaws and comply with all applicable requirements of the Exchange Act.	Nominations of persons for election to New Carmell’s Board may be made at an annual meeting (“Annual Meeting”) or at a Special Meeting of stockholders at which directors are to be elected pursuant to New Carmell’s notice of meeting only by giving notice to the Secretary. Notice will be required to be received by the Secretary at the principal executive offices of New Carmell (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The stockholder’s notice to the Secretary must be in proper form, including all information to be required by the Bylaws and comply with all applicable requirements of the Exchange Act.

ALPA	New Carmell

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
In order for a stockholder to bring a matter before the annual meeting, the stockholder must give timely notice to the Secretary of ALPA, as described in ALPA’s Bylaws. The notice requirements are also deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.	In order for a stockholder to bring a matter before the annual meeting, the stockholder will be required to give timely notice to the Secretary of New Carmell, as described in New Carmell’s Bylaws. The notice requirements will also be deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.

Limitation of Liability of Directors and Officers
To the fullest extent permitted by the DGCL, a director of ALPA shall not be personally liable to ALPA or its stockholders for monetary damages for breach of fiduciary duty as a director, unless they violated their duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or redemptions, or derived improper personal benefit from their actions as a director.	To the fullest extent permitted by the DGCL, a director of New Carmell shall not be personally liable to New Carmell or its stockholders for monetary damages for breach of fiduciary duty as a director, unless they violated their duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or redemptions, or derived improper personal benefit from their actions as a director.

Indemnification of Directors, Officers, Employees and Agents
ALPA is required to indemnify against all expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is, was, or agreed to become a director or officer of ALPA or any predecessor of ALPA, or serves or served at any other enterprise as a director or officer at the request of ALPA or any predecessor to ALPA.	New Carmell will be required to indemnify against all expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is, was, or agreed to become a director or officer of New Carmell or any predecessor of New Carmell, or serves or served at any other enterprise as a director or officer at the request of New Carmell or any predecessor to New Carmell.

Corporate Opportunity Provision
The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The doctrine of corporate opportunity, as applied under Delaware law, would apply without modification to directors and officers of New Carmell under the Proposed Charter.

Dividends, Distributions and Stock Repurchases
The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of ALPA preferred stock and the Current Charter requirements relating to business combinations, holders of shares of ALPA Common Stock are entitled to	The Proposed Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of New Carmell preferred stock that may be issued, holders of shares of New Carmell common stock are entitled to receive such

ALPA	New Carmell
receive such dividends and other distributions (payable in cash, property or capital stock of ALPA) when, as and if declared thereon by ALPA’s Board from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.	dividends and other distributions (payable in cash, property or capital stock of New Carmell) when, as and if declared thereon by New Carmell’s Board from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.

Liquidation
In the event of a voluntary or involuntary liquidation, dissolution or winding-up of ALPA, after payment of the debts and liabilities of ALPA and subject to the provisions of statute and the Current Charter and any rights of the holders of ALPA preferred stock, the holders of shares of ALPA Common Stock shall be entitled to all remaining assets of ALPA ratably on the basis of Class A Common Stock (on an as-converted basis with respect to the Class B Common Stock) they hold.	In the event of a voluntary or involuntary liquidation, dissolution or winding-up of New Carmell, after payment of the debts and liabilities of New Carmell and subject to the provisions of statute and the Proposed Charter and any rights of the holders of any New Carmell preferred stock that may be issued, the holders of shares of New Carmell common stock would be entitled to all remaining assets of New Carmell ratably on the basis of the Common Stock they hold

Inspection of Books and Records; Stockholder Lists

Inspection. Under Section 220 of the DGCL, any ALPA stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from ALPA’s stock ledger, a list of its stockholders and its other books and records.

Voting List. ALPA will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Inspection. Under Section 220 of the DGCL, any New Carmell stockholder, in person or by attorney or other agent, will have, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from New Carmell’s stock ledger, a list of its stockholders and its other books and records.

Voting List. New Carmell will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Choice of Forum
Unless ALPA consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is designated in ALPA’s Charter as the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of ALPA, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of ALPA to ALPA or ALPA’s stockholders, (C) any action or proceeding asserting a claim against ALPA arising pursuant to any	Unless New Carmell consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is designated in New Carmell’s Amended By-laws as the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Carmell, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Carmell to New Carmell or New Carmell’s stockholders, (iii) any

ALPA	New Carmell
provision of the DGCL or ALPA’s Charter or Bylaws, (D) any action or proceeding asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If the suit is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions. This provision does not apply to suits brought to enforce liability or duties created by the Exchange Act or any other claim where the U.S. federal courts have exclusive jurisdiction.	action asserting a claim against New Carmell arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended By-laws, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Charter or the Amended By-laws, or (v) any action asserting a claim against New Carmell governed by the internal affairs doctrine. This exclusive-forum provision does not apply to any claims arising under the Exchange Act or the Securities Act. In addition, unless New Carmell consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and United States District Court for the District of Delaware have concurrent jurisdiction for resolving any action asserting a claim arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of New Carmell will be deemed to have notice of and consented to this exclusive-forum provision.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Ticker Symbol and Market Price

ALPA’s Units, Class A Common Stock and Warrants are currently listed on the Nasdaq Capital Market under the symbols “ALPAU,” “ALPA” and “ALPAW,” respectively. As of June 20, 2023, the Record Date for the Special Meeting, the closing price for the Class A Common Stock was $10.28.

Dividend Policy

ALPA has not paid any cash dividends on shares of ALPA Common Stock to date and does not intend to pay cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of the Combined Company subsequent to the Closing. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of the Board to retain all earnings, if any, for use in ALPA’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, if ALPA incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants ALPA may agree to in connection therewith.

MANAGEMENT OF THE COMBINED COMPANY

At the effective time of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the director nominees set forth in the section titled “Proposal 5: The Director Election Proposal,” the board of directors and executive officers of the Combined Company will be as follows (ages as of February 10, 2023):

Name	Age	Position(s)
Executive Officers:
Rajiv Shukla(4)	48	Executive Chairman
Randolph W. Hubbell	60	Chief Executive Officer, President and Director
James Hart, M.D.	71	Chief Medical Officer
Donna Godward	68	Chief Quality Officer
Janet Vargo, Ph.D.	65	Vice President Clinical Services
Non-Employee Directors:
Rich Upton(2)	59	Director
David Anderson(1)	70	Director
Steve Bariahtaris(1)(3)	59	Director
Jaime Garza, MD(2)	69	Director
Kathryn Gregory(3)	61	Director
William Newlin(2)	82	Director
Patrick Sturgeon	46	Director

(1)	Member of the audit committee.
(2)	Member of the nominating and governance committee.
(3)	Member of the compensation committee.
(4)	Member of the commercial committee.

Executive Officers

Rajiv S. Shukla has been the Chief Executive Officer and a director of ALPA since inception. Mr. Shukla will resign from his position as Chief Executive Officer in connection with the closing of the Business Combination. Mr. Shukla will remain as a director and Executive Chair of the Board following the Business Combination.    Mr. Shukla served as Chairman and Chief Executive Officer of Alpha Healthcare Acquisition Corp. (“AHAC”), a Nasdaq-listed special purpose acquisition company which raised $100 million in its initial public offering in September 2020. In August 2021, AHAC successfully closed its initial business combination with Humacyte, Inc. (“Humacyte”), a clinical-stage biotechnology platform company developing universally implantable bioengineered human tissue at commercial scale, together with a concurrent $175 million private placement from several fundamental healthcare investors. Mr. Shukla served as Chairman and Chief Executive Officer of Constellation Alpha Capital Corp. (“CNAC”), a Nasdaq-listed special purpose acquisition company, from June 2017 to August 2019. CNAC raised $144 million in proceeds from a Nasdaq initial public offering and successfully closed its initial business combination with DermTech, Inc., or DermTech, in August 2019. DermTech is a molecular dermatology company that develops and markets non-invasive diagnostic tests. The transaction was financed in part with proceeds from a private placement transaction with investors including RTW Investments, Farallon Capital, Victory RS Science and Technology Fund, Irwin Jacobs, RTW Investments and HLM Venture Partners.

Mr. Shukla has served as Director of Humacyte since August 2021. From August 2019 to August 2022, Mr. Shukla served as an independent director on the board of directors of InflammX Therapeutics, formerly known as Ocunexus Therapeutics, a clinical stage biotech company. From June 2013 to May 2015, Mr. Shukla served as Chief Executive Officer of Pipavav Defence & Offshore Engineering Company (now Reliance Naval and Engineering Ltd.), an Indian listed shipbuilding and defense manufacturing company. In this role, he successfully implemented an extensive financial restructuring project and sold control to the Reliance ADA Group. Between 2008 and 2013, Mr. Shukla worked as an investor at ICICI Venture, Morgan Stanley Investment Management and Citi Venture Capital International. Throughout his investment career, Mr. Shukla has been involved with numerous investments in healthcare companies. As a private equity investor, Mr. Shukla was involved with numerous control and minority healthcare investments and served as a member of the board of directors of I-ven Medicare, a hospital roll-up platform comprising multiple control investments and significant minority stakes in tertiary care hospitals and outpatient treatment centers, Ranbaxy Fine Chemicals Ltd, a roll-up of specialty chemicals and animal health businesses, Swiss Bio, a U.S. based clinical CRO, Bharat Biotech, a vaccine company, three specialty pharma companies: Arch Pharmalabs, Malladi Drugs and Unimark Remedies. From 2001 to 2006, Mr. Shukla served as Senior Director at Pfizer, Inc. In this role, he played a key role in several acquisitions including Pharmacia in 2003, Meridica in 2004, Vicuron Pharmaceuticals and Idun Pharmaceuticals in 2005, and Rinat Neuroscience in 2006. Mr. Shukla also led the operational integration of these organizations into Pfizer across multiple sites around the world. Mr. Shukla graduated from Harvard University with a Masters in Healthcare Management and Policy and received a Bachelor’s in Pharmaceutics from the Indian Institute of Technology.

We believe Mr. Shukla is well qualified to serve as one of our directors due to his extensive operations, finance and investment experience.

Randolph W. Hubbell has served as Chief Executive Officer and President of Carmell since February 2016 and as a member of Carmell’s board of directors since June 2016. Prior to Carmell Therapeutics, Mr. Hubbell was the Chief Commercial Officer for Cardiva Medical, a start-up medical device company focused on delivering technology to reduce the complications associated with vascular access. In this role, Mr. Hubbell successfully designed and implemented the commercial strategy and execution to drive the sales of Cardiva’s vascular closure device product line. Before Cardiva, Mr. Hubbell was with Johnson & Johnson for 13 years in various sales and marketing roles, his last role as a Worldwide Vice President (“WWVP”) at Ethicon Biosurgery. Before moving to Ethicon, Mr. Hubbell worked in the J&J pharmaceutical sector as the WWVP for Global Strategic Marketing (“PGSM”) for the pain and cardiovascular therapeutic areas. Prior to J&J PGSM, Mr. Hubbell was Executive Director of Strategic Alliances at Cordis Cardiology. Mr. Hubbell started at Cordis in 2001 as Director of Stent Marketing and had responsibility for the launch of CYPHER®, the first drug-eluting stent, in the US market in 2003. In 2000, Mr. Hubbell had responsibility for sales and marketing at Enmed, an Internet start-up with web-based technology for conducting clinical trials. From 1998 to 2000, Mr. Hubbell was Executive Director of Sales and Marketing for Vasca, a start-up medical device company. Prior to Vasca, Mr. Hubbell was in sales and marketing for Boston Scientific from 1993 to 1998 and prior to BSC, Mr. Hubbell was in sales for IBM from 1985 to 1993.

Mr. Hubbell received his M.B.A from Loyola University and his B.S. from Tulane University.

We believe that Mr. Hubbell is qualified to serve on our board of directors due to the valuable experience he brings in his capacity as our Chief Executive Officer and President along with his extensive experience and knowledge of our industry.

James Hart, M.D. has served as Carmell’s Chief Medical Officer since April 2016. Dr. Hart is also a Principal at JCH Biotech Consulting, LLC, serving as a consultant for biotech companies. Prior to Carmell Therapeutics, Dr. Hart was with Johnson & Johnson for 11 years, holding several director-level positions at Ethicon (a Johnson & Johnson company focused on surgery) and then serving as Vice President of Medical Affairs and Chief Medical Officer for Johnson & Johnson Global Surgery Group. Prior to his time at Johnson & Johnson, Dr. Hart practiced cardiovascular and thoracic surgery for 20 years, completing pioneering work in minimally invasive cardiac surgery.

Dr. Hart received his M.D. from the Pennsylvania State University College of Medicine and completed his residency in surgery and his fellowship in cardiothoracic surgery at the Pennsylvania State University MS Hershey Medical Center. Dr. Hart received his B.A. from Carnegie Mellon University.

We believe that Dr. Hart is qualified to serve as our Chief Medical Officer due to his extensive medical experience and deep understanding of our industry.

Donna Godward has served as Carmell’s Chief Quality Officer since September 2016. Prior to Carmell Therapeutics, from 2010 to 2016, Ms. Godward served as Chief Quality Officer, Medical Devices & Diagnostics at Johnson & Johnson. As Chief Quality Officer, Ms. Godward provided strategic direction and oversight for all areas of quality and regulatory compliance across the global MD&D business sector. Prior to this role, Ms. Godward served as Worldwide Vice President of Regulatory, Quality & Compliance for the Cordis franchise, with responsibility for quality assurance, regulatory affairs, regulatory compliance and healthcare compliance. A leader in quality leadership development, Ms. Godward also was instrumental in helping to create the Johnson & Johnson Executive Quality Leadership Development Program. She also served as co-chair of the Johnson & Johnson Global Quality Council and as a member of the Johnson & Johnson Supply Chain Council. Ms. Godward joined Johnson & Johnson in 2000 as Executive Director, Quality, Regulatory & Compliance, for Ortho-Clinical Diagnostics, Inc. (OCD). Prior to joining Johnson & Johnson, Ms. Godward held positions in quality, regulatory and operations with Merck, Bristol Myers Squibb and Steris Corporation.

Ms. Godward earned a B.A. in Biological Sciences from Indiana University and an M.B.A from Washington University.

We believe that Ms. Godward is qualified to serve as our Chief Quality Officer due to her extensive leadership, executive, managerial, business and pharmaceutical company experience in our industry.

Janet Vargo, Ph.D. has served as Carmell’s Vice President Clinical Services since September 2016. Dr. Vargo also serves as President of Vargo Regulatory and Clinical Consulting, LLC, a company that provides advice on regulatory and clinical strategies and clinical trial designs related to new medical product development. From March 2016 to December 2017, Dr. Vargo served as a strategic advisor for YourEncore, Inc. working to further develop YourEncore’s medical device sector capabilities to provide highly experienced scientific and technical expertise for the life sciences and consumer goods industries. From September 2012 to February 2015, Dr. Vargo served as a board member and as the head of clinical development and regulatory affairs for Mentor Worldwide, LLC, Global Surgery Group, Medical Devices and Diagnoses at Johnson & Johnson. From December 2008 to 2012, Dr. Vargo served as Executive Director, Clinical Trial Design for Scientific and Clinical Affairs in the Office of the Chief Medical Officer, Medical Devices and Diagnoses at Johnson & Johnson. Prior to Dr. Vargo’s time as Executive Director, Dr. Vargo held several director-level positions at Johnson & Johnson.

Dr. Vargo received her B.S. in Psychology from the Pennsylvania State University, her M.S. in Applied Biopsychology from the University of New Orleans, her Ph.D. in Experimental Psychology (Behavior Neuroscience) from Miami University and completed her post-doctoral in Psychobiology from the University of California.

We believe that Dr. Vargo is qualified to serve as our Vice President Clinical Services due to her extensive clinical trial expertise and deep understanding of our industry.

Non-Employee Directors

In connection with the Business Combination, our board of directors will include the following non-employee directors:

Rich Upton has served as a member of Carmell’s board of directors since April 2011. Mr. Upton is a General Partner at Harbor Light Capital Partners, a private investment firm seeking to invest in early stage companies. Previously, he was the founder and President of Upton Advisors, LLC, a boutique investment bank serving middle market and emerging healthcare companies throughout the United States. Mr. Upton has been advising companies since 1992 both as a senior healthcare investment banker for Salomon Brothers and later as an independent adviser. In addition to Carmell Therapeutics, Mr. Upton serves on the boards of Anuncia Medical (Chairman), Alcyone Therapeutics and Medicinal Genomics Corp, and previously served on the boards of Home Diagnostics, Inc. (NASDAQ: HDIX – acquired by Nipro Corporation), Castlewood Surgical and Courtagen Life Sciences. Mr. Upton currently serves on the investment committee of the Endowment for Health and served 10 years on investment committee of the New Hampshire Charitable Foundation. He is also the former Chairman of The Pine Hill Waldorf School.

Mr. Upton received his M.B.A degree from The Darden School at the University of Virginia and a dual B.A. degree in Economics and English from Amherst College.

We believe that Mr. Upton is qualified to serve on our board of directors due to his experience as an investor and familiarity with the financial operations of a broad range of companies.

David Anderson has served as a member of Carmell’s board of directors since July 2016. Mr. Anderson has been a successful entrepreneur in the orthopedic medical device field for over 25 years. He has led five orthopedic organizations; Orteq Sports Medicine (CEO); Osteotech (Executive VP), Bionx Implants (CEO), Replication Medical (Founder and Director), and Gentis (CEO). Mr. Anderson was a founder of Osteotech and was the founder and CEO of Bionx Implants which he grew through over 60 product approvals to over $20 million in sales in less than three years. He was also part of the team that created Integra LifeSciences and has been an active Board member of multiple public medical technology companies. He has raised over $350 million in venture capital, taken a company through the IPO route onto NASDAQ, and has been a part of multiple M&A transactions. Mr. Anderson received his B.S. in Chemical Engineering from Cornell University.

We believe that Mr. Anderson is qualified to serve on our board of directors due to his extensive experience in the orthopedic medical device field and leadership in orthopedic organizations.

Steve Bariahtaris is an independent consultant and will join New Carmell’s board of directors in connection with the Business Combination. Before Mr. Bariahtaris became an independent consultant, Mr. Bariahtaris served as Johnson & Johnson’s Chief Audit Executive where he was a member of the Audit Committee from 2017 – 2019. In his previous role, Mr. Bariahtaris was the Vice President of Finance and Chief Financial Officer (CFO) for Johnson & Johnson’s Americas Pharmaceutical business (Janssen) for six years. During this time, Mr. Bariahtaris played a leadership role in numerous successful new product launches that grew sales from $11 billion in 2010 to $23 billion in 2016. Prior to that role, Mr. Bariahtaris was the Worldwide Vice President & CFO for Johnson & Johnson’s Diagnostic business (Ortho Clinical Diagnostics) where he led the leadership team through strategic planning and portfolio management to overhaul the strategy for this business. Mr. Bariahtaris’s earlier roles at Johnson & Johnson’s included Pharmaceuticals R&D Portfolio Management & Analytics, Pharmaceuticals Commercial Finance, Pharmaceuticals Licensing & Acquisitions, and Corporate Treasury. Mr. Bariahtaris spent the first 10 years of his career with P&G working initially in Supply Chain management, and then transitioned to Corporate Finance.

Mr. Bariahtaris received his B.S. in Engineering and Operations Research from Cornell University and his M.B.A. from the Wharton School of the University of Pennsylvania.

We believe that Mr. Bariahtaris is qualified to serve on our board of directors due his leadership, executive, managerial, business and pharmaceutical company experience in the development and commercialization of pharmaceutical products.

Jaime Garza, M.D. will join New Carmell’s board of directors in connection with the Business Combination. Dr. Garza is currently Professor (clinical) of Orthopedic Surgery, Professor (clinical) of Otolaryngology, and Director of Human Regenerative Cell Trials at Tulane University School of Medicine; he is also Professor (clinical) of Surgery and Professor (clinical) of Otolaryngology at the University of Texas Health at San Antonio. Dr. Garza was the Founder and Chairman of the University of Texas Health at San Antonio’s Division of Plastic and Reconstructive Surgery and served on the university’s Executive Committee as Associate Vice President for the health science center.

Dr. Garza received his B.A. in Political Science from Tulane University and his M.D. (with honors) and D.D.S. from Louisiana State University. Dr. Garza is board-certified in two surgical specialties.

We believe that Dr. Garza is qualified to serve on our board of directors due to his extensive medical experience and deep understanding of our industry.

Kathryn Gregory will join New Carmell’s board of directors in connection with the Business Combination. Ms. Gregory has over 25 years of executive leadership experience in both startup and midsized biotechnology and pharmaceutical companies. Ms. Gregory has extensive experience in international business development including corporate strategy, negotiations, mergers and acquisitions, alliance management and operational expertise in marketing, strategic sourcing and procurement. Ms. Gregory is currently Vice President and Head of Global Business Development at Antengene Corporation, a hematology and oncology company focused on innovative medicines for patients in the Asia Pacific Region and worldwide. Prior to Antengene, Ms. Gregory was Chief Business Officer of Aileron Therapeutics, a Boston-based oncology company. Previously, Ms. Gregory was President of KG BioPharma Consulting LLC, a strategic advisory company, where she assisted small and mid-size biopharma companies in a range of corporate strategy and business development activities. Prior to her consulting career, Ms. Gregory was Co-Founder and CEO for Seneb BioSciences, an early-stage, rare disease company which was sold to a mid-sized biotech firm in 2017. Earlier in her career, Ms. Gregory has worked in senior roles in pharmaceutical and biotechnology companies including Purdue Pharma where she was responsible for business development transactions for new therapeutic indications. Prior to Purdue, Ms. Gregory was at Shire Pharmaceuticals and was responsible for business development transactions for the Neuroscience and Ophthalmology business units.

Ms. Gregory received her M.B.A. from Pepperdine University and her B.A. from the University of California, Berkeley.

We believe that Ms. Gregory is qualified to serve on our board of directors due to her extensive executive leadership experience in biotechnology and pharmaceutical companies.

William Newlin will join New Carmell’s board of directors in connection with the Business Combination. Mr. Newlin is Chairman of Newlin Investment Company, which he founded in 2007. A seasoned executive and entrepreneur, Mr. Newlin was the Executive Vice President and Chief Administrative Officer for DICK’S Sporting Goods, Inc. (NYSE: DKS), a full-line sports and fitness retailer with more than 600 stores; and Chairman and Chief Executive Officer for Buchanan Ingersoll, one of the 100 largest law firms in the U.S. Mr. Newlin recently served as Chairman of Meritor, Inc. (NYSE:MTOR), a first-tier supplier to the truck and off-road vehicle industry that was acquired for $3.75 billion at an approximate 50% premium to the then company valuation. Mr. Newlin also was the immediate past Chairman of Kennametal Inc. (NYSE:KMT), one of the world’s leading producers of cutting tools and wear-resistant parts. Mr. Newlin was a Director of Calgon Carbon Corporation (NYSE:CCC), a global leader in services and solutions for cleaner and safer air and water. In addition, Mr. Newlin also has served or is serving on a number of Governance and Compensation committees, and frequently has been the chair of such committees.

Mr. Newlin is currently Chairman of Sharp Edge Labs Inc., a strong emerging drug discovery company. Mr. Newlin serves on the board of several other private companies, primarily technology based. Previously, Mr. Newlin was also Co-Founder of CEO Venture Funds, Founding Director of the Pittsburgh Technology Council and a Director of the Pittsburgh Life Sciences Greenhouse.

Mr. Newlin graduated from Princeton University, and received his Juris Doctor from the University of Pittsburgh Law School, where he received its distinguished alumni award and was awarded an honorary Doctor of Business Administration degree from Robert Morris University.

We believe that Mr. Newlin is qualified to serve on our board of directors due to his extensive executive leadership experience.

Patrick A. Sturgeon has been our Chief Financial Officer since inception and has nearly two decades of experience with M&A and equity capital market transactions in the healthcare and other sectors. Mr. Sturgeon will resign as our Chief Financial Officer in connection with the closing of the Business Combination, and will become a director. Since May 2020, Mr. Sturgeon has served as Chief Financial Officer of Brookline Capital Acquisition Corp., a Nasdaq-listed special purpose acquisition company. He has also served as a Managing Director at Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”) since March 2016, and a Managing Partner since January 2021. At Brookline, Mr. Sturgeon focuses on mergers and acquisitions, public financing, private capital raising, secondary offerings, and capital markets. On the public financing front, he focuses on SPAC transactions, primarily underwritten initial public offerings and initial business combinations. From July 2013 to February 2016, Mr. Sturgeon served as a Managing Director at Axiom Capital Management. He worked at Freeman & Co. from October 2002 to November 2011, where he focused on mergers and acquisitions in the financial services sector.

Mr. Sturgeon received his B.S. in Economics from the University of Massachusetts, Amherst and his M.B.A. in Finance from New York University.

We believe Mr. Sturgeon is well qualified to serve as one of our directors due to his extensive operations, finance and investment experience.

Board Composition

After the Business Combination, our board of directors will consist of nine members consisting of Randolph W. Hubbell, Rich Upton, David Anderson, Steve Bariahtaris, Jaime Garza, M.D., Kathryn Gregory, William Newlin, Patrick Sturgeon and Rajiv Shukla, our Executive Chairman, and be divided into three classes, with members of each class serving staged three-year terms. The Proposed Charter and our bylaws, which will become effective immediately prior to the closing of the Business Combination, will increase the number of directors serving on our board and authorize only our board of directors to fill vacancies on our board of directors. Our Board of Directors will be divided into the following three classes after the Business Combination:

•	Class I, which consists of Rich Upton, William Newlin, David Anderson, whose terms will expire at our annual meeting for the fiscal year ending December 31, 2023.

•	Class II, which consists of Steve Bariahtaris, Kathryn Gregory, Jaime Garza, whose terms will expire at our annual meeting for the fiscal year ending December 31, 2024.

•	Class III, which consists of Randy Hubbell, Patrick Sturgeon and Rajiv Shukla, whose terms will expire at our annual meeting for the fiscal year ending December 31, 2025.

Board Leadership Structure

Our board of directors will be led by our executive chair, Rajiv Shukla. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chair of the board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while the chair of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing our Company.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address the risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring strategic risk exposure, our audit committee oversees management of financial reporting, compliance and litigation risks, as well as the steps management has taken to monitor and control such exposures. Our nominating and corporate governance committee manages risks associated with the independence of our board of directors, potential conflicts of interest and the effectiveness of our board of directors and our compensation committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risks for our company.

Director Independence

Under the Nasdaq Listing Rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the closing of the Business Combination.

Additionally, compensation committee members must not have a relationship with us that is material    to the director’s ability to be independent from management in connection with the duties of a compensation committee member. We intend to satisfy the compensation committee independence requirements as of the closing of the Business Combination.

As of the closing of the Business Combination, our board of directors will consist of six independent members: Rich Upton, William Newlin, David Anderson, Steve Bariahtaris, Jaime Garza, MD and Kathryn Gregory. Our board of directors undertook a review of the composition of our board of directors and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that Rich Upton, William Newlin, Steve Bariahtaris, Jaime Garza, MD, Kathryn Gregory and David Anderson qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2). In making such determinations, our board of directors considered the relationships that each of our non-employee directors has with the Company and all other facts and circumstances deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Effective upon the closing of the Business Combination, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business, each of which have the composition and responsibilities described below. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee intends to adopt a written charter that satisfies the applicable rules and regulations of the SEC and Nasdaq Listing Rules, which we will post on our website at www.carmellrx.com upon the closing of the Business Combination.

Audit Committee

Our audit committee will consist of David Anderson and Steven Bariahtaris. Our board of directors has determined that each member of our audit committee is independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Steven Bariahtaris. Our board of directors has determined that each member of the audit committee can read and understand fundamental financial statements and that Steven Bariahtaris is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our audit committee is directly responsible for, among other things:

•	appointing, evaluating, and overseeing a firm to serve as our independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	monitoring and reviewing legal, regulatory, and administrative compliance to the extent affecting our financial results;

•	reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers

•	reviewing and recommending changes or amendments to the code of business conduct and ethics;

•	reviewing material related party transactions or those that require disclosure;

•	determining and reviewing risk assessment guidelines and policies, including cybersecurity risks, financial risk exposure, and internal controls regarding information security; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Steven Bariahtaris and Kathryn Gregory. Our board of directors has determined that each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the Nasdaq Listing Rules. The chair of our compensation committee is Kathryn Gregory. The compensation committee is responsible for, among other things:

•	reviewing and approving the compensation of our executive officers and directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;

•	reviewing our overall compensation philosophy; and

•	overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of William Newlin, Jaime Garza M.D. and Rich Upton. Our board of directors has determined that each member of the nominating and corporate governance committee meets the requirements for independence under the Nasdaq Listing Rules. The chair of our nominating and corporate governance committee is Rich Upton. The nominating and corporate governance committee is responsible for, among other things:

•	identifying, screening, reviewing and recommending candidates for membership on our board of directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing and recommending candidates for appointment to our board committees;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our compensation committee.

Board Diversity

Upon the closing of the Business Combination, our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	professional and academic experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	strength of leadership skills;

•	experience in finance and accounting and/or executive compensation practices;

•	ability to devote the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable;

•	background, gender, age and ethnicity;

•	conflicts of interest; and

•	ability to make mature business judgments.

Following the closing of the Business Combination, our board of directors will evaluate each individual in the context of the board of directors as a whole, with the objective of ensuring that the board of directors, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.

Non-Employee Director Compensation Policy

As described above, prior to 2021, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors. In connection with the Business Combination, our board of directors approved and intends to adopt the following annual non-employee director compensation policy, which will take effect following the closing of the Business Combination. The below table depicts this non-employee director compensation policy:

Compensation Elements: Non-Employee Director

Compensation Policy Cash

Annual Retainer	$35,000
Chair of the Board	$30,000

Annual Committee Chair Retainer

Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$8,000

Annual Committee Member Retainer

Audit	$7,500
Compensation	$5,000
Nominating and Corporate Governance	$4,000

Equity

Annual Equity Grant(1)	Annual grants of stock options valued
at $100,000, vesting over a period of 4 years(25% after 1 year, and the balance vesting in 36 equal monthly installments thereafter), subject to continued service with the Company.

(1)

Following the closing of the Business Combination, all future new board members will receive equity compensation in the form of annual stock option grants, the terms of which are described above. As noted above, prior to the Business Combination, the existing non-employee directors received one-time option grants in place of these annual grants which are intended to provide equity compensation for board service for four years following grant.

The cash retainers described above will be paid quarterly in arrears beginning immediately following the closing of the Business Combination. Our board of directors may, in its discretion, permit a non-employee director to elect to receive any portion of the annual cash retainer in the form of fully vested shares of our common stock in lieu of cash. All equity awards granted under the non-employee director compensation policy following the closing of the Business Combination will be granted under, and subject to the terms of, our 2023 Plan.

As noted in the table above, the non-employee director compensation policy initially intends to provide annual grants of stock options that include a four-year vesting schedule. In accordance with our 2023 Plan, any stock option that is unvested on the date of termination of service will be forfeited on such date of termination, subject to certain exceptions. As noted above for the initial directors, the 2021 stock option grants made under the 2009 Plan were in lieu of annual grants and are intended to serve as the equity compensation component for those directors for four years of service following the grant date.

Code of Business Conduct and Ethics

In connection with the Business Combination, our board of directors will adopt a written code of business conduct and ethics that will apply to all of our directors, officers and employees. The code of business conduct and ethics will cover fundamental ethics and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements. Our code of business conduct and ethics will be posted on the investor relations section of our website at www.carmellrx.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Limitation on Liability and Indemnification Matters

Our Proposed Charter and bylaws, which will each become effective immediately prior to the closing of the Business Combination, will limit our directors’ liability and may indemnify our directors and officers to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper benefit.

The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law.

We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our fourth amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Goodwin Procter LLP will pass upon the validity of the Class A Common Stock issued in connection with the Business Combination.

EXPERTS

The financial statements of Alpha Healthcare Acquisition Corp. III as of December 31, 2021 and December 31, 2022 and for the period and year then ended, included in this proxy statement/prospectus have been audited by Adeptus Partners, LLC, independent registered public accounting firm, as stated in their report herein, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Carmell Therapeutics Corporation as of December 31, 2021 and December 31, 2022 for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to substantial doubt about Carmell Therapeutics Corporation’s ability to continue as a going concern as described in Note 1 to the financial statements) by Adeptus Partners, LLC, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Stockholders and interested parties may communicate with ALPA’s Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Alpha Healthcare Acquisition Corp., 1177 Avenue of the Americas, 5th Floor, New York, New York 10036, Attn: Corporate Secretary. Following the Business Combination, such communications should be sent in care of Carmell Therapeutics Corporation, 2403 Sidney Street, Suite 300, Pittsburgh, PA 15203, Attn: Corporate Secretary. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Pursuant to the rules of the SEC, ALPA and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of ALPA’s annual report to stockholders and ALPA’s proxy statement. Upon written or oral request, ALPA will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that ALPA deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that ALPA deliver single copies of such documents in the future. Stockholders may notify ALPA of their requests by calling or writing ALPA at (646) 494-3296 or 1177 Avenue of the Americas, 5th Floor, New York, New York 10036. Following the Business Combination, such requests should be made by calling or writing Carmell Therapeutics Corporation at 2403 Sidney Street, Suite 300, Pittsburgh, PA 15203, Attn: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

ALPA has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by ALPA with the SEC at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to ALPA has been supplied by ALPA, and all such information relating to Carmell has been supplied by Carmell. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Alpha Healthcare Acquisition Corp. III

1177 Avenue of the Americas

5th Floor

New York, New York 10036

(646) 494-3296

INDEX TO FINANCIAL STATEMENTS

Page Number
Report of Independent Registered Public Accounting Firm (PCAOB ID #3686)	F-2

Unaudited Condensed Financial Statements of Alpha Healthcare Acquisition Corp. III
Condensed Consolidated Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-3
Condensed Consolidated Statements of Operations for the three months ended March 31, 2023 and March 31, 2022 (Unaudited)	F-4
Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the three months ended March 31, 2023 and March 31, 2022 (Unaudited)	F-5
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2023 and March 31, 2022 (Unaudited)	F-6
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-7

Audited Financial Statements of Alpha Healthcare Acquisition Corp. III
Balance Sheets as of December 31, 2022 and 2021	F-23
Statements of Operations for the year ended December 31, 2022 and for the period from January 21, 2021 (inception) through December 31, 2021	F-24
Statements of Changes in Shareholders’ Equity (Deficit) for the year ended December 31, 2022 and for the period from January 21, 2021 (inception) through December 31, 2021	F-25
Statements of Cash Flows for the year ended December 31, 2022 and for the period from January 21, 2021 (inception) through December 31, 2021	F-27
Notes to Financial Statements	F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Alpha Healthcare Acquisition Corp. III

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Alpha Healthcare Acquisition Corp. III (the Company) as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the period ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

PCAOB: 3686

Ocean, NJ

March 13, 2023

PART I - FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements

ALPHA HEALTHCARE ACQUISITION CORP. III

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash	$16,133	$187,664
Prepaid expenses	111,079	97,538

Total current assets	127,212	285,202
Marketable securities held in Trust Account	158,368,990	156,693,598

Total assets	$158,496,202	$156,978,800

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	1,817,299	1,258,337
Due to related party	71,024	31,979
Income taxes payable	734,526	391,198

Total current liabilities	2,622,849	1,681,514
Deferred underwriting fees payable	—	5,405,436

Total liabilities	2,622,849	7,086,950

Commitments and Contingencies (Note 5)
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 15,444,103 shares issued and outstanding subject to possible redemption	157,180,994	155,909,529
Shareholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 463,882 not subject to possible redemption issued and outstanding (excluding 15,444,103 shares subject to possible redemption)	46	46
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,861,026 shares issued and outstanding	386	386
Accumulated deficit	(1,308,073)	(6,018,111)

Total shareholders’ deficit	(1,307,641)	(6,017,679)

Total Liabilities and Shareholders’ Deficit	$158,496,202	$156,978,800

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ALPHA HEALTHCARE ACQUISITION CORP. III

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31,
	2023	2022
General and administrative expenses	$756,466	$535,142

Loss from operations	(756,466)	(535,142)
Other income:
Dividend and interest income	1,675,861	7,612

Income (Loss) before income taxes	919,395	(527,530)
Income tax provision	(343,328)	—

Net Income (Loss)	$576,067	$(527,530)

Weighted average shares outstanding of Class A common stock subject to possible redemption	15,444,103	15,444,103
Basic and diluted net income (loss) per share, Class A common stock subject to possible redemption (see Note 2)	$0.03	$(0.03)
Weighted average shares outstanding of Class A common stock	463,882	463,882
Basic and diluted net income (loss) per share, Class A common stock (see Note 2)	$0.03	$(0.03)
Weighted average shares outstanding of Class B common stock	3,861,026	3,861,026
Basic and diluted net income (loss) per share, Class B common stock (see Note 2)	$0.03	$(0.03)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ALPHA HEALTHCARE ACQUISITION CORP. III

Condensed Consolidated Statements of Shareholders’ Equity (Deficit)

For the three months ended March 31, 2023 and 2022

(Unaudited)

	Common Stock Subject to Possible Redemption		Common Stock					Total
	Class A		Class A		Class B		Accumulated	Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	(Deficit)
Balance—January 1, 2023	15,444,103	$155,909,529	463,882	$46	3,861,026	$386	$(6,018,111)	$(6,017,679)
Deferred underwriting fees waiver							5,405,436	5,405,436
Change in redemption value of Class A Common stock subject to possible redemption due to dividend and interest income earned	—	1,271,465	—	—	—	—	(1,271,465)	(1,271,465)
Net income	—	—	—	—	—	—	576,067	576,067

Balance—March 31, 2023	15,444,103	$157,180,994	463,882	$46	3,861,026	$386	$(1,308,073)	$(1,307,641)

	Common Stock Subject to Possible Redemption		Common Stock					Total
	Class A		Class A		Class B		Accumulated	Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	(Deficit)
Balance—January 1, 2022	15,144,103	$154,449,121	463,882	$46	3,861,026	$386	$(4,762,700)	$(4,762,268)
Accretion to trust earnings for Class A Common stock subject to possible redemption	—	7,612	—	—	—	—	(7,612)	(7,612)
Net loss	—	—	—	—	—	—	(527,530)	(527,530)

Balance—March 31, 2022	15,144,103	$154,456,733	463,882	$46	3,861,026	$386	$(5,297,842)	$(5,297,410)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ALPHA HEALTHCARE ACQUISITION CORP. III

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Cash Flows from Operating Activities:
Net income (loss)	$576,067	$(527,530)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Interest earned in Trust Account	(1,675,392)	(7,612)
Changes in current assets and liabilities:
Prepaid expenses	(13,541)	37,637
Accrued expenses	558,962	346,993
Due to related party	39,045	(1,162)
Income taxes payable	343,328	—

Net cash used in operating activities	(171,531)	(151,674)

Cash Flows from Financing Activities:
Payment of offering costs	—	(27,785)

Net Change in Cash	(171,531)	(179,459)
Cash – beginning of period	187,664	774,192

Cash—end of period	$16,133	$594,733

Supplemental Disclosure of cash flow information:
Deferred underwriting fees waiver	$5,405,436	—

Offering costs included in accrued offering costs	$—	$84,700

Accretion of the interest earned in Trust Account	$1,271,465	$7,612

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ALPHA HEALTHCARE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Alpha Healthcare Acquisition Corp. III (the “Company”) is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). On January 4, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Candy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Carmell Therapeutics Corporation, a Delaware corporation (“Carmell”).

The Company has selected December 31 as its fiscal year end.

As of March 31, 2023, the Company has not yet commenced any operations. All activity from January 21, 2021 (inception) through March 31, 2023 relates to the Company’s formation, the IPO (as defined below), and activities necessary to identify a potential target and prepare for a Business Combination. Since our IPO, we have not generated any operating revenues, and do not expect to generate any operating revenues, until at least after completion of our initial Business Combination, if at all.

The registration statement for the Company’s initial public offering (the “IPO”) was declared effective on July 26, 2021. On July 29, 2021 (“IPO Date”), the Company consummated the IPO of 15,000,000 units (the “Public Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Public Unit, generating gross proceeds of $150,000,000, which is described in Note 3. In connection with the IPO, the Company also granted the underwriters a 45-day option to purchase an additional 2,250,000 Public Units at the IPO price.

Simultaneously with the closing of the IPO, the Company consummated the sale of 455,000 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to AHAC Sponsor III LLC (the “Sponsor”), generating gross proceeds of $4,550,000, which is described in Note 4. Each Private Placement Unit contains one share of Class A common stock (the “Private Placement Share”) and one fourth of one warrant (one whole warrant, a “Private Placement Warrant”).

At the IPO Date, transaction costs amounted to $3,461,151, consisting of $3,000,000 of underwriting fees and $461,151 of other offering costs. The Company also accrued underwriting fees of $5,250,000 that will be paid only if a Business Combination is entered into. In addition, cash of $1,550,000 was held outside of the Trust Account (as defined below) and was available for the payment of offering costs and for working capital purposes.

At the IPO Date, the Sponsor also transferred to certain investors a total of 225,000 of Founders shares (Note 4) (“Non-Risk Incentive Private Shares”) as compensation for their commitment to purchase the Public Units sold in the IPO. The Company estimated the aggregate fair value of these shares to be $1,186,448, or $5.27 per share. The fair value of the Non-Risk Incentive Private Shares was determined to be a contribution from the Sponsor for offering costs in accordance with Staff Accounting Bulletin Topic 5T. These offering costs were allocated to the Public Units and charged to shareholder’s equity upon the completion of the IPO.

At the IPO Date, the Sponsor also transferred to certain other investors the total of 600,900 of Founders shares (“Risk Incentive Private Shares”) as a compensation for their commitment to acquire at least 9.9% of the Public Units sold in the IPO. These Risk Incentive Private Shares are subject to forfeiture if the investors sell their Public Units prior to the closing of the initial Business Combination. The fair value of these Risk Incentive Private Shares is equal to the fair value of the Non-Risk Incentive Private Shares. Due to the high probability of forfeiture, the fair value of these Risk Incentive Private Shares will be recorded as a capital contribution from the Sponsor upon the closing of the initial Business Combination.

On August 3, 2021, the Underwriters partially exercised their overallotment option and purchased 444,103 additional Public Units for a total amount of $4,441,030 resulting from the partial over-allotment exercise. The Company also issued 8,882 Private Placement Units, generating additional $88,820 in gross proceeds. Transaction costs related to the Underwriters’ partial over-allotment exercise amounted to $92,070, consisting of $88,820 of underwriting fees and $3,250 of other offering costs. The Company has also accrued additional underwriting fees of $155,436 that will be paid only if a business combination is entered into.

The total issuance costs of $10,145,105 were allocated to the Class A common shares subject to possible redemption and the Public Warrants based on their relative fair values with $9,905,857 to the Class A shares subject to possible redemption and $239,247 to the Public Warrants.

Following the closing of the IPO on July 29, 2021, an amount of $154,441,030 ($10.00 per Public Unit) from the net proceeds of the sale of the Public Units in the IPO, including the Public Units sold upon the exercise of the over-allotment option, and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company. Except for the withdrawal of interest income to pay the income, the Company’s amended and restated certificate of incorporation and subject to the requirements of law and regulation, provides that none of the funds held in the Trust Account will be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of the public shares if the Company is unable to consummate an initial Business Combination within 24 months from the closing of the Public Offering (the “Combination Period”), subject to applicable law, and (c) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination.

The Company’s Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete an initial Business Combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest (net of taxes payable), divided by the number of then outstanding public shares. The amount in the Trust Account is initially anticipated to be $10.00 per public share.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within the Combination Period.

The Sponsor has agreed (i) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and public shares held by it in connection with the completion of the initial Business Combination, (ii) to waive its rights to liquidating distributions from the Trust Account with respect to any Founder Shares or Private Placement Shares held by it if the Company fails to complete its Business Combination within the Combination Period, although the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any public shares it holds if the Company fails to complete its Business Combination within such time period, (iii) not to propose any amendment to the Company’s amended and restated certificate of incorporation that would modify the substance or timing of its obligation to redeem 100% of the public shares if the Company does not complete its initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its public shareholders with the opportunity to redeem their shares, and (iv) to vote any Founder Shares held by it and any public shares purchased during or after the Public Offering in favor of the Company’s initial Business Combination.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Business Combination Agreement—Proposed Business Combination with Carmell Therapeutics Corporation

On January 4, 2023, the Company entered into the Business Combination Agreement with Merger Sub and Carmell. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Carmell, with Carmell surviving as a wholly-owned subsidiary of the Company (the “Carmell Business Combination”). Upon the closing of the Carmell Business Combination (the “Closing”), it is anticipated that the Company will change its name to “Carmell Therapeutics Corporation” and its ticker symbol on the Nasdaq Stock Market (“Nasdaq”) is expected to change to “CTCX” and have the Class A common stock listed for trading with such trading ticker.

The below description of the Business Combination Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with the Current Report on Form 8-K filed on January 4, 2023, as Exhibit 2.1. Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Business Combination Agreement.

The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Carmell. Under the Business Combination Agreement, the Company will acquire all of the outstanding equity interests of Carmell in exchange for shares of the Company’s Class A common stock, based on an implied Carmell equity value of $150,000,000, to be paid to Carmell stockholders at the effective time of the Carmell Business Combination.

Pursuant to the Business Combination Agreement, at or prior to the effective time of the Business Combination, each option and warrant exercisable for Carmell equity that is outstanding immediately prior to the effective time of the Business Combination shall be assumed by the Company and continue in full force and effect on the same terms and conditions as are currently applicable to such options and warrants, subject to adjustments to exercise price and number of shares of Class A common stock issued upon exercise.

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of Carmell, the Company and their respective subsidiaries during the period between execution of the Business Combination Agreement and Closing. The representations, warranties, agreements and covenants of the parties set forth in the Business Combination Agreement will terminate at Closing, except for those covenants and agreements that, by their terms, contemplate performance after Closing. Each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to take or cause to be taken all actions and things necessary to consummate and expeditiously implement the Carmell Business Combination.

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, without limitation, (i) by the Company or Carmell, if (a) the Closing has not occurred by June 30, 2023 and (b) a breach of the covenants or obligations of the other party (Carmell, on one hand, or the Company or Merger Sub, on the other hand) seeking to terminate the Business Combination Agreement did not proximately cause the failure to consummate the Business Combination; (ii) by the Company or Carmell, in the event an applicable governmental, regulatory or administrative authority has issued a final and non-appealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Carmell Business Combination; (iii) by the Company or Carmell, if Carmell or the Company or Merger Sub, as applicable, has breached any of its respective representations, warranties, agreements or covenants contained in the Business Combination Agreement, such failure or breach would render certain conditions precedent to the Closing incapable of being satisfied, and such breach or failure is not cured within 30 days of written notice thereof; (iv) by the Company or Carmell if the Company’s stockholder meeting to vote on the Carmell Business Combination has been held and the Company stockholder approval has not been obtained; (v) by the Company, if the Carmell stockholder approval is not obtained within five (5) business days following the time at which a registration statement on Form S-4 relating to the approval by the Company’s stockholders of the Carmell Business Combination filed with the Securities and Exchange Commission (the “SEC”) by the Company is declared effective under the Securities Act of 1933, as amended; or (vi) by mutual written consent of the Company and Carmell.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of Willful Breach or Fraud (each, as defined in the Business Combination Agreement).

Liquidity and Going Concern

As of March 31, 2023, the Company had cash outside the Trust Account of $16,133 available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem common stock. Up to $100,000 of interest and dividends earned in the Trust Account are available to pay dissolution expenses, if necessary, and the Company may withdraw dividend and interest income earned in the Trust Account to pay income and franchise taxes. As of March 31, 2023 and December 31, 2022, none of the principal amount in the Trust Account was withdrawn as described above.

As of March 31, 2023, the Company had cash, negative working capital and an accumulated deficit of $16,133, ($2,495,637) and $1,308,073, respectively. The $16,133 held outside of the Trust Account may not be sufficient to allow the Company to operate until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, no later than July 29, 2023. The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company has until July 29, 2023 to consummate the initial Business Combination. It is uncertain whether the Company will be able to consummate the proposed Business Combination by this date. If a Business Combination is not consummated by this date, then, unless that time is extended, there will be a mandatory liquidation and subsequent dissolution of the Company. Extension of the business combination period would require an amendment to the Company’s amended and restated certificate of incorporation. Amending the amended and restated certificate of incorporation will require the approval of holders of 65% of the Company’s common stock, and, in connection with this, amending the warrant agreement will require a vote of holders of at least a majority of the public warrants (which may include public warrants acquired by the Sponsor or its affiliates in this offering or thereafter in the open market). In addition, the amended and restated certificate of incorporation requires the Company to provide its public stockholders with the opportunity to redeem their public shares for cash if the Company proposes an amendment to the amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to allow redemption in connection with the initial business combination or certain amendments to the charter prior thereto or to redeem 100% of the Company’s public shares if the Company does not complete the initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity.

As disclosed in the Company’s Form 8-K filed with the SEC on March 29, 2023, the Company received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Listing Rule 5550(a)(3), which requires the Company to have at least 300 public holders for continued listing on the Nasdaq Capital Market (the “Minimum Public Holders Rule”). The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq Capital Market.

The Notice gave the Company 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. The Company submitted a plan to regain compliance with the Minimum Public Holders Rule within the required timeframe. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance with the Minimum Public Holders Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, no later than July, 29, 2023. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company believes that the proceeds raised in the IPO and the funds potentially available from loans from the sponsor or any of their affiliates will be sufficient to allow the Company to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2022 included in the Company’s Form 10-K as filed with the SEC on March 17, 2023. The interim results for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Marketable Securities Held in Trust Account

At March 31, 2023 and December 31, 2022, the assets held in the Trust Account were substantially held in a money market fund which is comprised of U.S. Treasury Bills, U.S. Treasury Coupons, and U.S. Treasury Inflation-Protected Securities. Through March 31, 2023, the Company has not withdrawn any dividend and interest income from the Trust Account to pay its tax obligations.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as shareholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2023 and December 31, 2022, 15,444,103 shares of Class A common stock subject to possible redemption are classified in temporary equity outside of the shareholders’ equity (deficit) section of the Company’s balance sheet and were immediately accreted to redemption value at the IPO Date.

Derivative Financial Instruments

The Company issues warrants to its investors and accounts for warrant instruments as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own stock and whether the holders of the warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification.

The Public Warrants (see Note 3) and Private Warrants (see Note 4) were accounted for as equity as these instruments meet all of the requirements for equity classification under ASC 815.

Business Combination Costs

Costs incurred in relation to a potential Business Combination may include legal, accounting, and other expenses. Any such costs are expensed as incurred.

Net Income (Loss) per Common Stock share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net loss by the weighted average number of Common Stock shares outstanding during the period.

The Company’s condensed consolidated statements of operations include a presentation of net income (loss) per share subject to redemption in a manner similar to the two-class method of income per share. With respect to the accretion of the Class A Shares subject to possible redemption and consistent with ASC 480-10-S99-3A, the Company deemed the fair value of the Class A Common shares subject to possible redemption to approximate the contractual redemption value and the accretion has no impact on the calculation of net income (loss) per share.

The Company’s Public Warrants (see Note 6) and Private Placement Warrants (see Note 6) could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. However, these warrants were excluded when calculating diluted income (loss) per share because such inclusion would be anti-dilutive for the periods presented. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

A reconciliation of net income per share is as follows for the three months ended March 31, 2023:

	Class A subject to possible redemption	Class A	Class B
Allocation of undistributable income	450,040	13,517	112,510

Net income to ordinary shares	$450,040	$13,517	$112,510

Weighted average shares outstanding, basic and diluted	15,444,103	463,882	3,861,026

Basic and diluted net income per share	$0.03	$0.03	$0.03

A reconciliation of net income per share is as follows for the three months ended March 31, 2022:

	Class A subject to possible redemption	Class A	Class B
Allocation of undistributable losses	(412,121)	(12,379)	(103,030)

Net (loss) to Common shares	$(412,121)	$(12,379)	$(103,030)

Weighted average shares outstanding, basic and diluted	15,144,103	463,882	3,861,026

Basic and diluted net loss per share	$(0.03)	$(0.03)	$(0.03)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheet, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2023 and December 31, 2022, the Company held $158,368,990 and $156,693,598, respectively, of Level 1 financial instruments, which are the Company’s marketable securities held in the Trust Account. These assets are measured at fair value on a recurring basis based on quoted market prices for identical securities in the active market.

The Company did not hold any assets or liabilities requiring remeasurement on a recurring or nonrecurring basis as of March 31, 2023 and December 31, 2022.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties related to any uncertain tax benefits as of March 31, 2023 and December 31, 2022. The Company is not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of a cash account in a financial institution, which at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — IPO

On July 29, 2021, the Company sold 15,000,000 Public Units at $10.00 per Public Unit, generating gross proceeds of $150.0 million. Each Public Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Only whole warrants are exercisable. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 455,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $4,550,000, which is described further in Note 4.

On August 3, 2021, the Underwriters exercised their option to purchase 444,103 additional Public Units for the total amount of $4,441,030, received on August 6, 2021. Resulting from the partial over-allotment exercise, the Company also issued 8,882 Private Placement Units, generating additional $88,820 in gross proceeds.

Note 4 — Related Party Transactions

Founder Shares

On January 21, 2021, the Sponsor subscribed to purchase 3,593,750 shares of the Company’s common stock, par value $0.0001 per share (the “Founder Shares”) for an aggregate price of $25,000. On January 25, 2021, the Sponsor paid $25,000, or approximately $0.00696 per share, to cover certain offering and formation costs in consideration for 3,593,750 Founder Shares. On March 1, 2021, the Company effected a 1:1.2 stock split of its common stock which resulted in an aggregate of 4,312,500 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. On August 3, 2021, the Underwriters exercised their option to purchase 444,103 additional Units out of the total 2,250,000 available under the over-allotments and the forfeiture provisions lapsed for 111,026 Founder Shares. The remaining 451,464 Founder Shares were forfeited upon the expiration of the 45-day period reserved for the exercise of over-allotment option.

On July 27, 2021, our sponsor transferred 25,000 founder shares to each of Darlene DeRemer, Eugene Podsiadlo, and William Woodward, directors of the Company. The awards will vest simultaneously with the closing of an initial business combination, provided the director has continuously served on the Company’s board of directors through the closing of such initial business combination.

At the IPO Date, the Sponsor also transferred to certain investors a total of 225,000 of Founders shares (Note 4) (“Non-Risk Incentive Private Shares”) as a compensation for their commitment to purchase the Public Units sold in the IPO. The Company estimated the aggregate fair value of these shares to be $1,186,448, or $5.27 per share. The fair value of the Non-Risk Incentive Private Shares was determined to be a contribution from the sponsor for offering costs in accordance with Staff Accounting Bulletin Topic 5T. These offering costs were allocated to the Public Units and charged to shareholder’s equity upon the completion of the IPO.

At the IPO Date, the Sponsor also transferred to certain other investors the total of 600,900 of Founders shares (“Risk Incentive Private Shares”) as a compensation for their commitment to acquire at least 9.9% of the Public Units sold in the IPO. These Risk Incentive Private Shares are subject to forfeiture if the investors sell their Public Units prior to the closing of the initial Business Combination and will be, upon their forfeiture, transferred back to the Sponsor. The fair value of these Risk Incentive Private Shares is equal to the fair value of the Non-Risk Incentive Private Shares. Due to the high probability of forfeiture, the fair value of these Risk Incentive Private Shares will be recorded as a capital contribution from the Sponsor upon the closing of the initial Business Combination.

The Sponsor, directors and executive officers have agreed not to transfer, assign or sell (i) any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its public shareholders having the right to exchange their common stock for cash, securities or other property, and (ii) any of their Private Placement Units, Private Placement Shares, Private Placement Warrants and Class A common stock issued upon conversion or exercise thereof until 30 days after the completion of the initial Business Combination (the “Lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor and directors and executive officers with respect to any Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and Class A common stock issued upon conversion or exercise thereof.

Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased 455,000 placement units, at a purchase price of $4,550,000, in a private placement. Each Private Placement Unit is identical to the Public Units sold in the IPO except as described below. A portion of the proceeds from the Private Placement Units was added to the proceeds from the Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

As a result of the partial over-allotment exercise on August 3, 2021, the Company also issued 8,882 Private Placement Units, generating an additional $88,820 in gross proceeds.

The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants and Class A common stock issuable upon exercise of such Private Placement Warrants) will not be transferable or salable until 30 days after the completion of our Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor).

Due to Related Party

The balances of $71,024 and $31,979 as of March 31, 2023 and December 31, 2022, respectively, represents $11,024 and $1,979, respectively, of general and administrative costs paid by an executive employee and affiliate of the Sponsor on behalf of the Company and $60,000 and $30,000, respectively, of unpaid monthly administrative services fees (as described below).

Administrative Service Fee

The Company has agreed, commencing on the date that the Company’s securities are first listed on the Nasdaq, to pay an affiliate of the Sponsor a monthly fee of an aggregate of $10,000 for office space, administrative and support services. For each of the three months ended March 31, 2023 and 2022, administrative fees incurred totaled $30,000, included in general and administrative expenses in the accompanying condensed consolidated statement of operations. During the three months ended March 31, 2023 and 2022, administrative service fees incurred totaled $30,000, and $0, respectively. As of March 31, 2023 and December 31, 2022, $60,000 and $30,000, respectively, is owed to the affiliate of the Sponsor for the administrative service fees, included in “due to related party” on the accompanying unaudited condensed consolidated balance sheets. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.50 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2023 and December 31, 2022, there were no written agreements in place for the Working Capital Loans, nor were any amounts loaned to the Company by the Sponsor.

In conjunction with the IPO activities, on July 14, 2021 (the “Inception Date”), the Company and its Sponsor entered into the Subscription Agreements with certain investors (see Note 5).

Forward Purchase Agreement

The Company granted to the direct anchor investors an option, in their sole discretion, to subscribe to a forward purchase agreement for up to an aggregate of 60% (up to 10% per direct anchor investor) of the securities sold in one or multiple private placements to close prior to or concurrently with the closing of the initial Business Combination. The aggregate proceeds from the sale of any securities pursuant to these forward purchase agreements will be used for purposes related to the initial Business Combination. Since the issuance of the securities to the investors is contingent upon the closing of an equity financing in relation to the initial Business Combination, and the number of shares to be purchased by the investors is undefined, the terms of the forward purchase agreement will not create an obligation for the Company until such financing occurs.

Note 5 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Units, Private Placement Warrants, Class A common stock underlying the Private Placement Warrants and Private Placement Units that may be issued upon conversion of Working Capital Loans (and any shares or Class A common stock issuable upon the exercise of the Private Placement Warrants and Private Placement Units that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement dated July 26, 2021. The holders of these securities are entitled to make unlimited demands that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective shares of Class A common stock underlying such warrants, 30 days after the completion of the Company’s initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from July 26, 2021, to purchase up to 2,250,000 additional Public Units to cover over-allotments, if any, at the Public Offering price less the underwriting discounts and commissions. On August 3, 2021, the Underwriters exercised their option to purchase 444,103 additional Units for the total amount of $4,441,030.

The underwriters received a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Public Offering, or $3,000,000, paid on July 29, 2021. Additionally, in connection with the partial over-allotment exercise, the underwriters received a cash underwriting discount of two percent (2.0%) of the gross proceeds, or $88,820, paid on August 6, 2021.

In addition to the cash underwriting discounts, under the original agreement, the underwriters were entitled to a deferred underwriting fee of three and a half percent (3.5%), or $5,405,436 of the gross proceeds of the Public Offering and the underwriters’ partial over-allotment exercise upon the completion of the Company’s initial Business Combination.

On March 20, 2023, the Company received a letter providing notice from the representative of the underwriters, waiving any entitlement to their portion of the $5,405,436 deferred underwriting fee that accrued from their participation as the underwriters of the IPO as they have not been involved in the Business Combination process. This deferred underwriting discount, which previously increased the accumulated deficit due to the accretion of the Class A Common stock subject to possible redemption, was recorded as a recovery in the accumulated deficit during the three months ended March 31, 2023.

Subscription Agreements

In conjunction with the IPO activities, on July 14, 2021 (the “Inception Date”), the Company and its Sponsor entered into the Subscription Agreements with certain investors. Under these Subscription Agreements, the investors, who received the At Risk Incentive Private Shares, received the right but not the obligation to subscribe, at their sole discretion, to any equity financing associated with the Closing of the initial Business Combination subject to a maximum of 10% of such offerings’ proceeds, and the right but not the obligation to subscribe, at their sole discretion, at the same terms in the next special purpose acquisition company or other similar entity sponsored by Constellation Alpha Holdings. The investors who received the Non Risk Incentive Private Shares also received the right but not the obligation to subscribe, at their sole discretion, to any equity financing associated with the Closing of the SPAC’s initial Business Combination subject to a maximum of 10% of such offerings’ proceeds if the Investor still holds their Public Shares at the business combination date. Since the number of shares or other instruments to be purchase by the investors is unknown, these rights to participate in future offerings do not meet definition of an equity contract.

Risks and Uncertainties

Results of operations and the Company’s ability to complete an Initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. The business could be impacted by, among other things, downturns in the financial markets or in economic conditions, inflation, and increases in interest rates. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an Initial Business Combination. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Shareholder’s Equity

Common Stock—On January 25, 2021, the Company issued 3,593,750 shares of common stock, including an aggregate of up to 468,750 shares of common stock that were subject to forfeiture, to the Company by the initial shareholders for no consideration to the extent that the underwriters’ over- allotment option is not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

On March 1, 2021, the Company amended its charter to authorize issuance of 100,000,000 Class A common stock, with a par value of $0.0001 per share, 10,000,000 Class B common stock, with a par value of $0.0001 per share, and 1,000,000 preferred stock, with a par value of $0.0001 per share, and effected a 1:1.2 stock split of its common stock which resulted in an aggregate of 4,312,500 shares of Class B common stock outstanding All shares and per share amounts have been retroactively restated to reflect the stock split.

On July 29, 2021, the Company sold 15,000,000 Units, each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant.

On August 3, 2021, the Underwriters exercised their option to purchase 444,103 additional Units out of the total 2,250,000 available under the over-allotments and the forfeiture term lapsed for 111,026 Founder Shares. The remaining 451,464 Founder Shares were forfeited upon the expiration of the 45-day period reserved for the exercise of over-allotment option.

Both Class A and B shareholders vote together as a single class on all matters submitted to a vote of the Company shareholders, with each share of common stock entitling the holder to one vote.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Public Offering and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless our Sponsor agrees to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders) (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any Private Placement Units issued to our Sponsor, officers or directors upon conversion of Working Capital Loans). The Sponsor may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, with a par value of $0.0001 per share. At March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Warrants – The warrants may only be exercised for a whole number of shares. The warrants included in the units sold in the Public Offering (the “Public Warrants”) will become exercisable 30 days after the completion of a Business Combination provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity- linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), or the Newly Issued Price, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust

Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Income Taxes

The Company’s effective tax rate (“ETR”) is calculated quarterly based upon current assumptions relating to the full year’s estimated operating results and various tax-related items. The Company’s ETR was 37.3% and 0% for the three months ended March 31, 2023 and 2022, respectively. The difference between the effective tax rate of 37.3% and the U.S. federal statutory rate of 21% for the three months ended March 31, 2023 was primarily due to the ETR adjustment and the change in the valuation allowance. The difference between the effective tax rate of 0% and the U.S. federal statutory rate of 21% for the three months ended March 31, 2022 was due to the full valuation allowance recognized against the deferred tax assets.

The 2021 and 2022 federal tax returns for the Company remain open for examination.

Note 8 — Stock-based Compensation

On July 27, 2021, the Sponsor transferred 25,000 shares of Class B common stock to each of the three independent director nominees as compensation for their service on the board of directors. The awards will vest simultaneously with the closing of an initial business combination, provided the director has continuously served on the Company’s board of directors through the closing of such initial business combination. As such, the service period for these awards will start on the IPO Date. As the share awards would vest only upon the consummation on a business combination, the compensation expense in relation to these grants would be not recognized until the closing of the initial business combination. As a result, the Company recorded no compensation expense for the three months ended March 31, 2023 and 2022.

The fair value of the Founder Shares on the grant date was approximately $5.26 per share. The valuation performed by the Company determined the fair value of the Founder Shares on the date of grant based on the fair value of the Class A shares discounted for a) the probability of a successful business combination, and b) the lack of marketability. The aggregate grant date fair value of the award amounted to approximately $394,000.

Note 9 — Subsequent Events

The Company did not identify any subsequent events that require adjustment or disclosure in the unaudited condensed consolidated financial statements other than discussed below.

On May 1, 2023, Sandstone Asset Management notified the Company that it intends to stay invested in its anchor investor position in 1,020,520 shares of the Company’s common stock and 285,875 warrants through the closing of the potential Business Combination with Carmell. This commitment is expected to result in approximately $10.4 million in funds retained by the combined company after the Closing, based on the amount of funds in the Trust Account as of March 31, 2023 (excluding dividend and interest income available for payment of the Company’s taxes).

ALPHA HEALTHCARE ACQUISITION CORP. III

BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets:
Cash	$187,664	$774,192
Prepaid expenses	97,538	198,983

Total current assets	285,202	973,175
Marketable securities held in Trust Account	156,693,598	154,449,121

Total assets	$156,978,800	$155,422,296

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accrued offering costs	$—	$112,485
Accounts payable and accrued expenses	1,258,337	215,247
Due to related party	31,979	2,275
Income taxes payable	391,198	—

Total current liabilities	1,681,514	330,007
Deferred underwriting fees payable	5,405,436	5,405,436

Total liabilities	7,086,950	5,735,443

Commitments and Contingencies (Note 5)
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 15,444,103 shares issued and outstanding subject to possible redemption	155,909,529	154,449,121

Shareholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 463,882 shares not subject to possible redemption issued and outstanding (excluding 15,444,103 shares subject to possible redemption)	46	46
Class B common stock; $0.0001 par value, 10,000,000 shares authorized; 3,861,026 shares issued and outstanding	386	386
Additional paid-in capital	—	—
Accumulated deficit	(6,018,111)	(4,762,700)

Total shareholders’ deficit	(6,017,679)	(4,762,268)

Total Liabilities and Shareholders’ Deficit	$156,978,800	$155,422,296

The accompanying notes are an integral part of these financial statements.

ALPHA HEALTHCARE ACQUISITION CORP. III

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2022	For the period from January 21, 2021 (inception) through December 31, 2021
General and administrative expenses	$1,651,483	$467,431

Loss from operations	(1,651,483)	(467,431)
Other income:
Dividend and interest income	2,247,678	8,091
Change in fair value of overallotment liability	—	2,923
Gain on expiration of overallotment option	—	127,035

Income (Loss) before income taxes	596,195	(329,382)
Income tax provision	(391,198)	—

Net Income (Loss)	$204,997	$(329,382)

Weighted average shares outstanding of Class A common stock subject to possible redemption	15,444,103	6,973,122
Basic and diluted net income (loss) per share, Class A common stock subject to possible redemption (see Note 2)	$0.01	$(0.03)
Weighted average shares outstanding of Class A common stock	463,882	209,549
Basic and diluted net income (loss) per share, Class A common stock (see Note 2)	$0.01	$(0.03)
Weighted average shares outstanding of Class B common stock	3,861,026	3,797,628
Basic and diluted net income (loss) per share, Class B common stock (see Note 2)	$0.01	$(0.03)

The accompanying notes are an integral part of these financial statements.

ALPHA HEALTHCARE ACQUISITION CORP. III

Statement of Shareholders’ Equity (Deficit)

For the year ended December 31, 2022

	Common Stock Subject to Possible Redemption						Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
			Common Stock
	Class A		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance - January 1, 2022	15,444,103	$154,449,121	463,882	$46	3,861,026	$386	$—	$(4,762,700)	$(4,762,268)
Change in redemption value of Class A Common stock subject to possible redemption due to dividend and interest income earned	—	1,460,408	—	—	—	—	—	(1,460,408)	(1,460,408)
Net income	—	—	—	—	—	—	—	204,997	204,997

Balance - December 31, 2022	15,444,103	$155,909,529	463,882	$46	3,861,026	$386	$—	$(6,018,111)	$(6,017,679)

ALPHA HEALTHCARE ACQUISITION CORP. III

Statement of Shareholders’ Equity (Deficit)

For the period from January 21, 2021 (inception) through December 31, 2021

	Common Stock Subject to Possible Redemption						Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
			Common Stock
	Class A		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance - January 21, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	—	—	4,312,500	431	24,569	—	25,000
Issuance of Private Placement Units	—	—	463,882	46	—	—	4,638,774	—	4,638,820
Issuance of Class A Common stock subject to possible redemption, net of issuance costs of $9,905,857	15,444,103	140,738,518	—	—	—	—	—	—	—
Issuance of Public Warrants, net of issuance costs of $239,247	—	—	—	—	—	—	3,399,132	—	3,399,132
Capital contribution by the Sponsor through transfer of Class B shares	—	—	—	—	—	—	1,186,448	—	1,186,448
Fair value of underwriter’s overallotment options exercised	—	—	—	—	—	—	28,317	—	28,317
Accretion to redemption value of Class A common stock subject to possible redemption	—	13,702,512	—	—	—	—	(9,277,240)	(4,425,272)	(13,702,512)
Forefeiture of Founder Shares related to unexercised portion of underwriter’s overallotment option (1)	—	—	—	—	(451,474)	(45)	—	45	—
Change in redemption value of Class A Common stock subject to possible redemption due to dividend and interest income earned	—	8,091	—	—	—	—	—	(8,091)	(8,091)
Net loss	—	—	—	—	—	—	—	(329,382)	(329,382)

Balance - December 31, 2021	15,444,103	$154,449,121	463,882	$46	3,861,026	$386	$—	$(4,762,700)	$(4,762,268)

(1)

An aggregate of 4,312,500 shares of Class B common stock were originally issued, of which 562,500 shares were subject to forfeiture depending on whether the over-allotment option was exercised in full or in part by the underwriters during the 45-day option period. As a result of a partial over-allotment option exercise by the underwriters, an aggregate of 451,474 shares were forfeited at the end of the 45-day option period.

The accompanying notes are an integral part of these financial statements.

ALPHA HEALTHCARE ACQUISITION CORP. III

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2022	For the period from January 21, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$204,997	$(329,382)
Adjustments to reconcile net loss to net cash used in operating activities
Interest earned in Trust Account	(2,244,477)	(8,091)
Change in fair value of overallotment liability	—	(2,923)
Gain on expiration of overallotment option	—	(127,035)
Changes in current assets and liabilities:
Prepaid expenses	101,445	(198,983)
Accrued expenses	1,028,390	215,247
Due to related party	29,704	—

Net cash used in operating activities	(488,743)	(451,167)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(154,441,030)

Cash Flows from Financing Activities:
Proceeds from related party	—	56,922
Payment to related party	—	(54,647)
Proceeds from issuance of Public Units	—	154,441,030
Proceeds from issuance of Private Units	—	4,638,820
Payment of offering costs	(97,785)	(3,415,736)

Net cash (used in) provided by financing activities	(97,785)	155,666,389

Net Change in Cash	(586,528)	774,192
Cash - beginning of the period	774,192	—

Cash - end of the period	$187,664	$774,192

Supplemental disclosure of cash flow information:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$—	$25,000

Capital contribution by the Sponsor through transfer of Class B shares	$—	$1,186,448

Offering costs included in accrued offering costs	$—	$112,485

Deferred underwriting commissions	$—	$5,405,436

Accretion of the interest earned in Trust Account	$1,460,408	$8,091

The accompanying notes are an integral part of these financial statements.

ALPHA HEALTHCARE ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Alpha Healthcare Acquisition Corp. III is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). On January 4, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Candy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Carmell Therapeutics Corporation, a Delaware corporation (“Carmell”).

The Company has selected December 31 as its fiscal year end.

As of December 31, 2022, the Company has not yet commenced any operations. All activity from January 21, 2021 (inception) through December 31, 2022, relates to the Company’s formation, the IPO (as defined below), and activities necessary to identify a potential target and prepare for a Business Combination. Since our IPO, we have not generated any operating revenues, and do not expect to generate any operating revenues, until at least after completion of our initial Business Combination, if at all.

The registration statement for the Company’s initial public offering (“IPO”) was declared effective on July 26, 2021. On July 29, 2021 (“IPO Date”), the Company consummated the IPO of 15,000,000 units (the “Public Units” and, with respect to the shares of Class A common stock included in the Public Units sold, the “Public Shares”), at $10.00 per Public Unit, generating gross proceeds of $150,000,000, which is described in Note 3. In connection with the IPO, the Company also granted the underwriters a 45-day option to purchase an additional 2,250,000 Public Units at the IPO price.

Simultaneously with the closing of the IPO, the Company consummated the sale of 455,000 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to AHAC Sponsor III LLC (the “Sponsor”), generating gross proceeds of $4,550,000, which is described in Note 4.

At the IPO Date, transaction costs amounted to $3,461,151, consisting of $3,000,000 of underwriting fees and $461,151 of other offering costs. The Company also accrued underwriting fees of $5,250,000 that will be paid only if a Business Combination is entered into. In addition, cash of $1,550,000 was held outside of the Trust Account (as defined below) and was available for the payment of offering costs and for working capital purposes.

At the IPO Date, the Sponsor also transferred to certain investors a total of 225,000 of Founders shares (Note 4) (“Non-Risk Incentive Private Shares”) as compensation for their commitment to purchase the Public Units sold in the IPO. The Company estimated the aggregate fair value of these shares to be $1,186,448, or $5.27 per share. The fair value of the Non-Risk Incentive Private Shares was determined to be a contribution from the Sponsor for offering costs in accordance with Staff Accounting Bulletin Topic 5T. These offering costs were allocated to the Public Units and charged to shareholder’s equity upon the completion of the IPO.

At the IPO Date, the Sponsor also transferred to certain other investors the total of 600,900 of Founders shares (“Risk Incentive Private Shares”) as a compensation for their commitment to acquire at least 9.9% of the Public Units sold in the IPO. These Risk Incentive Private Shares are subject to forfeiture if the investors sell their Public Units prior to the closing of the initial Business Combination. The fair value of these Risk Incentive Private Shares is equal to the fair value of the Non-Risk Incentive Private Shares. Due to the high probability of forfeiture, the fair value of these Risk Incentive Private Shares will be recorded as a capital contribution from the Sponsor upon the closing of the initial Business Combination.

On August 3, 2021, the Underwriters partially exercised their overallotment option and purchased 444,103 additional Public Units for a total amount of $4,441,030 resulting from the partial over-allotment exercise. The Company also issued 8,882 Private Placement Units, generating additional $88,820 in gross proceeds. Transaction costs related to the Underwriters’ partial over-allotment exercise amounted to $92,070, consisting of $88,820 of underwriting fees and $3,250 of other offering costs. The Company has also accrued additional underwriting fees of $155,436 that will be paid only if a business combination is entered into.

The total issuance costs of $10,145,105 were allocated to the Class A common shares subject to possible redemption and the Public Warrants (Note 6) based on their relative fair values with $9,905,857 to the Class A shares subject to possible redemption and $239,247 to the Public Warrants.

Following the closing of the IPO on July 29, 2021, an amount of $154,441,030 ($10.00 per Public Unit) from the net proceeds of the sale of the Public Units in the IPO, including the Public Units sold upon the exercise of the over-allotment option, and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company. Except for the withdrawal of interest income to pay the income taxes, the Company’s amended and restated certificate of incorporation and subject to the requirements of law and regulation, provides that none of the funds held in the Trust Account will be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of the public shares if the Company is unable to consummate an initial Business Combination within 24 months from the closing of the Public Offering (the “Combination Period”), subject to applicable law, and (c) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination.

The Company’s Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete an initial Business Combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest (net of taxes payable), divided by the number of then outstanding public shares. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

The shares of Class A common stock subject to possible redemption were recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within the Combination Period.

The Sponsor has agreed (i) to waive its redemption rights with respect to any Founder Shares, private placement shares and public shares held by it in connection with the completion of the initial Business Combination, (ii) to waive its rights to liquidating distributions from the Trust Account with respect to any Founder Shares or private placement shares held by it if the Company fails to complete its Business Combination within the Combination Period, although the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any public shares it holds if the Company fails to complete its Business Combination within such time period, (iii) not to propose any amendment to the Company’s amended and restated certificate of incorporation that would modify the substance or timing of its obligation to redeem 100% of the public shares if the Company does not complete its initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its public shareholders with the opportunity to redeem their shares, and (iv) to vote any Founder Shares held by it and any public shares purchased during or after the Public Offering in favor of the Company’s initial Business Combination.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Business Combination Agreement – Proposed Business Combination with Carmell Therapeutics Corporation

On January 4, 2023, the Company entered into the Business Combination Agreement with Merger Sub and Carmell. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Carmell, with Carmell surviving as a wholly-owned subsidiary of the Company (the “Carmell Business Combination”). Upon the closing of the Carmell Business Combination (the “Closing”), it is anticipated that the Company will change its name to “Carmell Therapeutics Corporation” and its ticker symbol on the Nasdaq Stock Market (Nasdaq) is expected to change to “CTCX” and have the Class A common stock listed for trading with such trading ticker.

The below description of the Business Combination Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with the Current Report on Form 8-K filed on January 4, 2023, as Exhibit 2.1. Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Business Combination Agreement.

The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Carmell. Under the Business Combination Agreement, the Company will acquire all of the outstanding equity interests of Carmell in exchange for shares of the Company’s Class A common stock, based on an implied Carmell equity value of $150,000,000, to be paid to Carmell stockholders at the effective time of the Carmell Business Combination.

Pursuant to the Business Combination Agreement, at or prior to the effective time of the Business Combination, each option and warrant exercisable for Carmell equity that is outstanding immediately prior to the effective time of the Business Combination shall be assumed by the Company and continue in full force and effect on the same terms and conditions as are currently applicable to such options and warrants, subject to adjustments to exercise price and number of shares of Class A common stock issued upon exercise.

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of Carmell, the Company and their respective subsidiaries during the period between execution of the Business Combination Agreement and Closing. The representations, warranties, agreements and covenants of the parties set forth in the Business Combination Agreement will terminate at Closing, except for those covenants and agreements that, by their terms, contemplate performance after Closing. Each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to take or cause to be taken all actions and things necessary to consummate and expeditiously implement the Carmell Business Combination.

Under the Business Combination Agreement, the obligations of the parties to consummate the Carmell Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by requisite vote of the Company’s stockholders and Carmell’s stockholders; (ii) the execution of the Investor Rights Agreement by the parties thereto; (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) the absence of a Company Material Adverse Effect or ALPA Material Adverse

Effect (each, as defined in the Business Combination Agreement) since the date of the Business Combination Agreement that is continuing; (v) after giving effect to the transactions contemplated by the Business Combination Agreement, the Company has net tangible assets of at least $5,000,001 upon consummation of the Carmell Business Combination; (vi) the Company’s initial listing application with The Nasdaq Stock Market (“Nasdaq”) in connection with the Business Combination has been approved and, immediately following the effective time of the Carmell Business Combination, the Company has satisfied any applicable initial and continuing listing requirements of Nasdaq, and the Company has not received any notice of non-compliance therewith that has not been cured or would not be cured, and the shares of the Company’s Class A Common Stock have been approved for listing on Nasdaq; (vii) the registration statement on Form S-4 (the “S-4 Registration Statement”) has become effective, no stop order has been issued by the Securities and Exchange Commission (the “SEC”) and remains in effect with respect to the S-4 Registration Statement, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remains pending; and (viii) Carmell shall have paid off all amounts due under the 10% Original Issue Discount Senior Secured Convertible Notes, dated as of January 19, 2023. Because the parties’ obligations to consummate the Business Combination are subject to the satisfaction or waiver of these (and other) conditions, there is no guarantee that the Carmell Business Combination will be consummated.

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, without limitation, (i) by the Company or Carmell, if (a) the Closing has not occurred by June 30, 2023 and (b) a breach of the covenants or obligations of the other party (Carmell, on one hand, or the Company or Merger Sub, on the other hand) seeking to terminate the Business Combination Agreement did not proximately cause the failure to consummate the Business Combination; (ii) by the Company or Carmell, in the event an applicable governmental, regulatory or administrative authority has issued a final and non-appealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Carmell Business Combination; (iii) by the Company or Carmell, if Carmell or the Company or Merger Sub, as applicable, has breached any of its respective representations, warranties, agreements or covenants contained in the Business Combination Agreement, such failure or breach would render certain conditions precedent to the Closing incapable of being satisfied, and such breach or failure is not cured within 30 days of written notice thereof; (iv) by the Company or Carmell if the Company’s stockholder meeting to vote on the Carmell Business Combination has been held and the Company stockholder approval has not been obtained; (v) by the Company, if the Carmell stockholder approval is not obtained within five (5) business days following the time at which a registration statement on Form S-4 relating to the approval by the Company’s stockholders of the Carmell Business Combination filed with the SEC by the Company is declared effective under the Securities Act of 1933, as amended; or (vi) by mutual written consent of the Company and Carmell.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of Willful Breach or Fraud (each, as defined in the Business Combination Agreement).

Liquidity and Going Concern

As of December 31, 2022, the Company had cash outside the Trust Account of $187,664 available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem common stock. Up to $100,000 of interest and dividends earned in the trust account are available to pay dissolution expenses, if necessary, and the Company may withdraw dividend and interest income earned in the Trust Account to pay income and franchise taxes. As of December 31, 2022, none of the amount in the Trust Account was withdrawn as described above.

Through December 31, 2022, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares and the remaining net proceeds from the sale of Private Placement Units held outside of the trust account, totaling $187,664 as of December 31, 2022. There were no withdrawals from the trust account through December 31, 2022 for payment of tax obligations.

As of December 31, 2022, we had cash, negative working capital and an accumulated deficit of $187,664, (1,396,312) and $6,018,111, respectively. The $187,664 held outside of the Trust Account may not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company has until July 29, 2023 to consummate the initial Business Combination. It is uncertain whether the Company will be able to consummate the proposed Business Combination by this date. If a Business Combination is not consummated by this date, then, unless that time is extended, there will be a mandatory liquidation and subsequent dissolution of the Company. Extension of the business combination period would require an amendment to the Company’s amended and restated certificate of incorporation. Amending the amended and restated certificate of incorporation will require the approval of holders of 65% of the Company’s common stock, and, in connection with this, amending the warrant agreement will require a vote of holders of at least a majority of the Public Warrants (which may include Public Warrants acquired by the Sponsor or its affiliates in this offering or thereafter in the open market, see Note 6). In addition, the amended and restated certificate of incorporation requires the Company to provide its public stockholders with the opportunity to redeem their public shares for cash if the Company proposes an amendment to the amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to allow redemption in connection with the initial business combination or certain amendments to the charter prior thereto or to redeem 100% of the Company’s public shares if the Company does not complete the initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company believes that the proceeds raised in the IPO and the funds potentially available from loans from the sponsor or any of their affiliates will be sufficient to allow the Company to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, the assets held in the Trust Account were substantially held in a money market fund which is comprised of U.S. Treasury Bills, U.S. Treasury Coupons, and U.S Treasury Inflation-Protected Securities. During the year ended December 31, 2022, the Company did not withdraw any of interest income from the Trust Account to pay its tax obligation.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as shareholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022, 15,444,103 shares of Class A common stock subject to possible redemption are classified in temporary equity outside of the shareholders’ equity (deficit) section of the Company’s balance sheet and were immediately accreted to redemption value at the IPO Date.

Derivative Financial Instruments

The Company issues warrants to its investors and accounts for warrant instruments as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own stock and whether the holders of the warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification.

The Public Warrants (see Note 3) and Private Warrants (see Note 6) were accounted for as equity as these instruments meet all of the requirements for equity classification under ASC 815.

Over-Allotment Option

The over-allotment option (see Note 7) was deemed to be a freestanding financial instrument indexed to the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480.

The fair value of the overallotment liability at the IPO Date of $158,275 was determined using the Black Scholes option pricing model based on the following assumptions:

Risk-free interest rate	0.05%
Dividend rate	0%
Volatility	5.00%
Expected life (in years)	0.12

On August 3, 2021, the Underwriters partially exercised their overallotment option and purchased 444,103 Public Units (see Note 3). The fair value of the corresponding overallotment liability partially extinguished upon exercise of $28,317 was determined using the Black Scholes option pricing model based on the following assumptions:

Risk-free interest rate	0.05%
Dividend rate	0%
Volatility	5.00%
Expected life (in years)	0.10

Upon the expiration of the unexercised overallotment options on September 9, 2021, the Company recorded a gain on the expiration of the overallotment option of $127,035.

Business Combination Costs

Costs incurred in relation to a potential Business Combination may include legal, accounting, and other expenses. Any such costs are expensed as incurred.

Net Income (Loss) per Common Stock share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of Common Stock shares outstanding during the period. Weighted average shares for the period from January 21, 2021 (inception) through December 31, 2021 were reduced for the effect of an aggregate of 562,500 Class B Common shares that were subject to forfeiture until the over-allotment option was partially exercised by the underwriters on August 3, 2021 (see Note 5), upon which date the forfeiture provision lapsed for 111,026 Class B Common shares. Subsequent to August 3, 2021, weighted average shares were reduced for the effect of an aggregate of 451,474 Class B Common shares which were ultimately forfeited upon the expiration of the 45-day period reserved for the exercise of over-allotment option.

The Company’s statements of operations include a presentation of net income (loss) per share subject to redemption in a manner similar to the two-class method of income per share. With respect to the accretion of the Class A Shares subject to possible redemption and consistent with ASC 480-10-S99-3A, the Company deemed the fair value of the Class A Common shares subject to possible redemption to approximate the contractual redemption value and the accretion has no impact on the calculation of net income/(loss) per share.

The Company’s Public Warrants (see Note 6) and Private Warrants (see Note 6) could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. However, these warrants were excluded when calculating diluted income (loss) per share because such inclusion would be anti-dilutive for the periods presented. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

A reconciliation of net income per share is as follows for the year ended December 31, 2022:

Year ended December 31, 2022	Class A subject to possible redemption	Class A	Class B
Allocation of undistributable income	160,151	4,809	40,037

Net income to ordinary shares	$160,151	$4,809	$40,037

Weighted average shares outstanding, basic and diluted	15,444,103	463,882	3,861,026

Basic and diluted net income per share	$0.01	$0.01	$0.01

A reconciliation of net loss per share is as follows for the period from January 21, (Inception) through December 31, 2021:

For the period from Janaury 21, 2021 (inception) through December 31, 2021	Class A subject to possible redemption	Class A	Class B
Allocation of undistributable losses	(209,176)	(6,286)	(113,920)

Net loss to ordinary shares	$(209,176)	$(6,286)	$(113,920)

Weighted average shares outstanding, basic and diluted	6,973,122	209,549	3,797,628

Basic and diluted net loss per share	$(0.03)	$(0.03)	$(0.03)

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the IPO that are directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the IPO. Offering costs amounted to $9,897,599 at July 29, 2021, which were allocated between the Class A shares subject to possible redemption and the Public Warrants and charged to shareholders’ equity upon the completion of the IPO. Under the guidance in Staff Accounting Bulletin 107 Topic 5.A, Accounting for Expenses or Liabilities Paid by Principal Stockholder(s), the Company included in these offering costs amounts incurred by the Sponsor through the transfer of Non-Risk Incentive Private Shares (see Note 4) to Anchor Investors on behalf of the Company in the amount of $1,186,448. The IPO costs as of the IPO Date were allocated $9,664,188 and $233,411 between the Class A shares subject to possible redemption and the Public Warrants (see Note 7), respectively, based on their relative fair values at the issuance date. The Company incurred an additional $92,070 offering costs of upon the partial exercise of the overallotment option on August 3, 2021.

The total issuance costs of $10,145,105 were allocated to the Class A shares subject to possible redemption and the Public Warrants based on their relative fair values with $9,905,857 to the Class A shares subject to possible redemption and $239,247 to the Public Warrants.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2022 and 2021, the Company held $156,693,598 and $154,449,121, respectively, of Level 1 financial instruments, which are the Company’s marketable securities held in Trust Account. These assets are measured at fair value on a recurring basis based on quoted market prices for identical securities in the active market.

The overallotment liability is measured at fair value using the Black Scholes Option Pricing Model with significant unobservable inputs. The fair value is based on the share price of the underlying shares and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. Therefore, the overallotment liability is considered to be a Level 3 financial instrument.

The Company did not hold any liabilities requiring remeasurement on a recurring or non-recurring basis as of and for the year ended December 31, 2022.

The table below presents the changes in Level 3 liabilities measured at fair value on a recurring basis during the period from January 21, 2021 (inception) through December 31, 2021:

Overallotment liability
Balance at January 21, 2021 (inception)	$—
Issuance of overallotment option	158,275
Partial exercise of overallotment option	(28,316)
Change in fair value of overallotment liability	(2,924)

Expiration of overallotment option	(127,035)

Balance at December 31, 2021	$—

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of a cash account in a financial institution, which at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — IPO

On July 29, 2021, the Company sold 15,000,000 Public Units at $10.00 per Public Unit, generating gross proceeds of $150.0 million. Each Public Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Only whole warrants are exercisable. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 455,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $4,550,000, which is described further in Note 4.

On August 3, 2021, the Underwriters exercised their option to purchase 444,103 additional Public Units for the total amount of $4,441,030, received on August 6, 2021. Resulting from the partial over-allotment exercise, the Company also issued 8,882 Private Placement Units, generating additional $88,820 in gross proceeds.

Note 4 — Related Party Transactions

Founder Shares

On January 21, 2021, the Sponsor subscribed to purchase 3,593,750 shares of the Company’s common stock, par value $0.0001 per share (the “Founder Shares”) for an aggregate price of $25,000. On January 25, 2021, the Sponsor paid $25,000, or approximately $0.00696 per share, to cover for certain offering and formation costs in consideration for 3,593,750 Founder Shares. On March 1, 2021, the Company effected a 1:1.2 stock split of its common stock which resulted in an aggregate of 4,312,500 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. On August 3, 2021, the Underwriters exercised their option to purchase 444,103 additional Public Units out of the total 2,250,000 available under the over-allotments and the forfeiture provisions lapsed for 111,026 Founder Shares. The remaining 451,464 Founder Shares were forfeited upon the expiration of the 45-day period reserved for the exercise of over-allotment option.

On July 27, 2021, our sponsor transferred 25,000 founder shares to each of Darlene DeRemer, Eugene Podsiadlo, and William Woodward, directors of the Company. The awards will vest simultaneously with the closing of an initial business combination, provided the director has continuously served on the Company’s board of directors through the closing of such initial business combination.

At the IPO Date, the Sponsor also transferred to certain investors a total of 225,000 of Founders shares (Note 4) (“Non-Risk Incentive Private Shares”) as a compensation for their commitment to purchase the Public Units sold in the IPO. The Company estimated the aggregate fair value of these shares to be $1,186,448, or $5.27 per share. The fair value of the Non-Risk Incentive Private Shares was determined to be a contribution from the sponsor for offering costs in accordance with Staff Accounting Bulletin Topic 5T. These offering costs were allocated to the Public Units and charged to shareholder’s equity upon the completion of the IPO.

At the IPO Date, the Sponsor also transferred to certain other investors the total of 600,900 of Founders shares (“Risk Incentive Private Shares”) as a compensation for their commitment to acquire at least 9.9% of the Public Units sold in the IPO. These Risk Incentive Private Shares are subject to forfeiture if the investors sell their Public Units prior to the closing of the initial Business Combination. The fair value of these Risk Incentive Private Shares is equal to the fair value of the Non-Risk Incentive Private Shares. Due to the high probability of forfeiture, the fair value of these Risk Incentive Private Shares will be recorded as a capital contribution from the Sponsor upon the closing of the initial Business Combination.

The Sponsor, directors and executive officers have agreed not to transfer, assign or sell (i) any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its public shareholders having the right to exchange their common stock for cash, securities or other property, and (ii) any of their Private Placement Units, Private Placement Shares, Private Placement Warrants and Class A

common stock issued upon conversion or exercise thereof until 30 days after the completion of the initial Business Combination (the “Lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor and directors and executive officers with respect to any Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and Class A common stock issued upon conversion or exercise thereof.

Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased 455,000 placement units, at a purchase price of $4,550,000, in a private placement. Each Private Placement Unit is identical to the Public Units sold in the IPO except as described below. A portion of the proceeds from the Private Placement Units was added to the proceeds from the Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

As a result of the partial over-allotment exercise on August 3, 2021, the Company also issued 8,882 Private Placement Units, generating additional $88,820 in gross proceeds.

The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants and Class A common stock issuable upon exercise of such Private Placement Warrants) will not be transferable or salable until 30 days after the completion of our Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor).

Due to Related Party

The balance of $31,979 as of December 31, 2022 represents $1,979 of general and administrative costs paid by an affiliate of the Sponsor on behalf of the Company and $30,000 of unpaid monthly administrative service fees (described below). The balance of $2,275 as of December 31, 2021, represents general and administrative costs paid by an affiliate of the Sponsor on behalf of the Company.

Administrative Service Fee

The Company has agreed, commencing on the date that the Company’s securities are first listed on the Nasdaq, to pay an affiliate of the Sponsor a monthly fee of an aggregate of $10,000 for office space, administrative and support services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, and for the period from January 21, 2021 (inception) through December 31, 2021, administrative service fees incurred totaled $120,000 and $51,000, respectively, included in general and administrative expenses in the accompanying statements of operations. As of December 31, 2022 and 2021, $30,000 and $0 is owed to the affiliate of the Sponsor for the administrative service fees, included in “due to related party” on the accompanying balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.50 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and 2021, there were no written agreements in place for the Working Capital Loans.

In conjunction with the IPO activities, on July 14, 2021 (the “Inception Date”), the Company and its Sponsor entered into the Subscription Agreements with certain investors (see Note 6).

Forward Purchase Agreement

The Company granted to the direct anchor investors an option, in their sole discretion, to subscribe to a forward purchase agreement for up to an aggregate of 60% (up to 10% per direct anchor investor) of the securities sold in one or multiple private placements to close prior to or concurrently with the closing of the initial Business Combination. The aggregate proceeds from the sale of any securities pursuant to these forward purchase agreements will be used for purposes related to the initial Business Combination. Since the issuance of the securities to the investors is contingent upon the closing of an equity financing in relation to the initial Business Combination, and the number of shares to be purchased by the investors is undefined, the terms of the forward purchase agreement will not create an obligation for the Company until such financing occurs.

Note 5 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Units, Private Placement Warrants, Class A common stock underlying the Private Placement Warrants and Private Placement Units that may be issued upon conversion of Working Capital Loans (and any shares or Class A common stock issuable upon the exercise of the Private Placement Warrants and Private Placement Units that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement dated July 26, 2021. The holders of these securities are entitled to make unlimited demands that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective shares of Class A common stock underlying such warrants, 30 days after the completion of the Company’s initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from July 26, 2021, to purchase up to 2,250,000 additional Public Units to cover over-allotments, if any, at the Public Offering price less the underwriting discounts and commissions. On August 3, 2021, the Underwriters exercised their option to purchase 444,103 additional Public Units for the total amount of $4,441,030.

The underwriters received a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Public Offering, or $3,000,000, paid on July 29, 2021. Additionally, in connection with the partial over-allotment exercise, the underwriters received a cash underwriting discount of two percent (2.0%) of the gross proceeds, or $88,820, paid on August 6, 2021. In addition to the cash underwriting discounts, the underwriters will be entitled to a deferred underwriting fee of three and a half percent (3.5%), or $5,405,436 of the gross proceeds of the Public Offering and the underwriters’ partial over-allotment exercise upon the completion of the Company’s initial Business Combination.

Subscription Agreements

In conjunction with the IPO activities, on July 14, 2021 (the “Inception Date”), the Company and its Sponsor entered into the Subscription Agreements with certain investors. Under these Subscription Agreements, the investors, who received the At Risk Incentive Private Shares, received the right but not the obligation to subscribe, at their sole discretion, to any equity financing associated with the Closing of the initial Business Combination subject to a maximum of 10% of such offerings’ proceeds, and the right but not the obligation to subscribe, at their sole discretion, at the same terms in the next special purpose acquisition company or other similar entity sponsored by Constellation Alpha Holdings. The investors who received the Non Risk Incentive Private Shares also received the right but not the obligation to subscribe, at their sole discretion, to any equity financing associated with the Closing of the SPAC’s initial Business Combination subject to a maximum of 10% of such offerings’ proceeds if the Investor still holds their Public Shares at the business combination date. Since the number of shares or other instruments to be purchase by the investors is unknown, these rights to participate in future offerings do not constitute an obligation.

Risks and Uncertainties

Results of operations and the Company’s ability to complete an Initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. The business could be impacted by, among other things, downturns in the financial markets or in economic conditions, inflation, increases in interest rates, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an Initial Business Combination. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Shareholder’s Equity

Common Stock — On January 25, 2021, the Company issued 3,593,750 shares of common stock, including an aggregate of up to 468,750 shares of common stock that were subject to forfeiture, to the Company by the initial shareholders for no consideration to the extent that the underwriters’ over- allotment option is not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

On March 1, 2021, the Company amended its charter to authorize issuance of 100,000,000 Class A common stock, with a par value of $0.0001 per share, 10,000,000 Class B common stock, with a par value of $0.0001 per share, and 1,000,000 preferred stock, with a par value of $0.0001 per share, and effected a 1:1.2 stock split of its common stock which resulted in an aggregate of 4,312,500 shares of Class B common stock outstanding. All shares and per share amounts have been retroactively restated to reflect the stock split.

On July 29, 2021, the Company sold 15,000,000 Public Units, each Public Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant.

On August 3, 2021, the Underwriters exercised their option to purchase 444,103 additional Public Units out of the total 2,250,000 available under the over-allotments and the forfeiture term lapsed for 111,026 Founder Shares. The remaining 451,464 Founder Shares were forfeited upon the expiration of the 45-day period reserved for the exercise of over-allotment option.

Both Class A and B shareholders vote together as a single class on all matters submitted to a vote of the Company shareholders, with each share of common stock entitling the holder to one vote.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Public Offering and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless our Sponsor agrees to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (after giving effect to any redemptions of shares of Class A common stock by public shareholders) (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any Private Placement Units issued to our Sponsor, officers or directors upon conversion of Working Capital Loans). The Sponsor may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Preferred Stock – The Company is authorized to issue 1,000,000 shares of preferred stock, with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Warrants – The warrants may only be exercised for a whole number of shares. The warrants included in the Public Units sold in the Public Offering (the “Public Warrants”) will become exercisable 30 days after the completion of a Business Combination provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity- linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), or the Newly Issued Price, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of

Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions (the “Private Placement Warrants”).

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Income Taxes

The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. During the year ended December 31, 2022, $391,198 of income tax expense was recorded. The Company’s effective tax rate for the year ended December 31, 2022 was 65%, which differs from the U.S. federal statutory rate of 21%, primarily due to the change in the valuation allowance, resulting from recognizing a full valuation allowance against the deferred tax assets. The Company’s effective tax rate was 0% for the period from January 21, 2021 (inception) through December 31, 2021, which differs from the U.S. federal statutory rate of 21%, primarily due to recognizing a full valuation allowance on deferred tax assets.

The Company has no uncertain tax positions related to federal and state income taxes. The 2021 federal tax return for the Company remains open for examination. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the financial statements as tax expense.

The income tax provision consisted of the following as of December 31, 2022 and 2021:

	December 31,
	2022	2021
Federal
Current	$391,198	$—
Deferred	(265,998)	(96,461)
Change in valuation allowance	265,998	96,461

Income tax provision	$391,198	$—

The Company’s net deferred tax assets consisted of the following as of December 31, 2022 and 2021:

	December 31,
	2022	2021
Deferred tax asset
Net operating loss carryforward	$—	$33,531
Startup/Organization expenses	362,459	62,930

Total deferred tax assets	362,459	96,461
Valuation allowance	(362,459)	(96,461)

Deferred tax asset, net of allowance	$—	$—

As of December 31, 2022 and 2021, the Company has U.S. federal net operating loss carryovers of $0 and $159,673, respectively, that do not expire.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and for the period from January 21, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $265,998 and $96,461, respectively.

There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31,
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of overallotment liability	—	8.3
Valuation allowance	44.0	(29.3)

Effective tax rate	65.0%	0.0%

The Company files U.S. federal income tax returns and is subject to examination since inception.

Note 8 — Stock-based Compensation

On July 27, 2021, the Sponsor transferred 25,000 shares of Class B common stock to each of the three independent director nominees as compensation for their service on the board of directors. The awards will vest simultaneously with the closing of an initial business combination, provided the director has continuously served on the Company’s board of directors through the closing of such initial business combination. As such, the service period for these awards will start on the IPO Date. As the share awards would vest only upon the consummation on a business combination, the compensation expense in relation to these grants would not be recognized until the closing of the initial business combination. As a result, the Company recorded no compensation expense for any periods through December 31, 2022. No awards were granted, exercised or cancelled during the year ended December 31, 2022.

The fair value of the Founder Shares on the grant date was approximately $5.26 per share. The valuation performed by the Company determined the fair value of the Founder Shares on the date of grant based on the fair value of the Class A shares discounted for a) the probability of a successful business combination, and b) the lack of marketability. The aggregate grant date fair value of the award related to the 75,000 unvested founder shares amounted to approximately $394,000.

Note 9 — Subsequent Events

On January 4, 2023, the Company entered into the Business Combination Agreement with Merger Sub and Carmell, which is described in Note 1.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any further subsequent events that require adjustment or disclosure in the financial statements.

CARMELL THERAPEUTICS CORPORATION

CONDENSED FINANCIAL STATEMENTS

CARMELL THERAPEUTICS CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash	$27,190	$128,149
Prepaid expenses	7,243	55,069
Deferred offering cost	1,054,573	394,147
Other current assets	16,992	28,175

Total Current Assets	1,105,998	605,540
Property and equipment, net of accumulated depreciation of $553,087 and $530,116, respectively	232,003	254,974
Operating lease right of use asset	823,520	859,331
Intangible assets, net of accumulated amortization of $43,172 and $42,044, respectively	27,574	28,702

Total Assets	$2,189,095	$1,748,547

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$2,958,255	$2,138,732
Accrued expenses and other liabilities	1,281,831	944,573
Accrued interest	740,318	477,720
Promissory notes, net of debt discount of $5,409	369,591	—
Convertible notes payable, net of debt discount of $0 as of March 31, 2023 and December 31, 2022	2,777,778	2,777,778
Derivative liabilities	1,152,065	826,980
Lease liability	132,109	129,502

Total Current Liabilities	9,411,947	7,295,285
Long-term Liabilities:
Lease liability, net of current portion	793,708	827,728

Total Liabilities	10,205,655	8,123,013

Commitments and Contingencies (see Note 9)
Mezzanine Equity
Series C-1 preferred stock, 41,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 5,090,693 shares issued and outstanding as of March 31, 2023 and December 31, 2022	790,744	772,028
Series C-2 preferred stock, 75,500,000 shares authorized as of March 31, 2023 and December 31, 2022; 73,560,390 shares issued and outstanding as of March 31, 2023 and December 31, 2022	16,121,643	15,904,275
Series B preferred stock, 34,622,470 shares authorized as of March 31, 2023 and December 31, 2022; 33,801,226 shares issued and outstanding as of March 31, 2023 and December 31, 2022	7,025,434	7,025,434
Series A preferred stock, 19,968,051 shares authorized as of March 31, 2023 and December 31, 2022; 19,968,051 shares issued and outstanding as of March 31, 2023 and December 31, 2022	7,789,420	7,714,336
Stockholders’ Deficit:
Common stock, $.001 par value; 240,000,000 shares authorized at March 31, 2023 and December 31, 2022; 14,531,511 shares issued and outstanding as of March 31, 2023 and December 31, 2022	14,532	14,532
Additional paid-in capital	4,763,841	4,577,220
Accumulated deficit	(44,522,174)	(42,382,291)

Total Stockholders’ Deficit	(39,743,801)	(37,790,539)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$2,189,095	$1,748,547

The accompanying notes are an integral part of condensed these financial statements.

CARMELL THERAPEUTICS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31
	2023	2022
Operating expenses:
Research and development	$740,325	$464,911
General and administrative	510,445	462,432
Depreciation and amortization of intangible assets	24,101	23,414

Total operating expenses	1,274,871	950,757

Loss from operations	(1,274,871)	(950,757)

Other income (expense):
Other income	34,541	10,822
Change in fair value of derivative liabilities	(325,085)	337,497
Interest expense	(262,597)	(236,200)
Amortization of debt discount	(703)	(619,622)

Total other expense	(553,844)	(507,503)

Loss before provision for income taxes	(1,828,715)	(1,458,260)
Provision for income taxes	—	—

Net loss	(1,828,715)	(1,458,260)
Dividends on Series A, Series C-1, and C-2 preferred stock	(311,168)	(76,981)

Net loss attributable to common stockholders	$(2,139,883)	$(1,535,241)

Net loss per common share - basic and diluted	$(0.12)	$(0.04)

Weighted average shares outstanding - basic and diluted	18,303,103	40,096,825

The accompanying notes are an integral part of these condensed financial statements.

CARMELL THERAPEUTICS CORPORATION

CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIT

For the Three Months Ended March 31, 2023 and 2022

(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at January 1, 2022	36,918,882	$36,919	$3,160,491	$(32,774,456)	$(29,577,046)
Accrued Series A preferred stock dividend	—	—	—	(76,981)	(76,981)
Issuance of common stock for service	203,666	204	26,273		26,477
Warrants issued in connection with notes	—	—	409,483	—	409,483
Stock-based compensation expense	—	—	172,183	—	172,183
Net loss	—	—	—	(1,458,260)	(1,458,260)

Balance at March 31, 2022	37,122,548	$37,123	$3,768,430	$(34,309,697)	$(30,504,144)

Balance at January 1, 2023	14,531,511	$14,532	$4,577,220	$(42,382,291)	(37,790,539)
Accrued Series A preferred stock dividend	—	—	—	(75,084)	(75,084)
Accrued Series C-1 preferred stock dividend	—	—	—	(18,716)	(18,716)
Accrued Series C-2 preferred stock dividend	—	—	—	(217,368)	(217,368)
Warrants issued in connection with notes	—	—	6,112	—	6,112
Stock-based compensation expense	—	—	180,509	—	180,509
Net loss	—	—	—	(1,828,715)	(1,828,715)

Balance at March 31, 2023	14,531,511	$14,532	$4,763,841	$(44,522,174)	$(39,743,801)

The accompanying notes are an integral part of these condensed financial statements.

CARMELL THERAPEUTICS CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31
	2023	2022
Cash flows from operating activities:
Net loss	$(1,828,715)	$(1,458,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of intangible assets	24,099	23,415
Amortization of debt discount	703	619,622
Amortization of ROU assets	35,811	40,711
Change in fair value of derivative liabilities	325,085	(337,497)
Stock-based compensation	180,509	185,421
Changes in operating assets and liabilities:
Prepaid expenses	47,826	(72,555)
Other current assets	11,183	(5,000)
Accounts payable	159,097	(768,539)
Accrued expenses and other liabilities	337,258	10,129
Lease liability	(31,413)	(34,268)
Accrued interest - related parties	—	17,753
Accrued interest - non-related parties	262,598	181,410

Net cash used in operating activities	(475,959)	(1,597,658)

Cash flows from investing activities:
Purchase of property and equipment	—	(3,579)

Net cash used in investing activities	—	(3,579)

Cash flows from financing activities:
Proceeds from convertible notes	—	2,612,514
Proceeds from promissory notes	375,000	—
Payment of debt financing fee	—	(382,222)

Net cash provided by financing activities	375,000	2,230,292

Net (decrease) increase in cash	(100,959)	629,055
Cash - beginning of the period	128,149	12,362

Cash - end of the period	$27,190	$641,417

Supplemental cash flow information:
Interest paid	$—	$37,037

Income tax paid	$—	$—

Non-cash financing activity:
Warrants issued in connection with convertible notes	$6,112	$409,483

Accrued Series A preferred stock dividends	$75,084	$76,981

Accrued Series C-1 preferred stock dividends	$18,716	$—

Accrued Series C-2 preferred stock dividends	$217,368	$—

Initial recognition of derivative liabilities	$—	$1,267,860

Unpaid deferred offering costs	$660,426	$732,046

Prepaid expense from shares for services	$—	$13,237

The accompanying notes are an integral part of these condensed financial statements.

CARMELL THERAPEUTICS CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Carmell Therapeutics Corporation (“Carmell” or the “Company”) was incorporated in the State of Delaware in November 2008. With operations in Pittsburgh, Pennsylvania, its mission is to expand and commercialize technology developed jointly at Carnegie Mellon University and Allegheny General Hospital. The proprietary technology enables the manufacture of biologically active plastics from blood plasma for treating injuries to bone and soft tissue and to promote the growth of hair and the production of collagen. These plastics are sterile, off-the-shelf, easy to handle, shape and suture, have controlled degradation rates, and they contain known levels of bioactivity.

The Company is focused on products designed to enhance and accelerate healing and produce better clinical outcomes in orthopedic trauma, dental bone graft substitutes, advance wound care and aesthetic medicine. The Company is currently conducting research and development activities to operationalize certain patented technology that the Company owns and licenses. The Company is in the process of initiating and assessing regulatory efforts and pathways in Europe and the United States.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and Russia-Ukraine war on the economy and the capital markets and has concluded that, while it is reasonably possible that such events could have negative effects on the Company’s financial position, the specific impacts are not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties

The current challenging economic climate may lead to adverse changes in cash flows, working capital levels and/or debt balances, which may also have a direct impact on the Company’s future operating results and financial position. The ultimate duration and magnitude of the impact and the efficacy of government interventions on the economy and the financial effect on the Company is not known at this time. The extent of such impact will depend on future developments, which are highly uncertain and not in the Company’s control.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2022. The accompanying unaudited condensed financial statements include all adjustments that are of a normal recurring nature and necessary for the fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity- based transactions and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from estimates included in these financial statements.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has no cash equivalents as of March 31, 2023 and at December 31, 2022.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair charges are expensed as incurred. The assets are depreciated using the straight-line method using the following useful lives:

Lab equipment—7 years

Leasehold improvements—The lesser of 10 years or the remaining life of the lease

Furniture and fixtures – 7 years

Intangible Assets

Intangible assets consist entirely of patent costs. The Company capitalizes legal costs directly associated with the submission of Company patent applications. Gross patent costs of $70,746 as of March 31, 2023 and December 31, 2022 are amortized on a straight-line basis over the patent term and are stated net of accumulated amortization of $43,172 and $42,044, respectively. No asset impairment was recognized during the three months ended March 31, 2023 and 2022. Amortization expense for the three months ended March 31, 2023 and 2022, was $1,128 and $1,114, respectively. Costs billed to the Company as reimbursement for third parties’ patent submissions are considered as license fees and expensed as incurred.

Offering Costs Associated with a Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.”

ASC 340-10-S99-1 states that, specific incremental costs directly attributable to a proposed or actual offering of equity securities incurred prior to the effective date of the offering, may be deferred and charged against the gross proceeds of the offering when the offering occurs. The costs of an aborted offering may not be deferred and charged against proceeds of a subsequent offering. In October 2022, the Company aborted an S-1 IPO Offering and started pursuing an acquisition by a SPAC. In October 2022, the Company wrote off the costs capitalized relating to the S-1 IPO. As of March 31, 2023 and December 31, 2022, the Company had capitalized deferred offering costs relating to the SPAC acquisition of $1,054,573 and $394,147, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is present when the sum of estimated undiscounted future cash flow expected to result from use of the assets is less than carrying value. If impairment is present, the carrying value of the impaired asset is reduced to its fair value. Fair value is determined based on discounted cash flow or appraised values, depending on the nature of the assets. There were no impairment losses recognized for long-lived assets for the three months ended March 31, 2023 and 2022.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities for tax years ended 2019 to 2022.

Fair Value Measurements and Fair Value of Financial Instruments

Our financial instruments consist primarily of cash, prepaid expenses, accounts payable, accrued expenses and short-term debt. The carrying value of cash, prepaid expenses, accounts payable and accrued expenses approximates fair value because of the short-term maturity of such instruments.

We have categorized our assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3).

Assets and liabilities recorded in the balance sheet at fair value as of March 31, 2023 and at December 31, 2022 are categorized based on a hierarchy of inputs, as follows:

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total
Derivative liability at March 31, 2023	$1,152,065	$—	$—	$1,152,065	$1,152,065

Derivative liability at December 31, 2022	$826,980	$—	$—	$826,980	$826,980

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	March 31, 2023	December 31, 2022
Balance, beginning of year	$826,980	$3,846,319
Initial recognition of derivative liability	—	1,321,860
Settled in Series C-2 preferred stock	—	(3,081,912)
Change in fair value of derivative liability	325,085	(1,259,287)

Balance, end of period	$1,152,065	$826,980

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2—Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3—Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The fair value of the embeded derivatives in the convertible notes as of March 31, 2023 and December 31, 2022, was valued using a Monte-Carlo model and were based upon the following management assumptions:

	March 31, 2023	December 31, 2022
Stock price	$0.16	$0.16
Expected term (years)	0.50	0.04
Volatility	73.40%	55.10%
Risk free interest rate	4.40%	4.38%
Probability of Qualified Financing or IPO	50.00%	50.00%
Probability of a Change in Control Event	10.00%	10.00%

The stock price was derived from 409a valuations. The volatility was determined from the historical volatility of comparable public companies over the expected terms. The term was based on the maturity date of the note. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued. The probability of a Qualified Financing or IPO and a Change of Control Event were based on the Company’s assessment of such an event occurring.

Research and Development Costs

The Company is currently conducting research and development activities to operationalize certain patented technology that the Company owns and licenses. The Company expenses costs related to these activities in the period incurred.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed like basic earnings per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options, if dilutive. The dilutive effect, if any, of convertible instruments or warrants is calculated using the treasury stock method. There are no outstanding dilutive instruments as the outstanding convertible instruments and warrants would be anti-dilutive if converted or exercised, respectively, as of March 31, 2023 and 2022.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive due to the Company’s net loss position even though the exercise price could be less than the average market price of the common shares:

	Three Months Ended March 31,
	2023	2022
Series A Preferred Stock (if converted)	19,968,051	19,968,051
Series B Preferred Stock (if converted)	33,801,226	32,917,690
Series C-1 Preferred Stock (if converted)	5,090,693	—
Series C-2 Preferred Stock (if converted)	73,560,390	—
Stock Options	37,370,980	35,440,469
Common Stock Warrants (penny warrants excluded)	1,536,379	1,758,975
Preferred Stock Warrants	3,758,186	1,704,759
Convertible Notes	31,982,684	17,094,017

Total	207,068,589	108,883,961

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation — Stock Compensation, (“ASC 718”) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options, in the statements of operations.

For stock options issued to employees and members of the Board of Directors (the “Board) for their services, the Company estimates the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

Pursuant to Accounting Standards Update (“ASU”) 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, the Company accounts for stock options issued to non-employees for their services in accordance with ASC 718. The Company uses valuation methods and assumptions to value the stock options that are in line with the process for valuing employee stock options noted above.

Leases

The Company adopted ASC Topic 842, Leases, as amended, on January 1, 2020. We elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease.

The Company’s leases consist of leaseholds on office space. The Company determines if an arrangement contains a lease at inception as defined by ASC 842. In order to meet the definition of a lease under ASC 842, the contractual arrangement must convey to us the right to control the use of an identifiable asset for a period of time in exchange for consideration. ROU (Right of Use) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

Recent Accounting Pronouncements

On June 30, 2022, the FASB issued ASU 2022-03, which (1) clarifies the guidance in ASC 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and (2) requires specific disclosures related to such an equity security. The amendments in ASU 2022-03 are consistent with the principles of fair value measurement under which an entity is required to consider characteristics of an asset or liability if other market participants would also consider those characteristics when pricing the asset or liability. Specifically, the ASU clarifies that an entity should apply these fair value measurement principles to equity securities that are subject to contractual sale restrictions. The Company does not believe, when adopted, ASU 2022-03 would have a material effect on the Company’s financial statements.

NOTE 3 — BUSINESS COMBINATION AGREEMENT

On January 4, 2023, Alpha Healthcare Acquisition Corp. III, a Delaware corporation (“Alpha”), entered into a business combination agreement (the “Business Combination Agreement”) by and among Alpha, Candy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Alpha (the “Business Combination”). Upon the closing of the Business Combination, it is anticipated that Alpha will change its name to “Carmell Therapeutics Corporation.” The Business Combination Agreement and the transactions contemplated thereby were approved by the Boards of Directors of each of the Company and Alpha. The agreement is still pending regulatory approval and an Alpha shareholder vote.

Under the Business Combination Agreement, Alpha will acquire all of the outstanding equity interests of the Company in exchange for shares of Class A common stock of Alpha, par value $0.0001 per share (the “Class A Common Stock”), based on the Company’s implied equity value of $150,000,000, to be paid to the Company’s stockholders at the effective time of the Business Combination.

Pursuant to the Business Combination Agreement, at or prior to the effective time of the Business Combination, each option and warrant exercisable for the Company’s equity that is outstanding immediately prior to the effective time of the Business Combination shall be assumed by Alpha and continue in full force and effect on the same terms and conditions as are currently applicable to such options and warrants, subject to adjustments to exercise price and number of shares of Class A Common Stock issued upon exercise.

NOTE 4 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

At March 31, 2023 and December 31, 2022, the Company had cash of $27,190 and $128,149, respectively, and an accumulated deficit of $44,522,174 and $42,382,291, respectively. The Company’s liquidity needs up to March 31, 2023 have been satisfied through debt and equity financings.

For the three months ended March 31, 2023 and 2022, the Company had a loss from operations of $1,274,871 and $950,757, respectively, and negative cash flows from operations of $475,959 and $1,597,658, respectively. The Company’s operating activities consume the majority of its cash resources, and management anticipates that the Company will continue to incur operating losses as it executes its plans through 2024. In addition, the Company has had and expects to have negative cash flows from operations, at least into the near future.

On July 19, 2022, the Company defaulted on the January 2022 convertible notes. Pursuant to the terms of the note, upon an event of default there would be a 25% increase to the outstanding principal in addition to the interest rate increasing from 10% to 18%.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. Based on the Company’s cash balance as of the date of this filing and projected cash needs for a year from the date of this filing, management estimates that it will need to raise additional capital to cover operating and capital requirements. The Company will seek additional funding either through an initial public offering or through debt financings and other arrangements. Although management has been successful to date in raising necessary funding, there is no assurance the Company will be successful in obtaining such additional financing on terms acceptable to it, if at all, and it may not be able to enter other arrangements. If the Company is unable to obtain funding, it could be forced to delay, reduce or eliminate the Company’s research and development programs, expansion or commercialization efforts, which could adversely affect its business prospects and ability to continue operations. These conditions raise substantial doubt as to whether the Company will continue as a going concern for the next twelve months from the issuance of these financial statements.

The accompanying financial statements have been prepared in conformity with GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	March 31, 2023	December 31, 2022
Lab equipment	$666,178	$666,178
Leasehold improvements	115,333	115,333
Furniture and fixtures	3,579	3,579

	785,090	785,090
Less: accumulated depreciation	(553,087)	(530,116)

Property and equipment, net	$232,003	$254,974

Depreciation expense was $22,971 and $22,301 for the three months ended March 31, 2023 and 2022, respectively.

NOTE 6 — ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following amounts:

	March 31, 2023	December 31, 2022
Accrued compensation	$1,234,660	$916,934
Other	47,171	27,639

Accrued expenses and other liabilities	$1,281,831	$944,573

Accrued compensation is a noninterest-bearing liability for employee payroll that was outstanding at March 31, 2023 and December 31, 2022. This includes compensation earned during years 2019 to 2023.

NOTE 7 — CONVERTIBLE NOTES AND PROMISSORY NOTES

Convertible Notes

Series 1 Convertible Notes

These convertible notes have been issued between July 9, 2018 (the first initial closing) and September 13, 2019. All of the notes were issued with the same maturity date which was July 8, 2021 (three years from the initial closing). The notes bear interest at 8%, have no monthly payments, and are due in full with a balloon payment on the maturity date. The notes contain an embedded conversion feature whereby the outstanding principal and accrued and unpaid interest are automatically convertible upon a Qualified Financing, which is defined as new series of preferred stock whose rights, preferences or privileges are senior to the existing Series B preferred stock, with gross proceeds of at least $5,000,000, into the same shares (preferred stock) as issued in the offering. The conversion price is the lessor of (i) the price per share for the new preferred stock purchased in the Qualified Financing, multiplied by eighty percent (80%) and (ii) the price per share equal to the quotient of $20,000,000, divided by, the number of outstanding shares of the Company’s common stock and preferred stock, plus any outstanding warrants for capital stock of Company, outstanding stock options to purchase common stock and any shares of common stock reserved for issuance under the Company’s stock incentive plan. The outstanding principal and all accrued and unpaid interest are also convertible into the same series of stock issued at the holders’ option if there is a non-qualified financing, which is the sale of a new series of preferred stock that does not qualify as a Qualified Financing. The conversion price is the same as the automatic conversion under a Qualified Financing. This conversion feature meets the definition of a derivative and was valued using the Monte Carlo model, with the fair value of the derivative being recorded as a derivative liability (see Note 2) and debt discount at the time of issuance. The maturity date of the notes was extended on July 8, 2021 to September 9, 2021, on September 9, 2021 to July 9, 2022, and again on January 6, 2022 to July 9, 2023. Management determined that these extensions were debt modifications. On September 23, 2022, a Qualified Financing occurred at which point all outstanding principal and accrued and unpaid interest were converted to Preferred Series C-2 Shares. The principal and interest converted was $6,109,560 and $1,829,865, respectively, which converted into 35,686,682 and 10,688,464 shares respectively, at a ratio of $0.1712 per share. The fair value of the shares issued was $15,595,283. The fair value of the derivative upon conversion was $1,938,481. The Company incurred interest expense of $120,517 and amortization of debt discount expense of $0 during the three months ended March 31, 2022. Certain of these notes are with related parties (see Note 11).

Series 2 Convertible Notes

These convertible notes have been issued between September 25, 2019 (the first initial closing) and December 31, 2021. All of the notes were issued with the same maturity date which was September 24, 2022 (three years from the initial closing). The notes bear interest at 8%, have no monthly payments, and are due in full with a balloon payment on the maturity date. The notes contain an embedded conversion feature whereby the outstanding principal and accrued and unpaid interest are automatically convertible upon a Qualified Financing, which is defined as new series of preferred stock whose rights, preferences or privileges are senior to the existing Series B preferred stock, with gross proceeds of at least $5,000,000, into the same shares (preferred stock) as issued in the offering. The conversion price is the lessor of (i) the price per share for the new preferred stock purchased in the Qualified Financing, multiplied by eighty percent (80%) and (ii) the price per share equal to the quotient of $20,000,000, divided by, the number of outstanding shares of the Company’s common stock and preferred stock, plus any outstanding warrants for capital stock of Company, outstanding stock options to purchase common stock and any shares of common stock reserved for issuance under the Company’s stock incentive plan. The outstanding principal and all accrued and unpaid interest are also convertible into the same series of stock issued at the holders’ option if there is a non-qualified financing, which is the sale of a new series of preferred stock that does not qualify as a Qualified Financing. The conversion price is the same as the automatic conversion under a Qualified Financing. This conversion feature meets the definition of a derivative and was valued using the Monte Carlo model, with the fair value of the derivative being recorded as a derivative liability (see Note 2) and debt discount at the time of issuance. On September 23, 2022, a Qualified Financing occurred at which point all outstanding principal and accrued and unpaid interest was converted in Preferred Series C-2 Shares. The principal and interest converted was $3,965,455 and $629,920, respectively, which converted into 23,162,704 and 3,679,439 shares respectively, at a ratio of $0.1712 per share. The fair value of the shares issued was $5,717,377. The fair value of the derivative upon conversion was $1,122,002. The Company incurred interest expense of $75,560 and amortization of debt discount expense of $304,367 during the three months ended March 31, 2022.

Other Convertible Note

The Company issued a convertible note to an economic development fund for $50,000 on June 24, 2020. The note is non-interest being, has no monthly payments, and is due in full with a balloon payment on June 23, 2025. The note contains an embedded conversion feature whereby the note holder can convert the shares at a discount in the event of a Qualified Financing or a change in control event. This conversion feature meets the definition of a derivative and was valued using the Monte Carlo model, with the fair value of the derivative being recorded as a derivative liability (see Note 2) and debt discount at the time of issuance. On September 23, 2022, a Qualified Financing occurred at which point all outstanding principal was converted in Preferred Series C-2 Shares. The principal converted was $50,000 which converted into 343,157 shares at a ratio of $0.1457 per share. The fair value of the shares issued was $73,092. The fair value of the derivative upon conversion was $23,092. The debt discount at the time of conversion was $47,872 which was written off as a loss on debt extinguishment. During the three months ended March 31, 2022, there was $301 of amortization of debt discount.

January 2022 Convertible Notes

On January 19, 2022, the Company issued two senior secured convertible notes (the “Convertible Notes”) of $1,111,111 each to two investors (“Holders”), due on January 19, 2023. The notes bear interest at 10% (18% default). The Company is required to make monthly interest payments for the interest incurred and require monthly principal payments of $158,730 beginning on July 19, 2022. The notes are collateralized by all assets (including current and future intellectual property) of the Company. These two notes were issued with a 10% discount and were subject to an 8% commission due to the underwriter. These fees were recorded as debt discount. In addition, the Holders received from the Company a warrant to subscribe for and purchase up to 1,885,796 shares (3,771,592 shares in total) of common stock of the Company. Each warrant is exercisable at a price of $0.01 per warrant share, vests immediately upon closing (the “Initial Exercise Date”) and a term of 5 years. The fair value of the warrants was $409,483 which was recorded as debt discount. The senior secured convertible notes shall be convertible at the option of the Holders into shares of common stock at a fixed conversion price equal to the lesser of $0.22 per share and a 25% discount to the price of the common stock in a Qualified Offering (as adjusted hereunder, the “Conversion Price”). In the event that units consisting of common stock and warrants are issued in a Qualified Offering, the senior secured convertible notes shall be convertible into common stock and warrants. If, at any time while the Convertible Note is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents entitling any Person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price”), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such common stock or common stock equivalents are issued. There were multiple events during the year ended December 31, 2022 that triggered the downround feature of the base conversion price. As of March 31, 2023 and December 31, 2022, the Base Conversion Price was $0.11.

The conversion feature within these convertible notes meets the requirements to be treated as a derivative. Accordingly, the Company estimated the fair value of the convertible notes derivative using the Monte Carlo Method as of the date of issuance. The fair value of the derivative was determined to be $1,110,459 at the time of issuance and was recorded as a liability with an offsetting amount recorded as a debt discount. The derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations.

Proceeds from the sales of the Convertible Notes with stock purchase warrants were allocated to the two elements based on the relative fair value of the notes without the warrants and of the warrants themselves at time of issuance. The total amounts allocated to warrants were $409,483 and accounted for as paid-in capital. The discount amount was calculated by determining the aggregate fair value of the warrants using the Black-Scholes Option Pricing Model.

On July 19, 2022, the Company defaulted on the debt. Pursuant to the terms of the note, upon an event of default there would be a 25% increase to the outstanding principal in addition to the interest rate increasing from 10% to 18%. Upon the event of default, the unamortized debt discount of $958,899 was accelerated and expensed. The outstanding principal balance of the notes was $2,777,778 at March 31, 2023 and December 31, 2022. During the three months ended March 31, 2023, interest expense for these notes was $262,597, which consists of $125,000 of interest and $137,597 of late fees and penalties. Amortization of debt discount expense for these notes was $703 for the three months ended March 31, 2023. During the three months ended March 31, 2022, interest expense for these notes was $40,123. Amortization of debt discount expense for these notes was $314,954 for the three months ended March 31, 2022.

On November 2, 2022, the Company received a letter (“Notice of Acceleration”) from one of the Holders, notifying an Event of Default. As of the date of issuance, the Company is currently in default on these notes.

An Agreement Subsequent to the Notice of Acceleration

The Company entered an agreement with one of the Holders (“Puritan”) in connection with the Notice of Acceleration on December 19, 2022, Pursuant to the agreement, Alpha Healthcare Acquisition Corp. III (“Alpha”) and the Company each hereby represent and warrant to Puritan that (i) it intends to enter into a business combination agreement (“the Business Combination Agreement”) among Alpha, the Company and Merger Sub ( as defined in the Business Combination Agreement, (ii) there will be no conditions to closing relating to Alpha or its affiliates delivering a certain amount of cash to the Company at closing of the Business Combination (the “Closing”), (iii) the only conditions to Closing of the merger are as set forth in Sections 6.1 through Section 6.3 of the Business Combination Agreement, (iv) upon entering into such Business Combination Agreement, such parties shall have a commitment letter from a third party to provide capital in an amount sufficient to the surviving company to the Business Combination to, among other things, repay all amounts due and owing at such time to Puritan at the Closing, (v) the equity valuation ascribed to the Company in the Business Combination Agreement is $150 million, and (vi) such Business Combination Agreement shall not place any restrictions on Puritan’s ability to transfer any of its securities, including, without limitation, the shares underlying the Puritan Warrant. The Company agrees that it will not make any payment to any other debtholder on account of interest or principal during the forbearance period hereunder.

Based on the representations and warranties and agreements above and in consideration of the Company’s agreement to pay Puritan at the Closing; (i) the outstanding principal amount, plus accrued interest, late fees and all other amounts then owed as specified in the 2022 Note, including without limitation, Sections 8(b) and 2(c) of the 2022 Note (the “2022 Note Payoff Amount”)—as of the date hereof, the parties acknowledge that $1,610,413 is due ($1,627,749 as of December 31, 2022) and owed under the 2022 Note and (ii) 25,000 freely tradable shares of Alpha (not subject to lock-up or any other restrictions on transfer) at a price of $10.00 per common share (i.e. the price per share of common stock to the equity holders of the Company in the Business Combination), Puritan shall as of the date hereof withdraw and rescind the Notice of Acceleration, and such Notice of Acceleration shall be deemed null and void and shall have no further force or effect. Puritan further agrees that, based on the representations and warranties and agreements contained herein, it shall not issue any further notices of acceleration or default notices under the 2022 Note or other 2022 Note Documentation, seek repayment of any amounts due under the 2022 Note, or seek to exercise any other remedies contained in the 2022 Note or other 2022 Note Documentation in regard to non-payment of the 2022 Note, from the Effective Date until the Outside Date (as defined below).

Notwithstanding the foregoing, the Notice of Acceleration shall automatically be reinstated with an effective date of November 2, 2022, upon the earliest to occur of: (i) June 30, 2023, if the Closing has not occurred prior to such date, (ii) the Company and/or Alpha provide notice to Puritan that they have mutually agreed not pursue a business combination transaction, or (iii) Alpha or the Company publicly announce that the Business Combination Agreement has been terminated by either party (the first occurrence of (i), (ii) or (iii), the “Outside Date”)

2023 Promissory Notes

During the three months ended March 31, 2023, the Company has received $375,000 from five zero coupon Promissory Notes (the “Notes”). The Notes have a 12-month maturity date with a balloon payment and provide for the issuance of 117,646 common stock warrants at an exercise price of $0.88 and a term of 5 years. The warrants became fully vested on the issuance date. As discussed in Note 3, the Company has entered into a definitive agreement to merge with Alpha Healthcare Acquisition Corp. III (“ALPA”) (the post-merger entity “New Carmell”). On the Maturity Date, the Company will pay to note holder the principal in cash or, at the option of the Company, in shares of common stock of New Carmell at the average of the 10-day volume weighted average price of New Carmell Common Stock only if, in the reasonable judgment of the Board of Directors of the Company, at the time of such election, New Carmell Common Stock is listed on a stock exchange or is otherwise freely tradeable.

Proceeds from the sales of the Convertible Notes with stock purchase warrants were allocated to the two elements based on the relative fair value of the notes without the warrants and of the warrants themselves at time of issuance. The total amounts allocated to warrants were $6,112 and accounted for as paid-in capital. The discount amount was calculated by determining the aggregate fair value of the warrants using the Black-Scholes Option Pricing Model. As of March 31, 2023, there was $5,409 of unamortized debt discount. During the three months ended March 31, 2023, there was $703 of amortization of debt discount.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

On January 30, 2008, the Company and Carnegie Mellon University (“CMU”) entered into a License Agreement, as amended by that certain Amendment No. 1 to the Amended Exclusive License Agreement, dated as of July 19, 2011, as further amended by that certain Amendment No. 2 to the Amended Exclusive License Agreement, dated as of February 8, 2016, as further amended by that certain Amendment No. 3 to the Amended Exclusive License Agreement, dated as of February 27, 2020 and as further amended by that certain Amendment No. 4 to the Amended Exclusive License Agreement, dated November 23, 2021 (collectively, the “Amended Exclusive License Agreement”). This License Agreement provides the Company an exclusive world-wide right to use certain technology of CMU relating to biocompatible plasma-based plastics to make, have made, use, and otherwise dispose of licensed products and to create derivatives for the field of use. The Company is required to use its best efforts to effect introduction of the licensed technology into the commercial market as soon as possible and meet certain milestones as stipulated within the agreement. CMU retains the right to use any derivative technology developed by the Company as a result of its use of this technology and retains the intellectual property rights to the licensed technology including patents, copyrights, and trademarks.

This agreement is effective until January 30, 2028, or until the expiration of the last-to-expire patent relating to this technology, whichever comes later, unless otherwise terminated pursuant to another provision within the agreement. Failure to perform in accordance with the agreed upon milestones is grounds for CMU to terminate the agreement prior to the expiration date. As a partial royalty for the license rights, in 2008, the Company has issued 66,913 shares of the Company’s common stock to CMU. In addition, in 2008, the Company issued a warrant for common stock to be exercised upon the earlier of (a) the Company’s cumulative capital funding and/or receipt of cumulative revenues collectively equals the sum of $2,000,000, or (b) thirty (30) days prior to any change in control event that provides for the issuance of shares that, when added to the number of shares then held by CMU, results in an amount equal to 8.2% of the outstanding shares of the Company. During 2011, CMU exercised the warrant in full and the Company issued 1,607,705 shares of Common Stock. Prior to a qualified initial public offering or a qualified sale, CMU has the right to subscribe for additional equity securities so as to maintain its then percentage of ownership in the Company.

Royalties payable by the Company to CMU are 2.07% of net sales, as defined in the License Agreement. No royalties are due or payable for a period of three (3) years following the effective date or until the closing of a change in control event, whichever occurs sooner. The Company shall also pay CMU 25% of any sublicense fees received, due and payable upon receipt of the sublicense fees by the Company. All payments due to CMU are due within sixty (60) days after the end of each fiscal quarter. All overdue payments bear interest at a rate equal to the Prime rate in effect at the date such amounts are due plus 4%. Royalties accrued and paid during the three months ended March 31, 2023 and 2022, were $0.

The Company is obligated to reimburse CMU for all patent expenses and fees incurred to date by CMU for the licensed technology at the earlier of (1) three years from the effective date; (2) the closing date of a change in control event; (3) for international patents, from the start of expenses for patenting outside of the United States of America. There were no reimbursed expenses and no owed related to reimbursable expenses for the three months ended March 31, 2023 and 2022, respectively.

NOTE 9 — PROFIT-SHARING PLAN

The Company has a 401(k) profit-sharing plan covering substantially all employees. The Company’s discretionary profit-sharing contributions are determined annually by the Board. No discretionary profit-sharing contributions were made to the plan during the three months ended March 31, 2023 and 2022.

NOTE 10 — MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

Authorized Capital

In September 2022, the Company filed the Fourth Amended and Restated Certificate of Incorporation (the “Restated Certificate”). Such Restated Certificate shall, among other things: (i) terminate the Series C Convertible Preferred Stock, par value $0.001 per share, (ii) create a new Series C-1 Convertible Preferred Stock, par value $0.001 per share, having the terms set forth in the Restated Certificate; and (iii) create a new Series C-2 Convertible Preferred Stock, par value $0.001 per share. As a result of the amendment, the total amount of shares of stock which the Company had authority to issue was 240,000,000 shares of common stock with a par value of $0.001 per share, and 171,090,521 shares of Preferred Stock, with 19,968,051 designated to Series A Convertible Preferred Stock (“Series A Preferred Stock”), and 34,622,470 designated to Series B Convertible Preferred Stock (“Series B Preferred Stock”), and 41,000,000 designated to Series C-1 Convertible Preferred Stock (“Series C-1 Preferred Stock”), and 75,500,000 designated to Series C-2 Convertible Preferred Stock (“Series C-2 Preferred Stock”).

Common Stock

Each share of common stock is entitled to one vote at all meetings of stockholders provided that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation.

Preferred Stock

Since the preferred stock may be redeemed at the option of the holder, but is not mandatorily redeemable, the redeemable preferred stock has been classified as mezzanine equity and initially recognized at fair value of the proceeds on the date of issuance less issuance costs.

Series A Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock accrue cumulative dividends at a per annum rate of 7% calculated on the original issue price of $0.2203, $0.2130, and $0.1712 per share (the “Original Issue Price”), respectively. Such dividends accrue on each share of preferred stock commencing on the date of issuance. Accrued dividends are not to be paid, other than upon a liquidation event or a redemption of the preferred stock unless so declared by the Board, in which case the dividends so declared and paid shall reduce the dividends accrued on the preferred stock. In addition, in the event the Company pays a dividend on its common stock, it must first pay accrued dividends on preferred stock and then pay a dividend equivalent to the dividend on its common stock. As of March 31, 2023, the Company has accrued dividends of $3,329,887, $28,186, and $456,472 for Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock, respectively. As of December 31, 2022, the Company has accrued dividends of $3,254,803, $9,470, and $239,104 for Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock, respectively. The Company accrued dividends of $75,084, $18,716, and $217,368 for Series A Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock during the three months ended March 31, 2023. The Company accrued dividends of $76,981 for Series A Preferred Stock during the three months ended March 31, 2022.

Each share of preferred stock is convertible into one share of common stock at any time, at the holder’s option, subject to adjustments for stock dividends, splits, combinations, certain issuances at prices below the issue price of preferred stock, and certain other events. Holders of preferred stock are entitled to cast the number of votes equal to the number of shares of common stock into which shares are convertible. The holders of Series A Preferred Shares, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of common stock, exclusively and as a separate class, are entitled to elect one director of the Company who must be the then-sitting Chief Executive Officer of the Company and one director shall be selected and nominated by the then-sitting directors of the Company.

In the event of any distributions in cash or other property prior to a Deemed Liquidation Event as defined in the Restated Certificate, 70% of the distributions shall be paid ratably to the holders of Series B Preferred Stock, before any payment made to the holders of Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series A Preferred Stock and common stock.

In the event of the liquidation or dissolution of the Company, the holders of Series C-1 Preferred Stock and Series C-2 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to the Company’s stockholders before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock and common stock at the Original Issue Price per share plus any accrued but unpaid cumulative dividends, as applicable. Additional proceeds shall then be distributed to holders of Series B Preferred Stock at the Original Issue Price per share and then to the holders of Series A Preferred Stock at the Original Issue Price per share plus the accrued but unpaid cumulative dividends before any payment shall be made to the holders of common stock. Any additional proceeds thereafter shall be distributed on a pro-rata basis to holders of preferred and common stock.

2009 Stock Incentive Plan

The Company has authorized the issuance of 45,072,120 shares under its 2009 Stock Incentive Plan (the “Plan”). Under the Plan, the Board may grant incentive and nonqualified stock options to purchase shares of the Company’s common stock to employees and other recipients as determined by the Board. The exercise price per share for an option granted to employees owning stock representing more than 10% of the Company at the time of the grant cannot be less than 110% of the fair market value. Incentive and nonqualified stock options granted to all persons shall be granted at a price no less than 100% of the fair market value and any price determined by the Board, respectively. Options expire no more than ten years after the date of grant. Incentive stock options to employees owning more than 10% of the Company expire no more than five years after the date of grant. The vesting of stock options is determined by the Board. Generally, the options vest over a four-year period at a rate of 25% one year following the date of grant, with the remaining shares vesting equally on a monthly basis over the subsequent thirty-six months. Stock options are valued based on a hybrid approach combining first a valuation approach (based on initial public offerings transactions and a market approach—option pricing model), and secondly an equity allocation method.

Warrant and Option Valuation

The Company has computed the fair value of warrants and options granted using the Black-Scholes option pricing model. The expected term used for warrants and options issued to non-employees is the contractual life and the expected term used for options issued to employees and directors is the estimated period that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” grants for stock options. The Company is utilizing an expected volatility figure based on a review of the historical volatilities, over a period, equivalent to the expected life of the instrument being valued, of similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued. The Company’s stock price is derived from a 409a valuation.

Warrants Outstanding

The following table presents information related to common stock warrants for the three months ended March 31, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and exercisable, December 31, 2022	5,190,325	$0.13	3.32
Warrants issued	117,646	0.88	—
Warrants exercised	—	—	—
Warrants expired/cancelled	—	—	—

Outstanding and exercisable, March 31, 2023	5,307,971	$0.14	3.12

The intrinsic value of the common stock warrants as of March 31, 2023 was $565,739.

The following table presents information related to Series B preferred stock warrants for the year ended March 31, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and exercisable, December 31, 2022	821,253	$0.22	4.16
Warrants issued	—	—	—
Warrants exercised	—	—	—
Warrants expired/cancelled	—	—	—

Outstanding and exercisable, March 31, 2023	821,253	$0.22	3.92

The intrinsic value of the Series B warrants as of March 31, 2023 was $0.

The following table presents information related to Series C-1 preferred stock warrants for the year ended March 31, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and exercisable, December 31, 2022	2,936,933	$0.16	9.73
Warrants issued	—	—	—
Warrants exercised	—	—	—
Warrants expired/cancelled	—	—	—

Outstanding and exercisable, March 31, 2023	2,936,933	$0.16	9.49

The intrinsic value of the Series C-1 warrants as of March 31, 2023 was $29,369.

Option Activity and Summary

A summary of the option activity during the three months ended March 31, 2023 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Aggregate Intrinsic Value
Outstanding, December 31, 2022	36,320,980	$0.13	8.07	$1,083,492
Granted	1,250,000	0.16
Exercised	—	—
Expired/Cancelled	(200,000)	0.11

Outstanding, March 31, 2023	37,370,980	$0.13	7.91	$1,073,492

Vested/Exercisable, March 31, 2023	16,163,949	$0.12	6.88	$569,604

The weighted average fair value of the options granted during the three months ended March 31, 2023 was $0.12 per share, based on a Black Scholes option pricing model using the following assumptions:

Expected volatility	76.3%
Expected term of option	6 years
Range of risk-free interest rate	3.55% -3.75%
Dividend yield	—

During the three months ended March 31, 2023 and 2002, the Company recorded stock-based compensation expense for options in the amount of $180,509 and $172,183, respectively. As of March 31, 2023, there was approximately $1.93 million of total unrecognized compensation expense related to unvested stock options, which will be recognized over the weighted-average remaining vesting period of 2.2 years.

NOTE 11 – RELATED PARTIES

A member of the Board of Directors holds investments in the Company through various venture capital firms. Certain family members of the CEO invested in Series B Preferred Shares, Series C-1 Preferred Shares and Convertible Notes. The Convertible notes converted into Series C-2 Preferred Stock on September 23, 2022.

The following table summarizes the related party transactions / balances in the Company at March 31, 2023 and at December 31, 2022:

	March 31, 2023		December 31, 2022
	Dollars	Shares	Dollars	Shares
Series A Preferred Stock and Dividends Board Member
Initial Investment	$877,054	4,222,223	$877,054	4,222,223
Accrued Dividends	693,891		678,694

	$1,570,945		$1,555,748

Series B Preferred Stock
Board Member	$887,049	5,094,537	$887,049	5,094,537
Immediate Family 1	103,244	780,967	103,244	780,967

	$990,293	5,875,504	$990,293	5,875,504

Series C-1 Preferred Stock and Dividends Immediate Family Member 1
Initial Investment	$50,000	234,742	$50,000	234,742
Accrued Dividends	873		10

	$50,873		$50,010

Series C-2 Preferred Stock
Board Member	$1,049,381	6,129,561	$1,049,381	6,129,561
Immediate Family 1	64,981	379,560	64,981	379,560
Immediate Family 2	64,279	375,464	64,279	375,464

	$1,178,641	6,884,585	$1,178,641	6,884,585

Series C-2 Accrued Dividends
Board Member	$38,036		$19,924
Immediate Family 1	2,355		1,234
Immediate Family 2	2,330		1,220

	$42,721		$22,378

In 2020, the Company granted 148,854 options to Immediate Family Member 2 for a fair value of $12,925 for consulting services. For each of the three months ended March 31, 2023 and 2022, the Company incurred an expense of $796 for these stock options.

NOTE 12 – SUBSEQUENT EVENTS

2023 Promissory Notes

Subsequent to March 31, 2023, the Company has received $283,500 from 14 zero coupon Promissory Notes. The Notes have a 12-month maturity date with a balloon payment and provide for the issuance of 88,941 common stock warrants at an exercise price of $0.88.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Carmell Therapeutics Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Carmell Therapeutics Corporation (the Company) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has a net loss from operations, an accumulated deficit and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement and Correction of Error

As discussed in Note 3 to the financial statements, certain errors were restated in the December 31, 2021 financial statements and certain errors were corrected through the opening retained equity as of January 1, 2021.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

/s/ Adeptus Partners, LLC

PCAOB ID: 3686

Ocean, New Jersey

March 20, 2023

CARMELL THERAPEUTICS CORPORATION

BALANCE SHEETS

	December 31, 2022	December 31, 2021
		As Restated
ASSETS

Current Assets:
Cash	$128,149	$12,362
Prepaid expenses	55,069	—
Deferred offering cost	394,147	166,342
Other current assets	28,175	—

Total Current Assets	605,540	178,704

Property and equipment, net of accumulated depreciation of $530,116 and $440,334, respectively	254,974	337,592
Operating lease right of use asset	859,331	1,007,589
Intangible assets, net of accumulated amortization of $42,044 and $37,528, respectively	28,702	33,218

Total Assets	$1,748,547	$1,557,103

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$2,138,732	$871,313
Accrued expenses and other liabilities	944,573	514,783
Accrued interest - related parties	—	226,170
Accrued interest - non-related parties	477,720	1,654,486
Convertible notes payable - related parties, net of debt discount of $0 at December 31, 2021	—	900,000
Convertible notes payable, current, net of debt discount of $0 and $946,291, respectively	2,777,778	7,703,432
Derivative liabilities	826,980	3,813,019
Lease liability, current	129,502	120,162

Total Current Liabilities	7,295,285	15,803,365

Long-term Liabilities:
Lease liability, net of current portion	827,728	961,908
Convertible notes payable, net of discount of $0 and $49,078, respectively	—	922
Derivative liabilities	—	33,300

Total Long-term Liabilities	827,728	996,130

Total Liabilities	8,123,013	16,799,495

Commitments and Contingencies (see Note 9)

Mezzanine Equity
Series C-1 preferred stock, 41,000,000 and 0 shares authorized as of December 31, 2022 and 2021; 5,090,693 and 0 shares issued and outstanding as of December 31, 2022 and 2021, respectively	772,028	—
Series C-2 preferred stock, 75,500,000 and 0 shares authorized as of December 31, 2022 and 2021; 73,560,390 and 0 shares issued and outstanding as of December 31, 2022 and 2021, respectively	15,904,275	—
Series B preferred stock, 34,622,470 and 34,772,230 shares authorized as of December 31, 2022 and 2021; 33,801,226 and 32,917,690 shares issued and outstanding as of December 31, 2022 and 2021, respectively	7,025,434	6,928,245
Series A preferred stock, 19,968,051 and 19,968,051 shares authorized as of December 31, 2022 and 2021; 19,968,051 shares issued and outstanding as of December 31, 2022 and 2021, respectively	7,714,336	7,406,409

Stockholders’ Deficit:
Common stock, $.001 par value; 240,000,000 and 100,050,000 shares authorized at December 31, 2022 and 2021; 14,531,511 and 36,918,882 shares issued and outstanding as of December 31, 2022 and 2021, respectively	14,532	36,919
Additional paid-in capital	4,577,220	3,160,491
Accumulated deficit	(42,382,291)	(32,774,456)

Total Stockholders’ Deficit	(37,790,539)	(29,577,046)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$1,748,547	$1,557,103

The accompanying footnotes are an integral part of these financial statements.

CARMELL THERAPEUTICS CORPORATION

STATEMENTS OF OPERATIONS

	For the Year Ended December 31
	2022	2021
		As Restated
Operating expenses:
Research and development	$2,196,063	$982,837
General and administrative	3,217,280	863,333
Depreciation and amortization	94,298	94,162

Total operating expenses	5,507,641	1,940,332

Loss from operations	(5,507,641)	(1,940,332)

Other income (expense):
Gain on the forgiveness of loans payable	—	438,180
Other income	10,922	37,378
Change in fair value of derivative liabilities	1,259,287	(2,515,065)
Loss on debt extinguishment	(1,064,692)	—
Interest expense, related party	(52,471)	(72,000)
Interest expense, non-related party	(1,652,498)	(643,487)
Amortization of debt discount	(2,044,241)	(1,783,597)

Total other expense	(3,543,693)	(4,538,591)

Loss before provision for income taxes	(9,051,334)	(6,478,923)
Provision for income taxes	—	—

Net loss	(9,051,334)	(6,478,923)
Dividends on Series A, Series C-1, and C-2 preferred stock	(556,501)	(307,927)

Net loss attributable to common stockholders	$(9,607,835)	$(6,786,850)

Net loss per common share - basic and diluted	$(0.34)	$(0.29)

Weighted average shares outstanding - basic and diluted	28,546,036	23,139,165

The accompanying footnotes are an integral part of these financial statements.

CARMELL THERAPEUTICS CORPORATION

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

As Restated

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	2,922,284	$2,922	—	—	$2,539,486	$(25,830,637)	$(23,288,229)
Correction of accumulated error (Note 3)	—	—	—	—	170,847	(156,969)	13,878

Balance at January 1, 2021 (Restated)	2,922,284	$2,922	—	—	$2,710,333	$(25,987,606)	$(23,274,351)

Accrued Series A preferred stock dividend	—	—	—	—	—	(307,927)	(307,927)
Issuance of common stock	31,940,355	31,940	—	—	(28,746)		3,194
Exercise of stock options	2,056,243	2,057			232,105	—	234,162
Stock-based compensation expense	—	—			246,799	—	246,799
Net loss	—	—	—	—	—	(6,478,923)	(6,478,923)

Balance as of December 31, 2021	36,918,882	$36,919	—	$—	$3,160,491	$(32,774,456)	$(29,577,046)

Balance at January 1, 2022	36,918,882	$36,919	—	—	$3,160,491	$(32,774,456)	(29,577,046)

Accrued Series A preferred stock dividend	—	—	—	—	—	(307,927)	(307,927)
Accrued Series C-1 preferred stock dividend	—	—	—	—	—	(9,470)	(9,470)
Accrued Series C-2 preferred stock dividend	—	—	—	—	—	(239,104)	(239,104)
Issuance of common stock for service	203,666	204			26,273	—	26,477
Exercise of common stock purchase warrants	340,243	340	—	—	37,086	—	37,426
Warrants issued in connection with notes	—	—	—	—	409,483	—	409,483
Warrants issued in connection with Series C-1 Preferred Stock	—	—	—	—	312,088	—	312,088
Repurchase of common stock			(22,940,355)	(2,294)	—	—	(2,294)
Cancellation of common stock	(22,940,355)	(22,940)	22,940,355	2,294	20,646	—	—
Exercise of stock options	9,075	9	—	—	1,262	—	1,271
Stock-based compensation expense	—	—	—	—	609,891	—	609,891
Net loss	—	—	—	—	—	(9,051,334)	(9,051,334)

Balance at December 31, 2022	14,531,511	$14,532	—	$—	$4,577,220	$(42,382,291)	$(37,790,539)

The accompanying footnotes are an integral part of these financial statements.

CARMELL THERAPEUTICS CORPORATION

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31
	2022	2021
		As Restated
Cash flows from operating activities:
Net loss	$(9,051,334)	$(6,478,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on forgiveness of loans payable	—	(438,180)
Depreciation and Amortization	94,298	94,162
Amortization of debt discount	2,044,241	1,783,597
Amortization of ROU assets	148,258	147,962
Change in fair value of derivative liabilities	(1,259,287)	2,515,065
Loss on debt extinguishment	1,064,692	—
Stock-based compensation	636,368	246,799
Interest expense recognized on default	555,556	—
Changes in operating assets and liabilities:
Prepaid expenses	(55,069)	9,418
Other current assets	(28,175)	500
Accounts payable	1,059,946	80,320
Accrued expenses and other liabilities	429,790	262,097
Lease liability	(124,840)	(115,132)
Accrued interest - related parties	52,471	72,000
Accrued interest - non-related parties	1,004,378	643,486

Net cash used in operating activities	(3,428,707)	(1,176,829)

Cash flows from investing activities:
Purchase of property and equipment	(7,164)	(7,273)

Net cash used in investing activities	(7,164)	(7,273)

Cash flows from financing activities:
Proceeds from convertible notes	2,745,974	906,839
Proceeds from PPP loan	—	217,460
Proceeds from issuance of Series C-1 preferred stock	1,064,317	—
Repurchase of common stock	(2,294)	—
Payment of offering costs	(20,332)	(166,342)
Payment of debt financing fee	(382,222)	—
Proceeds from issuance of common stock	—	3,194
Proceeds from exercise of stock options	1,271	234,163
Proceeds from warrant exercise	144,944	—

Net cash provided by financing activities	3,551,658	1,195,314

Net increase in cash	115,787	11,212
Cash - beginning of the period	12,362	1,150

Cash - end of the period	$128,149	$12,362

Supplemental cash flow information:
Interest paid	$92,593	$—
Income tax paid	$—	$—
Non-cash financing activity:
Conversion of convertible notes and accrued interest to series C-2 prefered stock	$15,665,171	$—
Warrants issued in connection with convertible notes	$409,483	$—
Warrants issued in connection with Series C-1 preferred stock	$312,088	$—
Accrued Series A preferred stock dividends	$307,926	$307,927
Accrued Series C-1 preferred stock dividends	$9,470	$—
Accrued Series C-2 preferred stock dividends	$239,104	$—
Initial recognition of derivative liabilities	$1,321,860	$258,359
Unpaid deferred offering costs	$207,473	$—

The accompanying footnotes are an integral part of these financial statements.

CARMELL THERAPEUTICS CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Carmell Therapeutics Corporation (“Carmell” or the “Company”) was incorporated in the State of Delaware in November 2008. With operations in Pittsburgh, Pennsylvania, its mission is to expand and commercialize technology developed jointly at Carnegie Mellon University and Allegheny General Hospital. The proprietary technology enables the manufacture of biologically active plastics from blood plasma for treating injuries to bone and soft tissue and to promote the growth of hair and the production of collagen. These plastics are sterile, off-the-shelf, easy to handle, shape and suture, have controlled degradation rates, and they contain known levels of bioactivity.

The Company is focused on products designed to enhance and accelerate healing and produce better clinical outcomes in orthopedic trauma, dental bone graft substitutes, advance wound care and aesthetic medicine. The Company is currently conducting research and development activities to operationalize certain patented technology that the Company owns and licenses. The Company is in the process of initiating and assessing regulatory efforts and pathways in Europe and the United States.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and Russia-Ukraine war on the economy and the capital markets and has concluded that, while it is reasonably possible that such events could have negative effects on the Company’s financial position, the specific impacts are not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties

The current challenging economic climate may lead to adverse changes in cash flows, working capital levels and/or debt balances, which may also have a direct impact on the Company’s future operating results and financial position. The ultimate duration and magnitude of the impact and the efficacy of government interventions on the economy and the financial effect on the Company is not known at this time. The extent of such impact will depend on future developments, which are highly uncertain and not in the Company’s control.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity- based transactions and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from estimates included in these financial statements.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has no cash equivalents as of December 31, 2022 and 2021.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair charges are expensed as incurred. The assets are depreciated using the straight-line method using the following estimated useful lives:

Lab equipment - 7 years

Leasehold improvements - The lesser of 10 years or the remaining life of the lease

Furniture and fixtures – 7 years

Intangible Assets

Intangible assets consist entirely of patent costs. The Company capitalizes legal costs directly associated with the submission of Company patent applications. Gross patent costs of $70,746 as of December 31, 2022 and 2021 are amortized on a straight-line basis over the patent term and are stated net of accumulated amortization of $42,044 and $37,528, respectively. Such assets are periodically evaluated as to the recoverability of their carrying values. No asset impairment was recognized during the years ended December 31, 2022 and 2021. Amortization expense for the years ended December 31, 2022 and 2021, was $4,516 and $4,516, respectively. Costs billed to the Company as reimbursement for third parties’ patent submissions are considered as license fees and expensed as incurred.

Estimated amortization expense for each of the following five years is as follows:

2023	$4,516
2024	4,528
2025	4,516
2026	4,516
2027	4,090
Thereafter	6,536

Total	$28,702

Offering Costs Associated with a Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.”

ASC 340-10-S99-1 states that, specific incremental costs directly attributable to a proposed or actual offering of equity securities incurred prior to the effective date of the offering, may be deferred and charged against the gross proceeds of the offering when the offering occurs. The costs of an aborted offering may not be deferred and charged against proceeds of a subsequent offering. In October 2022, the Company aborted an S-1 IPO Offering and started pursuing an acquisition by a SPAC. During 2022, the Company wrote off the costs capitalized as of December 31, 2021 of $166,342 and capitalized costs of $394,147 relating to the SPAC transaction as of December 31, 2022.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2022 and 2021, were $9,247 and $8,015 respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is present when the sum of estimated undiscounted future cash flow expected to result from use of the assets is less than carrying value. If impairment is present, the carrying value of the impaired asset is reduced to its fair value. Fair value is determined based on discounted cash flow or appraised values, depending on the nature of the assets. There were no impairment losses recognized for long-lived assets for the years ended December 31, 2022 and 2021.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities for tax years ended 2019 to 2022.

Fair Value Measurements and Fair Value of Financial Instruments

Our financial instruments consist primarily of accounts payable, accrued expenses and short- and long-term debt. The carrying value of cash, prepaid expenses, other current assets, accounts payable and accrued expenses approximates fair value because of the short-term maturity of such instruments.

We have categorized our assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3).

Assets and liabilities recorded in the balance sheet at fair value as of December 31, 2022 and 2021 are categorized based on a hierarchy of inputs, as follows:

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total
Derivative liability at December 31, 2022	$826,980	$—	$—	$826,980	$826,980

Derivative liability at December 31, 2021	$3,846,319	$—	$—	$3,846,319	$3,846,319

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2022	2021
Balance, beginning of year	$3,846,319	$1,045,905
Initial recognition of derivative liability	1,321,860	285,349
Settled in Series C-2 preferred stock	(3,081,912)	—
Change in fair value of derivative liability	(1,259,287)	2,515,065

Balance, end of year	$826,980	$3,846,319

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The fair value of the embedded derivatives in the convertible notes as of December 31, 2022 and 2021, was valued using a Monte-Carlo model and were based upon the following management assumptions:

	2022	2021
Stock price	$0.16	$0.13
Expected term (years)	0.04	0.71 - 3.48
Volatility	55.10%	48.90% - 60.50%
Risk free interest rate	4.38%	0.44% - 0.72%
Probability of Qualified Financing or IPO	50.00%	60.00%
Probability of a Change in Control Event	10.00%	10.00%

The stock price was derived from 409a valuations. The volatility was determined from the historical volatility of comparable public companies over the expected term. The term was based on the maturity date of the note. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued. The probability of a Qualified Financing or IPO and a Change of Control Event were based on the Company’s assessment of such an event occurring.

Research and Development Costs

The Company is currently conducting research and development activities to operationalize certain patented technology that the Company owns and licenses. The Company expenses costs related to these activities in the period incurred.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed like basic earnings per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options, if dilutive. The dilutive effect, if any, of convertible instruments or warrants is calculated using the treasury stock method. There are no outstanding dilutive instruments as the outstanding convertible instruments and warrants would be anti-dilutive if converted or exercised, respectively, as of December 31, 2022 and 2021.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was anti-dilutive due to the Company’s net loss position even though the exercise price could be less than the average market price of the common shares:

	Year Ended December 31,
	2022	2021
Series A Preferred Stock (if converted)	19,968,051	19,968,051
Series B Preferred Stock (if converted)	33,801,226	32,917,690
Series C-1 Preferred Stock (if converted)	5,090,693	—
Series C-2 Preferred Stock (if converted)	73,560,390	—
Stock Options	36,320,980	34,990,469
Common Stock Warrants (penny warrants excluded)	1,418,733	1,758,975
Preferred Stock Warrants	3,758,186	1,704,789
Convertible Notes	26,620,370	—

Total	200,538,629	91,339,974

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation — Stock Compensation, (“ASC 718”) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options, in the statements of operations.

For stock options issued to employees and members of the Board of Directors (the “Board) for their services, the Company estimates the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

Pursuant to Accounting Standards Update (“ASU”) 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, the Company accounts for stock options issued to non-employees for their services in accordance with ASC 718. The Company uses valuation methods and assumptions to value the stock options that are in line with the process for valuing employee stock options noted above.

Leases

The Company adopted ASC Topic 842, Leases, as amended, on January 1, 2020. We elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease.

The Company’s leases consist of leaseholds on office space. The Company determines if an arrangement contains a lease at inception as defined by ASC 842. In order to meet the definition of a lease under ASC 842, the contractual arrangement must convey to us the right to control the use of an identifiable asset for a period of time in exchange for consideration. ROU (Right of Use) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

Recent Accounting Pronouncements

On June 30, 2022, the FASB issued ASU 2022-03, which (1) clarifies the guidance in ASC 8202 on the fair value measurement of an equity security that is subject to a contractual sale restriction and (2) requires specific disclosures related to such an equity security. The amendments in ASU 2022-03 are consistent with the principles of fair value measurement under which an entity is required to consider characteristics of an asset or liability if other market participants would also consider those characteristics when pricing the asset or liability. Specifically, the ASU clarifies that an entity should apply these fair value measurement principles to equity securities that are subject to contractual sale restrictions. The Company does not believe, when adopted, ASU 2022-03 would have a material effect on the Company’s financial statements.

NOTE 3 — RESTATEMENT AND CORRECTION OF AN ERROR

Restatement

The Company has restated its financial statements as of and for the year ended, December 31, 2021. The following tables provide the summary of restated amounts.

	December 31, 2021
	As Previously Reported	Reclassifications	Error Correction	Restated
ASSETS
Current Assets:
Cash	$12,362			$12,362
Deferred offering costs	166,342			166,342

Total Current Assets	178,704			178,704
Property and equipment, net of accumulated depreciation of $440,334	337,592			337,592
Operating lease right of use asset	1,007,589			1,007,589
Intangible assets, net of accumulated amortization of $37,528	18,506		14,712	33,218

Total Assets	$1,542,391	—	14,712	$1,557,103

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$871,313			$871,313
Accrued expenses and other liabilities	514,783			514,783
Accrued interest— related parties	—	226,170		226,170
Accrued interest— non-related parties	1,880,656	(226,170)		1,654,486
Convertible notes payable— related parties, net of debt discount of $0	—	900,000		900,000
Convertible notes payable, current, net of debt discount of $946,291	9,507,228	(900,000)	(903,796)	7,703,432
Derivative liabilities	—		3,813,019	3,813,019
Lease liability, current	120,162			120,162

Total Current Liabilities	12,894,142	—	2,909,223	15,803,365
Long-term Liabilities:
Lease liability, net of current portion	961,908			961,908
Convertible notes payable — net of debt discount of $49,078	50,000		(49,078)	922
Derivative liabilities	—		33,300	33,300

Total Long-term Liabilities	1,011,908	—	(15,778)	996,130

Total Liabilities	13,906,050	—	2,893,445	16,799,495

	December 31, 2021
	As Previously Reported	Reclassifications	Error Correction	Restated
Commitments and Contingencies (Note 8)
Mezzanine Equity
Series A Preferred stock, 21,064,711 shares authorized; 19,968,051 shares issued and outstanding as of December 31, 2021 (liquidation preference: $7,406,409)	7,020,992		385,417	7,406,409
Series B Preferred stock, 34,772,230 shares authorized; 32,917,690 issued and outstanding as of December 31, 2021 (liquidation preference: $6,928,245)	5,970,791		957,454	6,928,245
Series C Preferred stock, 25,907,990 shares authorized; 0 shares issued and outstanding as of December 31, 2021				—
Stockholders’ Deficit:
Common stock, $.001 par value; 100,050,000 shares authorized; 36,918,882 shares issued and outstanding as of December 31, 2021	36,919			36,919
Additional paid-in capital	2,989,644		170,847	3,160,491
Accumulated deficit	(28,382,005)		(4,392,451)	(32,774,456)

Total Stockholders’ Deficit	(25,355,442)	—	(4,221,604)	(29,577,046)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$1,542,391	—	14,712	$1,557,103

	For the Year Ended December 31, 2021
	As Previously Reported	Reclassifications	Error Correction	Restated
Operating expenses:
Research and development	$982,837			$982,837
General and administrative	617,989	153,861	91,483	863,333
Depreciation and amortization	103,656		(9,494)	94,162
ROU amortization	145,846	(145,846)		—
Advertising and Marketing	8,015	(8,015)		—

Total operating expenses	1,858,343	—	81,989	1,940,332

Loss from operations	(1,858,343)	—	(81,989)	(1,940,332)

Other income (expense):
Gain on the forgiveness of loans payable	438,180			438,180
Other income	37,527		(149)	37,378
Change in fair value of derivative liabilities	—		(2,515,065)	(2,515,065)
Interest expense, related party	—	(72,000)		(72,000)
Interest expense, non-related party	(860,805)	125,686	91,632	(643,487)
Amortization of debt discount	—	(53,686)	(1,729,911)	(1,783,597)

Total other expense	(385,098)	—	(4,153,493)	(4,538,591)

Loss before provision for income taxes	(2,243,441)	—	(4,235,482)	(6,478,923)
Provision for income taxes	—		—	—

Net loss	(2,243,441)	—	(4,235,482)	(6,478,923)
Dividends on Series A preferred stock			(307,927)	(307,927)

Net loss attributable to common stockholders	$(2,243,441)	—	(4,543,409)	$(6,786,850)

Net loss per common share—basic and diluted	$(0.16)	—	(0.13)	$(0.29)

Weighted average shares outstanding—basic and diluted	13,698,060	—	9,441,105	23,139,165

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares Amount
As Previously Reported
Balance at January 1, 2021	2,922,284	$2,922	$2,539,486	$(25,830,637)	$(23,288,229)
Accrued Series A preferred stock dividend				(307,927)	(307,927)
Issuance of stock	31,940,355	31,940	(28,746)	—	3,194
Exercise of stock options	2,056,243	2,057	232,105	—	234,162
Stock-based compensation expense			246,799	—	246,799
Net loss			—	(2,243,441)	(2,243,441)

Balance as of December 31, 2021	36,918,882	$36,919	$2,989,644	$(28,382,005)	$(25,355,442)

Error Correction

Net loss				(4,235,482)	(4,235,482)

As Restated
Balance at January 1, 2021	2,922,284	$2,922	$2,539,486	$(25,830,637)	$(23,288,229)
Correction of accumulated error			170,847	(156,969)	13,878
Balance at January 1, 2021 (Restated)	2,922,284	2,922	2,710,333	(25,987,606)	(23,274,351)
Accrued Series A preferred stock dividend	—	—	—	(307,927)	(307,927)
Issuance of common stock	31,940,355	31,940	(28,746)		3,194
Exercise of stock options	2,056,243	2,057	232,105	—	234,162
Stock-based compensation expense	—	—	246,799	—	246,799
Net loss	—	—	—	(6,478,923)	(6,478,923)

Balance as of December 31, 2021	36,918,882	$36,919	$3,160,491	$(32,774,456)	$(29,577,046)

	For the Year Ended December 31, 2021
	As Previously Reported	Reclassifications	Error Correction	Restated
Cash flows from operating activities:
Net loss	$(2,243,441)		(4,235,482)	$(6,478,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on forgiveness of loans payable	(438,180)			(438,180)
Depreciation and amortization	103,656		(9,494)	94,162
Amortization of debt discount	53,686		1,729,911	1,783,597
Amortization of ROU assets	145,846	2,116		147,962
Change in fair value of derivative liabilities			2,515,065	2,515,065
Stock-based compensation	246,799			246,799
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	9,918			9,918
Accounts payable	80,320			80,320
Accrued expenses and other liabilities	262,098	(1)		262,097
Lease liability	(113,016)	(2,116)		(115,132)
Accrued interest— related parties		72,000		72,000
Accrued interest -non related parties	715,486	(72,000)		643,486

Net cash used in operating activities	(1,176,828)	(1)	0	(1,176,829)

Cash flows from investing activities:
Purchase of property and equipment	(7,273)			(7,273)

Net cash used in investing activities	(7,273)	—	—	(7,273)

Cash flows from financing activities:
Proceeds from convertible notes	906,839			906,839
Proceeds from PPP loan	217,460			217,460
Payment of offering costs	(166,342)			(166,342)
Proceeds from issuance of common stock		3,194		3,194
Proceeds from exercise of stock options	237,356	(3,193)		234,163

Net cash provided by financing activities	1,195,313	1	—	1,195,314

Net increase in cash	11,212			11,212
Cash — beginning of the period	1,150			1,150

Cash — end of the period	$12,362	—	—	$12,362

Supplemental cash flow information:
Interest paid	$—	—	—	$—

Income tax paid	$—	—	—	$—

Non-cash financing activity:
Accrued Series A preferred stock dividends	$307,927	—	—	$307,927
Initial recognition of derivative liabilities	$—	—	258,359	$258,359

Derivative liability

The Company did not previously identify or account for derivatives with its convertible debt. The fair value of the derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations. The debt discount is amortized through interest expense over the life of the debt. Due to the above, short and long-term derivative liabilities of $3,813,019 and $33,300, respectively, were recorded as of December 31, 2021 and the corresponding $2,515,065 loss on change in fair value of the derivative liability on the statement of operations was recorded. The debt discount recorded on the balance sheet for convertible notes and related party convertible notes increased by $995,369 as of December 31, 2021 and the corresponding amortization of debt discount on the statement of operations increased by $1,729,911. This also resulted in a correction of an error as an increase in the accumulated deficit of $1,351,531 as of January 1, 2021 for convertible notes issued prior to January 1, 2021.

Series A Preferred Stock

For the year ended December 31, 2011, certain convertible notes were converted into Series A preferred stock at a discount value. Since the consideration transferred should be measured at its then-current fair value, with any difference recorded as a gain or loss on the extinguishment, a loss of $425,396 at the time of conversion was reflected in the beginning accumulated deficit at January 1, 2021 with an increase in Series A preferred stock by the same amount. In addition, the dividends for Series A preferred stock issued prior to the fiscal year 2015 was overstated by the amount of $39,979 and was reflected in the beginning accumulated deficit at January 1, 2021.

From the fiscal years of 2008 to 2010, the Company issued 1,096,660 warrants to purchase Series A preferred stock in connection with the conversion of certain convertible notes. As part of this extinguishment of debt, the Company did not properly value warrants issued with the conversion of the Series A shares. The fair value of the warrants was previously understated by $98,525. This correction of an error resulted in an increase in additional paid in capital and decrease in accumulated deficit of $98,325.

Series B Preferred Stock

For the year ended December 31, 2016, certain convertible notes were converted into Series B preferred stock at a discount value. Since the consideration transferred should be measured at its then-current fair value, with any difference recorded as a gain or loss on the extinguishment, a loss of $957,454 at the time of conversion was reflected in the beginning accumulated deficit at January 1, 2021 with an increase in Series B preferred stock by $1,029,976. As part of this extinguishment of debt, the Company did not properly value warrants issued with the issuance of the Series B shares. The fair value of the warrants was previously understated by $72,522. This correction of an error resulted in an increase in additional paid in capital and decrease in accumulated deficit of $72,522.

Intangible Asset

An adjustment was made to reduce the intangible assets carrying value for $78,009 and the related accumulated amortization prior to January 1, 2021. The life was adjusted from 10 years to the term of the patent which decreased accumulated deficit by $5,218 prior to January 1, 2021. For the year ended December 31, 2021, amortization expense decreased by $9,494 due to the change of the estimated useful life.

Earnings per share

The change in earnings per share of $0.13 is a result of the change of the net loss of $4,235,482 and the change in the weighted average shares outstanding. The weighted average shares outstanding changed from 13,698,060 to 23,139,165 due to an error in the Company’s calculation associated with the dates of stock options exercised during the year ended 2021.

Correction of an Error

Due to the same issues noted above, accumulated deficit at January 1, 2021 and December 31, 2021 was previously reported as $25,830,637 and $28,382,005, respectively and now is $25,987,606 and $32,774,456, respectively.

NOTE 4 —GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

At December 31, 2022 and 2021, the Company had cash of $128,149 and $12,362, respectively, and an accumulated deficit of $42,382,291 and $32,774,456, respectively. The Company’s liquidity needs up to December 31, 2022 have been satisfied through debt and equity financings.

For the years ended December 31, 2022 and 2021, the Company had a loss from operations of $5,507,641 and $1,940,332, respectively, and negative cash flows from operations of $3,428,707 and $1,176,829, respectively. The Company’s operating activities consume the majority of its cash resources, and management anticipates that the Company will continue to incur operating losses as it executes its plans through 2023. In addition, the Company has had and expects to have negative cash flows from operations, at least into the near future.

As of December 31, 2022 and as of the date of issuance, the Company is in default of its convertible notes (see Note 8).

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. Based on the Company’s cash balance as of December 31, 2022, and projected cash needs for 2023 and subsequent fiscal periods, management estimates that it will need to raise additional capital to cover operating and capital requirements. The Company will seek additional funding either through an initial public offering or through debt financings and other arrangements. Although management has been successful to date in raising necessary funding, there is no assurance the Company will be successful in obtaining such additional financing on terms acceptable to it, if at all, and it may not be able to enter other arrangements. If the Company is unable to obtain funding, it could be forced to delay, reduce or eliminate the Company’s research and development programs, expansion or commercialization efforts, which could adversely affect its business prospects and ability to continue operations. These conditions raise substantial doubt as to whether the Company will continue as a going concern for the next twelve months from the issuance of these financial statements.

The accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 5 —PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31, 2022	December 31, 2021
Lab equipment	$666,178	$662,593
Leasehold improvements	115,333	115,333
Furniture and fixtures	3,579	—

	785,090	777,926
Less: accumulated depreciation	(530,116)	(440,334)

Property and equipment, net	$254,974	$337,592

Depreciation expense was $89,782 and $89,646 for the years ended December 31, 2022 and 2021, respectively.

NOTE 6 —ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following amounts:

	December 31, 2022	December 31, 2021
Accrued compensation	$916,934	$489,794
Other	27,639	24,989

Accrued expenses and other liabilities	$944,573	$514,783

Accrued compensation is a noninterest-bearing liability for employee payroll that was outstanding at December 31, 2022 and 2021. This relates to compensation earned during years 2019 to 2022.

NOTE 7 —LEASES

The Company is a party to two office leases which expire on December 31, 2028. As of December 31, 2022, the weighted average remaining term is 6 years. The Company elected to not recognize ROU assets and lease liabilities arising from short-term leases (leases with initial terms of twelve months or less, which are deemed immaterial) on its balance sheets.

When measuring lease liabilities for leases that were classified as operating leases, the Company discounted lease payments using its estimated incremental borrowing rate at the later of lease inception or January 1, 2020 (the date of adoption). The weighted average incremental borrowing rate applied was 8%.

The following table presents net lease cost and other supplemental lease information:

	Years Ended
	December 31, 2022	December 31, 2021
Lease cost
Operating lease cost (cost resulting from lease payments)	$201,400	$204,499
Short term lease cost	—	31,500

Net lease cost	201,400	235,999

Operating lease – operating cash flows (fixed payments)	$200,980	$197,565

As of December 31, 2022, the estimated future minimum lease payments, excluding non-lease components, are as follows:

Operating Leases
Fiscal Year
2023	$204,930
2024	204,930
2025	204,930
2026	204,930
2027	204,930
Thereafter	204,930

Total future minimum annual lease payments	1,229,580
Less: Imputed interest	(272,350)

Present value of lease liabilities	$957,230

NOTE 8 —LOANS PAYABLE AND CONVERTIBLE NOTES

PPP Loans

On April 8, 2020, under the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”), the Company entered into a note payable with a financial institution for $220,720 at an interest rate of 0.98% per annum and a maturity date of April 8, 2022. Pursuant to the note, principal and interest payments are deferred for six months, during which time the Company may apply for loan forgiveness. On April 23, 2021, the Company applied for loan forgiveness for the full loan amount. On June 22, 2021, the loan was forgiven in full. The forgiveness of the PPP loan was reported as gain on the forgiveness of loans payable in the statement of operations during the year ended December 31, 2021.

On February 10, 2021, the Company entered into a second note payable with a financial institution under the PPP of $217,460 at an interest rate of 0.98% per annum and a maturity date of February 10, 2026. Pursuant to the note, principal and interest payments are deferred for a period no less than 10 months. On December 7, 2021, the loan was forgiven in full. The forgiveness of the PPP loan was reported as gain on the forgiveness of loans payable in the statement of operations during the year ended December 31, 2021.

Convertible Notes

Series 1 Convertible Notes

These convertible notes have been issued between July 9, 2018 (the first initial closing) and September 13, 2019. All of the notes were issued with the same maturity date which was July 8, 2021 (three years from the initial closing). The notes bear interest at 8%, have no monthly payments, and are due in full with a balloon payment on the maturity date. The notes contain an embedded conversion feature whereby the outstanding principal and accrued and unpaid interest are automatically convertible upon a Qualified Financing, which is defined as new series of preferred stock whose rights, preferences or privileges are senior to the existing Series B preferred stock, with gross proceeds of at least $5,000,000, into the same shares (preferred stock) as issued in the offering. The conversion price is the lessor of (i) the price per share for the new preferred stock purchased in the Qualified Financing, multiplied by eighty percent (80%) and (ii) the price per share equal to the quotient of $20,000,000, divided by, the number of outstanding shares of the Company’s common stock and preferred stock, plus any outstanding warrants for capital stock of Company, outstanding stock options to purchase common stock and any shares of common stock reserved for issuance under the Company’s stock incentive plan. The outstanding principal and all accrued and unpaid interest are also convertible into the same series of stock issued at the holders’ option if there is a non-qualified financing, which is the sale of a new series of preferred stock that does not qualify as a Qualified Financing. The conversion price is the same as the automatic conversion under a Qualified Financing. This conversion feature meets the definition of a derivative and was valued using the Monte Carlo model, with the fair value of the derivative being recorded as a derivative liability (see Note 2) and debt discount at the time of issuance. The maturity date of the notes was extended on July 8, 2021 to September 9, 2021, on September 9, 2021 to July 9, 2022, and again on January 6, 2022 to July 9, 2023. Management determined that these extensions were debt modifications. The principal amount outstanding on these notes as of December 31, 2021 was $6,109,560. The unamortized debt discount as of December 31, 2021 was $0. The Company incurred interest expense of $488,765 and amortization of debt discount expense of $1,068,805 during the year ended December 31, 2021. The accrued interest outstanding on these notes as of December 31, 2021 was $1,473,699. On September 23, 2022, a Qualified Financing occurred at which point all outstanding principal and accrued and unpaid interest were converted to Preferred Series C-2 Shares. The principal and interest converted was $6,109,560 and $1,829,865, respectively, which converted into 35,686,682 and 10,688,464 shares respectively, at a ratio of $0.1712 per share. The fair value of the shares issued was $15,595,283. The fair value of the derivative upon conversion was $1,938,481. The Company incurred interest expense of $356,196 and amortization of debt discount expense of $0 during the year ended December 31, 2022. Certain of these notes are with related parties (see Note 13).

Series 2 Convertible Notes

These convertible notes have been issued between September 25, 2019 (the first initial closing) and December 31, 2021. All of the notes were issued with the same maturity date which was September 24, 2022 (three years from the initial closing). The notes bear interest at 8%, have no monthly payments, and are due in full with a balloon payment on the maturity date. The notes contain an embedded conversion feature whereby the outstanding principal and accrued and unpaid interest are automatically convertible upon a Qualified Financing, which is defined as new series of preferred stock whose rights, preferences or privileges are senior to the existing Series B preferred stock, with gross proceeds of at least $5,000,000, into the same shares (preferred stock) as issued in the offering. The conversion price is the lessor of (i) the price per share for the new preferred stock purchased in the Qualified Financing, multiplied by eighty percent (80%) and (ii) the price per share equal to the quotient of $20,000,000, divided by, the number of outstanding shares of the Company’s common stock and preferred stock, plus any outstanding warrants for capital stock of Company, outstanding stock options to purchase common stock and any shares of common stock reserved for issuance under the Company’s stock incentive plan. The outstanding principal and all accrued and unpaid interest are also convertible into the same series of stock issued at the holders’ option if there is a Non-Qualified Financing, which is the sale of a new series of preferred stock that does not qualify as a Qualified Financing. The conversion price is the same as the automatic conversion under a Qualified Financing. This conversion feature meets the definition of a derivative and was valued using the Monte Carlo model, with the fair value of the derivative being recorded as a derivative liability (see Note 2) and debt discount at the time of issuance. The Company raised $523,752 and $906,839 from these notes in the years ended December 31, 2022 and 2021, respectively. The fair value of the derivatives at the time of issuance of these notes issued during the years ended December 31, 2022 and 2021 was $211,401 and $285,349, respectively. In addition, certain notes issued in 2019 contained detachable warrants, which are accounted for as equity classified warrants. The fair value of these warrants was recorded as debt discount. The principal amount outstanding on these notes as of December 31, 2021 was $3,440,163. The unamortized debt discount as of December 31, 2021 was $946,291. The Company incurred interest expense of $226,749 and amortization of debt discount expense of $714,163 during the year ended December 31, 2021. The accrued interest outstanding on these notes as of December 31, 2021 was $407,014. On September 23, 2022, a Qualified Financing occurred at which point all outstanding principal and accrued and unpaid interest was converted into Preferred Series C-2 Shares. The principal and interest converted was $3,965,455 and $629,920, respectively, which converted into 23,162,704 and 3,679,439 shares respectively, at a ratio of $0.1712 per share. The fair value of the shares issued was $5,717,377. The fair value of the derivative upon conversion was $1,122,002. The Company incurred interest expense of $222,906 and amortization of debt discount expense of $1,099,770 during the year ended December 31, 2022. The debt discount at the time of conversion was $57,921 which was written off as a loss on debt extinguishment.

Other Convertible Note

The Company issued a convertible note to an economic development fund for $50,000 on June 24, 2020. The note is non-interest being, has no monthly payments, and is due in full with a balloon payment on June 23, 2025. The note contains an embedded conversion feature whereby the note holder can convert the shares at a discount in the event of a Qualified Financing or a change in control event. This conversion feature meets the definition of a derivative and was valued using the Monte Carlo model, with the fair value of the derivative being recorded as a derivative liability (see Note 2) and debt discount at the time of issuance. The principal amount outstanding on this note as of December 31, 2021 was $50,000. The unamortized debt discount as of December 31, 2021 was $49,078. The Company incurred amortization of debt discount expense of $629 during the year ended December 31, 2021. On September 23, 2022, a Qualified Financing occurred at which point all outstanding principal was converted in Preferred Series C-2 Shares. The principal converted was $50,000 which converted into 343,157 shares respectively, at a ratio of $0.1457 per share. The fair value of the shares issued was $73,092. The fair value of the derivative upon conversion was $23,092. The debt discount at the time of conversion was $47,872 which was written off as a loss on debt extinguishment. During the year ended December 31, 2022 debt discount amortization was $1,206.

January 2022 Convertible Notes

On January 19, 2022, the Company issued two senior secured convertible notes (the “Convertible Notes”) of $1,111,111 each to two investors (“Holders”), due on January 19, 2023. The notes bear interest at 10% (18% default). The Company is required to make monthly interest payments for the interest incurred and require monthly principal payments of $158,730 beginning on July 19, 2022. The notes are collateralized by all assets (including current and future intellectual property) of the Company. These two notes were issued with a 10% discount and were subject to an 8% commission due to the underwriter. These fees were recorded as debt discount. In addition, the Holders received from the Company a warrant to subscribe for and purchase up to 1,885,796 shares (3,771,592 shares in total) of common stock of the Company. Each warrant is exercisable at a price of $0.01 per warrant share, vests immediately upon closing (the “Initial Exercise Date”) and a term of 5 years. The fair value of the warrants was $409,483 which was recorded as debt discount. The senior secured convertible notes shall be convertible at the option of the Holders into shares of common stock at a fixed conversion price equal to the lesser of $0.22 per share and a 25% discount to the price of the common stock in a Qualified Offering (as adjusted hereunder, the “Conversion Price”). In the event that units consisting of common stock and warrants are issued in a Qualified Offering, the senior secured convertible notes shall be convertible into common stock and warrants. If, at any time while the Convertible Note is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents entitling any Person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price”), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such common stock or common stock equivalents are issued. There were multiple events during the year ended December 31, 2022 that triggered the downround feature of the base conversion price. As of December 31, 2022, the Base Conversion Price was $0.11.

The conversion feature within these convertible notes meets the requirements to be treated as a derivative. Accordingly, the Company estimated the fair value of the convertible notes derivative using the Monte Carlo Method as of the date of issuance. The fair value of the derivative was determined to be $1,110,459 at the time of issuance and was recorded as a liability with an offsetting amount recorded as a debt discount. The derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations.

Proceeds from the sales of the Convertible Notes with stock purchase warrants were allocated to the two elements based on the relative fair value of the notes without the warrants and of the warrants themselves at time of issuance. The total amounts allocated to warrants were $409,483 and accounted for as paid-in capital. The discount amount was calculated by determining the aggregate fair value of the warrants using the Black-Scholes Option Pricing Model.

On July 19, 2022, the Company defaulted on the debt. Pursuant to the terms of the note, upon an event of default there would be a 25% increase to the outstanding principal in addition to the interest rate increasing from 10% to 18%. Upon the event of default the unamortized debt discount of $958,899 was accelerated and expensed through Loss on Extinguishment of Debt in the statement of operations. The outstanding principal balance of the notes was $2,777,778 at December 31, 2022. During the year ended December 31, 2022, interest expense for these notes was $1,125,868, which consists of $332,253 of interest, $238,059 of late fees and penalties, and $555,556 for the 25% increase in outstanding principal upon the event of default. Amortization of debt discount expense for these notes was $943,265 for the year ended December 31, 2022.

On November 2, 2022, the Company received a letter (“Notice of Acceleration”) from one of the Holders, notifying an Event of Default (See below for an agreement subsequent to the notice of acceleration). As of the date of issuance, the Company is currently in default on these notes.

An Agreement Subsequent to the Notice of Acceleration

The Company entered an agreement with one of the Holders (“Puritan”) in connection with the Notice of Acceleration on December 19, 2022, Pursuant to the agreement, Alpha Healthcare Acquisition Corp. III

(“Alpha”) and the Company each hereby represent and warrant to Puritan that (i) it intends to enter into a business combination agreement (“the Business Combination Agreement”) among Alpha, the Company and Merger Sub ( as defined in the Business Combination Agreement, (ii) there will be no conditions to closing relating to Alpha or its affiliates delivering a certain amount of cash to the Company at closing of the Business Combination (the “Closing”), (iii) the only conditions to Closing of the merger are as set forth in Sections 6.1 through Section 6.3 of the Business Combination Agreement, (iv) upon entering into such Business Combination Agreement, such parties shall have a commitment letter from a third party to provide capital in an amount sufficient to the surviving company to the Business Combination to, among other things, repay all amounts due and owing at such time to Puritan at the Closing, (v) the equity valuation ascribed to the Company in the Business Combination Agreement is $150 million, and (vi) such Business Combination Agreement shall not place any restrictions on Puritan’s ability to transfer any of its securities, including, without limitation, the shares underlying the Puritan Warrant. The Company agrees that it will not make any payment to any other debtholder on account of interest or principal during the forbearance period hereunder.

Based on the representations and warranties and agreements above and in consideration of the Company’s agreement to pay Puritan at the Closing; (i) the outstanding principal amount, plus accrued interest, late fees and all other amounts then owed as specified in the 2022 Note, including without limitation, Sections 8(b) and 2(c) of the 2022 Note (the “2022 Note Payoff Amount”)—as of the date hereof, the parties acknowledge that $1,610,413 is due ($1,627,749 as of December 31, 2022) and owed under the 2022 Note and (ii) 25,000 freely tradable shares of Alpha (not subject to lock-up or any other restrictions on transfer) at a price of $10.00 per common share (i.e. the price per share of common stock to the equity holders of the Company in the Business Combination), Puritan shall as of the date hereof withdraw and rescind the Notice of Acceleration, and such Notice of Acceleration shall be deemed null and void and shall have no further force or effect. Puritan further agrees that, based on the representations and warranties and agreements contained herein, it shall not issue any further notices of acceleration or default notices under the 2022 Note or other 2022 Note Documentation, seek repayment of any amounts due under the 2022 Note, or seek to exercise any other remedies contained in the 2022 Note or other 2022 Note Documentation in regard to non-payment of the 2022 Note, from the Effective Date until the Outside Date (as defined below).

Notwithstanding the foregoing, the Notice of Acceleration shall automatically be reinstated with an effective date of November 2, 2022, upon the earliest to occur of: (i) June 30, 2023, if the Closing has not occurred prior to such date, (ii) the Company and/or Alpha provide notice to Puritan that they have mutually agreed not pursue a business combination transaction, or (iii) Alpha or the Company publicly announce that the Business Combination Agreement has been terminated by either party (the first occurrence of (i), (ii) or (iii), the “Outside Date”)

NOTE 9 —COMMITMENTS AND CONTINGENCIES

On January 30, 2008, the Company and Carnegie Mellon University (“CMU”) entered into a License Agreement, as amended by that certain Amendment No. 1 to the Amended Exclusive License Agreement, dated as of July 19, 2011, as further amended by that certain Amendment No. 2 to the Amended Exclusive License Agreement, dated as of February 8, 2016, as further amended by that certain Amendment No. 3 to the Amended Exclusive License Agreement, dated as of February 27, 2020 and as further amended by that certain Amendment No. 4 to the Amended Exclusive License Agreement, dated November 23, 2021 (collectively, the “Amended Exclusive License Agreement”). This License Agreement provides the Company an exclusive world-wide right to use certain technology of CMU relating to biocompatible plasma-based plastics to make, have made, use, and otherwise dispose of licensed products and to create derivatives for the field of use. The Company is required to use its best efforts to effect introduction of the licensed technology into the commercial market as soon as possible and meet certain milestones as stipulated within the agreement. CMU retains the right to use any derivative technology developed by the Company as a result of its use of this technology and retains the intellectual property rights to the licensed technology including patents, copyrights, and trademarks.

This agreement is effective until January 30, 2028, or until the expiration of the last-to-expire patent relating to this technology, whichever comes later, unless otherwise terminated pursuant to another provision within the agreement. Failure to perform in accordance with the agreed upon milestones is grounds for CMU to terminate the agreement prior to the expiration date. As a partial royalty for the license rights, in 2008, the Company has issued 66,913 shares of the Company’s common stock to CMU. In addition, in 2008, the Company issued a warrant for common stock to be exercised upon the earlier of (a) the Company’s cumulative capital funding and/or receipt of cumulative revenues collectively equals the sum of $2,000,000, or (b) thirty (30) days prior to any change in control event that provides for the issuance of shares that, when added to the number of shares then held by CMU, results in an amount equal to 8.2% of the outstanding shares of the Company. During 2011, CMU exercised the warrant in full and the Company issued 1,607,705 shares of Common Stock. Prior to a qualified initial public offering or a qualified sale, CMU has the right to subscribe for additional equity securities so as to maintain its then percentage of ownership in the Company.

Royalties payable by the Company to CMU are 2.07% of net sales, as defined in the License Agreement. No royalties are due or payable for a period of three (3) years following the effective date or until the closing of a change in control event, whichever occurs sooner. The Company shall also pay CMU 25% of any sublicense fees received, due and payable upon receipt of the sublicense fees by the Company. All payments due to CMU are due within sixty (60) days after the end of each fiscal quarter. All overdue payments bear interest at a rate equal to the Prime rate in effect at the date such amounts are due plus 4%. Royalties accrued and paid during the years ended December 31, 2022 and 2021, were $0.

The Company is obligated to reimburse CMU for all patent expenses and fees incurred to date by CMU for the licensed technology at the earlier of (1) three years from the effective date; (2) the closing date of a change in control event; (3) for international patents, from the start of expenses for patenting outside of the United States of America. There were no reimbursed expenses and no owed related to reimbursable expenses for the years ended December 31, 2022 and 2021, respectively.

NOTE 10 —PROFIT-SHARING PLAN

The Company has a 401(k) profit-sharing plan covering substantially all employees. The Company’s discretionary profit-sharing contributions are determined annually by the Board. No discretionary profit-sharing contributions were made to the plan during the years ended December 31, 2022 and 2021.

NOTE 11 —MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

Authorized Capital

In September 2022, the Company filed the Fourth Amended and Restated Certificate of Incorporation (the “Restated Certificate”). Such Restated Certificate shall, among other things: (i) terminate the Series C Convertible Preferred Stock, par value $0.001 per share, (ii) create a new Series C-1 Convertible Preferred Stock, par value $0.001 per share, having the terms set forth in the Restated Certificate; and (iii) create a new Series C-2 Convertible Preferred Stock, par value $0.001 per share. As of December 31, 2022, the total amount of shares of stock which the Company had authority to issue was 240,000,000 shares of common stock with a par value of $0.001 per share, and 171,090,521 shares of Preferred Stock, with 19,968,051 designated to Series A Convertible Preferred Stock (“Series A Preferred Stock”), and 34,622,470 designated to Series B Convertible Preferred Stock (“Series B Preferred Stock”), and 41,000,000 designated to Series C-1 Convertible Preferred Stock (“Series C-1 Preferred Stock”), and 75,500,000 designated to Series C-2 Convertible Preferred Stock (“Series C-2 Preferred Stock”).

Common Stock

Each share of common stock is entitled to one vote at all meetings of stockholders provided that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the

Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation.

Preferred Stock

Since the preferred stock may be redeemed at the option of the holder, but is not mandatorily redeemable, the redeemable preferred stock has been classified as mezzanine equity and initially recognized at fair value of the proceeds on the date of issuance less issuance costs.

Series A Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock accrue cumulative dividends at a per annum rate of 7% calculated on the original issue price of $0.2203, $0.2130, and $0.1712 per share (the “Original Issue Price”), respectively. Such dividends accrue on each share of preferred stock commencing on the date of issuance. Accrued dividends are not to be paid, other than upon a liquidation event or a redemption of the preferred stock unless so declared by the Board, in which case the dividends so declared and paid shall reduce the dividends accrued on the preferred stock. In addition, in the event the Company pays a dividend on its common stock, it must first pay accrued dividends on preferred stock and then pay a dividend equivalent to the dividend on its common stock. As of December 31, 2022, the Company has accrued dividends of $3,254,803, $9,470, and $239,104 for Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock, respectively. As of December 31, 2021, the Company has accrued dividends of $2,946,876 for Series A Preferred Stock. The Company accrued dividends of $307,927, $9,470, and $239,104 for Series A Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock during the year ended December 31, 2022.

During the year ended December 31, 2022, 883,536 shares of Preferred Series B shares were issued due to the exercise of Preferred Series B warrants. The gross proceeds were $97,189.

On September 23, 2022, the Company offered investors the chance to purchase Series C-1 Preferred units, consisting of 1 share of Series C-1 and a certain number of Preferred Series C-1 warrants depending on when the investor participated in the raise. During the year ended December 31, 2022, the Company issued 4,996,796 shares of Preferred Series C-1 and 3,030,830 Preferred Series C-1 warrants for proceeds of $1,064,317. The warrants were valued using the Black Scholes Model, using a dividend rate of 7.00%. The warrants vest immediately, have an exercise price of $0.16, and have an expiration date of September 22, 2032. The fair value of the warrants was $312,088, which are accounted for as issuance costs and as a reduction of Preferred Series C-1 on the balance sheet.

During the year ended December 31, 2022, 93,897 shares of Preferred Series C-1 shares were issued due to the exercise of Preferred Series C-1 warrants. The gross proceeds were $10,329.

Each share of preferred stock is convertible into one share of common stock at any time, at the holder’s option, subject to adjustments for stock dividends, splits, combinations, certain issuances at prices below the issue price of preferred stock, and certain other events. Holders of preferred stock are entitled to cast the number of votes equal to the number of shares of common stock into which shares are convertible. The holders of Series A Preferred Shares, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of common stock, exclusively and as a separate class, are entitled to elect one director of the Company who must be the then-sitting Chief Executive Officer of the Company and one director shall be selected and nominated by the then-sitting directors of the Company.

In the event of any distributions in cash or other property prior to a Deemed Liquidation Event as defined in the Restated Certificate, 70% of the distributions shall be paid ratably to the holders of Series B Preferred Stock, before any payment made to the holders of Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series A Preferred Stock and common stock.

In the event of the liquidation or dissolution of the Company, the holders of Series C-1 Preferred Stock and Series C-2 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to the Company’s stockholders before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock and common stock at the Original Issue Price per share plus any accrued but unpaid cumulative dividends, as applicable. Additional proceeds shall then be distributed to holders of Series B Preferred Stock at the Original Issue Price per share and then to the holders of Series A Preferred Stock at the Original Issue Price per share plus the accrued but unpaid cumulative dividends before any payment shall be made to the holders of common stock. Any additional proceeds thereafter shall be distributed on a pro-rata basis to holders of preferred and common stock.

Issuances and Repurchase of Common Stock

In September of 2021, the Company entered into an agreement with two angel investors associated with pre-IPO private fund raising, IPO preparation and successful IPO in exchange for common shares of the Company in the amount of 15,970,178 shares and 15,970,177 shares respectively. The proceeds for the issuance of these shares was $3,194. The agreement with each contained certain time-based events or milestones that if not met would allow the company to repurchase some or all of the shares described above. During year ended December 31, 2022, per the terms of the agreement, the Company repurchased 22,940,355 shares for $2,294. Upon repurchase, these shares were retired by the Company.

During the year ended December 31, 2022, the Company issued 203,666 shares with a fair value of $26,477 in exchange for services.

2009 Stock Incentive Plan

The Company has authorized the issuance of 45,072,120 shares under its 2009 Stock Incentive Plan (the “Plan”). Under the Plan, the Board may grant incentive and nonqualified stock options to purchase shares of the Company’s common stock to employees and other recipients as determined by the Board. The exercise price per share for an option granted to employees owning stock representing more than 10% of the Company at the time of the grant cannot be less than 110% of the fair market value. Incentive and nonqualified stock options granted to all persons shall be granted at a price no less than 100% of the fair market value and any price determined by the Board, respectively. Options expire no more than ten years after the date of grant. Incentive stock options to employees owning more than 10% of the Company expire no more than five years after the date of grant. The vesting of stock options is determined by the Board. Generally, the options vest over a four-year period at a rate of 25% one year following the date of grant, with the remaining shares vesting equally on a monthly basis over the subsequent thirty-six months. Stock options are valued based on a hybrid approach combining first a valuation approach (based on initial public offerings transactions and a market approach - option pricing model), and secondly an equity allocation method.

Warrant and Option Valuation

The Company has computed the fair value of warrants and options granted using the Black-Scholes option pricing model. The expected term used for warrants and options issued to non-employees is the contractual life and the expected term used for options issued to employees and directors is the estimated period that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” grants for stock options. The Company is utilizing an expected volatility figure based on a review of the historical volatilities, over a period, equivalent to the expected life of the instrument being valued, of similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued. The Company’s stock price is derived from a 409a valuation.

Warrants Outstanding

The following table presents information related to common stock warrants for the year ended December 31, 2022:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and exercisable, December 31, 2021	1,758,975	$0.46	2.38
Warrants issued	3,771,592	0.01	—
Warrants exercised	(340,242)	0.11	—
Warrants expired/cancelled	—	—	—

Outstanding and exercisable, December 31, 2022	5,190,325	$0.13	3.32

During the year ended December 31, 2022, the Company offered all holders of warrants an opportunity to exercise at $0.11 per share regardless of the contractual exercise price set forth in each warrant. In connection with this one-time special warrant exercise offer program, 340,243 shares of common stock were issued in exchange for $37,426. In connection with the issuance of the January 2022 Convertible Notes, the Company issued 3,771,592 warrants at an exercise price of $0.01 and a 5 year term with immediate vesting.

The following table presents information related to Series B preferred stock warrants for the year ended December 31, 2022:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and exercisable, December 31, 2021	1,704,789	$0.22	5.07
Warrants issued	—	—	—
Warrants exercised	(883,536)	0.11	—
Warrants expired/cancelled	—	—	—

Outstanding and exercisable, December 31, 2022	821,253	$0.22	4.16

During the year ended December 31, 2022, the Company offered all holders of warrants an opportunity to exercise at $0.11 per share regardless of the contractual exercise price set forth in each warrant. In connection with this one-time special warrant exercise offer program, 883,536 shares of Series B preferred stock were issued in exchange for $97,189.

The following table presents information related to Series C-1 preferred stock warrants for the year ended December 31, 2022:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and exercisable, December 31, 2021	—	$—	—
Warrants issued	3,030,830	0.16	—
Warrants exercised	(93,897)	0.11	—
Warrants expired/cancelled	—	—	—

Outstanding and exercisable, December 31, 2022	2,936,933	$0.16	9.73

During the year ended December 31, 2022, the Company offered all holders of warrants an opportunity to exercise at $0.11 per share regardless of the contractual exercise price set forth in each warrant. In connection with this one-time special warrant exercise offer program, 93,897 shares of Series C-1 preferred stock were issued in exchange for $10,329.

Option Activity and Summary

A summary of the option activity during the year ended December 31, 2022 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Aggregate Intrinsic Value
Outstanding, December 31, 2021	34,990,469	$0.13	8.92	$106,429
Granted	4,350,000	0.15
Exercised	(9,075)	0.14
Expired/Cancelled	(3,010,414)	0.13

Outstanding, December 31, 2022	36,320,980	$0.13	8.07	$1,083,492

Vested/Exercisable, December 31, 2022	14,578,490	$0.12	6.85	$527,441

The weighted average fair value of the options granted during the years ended December 31, 2022 and 2021 was $0.10 and $0.09 per share, respectively, based on a Black Scholes option pricing model using the following assumptions:

	2022	2021
Range of expected volatility	76.3% - 82.4%	82.4%
Expected term of option	6 years	6 years
Range of risk-free interest rate	1.82% - 3.04%	0.74% - 1.38%
Dividend yield	—	—

During the year ended December 31, 2022 and 2001, the Company recorded stock-based compensation expense for options in the amount of $609,891 and $246,799, respectively. As of December 31, 2022, there was approximately $2 million of total unrecognized compensation expense related to unvested stock options, which will be recognized over the weighted-average remaining vesting period of 2.35 years.

NOTE 12 — INCOME TAXES

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes. The Company’s tax jurisdictions are Florida and Pennsylvania.

The components of the Company’s tax rate for the years ended December 31, 2022 and 2021 consisted of the following:

	2022	2021
U.S. federal statutory rate	21.0%	21.0%
Effects of:
State taxes, net of federal benefit	7.9%	7.9%
Stock based compensation	(0.4%)	(1.1%)
Gain on loan forgiveness	(2.5%)	1.4%
Net operating loss true-up	2.6%
R&D expenses, net	0.0%	(0.6%)
R & D Credit	0.2%	2.2%
R & D True Up	(6.6%)	(1.9%)
Other permanent differences	(0.2%)	0.0%
Stock Compensation True up	0.0%	4.9%
Valuation allowance	(22.0%)	(33.8%)

Effective rate	(0.0%)	(0.0%)

Significant components of the Company’s deferred tax assets as of December 31, 2022 and 2021 are summarized below:

	2022	2021
Deferred income tax assets:
Net operating losses	$7,642,000	$5,585,000
Accrued interest	747,000	543,000
Federal research and development tax credits	113,000	568,000
Amortization of research expense	585,000	—
Right of use asset	29,000	—
Non-qualified deferred compensation	263,000	132,000
Accrued compensation	271,000	142,000
Change in fair value of derivative liabilities	275,000	632,000

Total deferred tax asset	9,925,000	7,602,000

Valuation allowance	(9,925,000)	(7,602,000)

Net deferred income tax assets	$—	$—

As of December 31, 2022, the Company had approximately $25.7 million of federal and $29.9 million state net operating loss carry forwards. Federal and state net operating loss carryforwards were approximately $5.4 and $6.3 million, respectively for the year ended December 31, 2022. The Company’s net operating loss carry forwards consist of approximately $7.0 million of pre 2018 net operating loss carryforwards, which expire after twenty years and begin to expire starting in 2028. The Company had approximately $18.9 million of post 2017 net operating losses that carry forward indefinitely. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. In addition, the Company has approximately $13,000 of federal research and development credit carryovers, which expire after twenty years and begin to expire starting in 2042. The amount of the credits is approximately $113,000 for tax year 2022. Future realization of the credit carry forwards is subject to certain limitations under Section 383 of the Internal Revenue Code. The Company has not undertaken any formal research and development credit study to calculate its credits.

The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, we have not reflected any benefit of such deferred tax assets in the accompanying financial statements. Our net deferred tax asset and valuation allowance increased by approximately $2,323,000 and $1,481,000 for the years ended December 31, 2022 and 2021, respectively.

The Company is subject to U.S. federal income tax examinations by tax authorities for all tax years since inception due to unexpired net operating loss carryforwards originating in and after that year. The Company may be subject to income tax examinations for the various state taxing authorities which vary by jurisdiction.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

NOTE 13 — RELATED PARTIES

A member of the Board of Directors holds investments in the Company through various venture capital firms. Certain family members of the CEO invested in Series B Preferred Shares, Series C-1 Preferred Shares and Convertible Notes. The Convertible Notes converted into Series C-2 Preferred Stock on September 23, 2022.

The following table summarizes the related party transactions / balances in the Company at December 31, 2022:

	December 31, 2022
	Interest Expense	Dollars	Shares
Series A Preferred Stock
Board Member		$877,054	4,222,223
Dividends Earned To Date		678,694	—

		$1,555,748	4,222,223

Series B Preferred Stock
Board Member		$887,049	5,094,537
Immediate Family 1		103,244	780,967

		$990,293	5,875,504

Series C-1 Preferred Stock
Immediate Family 1		$50,000	234,742
Dividends Earned To Date		10	—

		$50,010	234,742

Series C-2 Preferred Stock
Board Member		$1,049,381	6,129,561
Immediate Family 1		64,981	379,560
Immediate Family 2		64,279	375,464

		$1,178,641	6,884,585

Series C-2 Dividends Earned
Board Member		$19,924
Immediate Family 1		1,234
Immediate Family 2		1,220

		$22,378
Series 1 Convertible Notes
Board Member	$46,641
Immediate Family 1	2,915
Immediate Family 2	2,915

	$52,471

During the year ended December 31, 2022, Immediately Family Member 1 purchased 234,742 shares of Preferred Series C-1 for $50,000. In connection with this he received 117,371 Preferred Series C-1 warrants with a fair value of $13,099.

During the year ended December 31, 2022, the above related parties converted principal and accrued interest of $900,000 and $278,641, respectively, into 5,257,009 and 1,627,576 shares of Preferred Series C-2, respectively. The fair value of the shares issued for the principal and interest was $1,119,743 and $346,674, respectively.

In 2020, the Company granted 148,854 options to Immediate Family Member 2 for a fair value of $12,925 for consulting services. The expense was $3,229 for each of the years ended December 31, 2022 and 2021.

The following table summarizes the related party transactions / balances in the Company at December 31, 2021:

	December 31, 2021
	Accrued Interest	Interest Expense	Dollars	Shares
Series A Preferred Stock
Board Member			$877,054	4,222,223
Dividends Earned To Date			613,583	—

			$1,490,637	4,222,223

Series B Preferred Stock
Board Member			$857,089	4,822,181
Immediate Family 1			103,244	780,967

			$960,333	5,603,148

Series 1 Convertible Notes
Board Member	$202,740	$64,000	$800,000
Immediate Family 1	12,066	4,000	50,000
Immediate Family 2	11,364	4,000	50,000

	$226,170	$72,000	$900,000

NOTE 14 — SUBSEQUENT EVENTS

Business Combination Agreement

On January 4, 2023, Alpha Healthcare Acquisition Corp. III, a Delaware corporation (“Alpha”), entered into a business combination agreement (the “Business Combination Agreement”) by and among Alpha, Candy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Alpha (the “Business Combination”). Upon the closing of the Business Combination, it is anticipated that Alpha will change its name to “Carmell Therapeutics Corporation.” The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Alpha.

Under the Business Combination Agreement, Alpha will acquire all of the outstanding equity interests of the Company in exchange for shares of Class A common stock of Alpha, par value $0.0001 per share (the “Class A Common Stock”), based on the Company’s implied equity value of $150,000,000, to be paid to the Company’s stockholders at the effective time of the Business Combination.

Pursuant to the Business Combination Agreement, at or prior to the effective time of the Business Combination, each option and warrant exercisable for the Company’s equity that is outstanding immediately prior to the effective time of the Business Combination shall be assumed by Alpha and continue in full force and effect on the same terms and conditions as are currently applicable to such options and warrants, subject to adjustments to exercise price and number of shares of Class A Common Stock issued upon exercise.

2023 Promissory Notes

During 2023, the Company has received $250,000 from three zero coupon Promissory Notes. The Notes have a 12-month maturity date with a balloon payment and provide for the issuance of 78,431 common stock warrants at an exercise price of $0.88. The Company has entered into a definitive agreement to merge with Alpha Healthcare Acquisition Corp. III (“ALPA”), a Delaware corporation, and expects to close the merger in summer 2023 subject to shareholder approval (the post-merger entity “New Carmell”). On the Maturity Date, the Company will pay to note holder the principal in cash or, at the option of the Company, in shares of common stock of New Carmell, par value $0.001 per share (the “New Carmell Common Stock”); provided that, the Company may elect to repay the principal in shares of New Carmell Common Stock only if, in the reasonable judgment of the board of directors of the Company, at the time of such election, New Carmell Common Stock is listed on a stock exchange or is otherwise freely tradeable.

Issuance of Stock Options

During 2023 the Company issued 950,000 stock options at an exercise price of $0.16.

ANNEX A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ALPHA HEALTHCARE ACQUISITION CORP. III,

CANDY MERGER SUB, INC.

AND

CARMELL THERAPEUTICS CORPORATION

DATED AS OF JANUARY 4, 2023

ANNEXES AND EXHIBITS
Exhibit A	FIRPTA Certificate

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of January 4, 2023, is made by and among Alpha Healthcare Acquisition Corp. III, a Delaware corporation (“ALPA”), Candy Merger Sub, Inc., a Delaware corporation (“Candy Merger Sub”), and Carmell Therapeutics Corporation, a Delaware corporation (the “Company”). ALPA, Candy Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) ALPA is a blank check company incorporated as a Delaware corporation on January 21, 2021 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) Candy Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of ALPA that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of ALPA, ALPA is required to provide an opportunity for its stockholders to have their outstanding shares of Class A Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the ALPA Stockholder Approval;

WHEREAS, as of the date of this Agreement, ALPA’s initial stockholders, including ALPA Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), collectively own 4,312,500 shares of Class B Common Stock;

WHEREAS, on the Closing Date, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Candy Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the merger and, after giving effect to such merger, shall be a wholly-owned Subsidiary of ALPA, and each share of Company Common Stock will be converted into the right to receive the Merger Consideration, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the Closing, ALPA, certain stockholders of ALPA (including the Sponsor) and certain stockholders of the Company shall enter into an investor rights agreement, in a form to be agreed to by the Company and ALPA prior to the Closing (the “Investor Rights Agreement”), pursuant to which, among other things, the Sponsor and each stockholder of the Company will (a) agree not to effect any sale or distribution of any shares of Class A Common Stock held by any of them during the lock-up period described therein and (b) be granted certain registration rights with respect to their respective shares of Class A Common Stock, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and are advisable to, the Company and the Company Stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger) and (c) resolved to recommend that the Company Stockholders adopt and approve this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of ALPA (the “ALPA Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which an ALPA Party is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and advisable to, ALPA and its stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which an ALPA Party is or will be party and the transactions contemplated hereby and thereby (including the Merger) and (c) resolved to recommend that its stockholders adopt this Agreement and the Ancillary Documents to which an ALPA Party is or will be party;

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WHEREAS, the board of directors of Candy Merger Sub has unanimously (a) determined that this Agreement, the Ancillary Documents to which Candy Merger Sub is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and advisable to, Candy Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement, the Ancillary Documents to which Candy Merger Sub is or will be party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended that its sole stockholder adopt and approve this Agreement, the Ancillary Documents to which Candy Merger Sub is or will be party and the transactions contemplated hereby and thereby (including the Merger); and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code (clause (b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“ALPA Acquisition Proposal” means any transaction or series of related transactions under which ALPA or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases at least a majority of the voting securities of such Person or all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an ALPA Acquisition Proposal.

“ALPA Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of ALPA Healthcare Acquisition Corp. III, effective as of March 22, 2021.

“ALPA Common Stock” means Class A Common Stock and Class B Common Stock.

“ALPA Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by ALPA on the date of this Agreement.

“ALPA Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document, an ALPA Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary

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Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any ALPA Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any ALPA Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, ALPA Expenses shall not include (a) any Company Expenses or (b) the cost of the ALPA D&O Tail Policy.

“ALPA Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization).

“ALPA IRA Stockholders” means the stockholders of ALPA listed on Section 1.1 of the ALPA Disclosure Schedules.

“ALPA Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the ALPA Parties as of such time. Notwithstanding the foregoing or anything to the contrary herein, ALPA Liabilities shall not include (a) any ALPA Expenses, (b) any Liabilities of the ALPA Parties that have been paid or otherwise satisfied or (c) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

“ALPA Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or condition (financial or otherwise) of the ALPA Parties, taken as a whole, or (b) the ability of ALPA or Candy Merger Sub to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether an ALPA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse Effect arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which any ALPA Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any ALPA Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any ALPA Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether an ALPA Material Adverse Effect has occurred or is reasonably likely to occur to the extent, and solely to the extent, such Effect has a disproportionate adverse effect on the ALPA Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the ALPA Parties operate.

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“ALPA Parties” means, collectively, ALPA and Candy Merger Sub.

“ALPA Share Value” means $10.00.

“ALPA Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of ALPA Common Stock entitled to vote thereon, whether in person or by proxy at the ALPA Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of ALPA and applicable Law.

“ALPA Stockholder Redemption” means the right of the holders of Class A Common Stock to redeem all or a portion of their Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the ALPA Certificate of Incorporation.

“ALPA Warrants” means each warrant to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Ancillary Documents” means the Investor Rights Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering, each as applicable.

“Business” means the stimulation of tissue repair or regrowth after severe injury, disease or aging (of bone, skin, hair and collagen) through the use of plasma-based bioactive materials, in each case, as conducted by the Company as of the date of this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Change of Control Payment” means (a) any success, change of control, retention, severance, transaction bonus or other similar payment to any Person that is payable due to the consummation of the transactions contemplated by this Agreement or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document), plus the employer portion of any employment, payroll or Tax withholdings or similar Taxes thereon.

“Class A Common Stock” means Class A common stock, $0.0001 par value, of ALPA.

“Class B Common Stock” means Class B common stock, $0.0001 par value, of ALPA.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or (ii) all or a material portion of assets or businesses of the Company (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any material equity or similar investment in the Company. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

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“Company Business Intellectual Property” means collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Certificate of Incorporation” means the Fourth Amended and Restated Certificate of the Company, effective as of September 23, 2022.

“Company Common Stock” means common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to ALPA by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each outstanding Company Option, and each other award to any current or former director, manager, officer, employee, Contingent Worker or other service provider of the Company of rights of any kind to receive any Equity Securities of the Company under any Company Equity Plan or otherwise.

“Company Equity Plan” means the Company’s Amended and Restated 2009 Stock Incentive Plan.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to an ALPA Party pursuant to the terms of this Agreement or any Ancillary Document, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any ALPA Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Section 3.2(a), Section 3.2(b) and Section 3.2(d) (Capitalization), Section 3.3 (Authority) and Section 3.16(a) (Brokers).

“Company Investors’ Rights Agreement” means that certain Third Amended and Restated Investors’ Rights Agreement, dated as September 13, 2022, by and among the Company and the investors party thereto.

“Company IRA Stockholders” means the parties listed on Section 1.1 of the Company Disclosure Schedule.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by or licensed to any Person (other than the Company) that are licensed or sublicensed to the Company other than (a) licenses to Off-the-Shelf Software, (b) licenses to Public Software, (c) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of the Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Company’s form therefor that has been provided to ALPA and (d) licenses or other rights to Intellectual Property Rights that otherwise are commercially available and licensed to the Company on a nonexclusive basis under the Person’s standard licensing terms.

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“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or condition (financial, regulatory, clinical or otherwise) of the Company, or (b) the ability of the Company to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse Effect arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent, and solely to the extent, such Effect has a disproportionate adverse effect on the Company relative to other participants operating in the industries or markets in which the Company operates.

“Company Option” means, as of any determination time, each option to purchase Company Common Stock that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Company.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.

“Company Product” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by the Company, including all Registered Intellectual Property filed by or filed in the name of the Company as of January 1, 2008.

“Company Series A Preferred Stock” means preferred stock, par value $0.001 per share, of the Company designated as “Series A Convertible Preferred Stock” pursuant to the Company Certificate of Incorporation.

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“Company Series B Preferred Stock” means preferred stock, par value $0.001 per share, of the Company designated as “Series B Convertible Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means preferred stock, par value $0.001 per share, of the Company designated as (i) “Series C-1 Convertible Preferred Stock” and (ii) “Series C-2 Convertible Preferred Stock,” in each case, pursuant to the Company Certificate of Incorporation.

“Company Shares” means, collectively, the Company Preferred Stock and the Company Common Stock.

“Company Stockholders” means, collectively, the holders of Company Common Stock and the Company Preferred Stock as of any determination time prior to the Effective Time.

“Company Voting Agreement” means that certain Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement, dated as of September 13, 2022, by and among the Company and the investors and stockholders party thereto.

“Company Warrant” means those certain warrants to purchase Company Shares.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of October 26, 2022, between the Company and ALPA.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contingent Worker” means any individual independent contractor, consultant, contractor, temporary employee, or leased employee currently being used by the Company and classified by the Company as other than an employee, or compensated other than through Form W-2 wages paid by the Company through the Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Effect” means any event, change, effect, occurrence, circumstance or development.

“Employee Benefit Plan” means each (A) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (B) each material stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation plan and each other employee benefit plan, program, policy, agreement and arrangement not described in (A) above, and (C) each material plan or arrangement providing compensation to employee and non-employee directors, in each case that the Company maintains, sponsors or contributes to or has any obligation to contribute to, or under or with respect to which the Company has or may have any material Liability (including as an ERISA Affiliate).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

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“Equity Securities” means any share, share capital, capital stock, partnership, membership, unit, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $150,000,000.

“Equity Value Per Share” means, with respect to (i) each share of Company Preferred Stock, such portion of the Equity Value it would receive pursuant to the Company Certificate of Incorporation in accordance with the Series C-1 Liquidation Amount, the Series C-2 Liquidation Amount, the Series B Liquidation Amount or the Series A Liquidation Amount, as applicable, of the Company and (ii) each share of Company Common Stock, such portion of the Equity Value it would receive pursuant to the Company Certificate of Incorporation in accordance with its pro rata portion of the remaining Equity Value available for distribution to Company Stockholders following the distribution set forth in clause (i) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means (a) the Equity Value Per Share of each respective share of Company Shares, divided by (b) the ALPA Share Value.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Fraud” with respect to any Party, means a Willful Breach by such Party of the representations and warranties set forth in Article 3 or Article 4, as applicable, or any certificate delivered hereunder, with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means the then current standards for clinical trials (including all applicable requirements relating to the protection of human subjects), as set forth in the FDCA (as defined below), and applicable regulations promulgated thereunder, as amended from time to time, and such applicable standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Government Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, in which the Company Products are sold or intended to be sold.

“Good Laboratory Practices” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by Governmental Entities in any other countries in which the Company Products are sold or intended to be sold.

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“Good Manufacturing Practices” mean the then current standards for the manufacture, processing, packaging, transportation, handling and holding of drug and biological products and medical devices, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600, 610, 820 and 1271, and such applicable standards of good manufacturing practices as are required by Governmental Entities in any other countries in which the Company Products are sold or intended to be sold.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or other organizational documents of such Person. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Healthcare Laws” means any applicable Laws, regulations and requirements having the force of law relating to drugs, biological products or medical devices, good manufacturing practices (to the extent applicable), interactions with health care professionals, fraud and abuse matters, related to laboratory testing, genetic testing, genomic sequencing, biospecimen collection or testing, non-clinical testing, complaint handling, adverse event reporting, biohazards, and pharmacies. Healthcare Laws includes, but is not limited to: (a) the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”); (b) the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the FDA promulgated thereunder; (c) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (d) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (e) the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn); (f) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); (g) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); (h) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); (i) the exclusion Laws (42 U.S.C. § 1320a-7); (j) any other applicable federal, state, local or non-U.S. Laws, including but not limited to EU Directive 93/42/EEC on medical devices (including national implementing legislation in the European Union) and Regulation (EU) 2017/745 on medical devices, and regulations and requirements having the force of law related to the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging of the Company’s products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, licensure, accreditation or any other material aspect of providing health care products or services; (k) HIPAA; and (l) all applicable Laws, regulations and requirements governing the licensure, accreditation, certification and operation of the Company’s business, including related regulations and guidance.

“HIPAA” means collectively: (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other

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implementing regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services, in each case, as the same may be amended, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and rights in works of authorship, design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) rights in databases and compilations, including rights in data and collections of data, whether machine readable or otherwise; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts and liabilities, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract.

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“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, covenant not to sue granted to a third party, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Merger Consideration” means with respect to each outstanding share of Company Shares, a number of shares of Class A Common Stock equal to the Exchange Ratio.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Entity to assess and certify the conformity of a medical device with the requirements of applicable legislation on medical devices in the European Union and United Kingdom, each as may be amended from time to time, and applicable harmonized standards.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means (i) any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, directive, pronouncement, guideline or recommendation of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commissions or the World Health Organization in connection with or in respect to COVID-19 or any other pandemic, epidemic, public health emergency or virus or disease outbreak and (ii) any acts or omissions by the Company that have been or may be taken in a commercially reasonable manner as a reasonable good faith response to COVID-19, or to the extent necessary to avoid, mitigate or remediate a material adverse effect on the Company or the Business as may result from COVID-19.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet delinquent as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property for the operation of the Business, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real

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property and which are not violated by the use or occupancy of such real property for the operation of the Business and do not prohibit or materially interfere with the Company’s use or occupancy of such real property for the operation of the Business, (e) in the case of the Leased Real Property, any Lien granted by any lessor, developer or third-party on any fee interest underlying the Leased Real Property, (f) the Real Property Leases, (g) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (h) grants by the Company of Intellectual Property Rights in the ordinary course of business consistent with past practice and rights of licensors of, or limitations on the exploitation of, Intellectual Property Rights licensed to the Company contained in the relevant license agreement and (i) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person or device.

“Pre-Closing ALPA Stockholders” means the holders of ALPA Common Stock at any time prior to the Effective Time.

“Privacy Laws” means all Laws that govern the Processing of Personal Data or governing privacy, data protection, data security, data or security breach notification, including, to the extent applicable, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Health Insurance Portability and Accountability Act of 1996 and state Laws concerning the privacy or security of health information, the CAN-SPAM Act, the Telephone Consumer Protection Act (“TCPA”) and other Laws regulating the use of Personal Data for marketing purposes, the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the Processing of Personal Data and on the free movement of such data (General Data Protection Regulation or “GDPR”), EU Directive 2002/58/EC, and any Laws implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time).

“Proceeding” means any lawsuit, litigation, action, audit, complaint, proceeding, suit, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which the Company leases or sub-leases any real property.

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of the ALPA Certificate of Incorporation.

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“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of ALPA.

“Regulatory Permits” means all Permits granted by FDA or any other Governmental Entity or Notified Body to the Company, including investigational new drug applications, Biologics License Applications, manufacturing approvals and authorizations, CE-mark certificates of conformity, clinical trial authorizations and ethical reviews, facility licenses, or their state, national or foreign equivalents.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, and legal, financial, internal and independent accounting and other advisors and representatives.

“Required Transaction Proposals” has the meaning set forth in Section 5.8.

“Required Governing Document Proposals” means the approval of the Amended and Restated Certificate of Incorporation and Bylaws of ALPA in the form mutually agreed upon by ALPA and the Company.

“Sanctions and Export Control Laws” means any applicable Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the ALPA Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing and, to the extent embodied in any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (c) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or

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more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, or claims for refund, together with any schedules thereto or amendments thereof, relating to Taxes filed or required to be filed with any Governmental Entity.

“Transaction Share Consideration” means an aggregate number of shares of Class A Common Stock equal to (a) the Equity Value, divided by (b) the ALPA Share Value.

“Underwriters” means BofA Securities, Inc. and PJT Partners LP.

“Unpaid ALPA Expenses” means the ALPA Expenses that are unpaid as of the relevant determination date.

“Unpaid Company Expenses” means the Company Expenses that are as of the relevant determination date.

“Unvested Company Equity Awards” means the Unvested Company Options.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Equity Awards” means the Vested Company Options.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Effective Time or otherwise).

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of July 26, 2021, by and between ALPA and the Trustee.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

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Section 1.2    Certain Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional ALPA SEC Reports	Section 4.7
Agreement	Introduction
Allocation Schedule	Section 2.3
ALPA	Introduction
ALPA Board	Recitals
ALPA D&O Persons	Section 5.14(a)
ALPA Designee	Section 5.16(b)
ALPA Financial Statements	Section 4.13(d)
ALPA Related Party	Section 4.9
ALPA Related Party Transactions	Section 4.9
ALPA SEC Reports	Section 4.7
ALPA Stockholders Meeting	Section 5.7
Allocation Schedule	Section 2.3
Business Combination Proposal	Section 5.8
Candy Merger Sub	Recitals
CARES Act	Section 3.16(o)
Certificate of Merger	Section 2.1(a)(ii)
Certificates	Section 2.1(a)(vii)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Filing	Section 5.4(b)
Closing Press Release	Section 5.4(b)
Company	Introduction
Company Board	Recitals
Company D&O Persons	Section 5.15(a)
Company D&O Tail Policy	Section 5.15(c)
Company Financial Statements	Section 3.4
Company Related Party	Section 3.19
Company Related Party Transactions	Section 3.19
Company Stockholder Written Consent	Section 5.13
Company Stockholder Written Consent Deadline	Section 5.13
Creator	Section 3.13(d)
DGCL	Recitals
Dissenting Shares	Section 2.7(a)
Effective Time	Section 2.1(a)(ii)
Enforceability Exceptions	Section 3.3
Exchange Agent	Section 2.5(a)
Exchange Agent Agreement	Section 2.5(a)
Exchange Fund	Section 2.5(c)
Intended Tax Treatment	Recitals
Investor Rights Agreement	Recitals
IPO	Section 8.18
Leased Real Property	Section 3.18(b)
Letter of Transmittal	Section 2.5(b)
Material Contracts	Section 3.7(a)
Material Permits	Section 3.6
Merger	Recitals

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Term	Section
Nasdaq Proposal	Section 5.8
New Equity Incentive Plan	Section 5.7
Officers	Section 5.16(a)
Parties	Introduction
Privacy and Data Security Policies	Section 3.20(a)
Privacy Requirements	Section 3.20(a)
Prospectus	Section 8.18
Proxy Statement/Prospectus	Section 5.7
Public Stockholders	Section 8.18
Registration Statement	Section 5.7
Required Transaction Proposals	Section 5.8
Rollover Option	Section 2.4(a)
Rollover Warrant	Section 2.4(b)
Signing Filing	Section 5.4(b)
Signing Press Release	Section 5.4(b)
Sponsor	Recitals
Surviving Corporation	Section 2.1(a)(i)
Tax Opinion	Section 5.5(a)
Termination Date	Section 7.1(d)
Transaction Litigation	Section 5.19
Trust Account	Section 8.18
Trust Account Released Claims	Section 8.18
Trust Agreement	Section 4.8
Trustee	Section 4.8

ARTICLE 2

THE MERGER

Section 2.1    Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)    Merger.

(i)    On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Candy Merger Sub shall merge with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Candy Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Corporation”).

(ii)    At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and ALPA (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by ALPA and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)    The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Candy Merger Sub shall vest in the Surviving Corporation and all Liabilities, obligations, restrictions, disabilities and duties of each of the Company and Candy Merger Sub shall become the Liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the DGCL.

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(iv)    At the Effective Time, the Governing Documents of Candy Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v)    At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Candy Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.0001, of the Surviving Corporation.

(vii)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Dissenting Shares and the Company Shares cancelled in accordance with clause (viii) immediately below) issued and outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive a number of shares of Class A Common Stock equal to the Merger Consideration. From and after the Effective Time, the holder(s) of certificates (the “Certificates”), if any, evidencing ownership of Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2    Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as ALPA and the Company may agree in writing or electronically by exchange of the closing deliverables by the means provided in Section  8.11.

Section 2.3    Allocation Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to ALPA an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Equity Securities held by each Company Stockholder, the number of shares of Company Common Stock subject to each Company Equity Award held by each holder thereof, as well as whether each such Company Equity Award will be a Vested Company Equity Award or an Unvested Company Equity Award as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (b) the number of shares of Class A Common Stock that will be subject to each Rollover Option and the exercise price of each such Rollover Option at the Effective Time, in each case, determined in accordance with Section 2.4, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (c) the portion of the Transaction Share Consideration allocated to each Company Stockholder pursuant to Section 2.1(a)(vii), as well as reasonably detailed calculations with respect to the component and subcomponents thereof, and (d) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a), (b) and (c) are, and will be as of immediately prior to the Effective Time, (i) true and correct in all respects and (ii) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Voting Agreement and the Company Investors’ Rights

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Agreement and applicable Laws and, in the case of the Company Equity Awards, the Company Equity Plan and any applicable grant or similar agreement with respect to any such Company Equity Award. The Company will review any comments to the Allocation Schedule provided by ALPA or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by ALPA or any of its Representatives to correct inaccuracies. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of shares of Class A Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.1(a)(vii) will be rounded down to the nearest whole share.

Section 2.4    Treatment of Company Equity Awards.

(a)    At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(d)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase shares of Company Common Stock and shall be assumed by ALPA and shall be converted into an option to purchase shares of Class A Common Stock (each, a “Rollover Option”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. From and after the Effective Time, each Rollover Option shall (i) be exercisable for, and represent the right to purchase, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, and (ii) have an exercise price per share of Class A Common Stock (rounded up to the nearest whole cent) subject to such Rollover Option equal to (A) the exercise price per share of Company Common Stock applicable to the corresponding Company Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time (except for terms rendered inoperative by reason of this Agreement or the transactions contemplated by this Agreement, including the Merger). Such conversion shall occur in a manner intended to comply with (x) for any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code and (y) in each case, the requirements of Section 409A of the Code.

(b)    At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(d)), each Company Warrant shall cease to represent the right to purchase shares of Company Common Stock and shall be canceled in exchange for a warrant to purchase shares of Class A Common Stock (each, a “Rollover Warrant”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Rollover Warrant shall (i) be exercisable for, and represent the right to purchase, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to the corresponding Company Warrant immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, and (ii) have an exercise price per share of Class A Common Stock (rounded up to the nearest whole cent) subject to such Rollover Warrant equal to (A) the exercise price per share of Company Common Stock applicable to the corresponding Company Warrant immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Each Rollover Warrant shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Warrant immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the ALPA Board (or the compensation committee of the ALPA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Warrants.

(c)    At the Effective Time, the Company shall take all appropriate and necessary actions to terminate the Company Equity Plan as of the Effective Time and, at the Effective Time, ALPA shall assume the Company Equity Plan, except that the Company Equity Plan (and any option agreement thereunder) shall be amended at the Effective Time to conform with the requirements of Section 2.4(a) and to include additional amendments required to comply with any Law applicable to ALPA.

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(d)    Prior to the Closing, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall use commercially reasonable efforts to take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.4.

Section 2.5    Company Stockholder Deliverables

(a)    At least three (3) Business Days prior to the Closing Date, ALPA shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Shares, each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, for the portion of the Merger Consideration issuable in respect of such Company Share pursuant to Section 2.1(a)(vii), and on the terms and subject to the other conditions set forth in this Agreement.

(b)    At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a letter of transmittal in a customary form to be mutually agreed between the Parties (a “Letter of Transmittal”); provided that any representations and warranties made by a Company Stockholder in a Letter of Transmittal shall be limited to authority, title to the applicable Company Shares and absence of liens on the applicable Company Shares.

(c)    At the Effective Time, ALPA shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of ALPA Common Stock in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)    Each Company Stockholder whose Company Shares have been converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.1(a)(vii) shall be entitled to receive the portion of the Merger Consideration to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Common Stock held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)    If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one (1) Business Day prior to the Closing Date, then ALPA and the Company shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to or on or after the Closing Date, then ALPA and the Company (or the Surviving Corporation) shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f)    If any portion of the Merger Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Shares in book-

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entry form is registered, it shall be a condition to the issuance of the applicable portion of the Merger Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Shares in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Shares in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(g)    No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Dissenting Shares and the Company Shares cancelled in accordance with Section 2.1(a)(viii)) shall solely represent the right to receive a portion of the Merger Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(a)(vii).

(h)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i)    Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to ALPA or as otherwise instructed by ALPA, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Merger Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to ALPA for the issuance of the applicable portion of the Merger Consideration, without any interest thereon. None of ALPA, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Merger Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of ALPA free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6    Withholding. ALPA, the Exchange Agent and any of their Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon becoming aware of any such withholding obligation, ALPA shall use commercially reasonable efforts to give reasonable advance notice of such withholding to the Company (other than where such deduction or withholding is in respect of amounts treated as compensation under the Code or is due to a failure of a Person to provide any applicable Tax form required under the relevant Letter of Transmittal) and shall reasonably cooperate with the Company to eliminate or reduce any such required deduction or withholding.

Section 2.7    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, any of the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL.

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Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise losses his, her or its rights to appraisal of such Company Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Company or (ii) delivery of an “agent’s message” in the case of Company Common Stock held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Company.

(b)    Prior to the Closing, the Company shall give ALPA prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands. The Company shall not, except with the prior written consent of ALPA (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the ALPA Parties as follows:

Section 3.1    Organization and Qualification.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    True and complete copies of the Governing Documents of the Company, the Company Voting Agreement and the Company Investors’ Rights Agreement have been made available to ALPA, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and Company Voting Agreement and the Company Investors’ Rights Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Voting Agreement and the Company Investors’ Rights Agreement.

(c)    The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.1    Capitalization.

(a)    Schedule 3.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of shares of Company Common Stock subject to the Company Equity

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Award on the date of grant, and (F) the number of shares of Company Common Stock subject to the Company Equity Award as of the date of this Agreement and (iv) with respect to any Company Option, whether such Company Option is an Incentive Stock Option. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Company Shares (A) were not issued in violation of the Governing Documents of the Company or the Company Voting Agreement and the Company Investors’ Rights Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (D) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Voting Agreement and the Company Investors’ Rights Agreement). Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules, as of the date of this Agreement, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (x) and (y), that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company Shares (other than the Company Voting Agreement and the Company Investors’ Rights Agreement).

(b)    The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Securities, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(c)    Section 3.2(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(d)    Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company, identifying for each such Change of Control Payment (i) the Person eligible to receive such Change of Control Payment, (ii) the total potential amount of such Change of Control Payment, and (iii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.

(e)    Each Company Equity Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant determined in a manner consistent with Section 409A of the Code.

Section 3.3    Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Company in accordance with

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their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (“Enforceability Exceptions”).

Section 3.4    Financial Statements; Undisclosed Liabilities.

(a)    The Company has made available to ALPA a true and complete copy of the audited consolidated balance sheets of the Company as of December 31, 2021 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows of the Company for each of the years then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date hereof (including Regulation S-X or Regulation S-K, as applicable).

(b)    Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred in the ordinary course of business as of December 31, 2021 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no Liabilities required by GAAP to be reflected or reserved against in the consolidated balance sheet as of December 31, 2021 included in the Company Financial Statements.

(c)    The Company has established and maintains a system of internal accounting controls that is designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets.

(d)    Since January 1, 2019, the Company has not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Company to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

Section 3.5    Consents and Requisite Governmental Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under

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Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)    Except as set forth on Section 3.5(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, as would not be material to the Company.

Section 3.6    Permits. The Company has all Permits that are required to own, lease or operate its properties and assets and to conduct the Business as currently conducted, except where the failure to obtain the same would not result in a Company Material Adverse Effect (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Company, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company.

Section 3.7    Material Contracts.

(a)    Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)    any Contract relating to Indebtedness of the Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

(ii)    any Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii)    any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv)    any Contract for any material joint venture, partnership, collaboration or strategic alliance;

(v)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of ALPA or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, ALPA or any of its Affiliates after the Closing;

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(vi)    any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $1,000,000 annually or (B) $2,500,000 over the life of the agreement;

(vii)     any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company, in each case in excess of $1,000,000;

(viii)    any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case in excess of $1,000,000;

(ix)    any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x)    any Contract with any Person (A) pursuant to which the Company (or ALPA or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, relating to Company Products, or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Business Intellectual Property;

(xi)    any Contract (A) for the employment or engagement of any current director, manager, officer, employee, Contingent Worker or other individual service provider of the Company whose annual base salary (or, in the case of an individual other than an employee, annual base compensation) is in excess of $250,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii)    any Contract (A) executed with any current director, manager, officer, employee, Contingent Worker or other individual service provider of the Company that provides for severance benefits, or (B) entered into by the Company that constitutes a collective bargaining agreement or any other agreement executed between the Company and a union or similar organization;

(xiii)    any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv)    any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes, at any time in the future, any material, non-monetary obligations on the Company (or ALPA or any of its Affiliates after the Closing); and

(xv)    any other Contract the performance of which requires either (A) annual payments by the Company in excess of $1,000,000 or (B) aggregate payments by the Company in excess of $2,500,000 over the life of the agreement and, in each case, that is not terminable by the Company without penalty upon less than thirty (30) days’ prior written notice.

(b)    (i) Each Material Contract is valid and binding on the Company and to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

Section 3.8    Absence of Changes. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly

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contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted the Business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of ALPA if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), (ii), (iii), (iv), (vi), (ix) (solely relating to the Company’s directors and officers), (x), (xii), (xiii) and (xv).

Section 3.9    Litigation. There is no Proceeding pending or, to the Company’s knowledge, threatened against the Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Company. Neither the Company nor any of its material properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by the Company pending against any other Person. This Section 3.9 does not apply to claims arising under Employee Benefit Plans, which are addressed solely in Section  3.11 herein.

Section 3.10    Compliance with Applicable Law. The Company (a) conducts and in the six (6) years prior to the date hereof has conducted the Business in accordance with all Laws and Orders applicable to the Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity and, to the Company’s knowledge, there is no such pending communication that alleges that the Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.11    Employee Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans.

(b)    True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been made available to ALPA: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all material non-routine correspondence to and from any Governmental Entity thereof within the last six (6) years.

(c)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the knowledge of the Company, no event or omission has occurred that would be reasonably likely to cause any such Employee Benefit Plan to lose such qualification.

(d)    Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. To the knowledge of the Company, no litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or threatened in writing with respect to any Employee Benefit Plan. All payments or contributions required to have been made with respect to all Employee Benefit Plans either have been made in all material respects or have been accrued in all material respects in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

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(e)    Neither the Company nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any Liability with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f)    Neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated, other than as required by COBRA.

(g)    Each Employee Benefit Plan (excluding compensatory arrangements) may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law. Except as required by applicable Law, neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(h)    Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i)    Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement would (either alone or in combination with any other event) reasonably be expected to (i) result in, or cause the accelerated vesting payment, funding or delivery of, or materially increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of the Company, (ii) further restrict any rights of the Company to amend or terminate any Employee Benefit Plan (except any limitations imposed by applicable Law), or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code.

(j)    The Company has no obligation to make any tax “gross-up” or similar “make whole” payments to any service provider pursuant to any tax imposed under Section 409A or 4999 of the Code.

(k)    No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 3.12    Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)    The Company has not received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b)    There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against the Company pursuant to Environmental Laws.

(c)    There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Company has made available to ALPA copies of all material environmental, health and safety reports and documents that were prepared for the Company by third parties and are in the Company’s possession relating to the operations, properties or facilities of the Company in the past five (5) years.

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Section 3.13    Intellectual Property.

(a)    Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of: (i) all currently issued or pending Company Registered Intellectual Property, and (ii) any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)    All fees and filings necessary as of the date of this Agreement to maintain any application or registration, issuance or grant of any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars, as applicable. No item of the Company Registered Intellectual Property listed in Section 3.13(a) of the Company Disclosure Schedule is cancelled, abandoned, or lapsed. As of the date of this Agreement, the Company Registered Intellectual Property is not the subject of any pending material Proceedings, including litigation, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c)    The Company exclusively owns all right, title and interest in and to all material Company Business Intellectual Property (except Company Licensed Intellectual Property), free and clear of all Liens (other than Permitted Liens) and without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. For all Patents owned by the Company, each inventor listed on the Patent has assigned his or her rights to the Company. The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Business Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.13(c)(i) of the Company Disclosure Schedules sets forth a list of all current Contracts: (A) pursuant to which the Company has been granted a license, sublicense or other rights to any Company Licensed Intellectual Property as of the date of this Agreement; and (B) pursuant to which the Company has granted another Person a covenant not to sue with respect to any Company Business Intellectual Property. Section 3.13(c)(ii) of the Company Disclosure Schedule sets forth a list of all current Contracts pursuant to which the Company has granted a license, sublicense or other right to any material Company Business Intellectual Property (“Licensed Out IP”). The Company has valid rights under all Contracts for Company Licensed Intellectual Property listed in Section 3.13(c)(i) of the Company Disclosure Schedules to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company as of the date of this Agreement, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company Business Intellectual Property (including the Company Licensed Intellectual Property), to the knowledge of the Company, constitutes all of the Intellectual Property that is material, necessary and sufficient to enable the Company to conduct the Business as currently conducted in all material respects. To the knowledge of the Company, the Company Registered Intellectual Property and any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company are currently in compliance with formal legal requirements of the applicable intellectual property office and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. To the knowledge of the Company, all Company Registered Intellectual Property and any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company are subsisting, and if registered, issued or granted, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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(d)    The Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of the Company. Each Creator has assigned or has agreed to assign to the Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

(e)    The Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, confidential know-how and other confidential information owned by the Company. Without limiting the foregoing, to the knowledge of the Company, the Company has not disclosed any material trade secrets, confidential know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or was otherwise made subject to an appropriate duty of confidence. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any material Company trade secrets, confidential know-how or confidential information of or in the possession the Company, or of any written obligations with respect to such.

(f)    None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Business Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(g)    To the Company’s knowledge, neither the conduct of the Business nor any of the Company Products offered, marketed, licensed, provided, sold, distributed, proposed to be marketed or sold, or otherwise exploited by the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or other exploitation of any Company Product infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(h)    Since December 31, 2019, there is no material Proceeding pending against the Company nor has the Company received any written communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Business Intellectual Property or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of the business of the Company.

(i)    To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating any Company Business Intellectual Property or any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company, in each case in any material respect. Since December 31, 2019, the Company has not made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Business Intellectual Property or any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

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(j)    To the Company’s knowledge, the Company owns or has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise under the control of the Company and used by the Company in connection with the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has not disclosed or delivered to any escrow agent or, to the Company’s knowledge, any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Business Intellectual Property and material to the Business, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is material to the Business and that is owned by the Company to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to confidentiality obligations with respect thereto.

(k)    The Company has not incorporated into any proprietary Software that constitutes a product or service offered by the Company or is otherwise considered Company Business Intellectual Property and that is distributed outside of the Company, or is otherwise used in a manner that would subject the Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any such Company Business Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Business Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Business Intellectual Property or (iv) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Business Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(l)    No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

Section 3.14    Labor Matters.

(a)    Section 3.14(a) of the Company Disclosure Schedules contains a complete and accurate list of all employees of the Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) the entity that employs the individual; (iii) whether classified as exempt or non-exempt for wage and hour purposes; (iv) whether paid on a salary, hourly or commission basis; (v) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a purely commission basis), as applicable; (vi) bonus and commission potential; (vii) for any part-time employee, average scheduled hours per week; (viii) date of hire; (ix) business location; (x) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (xi) any visa or work permit status and the date of expiration, if applicable.

(b)    The Company is and for at least the past three (3) years has been in material compliance with the Fair Labor Standards Act and state, local and foreign wage and hour Laws (as applicable) regarding proper classification of its employees as exempt or non-exempt. With respect to Contingent Workers who are or were engaged by the Company, the Company is and for at least the past three (3) years has been in material

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compliance with applicable Laws regarding proper classification and treatment of services providers as Contingent Workers (as distinguished from Form W-2 employees).

(c)    Except as set forth on Section 3.14(c) of the Company Disclosure Schedules, the Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime. The Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation, as applicable, due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers. The Company is not liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)    Currently and within the three (3) years preceding the date of this Agreement, the Company has not been party to or, to the Company’s knowledge, the subject of any litigation, arbitration, mediation, governmental audit, administrative agency proceeding, private dispute resolution proceeding, or governmental investigation, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company, and the Company has not conducted an internal investigation or authorized a third-party investigation (including those concerning allegations of employment discrimination, retaliation, noncompliance with wage and hour Laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or, to the knowledge of the Company, have been threatened in writing against the Company.

(e)    Since January 1, 2018, the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. During the ninety (90) day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act with respect to the Company. The Company has not incurred any material Liability under the WARN Act nor will it incur any Liability under the WARN Act as a result of the transactions contemplated by this Agreement.

(f)    The Company is not a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since December 31, 2019, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against the Company. To the Company’s knowledge, since December 31, 2019, there have been no labor organizing activities with respect to any employees of the Company.

(g)    Except as set forth in Section 3.14(g) of the Company Disclosure Schedules, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change, reduction in hours, or reduction in salary or wages by the Company has occurred prior to the date of this Agreement or has been announced as of the date of this Agreement as a result of

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COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Company is and has been in material compliance with all applicable employment-related Pandemic Measures of a type described in clause (i) of the definition thereof.

(h)    Except as set forth in Section 3.14(h) of the Company Disclosure Schedules, to the knowledge of the Company, no director, officer, or executive employee has expressed, as of the date of this Agreement, any plans to terminate his or her employment with the Company.

(i)    Except as set forth in Section 3.14(i) of the Company Disclosure Schedules, each employee of the Company is employed at will.

(j)    In the last five (5) years, no allegations of sexual harassment or sexual misconduct have been made to the Company against any officer, executive or management-level employee of the Company and, to the Company’s knowledge, there have not been any such allegations.

(k)    During the three (3) year period preceding the date hereof, the Company has paid and continues to pay each of its employees in a manner that complies in all material respects with applicable federal, state, local, and foreign Laws pertaining to the equal pay of employees.

(l)    Currently and within the three (3) years preceding the date of this Agreement, the Company has complied in all material respects with all applicable Laws concerning affirmative action and prevailing wage obligations.

Section 3.15    Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of material insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to ALPA. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.16    Tax Matters.

(a)    The Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and the Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)    The Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder or other third-party.

(c)    The Company is not currently the subject of a Tax audit or examination, and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case, with respect to material Taxes.

(d)    The Company has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda

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or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company which agreement or ruling would be effective after the Closing Date.

(f)    The Company is not nor has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)    There are no Liens for Taxes on any assets of the Company other than Permitted Liens.

(h)    The Company has not been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)    The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its current Affiliates) or (ii) does not have any material Liability for the Taxes of any Person (other than the Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) or otherwise.

(j)    No written claims have ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)    The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)    The Company is tax resident only in its jurisdiction of formation, and is not managed or controlled outside such jurisdiction for Income Tax purposes.

(m)    The Company does not have a branch, permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(n)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (vi) election under Section 965(h) of the Code.

(o)    The Company has not deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”).

(p)    All related party transactions involving the Company are at arm’s length.

(q)    The Company has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

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Section 3.17    Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.18    Real and Personal Property.

(a)    Owned Real Property. The Company does not own any real property.

(b)    Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to ALPA. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto, subject to Enforceability Exceptions. There is no material breach or default by the Company or, to the Company’s knowledge, any third party under any Real Property Lease.

(c)    Personal Property. The Company has good, valid and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Company reflected in the Company Financial Statements or thereafter acquired by the Company prior to the date hereof, except for assets disposed of in the ordinary course of business.

Section 3.19    Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, equityholder or Affiliate of the Company, or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with or service as a director to (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company or (C) owes any material amount to, or is owed any material amount by, the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20    Data Privacy and Security.

(a)    The Company has at all times since January 1, 2019 complied in all material respects with all applicable Privacy Laws, Privacy and Data Security Policies (as defined below), and contractual commitments concerning the Payment Card Industry Data Security Standards (if any) (collectively, the “Privacy Requirements”). The Company has implemented adequate written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b)    There is no pending, nor has there been since January 1, 2019 any material Proceedings against the Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state

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attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging that any Processing of Personal Data by or on behalf of the Company is in violation of any Privacy Requirements.

(c)    Since January 1, 2019, there has been no material breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of the Company or, to the Company’s knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of the Company, or any material unauthorized intrusions or breaches of security into the Company systems.

(d)    The Company owns or has license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. To the Company’s knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine that causes the software of any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(e)    The Company has taken organizational, physical, administrative and technical measures required by Privacy Requirements consistent with standards prudent in the industry in which the Company operates to protect (i) the integrity, security and operations of the Company’s information technology systems, and (ii) the confidential data owned by the Company or provided by the Company’s customers, and Personal Data against data security incidents or other misuse. The Company has implemented reasonable procedures, satisfying the requirements of applicable Privacy Laws in all material respects, to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

(f)    In connection with each third-party service provider whose services are material to the Company and involve the Processing of Personal Data on behalf of the Company, the Company has in accordance with Privacy Laws, since January 1, 2018, entered into valid data processing agreements with any such third party in accordance with applicable Privacy Laws.

(g)    The consummation of any of the transactions contemplated hereby, will not violate any applicable Privacy Requirements.

(h)    There have not been any Proceedings related to any data security incidents or any violations of any Privacy Requirements that have been asserted in writing against the Company, and, to the Company’s knowledge, the Company has not received any written correspondence relating to, or written notice of any Proceedings with respect to, alleged violations by the Company of, Privacy Requirements.

(i)    The Company has not transferred any Personal Data from the European Union or United Kingdom to a jurisdiction outside the European Economic Area or United Kingdom, other than in accordance with Articles 45 and 46(2) of the GDPR.

Section 3.21    Compliance with International Trade & Anti-Corruption Laws.

(a)    Neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, is or has been, since January 1, 2018, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since January 1, 2019, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

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(b)    Neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company has in the five (5) years prior to the date hereof (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, or (ii) otherwise violated any Anti-Corruption Laws.

Section 3.22    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ALPA Stockholders or at the time of the ALPA Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23    Regulatory Compliance.

(a)    The Company has obtained all required Regulatory Permits and the Company and Company Products are in compliance in all material respects with all Regulatory Permits. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Company is in compliance in all material respects with all Regulatory Permits required by all applicable Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b)    In the six (6) years prior to the date hereof, except as set forth in Section 3.23(b) of the Company Disclosure Schedules, the Company has not nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company has received any written notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Law, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committees (or similar body responsible for oversight of animal research), has initiated, or threatened in writing to initiate, any Proceeding to restrict or suspend nonclinical research on or clinical study of any Company Product, or to recall or request a recall of any Company Product, or to suspend or otherwise restrict the manufacture of any Company Product, or in which the Governmental Entity alleges or asserts a failure to comply, with applicable Healthcare Laws.

(c)    There are no Proceedings pending or, to the Company’s knowledge, threatened, with respect to any alleged violation by the Company or, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, the FDCA or any other applicable Healthcare Law, and neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement orders or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law that applies to the transactions contemplated by this Agreement.

(d)    Except as set forth in Section 3.23(d) of the Company Disclosure Schedules all Company Products are being and have been developed, tested, investigated, manufactured, packaged, imported, exported, labeled and distributed in compliance in all material respects with applicable Healthcare Laws. All manufacture of Company Products, including all clinical supplies used in clinical trials, by or on behalf of the Company has been conducted in compliance with the applicable specifications and requirements of Good Manufacturing Practices and all other applicable Laws. No manufacturing site used for the manufacture of Company Product is subject to a Governmental Entity shutdown or import or export prohibitions or has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from FDA or other Governmental Entity alleging noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Entity, and to the knowledge of the Company, neither FDA or any other Governmental Entity is considering such action.

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(e)    In the six (6) years prior to the date hereof, the Company has not, to the Company’s knowledge, had any Person engaged by the Company for contract research, contract manufacturing, consulting, or other collaboration services with respect to any Company Product, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke a similar policy.

(f)    Except as set forth in Section 3.23(f) of the Company Disclosure Schedules, to the knowledge of the Company, the clinical trials conducted by or on behalf of the Company are being and in the six (6) years prior to the date hereof have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements, Healthcare Laws and Laws of the FDA and any comparable Governmental Entity. In the six (6) years prior to the date hereof, all preclinical studies and clinical trials conducted or being conducted with respect to all Company Products by or at the direction of the Company have been and are being conducted in material compliance with accepted professional scientific standards and all applicable Laws, including (i) all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices and applicable foreign Laws in the jurisdictions where clinical trials were or are being conducted; and (ii) applicable Law governing the privacy of patient medical records and other personal information and data.

(g)    Reserved.

(h)    None of the Company or any of its directors, officers or employees, and, to the Company’s knowledge, none of the Company’s individual independent contractors or other service providers, including clinical trial investigators, coordinators, or monitors, (i) have been in the six (6) years prior to the date hereof or are currently disqualified, excluded or debarred under or, to the Company’s knowledge, currently subject to an investigation or Proceeding that would reasonably be expected to result in disqualification, exclusion or debarment, the assessment of civil monetary penalties for violation of any health care programs of any Governmental Entity under, or (ii) have been in the six (6) years prior to the date hereof convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility under applicable Healthcare Laws, including, (A) debarment under 21 U.S.C. Section 335a or any similar Law (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law; or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Company or any of its current or former directors, officers or employees, and, to the Company’s knowledge, none of the Company’s individual independent contractors or other service providers to the extent acting on behalf of the Company have been in the six (6) years prior to the date hereof subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Company or any of its current or former directors, officers or employees or, to the Company’s knowledge, individual independent contractors or other service providers to the extent acting on behalf of the Company, has been in the six (6) years prior to the date hereof subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to material violations of any Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened. None of the Company or any of its current or former directors, officers or employees or individual independent contractors or other service providers to the extent acting on behalf of the Company, has been a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity. None of the Company or any of its directors, officers or employees, and, to the Company’s knowledge, none of the Company’s individual independent contractors or other service providers to the extent acting on behalf of the Company, have in the six (6) years prior to the date hereof received written notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction.

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(i)    All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any similar foreign Governmental Entity by the Company have been so filed, maintained or furnished, except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(j)    In the three (3) yearsprior to the date hereof, the Company has not nor has any of its officers, directors or employees received written notice from the FDA or the Federal Trade Commission or other Governmental Entity in connection with advertising or promotion of any Company Products, and in respect of the Business, alleging or asserting noncompliance with requirements of any applicable Law.

(k)    The Company and, to the Company’s knowledge, its Representatives acting for or on behalf of the Company, are and in the six (6) years prior to the date hereof have been at all times in compliance with all applicable Healthcare Laws, except as would not have a Company Material Adverse Effect.

Section 3.24    Investigation; No Other Representations.

(a)    The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the ALPA Parties and (ii) it has been furnished with or given access to such documents and information about the ALPA Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)    In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any ALPA Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the ALPA Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY ALPA PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY ALPA PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY OR ON BEHALF OF THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY ALPA PARTY OR ANY OF THEIR REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ALPA PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ALPA PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE ALPA PARTIES

(a) Subject to Section 8.8, except as set forth on the ALPA Disclosure Schedules, or (b) except as set forth in any ALPA SEC Reports filed or furnished with the SEC at least one (1) Business Day prior to the date hereof (excluding (i) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any matters required to be disclosed for purposes of Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization) and Section 4.8 (Trust Account)), each ALPA Party hereby represents and warrants to the Company as follows:

Section 4.1    Organization and Qualification. Each ALPA Party is a corporation, duly organized, incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2    Authority. Each ALPA Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to the ALPA Stockholder Approval), and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the ALPA Stockholder Approval and the approvals and consents to be obtained by Candy Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which an ALPA Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such ALPA Party. This Agreement and each Ancillary Document to which an ALPA Party is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by such ALPA Party and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such ALPA Party (assuming that this Agreement and the Ancillary Documents to which such ALPA Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such ALPA Party in accordance with their terms, subject to Enforceability Exceptions.

Section 4.3    Consents and Requisite Governmental Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an ALPA Party with respect to such ALPA Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate

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the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit Class A Common Stock to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Candy Merger Sub pursuant to Section 5.9, (vi) the ALPA Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an ALPA Material Adverse Effect.

(b)    Neither the execution, delivery or performance by an ALPA Party of this Agreement nor the Ancillary Documents to which an ALPA Party is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of an ALPA Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an ALPA Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such ALPA Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of an ALPA Party, except, in the case of any of clauses (ii) through (iv) above, as would not have an ALPA Material Adverse Effect.

Section 4.4    Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the ALPA Disclosure Schedules (which fees shall be the sole responsibility of the ALPA, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ALPA or any of its Affiliates for which ALPA has any obligation.

Section 4.5    Information Supplied. None of the information supplied or to be supplied by or on behalf of either ALPA Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ALPA Stockholders or at the time of the ALPA Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6    Capitalization.

(a)    The authorized capital stock of ALPA consists of (i) 100,000,000 shares of Class A Common Stock, (ii) 10,000,000 shares of Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of the Agreement, (A) 15,444,103 shares of Class A Common Stock and 3,861,026 shares of Class B Common Stock are issued and outstanding (which includes 15,444,103 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable, (B) no shares of ALPA Common Stock are held in the treasury of ALPA, and (C) 3,863,750 shares of Class A Common Stock and no shares of Class B Common Stock are reserved for future issuance pursuant to ALPA Warrants. As of the date of the Agreement, there are 3,750,000 ALPA Warrants issued and outstanding, of which 113,750 ALPA Warrants are ALPA Private Warrants.

(b)    Except for this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby or as mutually agreed to by the Parties, there are no outstanding (A) equity appreciation, phantom

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equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require ALPA, and, except as expressly contemplated by this Agreement, the Ancillary Documents or as mutually agreed in writing by the Parties, there is no obligation of ALPA, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of ALPA. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of ALPA Equity Securities to which ALPA, Sponsor or, to ALPA’s knowledge, any other Person is a party.

(c)    The Equity Securities of Candy Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which ALPA is a party or bound. All of the outstanding Equity Securities of Candy Merger Sub are owned directly by ALPA free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, ALPA has no Subsidiaries other than Candy Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Candy Merger Sub.

(d)    Section 4.6(d) of the ALPA Disclosure Schedules sets forth a list of all Indebtedness of ALPA as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 4.7    SEC Filings. ALPA has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “ALPA SEC Reports”), and will file or furnish all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional ALPA SEC Reports”). Each of the ALPA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional ALPA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the ALPA SEC Reports or the Additional ALPA SEC Reports (for purposes of the Additional ALPA SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the ALPA SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional ALPA SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the ALPA SEC Reports.

Section 4.8    Trust Account. As of the date of this Agreement, ALPA has an amount in cash in the Trust Account equal to approximately $154,449,120.64. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7

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promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated July 26, 2021, between ALPA and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the ALPA SEC Reports to be inaccurate in any material respect or, to ALPA’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing ALPA Stockholders who shall have elected to redeem their Class A Common Stock pursuant to the Governing Documents of ALPA or (iii) if ALPA fails to complete a business combination within the allotted time period set forth in the Governing Documents of ALPA and liquidates the Trust Account, subject to the terms of the Trust Agreement, ALPA (in limited amounts to permit ALPA to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of ALPA) and then the Pre-Closing ALPA Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of ALPA and the Trust Agreement. ALPA has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of ALPA, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. ALPA has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing ALPA Stockholders who have elected to redeem their Class A Common Stock pursuant to the Governing Documents of ALPA, each in accordance with the terms of and as set forth in the Trust Agreement, ALPA shall have no further obligation under either the Trust Agreement or the Governing Documents of ALPA to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9    Transactions with Affiliates. Section 4.9 of the ALPA Disclosure Schedules sets forth all Contracts between (a) ALPA, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either ALPA or the Sponsor or any family member of the forgoing Persons, on the other hand (each Person identified in this clause (b), an “ALPA Related Party”), other than (i) Contracts with respect to an ALPA Related Party’s employment with, or the provision of services to, ALPA entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.7 or entered into in accordance with Section 5.7. No ALPA Related Party (A) owns any interest in any material asset used in the business of ALPA, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, customer, lessor, lessee or other material business relation of ALPA or (C) owes any material amount to, or is owed any material amount by, ALPA. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “ALPA Related Party Transactions.”

Section 4.10    Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to ALPA’s knowledge, threatened against any ALPA Party that, if adversely decided or resolved, would be material to the ALPA Parties, taken as a whole. None of the ALPA Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any ALPA Party pending against any other Person.

Section 4.11    Compliance with Applicable Law. Each ALPA Party is (and since its incorporation has been) in compliance with all applicable Laws, except as would not be material to the ALPA Parties, taken as a whole.

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Section 4.12    Candy Merger Sub Activities. Candy Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. Candy Merger Sub does not have any Indebtedness.

Section 4.13    Internal Controls; Listing; Financial Statements.

(a)    Except as not required in reliance on exemptions from various reporting requirements by virtue of ALPA’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) ALPA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of ALPA’s financial reporting and the preparation of ALPA’s financial statements for external purposes in accordance with GAAP and (ii) ALPA has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that information relating to ALPA is made known to ALPA’s principal executive officer and principal financial officer by others within ALPA. Such disclosure controls and procedures are effective in timely alerting ALPA’s principal executive officer and principal financial officer to material information required to be included in ALPA’s periodic reports required under the Exchange Act.

(b)    Each director and executive officer of ALPA has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. ALPA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)    Since its initial public offering, ALPA has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Class A Common Stock and ALPA Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of ALPA, threatened against ALPA by Nasdaq or the SEC with respect to any intention by such entity to deregister the Class A Common Stock or ALPA Warrants or prohibit or terminate the listing of Class A Common Stock or ALPA Warrants on Nasdaq. ALPA has not taken any action that is designed to terminate the registration of Class A Common Stock under the Exchange Act.

(d)    (i) The ALPA SEC Reports contain true and complete copies of the financial statements (including all related notes and schedules thereto) of ALPA and (ii) Section 4.13(d) of the ALPA Disclosure Schedules contains a true and complete copy of the audited consolidated balance sheet of ALPA as of December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows of ALPA for the year then ended, together with the auditor’s reports thereon (clauses (i) and (ii) collectively, the “ALPA Financial Statements”). The ALPA Financial Statements (A) fairly present in all material respects the financial position of ALPA as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto), (C) in the case of the audited ALPA Financial Statements, were audited in accordance with the standards of the PCAOB and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)    ALPA has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in

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accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for ALPA’s and its Subsidiaries’ assets. ALPA maintains and, for all periods covered by the ALPA Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of ALPA in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and Liabilities of ALPA.

(f)    There are no outstanding loans or other extensions of credit made by ALPA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ALPA. ALPA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g)    Since its incorporation, neither ALPA (including any employee thereof) nor, to the knowledge of ALPA, ALPA’s independent auditors, has received any written complaint, allegation, assertion or claim that there is, or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of ALPA, (ii) a “material weakness” in the internal controls over financial reporting of ALPA or (iii) fraud, whether or not material, that involves management or other employees of ALPA who have a role in the internal controls over financial reporting of ALPA.

Section 4.14    No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the ALPA Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the ALPA Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the ALPA Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the ALPA SEC Reports in the ordinary course of business, (e) either permitted to be incurred pursuant to Section 5.10 or incurred in accordance with Section 5.10 or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to ALPA, ALPA does not have any Liabilities.

Section 4.15    Employee Matters. ALPA does not have any current or former employees, and does not maintain, sponsor, contribute to, or have any present or future Liability with respect to (other than as a result of the transactions contemplated by this Agreement) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA).

Section 4.16    Tax Matters.

(a)    The ALPA Parties have prepared and filed all material Tax Returns required to have been filed by them, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and the ALPA Parties have paid all material Taxes required to have been paid or deposited by them regardless of whether shown on a Tax Return.

(b)    The ALPA Parties have timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder or other third-party.

(c)    The ALPA Parties are not currently the subject of a Tax audit or examination, and have not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)    The ALPA Parties have not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

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(e)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any ALPA Party which agreement or ruling would be effective after the Closing Date.

(f)    None of the ALPA Parties is and none of the ALPA Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)    There are no Liens for Taxes on any assets of the ALPA Parties other than Permitted Liens.

(h)    None of the ALPA Parties has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)    The ALPA Parties (i) have not been members of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ALPA) or (ii) do not have any material Liability for the Taxes of any Person (other than the ALPA Parties or any of their current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as transferees or successors, by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) or otherwise.

(j)    No written claims have ever been made by any Tax Authority in a jurisdiction where the ALPA Parties do not file Tax Returns that the ALPA Parties are or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)    The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)    Each ALPA Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(m)    No ALPA Party has a branch, permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)    No ALPA Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (vi) election under Section 965(h) of the Code.

(o)    No ALPA Party has deferred any Taxes under Section 2302 of the CARES Act.

(p)    All related party transactions involving the ALPA Parties are at arm’s length.

(q)    None of the ALPA Parties has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

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Section 4.17    Investigation; No Other Representations.

(a)    Each ALPA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and the Business as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)    In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each ALPA Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each ALPA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

(c)    The representations and warranties set forth in Section 3.13 are the sole and exclusive representations and warranties of the Company with respect to Intellectual Property Rights and the representations and warranties set forth in Section 3.13(g), Section 3.13(h) and Section 3.13(i) are the sole and exclusive representations and warranties of the Company with respect to any actual or alleged infringement by the Company or the conduct of the Business of the Intellectual Property Rights of any Person.

Section 4.18    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE ALPA PARTIES NOR ANY OTHER PERSON MAKES, and EACH ALPA PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY ALPA PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY ALPA PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH ALPA PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY ALPA PARTY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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ARTICLE 5

COVENANTS

Section 5.1    Conduct of Business of the Company.

(a)    From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, to reasonably comply with any applicable Pandemic Measures or as expressly consented to in writing by ALPA (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company; provided that in no event shall the Company’s compliance with Section 5.1(b) constitute a breach of this Section 5.1(a).

(b)    Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as expressly consented to in writing by ALPA (such consent, other than in the case of Section 5.1(b)(i) or Section 5.1(b)(xv), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)    declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase any outstanding Equity Securities of the Company, other than as otherwise expressly contemplated by this Agreement;

(ii)    (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Securities in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)    adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents, Company Voting Agreement, and the Company Investors’ Rights Agreement;

(iv)    (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business, or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than Permitted Liens);

(v)    other than (x) grants to current and new employees, officers and directors pursuant to a Company Equity Plan in the ordinary course consistent with past practice or (y) the issuance of Company Common Stock upon exercise of any Company Option, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company (in each case, excluding repurchases in connection with termination of employment pursuant to an existing repurchase right);

(vi)    incur, create or assume any Indebtedness in excess of $1,000,000, individually or in the aggregate;

(vii)    enter into, amend, modify, waive any material benefit or right under or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract);

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(viii)    make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $200,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the ordinary course of business;

(ix)    except as required pursuant to applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of the Company, other than in the ordinary course of business consistent with past practice, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, or employee at the level of senior vice president or above, or to any Contingent Worker with annual fees of $250,000 or above, other than in each case annual and merit-based raises made in the ordinary course of business, as applicable, (C) take any action to accelerate any material payment or benefit payable to any current or former director, manager, officer, employee, or Contingent Worker of the Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above of the Company, or (E) terminate (other than for cause) or furlough the employment of any director, manager, officer, or employee at the level of senior vice president or above, or group of employees of the Company if such group termination would trigger the WARN Act;

(x)    change any material Tax election or material Tax accounting method, make any material Tax election or adopt any material Tax accounting method in a manner inconsistent with past practice, file any material Tax Return in a manner inconsistent with past practices, amend any material Tax Return, enter into any agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, or consent to any extension or waiver of the statutory period of limitation applicable to any claim or assessment in respect of income Taxes, or enter into any Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes);

(xi)    enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or ALPA or any of its Affiliates after the Closing);

(xii)    authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xiii)    change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xv)    make any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules; or

(xvi)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give ALPA, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

Section 5.2    Efforts to Consummate.

(a)    Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things

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reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, ALPA)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents, including the HSR Act filing fee; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. ALPA shall promptly inform the Company of any communication between any ALPA Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform ALPA of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of ALPA and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party, except with ALPA’s and the Company’s prior written consent.

(b)    From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the ALPA Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any ALPA Party) or ALPA (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any ALPA Party, the Company, or, in the case of the Company, ALPA in advance.

(c)    Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3    Confidentiality and Access to Information.

(a)    The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the

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Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)    From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to ALPA and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company or in light of COVID-19 or any Pandemic Measures, jeopardize the health or safety of any employee of the Company (which may require remote and telephonic meetings)). Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided to, ALPA or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any ALPA Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)    From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, ALPA shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the ALPA Parties (in a manner so as to not interfere with the normal business operations of the ALPA Parties or in light of COVID-19 or any Pandemic Measures, jeopardize the health or safety of any employee of the ALPA Parties (which may require remote and telephonic meetings)). Notwithstanding the foregoing, ALPA shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any ALPA Party is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally-binding obligation of any ALPA Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any ALPA Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), ALPA shall use, and shall cause the other ALPA Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an ALPA Party, on the one hand, and the Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that ALPA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(d)    The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4    Public Announcements.

(a)    Subject to Section 5.4(a), Section 5.7, Section 5.8 and Section 5.9, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the

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Closing, the Company and ALPA or, after the Closing, ALPA; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any ALPA Party, or with ALPA, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with ALPA and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the ALPA Parties, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b)    The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and ALPA prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, ALPA shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and ALPA shall consider such comments in good faith. The Company, on the one hand, and ALPA, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ALPA, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), ALPA shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which ALPA shall have the opportunity to review and comment upon prior to filing and the Company shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5    Tax Matters.

(a)    The Parties intend that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless (A) required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code) that is final or (B) the SEC (or its staff) requests or requires a Tax Opinion in connection with the preparation and filing of the Proxy Statement/Prospectus or the Registration Statement and the Company is unable to obtain the Tax Opinion.

(b)    ALPA and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), for purposes of Sections 354, 361 and 368 of the Code. The Parties shall not knowingly take any action that prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

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(c)    If, in connection with the preparation and filing of the Proxy Statement/Prospectus, the Registration Statement or other similar filing, the SEC (or its staff) requests or requires an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger (a “Tax Opinion”), be prepared and submitted, ALPA and the Company shall use commercially reasonable efforts to deliver, and shall use commercially reasonable efforts to cause each of their respective Subsidiaries to deliver, to Goodwin Procter LLP and Troutman Pepper Hamilton Sanders LLP (“Troutman”), respectively, customary Tax representation letters satisfactory to its Tax counsel, dated and executed by an authorized officer as of the date the Proxy Statement/Prospectus, the Registration Statement or other similar filing shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation and filing of the Proxy Statement/Prospectus, the Registration Statement or other similar filing. If requested or required, the Company shall use reasonable best efforts to cause Troutman to furnish a Tax Opinion, subject to customary assumptions and limitations and the timely provision of the customary Tax representation letters described in the prior sentence, to the effect that the Intended Tax Treatment should apply to the Merger and any other transactions contemplated by this Agreement; provided that Troutman shall not be required to render the Tax Opinion if Troutman determines that under applicable Tax Law it is not the case that the Merger should satisfy the Intended Tax Treatment. For the avoidance of doubt, if Troutman is unable to provide the Tax Opinion pursuant to the immediately preceding sentence because it determines that under applicable Tax Law it is not the case that the Merger should satisfy the Intended Tax Treatment, then the Proxy Statement/Prospectus or the Registration Statement shall be revised to state that the Merger is not expected to constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.6    Exclusive Dealing.

(a)    From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b)    The Company shall (i) notify ALPA promptly upon receipt of any Company Acquisition Proposal by the Company, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal, unless the Company is bound by any confidentiality obligation prohibiting the disclosure of such identity), and (ii) keep ALPA fully informed on a current basis of any modifications to such offer or information.

(c)    From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the ALPA Parties shall not, and each of them shall direct their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an ALPA Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, an ALPA Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an ALPA Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any ALPA Party (or any Affiliate or successor of any ALPA Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. ALPA agrees to (A) notify the Company promptly upon obtaining any ALPA

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Acquisition Proposal by any ALPA Party, and to describe the terms and conditions of any such ALPA Acquisition Proposal in reasonable detail (including the identity of any Person making such ALPA Acquisition Proposal) and (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information.

Section 5.7    Preparation of Registration Statement / Proxy Statement. As promptly as practicable following the date of this Agreement, (a) ALPA and the Company shall jointly prepare and ALPA shall file with the SEC, mutually acceptable materials which shall include the proxy statement/prospectus to be filed with the SEC (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the stockholders of ALPA soliciting proxies from such stockholders to obtain the ALPA Stockholders Approval at the meeting of ALPA’s stockholders (the “ALPA Stockholder Meeting”) and (b) ALPA shall prepare and file with the SEC a registration statement on Form S-4 or such other applicable form (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Class A Common Stock issuable in connection with the Merger. Each of ALPA and the Company shall use its reasonable best efforts to (A) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); and (B) promptly notify the other Party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and ALPA shall use its reasonable best efforts to (1) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (2) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. ALPA, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of ALPA to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (1) such Party shall promptly inform, in the case of any ALPA Party, the Company, or, in the case of the Company, ALPA thereof; (2) such Party shall prepare and mutually agree upon with, in the case of ALPA, the Company, or, in the case of the Company, ALPA (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (3) ALPA shall promptly file such mutually agreed upon amendment or supplement with the SEC; and (4) the Parties shall reasonably cooperate, if appropriate, in promptly mailing such amendment or supplement to the Pre-Closing ALPA Stockholders. The Proxy Statement/Prospectus shall include materials for the adoption and approval by the Pre-Closing ALPA Stockholders of a new equity incentive plan (the “New Equity Incentive Plan”), which will provide for awards (in the form of cash as well as incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, performance units and stock appreciation rights) for a number of shares of Class A Common Stock equal to a percentage of the aggregate number of shares of Class A Common Stock issued and outstanding immediately after the Closing as set forth on Section 5.7 of the Company Disclosure Schedules. The Company shall provide a form of the New Equity Incentive Plan within 30 days after the date of this Agreement; ALPA shall have a right to review and approve in advance, such approval not to be unreasonably withheld, conditioned or delayed, such New Equity Incentive Plan; and the Parties shall otherwise cooperate to include such terms and conditions as are customary and appropriate for the New Equity Incentive Plan. ALPA shall take all actions that are necessary for the assumption and conversion of the Company Options pursuant to Section 2.4, including the reservation, issuance and listing of underlying shares of Class A Common Stock as necessary to effect the transactions contemplated by Section 2.4. ALPA shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to such Rollover Options or shares of Class A

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Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Rollover Options remain outstanding and such registration of the shares of Class A Common Stock issuable thereunder continues to be required. ALPA shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Class A Common Stock for offering or sale in any jurisdiction, and ALPA and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8    ALPA Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, ALPA shall (a) duly give notice of and (b) in any case within sixty (60) days of such effectiveness, duly convene and hold a meeting of its stockholders (the “ALPA Stockholders Meeting”) in accordance with the Governing Documents of ALPA, for the purposes of obtaining the ALPA Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect an ALPA Stockholder Redemption. ALPA shall, through its board of directors, recommend to its stockholders, (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and approval of the issuance of the Class A Common Stock in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and approval of the Required Governing Document Proposals; (iv) the adoption of the New Equity Incentive Plan; (v) the election of directors to be nominated in accordance with Section 5.16; (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed by ALPA and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the ALPA Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (viii) together, the “Required Transaction Proposals”); provided that ALPA may postpone or adjourn the ALPA Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the ALPA Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that ALPA has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing ALPA Stockholders prior to the ALPA Stockholders Meeting or (D) if the holders of Class A Common Stock have elected to redeem a number of shares of Class A Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 6.1(e) not being satisfied; provided that, without the consent of the Company, in no event shall ALPA adjourn the ALPA Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The ALPA recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement.

Section 5.9    Candy Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, ALPA, as the sole stockholder of Candy Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Candy Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

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Section 5.10    Conduct of Business of ALPA. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ALPA shall not, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.10 of the ALPA Disclosure Schedules, to reasonably comply with any applicable Pandemic Measures or as expressly consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed if such matter is in furtherance of the transactions contemplated by this Agreement), do any of the following:

(a)    seek an approval from the Pre-Closing ALPA Stockholders, or otherwise adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any ALPA Party or any of their Subsidiaries;

(b)    declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of ALPA or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of ALPA or any of its Subsidiaries, as applicable;

(c)    split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)    incur, create, guarantee or assume (whether directly, contingently or otherwise) any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $1,000,000 in the aggregate;

(e)    make any loans or advances to, or capital contributions in, any other Person, other than to, or in, ALPA or any of its Subsidiaries;

(f)    issue any Equity Securities of ALPA or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the forgoing of ALPA or any of its Subsidiaries;

(g)    enter into, renew, modify or revise any ALPA Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be an ALPA Related Party Transaction), other than the entry into any Contract with an ALPA Related Party with respect to the incurrence of Indebtedness permitted by Section 5.10(d);

(h)    engage in any activities or business, or incur any material ALPA Liabilities, other than any activities, businesses or ALPA Liabilities that are otherwise permitted under this Section 5.10 (including, for the avoidance of doubt, any activities or business contemplated by, or Liabilities incurred in connection with, this Agreement or any Ancillary Document) or consented to by the Company pursuant to this Section 5.10;

(i)    authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving ALPA or its Subsidiaries;

(j)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(k)    change any material Tax election or material Tax accounting method, make any material Tax election or adopt any material Tax accounting method in a manner inconsistent with past practice, file any material Tax Return in a manner inconsistent with past practices, amend any material Tax Return, enter into any

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agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, or consent to any extension or waiver of the statutory period of limitation applicable to any claim or assessment in respect of income Taxes, or enter into any Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes);

(l)    take any action or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Intended Tax Treatment;

(m)    waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Proceeding);

(n)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by ALPA’s independent accountants;

(o)    make or permit to be made any distribution of amounts held in the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement);

(p)    create any new Subsidiary; or

(q)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Section 5.11    Nasdaq Listing. From the date hereof through the Effective Time, ALPA shall ensure ALPA remains listed as a public company on Nasdaq. ALPA shall use its reasonable best efforts to, as promptly as reasonably practicable after the date of this Agreement (as of immediately following the Effective Time), (a) cause the Class A Common Stock issuable in accordance with this Agreement to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time, (b) satisfy any applicable initial and continuing listing requirements of Nasdaq and (c) cause the ticker under which the Class A Common Stock is listed for trading on Nasdaq to be changed to “CTCX” and have the Class A Common Stock listed for trading with such trading ticker.

Section 5.12    Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, ALPA shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of ALPA pursuant to the ALPA Stockholder Redemption, (B) pay the amounts due to the Underwriters of ALPA’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to ALPA in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13    Company Stockholder Approval. As promptly as reasonably practicable (and in any event within five (5) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to ALPA a true and correct copy of a written consent (in form and substance reasonably satisfactory to ALPA) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s

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Governing Documents, the Company Voting Agreement and the Company Investors’ Rights Agreement (the “Company Stockholder Written Consent”). The Company Board shall recommend to the Company Stockholders the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

Section 5.14    ALPA Indemnification; Directors’ and Officers’ Insurance.

(a)    Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of each ALPA Party, as provided in the applicable ALPA Party’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ALPA will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, ALPA shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable ALPA Party’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the ALPA Parties’ Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of any ALPA Party (the “ALPA D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such ALPA D&O Person was a director or officer of any ALPA Party immediately prior to the Effective Time unless such amendment, repeal or other modification is required by applicable Law.

(b)    ALPA shall not have any obligation under this Section 5.14 to any ALPA D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such ALPA D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)    ALPA shall purchase at or prior to Closing and maintain in effect for a period of six (6) years after the Effective Time without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the ALPA Parties as of the date of this Agreement with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “ALPA D&O Tail Policy”). Such “tail” policy or policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under ALPA’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that ALPA shall not pay a premium for such “tail” policy or policies in excess of three hundred percent (300%) of the most recent annual premium paid by ALPA prior to the date of this Agreement and, in such event, ALPA shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by ALPA prior to the date of this Agreement.

(d)    If, following the Closing, ALPA (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ALPA shall assume all of the obligations set forth in this Section 5.14.

(e)    The ALPA D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this

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Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ALPA.

Section 5.15    Company Indemnification; Directors’ and Officers’ Insurance.

(a)    Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability, or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ALPA will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, ALPA shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of the Company (the “Company D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such Company D&O Person was a director or officer of the Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)    None of ALPA or the Company shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)    The Company shall purchase, at or prior to the Closing, and ALPA shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not pay a premium for such “tail” policy or policies in excess of three hundred percent (300%) of the most recent annual premium paid by the Company prior to the date of this Agreement and, in such event, the Company shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Company prior to the date of this Agreement.

(d)    If, following the Closing, ALPA (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ALPA shall assume all of the obligations set forth in this Section 5.15.

(e)    The Company D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of

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this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ALPA.

Section 5.16    Post-Closing Directors and Officers.

(a)    Following the date of this Agreement and prior to the mailing of the Registration Statement / Proxy Statement to the ALPA Stockholders, the Company shall, subject to applicable listing rules of Nasdaq and applicable Law, designate in writing to ALPA up to seven (7) Persons that will serve on the ALPA Board as of immediately after the Effective Time, of which one (1) shall be the Person set forth on Section 5.16(a) of the Company Disclosure Schedules, including the allocation of the Company’s designated directors among ALPA’s three classes of directors and the members of the compensation committee, audit committee and nominating committee of the ALPA Board as of immediately after the Effective Time. ALPA shall take all such action within its power as may be necessary or appropriate to give effect to the Company’s designations as of immediately after the Effective Time and for the officers of ALPA (the “Officers”) as of immediately after the Effective Time to be the individuals determined in accordance with Section 5.16(c). For the avoidance of doubt, as of immediately after the Effective Time, the ALPA Board shall consist of the Persons designated by the Company pursuant to this Section 5.16(a) plus two (2) directors, for a total of up to nine (9) directors.

(b)    Notwithstanding the Company’s designation rights under Section 5.16(a), the Persons identified on Section 5.16(b) of the ALPA Disclosure Schedules shall be directors on the ALPA Board immediately after the Effective Time, with such individuals being in the class of directors set forth opposite his name (the “ALPA Designees”). Prior to the mailing of the Registration Statement / Proxy Statement to the ALPA Stockholders and the Company Stockholders, ALPA may, with the prior written consent of the Company, replace any ALPA Designee with any individual by amending such Schedule to include such replacement individual.

(c)    The Persons identified on Section 5.16(c) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any Person identified on Section 5.16(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the ALPA Stockholders, the Company may, subject to applicable listing rules of Nasdaq and applicable Law, replace such individual with another individual to serve as such Officer by amending Section 5.16(c) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.17    FIRPTA Certificate. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to ALPA a certificate substantially in the form set forth in Exhibit A, duly executed by the Company, in the form described in Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 5.18    Expense Statement. At least three (3) Business Days prior to the contemplated Closing Date, ALPA shall deliver to the Company a written statement setting forth a complete and accurate schedule of ALPA’s good faith estimate of each Unpaid ALPA Expense as of the Closing Date.

Section 5.19    Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, ALPA, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder Proceeding, claim, investigation, examination or inquiry, whether or not before any Governmental Entity (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or, to the knowledge of ALPA or to the knowledge of the Company, as applicable, threatened in writing against (a) in the case of ALPA, ALPA, any of ALPA’s Affiliates or any of their respective Representatives or stockholders (in their capacity as

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such) or (b) in the case of the Company, the Company, any of the Company’s controlled Affiliates or any of their respective Representatives or stockholders (in their capacity as such). ALPA and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of ALPA (such consent not to be unreasonably withheld, conditioned or delayed) or (y) ALPA, any of ALPA’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.20    No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this Section 5 are included for the sole benefit of ALPA and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of ALPA, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee, Contingent Worker or service provider of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1    Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)    each applicable waiting period or Consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b)    no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c)    the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)    the Company Stockholder Written Consent shall have been obtained;

(e)    the ALPA Stockholder Approval shall have been obtained;

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(f)    ALPA’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, ALPA shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and ALPA shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Class A Common Stock (including the Class A Common Stock to be issued hereunder) shall have been approved for listing on Nasdaq; and

(g)    after giving effect to the transactions contemplated hereby, ALPA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2    Other Conditions to the Obligations of the ALPA Parties. The obligations of the ALPA Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by ALPA (on behalf of itself and the other ALPA Parties) of the following further conditions:

(a)    (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)    the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing;

(d)    at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to ALPA the following documents:

(i)    a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to ALPA; and

(ii)    the Investor Rights Agreement duly executed by the Company IRA Stockholders;

(e)    at or prior to Closing, Troutman Pepper Hamilton Sanders LLP shall have rendered and delivered to ALPA, an opinion, subject to customary assumptions and limitations, to the effect that no pending Proceedings are reasonably likely to have a material effect on the Company’s balance sheet or ability to conduct business in the normal course; and

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(f)    the Company shall have paid off all amounts due under the 10% Original Issue Discount Senior Secured Convertible Notes, dated as of January 19, 2023.

Section 6.3    Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)    (i) the ALPA Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a) and (b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “ALPA Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) and (b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of the ALPA Parties (other than the ALPA Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “ALPA Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ALPA Material Adverse Effect;

(b)    the ALPA Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the ALPA Parties under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement, no ALPA Material Adverse Effect has occurred and is continuing;

(d)    the ALPA Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16(a);

(e)    at or prior to the Closing, ALPA shall have delivered, or caused to be delivered, the following documents to the Company:

(i)    a certificate duly executed by an authorized officer of ALPA, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii)    the Investors Rights Agreement duly executed by the ALPA IRA Stockholders; and

(iii)    the written resignations of all of the directors and officers of ALPA and Candy Merger Sub (other than those Persons identified as the directors of ALPA immediately after the Effective Time, in accordance with the provisions of Section 5.16), effective as of the Effective Time.

Section 6.4    Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a material breach of this Agreement. None of the ALPA Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by an ALPA Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a material breach of this Agreement.

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ARTICLE 7

TERMINATION

Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of ALPA and the Company;

(b)    by ALPA, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by ALPA, and (ii) the Termination Date; provided, however, that none of the ALPA Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)    by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any ALPA Party has failed to perform any covenant or agreement on the part of such applicable ALPA Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to ALPA by the Company and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)    by either ALPA or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 30, 2023 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to ALPA if any ALPA Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)    by either ALPA or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)    by either ALPA or the Company, if the ALPA Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, ALPA’s stockholders have duly voted and the ALPA Stockholder Approval was not obtained; or

(g)    by ALPA, if the Company does not deliver, or cause to be delivered to ALPA the Company Stockholder Written Consent in accordance with Section  5.13 on or prior to the Company Stockholder Written Consent Deadline.

Section  7.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on

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the part of the Parties and their respective Representatives) with the exception of (a) Section 5.3, this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for the Willful Breach of this Agreement by, or any Fraud of, such Party (or in the case of ALPA, ALPA or Candy Merger Sub).

ARTICLE 8

MISCELLANEOUS

Section 8.1    Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except for those covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Section 8.2    Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) prior to the Closing, ALPA and the Company and (b) from and after the Closing, ALPA and the Sponsor. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3    Amendment. This Agreement may be amended or modified only (a) prior to the Closing, by a written agreement executed and delivered by ALPA and the Company and (b) after the Closing, by a written agreement executed and delivered by ALPA and the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)    If to any ALPA Party, to:

c/o ALPA Healthcare Acquisition Corp. III

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Attention: Rajiv Shukla

                     Patrick Sturgeon

Telephone: (646) 494-3296

E-mail: rs@alphaspac.com

                ps@alphaspac.com

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn M. Arel

                     Laurie A. Burlingame

Facsimile: (617) 523-1231

E-mail: jarel@goodwinlaw.com

                lburlingame@goodwinlaw.com

(b)    If to the Company, to:

Carmell Therapeutics Corporation

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Attention: Randolph W. Hubbell

E-mail: rhubbell@carmellrx.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Attention: Scott R. Jones

Facsimile: (610) 640-7835

E-mail: scott.jones@troutman.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.6    Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and ALPA shall pay, or cause to be paid, all Unpaid ALPA Expenses, and (b) if the Closing occurs, then ALPA shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid ALPA Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context

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or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to ALPA, any documents or other materials posted to the electronic data room located at the Carmell Due Diligence folder maintained by the Company as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to such Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8    Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the ALPA Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ALPA Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ALPA Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the last sentence of this Section 8.9 and Section 8.14, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, this Section 8.9 and Section 8.13.

Section 8.10    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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Section 8.11    Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12    Knowledge of Company; Knowledge of ALPA. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to ALPA’s knowledge” and “to the knowledge of ALPA” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the ALPA Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the ALPA Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13    No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of ALPA (including the Sponsor) or the Company (and including the Parties’ stockholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 8.14    Extension; Waiver. The Company (prior to the Closing) or the Sponsor (after the Closing) may (a) extend the time for the performance of any of the obligations or other acts of the ALPA Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the ALPA Parties set forth herein or (c) waive compliance by the ALPA Parties with any of the agreements or conditions set forth herein. ALPA may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15    Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH

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SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  8.15.

Section 8.16    Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

Section 8.17    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18    Trust Account Waiver. Reference is made to the final prospectus of ALPA, filed with the SEC (File No. 333-253876) on July 27, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that ALPA has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of ALPA’s public stockholders (the “Public Stockholders”), and ALPA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ALPA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby

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agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between ALPA or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with ALPA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with ALPA or its Affiliates).

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ALPHA HEALTHCARE ACQUISITION CORP. III

By:
Name:	Rajiv S. Shukla
Title:	Chief Executive Officer

CANDY MERGER SUB, INC.

By:
Name:	Rajiv S. Shukla
Title:	Chief Executive Officer

CARMELL THERAPEUTICS CORPORATION

By:
Name:	Randy Hubbell
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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ANNEX B

January 3, 2023

FINAL/CONFIDENTIAL

Alpha Healthcare Acquisition Corp. III

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

To the Board of Directors of Alpha Healthcare Acquisition Corp III:

Cabrillo Advisors, Inc. (“Cabrillo”) has been advised that Alpha Healthcare Acquisition Corp III (“Alpha Healthcare”, Nasdaq: ALPAU, or the “Company”), a Delaware corporation, is considering an acquisition of Carmell Therapeutics Corporation (the “Target”) by means of a merger via Candy Merger Sub, Inc. (“Candy Merger Sub”) (the “Transaction”). The total consideration for the Transaction will be $150,000,000 (the “Merger Consideration”).

The members of the Board of Directors of the Company (the “Board”), in their capacity as the Board, not in their individual capacity, have requested our opinion as to whether the Transaction is fair to the Company from a financial point of view.

We have not provided financial services to either the Company or the Target in the past.

We have reviewed the draft Business Combination Agreement b–y and between the Target and the Company dated December 20, 2022 (the “Draft Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Draft Agreement. We have assumed that the Transaction will be consummated in accordance with the terms set forth in the Draft Agreement, including, among other things, without waiver, modification or amendment of any material term or condition, and that in the course of obtaining the necessary approvals and consents for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects or consequences of the Transaction (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, terms that may be set forth in any definitive agreement with respect to the Transaction that are or would be different than those set forth in the Draft Agreement, any voting, tender, stockholder, support or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise.

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Draft Agreement;

2.	reviewed the business information of the Company provided by the Company to us or otherwise also publicly available;

3.	reviewed the business and financial information of the Target provided by the Target to us or otherwise also publicly available;

4.	reviewed the Company’s audited financial statements for the year ended December 31, 2021;

5.	reviewed the Target’s audited financial statements for the years ended December 31, 2020 and December 31, 2021;

January 3, 2023

The Board of Directors

Alpha Healthcare Acquisition Corp. III

6.	reviewed the Target’s interim unaudited financial statements for the year ended December 31, 2019 and the period ended November 30, 2022;

7.	reviewed certain business presentations regarding the Target, prepared by the representatives of the Target;

8.	discussed the Target’s long-term plans and short and long-term cash needs;

9.

reviewed the current economic conditions in general and for the Target’s industry sector(s), based on discussions with the Target, industry research and certain research provided to us by the Target and the Company;

10.	discussed the past and current operations and financial condition and prospects of the Target with Company management and Target management;

11.	discussed the transaction process for the Transaction with Company management and members of the Board;

12.

reviewed and relied upon a letter dated January 2, 2023, from the management of the Company which made certain representations as to the Company’s and the Target’s financial results through a recent date, and which confirmed that there have been no material changes through the date of this letter;

13.

reviewed and relied upon a letter dated January 1, 2023, from the management of the Target which made certain representations as to the Target’s financial results through a recent date, and which confirmed that there have been no material changes through the date of this letter;

14.	conducted an analysis of the Company’s organizational structure, financial and operating history, strategic and operational plans, and key management;

15.

conducted an analysis of the Target’s organizational structure, financial and operating history, strategic and operational plans, key management, the nature of its business, and its industry and competitive position;

16.	reviewed certain other publicly available financial data and historical trading prices for certain companies that we believe to be similar to the Target; and

17.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification and with your consent, the accuracy and completeness of all information reviewed by us for the purposes of this opinion and that there has been no material change in the assets, financial condition, business or prospects of the Company or the Target since the dates of the most recent financial statements made available to us, and we have not assumed and do not assume any responsibility or liability for any such information. With respect to the internal financial statements and analyses, we have relied upon and assumed, without independent verification, that they have been reasonably and accurately prepared and reflect the best currently available estimates and judgments of the senior management of the Company and the Target, as the case may be. You have informed us that a forward-looking forecast is not available, therefore a discounted cash flow analysis was not conducted. We have further relied with your consent upon the assurances of the management of the Company and the Target that they are not aware of any facts that would make the information and assumptions provided by them inaccurate, incomplete, or misleading. We express no opinion with respect to such analyses or the assumptions upon which they are based and actual results could vary significantly from those set forth in such analyses. We have assumed that the Merger Consideration will be paid in full as and when due as described in the Draft Agreement. We have also assumed with your consent that the final executed form of the Draft Agreement does not differ in any material respects from the draft provided to us. We have relied upon and assumed, without independent verification and with your consent, the accuracy of all representations and warranties made by each party to the Draft Agreement. Furthermore, in

January 3, 2023

The Board of Directors

Alpha Healthcare Acquisition Corp. III

connection with the delivery of this opinion, at your direction, we have evaluated the Company, the Target and the Transaction solely as of the date hereof. We hereby expressly disclaim knowledge of (or any obligation to have investigated or evaluated) any transactions, developments, changes in the assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company, the Target, or the terms of the Transaction, or any other event occurring after the date hereof which could have a bearing on the opinion expressed herein, and we expressly assume no responsibility or liability with respect thereto.

We have not reviewed any of the books and records of the Company and the Target (other than as described above). We have not made any physical inspection or independent appraisal of any of the properties, assets or liabilities of the Company or the Target. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this opinion. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Our analysis was conducted under the premise of value in continued use, as a going concern. It further assumes that the stockholders and management of the Company will act rationally and will employ financial and operational strategies that will maximize value. We have not evaluated the solvency of the Company or the Target under any applicable laws.

This opinion does not address the relative merits of the Transaction as compared to other business strategies that might be available to the Company, nor does it address the Company’s underlying business decision to effect the Transaction. This opinion does not address the fairness of any specific portion of the Transaction or the fairness of the Merger Consideration to the Investors or the Company or to any other individual/entity other than as stated herein. Furthermore, at your request, we have not advised you with respect to alternatives to the Transaction. We are not expressing any opinion as to what the actual value of the Company or its capital stock is or will be upon the closing of the Transaction. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay any of their respective obligations when they become due.

It is understood that our advisory services and this opinion are intended solely for the benefit and use of the Board for their evaluation and consideration of the Transaction and do not constitute a recommendation to the Board as to how to vote with respect to the Transaction. Our opinion is not to be relied upon by any stockholder of the Company, excluding the Board (in its capacity as such), by the Investors or by any other person or entity. This opinion shall not be used for any purpose other than by the Board in connection with or otherwise related to the Transaction. This opinion shall not be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose (other than the Board’s and the Company’s outside law firms, each of which has been informed of the confidential nature of this opinion and has agreed to treat such information confidentially), nor shall any public references to us or this opinion be made by or on behalf of the Board, without our prior written consent, except to the extent required to comply with any applicable law upon the written advice of the Board’s outside counsel after notice to us; provided, however, this opinion may be included in a proxy statement or an offer to purchase to be mailed to the stockholders of the Company in connection with the Transaction, provided that (i) this opinion is attached thereto in its entirety, (ii) all references to us or this opinion in any such document shall be subject to our prior written consent (not to be unreasonably withheld, conditioned or delayed) as to form and substance and shall, include, without limitation, a statement that the opinion was provided for the benefit and exclusive use of the Board in connection with its consideration of the proposed Transaction and may not be used for any other purpose or relied on by any other person without Cabrillo’s prior written consent. Without limiting the foregoing, this opinion does not constitute a recommendation to the Company or any stockholder of the Company as to how such stockholder should vote with respect to the Transaction (to the extent any such vote is required) and should not be relied upon by the Company or any stockholder as such.

January 3, 2023

The Board of Directors

Alpha Healthcare Acquisition Corp. III

This opinion shall not be shared with third parties or distributed without Cabrillo’s review and written approval, which shall not be unreasonably withheld. Except as set forth above, this opinion shall not be included, summarized, or referenced in any manner in materials distributed to the public or potential investors of the Company without Cabrillo’s prior written consent.

In accordance with recognized professional ethics, our professional fees for this service are not contingent upon the opinion expressed herein, and neither Cabrillo nor any of its employees has a present or intended financial relationship with or interest in the Company.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date of this opinion:

•	The Transaction is fair to the Company from a financial point of view.

Very truly yours,

Cabrillo Advisors, Inc.

Lynn Sommer

Managing Director

ANNEX C

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALPHA HEALTHCARE ACQUISITION CORP. III

July [    ], 2023

Alpha Healthcare Acquisition Corp. III, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Alpha Healthcare Acquisition Corp. III”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 21, 2021 (the “Original Certificate”). The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on March 1, 2021. The Corporation then filed a second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on March 22, 2021 (the “Existing Certificate”).

2. This Third Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. The text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Carmell Therapeutics Corporation (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 270,000,000 shares, consisting of (a) 250,000,000 shares of common stock (the “Common Stock”) and (b) 20,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least sixty-six and two -thirds percent (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE; NO ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of (i) two-thirds (2/3) of the directors then in office and (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal Article V and Article IX.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 10.1 Forum. Subject to the last sentence in this Section 10.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 10.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 10.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

Section 10.4 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X.

IN WITNESS WHEREOF, Alpha Healthcare Acquisition Corp. III has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ALPHA HEALTHCARE ACQUISITION CORP. III

By:	/s/ Rajiv Shukla
Name:	Rajiv Shukla
Title:	Chief Executive Officer

ANNEX D

CARMELL THERAPEUTICS CORPORATION

2023 LONG-TERM INCENTIVE PLAN

Section 1.    Purpose; Definitions. The purposes of the Carmell Therapeutics Corporation 2023 Long Term Incentive Plan (as amended from time to time, the “Plan”) are to: (a) enable the Company and its Affiliates (as defined herein) to recruit and retain highly qualified employees, directors and consultants; (b) provide those employees, directors and consultants with an incentive for productivity; and (c) provide those employees, directors and consultants with an opportunity to share in the growth and value of the Company. At the Effective Date, the Plan replaces, and no further awards shall be made under, the Prior Plan (as defined herein).

For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a)    “Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

(b)    “Applicable Law” means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal, state and foreign securities law, federal, state and foreign tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

(c)    “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Cash or Other Stock Based Awards made under this Plan.

(d)    “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(e)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(f)    “Business Combination Agreement” means the Business Combination Agreement, by and among Alpha Healthcare Acquisition Corp. III, Candy Merger Sub, Inc. and Carmell, dated January 4, 2023.

(g)    “Carmell” means Carmell Therapeutics Corporation as in effect prior to the Closing.

(h)    “Cash or Other Stock Based Award” means an award that is granted under Section 10.

(i)     “Cause” means (i) the Participant’s refusal to comply with any lawful directive or policy of the Company which refusal is not cured by the Participant within ten (10) days of such written notice from the Company; (ii) the Company’s determination that the Participant has committed any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud against the Company or any Subsidiary or Affiliate; (iii) a material breach by the Participant of any written agreement with or any fiduciary duty owed to any Company or any Subsidiary or Affiliate; (iv) the Participant’s conviction (or the entry of a plea of a nolo contendere or equivalent plea) of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (v) the Participant’s habitual or repeated misuse of, or habitual or repeated performance of Participant’s duties under the influence of, alcohol, illegally obtained prescription controlled substances or non-prescription controlled substances. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in such other agreement.

(j)    “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total power to vote for the election of directors of the Company; (ii) during any twelve month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 1(j)(i), Section 1(j)(iii), Section 1(j)(iv) or Section 1(j)(v) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to fifty percent (50%) or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iv) the sale or other disposition of all or substantially all of the assets of the Company; (v) a liquidation or dissolution of the Company; or (vi) such other event deemed to constitute a “Change in Control” by the Board.

Notwithstanding anything in the Plan or an Award Agreement to the contrary, to the extent necessary to comply with Section 409A of the Code, no event that, but for the application of this paragraph, would be a Change in Control as defined in the Plan or the Award Agreement, as applicable, shall be a Change in Control unless such event is also a “change in control event” as defined in Section 409A of the Code.

(k)    “Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

(l)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(m)    “Committee” means the committee authorized to administer the Plan under Section 2. To the extent required under Applicable Law, the Committee shall have at least two members and each member of the Committee shall be a Non-Employee Director. Unless otherwise determined by the Board, the Compensation Committee of the Board will serve as the Committee.

(n)    “Common Stock” means a share of the Company’s Class A Common Stock, par value $0.0001.

(o)    “Company” means Alpha Healthcare Acquisition Corp. III, a Delaware corporation or any successor corporation. Following the Closing, the Company’s name shall be changed to “Carmell Therapeutics Corporation.”

(p)    “Compensation” is defined in Section 3(i) hereto.

(q)    “Director” means a member of the Board.

(r)    “Director Limit” is defined in Section 3(i) hereto.

(s)    “Disability” means a condition rendering a Participant Disabled.

(t)    “Disabled” has the same meaning as set forth in Section 22(e)(3) of the Code. Notwithstanding anything in the Plan or an Award Agreement to the contrary, to the extent necessary to comply with Section 409A of the Code, a Participant will not be deemed “Disabled” unless the Participant is considered Disabled within the meaning of Section 409A of the Code.

(u)    “Effective Date” means the later of (i) [●], 2023, the date the Plan was approved by the Company’s stockholders, and (ii) the date of the Closing.

(v)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w)    “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, the Fair Market Value of a Share will be the closing sales price for such stock as quoted on that exchange or system at the close of regular hours trading for the last preceding date on which there were sales of Shares on such exchange or system; (ii) if the Shares are regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for Shares at the close of regular hours trading on the last preceding date; or (iii) if Shares are not traded as set forth above, the Fair Market Value will be determined in good faith by the Committee taking into consideration such factors as the Committee considers appropriate, such determination by the Committee to be final, conclusive and binding. Notwithstanding the foregoing, (1) with respect to any Award that is effective upon the execution of an underwriting agreement with respect to the Company’s initial public offering of Shares, the Fair Market Value shall mean the initial public offering price of a Share as set forth in that underwriting agreement or (2) in connection with a Change in Control, Fair Market Value shall be determined in good faith by the Committee, such determination by the Committee to be final, conclusive and binding.

(x)    “Incentive Stock Option” means any Option intended to be an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(y)    “Non-Employee Director” has the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

(z)    “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(aa)    “Option” means any option to purchase Shares (including an option to purchase Restricted Stock, if the Committee so determines) granted pursuant to Section 5 hereof.

(bb)    “Parent” means, in respect of the Company, a “parent corporation” as defined in Section 424(e) of the Code.

(cc)    “Participant” means an employee, consultant, Director, or other service provider of or to the Company or any of its Affiliates to whom an Award is granted.

(dd)    “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(ee)    “Plan” is defined above in this Section 1.

(ff)    “Prior Plan” means the Carmell Therapeutics Corporation Amended and Restated 2009 Stock Incentive Plan, as amended.

(gg)    “Prior Plan Awards” mean awards granted under the Prior Plan.

(hh)    “Restriction Period” is defined in Section 8(b)(i) hereof.

(ii)    “Restricted Stock” means Shares that are subject to restrictions pursuant to Section 8 hereof.

(jj)    “Restricted Stock Unit” means a right granted under and subject to restrictions pursuant to Section 9 hereof.

(kk)    “Section 409A” means Section 409A of the Code.

(ll)    “Securities Act” means the Securities Act of 1933, as amended.

(mm)    “Shares” means shares of the Company’s Common Stock, subject to substitution or adjustment as provided in Section 3(f) hereof.

(nn)    “Stock Appreciation Right” means a right granted under and subject to Section 6 hereof.

(oo)    “Subsidiary” means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.

(pp)    “Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 19 hereof.

(qq)    “Vesting Conditions” is defined in Section 5(c) hereof.

Section 2.    Administration. The Plan shall be administered by the Committee; provided, that notwithstanding anything to the contrary herein, in its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Applicable Law are required to be determined in the sole discretion of the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, Affiliates, their respective employees, the Participants, persons claiming rights from or through Participants and stockholders of the Company.

The Committee will have full authority to grant Awards under this Plan and determine the terms of such Awards. Such authority will include the right to:

(a)    select the individuals to whom Awards are granted (consistent with the eligibility conditions set forth in Section 4);

(b)    determine the type of Award to be granted;

(c)    determine the number of Shares, if any, to be covered by each Award;

(d)    establish the terms and conditions of each Award;

(e)    accelerate the vesting or exercisability of all or any portion of an Award;

(f)    extend the period of time during which an Award may be exercised (but in no event beyond the expiration of the original Award term); and

(g)     modify or amend each Award, subject to the Participant’s consent if such modification or amendment would materially impair such Participant’s rights.

The Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise take any action that may be necessary or desirable to facilitate the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of the Plan.

To the extent permitted by Applicable Law and the Company’s governing documents, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who may, but need not be, one or more Directors or Non-Employee Directors), including without limitation the authority to grant Awards hereunder. To the extent that the Committee delegates its authority to make Awards hereunder, applicable references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate, but the authority to administer the Plan will otherwise remain with the Committee. The Committee may revoke any such delegation at any time for any reason with or without prior notice.

Neither the Board nor the Administrator, nor any member of either or any delegate thereof, will be liable for any good faith determination, interpretation, construction, act or omission made in connection with the Plan or any Award, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

Section 3.    Shares Subject to the Plan.

(a)    Initial Share Pool. Subject to adjustment as provided in Section 3(f), the maximum aggregate number of Shares that may be issued under the Plan shall not exceed the sum of: (i) a number equal to four percent (4%) of the outstanding Shares determined on a fully diluted basis as of the Closing, plus (ii) the Shares added to the share pool by the automatic increases under Section 3(b). In addition, any Shares underlying any outstanding award granted under the Prior Plan (after adjustment in accordance with the Business Combination Agreement) that, following the Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of such Shares shall be available for the grant of new Awards under this Plan. As provided in Section 1, no new awards shall be granted under the Prior Plan following the Effective Date. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.

(b)    Automatic Increases to Share Pool. The aggregate number of Shares authorized to be awarded under the Plan as specified in Section 3(a) will automatically increase on January 1 of each year, for a period of not more than ten (10) years, commencing on January 1 of the year following the year in which the Effective Date occurs and ending on (and including) January 1, 2033, in an amount equal to four percent (4%) of the outstanding Shares determined on a fully diluted basis as of December 31 of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for such year will be a lesser number of Shares than provided by this Section 3(b).

(c)    Substitute Awards. Notwithstanding the foregoing, any Shares issued in respect of Awards granted in substitution for equity-based awards of an entity acquired by the Company or a Subsidiary, or with which the Company or a Subsidiary combines, will not be counted against the number of Shares available for issuance hereunder.

(d)    Share Recycling. If and to the extent that an Award or a Prior Plan Award terminates, expires, is canceled or is forfeited for any reason on or after the Effective Date (including upon cancellation or settlement of such award in exchange for cash or property other than Shares), the Shares associated with that Award or Prior Plan Award will become available (or again be available) for grant under the Plan. Similarly, Shares withheld on or after the Effective Date in settlement of a tax withholding obligation associated with an Award or a Prior Plan

Award, or in satisfaction of the exercise price payable upon exercise of an Award or Prior Plan Award, will become available (or again be available) for grant under the Plan. Finally, any Shares subject to a Stock Appreciation Right that are not delivered upon exercise or settlement of such Award will again become available for grant under the Plan.

(e)    Incentive Stock Option Limit. Subject to adjustment as provided in Section 3(f) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan in respect of Incentive Stock Options is equal to the lesser of (i) 1,500,000 Shares or (ii) four percent (4%) of the outstanding Shares determined on a fully diluted basis as of the Closing; provided, that such limit will automatically increase on January 1 of each year, for a period of not more than ten (10) years, commencing on January 1 of the year following the year in which the Effective Date occurs and ending on (and including) January 1, 2033, in an amount equal to the lesser of 1,500,000 Shares or the number of Shares added to the share pool as of such January 1 in accordance with Section 3(b).

(f)    Other Adjustment. In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, stock dividend, dividend in kind, or other like change in capital structure (other than ordinary cash dividends), or other similar corporate event or transaction affecting the Shares, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall, in such manner as it deems equitable, substitute or adjust, in its sole discretion, the number and kind of shares that may be issued under the Plan or under any outstanding Awards, the number and kind of shares subject to outstanding Awards, the exercise price, grant price or purchase price applicable to outstanding Awards, and/or any other affected terms and conditions of this Plan or outstanding Awards.

(g)    Change in Control. Notwithstanding anything to the contrary set forth in the Plan or an Award Agreement, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:

(i)    cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

(ii)    cause any outstanding Option or Stock Appreciation Right to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option or Stock Appreciation Right upon closing of the Change in Control;

(iii)    cancel any unvested Award or unvested portion thereof, with or without consideration;

(iv)    cancel any Award in exchange for a substitute award;

(v)    settle any Restricted Stock or Restricted Stock Unit for cash and/or other substitute consideration with value equal to the Fair Market Value of an unrestricted Share on the date of the Change in Control;

(vi)    cancel any Option or Stock Appreciation Right in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that Option or Stock Appreciation Right, multiplied by (B) the difference, if any, between the Fair Market Value on the date of the Change in Control and the exercise price of that Option or the base price of the Stock Appreciation Right; provided, that if the Fair Market Value on the date of the Change in Control does not exceed the exercise price of any such Option or the base price of any such Stock Appreciation Right, the Committee may cancel that Option or Stock Appreciation Right without any payment of consideration therefor; and/or

(vii)    take such other action as the Committee determines to be appropriate under the circumstances.

In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the Change in Control.

Notwithstanding any provision of this Section 3(g), in the case of any Award subject to Section 409A, the Committee shall only be permitted to take actions under this Section 3(g) to the extent that such actions would be consistent with the intended treatment of such Award under Section 409A.

(h)    Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have employees, directors and consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Committee, in its discretion, shall have the power and authority to: (i) modify the terms and conditions of any Award granted to employees, directors and consultants outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (ii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share limitations contained in Section 3; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

(i)    Annual Compensation Limitation for Non-Employee Directors. Beginning with the first fiscal year following the fiscal year in which the Effective Date occurs, the aggregate amount of equity and cash compensation (collectively “Compensation”) payable to a Non-Employee Director with respect to a fiscal year, whether under the Plan or otherwise, for services as a Non-Employee Director, shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the fiscal year in which the applicable Non-Employee Director is initially elected or appointed to the Board (collectively, the “Director Limit”). Equity incentive awards shall be counted towards the Director Limit in the fiscal year in which they are granted, based on the grant date fair value of such awards for financial reporting purposes (but excluding the impact of estimated forfeitures related to service-based vesting provisions). Cash fees shall be counted towards the Director Limit in the fiscal year for which they are reported as compensation in the Company’s director compensation disclosures pursuant to Item 402 of Regulation S-K under the Securities Act, or a successor provision. The Director Limit shall not apply to (i) Compensation earned by a Non-Employee Director solely in his or her capacity as chairperson of the Board or lead independent director; (ii) Compensation earned with respect to services a Non-Employee Director provides in a capacity other than as a Non-Employee Director, such as an advisor or consultant to the Company; and (iii) Compensation awarded by the Board to a Non-Employee Director in extraordinary circumstances, as determined by the Board in its discretion, in each case provided that the Non-Employee Director receiving such additional Compensation does not participate in the decision to award such Compensation.

Section 4.    Eligibility. Employees, Directors, consultants and other Persons who provide services to the Company or its Affiliates are eligible to be granted Awards under the Plan; provided that such Persons are eligible to be issued securities of the Company registered on Form S-8 or exempt from registration pursuant to Rule 701 under the Securities Act, as applicable (or any successor provision). However, only employees of the Company, any Parent or a Subsidiary are eligible to be granted Incentive Stock Options.

Section 5.    Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. The Award Agreement shall state whether such grant is an Incentive Stock Option or a Non-Qualified Stock Option. The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems appropriate in its discretion:

(a)    Option Price. The exercise price per Share under an Option will be determined by the Committee, and in the case of an Incentive Stock Option, will not be less than one hundred percent (100%) of the Fair Market Value on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns, either directly and/or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, will have an exercise price per Share of not less than one hundred ten percent (110%) of Fair Market Value on the date of the grant.

(b)    Option Term. The term of each Option will be fixed by the Committee, but no Option will be exercisable more than ten (10) years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns, either directly and/or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, may not have a term of more than five (5) years. No Option may be exercised by any Person after the expiration of the term of the Option.

(c)    Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Committee. Such terms and conditions may include the continued employment or service of the Participant, the attainment of specified individual or corporate goals, or such other factors as the Committee may determine in its discretion (the “Vesting Conditions”). The Committee may provide in the terms of an Award Agreement that the Participant may exercise the unvested portion of an Option in whole or in part in exchange for shares of Restricted Stock subject to the same vesting terms as the portion of the Option so exercised. Restricted Stock acquired upon the exercise of an unvested Option shall be subject to such additional terms and conditions as determined by the Committee.

(d)    Method of Exercise. Subject to the terms of the applicable Award Agreement, the exercisability provisions of Section 5(c) and the termination provisions of Section 7 Options may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price and any taxes required to be withheld in connection with such exercise, either by certified or bank check, or such other means as the Committee may accept. The Committee may, in its discretion, permit payment of the exercise price of an Option in the form of previously acquired Shares based on the fair market value of the Shares on the date the Option is exercised or through means of a “net settlement,” whereby the Option exercise price will not be due in cash and where the number of Shares issued upon such exercise will be equal to: (A) the product of (i) the number of Shares as to which the Option is then being exercised, and (ii) the excess, if any, of (a) the then current fair market value over (b) the Option exercise price, divided by (B) the then current fair market value.

An Option will not confer upon the Participant any of the rights or privileges of a stockholder in the Company unless and until the Participant exercises the Option in accordance with the paragraph above and is issued Shares pursuant to such exercise.

(e)    Incentive Stock Option Limitations. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company, its Parent or any Subsidiary will not exceed $100,000 or such other limit as may be in effect from time to time under Section 422 of the Code. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.

(f)    Termination of Service. Unless otherwise specified in the applicable Award Agreement or as otherwise provided by the Committee at or after the time of grant, Options will be subject to the terms of Section 7 with respect to exercise upon or following termination of employment or other service.

Section 6.    Stock Appreciation Right. Subject to the other terms of the Plan, the Committee may grant Stock Appreciation Rights to eligible individuals. Each Stock Appreciation Right shall represent the right to receive, upon exercise, an amount equal to the number of Shares subject to the Award that is being exercised multiplied by the excess of (i) the Fair Market Value on the date the Award is exercised, over (ii) the base price specified in the applicable Award Agreement. Distributions may be made in cash, Shares, or a combination of both, at the discretion of the Committee. The Award Agreement evidencing each Stock Appreciation Right shall indicate the base price, the term and the Vesting Conditions for such Award. A Stock Appreciation Right base price may never be less than one hundred percent (100%) of the Fair Market Value on the date of grant. The term of each Stock Appreciation Right will be fixed by the Committee, but no Stock Appreciation Right will be exercisable more than ten (10) years after the date the Stock Appreciation Right is granted. Subject to the terms and conditions of the applicable Award Agreement, Stock Appreciation Rights may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company specifying the portion of the Award to be exercised. Unless otherwise specified in the applicable Award Agreement or as otherwise provided by the Committee at or after the time of grant, Stock Appreciation Rights will be subject to the terms of Section 7 with respect to exercise upon or following termination of employment or other service.

Section 7.    Termination of Service. Unless otherwise specified with respect to a particular Option or Stock Appreciation Right in the applicable Award Agreement or otherwise determined by the Committee, any portion of an Option or Stock Appreciation Right that is not exercisable upon termination of service will expire immediately and automatically upon such termination and any portion of an Option or Stock Appreciation Right that is exercisable upon termination of service will expire on the date it ceases to be exercisable in accordance with this Section 7.

(a)    Termination by Reason of Death. If a Participant’s service with the Company or any Affiliate terminates by reason of death, any Option or Stock Appreciation Right held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of his or her death or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant, for a period expiring (i) at such time as may be specified by the Committee at or after grant, or (ii) if not specified by the Committee, then twelve (12) months from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or Stock Appreciation Right.

(b)    Termination by Reason of Disability. If a Participant’s service with the Company or any Affiliate terminates by reason of Disability, any Option or Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant or his or her personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine at or after grant, for a period expiring (i) at such time as may be specified by the Committee at or after grant, or (ii) if not specified by the Committee, then twelve (12) months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or Stock Appreciation Right.

(c)    Termination for Cause. If a Participant’s service with the Company or any Affiliate is terminated for Cause or if a Participant resigns at a time that there was a Cause basis for such Participant’s termination: (i) any Option or Stock Appreciation Right, or portion thereof, not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares that the Company has not yet delivered will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.

(d)    Other Termination. If a Participant’s service with the Company or any Affiliate terminates for any reason other than death, Disability or Cause, any Option or Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine at or after grant, for a period expiring (i) at such time as may be specified by the Committee at or after grant, or (ii) if not specified by the Committee, then ninety (90) days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or Stock Appreciation Right.

Section 8.    Restricted Stock.

(a)    Issuance. Restricted Stock may be issued either alone or in conjunction with other Awards. The Committee will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards. The purchase price for Restricted Stock may, but need not, be zero.

(b)    Restrictions and Conditions. The Award Agreement evidencing the grant of any Restricted Stock will incorporate the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems appropriate in its discretion:

(i)    During a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Committee (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan. The Committee may condition the lapse of restrictions on Restricted Stock upon one or more Vesting Conditions.

(ii)    While any Share of Restricted Stock remains subject to restriction, the Participant will have, with respect to the Restricted Stock, the right to vote the Shares. If any cash distributions or dividends are payable with respect to the Restricted Stock, the cash distributions or dividends will be subjected to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid, or, if the Committee so determines, reinvested in additional Restricted Stock, to the extent Shares are available under Section 3 of the Plan. A Participant shall not be entitled to interest with respect to any dividends or distributions subjected to the Restriction Period. Any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period.

(iii)    Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Committee, if a Participant’s service with the Company and its Affiliates terminates prior to the expiration of the applicable Restriction Period, the Participant’s Restricted Stock that then remains subject to forfeiture will then be forfeited automatically.

(c)    Certificates. Upon the Award of Restricted Stock, the Committee may direct that a certificate or certificates representing the number of Shares subject to such Award be issued to the Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s), if any, representing such Shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period. If physical certificates are issued, they will be held in escrow by the Company or its designee during the Restriction Period. As a condition to any Award of Restricted Stock, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

Section 9.    Restricted Stock Units. Subject to the other terms of the Plan, the Committee may grant Restricted Stock Units to eligible individuals and may impose one or more Vesting Conditions on such units. Each Restricted Stock Unit will represent a right to receive from the Company, upon fulfillment of any applicable conditions, an amount equal to the Fair Market Value (at the time of the distribution). Distributions may be made in cash, Shares, or a combination of both, at the discretion of the Committee. The Award Agreement evidencing a Restricted Stock Unit shall set forth the Vesting Conditions and time and form of payment with respect to such Award. The Participant shall not have any stockholder rights with respect to the Shares subject to a Restricted Stock Unit Award until that Award vests and the Shares are actually issued thereunder; provided, however, that an Award Agreement may provide for the inclusion of dividend equivalent payments or unit credits with respect to the Award in the discretion of the Committee. Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Committee, if a Participant’s service with the Company terminates prior to the Restricted Stock Unit Award vesting in full, any portion of the Participant’s Restricted Stock Units that then remain subject to forfeiture will then be forfeited automatically.

Section 10.    Cash or Other Stock Based Awards. Subject to the other terms of the Plan, the Committee may grant Cash or Other Stock Based Awards (including Awards to receive unrestricted Shares or immediate cash payments) to eligible individuals. The Award Agreement evidencing a Cash or Other Stock Based Award shall set forth the terms and conditions of such Cash or Other Stock Based Award, including, as applicable, the term, any exercise or purchase price, performance goals, Vesting Conditions and other terms and conditions. Payment in respect of a Cash or Other Stock Based Award may be made in cash, Shares, or a combination of cash and Shares, as determined by the Committee.

Section 11.    Repricing Prohibited. The Committee and the Board may not reprice Options or Stock Appreciation Rights without stockholder approval, whether such repricing is accomplished by (i) means of a cancellation/re-grant program pursuant to which outstanding Options or Stock Appreciation Rights are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per Share, (ii) cancellation of outstanding Options or Stock Appreciation Rights with exercise prices or base prices per Share in excess of the then current Fair Market Value for consideration payable in equity securities of the Company or cash, (iii) directly or indirectly reducing the exercise price or base price of outstanding Options or Stock Appreciation Rights, or (iv) any other method.

Section 12.    Conditions Upon Grant of Awards and Issuance of Shares.

(a)    The implementation of the Plan, the grant of any Award and the issuance of Shares in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the Shares issuable pursuant to those Awards.

(b)    The Company shall not be required to sell or issue any Shares under any Award if the sale or issuance of such shares would constitute a violation by the Participant, any other individual exercising an Option, or the Company of any provision of any Applicable Law of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, no Shares may be issued or sold to the Participant or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under such Act is in effect with respect to the Shares covered by such Award, the Company shall not be required to sell or issue such Shares unless the Board has received evidence satisfactory to it that the Participant or any other individual exercising an Option may acquire such Shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

(c)    During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

Section 13.    Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company, any Subsidiary or Affiliate, or assigned or transferred by such Participant other than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Stock Option) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members, to partnerships in which such family members are the only partners, to other similar estate planning vehicles, or to such other transferees as the Committee permits (taking into account the restrictions or requirements of applicable tax, securities and other laws). The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section 14.    Withholding of Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. To the extent authorized by the Committee, the required tax withholding may be satisfied by the withholding of Shares subject to the Award based on the fair market value of those Shares, as determined by the Company, but in any case not in excess of the amount determined based on the maximum statutory tax rate in the applicable jurisdiction. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

Section 15.    General Provisions.

(a)    The Committee may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Committee believes are appropriate.

(b)    All certificates for Shares or other securities delivered under the Plan, if any, will be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities Act, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other Applicable Law, and the Board may cause Shares or other securities to be legended to reflect those restrictions.

(c)    Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required. Similarly, the grant of any Award will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

(d)    Neither the adoption of the Plan nor the execution of any document in connection with the Plan will: (i) confer upon any employee or other service provider of the Company or an Affiliate any right to continued employment or engagement with the Company or such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment or engagement of any of its employees or other service providers at any time.

Section 16.    Company Policies.

(a)    Clawback Policy. All Awards (whether vested or unvested), and any Shares associated therewith, are subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy of the Company that is applicable to the Participant and in effect from time to time. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any Applicable Law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Applicable Law, government regulation or stock exchange listing requirement.

(b)    Other Policies. All Awards, and any Shares associated therewith, shall also be subject to the Company’s stock ownership, securities trading, anti-hedging, anti-pledging and other similar policies, as in effect from time to time.

Section 17.    Section 409A. All Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with the requirements of Section 409A and the Plan and all Awards should be interpreted accordingly. Nonetheless, the Company does not guarantee any particular tax treatment for any Award. For any Award that is deemed to constitute “non-qualified deferred compensation” subject to Section 409A, the Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A, and the Committee may elect to liquidate such Award at any time in a manner intended to comply with Treas. Reg. § 1.409A-3(j)(4)(ix) or any successor provision. Notwithstanding anything to the contrary in the Plan or an Award, if at the time of a Participant’s separation from service, such Participant is a “specified employee” (within the meaning of Section 409A), then any amounts payable under the Plan on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of the separation from service shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to such amounts. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

Section 18.    Term of Plan. The Plan shall be effective as of the Effective Date, provided that it has been approved by the Company’s stockholders. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 19. Incentive Stock Options may not be granted more than ten (10) years after the Plan was adopted by the Board.

Section 19.    Amendment and Termination of Plan. The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by Applicable Law or required by applicable stock exchange listing requirements. Notwithstanding the foregoing, any amendment to Section 11 shall be contingent upon the approval of the Company’s stockholders. No Awards shall be made after the Termination Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is adopted by the Board. The applicable terms of the Plan, and any terms and conditions applicable to Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension, or termination of the Plan shall, without the consent of the Participant, materially impair rights or obligations under any Award theretofore awarded.

Section 20.    Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any Applicable Law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

Section 21.    Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws.

Section 22.    Notices. Any notice to be given to the Company pursuant to the provisions of this Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief Executive Officer (or such other Person as the Company may designate in writing from time to time), and, if to a Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

The Plan was adopted by the Board of Directors on [●], 2023 and was approved by the stockholders of the Company on [●], 2023.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections

(a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We plan to enter into indemnification agreements with each of our officers and directors, these agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the Business Combination Agreement to be filed as Exhibit 2.1 to this Registration Statement, we have agreed to continue to indemnify our current directors and officers and have agreed to the continuation of director and officer liability insurance covering our current directors and officers.

It is anticipated that the board of directors of the Combined Company will, in connection with consummating the Business Combination, approve and direct the Combined Company to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of the Combined Company following the Business Combination.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1**	Business Combination Agreement, dated as of January 4, 2023, by and among Alpha Healthcare Acquisition Corp. III, Candy Merger Sub, Inc. and Carmell Therapeutics Corporation, attached as Annex A to the proxy statement/prospectus contained in this registration statement.

3.1!	Form of Third Amended and Restated Certificate of Incorporation of Alpha Healthcare Acquisition Corp. III (attached as Annex C to the proxy statement/prospectus contained in this registration statement).

3.2!	By-Laws of Alpha Healthcare Acquisition Corp. III (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

4.1!	Specimen Common Stock Certificate (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

4.2!	Specimen Warrant Certificate (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

4.3!	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and ALPA (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

5.1!	Opinion of Goodwin Procter LLP

8.1!	Tax Opinion of Troutman Pepper Hamilton Sanders LLP

10.1!	Form of Indemnification Agreement to be entered into by and between Carmell Therapeutics Corporation and each of its executive officers and directors in connection with the closing of the Business Combination.

10.2†!	2009 Equity Incentive Plan of Carmell Therapeutics Corporation

10.3†!	2023 Equity Incentive Plan of Alpha Healthcare Acquisition Corp. III (attached as Annex D to this proxy statement/prospectus contained on this registration statement)

10.4!	Form of Investor Rights Agreement

10.5!	License Agreement, dated January 30, 2008, by and between Carnegie Mellon University and Carmell Therapeutics Corporation.

10.6!	Amendment #1 to the License Agreement, dated July 19, 2011, by and between Carnegie Mellon University and Carmell Therapeutics Corporation.

10.7!	Amendment #2 to the License Agreement, dated February 8, 2016, by and between Carnegie Mellon University and Carmell Therapeutics Corporation.

10.8!	Amendment #3 to the License Agreement, dated February 27, 2020, by and between Carnegie Mellon University and Carmell Therapeutics Corporation.

Exhibit No.	Description

10.9!	Amendment #4 to the License Agreement, dated November 23, 2021, by and between Carnegie Mellon University and Carmell Therapeutics Corporation.

10.10†!	Employment Agreement, dated February 17, 2016, by and between Carmell Therapeutics Corporation and Randolph Hubbell.

10.11†!	Executive Employment Agreement, dated July 15, 2022, by and between Carmell Therapeutics Corporation and Randolph Hubbell.

10.12†!	Amended and Restated II Consultant Agreement, dated December 15, 2020, by and between Carmell Therapeutics Corporation and Dr. James Hart.

10.13†!	Restrictive Covenant Agreement, dated July 15, 2022, by and between Randolph W. Hubbell and Carmell Therapeutics Corporation.

10.14†!	Amended and Restated Consultant Agreement, dated December 15, 2020, by and between Carmell Therapeutics Corporation and Janet Vargo.

10.15†!	Amended and Restated Consultant Agreement, dated December 15, 2020, by and between Carmell Therapeutics Corporation and Donna Godward.

10.16†!	Consulting Agreement, dated August 17, 2022, by and between Carmell Therapeutics Corporation and Dr. James Hart.

10.17†!	Consulting Agreement, dated August 2, 2022, by and between Carmell Therapeutics Corporation and Donna Godward.

10.18!	Office Lease Agreement, dated March 27, 2017, by and between RJ Equities LP and Carmell Therapeutics Corporation.

10.19!	Office Lease Agreement, dated March 21, 2019, by and between RJ Equities LP and Carmell Therapeutics Corporation

10.20!	First Amendment to Office Lease Agreement, dated March 21, 2019, by and between RJ Equities LP and Carmell Therapeutics Corporation.

10.21!	10% Original Issue Discount Senior Secured Convertible Note Due January 19, 2023, by and between Carmell Therapeutics Corporation and Puritan Partners LLC.

10.22!	10% Original Issue Discount Senior Secured Convertible Note Due January 19, 2023, by and between Carmell Therapeutics Corporation and Verition Multi-Strategy Master Fund Ltd.

10.23!	Form of Series 1 Convertible Note, by and between Carmell Therapeutics Corporation and the undersigned party thereto.

10.24!	Form of Series 2 Convertible Note, by and between Carmell Therapeutics Corporation and the undersigned party thereto.

10.25!	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and ALPA (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

10.26!	Form of Registration Rights Agreement between ALPA and the Sponsor (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

10.27!	Form of Letter Agreement among ALPA, the Sponsor and each director and executive officer of ALPA (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

Exhibit No.	Description

10.28!	Subscription Agreement dated January 21, 2021, between ALPA and the Sponsor (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

10.29!	Form of Placement Unit Purchase Agreement between ALPA and the Sponsor (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

10.30!	Promissory Note, dated as of January 21, 2021, issued to the Sponsor. (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

10.31!	Form of Administrative Support Agreement by and between ALPA and Constellation Alpha Holdings LLC (incorporated by reference to ALPA’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)

10.32!	Letter of Intent by and between ALPA and the Investor related to Equity Line of Credit, dated as of May 5, 2023

10.33!	Form of Common Stock Purchase Agreement by and between ALPA, Carmell Therapeutics Corporation and the investor named therein.

21.1!	Subsidiaries of Alpha Healthcare Acquisition Corp. III

23.1!	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2	Consent of Adeptus Partners, LLC (Alpha Healthcare Acquisition Corp. III)

23.3	Consent of Adeptus Partners, LLC (Carmell Therapeutics Corporation)

23.4!	Consent of Cabrillo Advisors, LLC (included in Exhibit 99.2).

24.1!	Power of Attorney (included on signature page).

99.1	Form of Proxy for Stockholders of Alpha Healthcare Acquisition Corp. III

99.2!	Opinion of Cabrillo Advisors, LLC (attached as Annex B to the proxy statement/prospectus contained in this registration statement).

99.3!	Consent of Rajiv Shukla

99.4!	Consent of Patrick Sturgeon

99.5!	Consent of Randy W. Hubbell

99.6!	Consent of William Newlin

99.7!	Consent of Kathryn Gregory

99.8!	Consent of Jamie Garza

99.9!	Consent of Steve Bariahtaris

99.10!	Consent of David Anderson

99.11!	Consent of Rich Upton

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit

107!	Calculation of Registration Fee Table

!	Previously filed
*	To be filed by amendment.
†	Indicates management contract or compensatory plan
**

Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 20, 2023.

ALPHA HEALTHCARE ACQUISITION CORP. III

By:	/s/ Rajiv Shukla
Name:	Rajiv Shukla
Title:	Chairman and Chief Executive Officer

Signature	Title	Date

/s/ Rajiv Shukla Rajiv Shukla	Chairman and Chief Executive Officer (Principal Executive Officer)	June 20, 2023

/s/ Patrick A. Sturgeon Patrick A. Sturgeon	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 20, 2023

* Darlene T. DeRemer	Director	June 20, 2023

* Eugene L. Podsiadlo	Director	June 20, 2023

* William Woodward	Director	June 20, 2023

*:	By: Rajiv Shukla, as attorney-in-fact